As filed with the Securities and Exchange Commission on June 16, 2022

Registration No. 333-264959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4/A

Amendment No. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SECOND SIGHT MEDICAL PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

California	3845	02-0692322
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Second Sight Medical Products, Inc.

13170 Telfair Ave

Sylmar, California

91342

(818) 833-5000

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Dunbar

Acting Chief Executive Officer

Second Sight Medical Products, Inc.

13170 Telfair Ave

Sylmar, California 91342

(818) 833-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William N. Haddad, Esq. Philip T. von Mehren, Esq. Kirill Y. Nikonov, Esq. Venable LLP 1270 Avenue of the Americas, 24 Floor New York, NY 10020 (212) 503-9812	Adam Mendelsohn Chairman and Chief Executive Officer Nano Precision Medical, Inc. 5858 Horton Street #280 Emeryville, CA 94608 (415) 506-8462	Andrew D. Hudders, Esq. Golenbock Eiseman Assor Bell & Peskoe LLP 711 Third Avenue New York, NY 10017 (212) 907-7349

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Second Sight may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 16, 2022

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Second Sight Medical Products, Inc.:

Second Sight Medical Products, Inc. (“Second Sight”) and Nano Precision Medical, Inc. (“NPM”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of Second Sight will merge with and into NPM, with NPM surviving as a wholly-owned subsidiary of Second Sight (the “Merger”). The merger will result in a company focused on the development of innovative drug and device medical implants that treat chronic diseases with high unmet medical need.

At the effective time of the merger, the following securities of each NPM securityholder will be converted into the right to receive, or acquire through replacement options and warrants, a portion of 134,349,464 shares of Second Sight’s common stock (the “Merger Shares”). The NPM stock option holders may exercise their options in accordance with their terms. The NPM warrant holders have the right to exercise their securities at a net exercise per share rate of $21.90 prior to the merger. If the NPM stock options and NPM warrants are not exercised then (i) each NPM stock option that is outstanding will be cancelled and Second Sight will assume and/or issue in exchange a Second Sight replacement stock option, under its effective equity incentive plan(s), and (ii) each NPM warrant will adjust according to its terms to represent the right to acquire Second Sight common stock. To the extent that by their terms NPM warrants do not continue to represent the right to acquire securities of Second Sight on comparable terms to those of NPM warrants, then the parties of the Merger Agreement will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such NPM warrants, provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each party to the Merger Agreement. The NPM common stockholders as of immediately prior to the closing, including those that have net exercised their NPM stock options and NPM warrants will receive their Pro Rata Portion (as defined in the Merger Agreement) of the Merger Shares.

Second Sight’s shareholders will continue to own and hold their existing shares of Second Sight’s common stock, adjusted for the reverse stock split if implemented before the merger .

Immediately after the merger, current shareholders, warrant holders, and option holders of NPM will own, or hold rights to acquire, approximately 77.32% of the common stock of Second Sight, which for these purposes is defined as the outstanding common stock of Second Sight (including the shares of common stock issued in the merger), plus the number of shares of Second Sight common stock issuable on conversion of options and warrants of Second Sight that were in the in-the-money as of the date of the Merger Agreement, plus the number of shares that would issue from a net exercise of all options and warrants of NPM based on a $21.90 NPM share price (the “Base Amount Common Stock of Second Sight”), with Second Sight’s current shareholders, option holders and warrant holders owning, or holding rights to acquire, approximately 22.68% of the Base Amount Common Stock of Second Sight.

Shares of Second Sight’s common stock are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EYES.” Prior to the consummation of the merger, Second Sight will file an initial listing application with Nasdaq pursuant to Nasdaq’s “reverse merger” rules. After completion of the merger, Second Sight will be renamed to “Vivani Medical, Inc.” and expects to trade on Nasdaq under the symbol “VANI.” On June 15, 2022, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Second Sight’s common stock on Nasdaq was $2.14 per share.

Second Sight is holding an annual meeting of shareholders in order to obtain the shareholder approvals necessary to complete the merger and related matters. At the Second Sight annual meeting, which will be held virtually at [XX] a.m., Pacific time, on [XX], 2022, unless postponed or adjourned to a later date, Second Sight will ask its shareholders, among other things:

1.	to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares, and the change of control resulting from the merger;
2.	to approve an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect a reverse stock split of Second Sight’s common stock, within a range, as determined by Second Sight’s board of directors, of one new share for every 2 to 10 (or any number in between) shares outstanding (the “Second Sight Reverse Stock Split”);
3.	to approve an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect the change of name of Second Sight to “Vivani Medical, Inc.;”
4.	to elect the six directors from the nominees named in the accompanying proxy statement to hold office for the ensuing year and until their successors are duly elected and qualified;
5.	to approve the Second Sight 2022 Omnibus Plan (the “Second Sight 2022 Plan”);
6.	to ratify the selection by the audit committee of the board of directors the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
7.	to consider and vote upon an adjournment of the Second Sight annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; and
8.	to transact such other business as may properly come before the Second Sight annual meeting or any adjournment or postponement thereof.

In addition, following the effectiveness of the registration statement on Form S-4 (the “Registration Statement”), of which this proxy statement/prospectus is a part, and pursuant to the conditions of the Merger Agreement, NPM will ask its shareholders to approve by written consent a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the merger.

At a meeting of a special committee of the board of directors of Second Sight (the “Special Committee”), established because of the conflict of interests of certain members of the board of directors of Second Sight as more particularly described in Related Party Transactions Of Directors And Executive Officers Of The Combined Company, the Special Committee unanimously adopted resolutions concluding and finding the transactions contemplated by the Merger Agreement (and SAFE agreement entered as a corollary thereof) to be advisable and fair to, and in the best interests of Second Sight and its shareholders and recommended the full board of directors of Second Sight to authorize the execution of the Merger Agreement and proposing that the transactions contemplated by the Merger be brought to the shareholders of Second Sight for their approval.

After careful consideration, each of Second Sight’s board of directors (following the recommendation of the Special Committee) and NPM’s board of directors has (i) determined that the transactions contemplated by the Merger Agreement are fair to, advisable, and in the best interests of Second Sight or NPM, as applicable, and their respective shareholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated therein and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that its shareholders vote to adopt or approve, as applicable, the Merger Agreement and, therefore, approve the transactions contemplated therein. Second Sight’s board of directors recommends that Second Sight’s shareholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

More information about Second Sight, NPM, and the proposed transaction is contained in this proxy statement/prospectus. Second Sight and NPM urge you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 22.

Second Sight and NPM are excited about the opportunities the merger brings to both Second Sight’s and NPM’s shareholders and thank you for your consideration and continued support.

If you have any questions or need assistance voting your shares, please call Second Sight’s proxy solicitor, Morrow Sodali LLC, which we refer to as Morrow, toll-free at (800) 662-5200, or via e-mail EYES@info.morrowsodali.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [XX], 2022, and is first being mailed to Second Sight’s shareholders on or about [XX], 2022.

SECOND SIGHT MEDICAL PRODUCTS, INC.

13170 Telfair Ave

Sylmar, California 91342

(818) 833-5000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON [XX]

Dear Shareholders of Second Sight:

On behalf of the board of directors of Second Sight Medical Products, Inc., a California corporation (“Second Sight”), we are pleased to deliver this proxy statement/prospectus for the proposed merger between Second Sight and Nano Precision Medical, Inc., a California corporation (“NPM”), pursuant to which NPM Acquisition Corp., a California corporation and a wholly-owned subsidiary of Second Sight (“Merger Sub”), will merge with and into NPM, with NPM surviving as a wholly-owned subsidiary of Second Sight. The annual meeting of shareholders of Second Sight will be held virtually on [XX] [XX], 2022 at [XX] a.m., Pacific time unless postponed or adjourned to a later date. The meeting will be held as a virtual meeting conducted exclusively via live webcast at www.proxydocs.com/EYES. For procedures for attending the virtual meeting, please refer to the section entitled “Questions and Answers about the Merger” beginning on page 1 of this proxy statement/prospectus. The annual meeting of the shareholders of Second Sight will be held virtually for the following purposes:

1.	to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares, and the change of control resulting from the merger;
2.	to approve an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect a reverse stock split of Second Sight’s common stock, within a range, as determined by Second Sight’s board of directors, of one new share for every 2 to 10 (or any number in between) shares outstanding (the “Second Sight Reverse Stock Split”);
3.	to approve an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect the change of name of Second Sight to “Vivani Medical, Inc.”;
4.	to elect the six directors from the nominees named in the accompanying proxy statement to hold office for the ensuing year and until their successors are duly elected and qualified;
5.	to approve the Second Sight 2022 Omnibus Plan (the “Second Sight 2022 Plan”);
6.	to ratify the selection by the audit committee of the board of directors the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
7.	to consider and vote upon an adjournment of the Second Sight annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; and
8.	to transact such other business as may properly come before the Second Sight annual meeting or any adjournment or postponement thereof.

Second Sight’s board of directors has fixed [XX] [XX], 2022, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Second Sight annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Second Sight’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the Second Sight annual meeting. At the close of business on the record date, Second Sight had [XX] shares of common stock outstanding and entitled to vote.

Your vote is important.

Assuming that a quorum is present at the annual meeting, the affirmative vote of a majority of the issued and outstanding shares of Second Sight common stock entitled to vote is required to approve Proposals Nos. 1, 2, and 3. Director nominees in Proposal No. 4 are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at the annual meeting. The affirmative vote of holders of a majority of the shares represented and voting at the annual meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve Proposals Nos. 5 and 6. For the purpose of Proposal No. 7: (i) if a quorum is present at the annual meeting, the affirmative vote of holders of a majority of the shares represented and voting at the annual meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve Proposal No. 7 and (ii) if a quorum is not present, at the annual meeting, a majority of the shares present and voting in person or by proxy, even if less than a majority of a quorum, would be sufficient to approve Proposal No. 7.

Each of Proposals Nos. 1, 3, and 5 are conditions to the Merger and the Merger cannot be consummated without the approval of each of Proposals Nos. 1, 3, and 5, subject to the right of NPM to waive the approval of Proposals Nos. 3 and 5 as conditions to the Merger. If Proposal No. 5 is approved by the shareholders, but the Merger is not completed or the shareholders do not approve Proposal Nos. 1 or 3, the Second Sight 2022 Omnibus Plan will, nevertheless, become effective.

By Order of Second Sight’s Board of Directors,

Scott Dunbar, Secretary

[XX], 2022

SECOND SIGHT’S BOARD OF DIRECTORS, BASED ON THE OPINION OF THE SPECIAL COMMITTEE, HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, SECOND SIGHT AND ITS SHAREHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. SECOND SIGHT’S BOARD OF DIRECTORS RECOMMENDS THAT SECOND SIGHT’S SHAREHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

i

Page

Proposal No. 1: Approval of the Merger and the Issuance of Common Stock in the Merger	139
Proposal No. 2: Approval of an Amendments to the Restated Articles of Incorporation, as Amended, of Second Sight Effecting the Second Sight Reverse Stock Split	140
Proposal No. 3: Approval of an Amendment to the Restated Articles of Incorporation, as Amended, of Second Sight Effecting the Second Sight Name Change	147
Proposal No. 4: Election of Directors	148
Proposal No. 5: Approval of the Second Sight 2022 Incentive Award Plan	157
Proposal No. 6: Ratification of Appointment of Independent Registered Public Accounting Firm	163
Proposal No. 7: Approval of Possible Adjournment of the Second Sight Annual Meeting	165
SECOND SIGHT BUSINESS	166
Overview	166
Product and Clinical Development Plans	166
Second Sight’s Technology	168
Second Sight’s Markets	169
Second Sight’s Strategy	170
Global Reimbursement	170
Market Development Plans	171
COVID-19 Pandemic	171
Second Sight’s Competition	172
Second Sight’s Research Development and Quality Assurance	174
Employees	174
Properties	174
NPM BUSINESS	175
Company Overview	175
Technology Overview	175
Product Candidates	175
Business Strategy	176
Corporate Information	177
Market and Commercial Opportunity	177
Strategic Agreements	179
Governmental Regulation	179
Chemistry, Manufacturing, and Controls	190
Intellectual Property	191
Competition	192
Employees	193
Properties	193
Legal Proceedings	193
SECOND SIGHT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	194
Business Overview	194
Capital Funding	197
COVID-19 Pandemic	199
Recently Adopted Accounting Standards	199
Critical Accounting Policies and Estimates	199
Results of Operations	200
Comparison of the Years Ended December 31, 2021 and 2020	201
Liquidity and Capital Resources	201
Off-Balance Sheet Arrangements	202
SECOND SIGHT LEGAL PROCEEDINGS	203
SECOND SIGHT MARKET PRICE, DIVIDENDS AND RELATED MATTERS	204
SECOND SIGHT CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	205
NANO PRECISION MEDICAL, INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	206
Business Overview	206
Proposed Merger with Second Sight	207
Capital Funding	207

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split within a range, as determined by the board of directors of Second Sight Medical Products, Inc. (“Second Sight”), of one new share for every 2 to 10 (or any number in between) shares outstanding, as described in Proposal No. 2 in this proxy statement/prospectus (the “Second Sight Reverse Stock Split”).

The following section provides answers to frequently asked questions about the Second Sight annual meeting and the merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	Why am I receiving these materials?
A:

The board of directors of Second Sight is providing these proxy materials to you in connection with the solicitation of proxies for use at the annual meeting of Second Sight to be held on [XX] at [XX]:[XX]. Due to the public health risk of the COVID-19 pandemic and to support the health and well-being of Second Sight shareholders and other meeting participants, the 2022 annual meeting of Second Sight will be held in a virtual-only format. Second Sight believes that hosting a virtual meeting will allow for greater shareholder attendance and participation from any location around the world. The virtual-only approach also lowers costs and aligns with our broader sustainability goals. You will not be able to attend the 2022 annual meeting in person.

If Second Sight experiences technical difficulties during the meeting (e.g., a temporary or prolonged power outage), it will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged).

Q:	What is the purpose of the Second Sight annual meeting?
A:	At the Second Sight annual meeting, the shareholders of Second Sight will consider and vote on the following matters:
1.	to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares, and the change of control resulting from the merger;
2.	to approve an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect a reverse stock split of Second Sight’s common stock, within a range, as determined by Second Sight’s board of directors (the “Second Sight Board”), of one new share for every 2 to 10 (or any number in between) shares outstanding (the “Second Sight Reverse Stock Split”);
3.	to approve an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect the change of name of Second Sight to “Vivani Medical, Inc.”;
4.	to elect the six directors from the nominees named in the accompanying proxy statement to hold office for the ensuing year and until their successors are duly elected and qualified;
5.	to approve the Second Sight 2022 Omnibus Plan (the “Second Sight 2022 Plan”);
6.	to ratify the selection by the audit committee of the board of directors the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
7.	to consider and vote upon an adjournment of the Second Sight annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; and
8.	to transact such other business as may properly come before the Second Sight annual meeting or any adjournment or postponement thereof.

Q:What shares will be entitled to vote at the 2022 Annual Meeting?

A:

Our voting securities consist of common stock, of which approximately [XX] shares were outstanding on [XX], 2022, the record date. Holders of record of Second Sight common stock may vote on each proposal that comes before the 2022 annual meeting.

Q:How many votes do I have?

A:

Each share of common stock entitles you to one vote. However, in the election of directors, you are entitled to cumulate your votes if you are present at the meeting, the nominee’s(s’) name(s) have properly been placed in nomination, and you have given notice at the meeting prior to the actual voting of your intention to vote your shares cumulatively. Cumulative voting allows you to give one nominee as many votes as are equal to the number of directors to be elected, multiplied by the number of shares you own, or to distribute your votes in the same fashion between two or more nominees. Our receipt of an executed proxy grants the named proxies discretionary authority to also cumulate votes.

Q:	What is the merger?
A:

Second Sight Medical Products, Inc. (“Second Sight” or the “Company”) and Nano Precision Medical, Inc. (“NPM”) have entered into an Agreement and Plan of Merger, dated as of February 4, 2022 (the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the proposed business combination of Second Sight and NPM. Under the Merger Agreement, NPM Acquisition Corp., a wholly owned subsidiary of Second Sight (“Merger Sub”), will merge with and into NPM, with NPM surviving as a wholly owned subsidiary of Second Sight. This transaction is referred to as the “Merger.”

At the effective time of the merger (the “Effective Time”), the following securities of each NPM securityholder will be converted into the right to receive the Pro Rata Portion of the Merger Shares, subject to the adjustment to account for the Second Sight Reverse Stock Split, provided, however, that no fractional shares of the Company will be issued as a result of the Merger: (x) the aggregate number of issued and outstanding shares of NPM common stock prior to the Effective Time; (y) the aggregate number of shares of NPM common stock issuable upon the exercise of all NPM stock options outstanding as of immediately prior to the Effective Time; and (z) the aggregate number of shares of NPM common stock issuable upon exercise of NPM warrants outstanding as of immediately prior to the effective time that are converted into the right to acquire securities of Second Sight in accordance with their terms and subject to the assumptions under the Merger Agreement, provided that each NPM stock option that is outstanding shall be cancelled and Second Sight will assume and/or issue in exchange a Second Sight’s replacement stock option, under its then effective Equity incentive plan(s). It is anticipated that outstanding NPM warrants will have been “net” exercised prior to the closing in exchange for shares of NPM common stock in accordance with their terms and shall no longer be outstanding and shall automatically be cancelled, extinguished, and retired and shall cease to exist, provided, however, that in the event that any such NPM warrants are not so exercised, to the extent that by their terms they do not continue to represent the right to acquire securities of the Company on comparable terms to those of NPM warrants, then the parties of the Merger Agreement shall negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such NPM warrants, provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each party of the Merger Agreement.

As a result of the merger, current holders of NPM’s common stock and options and warrants to purchase NPM’s common stock are expected to own, or hold rights to acquire, in the aggregate 134,349,464 shares of Second Sight common stock, representing approximately 77.32% of the of the common stock of Second Sight, which for these purposes is defined as the outstanding common stock of Second Sight (including the shares of common stock issued in the merger), plus the number of shares of Second Sight common stock issuable on conversion of options and warrants of Second Sight that were in the in-the-money as of the date of the Merger Agreement, plus the number of shares that would issue from a net exercise of all options and warrants of NPM based on a $21.90 NPM share price (the “Base Amount Common Stock of Second Sight”), with Second Sight’s current shareholders, option holders and warrant holders owning, or holding rights to acquire, approximately 22.68% of the Base Amount Common Stock of Second Sight, and Second Sight’s current shareholders, option holders and warrant holders are expected to own, or hold rights to acquire, in the aggregate approximately 22.68% of the Base Amount Common Stock of Second Sight, in each case, following the Effective Time of the merger. After the completion of the merger, Second Sight will change its corporate name from “Second Sight Medical Products, Inc.” to “Vivani Medical, Inc.” (or to such other name as Second Sight and NPM may agree) as contemplated by the Merger Agreement (the “Second Sight Name Change”).

Q:	What will happen to Second Sight if, for any reason, the merger does not close?
A:

If, for any reason, the merger does not close, the Second Sight Board may elect to, among other things, attempt to complete another strategic transaction like the merger, attempt to sell or otherwise dispose of the various assets of Second Sight, resume its research and development activities and continue to operate the business of Second Sight or pursue alternative strategical routes, as determined by the Second Sight Board.

Q:	Why are the two companies proposing to merge?
A:

NPM and Second Sight believe that the merger will result in a combined company focused on developing innovative drug and medical device implants that treat chronic diseases with high unmet medical needs. For a discussion of Second Sight’s and NPM’s reasons for the merger, please see the section entitled “The Merger — Second Sight Reasons for the Merger” and “The Merger — NPM Reasons for the Merger” in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?
A:

You are receiving this proxy statement/prospectus because you have been identified as a shareholder of Second Sight as of the applicable record date. If you are a shareholder of Second Sight, you are entitled to vote at Second Sight’s annual shareholder meeting (referred to herein as the “Second Sight annual meeting”) to (i) approve the proposals typical for the Second Sight annual meetings including the proposal to elect the six directors from the named nominees and (ii) approve the Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Second Sight’s common stock pursuant to the Merger Agreement. This document serves as:

●	a proxy statement of Second Sight used to solicit proxies for the Second Sight annual meeting; and
●	a prospectus of Second Sight used to offer shares of Second Sight common stock in exchange for shares of NPM’s common stock in the merger and issuable as a replacement of NPM’s warrants and options, as applicable.
Q:	What is required to consummate the merger?
A:

To consummate the merger, Second Sight’s shareholders must approve the merger, the issuance of Second Sight common stock pursuant to the Merger Agreement, the amendment to the Restated Articles of Incorporation, as amended, to effect the change of name of Second Sight, the Second Sight 2022 Omnibus Plan, the adoption and approval of each other proposal that either the SEC or Nasdaq indicates is necessary in its comments to the Registration Statement or in correspondence related thereto, the adoption and approval of each other proposal reasonably agreed to by Second Sight and NPM as necessary or appropriate in connection with the consummation and NPM’s shareholders must adopt the Merger Agreement, and thereby, approve the merger and the other transactions contemplated therein. Each of Proposals Nos. 1, 3, and 5 are conditions to the Merger and the Merger cannot be consummated without the approval of each of Proposals Nos. 1, 3, and 5, subject to the right of NPM to waive the approval of Proposals Nos. 3 and 5 as conditions to the Merger.

In addition to the requirement of obtaining the shareholder approvals described above, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived. One of these conditions is that Second Sight is required to have net cash of at least $63 million (pursuant to a waiver granted by NPM to Second Sight on June 15, 2022), less the amount of any advance made by Second Sight to NPM for working capital, at the closing of the merger. For example, if the merger is scheduled to close on August 1, 2022 and Second Sight net cash falls below $63 million, NPM could decide not to consummate the transaction and the Merger Agreement could be terminated. As of the date of this proxy statement/prospectus, Second Sight expects its net cash to be above the net cash required by the Merger Agreement at closing. For a more complete description of the closing conditions under the Merger Agreement, we urge you to read the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus.

Q:	What will NPM’s shareholders, warrant holders and option holders receive in the merger?
A:

As a result of the merger, NPM’s shareholders, warrant holders and option holders will become entitled to receive shares, or rights to acquire shares, of Second Sight’s common stock equal to, in the aggregate, approximately 77.32% of the Base Amount Common Stock of Second Sight.

For a more complete description of what NPM’s shareholders, warrant holders and option holders will receive in the merger, please see the section entitled “The Merger Agreement — Merger Consideration and Exchange Ratio” in this proxy statement/prospectus.

Q:	Who are the director nominees of Second Sight?
A:

The Second Sight Board has unanimously nominated six (6) directors all of whom are presently members of Second Sight Board: Gregg Williams, Dean Baker, Alexandra Larson, Jonathan Will McGuire, Aaron Mendelsohn, and Matthew Pfeffer.

Name, Current Position and Occupation	Year First Became Director	Age	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee
Gregg Williams, Chairman of the Board	2009	63	Yes	✓ *	✓	✓
Dean Baker, Director	2021	79	Yes	Chairman	✓
Alexandra Larson, Director	2021	42	Yes			✓
Jonathan Will McGuire, Director	2015	59	No
Aaron Mendelsohn, Director	1998	71	Yes	✓	✓	Chairman
Matthew Pfeffer, Director	2015	65	Yes	✓ *	Chairman

*Audit Committee Financial Expert

Q:	Who will be the directors of Second Sight following the merger?
A:

Following the merger, the Second Sight Board will consist of a total of five directors. Pursuant to the terms of the Merger Agreement, it is anticipated that following the closing of the merger, the Second Sight Board will be constituted as follows:

Name	Age	Current affiliation with the Parties of the Merger
Gregg Williams	63	Second Sight: Chairman, Director / NPM: Director

Dean Baker	79	Second Sight: Director / NPM: Director

Alexandra Larson	42	Second Sight: Director

Adam Mendelsohn	40	NPM: Chief Executive Officer, Chairman, Director

Aaron Mendelsohn	71	Second Sight: Director / NPM: Director

Q:	As a shareholder of Second Sight, how does the Second Sight Board recommend that I vote?
A:	After careful consideration, the Second Sight Board, based on the opinion of the Special Committee regarding Proposals 1, 3 and 5, recommends that Second Sight shareholders vote:
●	“FOR” Proposal No. 1 to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares and the change of control resulting from the merger;
●	“FOR” Proposal No. 2 to approve the amendment to the Restated Articles of Incorporation, as amended, of Second Sight to effect the Second Sight Reverse Stock Split;
●	“FOR” Proposal No. 3 to approve an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect the change of name of Second Sight to “Vivani Medical, Inc.”;

●	“FOR” each of the six nominees named in Proposal No. 4 of the accompanying proxy statement to hold office for the ensuing year and until their successors are duly elected and qualified;
●	“FOR” Proposal No. 5 to approve the Second Sight 2022 Plan;
●	“FOR” Proposal No. 6 to ratify the selection by the audit committee of the board of directors the appointment of BPM LLP as Second Sight’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
●	“FOR” Proposal No. 7 to consider and vote upon an adjournment of the Second Sight annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.
Q:	What risks should I consider in deciding whether to vote in favor of the merger?
A:

You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject and risks and uncertainties to which each of Second Sight and NPM, as an independent company, is subject.

Q:	When do you expect the merger to be consummated?
A:

We anticipate that the merger will occur in the third quarter of 2022, soon after the Second Sight annual meeting to be held on [XX], 2022, but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus.

Q:	What do I need to do now?
A:

Second Sight urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider each of the proposals submitted to the Second Sight annual meeting and how the merger affects you.

If you are a shareholder of Second Sight as of the Record Date, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. You may also provide your proxy instructions via phone or via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Second Sight annual meeting.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?
A:

For shares held in “street name,” if you do not provide voting instructions to your broker, this will result in a “broker non-vote” for the non-routine proposals, which in some instances, may have the same effect as a vote against such proposals. Failure to return your proxy card or otherwise provide proxy instructions and the resulting “broker non-vote” will have the same effect as an “AGAINST” vote on Proposal No. 1. It will have no effect on other proposals. Please see the answer to “Q: If my Second Sight shares are held in “street name” by my broker, will my broker vote my shares for me?” below for further discussion regarding broker discretion to vote on the proposals and “broker non-votes.” Please carefully review the table below.

#	Proposal	Vote Required	Effect of Abstentions	Routine or non-routine Broker Non-Votes
1	Approval of merger	Affirmative vote of a majority of the issued and outstanding shares of Second Sight common stock entitled to vote	Same effect as an “Against” vote	The matter is not routine. Will have the same effect as an “Against” vote.

2	Reverse Stock Split	Affirmative vote of a majority of the issued and outstanding shares of Second Sight common stock entitled to vote	Same effect as an “Against” vote	The matter is routine. Broker non-votes are not expected.

#	Proposal	Vote Required	Effect of Abstentions	Routine or non-routine Broker Non-Votes

3	Name Change	Affirmative vote of a majority of the issued and outstanding shares of Second Sight common stock entitled to vote	Same effect as an “Against” vote	The matter is routine. Broker’s non-votes are not expected.

4	Election of Directors	Plurality of votes cast	No effect	The matter is not routine. No effect.

5	Approval of Second Sight 2022 Plan

Affirmative vote of a majority of the shares of Second Sight common stock represented and voting at the annual meeting if the quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum)

No effect, unless there are insufficient votes in favor of the proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote against such proposals.

The matter is not routine. No effect.

6	Ratification of Auditor

Affirmative vote of a majority of the shares of Second Sight common stock represented and voting at the annual meeting if the quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum)

Will have no effect, unless there are insufficient votes in favor of the proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote against such proposals.

The matter is routine. Broker’s non-votes are not expected.

#	Proposal	Vote Required	Effect of Abstentions	Routine or non-routine Broker Non-Votes
7	Adjournment

Two scenarios:

(i)   if a quorum is present at the annual meeting, the affirmative vote of holders of a majority of the shares represented and voting at the annual meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve Proposal 7

(ii)  if a quorum is not present at the annual meeting, a majority of the shares present and voting in person or by proxy, even if less than a majority of a quorum, would be sufficient to approve Proposal 7

			No effect	The matter is routine. Broker non-votes are not expected.

Q: If my Second Sight shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.” Second Sight believes that only Proposals Nos. 2, 3, 6, and 7 constitute routine matters. The “routine” treatment of these proposals does not affect the seriousness with which we treat it. Second Sight does not believe that any of the other proposals involve matters that will be considered routine under the relevant securities exchange rules. Second Sight encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by such organization.

Q:	May I vote at the annual meeting of shareholders of Second Sight?
A:

Yes. Although the format of virtual annual meeting allows only virtual participation, if you were a shareholder of record as of the close of business on the record date, you may participate in the virtual annual meeting and vote your shares during the Second Sight annual meeting instead of voting in advance by Internet or telephone or returning your signed proxy card (if you request a paper copy). However, we urge you to vote in advance even if you are planning to participate in the annual meeting.

Q:	When and where is the annual meeting of Second Sight shareholders?
A:	The Second Sight annual meeting will be held virtually at [XX] a.m., Pacific time, on [XX], 2022.

To attend the annual meeting, you must register prior to the registration deadline of [XX], 2022, at [X] [a.m./p.m.] [Pacific/Eastern] time. You can register to attend the meeting by logging into the www.proxydocs.com/EYES website and entering the control number listed on the proxy card you received. You will then receive an e-mail confirming that you registered and providing additional details. In addition, you will receive an e-mail one hour prior to the start time for the meeting with a unique URL link that will allow you to join the meeting. To attend the annual meeting, you will need the control number included on your proxy card if you are a shareholder of record or included with your voting instruction form provided by your bank, broker or other nominee if you hold your shares of Second Sight common stock in street name through an account with an intermediary. You may log into the annual meeting website at www.proxydocs.com/EYES and enter your control number beginning 15 minutes before the commencement of the annual meeting. Instructions on how to attend and participate online at the annual meeting, including how to ask questions and vote, are posted at www.proxydocs.com/EYES.

If there are technical difficulties during the annual meeting (e.g., a temporary or prolonged power outage), the meeting may be promptly reconvened (if the technical difficulty is temporary) or may be adjourned and reconvened on a later day (if the technical difficulty is more prolonged). In any situation, Second Sight will promptly notify shareholders via a notification on www.proxydocs.com/EYES. If a Second Sight shareholder encounters technical difficulties accessing the annual meeting or asking questions during the annual meeting, a support line will be available on the login page of the annual meeting website. Instructions on how to attend and participate online at the annual meeting, including how to demonstrate proof of stock ownership, ask questions and vote, are posted at www.proxydocs.com/EYES.

Q:	How do I vote and what are the voting deadlines?
A:

Shareholders of record can vote by proxy or by attending the annual meeting virtually by visiting the link generated by visiting the following website: www.proxydocs.com/EYES, where votes can be submitted via live webcast. If you vote by proxy, you can vote by Internet, telephone, or by mail as described below.

●	You may vote via the Internet or by telephone. To vote via the Internet or by telephone, follow the instructions provided in the proxy card that accompanies this proxy statement. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by [XX] on [XX], 2022. Alternatively, you may request a printed proxy card by following the instructions provided in the notice.
●	You may vote by mail. If you would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope so that it is received no later than [XX], 2022. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named on the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the annual meeting, the persons named on the proxy card will vote the shares you own in accordance with the recommendations of Second Sight Board.
●	You may vote at the Annual Meeting. If you choose to vote at the annual meeting virtually, you will need the 16-digit control number included on your notice or on your proxy card. If you are the beneficial owner of your shares, your 16-digit control number may be included in the voting instructions form that accompanied your proxy materials. If your nominee did not provide you with a 16-digit control number in the voting instructions form that accompanied your proxy materials, you may be able to log onto the website of your nominee prior to the start of the annual meeting, on which you will need to select the stockholder communications mailbox link through to the annual meeting, which will automatically populate your 16-digit control number in the virtual annual meeting interface. The method you use to vote will not limit your right to vote at the virtual annual meeting. all shares that have been properly voted and not revoked will be voted at the annual meeting.
Q:	What are the material U.S. federal income tax consequences of the merger to U.S. Holders of NPM common stock?
A:

It is the intent of Second Sight that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the tax opinion representations and assumptions, in the opinion of Venable LLP, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, a U.S. holder of NPM’s common stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of NPM common stock for shares of Second Sight common stock in the merger. If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ from those described in this proxy statement/prospectus.

Please review the information in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of the material U.S. federal income tax consequences of the merger to U.S. Holders of NPM common stock. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the merger.

Q:	What are the material U.S. federal income tax consequences of the Second Sight Reverse Stock Split to Second Sight U.S. Holders?
A:

Second Sight U.S. Holder generally should not recognize gain or loss upon the Second Sight Reverse Stock Split, except to the extent a Second Sight U.S. Holder receives cash in lieu of a fractional share of Second Sight common stock. Please review the information in the section entitled “Proposal No. 2: Approval of an Amendment to the Restated Articles of Incorporation, as amended, of Second Sight Effecting the Second Sight Reverse Stock Split — Material U.S. Federal Income Tax Consequences of the Second Sight Reverse Stock Split” for a more complete description of the material U.S. federal income tax consequences of the Second Sight Reverse Stock Split to Second Sight U.S. Holders. The tax consequences to you related to the Second Sight Reverse Stock Split will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?
A:	Second Sight’s shareholders of record, may change their vote at any time before their proxy is voted at the Second Sight annual meeting in one of the following ways:
(i)	by entering a new vote via the Internet or telephone;
(ii)	by signing and returning a new proxy card with a later date;
(iii)	by delivering a written revocation to Second Sight secretary at the address listed in this proxy statement/prospectus; or
(iv)	by attending the Second Sight annual meeting and voting via live webcast.
Q:	Who is paying for this proxy solicitation?
A:

The board of directors is soliciting proxies for use at the annual meeting. Second Sight will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing, and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers and other nominees to forward to the beneficial owners of the shares held of record by the brokers or other nominees. Second Sight will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to beneficial owners.

This solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees, or agents. No additional compensation will be paid to directors or executive officers of Second Sight for any such services, although Second Sight may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

Second Sight has engaged Morrow Sodali LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $200,000 in total.

Q:	Who can help answer my questions?
A:

If you are a shareholder of Second Sight and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the annual meeting or the merger, including the procedures for voting your shares, you should contact:

If you have any questions or need assistance with voting your shares, please call Morrow Sodali LLC, toll-free at (800) 662-5200, or contact them via e-mail at EYES@info.morrowsodali.com or in writing to 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902.

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, the proposals being considered at the Second Sight annual meeting and NPM’s shareholder actions that are the subject of the written consent, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement attached as Annex A, the opinion of ThinkEquity LLC attached as Annex B and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

The Companies

Second Sight Medical Products, Inc.

13170 Telfair Ave

Sylmar, California 91342

Tel: (818) 833-5000

Second Sight has developed, manufactured, and marketed implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. A recognized global leader in neuromodulation devices for blindness, Second Sight is committed to developing new technologies to treat the broadest population of sight-impaired individuals.

Nano Precision Medical, Inc.

5858 Horton Street #280

Emeryville, California 94608

Tel: (415) 506-8462

NPM is a near-clinical stage biopharmaceutical company focused on addressing a leading reason for poor outcomes in chronic diseases and drug non-adherence, with miniaturized long-term subdermal implants that are expected to guarantee adherence for the life of the implant and thereby enable existing drugs to achieve their true potential.

NPM Acquisition Corp.

Merger Sub is a wholly owned subsidiary of Second Sight and was formed solely for the purposes of carrying out the merger.

The Merger (see page 85)

If the merger is completed, Merger Sub will merge with and into NPM, with NPM surviving as a wholly owned subsidiary of Second Sight.

At the Effective Time of the merger, current holders of NPM’s common stock and options and warrants to purchase NPM’s common stock are expected to own, or hold rights to acquire, in the aggregate 134,349,464 shares of Second Sight common stock, representing approximately 77.32% of the common stock of Second Sight, which for these purposes is defined as the outstanding common stock of Second Sight (including the shares of common stock issued in the merger), plus the number of shares of Second Sight common stock issuable on conversion of options and warrants of Second Sight that were in-the-money as of the date of the Merger Agreement, plus the number of shares that would issue from a net exercise of all options and warrants of NPM based on a $21.90 NPM share price, also referred to as the “Base Amount Common Stock of Second Sight,” with Second Sight current shareholders, option holders and warrant holders owning, or holding rights to acquire, approximately 22.68% of the Base Amount Common Stock of Second Sight. Each option to purchase shares of NPM’s common stock outstanding and unexercised immediately prior to the effective time, will be cancelled and Second Sight will assume and/or issue in exchange a Second Sight replacement stock option, under its then effective equity incentive plan(s). It is anticipated that outstanding NPM warrants will have been “net” exercised prior to the closing in exchange for shares of NPM common stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished, retired, and will cease to exist. In the event that any such NPM warrants are not so exercised, to the extent that by their terms they do not continue to represent the right to acquire securities of Second Sight on comparable terms to those of NPM warrants, then the parties of the Merger Agreement will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to the Merger Agreement as are necessary to reflect an assumption, exchange, or similar accommodation for such NPM warrants, provided that such assumption, exchange, or similar accommodation shall be reasonably satisfactory to each party of the Merger Agreement.

Please see the section entitled “The Merger Agreement” in this proxy statement/prospectus.

The closing of the merger will occur no later than the second business day after the last of the conditions to the merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each such conditions), or at such other time as Second Sight and NPM agree in writing. Second Sight and NPM anticipate that the consummation of the merger will occur in the third quarter of the fiscal year. However, because the merger is subject to a number of conditions, neither Second Sight nor NPM can predict exactly when the closing will occur or if it will occur at all. After completion of the merger, Second Sight will be renamed Vivani Medical, Inc.

Reasons for the Merger (see page 90)

Following the merger, the combined company will be a company focused on developing innovative drug and medical device implants that treat chronic diseases with high unmet medical need. Second Sight and NPM believe that the combined company will have the following potential advantages:

Cash Resources. Second Sight and NPM believe the combined company’s cash and cash equivalents at the closing of the merger will be sufficient to enable NPM to advance its lead asset NPM-119 (exenatide implant) into clinical development and to fund the combined company into 2024.

Value to Shareholders. Second Sight and NPM believe the proposed merger may enable certain shareholders of Second Sight and NPM to increase the value of their current shareholding.

Each of Sight Sight’s and NPM’s respective board of directors also considered other reasons for the merger, as described herein. For example, the Second Sight Board considered, among other things:

●	the experience of NPM’s management team;
●	the larger potential market for NPM’s product candidates;
●	Second Sight’s detailed knowledge of NPM’s business through common leadership; and
●	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes.

In addition, NPM’s board of directors approved the merger based on a number of factors, including the following:

●	the potential increased access to sources of capital and a broader range of investors to support the development of its therapeutic candidates following consummation of the merger compared to if NPM continued to operate as a privately held company;
●	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;
●	NPM’s board of directors’ belief that no alternatives to the merger were reasonably likely to create greater value for NPM’s stockholders after reviewing the various strategic options to enhance stockholder value that were considered by NPM’s board of directors; and
●	the fact that shares of Second Sight common stock issued to NPM’s shareholders will be registered on a Form S-4 registration statement and listed on the Nasdaq Capital Market and accordingly will become freely tradable for NPM’s shareholders who are not affiliates of NPM and who are not parties to lock-up agreements.

Opinion of the Second Sight Financial Advisor (see page 93)

ThinkEquity LLC (“ThinkEquity”), the financial advisor of Second Sight, delivered to the Second Sight Board, a written opinion dated April 28, 2022, addressed to the Second Sight Board, to the effect that, as of such date and based on and subject to the various assumptions, factors, qualifications and limitations set forth in the opinion, the consideration paid by Second Sight in connection with the Merger is fair, from a financial point of view, to Second Sight. The full text of this written opinion, which sets forth, among other things, the procedures followed, assumptions made, qualifications, and limitations on the review undertaken and other matters considered by ThinkEquity in preparing its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. Holders of Second Sight common stock are encouraged to read the opinion carefully in its entirety. The ThinkEquity opinion was prepared for the information of the Second Sight Board for its use in connection with its consideration of the consideration paid by Second Sight in connection with the Merger. Neither ThinkEquity’s written opinion, nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the Merger or any other matter.

Material U.S. Federal Income Tax Consequences of the Merger (see page 104)

Subject to the tax opinion representations and assumptions (as defined on page 106), in the opinions of Venable LLP, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, a U.S. Holder (as defined on page 106) of NPM common stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of NPM common stock for shares of Second Sight common stock in the merger. If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus.

Please review the information in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of the material U.S. federal income tax consequences of the merger to U.S. Holders of NPM common stock. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the merger.

Material U.S. Federal Income Tax Consequences of the Second Sight Reverse Stock Split (see page 143)

A Second Sight U.S. Holder generally should not recognize gain or loss upon the Second Sight Reverse Stock Split, except to the extent a Second Sight U.S. Holder receives cash in lieu of a fractional share of Second Sight common stock. Please review the information in the section entitled “Proposal No. 2: Approval of an Amendment to the Restated Articles of Incorporation, as Amended, of Second Sight Effecting the Second Sight Reverse Stock Split  — Material U.S. Federal Income Tax Consequences of the Second Sight Reverse Stock Split” for a more complete description of the material U.S. federal income tax consequences of the Second Sight Reverse Stock Split to Second Sight U.S. Holders.

The tax consequences to you of the Second Sight Reverse Stock Split will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you.

Overview of the Merger Agreement; Merger Consideration(see page 114)

At the Effective Time, the following securities of each NPM security holder will be converted into the right to receive the Pro Rata Portion of the Merger Shares:

●	the aggregate number of issued and outstanding shares of NPM common stock prior to the effective time;
●	the aggregate number shares of NPM common stock issuable upon the exercise of all NPM stock options outstanding as of immediately prior to the effective time, provided, however each NPM stock option that is outstanding will be cancelled and Second Sight will assume and/or issue in exchange a Second Sight replacement stock option, under its effective equity incentive plan(s); and
●	the aggregate number of shares of NPM common stock issuable upon exercise of NPM warrants outstanding as of immediately prior to the effective time that are converted into the right to acquire securities of Second Sight in accordance with their terms and subject to the assumptions under the Merger Agreement.

Immediately after the Merger, current shareholders, warrant holders, and option holders of NPM will own, or hold rights to acquire, approximately 77.32% of the Base Amount Common Stock of Second Sight, with Second Sight’s current shareholders, option holders and warrant holders owning, or holding rights to acquire, approximately 22.68% of the Base Amount Common Stock of Second Sight.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Second Sight’s common stock that NPM’s shareholders will be entitled to receive for changes in the market price of Second Sight’s common stock after the date the Merger Agreement was signed. Accordingly, the market value of the shares of Second Sight’s common stock issued pursuant to the merger will depend on the market value of the shares of Second Sight’s common stock at the time the Merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus.

Treatment of NPM’s Stock Options and Warrants (see page 116)

Pursuant to the Merger Agreement, at the Effective Time:

●	Each option to purchase shares of NPM’s common stock outstanding and unexercised immediately prior to the Effective Time, will be cancelled and Second Sight will assume and/or issue in exchange a Second Sight replacement stock option, under its then effective equity incentive plan(s).
●	It is anticipated that outstanding NPM warrants will have been “net” exercised prior to the closing in exchange for shares of NPM common stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished, and retired and will cease to exist. However, in the event that any such NPM warrants are not so exercised, to the extent that by their terms they do not continue to represent the right to acquire securities of Second Sight on comparable terms to those of NPM warrants, then the parties of the Merger Agreement will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to the Merger Agreement as are necessary to reflect an assumption, exchange, or similar accommodation for such NPM warrants, provided that such assumption, exchange, or similar accommodation shall be reasonably satisfactory to each party of the Merger Agreement.

Conditions to the Completion of the Merger (see page 116)

To consummate the Merger, Second Sight shareholders must approve: (a) the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of Second Sight common stock in the Merger: (b) an amendment to the Restated Articles of Incorporation, as amended, of Second Sight effecting the Second Sight name change: and (c) the Second Sight 2022 Incentive Aware Plan. Additionally, NPM’s shareholders must adopt the Merger Agreement thereby approving the Merger and the other transactions contemplated by the Merger Agreement.

Furthermore, Second Sight is required to have available cash of at least $63 million (less the amount of any advance made by Second Sight to NPM for working capital) at the closing of the Merger. Should Second Sight’s available cash fall below this threshold, NPM could decide not to consummate the transaction and the Merger Agreement could be terminated. As of the date of this proxy statement/prospectus, Second Sight expects its available cash to be above the available cash required by the Merger Agreement at closing. In addition to obtaining such shareholder approvals and appropriate regulatory approvals and Second Sight maintaining an adequate available cash balance, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

No Solicitation (see page 121)

Each of Second Sight and NPM agreed that, except as described below, from the date of the Merger Agreement until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms, Second Sight, Merger Sub, and NPM will not, nor will either party authorize any of the directors, officers, employees, or shareholders holding greater than 5% shareholding interest, affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders, or representatives retained by it to, directly, or indirectly:

●	initiate, solicit, seek, or knowingly encourage or support any inquiries, proposals, or offers that constitute or would reasonably be expected to lead to, a “Second Sight acquisition proposal” or a “NPM acquisition proposal” (as defined in the section entitled “The Merger Agreement — No Solicitation” below);
●	engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a Second Sight acquisition proposal or a NPM acquisition proposal;

●	enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Second Sight acquisition proposal or NPM acquisition proposal, or enter into any agreement or agreement in principle requiring Second Sight or NPM to abandon, terminate, or fail to consummate the transactions contemplated by the Merger and the Merger Agreement; and
●	resolve, propose, or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the non-solicitation provisions of the Merger Agreement and to limit its conversation or other communication exclusively to such referral).

Termination of the Merger Agreement (see page 131)

Either NPM or Second Sight may terminate the Merger Agreement under certain circumstances, which would prevent the merger from being consummated.

Termination Fee (see page 133)

If the Merger Agreement is terminated under specified circumstances, Second Sight will be required to pay NPM a termination fee of $5 million or Second Sight and Merger Sub will be required to pay NPM liquidated damages of $1 million. If the Merger Agreement is terminated under certain circumstances, NPM will be required to pay Second Sight a termination fee of $5 million.

Lock-up Agreements (see page 135)

As a condition to the closing of the Merger, certain of NPM’s shareholders, directors, and executive officers will enter into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, any Merger Shares or any securities convertible into or exercisable or exchangeable for Merger Shares, from the closing of the merger until 180 days from the closing date of the Merger. The lock-up agreements of Aaron Mendelsohn and Dean Baker will each exclude 30,000 shares of NPM common stock (or the equivalent amount of Merger Shares).

NPM’s shareholders who have committed to execute lock-up agreements as of [XX], 2022, the record date, owned in the aggregate approximately 59.24% of the outstanding shares of NPM’s common stock on an as if converted into common stock basis.

SAFE Agreement to advance $8 Million (see page 135)

On February 4, 2022, Second Sight and NPM entered into an agreement (“SAFE”) whereby Second Sight would provide to NPM, pending closing of the Merger, an investment advance of $8 million which, effective upon the termination date of the Merger Agreement without completion of the Merger, will result in NPM’s issuing to Second Sight that number of shares of NPM common stock which following that issuance will equal not less than 2.133% of the issued and outstanding shares of NPM common stock assuming exercise or conversion of all outstanding vested and unvested options, warrants, and convertible securities. In the event NPM completes an equity financing at a lower valuation, Second Sight may be eligible to receive additional shares of NPM common stock as set forth in the SAFE. If the Merger is completed, the SAFE will terminate.

Management Following the Merger (see page 213)

Effective as of the closing of the Merger, the combined company’s executive officers are expected to include:

Name	Title
Adam Mendelsohn	Chief Executive Officer
Brigid A. Makes	Chief Financial Officer
Truc Le	Chief Operating Officer
Donald Dwyer	Chief Business Officer
Lisa Porter	Chief Medical Officer

Interests of Certain Directors, Officers and Affiliates of Second Sight and NPM (see pages 98 and 99)

In considering the recommendation of Second Sight Board with respect to the issuance of Second Sight common stock pursuant to the Merger Agreement and the other matters to be acted upon by Second Sight shareholders at the Second Sight annual meeting, Second Sight shareholders should be aware that certain members of Second Sight Board and executive officers of Second Sight have interests in the Merger that may be different from, or in addition to, interests they have as Second Sight shareholders. For example, three of Second Sight directors, Gregg Williams, Dean Baker, and Aaron Mendelsohn, are also directors of NPM. In addition, Gregg Williams, Dean Baker, and Aaron Mendelsohn have investments and financial interests in NPM. Also, NPM was founded by Adam Mendelsohn, the son of Aaron Mendelsohn. In addition, Gregg Williams, Dean Baker, Aaron Mendelsohn, and Alexandra Larson, four of Second Sight non-employee directors, are expected to continue as directors on Second Sight Board following the Merger. As a result of the aforementioned actual or potential conflicts of interests, a special committee of the Board, consisting of members having no affiliation with NPM, was created for the purpose of evaluating the proposed Merger and determining whether the Merger Agreement and the proposed Merger are in the best interests of Second Sight and its shareholders. The Special Committee consists of Will McGuire, Matthew Pfeffer, and Alexandra Larson.

As of March 31, 2022, Second Sight’s directors and executive officers beneficially owned, in the aggregate approximately 35.3% of the outstanding shares of Second Sight common stock.

As of March 31, 2022, all of NPM’s directors and executive officers, together with their affiliates, owned approximately 73.3% of the outstanding shares of NPM common stock, on an as converted to common stock basis.

Risk Factors (see page 22)

Below is a summary of the principal risk factors related to the Merger, Second Sight, NPM, and the combined company. This summary does not address all of the risks. Additional discussion of the risks summarized herein, and other risks related to the businesses of Second Sight and NPM, can be found below under the heading “Risk Factors,” in Second Sight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (a copy of which is attached as Annex F to this proxy statement/prospectus and is incorporated herein by reference), in the Second Sight’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 (a copy of which is attached as Annex I to this proxy statement/prospectus and is incorporated herein by reference) and should be carefully considered, together with other information in this proxy statement/prospectus before deciding how to vote.

Risks Related to the Proposed Merger

●	The Pro Rata Portion of the Merger Shares is not adjustable based on the market price of Second Sight common stock, so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.
●	If the merger does not close, Second Sight or NPM will incur substantial costs with no attendant benefit, may be required to pay a termination fee or expenses to the other party, and may experience other adverse effects on their respective businesses, financial results, and/or operations.
●	The merger consideration payable to NPM securityholders may not accurately reflect the fair market value of NPM common stock and may not be commensurate with the ownership dilution of either party.
●	The Merger Agreement restricts alternative business combinations and otherwise impacts the abilities of both Second Sight and NPM to effect competing proposals during the pendency of the Merger.
●	The market price of the combined company’s shares may decline as a result of the Merger.
●	Some of the parties’ respective officers and directors have interests that are different from or in addition to those considered by other shareholders and which may influence them to support or approve the Merger.
●	There is no assurance that the efforts of Second Sight Board, and of the Special Committee of Second Sight Board, to evaluate the fairness and effects of the proposed Merger, given certain Second Sight directors’ material interests in NPM, were sufficient.
●	Second Sight and NPM may become involved in litigation in connection with the Merger.

Risks Related to the Reverse Stock Split

●	The reverse stock split may not achieve the intended effects.

●	The reverse stock split may not increase the combined company’s stock price over the long term and may lead to a decrease in the (i) liquidity of the common stock and (ii) overall market capitalization of the combined company.

Risks Related to the Combined Company

●	The combined company will need to raise additional capital and its shareholders may experience significant dilution and other concomitant effects of such capital raise.
●	Shareholders of the combined company may experience additional dilution because of future issuances of the combined company’s common stock pursuant to options, warrants, and its equity incentive plans.
●	The combined company’s executive officers, directors, and principal shareholders, if they choose to act together, will continue to control or significantly influence all matters submitted to shareholders for approval.

Risks Related to Second Sight

●	Second Sight currently has no commercial products or product revenue and may never become profitable.
●	Second Sight may face substantial competition in the future and may not be able to keep pace with the technological changes which may result from others discovering, developing, or commercializing products before or more successfully than Second Sight does.
●	Second Sight’s ongoing development efforts may never demonstrate the feasibility of Orion technology. Even if Orion is approved, Second Sight’s revenue will be dependent upon the pricing and reimbursement guidelines adopted in each country.
●	Second Sight has not been profitable to date and expects its operating losses to continue for the foreseeable future; Second Sight may never be profitable.
●	There may be future sales or other dilution of Second Sight’s equity, which may adversely affect the market price of its common stock.
●	Any failure or delay in completing clinical trials or studies for new product candidates or the next generation of Second Sight’s products and the expense of those trials could adversely affect its business.
●	Second Sight lost key management and staff personnel because of the Covid-19 pandemic. If Second Sight fails to recruit replacements, its ability to identify, develop, and commercialize product candidates will be impaired which could result in loss of markets or market share and could make Second Sight less competitive.
●	Second Sight may become involved in future lawsuits regarding intellectual property rights, which could be expensive, time consuming, and unsuccessful.
●	Second Sight is increasingly dependent on sophisticated information technology systems, including systems from third parties, and if Second Sight fails to properly maintain the integrity of its data or if its products do not operate as intended, its business could be materially and adversely affected.
●	Second Sight will need additional capital to support its operations and growth. Capital may be difficult to obtain, restricting its operations, and resulting in additional dilution to its shareholders.
●	Second Sight’s product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Risks Related to NPM

●	NPM is a preclinical-stage company, has a limited operating history, is not currently profitable, does not expect to become profitable in the near future, and may never become profitable.
●	NPM is dependent on the success of one or more current product candidates. NPM cannot be certain that any of them will receive regulatory approval, be commercialized, or be commercially successful.
●	NPM’s financial statements include an explanatory paragraph that expresses substantial doubt on NPM’s ability to continue as a going concern.
●	NPM is subject to a multitude of manufacturing risks, including reliance on third parties, any of which could substantially increase NPM’s costs and limit supply of its product candidates.
●	NPM may not be able to protect its proprietary or licensed technology in the marketplace.
●	Claims or lawsuits relating to infringement of intellectual property rights brought by or against NPM may adversely affect its business, financial condition, and results of operations.
●	NPM may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement/prospectus. Second Sight and NPM both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 104)

In the United States, Second Sight must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Second Sight common stock and the filing of this proxy statement/prospectus with the SEC. As of the date hereof, the registration statement of which this proxy statement/prospectus is a part has not been declared effective by the SEC. Neither NPM nor Second Sight is aware of any filings, approvals, or clearances from any antitrust regulatory authorities in the United States or other countries required to consummate the merger. NPM and Second Sight have agreed to collaborate if such filings, approvals, or clearances are necessary.

Nasdaq Stock Market Listing (see page 107)

Prior to consummation of the Merger, Second Sight intends to file an initial listing application with Nasdaq pursuant to Nasdaq’s “reverse merger” rules. If such application is accepted, Second Sight anticipates that Second Sight common stock will be listed on the Nasdaq Capital Market following the closing of the Merger under the trading symbol “VANI.”

Anticipated Accounting Treatment (see page 108)

The merger will be treated as a reverse recapitalization in accordance with generally accepted accounting principles (“GAAP”). Under this method of accounting, Second Sight is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the historical financial statements of NPM will represent a continuation of the financial position and results of operations of NPM, with the Merger being treated as the equivalent of NPM issuing stock for the net assets of Second Sight, accompanied by a recapitalization. The net assets acquired and liabilities assumed of Second Sight by NPM will be recorded at fair market value in accordance with ASC 805, Business Combinations, due to the change in control and operating activity (i.e., Second Sight does not qualify as a “shell” company) of Second Sight. Operations prior to the Merger will be those of NPM in future reports of the combined company. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Second Sight that exist as of the date of completion of the transaction.

Appraisal Rights (see page 108)

Holders of Second Sight common stock are not entitled to appraisal rights in connection with the Merger. NPM’s shareholders are entitled to appraisal rights in connection with the Merger under California law. However, pursuant to the Merger Agreement, the absence of dissenting shares, as defined in the Merger Agreement, is a condition to closing, and the Merger will not be consummated in the event any of the NPM shareholders elects to demand the purchase of her shares by NPM for fair market value pursuant to Chapter 13 of the California Corporations Code. Therefore, the availability of appraisal rights for NPM shareholders is subject to an assumption that said merger condition is waived by NPM and Second Sight. For more information about such rights, see Chapter 13 of the California Corporations Code attached hereto as Annex C, and the section entitled “The Merger — Appraisal Rights” in this proxy statement/prospectus.

Comparison of Shareholder Rights (see page 234)

Both Second Sight and NPM are incorporated under the laws of the State of California and, accordingly, the rights of the shareholders of each are currently, and will continue to be, governed by the California Corporations Code and California General Corporate Law. If the Merger is completed, NPM’s shareholders will become shareholders of Second Sight, and their rights will be governed by the California Corporations Code, California General Corporate Law, Second Sight’s amended and restated bylaws and Second Sight’s Restated Articles of Incorporation, as amended, as amended by the amendments set forth in Annex D and an amendment to effect the Second Sight Name Change, assuming Proposals Nos. 1, 3 and 5 are approved. The rights of Second Sight shareholders contained in Second Sight Restated Articles of Incorporation, as amended, and Second Sight’s amended and restated bylaws differ from the rights of NPM’s shareholders under NPM’s amended and restated articles of incorporation and NPM’s bylaws, as more fully described under the section entitled “Comparison of Rights of Holders of Second Sight Stock and NPM Stock” in this proxy statement/prospectus.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

The following tables present summary historical financial data for Second Sight and NPM, summary unaudited pro forma condensed financial data for Second Sight and NPM after the transaction, and comparative historical and unaudited pro forma per share data for Second Sight and NPM.

Summary Historical Financial Data of Second Sight

The following summary financial data for 2022, 2021 and 2020, prepared using accounting principles generally accepted in the United States (“GAAP”), has been derived from the Second Sight unaudited condensed consolidated balance sheet as of March 31, 2022 and the unaudited condensed consolidated statements of operations for the quarters ended March 31, 2022 and 2021 included elsewhere in this proxy statement/prospectus; and, the audited consolidated balance sheets as of December 31, 2021 and 2020 and consolidated statements of operations for the years then ended included elsewhere in this proxy statement/prospectus. The financial data should be read in conjunction with “Second Sight Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Second Sight’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus. These historical results are not necessarily indicative of results to be expected in any future period.

Operations data

	Quarter end March 31,		Year ended December 31,
(in thousands, except share data)	2022	2021	2021	2020
Cost of sales (recovery)	$—	$—	$(130)	$(500)
Research, development, clinical and regulatory, net of grants	750	371	2,370	4,836
General and administrative expenses	1,466	2,472	6,315	5,943
Other expenses	—	—	378	4,617
Interest (income)	—	—	(12)	(16)
Net loss	(2,216)	(2,843)	(8,921)	(14,880)
Net loss per share	$(0.06)	$(0.12)	$(0.27)	$(0.72)
Weighted average shares outstanding – basic and diluted	39,409,000	23,537,000	32,817,000	20,575,000

Balance sheet data

	As of	As of December 31,
(in thousands)	March 31, 2022	2021	2020
Cash and cash equivalents	$59,599	$69,593	$3,177
Total assets	68,538	70,879	4,460
Current liabilities	2,385	2,462	5,132
Total liabilities	—	2,514	5,132
Total stockholders equity (deficit)	66,153	68,365	(672)
Total liabilities and stockholders equity	68,538	70,879	4,460

Summary Historical Financial Data of NPM

The following summary financial data for 2022, 2021 and 2020, prepared using GAAP, has been derived from the NPM unaudited condensed balance sheet as of March 31, 2022 and the unaudited condensed statements of operations for the quarters ended March 31, 2022 and 2021 included elsewhere in this proxy statement/prospectus; and, the audited balance sheets as of December 31, 2021 and 2020 and the statements of operations for the years then ended included elsewhere in this proxy statement/prospectus. The financial data should be read in conjunction with NPM’s “Discussion and Analysis of Financial Condition and Results of Operations” and NPM’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus. These historical results are not necessarily indicative of results to be expected in any future period.

Operations data:

	Quarter end March 31,		Year ended December 31,
(in thousands, except share data)	2022	2021	2021	2020
Research and development expenses	$2,679	$2,406	$11,002	$6,865
General and administrative expenses	1,228	569	2,321	2,378
Other (income) expenses	17	(12)	(550)	36
Net loss	3,924	(2,987)	(12,773)	(9,279)
Net loss per share	$(0.32)	$(0.28)	$(1.17)	$(0.94)
Weighted average shares outstanding – basic and diluted	12,199,588	10,714,677	10,962,266	9,896,545

Balance sheet data:

	As of	As of December 31,
(in thousands)	March 31, 2022	2021	2020
Cash and cash equivalents	$6,973	$2,178	$2,081
Total assets	10,040	5,453	5,217
Current liabilities	2,541	2,086	2,185
Total liabilities	11,158	2,988	3,267
Total stockholders equity (deficit)	(1,118)	2,465	1,950
Total liabilities and stockholders equity	10,040	5,453	5,217

Summary Unaudited Pro Forma Condensed Combined Financial Data of Second Sight and NPM

The following information does not give effect to the proposed Second Sight Reverse Stock Split described in Second Sight’s Proposal No. 2.

The following summary unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting under GAAP. For accounting purposes, NPM is considered to be acquiring Second Sight in the merger. The Second Sight and NPM unaudited pro forma condensed combined statements of operations data assumes that the merger took place as of January 1, 2021, and combines the historical results of Second Sight and NPM for the periods presented. The Second Sight and NPM unaudited pro forma condensed combined balance sheet data assumes that the merger took place on March 31, 2022, and combines the Second Sight and NPM historical balance sheets at March 31, 2022.

The summary unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The summary unaudited pro forma condensed combined financial data as of March 31, 2022 and for the quarter ended March 31, 2022 and for the year ended December 31, 2021, are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information assumes that, at the Effective Time, each share of NPM’s common stock will be converted into the right to receive shares of Second Sight common stock such that, immediately following the Effective Time, Second Sight’s current shareholders, option holders, and warrant holders are expected to own, or hold rights to acquire, approximately 22.68% of the Base Amount Common Stock of Second Sight, and NPM’s current shareholders, option holders and warrant holders are expected to own, or hold rights to acquire, approximately 77.32% of the Base Amount Common Stock of Second Sight.

Pro forma operations data:

	Quarter end March 31,	Year ended December 31,
(in thousands, except share data)	2022	2021
Cost of sales (recovery of cost)	$—	$(130)
Research, development, clinical and regulatory expenses	3,421	13,693
General and administrative expenses	2,689	10,338
Net loss from operations	(6,110)	(23,091)
Net operating loss per share	$(0.04)	$(0.18)
Weighted average shares outstanding – basic and diluted	150,338,222	132,495,261

Pro forma balance sheet data:

As of
(in thousands)	March 31, 2022
Cash and cash equivalents	$65,297
Total assets	69,303
Current liabilities	4,512
Total liabilities	5,129
Total stockholders equity	64,174
Total liabilities and stockholders equity	69,303

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net operating loss for the quarter ended March 31, 2022 and the year ended December 31, 2021, and the book value per share as of March 31, 2022 using shares outstanding of Second Sight common stock as of March 31, 2022; the historical net operating loss for the quarter ended March 31, 2022 and the year ended December 31, 2021, and the book value per share as of March 31, 2022 using shares outstanding of NPM common stock as of March 31, 2022; and the unaudited pro forma net operating loss for the quarter ended March 31, 2022 and the year ended December 31, 2021, and the book value per share outstanding as of March 31, 2022 using pro forma shares outstanding as of March 31, 2022, after giving effect to the proposed merger of Second Sight with NPM on a pro forma basis. The unaudited pro forma net loss from operations and book value per share does not give effect to the Second Sight Reverse Stock Split.

You should read the tables below in conjunction with the audited financial statements of Second Sight and NPM included in this proxy statement/prospectus and the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial statements included elsewhere in this proxy statement/prospectus.

(unaudited)
Second Sight Historical Per Share Data:
Net loss per share, basic and diluted, quarter ended March 31, 2022	$(0.06)
Net loss per share, basic and diluted, year ended December 31, 2021	$(0.27)
Book value per share as of March 31, 2022	$1.68

NPM Historical Per Share Data:
Net loss per share, basic and diluted, quarter ended March 31, 2022	$(0.32)
Net loss per share, basic and diluted, year ended December 31, 2021	$(1.17)
Book value per share as of March 31, 2022	$(0.09)

Combined Company Per Share Data on a Pro forma Basis:
Net operating loss per share, basic and diluted, quarter ended March 31, 2022	$(0.04)
Net operating loss per share, basic and diluted, year ended December 31, 2021	$(0.18)
Book value per share as of March 31, 2022	$0.43

RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. You should read and consider the risks associated with each of the businesses of Second Sight and NPM. For Second Sight, these risks can be found in its most recent Annual Report on Form 10-K (Annex F to this proxy statement/prospectus), as updated by subsequent Quarterly Reports on Form 10-Q (Annex I to this proxy statement/prospectus), all of which risk factors are incorporated herein by reference. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/ prospectus. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. Please see the section entitled “Where You Can Find More Information” beginning on page 244 of this proxy statement/prospectus.

Risks Related to the Merger

The Pro Rata Portion of the Merger Shares is not adjustable based on the market price of Second Sight common stock, so the Merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the exchange ratio formula for the NPM common stock, and the exchange ratio is based on the fully-converted outstanding common stock of NPM and the fully-converted outstanding common stock of Second Sight, after taking into account each company’s outstanding options and warrants, irrespective of the exercise prices of such options and warrants, and Second Sight’s and NPM’s net cash balances, in each case immediately prior to the closing of the merger as described under the heading “The Merger — Merger Consideration.” Any changes in the market price of Second Sight common stock before the completion of the merger will not affect the number of shares of Second Sight common stock issuable to NPM’s shareholders pursuant to the Merger Agreement. Therefore, if before the completion of the merger the market price of Second Sight common stock declines from the market price on the date of the Merger Agreement, then NPM’s shareholders could receive merger consideration with substantially lower value than the value of such Merger consideration on the date of the Merger Agreement. Similarly, if before the completion of the merger the market price of Second Sight common stock increases from the market price of Second Sight common stock on the date of the Merger Agreement, then NPM’s shareholders could receive merger consideration with substantially greater value than the value of such merger consideration on the date of the Merger Agreement. The Merger Agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the market price of Second Sight common stock, for each one percentage point change in the market price of Second Sight common stock, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration payable to NPM’s shareholders pursuant to the Merger Agreement.

Failure to complete the Merger may result in Second Sight or NPM paying a termination fee or expenses to the other party and could significantly harm the market price of Second Sight common stock and negatively affect the future business and operations of each company.

If the Merger is not completed and the Merger Agreement is terminated under certain circumstances, Second Sight may be required to pay NPM a termination fee of $5,000,000 or $1,000,000. If the Merger is not completed and the Merger Agreement is terminated under certain circumstances, NPM may be required to pay Second Sight a termination fee of $5,000,000. Even if a termination fee is not payable or transaction expenses are not reimbursable in connection with a termination of the Merger Agreement, each of Second Sight and NPM will have incurred significant fees and expenses, such as legal and accounting fees, which must be paid whether or not the Merger is completed. Further, if the Merger is not completed, it could significantly harm the market price of Second Sight common stock.

In addition, if the Merger Agreement is terminated and the Board of Second Sight or NPM determines to seek another business combination, there can be no assurance that either Second Sight or NPM will be able to find a partner and close an alternative transaction on terms that are as favorable or more favorable than the terms set forth in the Merger Agreement.

The Merger may be completed even though certain events occur prior to the closing that materially and adversely affect Second Sight or NPM.

The Merger Agreement provides that either Second Sight or NPM can refuse to complete the Merger if there is a material adverse change affecting the other party between February 4, 2022, the date of the Merger Agreement, and the closing of the Merger.

However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Second Sight or NPM, including:

●	general economic, political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Second Sight or NPM, as applicable;
●	general changes in or affecting the industries in which Second Sight or NPM operate, to the extent they do not disproportionately affect Second Sight, Merger Sub, or NPM, as applicable;
●	any effect resulting from the announcement or pendency of the Merger or any related transactions;
●	any effect resulting from the taking of specific actions, by either Second Sight or NPM required to comply with the terms of the Merger Agreement;
●	any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans or predictions, or the loss of any business;
●	any natural disaster natural disasters, pandemics, epidemics, disease outbreaks (including the Covid-19 virus) or other health crises or public health events, weather conditions, explosions or fires, or other force majeure events or acts of God; and
●	any changes in GAAP or other accounting requirements or principles (or the interpretation thereof) or changes in laws issued or made by any governmental authority, to the extent they do not disproportionately affect Second Sight, Merger Sub, or NPM, as applicable

If adverse changes occur and Second Sight and NPM still complete the Merger, the market price of the combined company’s common stock may suffer. This in turn may reduce the value of the Merger to the shareholders of Second Sight, NPM, or both.

Certain of Second Sight’s directors have material interests in NPM. There is no assurance that the efforts of Second Sight Board, and of the special committee of Second Sight Board, to evaluate the fairness and effects of the proposed Merger were sufficient.

Three of Second Sight’s directors, Gregg Williams, Dean Baker, and Aaron Mendelsohn are also directors of NPM, and Gregg Williams and Aaron Mendelsohn have substantial investments and financial interests in NPM. Additionally, NPM was founded by Adam Mendelsohn, the son of Aaron Mendelsohn, a member of the Second Sight Board. As a result, a special committee of the Board, consisting of members having no affiliation with NPM, was created for the purpose of evaluating the proposed Merger and determining whether the Merger Agreement and the proposed Merger are in the best interests of Second Sight. Following multiple consultations with financial and legal advisers, the special committee issued its recommendation for the Board to approve the proposed Merger on the terms of the Merger Agreement and the concurrently entered SAFE agreement. Notwithstanding the foregoing, there can be no assurance that the efforts of the special committee in connection with the proposed Merger were sufficient, nor can there be an assurance that the special committee was aware of and considered all the relevant facts and circumstances surrounding the proposed Merger. The opinion of the special committee was based on then-available information, as of the date of each such opinion and does not reflect any subsequent events. Therefore, there can be no assurance that the terms of the proposed Merger are fair and in the best interest of Second Sight despite the opinion of the special committee.

The market price of the common stock of the combined company following the Merger may decline as a result of the Merger.

The market price of combined company’s common stock may decline as a result of the Merger for a number of reasons including if:

●	investors react negatively to the prospects of the combined company’s product candidates, business, and financial condition following the Merger;
●	the effect of the Merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.

Second Sight and NPM shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Second Sight’s and NPM’s shareholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving the expected commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the expected strategic and financial benefits currently anticipated from the Merger.

During the pendency of the Merger, Second Sight and NPM may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Second Sight and NPM to make acquisitions, subject to certain exceptions relating to fiduciary duties, as set forth in the Merger Agreement, or to complete other transactions that are not in the ordinary course of business pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during such period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging, or entering certain extraordinary transactions, such as a merger, sale of assets, or other business combination outside the ordinary course of business with any third party, subject to certain exceptions relating to fiduciary duties, as set forth in the Merger Agreement. Any such transactions could be more favorable to such party’s shareholders that the transactions contemplated by the Merger Agreement.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Second Sight and NPM from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and that failure to cooperate with the proponent of the proposal would be reasonably likely to be inconsistent with the board of directors’ fiduciary duties.

Because the lack of a public market for NPM common stock makes it difficult to evaluate the value of NPM common stock, the shareholders of NPM may receive shares of Second Sight common stock in the Merger that have a value that is less than, or greater than, the fair market value of NPM common stock.

The outstanding common stock of NPM is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of NPM. Because the percentage of Second Sight common stock to be issued to NPM’s shareholders was determined based on negotiations between the parties, it is possible that the value of Second Sight common stock to be received by NPM’s shareholders will be less than the fair market value of NPM or Second Sight may pay more than the aggregate fair market value for NPM.

If the conditions to the merger are not satisfied or waived, the merger will not occur.

Even if the merger is approved by the shareholders of Second Sight and NPM, other conditions must be satisfied or waived to complete the merger, including the condition that the aggregate amount of cash, cash equivalents, and marketable securities of the Second Sight being not less than $63 million less the amount of any advances made to NPM for working capital, in order to consummate the merger. These conditions are set forth in the Merger Agreement and described in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” in this proxy statement/prospectus. Second Sight and NPM cannot assure you that all of the conditions will be satisfied or waived. Certain of the closing conditions are incapable of being waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Second Sight and NPM each may lose some or all of the intended benefits of the merger.

The merger may fail to qualify as a “reorganization” for U.S. federal income tax purposes, resulting in recognition of taxable gain or loss by holders of NPM common stock.

Second Sight and NPM intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, as described in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement/prospectus. In the event that the merger does not qualify as a “reorganization,” the merger would generally result in taxable gain or loss for each U.S. Holder (as defined hereafter) of NPM common stock, with the amount of such gain or loss determined by the amount that each NPM shareholder’s adjusted tax basis in the NPM common stock surrendered is less or more than the fair market value of the Second Sight common stock. Each holder of NPM common stock is urged to consult with his, her, or its own tax advisor with respect to the tax consequences of the merger.

Business development activity involves numerous risks, including the risks that Second Sight may be unable to integrate an acquired business successfully and that Second Sight may assume liabilities that could adversely affect it.

In order to transform its business, pursue strategic opportunities, and enhance shareholder value Second Sight entered into the Merger Agreement. Second Sight cannot be sure the merger will result in a successful acquisition, development or launch of products that will prove to be commercially successful or will improve the long-term viability of Second Sight’s business. Acquisitions or licenses could require Second Sight to raise significant capital and potentially incur significant dilution through the issuance of new shares of common stock. These strategic transactions involve many risks, including, but not limited to, the following:

●	difficulties in achieving identified financial revenue synergies, growth opportunities, operating synergies, and cost savings;
●	difficulties in assimilating the personnel, operations and products of NPM, and the potential loss of key employees and advisers;
●	difficulties in consolidating intellectual properties portfolios and corporate infrastructures of the respective parties;
●	Second Sight’s inability to achieve expected revenues and gross margins for any products Second Sight may acquire;
●	the diversion of management’s attention from other business concerns; and
●	difficulties in reorganizing, winding-down, or liquidating operations if not successful.

Business development activities require significant transaction costs, including substantial fees for investment bankers, attorneys, and accountants. Any acquisition could result in Second Sight’s assumption of material unknown and/or unexpected liabilities. Second Sight also cannot provide assurance that it will achieve any cost savings or synergies relating to recent or future acquisitions. Additionally, in any acquisition agreement, the negotiated representations, warranties, and agreements of the selling parties may not entirely protect Second Sight, and liabilities resulting from any breaches could exceed negotiated indemnity limitations. These factors could impair Second Sight’s growth and ability to compete, divert resources from other potentially more profitable areas, or otherwise cause a material adverse effect on its business, financial position, and results of operations.

The financial statements of acquired companies, or those that may be acquired in the future, are prepared by management of such companies, and are not independently verified by Second Sight’s management. In addition, any pro forma financial statements prepared by Second Sight to give effect to such acquisitions may not accurately reflect the results of operations of such companies that would have been achieved had the acquisition of such entities been completed at the beginning of the applicable periods.

If Second Sight does not successfully consummate a strategic transaction, its board of directors may decide to pursue a dissolution and liquidation of Second Sight. In such an event, the amount of cash available for distribution to Second Sight shareholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that the process to identify a strategic transaction will result in a successfully consummated transaction. If no transaction is completed, the Second Sight Board may decide to pursue a dissolution and liquidation of the company. In such an event, the amount of cash available for distribution to Second Sight shareholders will depend heavily on the timing of such decision and, ultimately, such liquidation since the amount of cash available for distribution continues to decrease as Second Sight funds its operations while it evaluates its strategic alternatives. In addition, if the Second Sight board of directors was to approve and recommend, and its shareholders were to approve, a dissolution and liquidation of the company, Second Sight would be required under California corporate law to pay outstanding obligations of the Company. As a result of this requirement, a portion of Second Sight’s assets may need to be reserved pending the resolution of such obligations. In addition, Second Sight may be subject to litigation or other claims related to a dissolution and liquidation of the company. If a dissolution and liquidation were pursued, the Second Sight board of directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Second Sight common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of the company.

The change of name and ticker symbol of Second Sight as a part of the merger may result in detrimental consequences associated with investors and customers’ confusion.

It is expected that Second Sight will change the corporate name and ticker symbol as a result of the merger which would require Second Sight to undergo significant rebranding efforts in the eyes of investors and potential customers. It may experience a loss in goodwill associated with existing brand name, customer confusion, and a loss of business connections and will incur substantial costs in connection with rebranding and protection of its intellectual property.

Second Sight is currently a target of certain demands and may be in the future subject to individual or class action securities or derivative lawsuits in connection with the merger, which could result in substantial costs and may delay or prevent the consummation of the merger.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the relevant merger or seek monetary relief. Second Sight and the members of the Second Sight Board are in receipt of certain demand letters and may in the future be defendants in one or more lawsuits relating to the Merger Agreement and the merger and, even if the current demand letters and any such future lawsuits are without merit, addressing said demand letters and defending against the pertinent claims can result in substantial costs and divert management time and resources of both Second Sight and NPM. Second Sight cannot predict the future development of events in connection with the demand letters, nor can it predict the outcome of any such potential lawsuits. Neither Second Sight, nor NPM is able to predict the amount of time and expense that would be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in Second Sight’s favor, could be substantial, and such litigation could distract both Second Sight and NPM from pursuing the consummation of the Merger and other potentially beneficial business opportunities relevant to the post-merger company’s business.

Risks Related to the Proposed Stock Split

The reverse stock split may not increase the combined company’s stock price over the long-term.

The principal purpose of the reverse stock split is to increase the per-share market price of Second Sight’s common stock above the minimum bid price requirement under the Nasdaq rules so that the listing of Second Sight and the shares of Second Sight common stock being issued in the merger on Nasdaq will be approved. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Second Sight’s common stock, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the reverse stock split ratio mutually agreed by Second Sight and NPM, or result in any permanent or sustained increase in the market price of Second Sight’s common stock, which is dependent upon many factors, including Second Sight’s business and financial performance, general market conditions and prospects for future success. Thus, while the stock price of Second Sight might meet the listing requirements for Nasdaq initially, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of the combined company’s common stock.

Although the Second Sight board of directors believes that the anticipated increase in the market price of the combined company’s common stock resulting from the proposed reverse stock split could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for the combined company’s common stock. In addition, the reverse stock split may not result in an increase in the combined company’s stock price necessary to satisfy Nasdaq’s initial listing requirements for the combined company.

The reverse stock split may lead to a decrease in the combined company’s overall market capitalization.

Should the market price of the combined company’s common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the combined company’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of the combined company’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on the combined company’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to Dependence on Second Sight’s Commercial Products

Despite promising results from the Early Feasibility Study for Orion being conducted at UCLA and Baylor School of Medicine, Second Sight currently has no commercial products or product revenue and may never become profitable.

To date, Second Sight has not generated profit from sales of its now discontinued Argus II product and will not generate revenues until it completes the development and attain the marketing approval for Orion. Second Sight has relied principally on financing from the sale of equity securities and the receipt of government and other grants to fund its operations. Second Sight expects that its future financial results will depend primarily on its success in further developing the Orion, conducting FDA approved clinical trials and obtaining clearance or approval for, launching, selling and supporting its Orion technology. To establish these operations Second Sight will need to expend significant resources on hiring additional personnel, conducting continued scientific and product research and development, engaging in further pre-clinical and clinical investigation, giving expanded attention to intellectual property development and prosecution, seeking domestic and international regulatory approvals, marketing and promotion, capital expenditures, working capital, general and administrative expenses, and fees and expenses associated with its capital raising efforts. Second Sight expects to incur costs and expenses related to consulting costs, laboratory development costs, hiring of scientists, engineers, sales representatives and other operational personnel, and the continued development of relationships with potential partners as it continues to seek regulatory clearance or approval for its products. As a pre-revenue company Second Sight continues to incur significant operating losses, and it expects to continue to incur additional losses for at least the next several years. Second Sight cannot assure you that it will generate revenue or be profitable in the future. Second Sight’s future or updated Orion products may never be cleared or approved or become commercially viable or accepted for use.

Investment in medical device technology entails material uncertainty and is highly speculative. It entails substantial upfront capital expenditures over time and significant risk that any potential product will fail to demonstrate adequate safety, efficacy, clinical utility or acceptance by physicians and blind individuals. Investors should evaluate an investment in Second Sight in light of the uncertainties encountered by developing medical technology companies in a competitive environment. There can be no assurance that its efforts will be successful or that it will ultimately be able to achieve profitability. Even if Second Sight achieves profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Second Sight’s failure to become and remain profitable could adversely affect the market price of its common stock and could significantly impair its ability to raise capital, expand its business or continue to implement its business plan.

Second Sight’s commercial and financial success depends on its products being accepted in the market, and if not achieved, will result in its not being able to generate revenues to support its operations.

Even if Second Sight is able to obtain favorable reimbursement within the markets that it serves, commercial success of its products will depend, among other things, on their acceptance by retinal specialists, ophthalmologists, brain surgeons, general practitioners, low vision therapists and mobility experts, hospital purchasing and controlling departments, patients, and other members of the medical community. The degree of market acceptance of any of Second Sight’s product candidates will depend on factors that include:

●	cost of treatment;
●	pricing and availability of future alternative products;
●	the extent of available third-party coverage or reimbursement;

●	perceived efficacy of the Orion system relative to other future products and medical solutions; and
●	prevalence and severity of adverse side effects associated with treatment.

The activities of competitive medical device companies, or others, may limit Second Sight’s revenue from the sale of the Orion system.

Second Sight’s commercial opportunities for the Orion system may be reduced if its competitors develop or market products that are more effective, are better tolerated, receive better reimbursement terms, achieve greater acceptance by physicians, have better distribution channels, or are less costly.

Currently, to Second Sight’s knowledge, no other medical devices comparable to the Orion system have been approved by regulatory agencies, in the U.S. or Europe, to restore some functional vision in persons who have become blind due to unpreventable causes. Other visual prosthesis companies such as Pixium are developing retinal implant technologies to partially restore some vision in blind patients mainly from age related macular degeneration. Pixium’s initial RP prosthesis product was withdrawn from the market. A previous competitor, Retina Implant, has withdrawn from the market. Neither Retina Implant nor Pixium has filed for market approval with the FDA. To Second Sight’s knowledge Pixium has obtained an IDE for a feasibility study in the U.S. for its PRIMA product, which is directed toward age related macular degeneration or AMD and is conducting a pivotal trial of PRIMA in several countries in Europe. The Illinois Institute of Technology’s Intracortical Visual Prosthesis group is currently recruiting participants for a US early feasibility study of a visual cortical prosthesis and has recently implanted one subject. Neuralink has recently demonstrated a cortical implant in animal models. Vision restoration is one of Neuralink’s stated goals. These and other potentially competitive therapies, if or when developed or brought to market, may result in pricing and market access pressure even if the Orion system is otherwise viewed as a preferable therapy.

Many privately and publicly funded universities and other organizations are engaged in research and development of potentially competitive products and therapies, such as stem cell and gene therapies, some of which may target multiple indications of Second Sight’s product candidates. These organizations include pharmaceutical companies, biotechnology companies, public and private universities, hospital centers, government agencies and research organizations. Second Sight’s competitors include large and small medical device and biotechnology companies that may have significant access to capital resources, competitive product pipelines, substantial research and development staff and facilities, and substantial experience in medical device development.

Second Sight may face substantial competition in the future and may not be able to keep pace with the rapid technological changes which may result from others discovering, developing or commercializing products before or more successfully than Second Sight does.

In general, the development and commercialization of new medical devices is highly competitive and is characterized by extensive research and development and rapid technological change. Physicians and persons who may be suitable for the Orion implant likely will consider many factors including product reliability, clinical outcomes, product availability, price, and product and patient support services that Second Sight may be able to provide. Market share as it develops can shift as a result of technological innovation and other business factors. Major shifts in industry market share have occurred in connection with product problems, physician advisories and safety alerts, reflecting the importance of product quality and reliability in the medical device industry, and any quality problems with Second Sight’s processes, goods and services could harm its reputation for producing high-quality products and would erode its competitive advantage, sales and market share. Second Sight’s competitors may develop products or other novel approaches and technologies to deal with treating blindness that are more effective, safer or less costly than any that Second Sight is developing, and if those products gain market acceptance its revenue and financial results could be adversely affected.

If Second Sight fails to develop new products or enhance existing products, its leadership in the markets it serves could erode, and its business, financial condition and results of operations may be adversely affected.

Despite early positive results in Second Sight’s limited initial trials at UCLA and Baylor School of Medicine, its ongoing development efforts may never demonstrate the feasibility of its Orion technology.

Second Sight’s research and development efforts remain subject to all of the risks associated with the development of new technology. Second Sight’s Orion technology, though based on its FDA approved Argus II retinal prosthesis, is not yet fully developed. Development of the underlying technology, including the further development and refinement of Second Sight’s Orion technology, may be affected by unanticipated technical or other problems, among other development and research issues, and the possible insufficiency of funds needed in order to complete development of these products or devices. Regulatory and clinical hurdles, adverse reactions experienced in trials, or other operational or regulatory challenges also may result in delays and cause Second Sight to incur additional expenses that may increase its need for capital and result in additional losses. For example, three of the six subjects implanted in the Early Feasibility Study have been explanted by the subjects’ request. While all had been implanted at least three years, the explants represent a limit in the long-term data that can be collected in the current study. If Second Sight cannot complete, or if it experiences significant delays in developing its technology, applications or products for use by those patients who can benefit from vision restoration, particularly after incurring significant expenditures, Second Sight’s business may fail, and investors may lose the entirety of their investment.

Since Second Sight has a history of operating losses and has no current revenue producing operations, the future of its business is difficult to evaluate.

To date, Second Sight’s operations on a consolidated basis have consisted of the continued development and clinical studies of its Orion-focused technologies and implementation of the early parts of Second Sight’s business plan. Second Sight has incurred significant operating losses in each year since its inception and it will continue to incur additional losses for the next several years. In addition, its losses may be greater than expected and its operating results may suffer. Second Sight has limited historical financial data upon which it may base its projected revenue and base its planned operating expenses. This operating history makes it difficult to evaluate its technology or prospective operations and business prospects.

Clinical development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and initial trials may not be predictive of future trial results.

Clinical testing is expensive and can take several or more years to complete, and its outcome is inherently uncertain. Failure or delay can occur at any time during the clinical trial process. Success in nonclinical studies and early feasibility clinical studies does not ensure that expanded clinical trials that will be used to support regulatory submissions will be successful. These setbacks may be caused by, among other things, nonclinical findings made while clinical trials were underway, and safety or efficacy observations made in clinical trials, including previously unreported adverse events. Even if Second Sight’s clinical trials are completed, the results may not be sufficient to obtain regulatory approval or clearance for its product candidates.

Interim “top-line” and preliminary results from Second Sight’s clinical trials that it announces or publishes from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, Second Sight may publish interim top-line or preliminary results from its clinical trials. Interim results from clinical trials that it may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Second Sight previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Differences between preliminary or interim data and final data could significantly harm Second Sight’s business prospects and may cause the trading price of its common stock to fluctuate significantly.

Risks Related to Second Sight’s Common Stock

Second Sight has not been profitable to date and expect its operating losses to continue for the foreseeable future; Second Sight may never be profitable.

Second Sight has incurred operating losses and generated negative cash flows since its inception and have financed its operations principally through equity investments and borrowings. Second Sight’s ability to generate sufficient revenues to fund operations is uncertain. For the fiscal year ended December 31, 2020, Second Sight generated no revenue from operations and incurred a net loss of $14.9 million. For the fiscal year ended December 31, 2021, Second Sight generated no revenue from operations and incurred a net loss of $8.9 million. Second Sight’s total accumulated deficit through December 31, 2021, was $328.6 million.

As a result of Second Sight’s limited commercial operating history, revenue is difficult to forecast. Second Sight expects expenses to increase in the future as it expands its activities in connection with the further development of Orion. Second Sight cannot assure you that it will be profitable in the future. Accordingly, the extent of Second Sight’s future losses and the time required to achieve profitability, if ever, is uncertain. Failure to achieve profitability could materially and adversely affect the value of its common stock and its ability to effect additional financings. The success of the business depends on its ability to increase revenues to offset expenses. If Second Sight does not achieve profitability, or otherwise fall short of projections, its business, financial condition and operating results will be materially adversely affected.

Sales, or the availability for sale, of substantial amounts of Second Sight’s common stock could adversely affect the value of its common stock.

Second Sight cannot predict the effect, if any, that future sales of its common stock, or the availability of its common stock for future sales, will have on the market price of its common stock. Sales of substantial amounts of its common stock in the public market and the availability of shares for future sale could adversely affect the prevailing market price of its common stock. This in turn could impair Second Sight’s future ability to raise capital through an offering of its equity securities.

There may be future sales or other dilution of Second Sight’s equity, which may adversely affect the market price of its common stock.

Second Sight is not restricted from issuing additional shares of common stock. The market price of Second Sight’s common stock could decline as a result of sales of its common stock and warrants or the perception that such sales could occur. Second Sight may issue and sell additional shares of its common stock in private placements or registered offerings in the future. Second Sight also may conduct additional registered rights offerings in the future pursuant to which it may issue shares of its common stock or other securities.

Risks Relating to Second Sight’s Operations

The COVID-19 pandemic has had an adverse effect on Second Sight’s business and results of operations and is expected to continue to have further adverse effects, which could be material, on its business, results of operations, financial condition, liquidity, and capital investments.

In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China and has since spread globally. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. In addition, most states in the U.S., including California, where Second Sight is headquartered, have declared a state of emergency. The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place or stay-at-home orders, and business shutdowns.

In accordance with local and state guidelines regarding the COVID-19 pandemic, Second Sight is requiring all of Second Sight’s employees to wear masks in the office and use their best judgement to work remotely or work in the office. While many of Second Sight’s employees are accustomed to working remotely, much of its workforce has not historically been remote. Although Second Sight continues to monitor the situation and may adjust its current policies as more information and public health guidance becomes available, restricting the ability to do business in person may create operational or other challenges, any of which could harm its business, financial condition and results of operations.

In addition, Second Sight’s clinical trials have been affected by the COVID-19 outbreak. Patient visits in ongoing clinical trials have been delayed, for example, due to prioritization of hospital resources toward the COVID-19 outbreak, travel restrictions imposed by governments, and the inability to access sites for initiation and monitoring. For example, scheduled patient visits to Second Sight’s clinical sites at UCLA and Baylor were temporarily put on hold due to COVID-19. Visits have now resumed at both sites. In addition, the validation study for the revised FLORA assessment was paused due to travel requirements for its completion. Also, some of Second Sight’s suppliers of certain materials used in the development of its product candidates are located in areas impacted by COVID-19 which could limit its ability to obtain sufficient materials for its product candidates. COVID-19 has and will continue to adversely affect global economies and financial markets of many countries, resulting in an economic downturn that could affect demand for Second Sight’s product candidates, if approved, and impact its operating results. Even after the COVID-19 pandemic has subsided, Second Sight may continue to experience an adverse impact to Second Sight’s business as a result of the continued global economic impact of the pandemic. Second Sight could experience further harm to its business, and it cannot anticipate all of the ways in which health epidemics such as COVID-19 and its variants could adversely impact its business. Although Second Sight is continuing to monitor and assess the effects of the COVID-19 pandemic on its business, the ultimate impact of the COVID-19 outbreak or a similar health epidemic is highly uncertain and subject to change.

COVID-19 has directly and indirectly adversely affected Second Sight and will likely continue to do so for an uncertain period of time. In March and April 2020 Second Sight laid off the majority of its employees as a result of COVID-19 and an inability to obtain financing. Second Sight retains approximately fifteen of Second Sight’s employees to oversee current operations, including some that were re-hired once its financial situation improved, and the future of Second Sight became clearer. The cumulative effects of COVID-19 and its variants on Second Sight cannot be predicted at this time, but could include, without limitation:

●	reputational damages of Second Sight and its products;
●	inability to raise additional funds to finance and continue Second Sight’s operations;
●	inability to maintain adequate office laboratory facilities;
●	inability to retain and hire experienced personnel;
●	diminished ability, or inability, to enroll patients or complete clinical trials and other activities required to achieve regulatory clearance of Second Sight’s products under development
●	inability to finalize Second Sight’s plan for and enroll patients into its proposed pivotal clinical trial;
●	material delays or inability to complete development and commercialization of Orion;
●	inability to satisfy Nasdaq’s continued listing requirements and possible delisting; and
●	other uncertain events that may have negative impact on Second Sight’s operations.

Materials necessary to manufacture Orion may not be available on commercially reasonable terms, or at all, which may delay development, manufacturing and commercialization of Second Sight’s products.

Second Sight relies on numerous suppliers to provide materials, components and services necessary to produce the Orion system and next generation product candidates. Certain suppliers are currently sole source because of Second Sight’s low manufacturing volumes and its need for specialty technical or other engineering expertise. Second Sight’s suppliers may be unable or unwilling to deliver these materials and services to it timely as needed or on commercially reasonable terms. Should this occur, Second Sight would seek to qualify alternative suppliers or develop in-house manufacturing capability but may be unable to do so. Substantial design or manufacturing process modifications and regulatory approval might be required to facilitate or qualify an alternate supplier. Even where Second Sight could qualify alternative suppliers the substitution of suppliers may be at a higher cost and cause time delays including delays associated with additional possible FDA review, that could impede the production of the Orion system, reduce gross profit margins and impact its ability to deliver its products as may be timely required to meet demand.

Any failure or delay in completing clinical trials or studies for new product candidates or next generation of Second Sight’s products and the expense of those trials could adversely affect its business.

Preclinical studies and clinical trials required to demonstrate the safety and efficacy of incremental changes, including new wearables and software enhancements and for new product candidates such as Orion are time consuming and expensive. If Second Sight is required to conduct additional clinical trials or other studies with respect to any of Second Sight’s product candidates beyond those that it has contemplated, if it is unable to successfully complete its clinical trials or other studies or if the results of these trials or studies are not positive or are only modestly positive, Second Sight may be delayed in obtaining marketing approval for those product candidates, it may not be able to obtain marketing approval or it may obtain approval for indications that are not as broad as intended. Second Sight’s product development costs also will increase if it experiences delays in testing or approvals.

The completion of clinical trials for Second Sight’s product candidates could be delayed because of its inability to manufacture or obtain from third parties materials sufficient for use in preclinical studies and clinical trials; delays in patient enrollment and variability in the number and types of patients available for clinical trials; difficulty in maintaining contact with patients after treatment, resulting in incomplete data; poor effectiveness of product candidates during clinical trials; unforeseen safety issues or side effects; and governmental or regulatory delays and changes in regulatory requirements and guidelines.

If Second Sight incur significant delays in its clinical trials, its competitors may be able to bring their products to market before Second Sight does which could result in harming Second Sight’s ability to commercialize its products or potential products. If Second Sight experiences any of these occurrences its business will be materially harmed.

Second Sight has lost key management and staff personnel because of Covid-19 pandemic. If it fails to recruit highly skilled personnel to replace employees who have left it, Second Sight’s ability to identify, develop and commercialize new or next generation product candidates will be impaired, could result in loss of markets or market share and could make it less competitive.

Second Sight has laid off the majority of its employees including key members of its executive management team because Covid-19 outbreak affected its ability to fund its operations. its existing employees could leave it with little or no prior notice. The loss of any management executive or any other principal member of its management team or its inability to attract and retain skilled employees could impair its ability to identify, develop and market new products or effectively deal with regulatory and reimbursement matters. Will McGuire, its President and Chief Executive Officer, tendered his resignation effective March 27, 2020 and its Board appointed Matthew Pfeffer, a member of its Board of Directors, as acting chief executive officer, and Edward Sedo, its Controller, as Principal Accounting and Financial Officer. On March 26, 2021 Matthew Pfeffer relinquished his position as acting chief executive officer and the Board appointed Scott Dunbar, its Senior Patent Counsel and Compliance Officer, as acting chief executive officer. To the extent that Second Sight loses experienced personnel, it is critical that it develop other employees, hire new qualified personnel and successfully manage the transfer of critical knowledge. No assurance can be given that it will be able to do so.

Second Sight could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Second Sight intends to adopt policies for compliance with these anti-bribery laws, which often carry substantial penalties. Second Sight cannot assure you that its internal control policies and procedures always will protect Second Sight from reckless or other inappropriate acts committed by Second Sight’s affiliates, employees or agents. Violations of these laws, or allegations of such violations, could have a material adverse effect on its business, financial position and results of operations and could cause the market value of Second Sight’s common stock to decline.

Risks Related to Intellectual Property and Other Legal Matters

If Second Sight or its licensors are unable to protect its/their intellectual property, then Second Sight’s financial condition, results of operations and the value of Second Sight’s technology and products could be adversely affected.

Patents and other proprietary rights are essential to Second Sight’s business, and its ability to compete effectively with other companies is dependent upon the proprietary nature of its technologies. Second Sight also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen its competitive position. Second Sight seek to protect these, in part, through confidentiality agreements with certain employees, consultants and other parties. Second Sight’s success will depend in part on the ability of its licensors to obtain, maintain (including making periodic filings and payments) and enforce patent protection for their intellectual property, in particular, those patents to which it has secured exclusive rights. Second Sight’s licensors may not successfully prosecute or continue to prosecute the patent applications which Second Sight has licensed. Even if patents are issued in respect of these patent applications, Second Sight or its licensors may fail to maintain these patents, may determine not to pursue litigation against entities that are infringing upon these patents, or may pursue such enforcement less aggressively than it ordinarily would. Without adequate protection for the intellectual property that Second Sight owns or licenses, other companies might be able to offer substantially identical products for sale, which could unfavorably affect Second Sight’s competitive business position and harm its business prospects. Two patents licensed from the John Hopkins University (the JHU Patents) expired in 2018, along with Second Sight’s License Agreement with the Johns Hopkins University. The expiration of the JHU Patents removes a barrier to entry for competitors who may be interested in selling a product competitive with Argus II. The JHU Patents are specific to retinal stimulation and have no effect on Orion technology.

Even if issued, patents may be challenged, invalidated, or circumvented, which could limit Second Sight’s ability to stop competitors from marketing similar products or limit the length of term of patent protection that Second Sight may have for its products.

Litigation or third-party claims of intellectual property infringement or challenges to the validity of Second Sight’s patents would require it to use resources to protect its technology and may prevent or delay the development, regulatory approval or commercialization Orion system or new product candidates. Further, the validity of some of its patents has been challenged.

Pixium has three currently pending oppositions in the European Patent Office (EPO) challenging the validity of European patents owned by Second Sight. The EPO proceedings involving Pixium and Second Sight are:

●	EP1937352 Sub- Threshold Stimulation to Precondition Neurons for Supra-Threshold Stimulation — cancelled in the Opposition Division, appeal pending.
●	EP2061549 — Package for an Implantable Neural Stimulation Device — Cancelled in the Opposition Division, appeal pending.
●	EP2185236 — Implantable Device for the Brain — Upheld in the Opposition Division, appeal pending.

If Second Sight is the target of claims by third parties asserting that its products or intellectual property infringe upon the rights of others it may be forced to incur substantial expenses or divert substantial employee resources from its business and, if successful, those claims could result in Second Sight’s having to pay substantial damages or prevent it from developing one or more product candidates. Further, if a patent infringement suit were brought against Second Sight or its collaborators, it or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

The validity of some of Second Sight’s patents has been challenged. If Second Sight experiences patent infringement claims, or if it elects to avoid potential claims others may be able to assert, Second Sight or its collaborators may choose to seek, or be required to seek, a license from the third-party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if Second Sight or its collaborators were able to obtain a license, the rights may be nonexclusive, which would give Second Sight’s competitors access to the same intellectual property. Ultimately, Second Sight could be prevented from commercializing a product, or be forced to cease some aspect of its business operations if, as a result of actual or threatened patent infringement claims, Second Sight or its collaborators are unable to enter into licenses on acceptable terms. This could harm Second Sight’s business significantly. The cost to Second Sight of any litigation or other proceeding, regardless of its merit, even if resolved in its favor, could be substantial. Some of Second Sight’s competitors may be able to bear the costs of such litigation or proceedings more effectively than Second Sight can because of their having greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Second Sight’s ability to compete in the marketplace. Intellectual property litigation and other proceedings may, regardless of their merit, also absorb significant management time and employee resources.

If Second Sight fails to comply with its obligations in the agreements under which it licenses development or commercialization rights to products or technology from third parties, it could lose license rights that are important to its business.

Second Sight holds an exclusive license from the Doheny Eye Institute (DEI) to intellectual property relating to the Argus II visual prosthesis and Orion cortical visual prosthesis. This license imposes various commercialization, milestone payment, profit sharing, insurance and other obligations on Second Sight. If Second Sight fails to comply with any material obligations, DEI will have the right to terminate the license, which covers part of the Argus and Orion systems. The existing or future patents to which Second Sight has rights based on its agreements with DEI may be too narrow to prevent third parties from developing or designing around these patents. Additionally, Second Sight may lose its exclusive rights to the patents and patent applications it licenses in the event of a breach or termination of the license agreement. The license expires with the expiration of the last of the licensed patents on August 8, 2033. The royalty in the agreement is 0.5% of the patented portion of Argus II system sales. All of the patents in the DEI agreement are co-owned by Second Sight and DEI. Second Sight licenses DEI’s interest in the patents to maintain its exclusive use on that intellectual property. Should the license terminate, Second Sight retains the right to utilize the intellectual property but may not be able to prevent others from doing so, in which case Second Sight may lose a competitive advantage.

If Second Sight is unable to protect the intellectual property used in its products, others may be able to copy its innovations which may impair its ability to compete effectively in Second Sight’s markets.

The strength of Second Sight’s patents involves complex legal and scientific questions and can be uncertain. Second Sight has over 300 issued patents and over 15 pending patent applications worldwide as of December 31, 2021. Second Sight’s patent applications may be challenged or fail to result in issued patents and its existing or future patents may be too narrow to prevent third parties from developing or designing around its intellectual property and in that event, it may lose competitive advantage and its business may suffer.

Further, the patent applications that Second Sight licenses or has filed may fail to result in issued patents. The claims may need to be amended. Even after amendment, a patent may not issue and in that event, it may not obtain the exclusive use of the intellectual property that it seeks and may lose competitive advantage which could result in harm to Second Sight’s business.

Third-party claims of intellectual property infringement may prevent or delay Second Sight’s development and commercialization activities for Orion.

Although Second Sight is not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to the Argus II or Orion systems, the medical device industry is characterized by many litigation cases regarding patents and other intellectual property rights. Other parties may in the future allege that Second Sight’s activities infringe their patents or that Second Sight is employing their proprietary technology without authorization. Second Sight may not have identified all the patents, patent applications or published literature that affect Second Sight’s business either by blocking its ability to commercialize its product, by preventing the patentability of one or more aspects of its products or those of its licensors or by covering the same or similar technologies that may affect its ability to market its product.

In addition, even in the absence of litigation, Second Sight may need to obtain licenses from third parties to advance Second Sight’s research or allow commercialization of its product candidates, and it has done so from time to time. Second Sight may fail to obtain future licenses at a reasonable cost or on reasonable terms, if at all. In that event, Second Sight may be unable to further develop and commercialize one or more of its product candidates, which could harm its business significantly.

Second Sight may become involved in future lawsuits to protect or enforce its patents or the patents of its licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe Second Sight’s patents or the patents of its licensors. To counter infringement or unauthorized use, Second Sight may file infringement claims, which can be expensive and time consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or of Second Sight’s licensors is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that Second Sight’s patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of Second Sight’s patents at risk of being invalidated or interpreted narrowly and could put Second Sight’s patent applications at risk of not issuing.

The U.S. Patent and Trademark Office may initiate interference proceedings to determine the priority of inventions described in or otherwise affecting Second Sight’s patents and patent applications or those of Second Sight’s collaborators or licensors. An unfavorable outcome could require Second Sight to cease using the technology or to attempt to license rights to it from the prevailing party. Second Sight’s business could be harmed if a prevailing party does not offer it a license on terms that are acceptable to Second Sight. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction of Second Sight’s management and other employees. Second Sight may not be able to prevent, alone or with Second Sight’s licensors, misappropriation of Second Sight’s proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the U.S.

Second Sight is increasingly dependent on sophisticated information technology systems, including systems from third parties, and if it fails to properly maintain the integrity of Second Sight’s data or if Second Sight’s products do not operate as intended, Second Sight’s business could be materially and adversely affected.

Second Sight is increasingly dependent on sophisticated information technology systems for Second Sight’s products and infrastructure, and it relies on these information technology systems, including technology from third-party vendors, to process, transmit and store electronic information in Second Sight’s day-to-day operations. Second Sight continuously monitor, upgrade and expand the systems it operates to improve information systems capabilities. Second Sight’s information systems require an ongoing commitment of significant resources to maintain, protect, and enhance existing systems and develop or contract new systems to keep pace with continuing changes in information processing technology, evolving systems and regulatory standards, and the increasing need to protect patient and customer information. In addition, third parties may attempt to hack into Second Sight’s products or systems and may obtain data relating to patients with Second Sight’s products or proprietary information. If Second Sight fails to maintain or protect Second Sight’s information systems and data integrity with cyber security effectively, it could lose existing customers, have difficulty attracting new customers, have problems in determining product cost estimates and establishing appropriate pricing, have difficulty preventing, detecting, and controlling fraud, have disputes with customers, physicians, and other health care professionals, have regulatory sanctions, fines, or penalties imposed, have increases in operating expenses, incur expenses or lose revenue as a result of a data privacy breach, or suffer other adverse consequences. There can be no assurance that Second Sight’s process of upgrading and expanding Second Sight’s information systems capabilities, protecting and enhancing Second Sight’s systems including cyber security methods, and developing new systems to keep pace with continuing changes in information processing technology will be successful or that additional systems issues will not arise in the future. Second Sight’s products contain hardware and software protections which are intended to prevent unauthorized access or control of Second Sight’s implanted device. However, if an unauthorized user is able to breach Second Sight’s controls and gain access to one of Second Sight’s devices implanted in a patient, serious harm, injury and/or death may result. Any significant breakdown, intrusion, interruption, corruption, or destruction of these systems, as well as any data breaches, could have a material adverse effect on Second Sight’s business.

Product liability lawsuits could divert Second Sight’s resources, result in substantial liabilities and reduce the commercial potential of Second Sight’s products.

Second Sight face a risk of product liability claims arising from the prosthesis being implanted, and it is possible that it may be held liable for injuries of patients who receive Second Sight’s product. These lawsuits may divert Second Sight’s management from pursuing Second Sight’s business strategy and may be costly to defend. In addition, if Second Sight is held liable in any of these lawsuits, it may incur substantial liabilities and may be forced to limit or forego further commercialization of one or more of Second Sight’s products. Second Sight maintains product liability insurance relating to Second Sight’s clinical trials and commercial sales, with an aggregate coverage limit under these insurance policies of $10 million, and while it believes this amount of insurance currently is sufficient to cover Second Sight’s product liability exposure, these limits may not prove adequate to fully cover potential liabilities. In addition, Second Sight may not be able to obtain or maintain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims, which could prevent or inhibit the commercial production and sale of Second Sight’s products. If the use of Second Sight’s products harm or are alleged to harm people, it may be subject to costly and damaging product liability claims that exceed Second Sight’s policy limits and cause Second Sight significant losses that could seriously harm Second Sight’s financial condition or reputation.

Legislative or regulatory reform of the health care system in the U.S. and foreign jurisdictions may adversely impact Second Sight’s business, operations or financial results.

Second Sight’s industry is highly regulated and changes in law may adversely impact Second Sight’s business, operations or financial results. In March 2010, the Patient Protection and Affordable Care Act, and a related reconciliation bill were signed into law. This legislation changes the current system of healthcare insurance and benefits intended to broaden coverage and control costs. The law also contains provisions that will affect companies in the medical device industry and other healthcare related industries by imposing additional costs and changes to business practices.

Moreover, in some foreign countries, including countries in Europe and Canada, the pricing of approved medical devices is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take 12 months or longer after the receipt of regulatory approval and product launch. To obtain reimbursement or pricing approval in some countries, Second Sight may be required to conduct a clinical trial that compares the cost-effectiveness of Second Sight’s product candidate to other available therapies. Second Sight’s business could be materially harmed if reimbursement of Second Sight’s products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels.

Second Sight cannot predict what healthcare reform initiatives may be adopted in the future. Further federal and state legislative and regulatory developments appear likely, and it expects ongoing initiatives in the U.S. and Europe. These reforms could have an adverse effect on Second Sight’s ability to obtain timely regulatory approval for new products and on anticipated revenues from product candidates, both of which may affect Second Sight’s overall financial condition.

Second Sight is a “non-accelerated filer” and a “smaller reporting company” for SEC filing purposes and it cannot be certain if the reduced disclosure requirements applicable will make Second Sight’s common stock less attractive to investors.

For so long as Second Sight remains a ‘non-accelerated filer” it may take advantage of certain exemptions from various requirements that are applicable to public companies that are not ‘non-accelerated filers,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Second Sight’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find Second Sight’s common stock less attractive because Second Sight relies on these exemptions. If some investors find Second Sight’s common stock less attractive as a result, there may be a less active trading market for Second Sight’s common stock, and Second Sight’s stock price may be more volatile or may decline.

In addition, Section 107 of the JOBS Act also provides that a ”smaller reporting company” can take advantage of an extended transition period for complying with new or revised accounting standards. However, Second Sight chose to “opt out” of this extended transition period, and as a result, it intends to comply with new or revised accounting standards on the relevant dates that adoption of those standards may be required. Second Sight’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Risks Relating to Second Sight’s Financial Results and Need for Financing

Fluctuations in Second Sight’s quarterly operating results and cash flows could adversely affect the price of Second Sight’s common stock.

Second Sight’s operating results will be affected by numerous factors such as:

●	materially reduced revenue Second Sight receives as a result of refocusing Second Sight’s business and resources to the Orion II as it discontinued the production of the Argus II systems, and eliminated Second Sight’s marketing and implants of the Argus II;
●	the status of Second Sight’s preclinical and clinical development programs;
●	continued clinical results from Second Sight’s Early Feasibility Study of six subjects currently under way at UCLA and Baylor;
●	the filing and acceptance of an IDE with the FDA to initiate a larger pivotal trial for regulatory approval;
●	clinical results from conducting Second Sight’s larger pivotal trial(s):
●	three of Second Sight’s six patient EFS study have had the devices explanted which could cause Second Sight to have difficulty recruiting future subjects for implantation;
●	Second Sight’s ability to obtain regulatory approval of the Orion system in the U.S. and other additional jurisdictions;
●	the emergence of products that compete with Second Sight’s product candidates;
●	Second Sight’s ability to leverage Argus II technology for cortical stimulation using Orion;
●	the status of Second Sight’s preclinical and clinical development programs, variations in the level of expenses related to Second Sight’s existing product candidates or preclinical and clinical development programs;
●	execution of collaborative, licensing or other arrangements, and the timing of payments received or made under those arrangements;
●	any intellectual property infringement lawsuits to which Second Sight may become a party; and
●	Second Sight’s ability to obtain reimbursement from government or private payors at levels Second Sight deems adequate to sustain Second Sight’s operations.

If Second Sight’s quarterly operating results fall below the expectations of investors or securities analysts, or if it experiences delays in reaching commercialization of the Orion system the price of Second Sight’s common stock could decline substantially. Any quarterly fluctuations in Second Sight’s operating results and cash flows may cause the price of Second Sight’s stock to fluctuate substantially. Second Sight believes that, in the near term, quarterly comparisons of Second Sight’s financial results are not necessarily meaningful and should not be relied upon as an indication of Second Sight’s future performance.

Second Sight needs additional capital to support Second Sight’s operations and growth. Additional capital may be difficult to obtain restricting Second Sight’s operations and resulting in additional dilution to Second Sight’s stockholders.

Second Sight’s business requires additional capital for implementation of Second Sight’s long term business plan. Second Sight currently estimate that Second Sight’s existing cash and cash equivalents can sustain Second Sight’s operations for at least 24 months. The actual amount of funds that Second Sight will need for Second Sight’s business will be determined by many factors, some of which are beyond Second Sight’s control, and Second Sight may need funds sooner than currently anticipated. These factors include:

●	the amount of Second Sight’s future operating losses;
●	legal, accounting and other costs associated with the proposed merger with NPM;
●	expenses relating to the Early Feasibility Study of the Orion;
●	ongoing commercialization planning for the Orion system;
●	the amount of Second Sight’s research and development, including research and development for the Orion visual prosthesis, marketing and general and administrative expenses; and
●	regulatory changes and technological developments in Second Sight’s markets.

In a rights offering completed on February 22, 2019 Second Sight sold approximately 5,976,000 units, each priced at $5.792 for net cash proceeds of approximately $34.4 million. Each unit consisted of one share and one immediately exercisable warrant having an exercise price of $11.76 per share. Entities controlled by Gregg Williams, Second Sight’s Chairman of the Board of Directors, acquired approximately 5,180,000 units in the offering for an aggregate investment of approximately $30 million.

In May 2020, March 2021 and June 2021 Second Sight sold 7.5 million shares, 4.65 million shares and 11.5 million shares for net proceeds of $6.7 million, $24.5 million and $53.3 million, respectively. On December 8, 2020 Second Sight borrowed $1 million from Gregg Williams, Chairman of the Board of Directors and $1.2 million from two unaffiliated shareholders. These loan obligations were unsecured, bore interest at 12% per year and were repaid during 2021.

As Second Sight requires additional funds, it may seek to fund Second Sight’s operations through the sale of additional equity securities, debt financing and strategic collaboration agreements. Second Sight cannot be sure that additional financing from any of these sources will be available when needed or that, if available, the additional financing will be obtained on terms favorable to it or Second Sight’s stockholders. If Second Sight raises additional funds by selling shares of Second Sight’s capital stock, the ownership interest of Second Sight’s current stockholders will be diluted. If Second Sight is unable to obtain additional funds on a timely basis or on terms favorable to Second Sight, it may be required to cease or reduce certain research and development projects, to sell some or all of Second Sight’s technology or assets or business units or to merge all or a portion of Second Sight’s business with another entity.

Second Sight’s ability to utilize and benefit from Second Sight’s net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2021, Second Sight had federal and state of California income tax net operating loss carryforwards, which may be applied to future taxable income, of approximately $124.3 million and $76.8 million, respectively. To the extent that Second Sight continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until these unused losses expire. However, Second Sight may be unable to use these losses to offset taxable income before Second Sight’s unused losses expire at various dates that range from 2035 through 2037 for federal net operating losses generated before 2018. Federal net operating losses generated for year 2018 and forward do not expire. State net operating losses expire from 2033 through 2041. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss, or NOL, carryforwards to offset its post-change taxable income may be limited. Limitations may also apply to the utilization of other pre-change tax attributes as a result of an ownership change.

Risks Related to Second Sight’s Business and Industry

Second Sight has incurred operating losses since inception and may continue to incur losses for the foreseeable future.

Second Sight has had a history of operating losses and it expects that operating losses will continue into the near term. Although Second Sight has had sales of the Argus II product, these limited sales were insufficient to cover Second Sight’s operating expenses. Given the limited addressable market of Argus II, Second Sight no longer market the Argus II and have focused all of Second Sight’s resources on the development of Orion. Second Sight’s ability to generate positive cash flow will hinge on Second Sight’s ability to develop the Orion visual prosthesis, correctly price Second Sight’s product to Second Sight’s markets, and obtain government and private insurance reimbursement. As of December 31, 2021, Second Sight had stockholders’ equity of $68.4 million and an accumulated deficit of $328.6 million. Second Sight cannot assure you that it will be profitable even if it successfully commercializes Second Sight’s products. Failure to become and remain profitable may adversely affect the market price of Second Sight’s common stock and Second Sight’s ability to raise capital and continue operations.

Second Sight’s business is subject to international economic, political and other risks that could negatively affect Second Sight’s results of operations or financial position.

Second Sight anticipates that revenue from Europe and other countries outside the U.S. may be material to Second Sight’s future long-term success. Accordingly, Second Sight’s operations are subject to risks associated with doing business internationally, including:

●	currency exchange variations;
●	extended collection timelines for accounts receivable;
●	greater working capital requirements;
●	multiple legal frameworks and unexpected changes in legal and regulatory requirements;
●	the need to ensure compliance with the numerous regulatory and legal requirements applicable to Second Sight’s business in each of these jurisdictions and to maintain an effective compliance program to ensure compliance with these requirements;
●	political changes in the foreign governments impacting health policy and trade;
●	tariffs, export restrictions, trade barriers and other regulatory or contractual limitations that could impact Second Sight’s ability to sell or develop Second Sight’s products in certain foreign markets;
●	trade laws and business practices favoring local competition; and
●	adverse economic conditions, including the stability and solvency of business financial markets, financial institutions and sovereign nations and the healthcare expenditure of domestic or foreign nations.

The realization of any of these or other risks associated with operating in Europe or other non-U.S. countries could have a material adverse effect on Second Sight’s business, results of operations or financial condition.

Second Sight is subject to stringent domestic and foreign medical device regulation and any unfavorable regulatory action may materially and adversely affect Second Sight’s financial condition and business operations.

Second Sight’s products, development activities and manufacturing processes are subject to extensive and rigorous regulation by numerous government agencies, including the FDA and comparable foreign agencies. To varying degrees, each of these agencies monitors and enforces Second Sight’s compliance with laws and regulations governing the development, testing, manufacturing, labeling, marketing, distribution, and the safety and effectiveness of Second Sight’s medical devices. The process of obtaining marketing approval or clearance from the FDA and comparable foreign bodies for new products, or for enhancements, expansion of the indications or modifications to existing products, could:

●	take a significant, indeterminate amount of time;

●	result in product shortages due to regulatory delays;
●	require the expenditure of substantial resources;
●	involve rigorous pre-clinical and clinical testing, and possibly post-market surveillance;
●	involve modifications, repairs or replacements of Second Sight’s products;
●	require design changes of Second Sight’s products;
●	result in limitations on the indicated uses of Second Sight’s products; and
●	result in Second Sight’s never being granted the regulatory approval Second Sight seek.

Any of these occurrences that Second Sight might experience will cause Second Sight’s operations to suffer, harm Second Sight’s competitive standing and result in further losses that adversely affect Second Sight’s financial condition.

Second Sight has ongoing responsibilities under FDA and international regulations, both before and after a product is commercially released. For example, Second Sight is required to comply with the FDA’s Quality System Regulation (QSR), which mandates that manufacturers of medical devices adhere to certain quality assurance requirements pertaining, among other things, to validation of manufacturing processes, controls for purchasing product components, and documentation practices. As another example, the Medical Device Reporting regulation requires Second Sight to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury, or that a malfunction occurred which would be likely to cause or contribute to a death or serious injury upon recurrence. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. If the FDA were to conclude that Second Sight is not in compliance with applicable laws or regulations, or that any of Second Sight’s medical devices are ineffective or pose an unreasonable health risk, the FDA could ban such medical devices, detain or seize such medical devices, order a recall, repair, replacement, or refund of such devices, or require Second Sight to notify health professionals and others that the devices present unreasonable risks of substantial harm to the public health. The FDA has been increasing its scrutiny of the medical device industry and the government is expected to continue to scrutinize the industry closely with inspections and possibly enforcement actions by the FDA or other agencies. Additionally, the FDA may restrict manufacturing and impose other operating restrictions, enjoin and restrain certain violations of applicable law pertaining to medical devices and assess civil or criminal penalties against Second Sight’s officers, employees, or Second Sight. Any adverse regulatory action, depending on its magnitude, may restrict Second Sight from effectively manufacturing, marketing and selling Second Sight’s products. In addition, negative publicity and product liability claims resulting from any adverse regulatory action could have a material adverse effect on Second Sight’s financial condition and results of operations.

The number of preclinical and clinical tests that will be required for regulatory approval varies depending on the disease or condition to be treated, the jurisdiction in which Second Sight is seeking approval and the regulations applicable to that particular medical device. Regulatory agencies, including those in the U.S., Canada, Europe and other countries where medical devices are regulated, can delay, limit or deny approval of a product for many reasons. For example,

●	a medical device may not be safe or effective;
●	regulatory agencies may interpret data from preclinical and clinical testing differently than Second Sight does;
●	regulatory agencies may not approve Second Sight’s manufacturing processes;
●	regulatory agencies may conclude that Second Sight’s device does not meet quality standards for durability, long-term reliability, biocompatibility, electromagnetic compatibility, electrical safety; and
●	regulatory agencies may change their approval policies or adopt new regulations.

The FDA may make requests or suggestions regarding conduct of Second Sight’s clinical trials, resulting in an increased risk of difficulties or delays in obtaining regulatory approval in the U.S. Any of these occurrences could prove materially harmful to Second Sight’s operations and business.

Any revenue from sales of Orion will be dependent upon the pricing and reimbursement guidelines adopted in each country and if pricing and reimbursement levels are inadequate to achieve profitability Second Sight’s operations will suffer.

Second Sight’s financial success is dependent on Second Sight’s ability to price Second Sight’s products in a manner acceptable to government and private payers while still maintaining Second Sight’s profit margins. Numerous factors that may be beyond Second Sight’s control may ultimately impact Second Sight’s pricing of Orion and determine whether Second Sight is able to obtain reimbursement or reimbursement at adequate levels from governmental programs and private insurance. If Second Sight is unable to obtain reimbursement or Second Sight’s product is not adequately reimbursed, it will experience reduced sales, Second Sight’s revenues likely will be adversely affected, and it may not become profitable.

Obtaining reimbursement approvals is time consuming, requires substantial management attention, and is expensive. Second Sight’s business will be materially adversely affected if Second Sight does not receive approval for reimbursement of Orion under government programs and from private insurers on a timely or satisfactory basis. Limitations on coverage could also be imposed at the local Medicare Administrative Contractor level or by fiscal intermediaries in the U.S., and by regional or national funding agencies in Europe. Second Sight’s business could be materially adversely affected if the Medicare program, local Medicare Administrative Contractors or fiscal intermediaries were to make such a determination and deny, restrict or limit the reimbursement of Orion. Similarly, in Europe, these governmental and other agencies could deny, restrict or limit the reimbursement of Orion at the hospital, regional or national level. Second Sight’s business also could be adversely affected if surgeons and the facilities within which they operate are not adequately reimbursed by Medicare and other funding agencies for the cost of the procedure in which they implant the Orion on a basis satisfactory to the administering surgeons and their facilities. If the local contractors that administer the Medicare program and other funding agencies are slow to reimburse surgeons or provider facilities for the Orion system, the surgeons and facilities may delay their payments to Second Sight, which would adversely affect Second Sight’s working capital requirements. Also, if the funding agencies delay reimbursement payments to the hospitals, any increase to their working capital requirements could reduce their willingness to treat blind patients who wish to have Second Sight’s Orion devices implanted. If reimbursement for Second Sight’s products is unavailable, limited in scope or amount, or if pricing is set at unsatisfactory levels, Second Sight’s business will be materially harmed.

Second Sight’s product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

In order to obtain marketing approval for Orion Second Sight must demonstrate the safety and efficacy of Orion through clinical trials as well as additional supporting data. If Orion is associated with undesirable side effects in clinical trials or have characteristics that are unexpected, Second Sight may need to interrupt, delay or abandon Orion’s development, cause it to have reduced functionality, or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Second Sight is conducting an initial feasibility clinical study of Orion at UCLA and Baylor, but it cannot guarantee that any positive results in this limited trial will successfully translate to a pivotal clinical trial. It is not uncommon to observe results in human clinical trials that are unexpected based on limited trials testing, and many product candidates fail in large clinical trials despite promising limited clinical trial results. Moreover, clinical data is often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain marketing approval for their products. No assurance can be given that Second Sight will not encounter similar results in Second Sight’s Orion trials.

Human subjects in Second Sight’s clinical trials may suffer significant adverse events, tolerability issues or other side effects associated with the surgical implantation, chronic implantation, and chronic use of the Orion device. These events include, but are not limited to, the following (events that are also anticipated during or following explanation of the Orion device are identified with an asterisk (*)): intracranial hemorrhage*; subcutaneous hematoma*; vascular injury causing stroke or hemorrhage (e.g. injury to the superior sagittal sinus or posterior cerebral artery perforators)*; hydrocephalus*; intracranial hypotension or cerebrospinal fluid (CSF) leak*; headache or pain in the head, including deep pain*; tingling at the implant site*; brain edema*; infection*; meningitis*; implant site pain, swelling, discharge or effusion*; suture-related complications or stitch abscess*; skin erosion on and/or around the implant site; adverse tissue reaction to the implant; tissue damage at the implant/explant site*; cranial defect/bone damage*; decline in residual vision*; dizziness/syncope*; foreign body sensation at the implant site*; activation of motor or sensory neurons (e.g., muscle twitch); clinically symptomatic seizure*; development of epilepsy; coma*; death*; psychiatric events, including but not limited to mood changes, depression, suicidality, and psychosis*; neurological deficit, including but not limited to language (dysphemia), dysesthesias, paresis, paresthesia, visual field, motor deficit (including apraxia), and memory impairment*; drug hypersensitivity, adverse drug reaction, or therapeutic agent toxicity*; events related to any surgery and general anesthesia including cardiac risks, including stroke/transient ischemic attack, arrhythmia, cardiac arrest, and myocardial infarction*, venous thromboembolic (VTE) disease*; pneumonia*, urinary tract infection*, post-operative delirium*, postoperative constipation*, post-operative vomiting or nausea*, or post-operative fever*; injuries due to falls or bumps; skin irritation or burns; Orion system failure or malfunction; array migration; damage to the Orion electronics case; device interaction including the Orion device may interfere with the proper functioning of other electronic devices and emissions from other electronic equipment may interfere with the proper functioning of the Orion device; and (explant only) inability to remove all or part of the Orion device due to fibrosis or other reason.

No assurance can be given that Second Sight will not encounter adverse events in Second Sight’s Orion trials. The observed efficacy and extent of light perception and vision restoration for subjects implanted with Orion in Second Sight’s feasibility study may not be maintained over the long term or may not be observed in a larger pivotal clinical trial. If general clinical trials of Orion fail to demonstrate efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, Second Sight may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of Orion.

For example, in June 2018, one subject in Second Sight’s Early Feasibility Study for Orion (“EFS”) experienced a seizure while in the clinic when Second Sight was evaluating a specific video stimulation algorithm. The seizure resolved quickly with medication and the subject was released from the clinic without need for hospitalization or further treatment. The subject was allowed to continue using the Orion device after the serious adverse event was reviewed by a safety committee for the study and clinicians at the implanting institution.

In addition, in January 2019 Second Sight observed higher impedance levels on 11 of 60 electrodes with the first EFS subject implanted with the Orion device in January 2018. As a result, some of these electrodes no longer generated a phosphene, or observable spot of light, for the subject. Mechanical and software safeguards are built into the device to avoid excessive electrical stimulation and, as a result, the higher impedance levels do not pose any known safety risks to the subject. Given the pattern of high impedances, Second Sight took the precaution of disabling half of the electrodes on the array to ensure that other potentially affected electrodes were not used. The subject continued to use the device and participate in the clinical study. This subject was explanted (electively, to be able to undergo an MRI for an unrelated issue) after having been implanted for 42 months. Analysis of the explanted device indicated that it was still functional, and there were no signs of corrosion or material damage to the electrodes. There was visible damage to the cable, likely due to stresses in silicone attributable to the manufacturing process of the first batch of implants. The manufacturing process was changed for later implants. Second Sight currently has no indication that the issue exists with any of the Orion devices implanted in each of the other three current EFS subjects, each of whom has been implanted about 4 years. Prior to initiation of EFS, Second Sight subjected six Orion implants to accelerated aging tests and had no failures for what was the equivalent of up to 6.5 years.

In October 2019, Second Sight also observed changes to impedances (higher and lower) on most electrodes with the sixth EFS subject implanted with the device in January 2019. These impedance changes were coincident with a loss of most perception from the device, though there is no indication of a medical adverse event or a device defect. When examined again in November 2019, this sixth EFS subject showed improved perception and more normal impedances including performance on the 12-month visual function and functional vision assessments that was similar to pre-incident performance. Second Sight is currently investigating the possible root cause(s) for these changes, which may or may not be device related (that is, the possible root causes may be subject related). This subject was explanted (also electively) after having been implanted for 36 months. Analysis of this explanted device has not been completed.

In March 2022, a third EFS subject underwent elective explant after having been implanted for 46 months. Analysis of this explanted device has not been completed.

Second Sight cannot provide any assurance that it will not experience similar or other issues with any of the implanted Orion devices, be able to determine the root cause of the issue or to ascertain whether the issue is isolated or systemic in nature. Additional testing, investigation, design changes or mitigation activities may delay Second Sight’s plans to conduct additional clinical studies for Orion and/or Second Sight’s marketing approval and may have a material adverse effect on Second Sight’s business.

If device defects, significant adverse events or other side effects are observed in any of Second Sight’s future clinical trials, it may have difficulty recruiting subjects to the clinical trial, subjects may drop out of Second Sight’s trial, or it may be required to abandon the trial or Second Sight’s development efforts of that product candidate altogether. Second Sight, the FDA or other applicable regulatory authorities may suspend clinical trials of Orion at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks. Devices developed in the prosthesis industry that initially showed promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude Orion from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its actual or perceived safety and tolerability profile. Any of these developments could materially harm Second Sight’s business, financial condition and prospects.

Should Orion obtain marketing approval, adverse effects associated with it may also develop after such approval and could lead to requirements for conducting additional clinical safety trials, placing additional warnings in the labeling, imposing significant restrictions on Orion, or withdrawing the Orion from the market while further incurring attendant costs of explants and exposure to litigation. Second Sight cannot predict whether Orion will cause significant adverse effects in humans that would preclude or lead to the revocation of regulatory approval. However, any such event, were it to occur, would cause substantial harm to Second Sight’s business and financial condition and would result in the diversion of Second Sight’s management’s attention.

Second Sight is also subject to stringent government regulation in European and other foreign countries, which could delay or prevent Second Sight’s ability to sell Second Sight’s products in those jurisdictions.

Second Sight intends to pursue market authorizations for the Orion system and other product candidates in additional jurisdictions and undergo additional audits. For Second Sight to market Second Sight’s products in Europe and some other international jurisdictions, Second Sight and Second Sight’s distributors and agents must obtain required regulatory registrations or approvals. The approval procedure varies among countries and jurisdictions and can involve additional testing, and the time and costs required to obtain approval may differ from that required to obtain an approval by the FDA. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or jurisdictions or by the FDA. Violations of foreign laws governing use of medical devices may lead to actions against Second Sight by the FDA as well as by foreign authorities. Second Sight must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. Second Sight may not be able to obtain all the required regulatory registrations or approvals, or it may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals it receives. Delays in obtaining any registrations or approvals required for marketing Second Sight’s products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit Second Sight’s ability to sell Second Sight’s products internationally. For example, international regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to sell Second Sight’s products in Europe, it must reestablish Second Sight’s ISO 13485:2016 certification and CE mark certification that have lapsed, which is an international symbol of quality and compliance with applicable European medical device directives. Failure to maintain the ISO 13485:2016 certification or CE mark certification or other international regulatory approvals would prevent Second Sight from selling in some countries in Europe and elsewhere. The failure to obtain these approvals could harm Second Sight’s business materially

Even if Second Sight obtain clearance or approval to sell Second Sight’s products, it is subject to ongoing requirements and inspections that could lead to the restriction, suspension or revocation of Second Sight’s clearance.

Second Sight, as well as any potential collaborative partners such as distributors, will be required to adhere to applicable FDA regulations regarding good manufacturing practice, which include testing, control, and documentation requirements. Second Sight is subject to similar regulations in foreign countries. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Ongoing compliance with good manufacturing practice and other applicable regulatory requirements is strictly enforced in the United States through periodic inspections by state and federal agencies, including the FDA, and in international jurisdictions by comparable agencies. Failure to comply with these regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to obtain premarket clearance or premarket approval for devices, withdrawal of approvals previously obtained, and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would limit Second Sight’s ability to operate and could increase Second Sight’s costs.

Second Sight has no large-scale manufacturing experience, which could limit Second Sight’s growth.

Second Sight’s limited manufacturing experience may not enable it or any outside suppliers to make Second Sight’s products in the volumes that would be necessary for it to achieve a significant amount of commercial sales. Second Sight’s product involves new and technologically complex materials and processes. As Second Sight move from making product for clinical trials to larger quantities for greater commercial distribution, it must develop new internal or external manufacturing techniques and processes that allow it to scale production. Second Sight may not be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs in a timely fashion. Difficulties Second Sight encounter in manufacturing scale-up, or Second Sight’s failure to implement and maintain Second Sight’s or outside manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production. To date, Second Sight’s manufacturing activities have largely been to provide units for clinical testing and commercial sales of the now discontinued Argus II system. Second Sight may face substantial difficulties in reestablishing and maintaining manufacturing and obtaining the manufacturing from outside suppliers for Second Sight’s products at a larger commercial scale and those difficulties may impact the quality of Second Sight’s products and adversely affect Second Sight’s ability to increase sales.

To establish Second Sight’s sales and marketing infrastructure, it will need to grow the size of Second Sight’s organization, and it may experience delays or other difficulties in managing this growth.

As Second Sight’s development and commercialization plans and strategies evolve, it will need to expand the size of Second Sight’s employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. Second Sight’s management team may have to use a substantial amount of time to manage these growth activities. Second Sight’s future financial performance and Second Sight’s ability to commercialize the Orion system and Second Sight’s other product candidates and compete effectively will depend, in part, on Second Sight’s ability to timely and effectively manage any future growth and related costs. Second Sight may not be able to effectively manage a rapid pace of growth and timely implement improvements to Second Sight’s management infrastructure and control systems.

Second Sight may acquire additional businesses or form strategic alliances in the future, and it may not realize the benefits of such acquisitions or alliances.

Second Sight may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that it believes will complement or augment Second Sight’s proposed Orion development activity and business. If Second Sight acquires businesses with promising markets or technologies, it may not be able to realize the benefit of acquiring such businesses if it is unable to successfully integrate them with Second Sight’s existing operations and company culture. Second Sight may have difficulty in developing, manufacturing and marketing the products of a newly acquired company that enhances the performance of Second Sight’s combined businesses or product lines to realize value from expected synergies. Second Sight cannot assure that, following an acquisition, it will achieve the revenues or specific net income that justifies the acquisition.

Risks Related to the Securities Market, and Ownership of Second Sight’s Common Stock

Although Second Sight believes that Second Sight’s strategy to (i) leverage proven Argus II technology to develop the Orion visual cortical prosthesis and (ii) significantly expand Second Sight’s addressable market to include a portion of the almost six million patients who are blind from eye trauma, optic nerve disease and injury, diabetic retinopathy, glaucoma and other untreatable causes is more likely to address a better and faster way to treat many causes of blindness, it will incur material near term losses, market uncertainty and Second Sight’s stock may experience significant fluctuations as it continues to focus exclusively on Orion.

Based on assessments of the development of Second Sight’s Orion technology and the positive results in Second Sight’s Early Feasibility Study of the six subjects implanted with the Orion at UCLA Medical Center and at Baylor College of Medicine, in May 2019 the Second Sight board approved an acceleration of Second Sight’s transition from the Argus II to the Orion platform so Second Sight may more rapidly implement Second Sight’s strategy of treating blindness domestically and worldwide. As a result, it will or has:

●	accelerated the changeover to, and upgrades of, Second Sight’s supply chain, manufacturing and quality assurance processes, as well as Second Sight’s facilities and talent pool to the Orion program and suspended production of Argus II system;
●	manufacture Orion devices that Second Sight will require to support FDA approval of the Orion commercial product;
●	seek to conduct a larger feasibility study or a pivotal clinical trial with the intent of seeking regulatory approval for marketing Orion in the U.S.;
●	terminated Second Sight’s commercial activities and other costs associated with expanding or maintaining Argus II sales;
●	incurred non-cash impairment charges of approximately $1.2 million of which $0.5 million related to Argus II inventory and $0.7 million to write-down Second Sight’s fixed assets that were not directly related to the development of Orion in the year ended December 31, 2020;

●	incurred cash severance and related expenses of approximately $800,000 in the year ended December 31, 2020 affecting employees primarily associated with Argus II operations and $0.2 million in material and overhead costs associated with Argus II; and
●	reduce and assess Second Sight’s current level of support of the Argus II patient population.

As a result of this transition from Argus II, Second Sight’s future success will depend on the further development, regulatory approval and commercialization of the Orion product. Although Second Sight believes this more rapid changeover and implementation of Second Sight’s long-term strategy for treating blindness by Orion will provide it a sizable, commercially sustainable domestic and worldwide market for Second Sight’s products, in the near term it will incur significant losses, market volatility and regulatory uncertainty, including uncertainty associated with pricing and reimbursement coverage with no current assurance of market acceptance. No assurance can be given that this strategy will achieve domestic and regulatory approvals or result in commercial viability of Second Sight’s products or Second Sight.

If Second Sight is unable to obtain sufficient funding, it may be unable to execute Second Sight’s business plan and fund operations. it may not be able to obtain additional financing on commercially reasonable terms, or at all.

Second Sight has experienced operating losses, and it may continue to incur operating losses for the next several years as it implements Second Sight’s business plan. Currently, Second Sight has no revenue and do not have arrangements in place for all the anticipated financing that would be required to fully implement Second Sight’s business plan. Second Sight’s prior losses combined with expected future losses, have had and will continue to have, for the foreseeable future, an adverse effect on Second Sight’s stockholders’ equity and working capital.

Second Sight will need to raise additional capital in order to continue to execute Second Sight’s business plan in the future however there is no assurance that it will be successful, or that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to Second Sight. If Second Sight is unable to raise sufficient additional funds, it will need to further scale back Second Sight’s operations. The ongoing COVID-19 pandemic and resulting negative impact on the global macroeconomic environment and capital markets may make it more difficult for it to raise additional funds.

Second Sight cannot give any assurance that it will be able to obtain all the necessary funding that it may need. In addition, Second Sight believes that it will require additional capital in the future to fully develop Second Sight’s technologies and planned products to the stage of FDA approvals and a commercial launch. Second Sight has pursued and may pursue additional funding through various financing sources, including the private sale of Second Sight’s equity and debt securities, licensing fees for Second Sight’s technology and joint ventures with capital partners and project type financing. If Second Sight raises funds by issuing equity or equity-linked securities, dilution to some or all Second Sight’s stockholders will result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of Second Sight’s common stock. The terms of debt securities issued or borrowings could impose significant restrictions on Second Sight’s operations. Second Sight also may seek government-based financing, such as development and research grants. There can be no assurance that funds will be available on commercially reasonable terms, if at all.

The incurrence of indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on Second Sight’s ability to incur additional debt or issue additional equity, limitations on Second Sight’s ability to acquire or license intellectual property rights, and other operating restrictions that could adversely affect Second Sight’s ability to conduct Second Sight’s business. In addition, the issuance of additional equity securities by Second Sight, or the possibility of such issuance, may cause the market price of Second Sight’s common stock to decline. In the event that Second Sight enters into collaborations or licensing arrangements to raise capital, it may be required to accept unfavorable terms. These agreements may require that it relinquish, or license to a third party on unfavorable terms, Second Sight’s rights to technologies or product candidates that it otherwise would seek to develop or commercialize itself or reserve certain opportunities for future potential arrangements when it might otherwise be able to achieve more favorable terms. In addition, it may be forced to work with a partner on one or more of Second Sight’s products or market development programs, which could lower the economic value of those programs to Second Sight.

If Second Sight is unable to obtain adequate financing or financing on terms satisfactory to it when it requires it, Second Sight may terminate or delay the development of one or more of Second Sight’s Orion features updated products, delay clinical trials necessary to market Second Sight’s products, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize Second Sight’s products. If this were to occur, Second Sight’s ability to grow and support Second Sight’s business and to respond to market challenges could be significantly limited or Second Sight may be unable to continue operations, in which case you could lose your entire investment.

If Second Sight’s development activity, regulatory efforts and substantial investments related to Orion do not result in a commercial product or if it never achieves profitability or positive free cash flow, Second Sight’s stock price will decline, it will not be able to sustain operations and Second Sight’s stockholders may incur a complete loss of their investment in Second Sight. The price of Second Sight’s common stock has been and may continue to be volatile and the value of your investment could decline.

Medical technology stocks have historically experienced high levels of volatility. The trading prices of Second Sight’s common stock have fluctuated and may continue to fluctuate substantially. The market price of Second Sight’s common stock may be higher or lower than the price you pay, depending on many factors, some of which are beyond Second Sight’s control and may not be related to Second Sight’s operating performance. These fluctuations could cause you to lose substantially all or part of your investment in Second Sight’s common stock. Factors that could cause fluctuations in the trading price of Second Sight’s common stock include:

●	announcements of new offerings, products, services, therapies, treatments or technologies, commercial relationships, acquisitions or other events by Second Sight or Second Sight’s competitors;
●	challenges to Second Sight’s patents and the patents and intellectual property that it licenses;
●	United States and European approvals or denials of Second Sight’s products;
●	price and volume fluctuations in the overall stock market from time to time;
●	significant volatility in the market price and trading volume of medical device or technology companies in general;
●	fluctuations in the trading volume of Second Sight’s shares or the size of Second Sight’s public float;
●	actual or anticipated changes or fluctuations in Second Sight’s results of operations;
●	whether Second Sight’s results of operations meet the expectations of securities analysts or investors;
●	actual or anticipated changes in the expectations of investors or securities analysts;
●	litigation involving Second Sight, Second Sight’s industry, or both;
●	regulatory developments in the United States, foreign countries, or both;
●	general economic conditions and trends;
●	major catastrophic events;
●	sales of large blocks of Second Sight’s common stock;
●	departures of key employees; and
●	an adverse impact on Second Sight’s business from any of the other risks cited herein.

In addition, if the market for medical technology stocks or the stock market, in general, experiences a loss of investor confidence, the trading price of Second Sight’s common stock could decline for reasons unrelated to Second Sight’s business, results of operations or financial condition. The trading price of Second Sight’s common stock might also decline in reaction to events that affect other companies in Second Sight’s industry even if these events do not directly affect Second Sight. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If Second Sight’s stock price is volatile, Second Sight may become the target of securities litigation. Securities litigation could result in substantial costs and divert Second Sight’s management’s attention and resources from Second Sight’s business. This could have a material adverse effect on Second Sight’s business, results of operations and financial condition.

If shares of Second Sight’s common stock cease to be listed on a national exchange it will not be subject to compliance with rules requiring the adoption of certain corporate governance measures and as a result Second Sight’s stockholders may experience reduced protections.

Each of the New York Stock Exchange and the Nasdaq Stock Market LLC require the implementation of various measures relating to corporate governance for listed companies. These quantitative and qualitative measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those stock exchanges. While Second Sight has adopted these measures, it will not be required to comply with many of the corporate governance provisions if Second Sight’s common stock is not listed on a national securities exchange. As a result, if Second Sight cease to be listed on national exchange and elect to cease compliance with any of the corporate governance measures required by national exchanges, Second Sight’s stockholders may lose protections afforded to listed companies.

If shares of Second Sight’s common stock cease to be listed on a national exchange they could become subject to the “penny stock” rules of the SEC and the trading market in Second Sight’s securities may become limited, which will make transactions in Second Sight’s stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to Second Sight, as any equity security that is no longer trading on a national exchange and has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of Second Sight’s common stock and cause a decline in the market value of Second Sight’s common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

If shares of Second Sight’s common stock cease to be listed on a national exchange Second Sight’s securities will not be eligible for federal preemption rights and be subject to state “blue sky” laws which may affect Second Sight’s capabilities of raising capital.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state. it does not know whether securities will be registered or exempt from registration under the laws of any state. If Second Sight’s securities cease to be listed on the national exchange, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for Second Sight’s common stock. Registering or qualifying shares with states can be time consuming. Compliance and regulatory costs may vary from state to state and may adversely affect future financings and Second Sight’s ability to raise capital.

If Second Sight’s common stock is delisted from national exchange some institutional investors may not be allowed to purchase Second Sight’s shares and may be required to liquidate their current positions in Second Sight’s stock which could negatively affect the price and volatility of Second Sight’s shares.

Institutional investors may be restricted by their investment policies from investing in shares of companies that are not listed on a national exchange and may be required to liquidate their positions if Second Sight’s securities are delisted from a national exchange. Liquidations, should they occur, may increase volatility and cause wide fluctuations and further declines in the prices of Second Sight’s securities.

Delisting of Second Sight’s common stock from a national exchange can cause material dilution of Second Sight’s stock in future financings which can erode shareholder value.

If it is not able to maintain listing of Second Sight’s securities on Nasdaq the trading prices of Second Sight’s securities may decline and it may need to sell larger amounts of Second Sight’s securities to obtain needed operating capital, possibly at prices which are at further discounts to the market or upon other terms that are less favorable to Second Sight, subjecting Second Sight’s shareholders to material dilution and losses to their investment.

Sales of substantial amounts of Second Sight’s common stock in the public or private markets could reduce the price of Second Sight’s common stock and may dilute your voting power and ownership interest in Second Sight.

As a result of the merger, there will be approximately 150,321,455 shares of common stock of Second Sight issued and outstanding, of which approximately 108,727,817 will be freely traded securities, as a result of the prior Second Sight offerings, prior Rule 144 sales and the shares registered under the registration statement of which this proxy is a part. Approximately 41,593,638 issued and outstanding shares of common stock of Second Sight will be subject to lock-up agreements ending 180 days after the Effective Time of the merger. The market or the perception that these sales might occur could significantly reduce the market price of the combined company’s common stock and impair the combined company’s ability to raise adequate capital through the sale of additional equity securities.

Entities controlled by Gregg Williams, Second Sight’s Chairman of the Board, have the ability to influence or materially affect the outcome of matters submitted for stockholder approval, may limit your ability to influence outcomes of director elections and may have interests that differ from those of Second Sight’s other stockholders.

As of March 1, 2022, entities controlled and beneficially owned by Gregg Williams, Second Sight’s Chairman of the Board, own of record an aggregate of approximately 25.1% of the outstanding shares of Second Sight’s common stock (or 35.1% after giving effect to Mr. Williams’ right to acquire beneficial ownership of 6,055,532 shares of common stock upon exercise of options or warrants). As a result, Mr. Williams is able to exercise substantial influence over all matters requiring stockholder approval, including

●	electing or defeating the election of Second Sight’s directors;
●	amending or preventing amendment of Second Sight’s articles of incorporation or bylaws;
●	effecting or preventing a merger, sale of assets or other corporate transaction; and
●	materially affecting the outcome of any other matter submitted to Second Sight’s stockholders for vote.

Mr. Williams may also have interests that differ from other stockholders and he may vote in a manner that is or could be deemed as adverse to interests of other stockholders. His significant stock ownership could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Second Sight, which in turn could reduce Second Sight’s stock price or prevent Second Sight’s stockholders from realizing a premium over Second Sight’s stock price. This concentration of voting power may have the effect of deterring, delaying or impeding actions that could be beneficial to other stockholders. See also “Risk Relating to the Proposed Merger” below.

Second Sight does not intend to pay dividends for the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of Second Sight’s common stock.

Second Sight has never declared or paid any dividends on Second Sight’s common stock. Second Sight intends to retain any earnings to finance the operation and expansion of Second Sight’s business, and it does not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in Second Sight’s common stock if the market price of Second Sight’s common stock increases.

Future sales and issuances of Second Sight’s equity securities or rights to purchase Second Sight’s equity securities, including pursuant to Second Sight’s equity incentive plans, would result in dilution of the percentage ownership of Second Sight’s stockholders and could cause Second Sight’s stock price to fall.

To the extent Second Sight raises additional capital by issuing equity securities; Second Sight’s stockholders may experience substantial dilution. Second Sight may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner it determines from time to time. If Second Sight sell common stock, convertible securities or other equity securities in more than one transaction, investors may be diluted by subsequent sales. Such sales may also result in material dilution to Second Sight’s existing stockholders, and new investors could gain rights superior to existing stockholders.

The public market for Second Sight’s common stock has been volatile since completion of Second Sight’s initial public offering in November 2014. This volatility may affect the ability of Second Sight’s investors to sell their shares as well as the price at which they sell their shares.

Second Sight completed Second Sight’s initial public offering in November 2014. Since that time, Second Sight’s per share and day-to-day trading prices have often been volatile. This volatility may continue or increase in the future. The market price for the shares may be significantly affected by factors such as progress in the development of Second Sight’s technology, progress in Second Sight’s pre-clinical and clinical trials, agreements with research facilities or co-development partners, commercialization of Second Sight’s technology, coverage by third-party payors, variations in quarterly and yearly operating results, general trends in the medical device industry, and changes in FDA and foreign regulations affecting it and Second Sight’s industry. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Those broad market fluctuations may adversely affect the market price of Second Sight’s common stock.

Substantial future sales of shares of Second Sight’s common stock in the public market could cause Second Sight’s stock price to fall.

If Second Sight’s common stockholders (including those persons who may become common stockholders upon exercise of Second Sight’s options or warrants or upon completion of Second Sight’s acquisition of Nano Precision Medical, Inc. as noted below) sell substantial amounts of Second Sight’s common stock, or the public market perceives that stockholders might sell substantial amounts of Second Sight’s common stock, the market price of Second Sight’s common stock could decline significantly. Such sales also might make it more difficult for Second Sight to sell equity or equity-related securities in the future at a time and price that Second Sight’s management deems appropriate.

Second Sight has the right to issue shares of preferred stock. If it was to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

Second Sight is authorized to issue 10 million shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time to time by the Second Sight Board. The Second Sight Board is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock. No shares of preferred stock are presently issued and outstanding and it has no immediate plans to issue shares of preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of Second Sight’s assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of Second Sight’s common stock. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of Second Sight, to the detriment of the holders of Second Sight’s common stock. Second Sight cannot assure you that it will not, under certain circumstances, issue shares of Second Sight’s preferred stock.

Second Sight may be assessed penalties and fines under California’s board gender diversity statutes which require all publicly held companies based in California to meet the minimum requirements for female directors and directors from underrepresented communities on their boards of directors as of January 1, 2021.

As of January 1, 2021, all publicly held domestic or foreign corporations whose principal executive offices are located in California must meet the minimum requirements for female directors and for directors from underrepresented communities on their boards as required respectively by Women on Boards (SB 826) and Underrepresented Communities on Boards (AB 979). California law authorizes the California Secretary of State to impose fines to enforce compliance of SB 826 including a $100,000 fine for "failure to timely file board member information with the Secretary of State"; a $100,000 fine for a first violation, defined as "each director seat required by this section to be held by a female, which is not held by a female during at least a portion of a calendar year"; and a $300,000 fine for subsequent violations. Second Sight currently has one female director and under California’s staggered compliance schedule as of December 31, 2021 it is required to have to have a minimum of three female directors. To date Second Sight has not filed board information with the Secretary of State. To Second Sight’s knowledge the Secretary of State has not to date imposed any fines. California has also instituted a parallel Board diversity compliance and reporting framework focused on directors "from an underrepresented community," which is defined to mean "an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender." Under the law’s staggered compliance schedule a publicly held corporation whose principal executive offices are located in California must have at least one director from an underrepresented community on its board as of December 31, 2021. Companies that fail to timely comply with AB 979 will be fined $100,000 for the first violation and $300,000 for subsequent violations. Second Sight is not in compliance with these provisions.

A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, a novel strain of coronavirus, may materially and adversely affect Second Sight’s business and Second Sight’s financial results.

Public health epidemics or widespread outbreaks of contagious diseases could adversely impact Second Sight’s business. Any outbreak of contagious diseases, and other adverse public health developments, such as the recent novel strain of coronavirus (COVID-19), initially limited to a region in China and now affecting the global community, could impact Second Sight’s operations depending on future developments, which are highly uncertain, largely beyond Second Sight’s control and cannot be predicted with certainty. These uncertain factors include the duration of the outbreak, potential impact to Second Sight’s employees who may contract the disease or be subject to quarantine, new information which may emerge concerning the severity of the disease and the actions to contain or treat its impact, such as the temporary closure of facilities or diversion of healthcare resources, including clinical trial sites, the flow of goods in Second Sight’s supply chains and the ability for third-party service providers to fulfill their contractual obligations to Second Sight. These factors may disrupt Second Sight’s ability to conduct Second Sight’s existing and future clinical trials in the U.S., cause disruptions or restrictions on Second Sight’s employees’ ability to work and have a material adverse effect on Second Sight’s overall productivity.

Second Sight may also experience a more challenging fundraising environment that may restrict Second Sight’s access to capital both publicly and privately amid the recent escalated volatility of the U.S. and global financial markets, increases in travel restrictions, quarantines, business shutdowns or warnings and from potential disruptions or delays of trade, scientific, and investor conferences. Should Second Sight experiences any of these or other currently unforeseen consequences of a health epidemic, pandemic or other outbreak, including the current COVID-19 outbreak, Second Sight’s business, financial condition, and results of operations could be materially and adversely affected.

Risks Related to NPM

Risks Related to NPM’s Financial Liquidity and Capitalization

NPM is a preclinical-stage company, has a limited operating history, is not currently profitable, does not expect to become profitable in the near future, and may never become profitable.

NPM is a preclinical-stage biopharmaceutical company. Since NPM’s incorporation, it has focused primarily on the development of its proprietary NanoPortal technology and the development of miniaturized, subdermal drug implants capable of the long-term delivery of medicine in patients with chronic diseases with high unmet medical need. All of NPM’s product candidates are in early-stage development and none of NPM’s product candidates have entered into clinical-stage testing, been approved for marketing, or are being marketed or commercialized.

As a result, NPM has no meaningful historical operations upon which to evaluate NPM’s business and prospects and has not yet demonstrated an ability to obtain marketing approval for any of its product candidates or successfully overcome the risks and uncertainties frequently encountered by companies in the biopharmaceutical industry. NPM has not generated any revenues to date and continues to incur significant research and development and other expenses. As a result, NPM has not been profitable and has incurred operating losses in every reporting period since its inception. For the years ended 2020 and 2021, NPM reported net losses of $9.3 million and $12.8 million, respectively, and had an accumulated deficit of $58.9 million as of December 31, 2021; for the quarter ended March 31, 2022, NPM reported net losses of $3.9 million and an accumulated deficit of $62.8 million as of March 31, 2022.

For the foreseeable future, NPM expects to continue to incur losses, which will increase significantly from historical levels as NPM expands its drug development activities, seeks regulatory approvals for its product candidates and begins to commercialize them if they are approved by the U.S. Food and Drug Administration (the “FDA”) the European Medicines Agency (the “EMA”) or comparable foreign authorities. Even if NPM succeeds in developing and commercializing one or more product candidates, NPM may never become profitable.

In addition, NPM may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by clinical-stage biopharmaceutical companies in rapidly evolving fields. NPM also may need to transition from a company with a research and development focus to a company capable of supporting commercial activities. NPM has not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If it does not adequately address these risks and difficulties or successfully make such a transition, its business will suffer.

NPM is dependent on the success of one or more of NPM’s current product candidates and NPM cannot be certain that any of them will receive regulatory approval or be commercialized.

NPM has spent significant time, money and effort on the licensing and development of its core assets, including NPM-119 (exenatide implant) in pre-clinical stage development, NPM-139 and NPM-159 (undisclosed drug molecules) in initial feasibility testing with NPM’s proprietary NanoPortal implant technology. To date, no pivotal clinical trials designed to provide clinically and statistically significant proof of efficacy, or to provide sufficient evidence of safety to justify approval, have been completed with any of NPM’s product candidates. All of NPM’s product candidates will require additional development, including clinical trials as well as further preclinical studies to evaluate their toxicology, carcinogenicity and pharmacokinetics and optimize their formulation, and regulatory clearances before they can be commercialized. Positive results obtained during early development do not necessarily mean later development will succeed or that regulatory clearances will be obtained. NPM’s drug development efforts may not lead to commercial drugs, either because NPM’s product candidates fail to be safe and effective or because NPM has inadequate financial or other resources to advance NPM’s product candidates through the clinical development and approval processes. If any of NPM’s product candidates fail to demonstrate safety or efficacy at any time or during any phase of development, NPM would experience potentially significant delays in, or be required to abandon, development of the product candidate.

NPM does not anticipate that any of its current product candidates will be eligible to receive regulatory approval from the FDA, the EMA or comparable foreign authorities and begin commercialization for a number of years, if ever. Even if NPM ultimately receives regulatory approval for any of these product candidates, NPM, or its potential future partners, if any, may be unable to commercialize them successfully for a variety of reasons. These include, for example, the availability of alternative treatments, lack of cost-effectiveness, the cost of manufacturing the product on a commercial scale and competition with other drugs. The success of NPM’s product candidates may also be limited by the prevalence and severity of any adverse side effects or the willingness of patients and healthcare providers to use or administer NPM’s drug implants. If NPM fails to commercialize one or more of its current product candidates, NPM may be unable to generate sufficient revenues to attain or maintain profitability, and NPM’s financial condition and stock price may decline.

NPM expects to continue to incur significant research and development expenses, which may make it difficult for NPM to attain profitability.

NPM expects to expend substantial funds in research and development, including preclinical studies and clinical trials of its product candidates, and to manufacture and market any product candidates in the event they are approved for commercial sale. NPM also may need additional funding to develop or acquire complementary companies, technologies, and assets, as well as for working capital requirements and other operating and general corporate purposes. Moreover, NPM’s planned increases in staffing will dramatically increase NPM’s costs in the near and long-term.

However, NPM’s spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. Due to NPM’s limited financial and managerial resources, NPM must focus on a limited number of research programs and product candidates and on specific indications. NPM’s resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities.

Because the successful development of NPM’s product candidates is uncertain, NPM is unable to precisely estimate the actual funds NPM will require to develop and potentially commercialize them. In addition, NPM may not be able to generate sufficient revenue, even if NPM is able to commercialize any of its product candidates, to become profitable.

NPM has never generated meaningful revenue and may never be profitable.

NPM may never be able to develop or commercialize marketable products or achieve profitability. Revenue from the sale of any product candidate for which regulatory approval is obtained will be dependent, in part, upon the size of the markets in the territories for which NPM gains regulatory approval, the accepted price for the product, the acceptance of the product by physicians and patients, the ability to obtain reimbursement at any price and whether NPM owns the commercial rights for that territory. NPM’s growth strategy depends on its ability to generate revenue. In addition, if the number of addressable patients is not as anticipated, the indication or intended use approved by regulatory authorities is narrower than expected, or the target patient population for treatment is narrowed by competition, physician choice or treatment guidelines, NPM may not generate significant revenue from sales of such products, even if approved. Even if NPM is able to generate revenue from the sale of any approved products, NPM may not become profitable and may need to obtain additional funding to continue operations. Even if NPM achieves profitability in the future, they may not be able to sustain profitability in subsequent periods.

NPM’s failure to achieve sustained profitability would depress the value of our company and could impair its ability to raise capital, expand its business, diversify its research and development pipeline, market its product candidates, if approved, and pursue or continue its operations. NPM’s prior losses, combined with expected future losses, have had, and will continue to have an adverse effect on its shareholders’ equity and working capital.

NPM’s ability to generate revenue and achieve profitability depends significantly on its ability to achieve several objectives relating to the development and commercialization of its product candidates.

NPM’s business depends entirely on the successful development and commercialization of product candidates. NPM has no products approved for commercial sale and do not anticipate generating any revenue from product sales for the next several years, if ever. NPM’s ability to generate revenue and achieve profitability depends significantly on its ability, or any current or future collaborator’s ability, to achieve several objectives, including:

●	successful and timely completion of preclinical and clinical development of NPM-119 and its other future product candidates;
●	establishing and maintaining relationships with contract research organizations (CROs) and clinical sites for the clinical development NPM-119 and our other future product candidates;
●	timely receipt of marketing approvals from applicable regulatory authorities for any product candidates for which we successfully complete clinical development;
●	developing an efficient and scalable manufacturing process for our candidates, including obtaining finished products that are appropriately packaged for sale;
●	establishing and maintaining commercially viable supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and meet the market demand for our product candidates, if approved;
●	successful commercial launch following any marketing approval, including the development of a commercial infrastructure, whether in-house or with one or more collaborators;
●	a continued acceptable safety profile following any marketing approval of our product candidates;
●	commercial acceptance of our product candidates by patients, the medical community and third-party payors;
●	satisfying any required post-marketing approval commitments to applicable regulatory authorities;
●	identifying, assessing, and developing new product candidates;

●	obtaining, maintaining, and expanding patent protection, trade secret protection and regulatory exclusivity, both in the United States and Canada and internationally;
●	protecting our rights in our intellectual property portfolio;
●	defending against third-party interference or infringement claims, if any;
●	entering into, on favorable terms, any collaboration, licensing, or other arrangements that may be necessary or desirable to develop, manufacture or commercialize our product candidates;
●	obtaining coverage and adequate reimbursement by third-party payors for our product candidates;
●	addressing any competing therapies and technological and market developments; and
●	attracting, hiring, and retaining qualified personnel.

NPM may never be successful in achieving its objectives and, even if they do, may never generate revenue that is significant or large enough to achieve profitability. If NPM does achieve profitability, they may not be able to sustain or increase profitability on a quarterly or annual basis. Its failure to become and remain profitable would decrease the value of the company and could impair its ability to maintain or further its research and development efforts, raise additional necessary capital, grow its business, and continue its operations.

NPM’s financial statements include an explanatory paragraph that expresses substantial doubt on NPM’s ability to continue as a going concern, and NPM must raise additional funds to finance its operations to remain a going concern.

Based on its cash balances, recurring losses since inception, and inadequacy of existing capital resources to fund planned operations for a twelve-month period from the date its financial statements were made available, NPM’s independent registered public accounting firm has included an explanatory paragraph in its report on NPM’s financial statements as of and for the years ended 2020 and 2021 expressing substantial doubt about its ability to continue as a going concern. NPM will, during 2022 and 2023, require significant additional funding to continue operations. If NPM is unable to raise additional funds when needed, it will not be able to continue development of its product candidates, or NPM will be required to delay, scale back or eliminate some or all of its development programs or cease operations. Any additional equity or debt financing that NPM is able to obtain may be dilutive to its current shareholders and debt financing, if available, may involve restrictive covenants or unfavorable terms. If NPM raises funds through collaborative or licensing arrangements, it may be required to relinquish, on terms that are not favorable to NPM, rights to some of its technologies or product candidates that it would otherwise seek to develop or commercialize. Moreover, if NPM is unable to continue as a going concern, it may be forced to liquidate its assets and the values it receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in its financial statements.

Given NPM’s lack of current cash flow, NPM will need to raise additional capital; however, it may be unavailable to NPM or, even if capital is obtained, may cause dilution or place significant restrictions on NPM’s ability to operate its business.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive, and uncertain process that takes years to complete. NPM’s operations have consumed substantial amounts of cash since inception, and we expect our expenses to increase in connection with our ongoing activities, particularly as we conduct clinical trials of, and seek marketing approval for NPM-119, and advance its other programs. Even if one or more of the product candidates that NPM develops is approved for commercial sale, NPM anticipates incurring significant costs associated with sales, marketing, manufacturing, and distribution activities. NPM’s expenses could increase beyond expectations if required by the FDA, the European Medicines Agency (EMA) or other regulatory agencies to perform clinical trials or preclinical studies in addition to those that the company currently anticipates. Other unanticipated costs may also arise. Because the design and outcome of NPM’s planned and anticipated clinical trials are highly uncertain, NPM cannot reasonably estimate the actual amount of resources and funding that will be necessary to successfully complete the development and commercialization of any product candidate it develops. NPM is not permitted to market or promote NPM-119, or any other product candidate, before it receives marketing approval from the FDA. Accordingly, NPM will need to obtain substantial additional funding in order to continue its operations.

Since NPM may be unable to generate sufficient, if any, cash flow to fund its operations for the foreseeable future, NPM may need to seek additional equity or debt financing to provide the capital required to maintain or expand its operations.

There can be no assurance that NPM will be able to raise sufficient additional capital on acceptable terms or at all. If such additional financing is not available on satisfactory terms, or is not available in sufficient amounts, NPM may be required to delay, limit, or eliminate the development of business opportunities and its ability to achieve its business objectives, its competitiveness, and its business, financial condition and results of operations may be materially adversely affected. In addition, NPM may be required to grant rights to develop and market product candidates that it would otherwise prefer to develop and market itself. NPM’s inability to fund its business could lead to the loss of your investment.

NPM’s future capital requirements will depend on many factors, including, but not limited to:

●	the scope, rate of progress, results and cost of its clinical trials, preclinical studies, and other related activities;
●	its ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;
●	the timing of, and the costs involved in, obtaining regulatory approvals for any of its current or future product candidates;
●	the number and characteristics of the product candidates it seeks to develop or commercialize;
●	the cost of manufacturing clinical supplies, and establishing commercial supplies, of its product candidates;
●	the cost of commercialization activities if any of its current or future product candidates are approved for sale, including marketing, sales, and distribution costs;
●	the expenses needed to attract and retain skilled personnel;
●	the costs associated with being a public company;
●	the amount of revenue, if any, received from commercial sales of its product candidates, should any of its product candidates receive marketing approval; and
●	the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing possible patent claims, including litigation costs and the outcome of any such litigation.

If NPM raises additional capital by issuing equity securities, the percentage ownership of its existing shareholders may be reduced, and accordingly these shareholders may experience substantial dilution. NPM may also issue equity securities that provide for rights, preferences, and privileges senior to those of its common stock. Given NPM’s need for cash and that equity issuances are the most common type of fundraising for similarly situated companies, the risk of dilution is particularly significant for NPM’s shareholders.

NPM’s ability to utilize its net operating loss (“NOL”) carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. NPM has not completed a study to assess whether any ownership changes, as defined by Section 382 of the Code, have occurred. Past, current and future ownership changes may limit NPM’s ability to utilize remaining tax attributes. As of December 31, 2021, NPM had federal and state NOL carryforwards of $50.9 and $50.2 million, respectively. NPM also had federal, including orphan drug, and state research and development credit carryforwards of $1.0 and $1.6 million, respectively. Furthermore, under recently enacted U.S. tax legislation, although the treatment of tax losses generated in taxable years ending before December 31, 2017, has generally not changed, tax losses generated in taxable years beginning after December 31, 2017 may only be utilized to offset 80 % of taxable income annually. This change may require NPM to pay federal income taxes in future years despite generating a loss for federal income tax purposes in prior years.

Risks Related to NPM’s Product Development and Commercialization

If development of NPM’s product candidates does not produce favorable results, NPM, and its collaborators, if any, may be unable to commercialize these products.

To receive regulatory approval for the commercialization of NPM’s core assets including NPM-119, or any other product candidates that NPM may develop, adequate and well-controlled clinical trials must be conducted to demonstrate safety and efficacy in humans to the satisfaction of the FDA, the EMA, and comparable foreign authorities. To support marketing approval, these agencies may require successful results in one or more Phase 3 clinical trials, which NPM’s current product candidates have not yet reached and may never reach. The development process is expensive, can take many years and has an uncertain outcome. Failure can occur at any stage of the process. NPM may experience numerous unforeseen events during, or as a result of, the development process that could delay or prevent commercialization of NPM’s current or future product candidates, including the following:

●	clinical trials may produce negative or inconclusive results;
●	preclinical studies conducted with product candidates during clinical development to, among other things, evaluate their toxicology, carcinogenicity and pharmacokinetics and optimize their formulation may produce unfavorable results;
●	patient recruitment and enrollment in clinical trials may be slower than NPM anticipates;
●	costs of development may be greater than NPM anticipates;
●	NPM’s product candidates may cause undesirable side effects that delay or preclude regulatory approval or limit their commercial use or market acceptance, if approved;
●	collaborators who may be responsible for the development of NPM’s product candidates may not devote sufficient resources to these clinical trials or other preclinical studies of these candidates or conduct them in a timely manner; or
●	NPM may face delays in obtaining regulatory approvals to commence one or more clinical trials;
●	NPM may face delays in the development process and/or commercialization associated with the availability and sourcing key raw materials and/or key components; and
●	NPM may encounter difficulties in developing NPM-119 or other NPM product candidates related to NPM’s proprietary NanoPortal implant technology or difficulties associated with the long-term purity, potency, safety, or stability of NPM’s product candidates.

Success in early development does not mean that later development will be successful because, for example, product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy despite having progressed through initial clinical trials.

In the future, NPM or any potential future collaborative partner will be responsible for establishing the targeted endpoints and goals for development of its product candidates. These targeted endpoints and goals may be inadequate to demonstrate the safety and efficacy levels required for regulatory approvals. Even if NPM believes data collected during the development of its product candidates are promising, such data may not be sufficient to support marketing approval by the FDA, the EMA, or comparable foreign authorities. Further, data generated during development can be interpreted in different ways, and the FDA, the EMA or comparable foreign authorities may interpret such data in different ways than NPM or NPM’s collaborators. NPM’s failure to adequately demonstrate the safety and efficacy of NPM’s product candidates would prevent NPM’s receipt of regulatory approval, and ultimately the potential commercialization of these product candidates.

Since NPM does not currently possess the resources necessary to independently develop and commercialize its product candidates or any other product candidates that NPM may develop, NPM may seek to enter into collaborative agreements to assist in the development and potential future commercialization of some or all of these assets as a component of NPM’s strategic plan. However, NPM’s discussions with potential collaborators may not lead to the establishment of collaborations on acceptable terms, if at all, or it may take longer than expected to establish new collaborations, leading to development and potential commercialization delays, which would adversely affect NPM’s business, financial condition, and results of operations.

NPM’s product candidates may cause undesirable side effects that could delay or prevent their regulatory approval or commercialization or have other significant adverse implications on NPM’s business, financial condition, and results of operations.

Undesirable side effects observed in clinical trials or in supportive preclinical studies with NPM’s product candidates could interrupt, delay, or halt their development and could result in the denial of regulatory approval by the FDA, the EMA, or comparable foreign authorities for any or all targeted indications or adversely affect the marketability of any such product candidates that receive regulatory approval. In turn, this could eliminate or limit NPM’s ability to commercialize its product candidates.

NPM’s product candidates may exhibit adverse effects in preclinical toxicology studies and adverse interactions with other drugs. There are also risks associated with additional requirements the FDA, the EMA or comparable foreign authorities may impose for marketing approval with regard to a particular disease.

NPM’s product candidates may require a risk management program that could include patient and healthcare provider education, usage guidelines, appropriate promotional activities, a post-marketing observational study, and ongoing safety and reporting mechanisms, among other requirements. Prescribing could be limited to physician specialists or physicians trained in the use of the drug or could be limited to a more restricted patient population. Any risk management program required for approval of NPM’s product candidates could potentially have an adverse effect on NPM’s business, financial condition, and results of operations.

Undesirable side effects involving NPM’s product candidates may have other significant adverse implications on NPM’s business, financial condition, and results of operations. For example:

●	NPM may be unable to obtain additional financing on acceptable terms, if at all;
●	NPM’s collaborators may terminate any development agreements covering these product candidates;
●	if any development agreements are terminated, NPM may determine not to further develop the affected product candidates due to resource constraints and may not be able to establish additional collaborations for their further development on acceptable terms, if at all;
●	if NPM were to later continue the development of these product candidates and receive regulatory approval, earlier findings may significantly limit their marketability and thus significantly lower NPM’s potential future revenues from their commercialization;
●	NPM may be subject to product liability or shareholder litigation; and
●	NPM may be unable to attract and retain key employees.

In addition, if any of NPM’s product candidates receive marketing approval and NPM or others later identify undesirable side effects caused by the product:

●	regulatory authorities may withdraw their approval of the product, or NPM or NPM’s partners may decide to cease marketing and sale of the product voluntarily;
●	NPM may be required to change the way the product is administered, conduct additional clinical trials or preclinical studies regarding the product, change the labeling of the product, or change the product’s manufacturing facilities; and
●	NPM’s reputation may suffer.

Any of these events could prevent NPM from achieving or maintaining market acceptance of the affected product and could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent NPM from generating significant revenues from the sale of the product.

Since Intarcia Therapeutic’s six-month, subdermal exenatide implant using the Duros® technology has not received FDA approval and its ultimate ability to secure US approval remains uncertain, there are no assurances that NPM-119, using NPM’s proprietary NanoPortal technology, will be successful in securing US approval.

In November 2016, Intarcia Therapeutics filed an original NDA for ITCA-650 exenatide implant for the treatment of Type II diabetes. The FDA rejected both the original and resubmitted NDAs in 2017 and 2020, respectively. In September 2020, The FDA published a proposal to refuse the ITCA 650 NDA though the FDA provided an opportunity for hearing. Subsequent public correspondence from the FDA asserts that the ITCA-650 NDA does not meet criteria for approval because (i) data submitted in the application do not show that the product would be safe under the proposed conditions of use and (ii) the methods used in, and the facilities and controls used for, the manufacture, processing, or packing of the product are not shown to be adequate to preserve its identity, strength, quality, and purity. Further correspondence disclosed additional deficiencies which included, but were not limited to, data that did not demonstrate adequate device reliability in regard to dose delivery. This may be related to Intarcia’s proprietary Duros® implant technology. While NPM-119 relies on NPM’s proprietary NanoPortal technology, there are no assurances that NPM-119 will not achieve similar or worse clinical or CMC findings than those generated in the ITCA-650 development program. Similar results would significantly jeopardize the approvability of NPM-119, and potentially other products that employ the NanoPortal technology and would have an adverse impact on NPM’s future revenues.

NPM’s efforts to identify and develop product candidates beyond NPM’s current product candidates may not succeed, and any product candidates NPM recommends for clinical development may not actually begin clinical trials.

NPM intends to expand its existing pipeline of core assets by advancing drug implants from future and ongoing feasibility programs into pre-clinical and clinical development. However, the process of researching and developing drug implants is expensive, time-consuming, and unpredictable. Data from NPM’s current preclinical programs may not support the clinical development of its lead compounds or other compounds from these programs, and NPM may not identify any additional drug compounds suitable for recommendation for clinical development. Moreover, any drug compounds NPM recommends for clinical development may not demonstrate, through preclinical studies, indications of safety and potential efficacy that would support advancement into clinical trials. Such findings would potentially impede NPM’s ability to maintain or expand NPM’s development pipeline. NPM’s ability to identify new drug implants and advance them into preclinical and clinical development also depends upon NPM’s ability to fund its research and development operations, and NPM cannot be certain that additional funding will be available on acceptable terms, or at all.

Delays in the commencement or completion of clinical trials could result in increased costs to NPM and delay NPM’s ability to establish strategic collaborations.

Delays in the commencement or completion of clinical trials could significantly impact NPM’s drug development costs. NPM does not know whether planned clinical trials will begin on time or be completed on schedule, if at all. The commencement of clinical trials can be delayed for a variety of reasons, including, but not limited to, delays related to:

●	obtaining regulatory approval to commence one or more clinical trials;
●	reaching agreement on acceptable terms with prospective third-party contract research organizations (“CROs”) and clinical trial sites;
●	manufacturing sufficient quantities of a product candidate or other materials necessary to conduct clinical trials;
●	obtaining institutional review board approval to conduct one or more clinical trials at a prospective site;
●	recruiting and enrolling patients to participate in one or more clinical trials; and
●	the failure of NPM’s collaborators to adequately resource NPM’s product candidates due to their focus on other programs or as a result of general market conditions.

In addition, once a clinical trial has begun, it may be suspended or terminated by NPM, NPM’s collaborators, the institutional review boards, or, if applicable, data safety monitoring boards charged with overseeing NPM’s clinical trials, the FDA, the EMA, or comparable foreign authorities due to a number of factors, including:

●	failure to conduct the clinical trial in accordance with regulatory requirements or clinical protocols;
●	inspection of the clinical trial operations or clinical trial site by the FDA, the EMA or comparable foreign authorities resulting in the imposition of a clinical hold;
●	unforeseen safety issues; or
●	lack of adequate funding to continue the clinical trial.

If NPM experiences delays in the completion or termination of any clinical trial of its product candidates, the commercial prospects of NPM’s product candidates will be harmed, and NPM’s ability to commence product sales and generate product revenues from any of NPM’s product candidates will be delayed. In addition, any delays in completing NPM’s clinical trials will increase NPM’s costs and slow down its product candidate development and approval process. Delays in completing NPM’s clinical trials could also allow NPM’s competitors to obtain marketing approval before NPM does or shorten the patent protection period during which NPM may have the exclusive right to commercialize its product candidates. Any of these occurrences may harm NPM’s business, financial condition, and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of NPM’s product candidates.

Results of preclinical trials may not be predictive of the results of later-stage clinical trials.

The results of preclinical studies of product candidates, including NPM-119 (exenatide Implant) may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy results despite having progressed through preclinical studies and initial clinical trials. Many companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to adverse safety profiles or lack of efficacy, notwithstanding promising results in earlier studies. Similarly, NPM’s future clinical trial results may not be successful for these or other reasons.

As product candidates are developed through preclinical, early-stage clinical and late-stage clinical trials towards approval and commercialization, it is customary that various aspects of the development program, such as manufacturing and methods of administration, are altered along the way in an effort to optimize processes and results. While these types of changes are common and are intended to optimize the product candidates for late-stage clinical trials, approval and commercialization, such changes carry the risk that they will not achieve these intended objectives.

Any of these changes could make the results of NPM’s planned clinical trials or other future clinical trials less predictable and could cause NPM’s product candidates to perform differently, including causing toxicities, which could delay completion of NPM’s clinical trials, delay approval of its product candidates, and/or jeopardize NPM’s ability to commence product sales and generate revenues.

If NPM experiences delays in the enrollment of patients in its clinical trials, NPM’s receipt of necessary regulatory approvals could be delayed or prevented.

NPM may not be able to initiate or continue clinical trials for NPM’s product candidates if NPM is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities. Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications NPM is investigating.

If NPM fails to enroll and maintain the number of patients for which the clinical trial was designed, the statistical power of that clinical trial may be reduced, which would make it harder to demonstrate that the product candidate being tested in such clinical trial is safe and effective. Additionally, enrollment delays in NPM’s clinical trials may result in increased development costs for NPM’s product candidates, which would cause the value of NPM to decline and limit its ability to obtain additional financing. NPM’s inability to enroll a sufficient number of patients for any of its current or future clinical trials would result in significant delays or may require NPM to abandon one or more clinical trials altogether.

If NPM has difficulty identifying, training and/or certifying an adequate number of healthcare professionals to properly implant and, when appropriate, explant NPM’s drug implants, NPM’s ability to execute clinical trials and successfully commercialize NPM’s product candidates could limit NPM’s commercial opportunity

NPM’s drug implants will require properly trained healthcare professionals, which may include doctors, nurse practitioners and nurses, for the sub-dermal placement of NPM’s drug implants in patients. These healthcare professionals would also be responsible for removal and replacement of a new drug implant after the useful life of the implant is achieved. Based on similar products on the market, NPM anticipates the certification of healthcare professionals will require a relatively short on-line training module. However, there is no certainty that sufficient numbers of trained and/or certified healthcare professionals will be available or that the training or certification requirements will not be more burdensome than anticipated. Both factors could lead to lower product adoption which would result in lower sales.

If NPM’s competitors have product candidates that are approved faster, marketed more effectively, are better tolerated, have a more favorable safety profile, or are demonstrated to be more effective than NPM’s, NPM’s commercial opportunity may be reduced or eliminated.

The biopharmaceutical industry is characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. While NPM believes that its technology, knowledge, experience, and scientific resources provide it with competitive advantages, NPM faces potential competition from many different sources, including commercial biopharmaceutical enterprises, academic institutions, government agencies and private and public research institutions. Any product candidates that NPM successfully develops and commercializes will compete with existing therapies and new therapies that may become available in the future.

Many of NPM’s competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical studies, clinical trials, regulatory approvals, and marketing approved products than NPM does. Some of NPM’s competitors include companies such as Novo Nordisk, AstraZeneca, and Eli Lilly. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. NPM’s competitors may succeed in developing technologies and therapies that are more effective, better tolerated or less costly than any which NPM is developing, or that would render NPM’s product candidates obsolete and noncompetitive. Even if NPM obtains regulatory approval for any of its product candidates, NPM’s competitors may succeed in obtaining regulatory approvals for their products earlier than NPM does. NPM will also face competition from these third parties in recruiting and retaining qualified scientific and management personnel, in establishing clinical trial sites and patient registration for clinical trials, and in acquiring and in-licensing technologies and products complementary to NPM’s programs or advantageous to NPM’s business.

The key competitive factors affecting the success of each of NPM’s product candidates, if approved, are likely to be its efficacy, safety, tolerability, frequency and route of administration, convenience and price, the level of branded and generic competition and the availability of coverage and reimbursement from government and other third-party payors.

Multiple GLP-1 receptor agonist products have been proven effective to reduce cardiovascular morbidity and mortality, including Trulicity (dulaglutide), Ozempic (semaglutide injection), Rybelsus (semaglutide oral), and Victoza (liraglutide), Medical Guidelines may recommend preferential use of GLP-1 receptor agonists that have positive cardiovascular morbidity and mortality data in the products approved labeling. Since Bydureon BCise, the NPM-119 reference drug, did not demonstrated a reduction in cardiovascular morbidity and mortality, NPM-119 will not have this claim in the approved product label unless NPM generates positive CVOT data with NPM-119. The lack of a CVOT benefit in the NPM-119 label may decrease revenue and profits.

NPM is subject to a multitude of manufacturing risks, any of which could substantially increase NPM’s costs and limit supply of its product candidates.

The process of manufacturing NPM’s product candidates is complex, highly regulated, and subject to several risks. For example, the process of manufacturing NPM’s product candidates is susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes for any of NPM’s product candidates could result in reduced production yields, product defects, and other supply disruptions. If microbial, viral, or other contaminations are discovered in NPM’s product candidates or in the manufacturing facilities in which its product candidates are made, such manufacturing facilities may need to be closed for an extended period to investigate and remedy the contamination. In addition, the manufacturing facilities in which its product candidates are made could be adversely affected by equipment failures, labor shortages, natural disasters, power failures and numerous other factors.

In addition, any adverse developments affecting manufacturing operations for NPM’s product candidates may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls, or other interruptions in the supply of NPM’s product candidates. NPM also may need to take inventory write-offs and incur other charges and expenses for product candidates that fail to meet specifications, undertake costly remediation efforts, or seek costlier manufacturing alternatives.

The commercial success of NPM’s product candidates depends upon their market acceptance among physicians, patients, healthcare payors, and the medical community.

Even if NPM’s product candidates obtain regulatory approval, NPM’s products, if any, may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any of NPM’s approved product candidates will depend on several factors, including:

●	the effectiveness of NPM’s approved product candidates as compared to currently available products;
●	adequately trained healthcare professionals willing to administer NPM’s product candidates;
●	patient willingness to adopt NPM’s approved product candidates in place of current therapies;
●	NPM’s ability to provide acceptable evidence of safety and efficacy;
●	relative convenience and ease of administration;
●	the prevalence and severity of any adverse side effects;
●	restrictions on use in combination with other products;
●	availability of alternative treatments;
●	pricing and cost-effectiveness assuming either competitive or potential premium pricing requirements, based on the profile of NPM’s product candidates and target markets;
●	effectiveness of NPM’s or its partners’ sales and marketing strategy;
●	NPM’s ability to obtain sufficient third-party coverage or reimbursement; and
●	potential product liability claims.

In addition, the potential market opportunity for NPM’s product candidates is difficult to precisely estimate. NPM’s estimates of the potential market opportunity for its product candidates include several key assumptions based on NPM’s industry knowledge, industry publications, third-party research reports and other surveys. Independent sources have not verified all of NPM’s assumptions. If any of these assumptions proves to be inaccurate, then the actual market for NPM’s product candidates could be smaller than NPM’s estimates of its potential market opportunity. If the actual market for NPM’s product candidates is smaller than NPM expects, NPM’s product revenue may be limited, it may be harder than expected to raise funds and it may be more difficult for NPM to achieve or maintain profitability. If NPM fails to achieve market acceptance of NPM’s product candidates in the U.S. and abroad, NPM’s revenue will be limited, and it will be more difficult to achieve profitability.

If NPM fails to obtain and sustain an adequate level of reimbursement for its potential products by third-party payors, potential future sales would be materially adversely affected.

There will be no viable commercial market for NPM’s product candidates, if approved, without reimbursement from third-party payors. Reimbursement policies may be affected by future healthcare reform measures. NPM cannot be certain that reimbursement will be available for its current product candidates, or any other product candidate NPM may develop. Additionally, even if there is a viable commercial market, if the level of reimbursement is below NPM’s expectations, NPM’s anticipated revenue and gross margins will be adversely affected.

Third-party payors, such as government or private healthcare insurers, carefully review and increasingly question and challenge the coverage of and the prices charged for drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan, and other factors. Reimbursement rates may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. There is a current trend in the U.S. healthcare industry toward cost containment.

Large public and private payors, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, may question the coverage of, and challenge the prices charged for, medical products and services, and many third-party payors limit coverage of or reimbursement for newly approved healthcare products. Third-party payors may also limit the covered indications. Cost-control initiatives could decrease the price NPM might establish for products, which could result in product revenues being lower than anticipated. NPM believes its drugs may be priced higher than existing generic drugs and more consistent with current branded drugs. If NPM is unable to show a significant benefit relative to existing generic drugs, Medicare, Medicaid, and private payors may not be willing to provide reimbursement for NPM’s drugs, which would significantly reduce the likelihood of NPM’s products gaining market acceptance.

NPM expects that private insurers will consider the efficacy, cost-effectiveness, safety, and tolerability of NPM’s potential products in determining whether to approve reimbursement for such products and at what level. Obtaining these approvals can be a time consuming and expensive process. NPM’s business, financial condition and results of operations would be materially adversely affected if NPM does not receive approval for reimbursement of its potential products from private insurers on a timely or satisfactory basis. Limitations on coverage could also be imposed at the local Medicare carrier level or by fiscal intermediaries. Medicare Part D, which provides a pharmacy benefit to Medicare patients, does not require participating prescription drug plans to cover all drugs within a class of products. NPM’s business, financial condition and results of operations could be materially adversely affected if Part D prescription drug plans were to limit access to, or deny or limit reimbursement of, NPM’s product candidates.

Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. In many countries, the product cannot be commercially launched until reimbursement is approved. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. The negotiation process in some countries can exceed 12 months. To obtain reimbursement or pricing approval in some countries, NPM may be required to conduct a clinical trial that compares the cost-effectiveness of its products to other available therapies.

If the prices for NPM’s potential products are reduced or if governmental and other third-party payors do not provide adequate coverage and reimbursement of NPM’s drugs, the combined company’s future revenue, cash flows and prospects for profitability will suffer.

Since NPM’s drug implants will provide medicine for up to six months or longer, there may be additional risks associated with the third-party payer’s willingness or desire to reimburse the full product cost at the time of purchase. NPM may develop customized reimbursement practices or policies to address potential concerns from payers if appropriate. There are no assurances that customized reimbursement practices or policies, if needed, will be effective and the potential impact on revenues and profits is difficult to project.

Risks Related to Regulatory Approval and Other Legal and Compliance Matters

NPM’s product candidates are subject to extensive regulation under the FDA, the EMA, or comparable foreign authorities, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize NPM’s product candidates.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing, and distribution of NPM’s product candidates are subject to extensive regulation by the FDA and other U.S. regulatory agencies, the EMA, or comparable authorities in foreign markets. In the U.S., neither NPM nor NPM’s collaborators are permitted to market NPM’s product candidates until NPM or NPM’s collaborators receive clearance to conduct clinical investigations under an investigational new drug application (“IND”) from the FDA or receive similar approvals abroad. In addition, NPM nor NPM’s collaborators will not be permitted to market NPM’s product candidates until NPM or NPM’s collaborators receive approval of a new drug application (“NDA”) from the FDA or receive similar approvals abroad. The process of obtaining these approvals is expensive, often takes many years, and can vary substantially based upon the type, complexity and novelty of the product candidates involved. Approval policies or regulations may change and may be influenced by the results of other similar or competitive products, making it more difficult for NPM to achieve such approval in a timely manner or at all. Any guidance that may result from recent FDA advisory panel discussions may make it more expensive to develop and commercialize such product candidates. In addition, as a company, NPM has not previously filed INDs or NDAs with the FDA or filed similar applications with other foreign regulatory agencies. This lack of experience may impede NPM’s ability to obtain FDA or other foreign regulatory agency approval in a timely manner, if at all, for NPM’s product candidates for which development and commercialization is NPM’s responsibility.

Despite the time and expense invested, regulatory approval is never guaranteed. The FDA, the EMA or comparable foreign authorities can delay, limit, or deny approval of a product candidate for many reasons, including:

●	a product candidate may not be deemed safe or effective;
●	agency officials of the FDA, the EMA or comparable foreign authorities may not find the data from non-clinical or preclinical studies, chemistry, manufacturing, and controls, and/or clinical trials generated during development to be sufficient;
●	the FDA, the EMA or comparable foreign authorities may not approve NPM’s or NPM’s third-party manufacturers’ processes or facilities; or
●	the FDA, the EMA or a comparable foreign authority may change its approval policies or adopt new regulations.

NPM’s inability to obtain these approvals would prevent NPM from commercializing its product candidates.

NPM is planning to streamline the clinical development of NPM-119 (exenatide implant) through use of the 505(b)2 pathway in the US. If the 505(b)2 regulatory pathway is not available, the costs of development may significantly increase and the projected timeline to approval and launch would be significantly delayed.

Although NPM has discussed its intention to use the 505(b)2 regulatory pathway to support registration in the US with the FDA, there are no formal assurances that this approach will be acceptable. Since NPM has not yet filed an IND or initiated clinical investigations with NPM-119, there are no assurances that additional pre-clinical clinical studies will be required to support registration and approval in the US. The 505(b)2 regulatory pathway, if acceptable, will allow NPM to rely on one or more investigations conducted by another company without requiring NPM to obtain a right of reference. For NPM-119, NPM would rely on certain information from Bydureon® and Bydureon BCise®, AstraZeneca’s exenatide extended-release injectable suspension products. If NPM is unable to reference data generated for Bydureon® and Bydureon BCise®, additional clinical studies, including a cardiovascular outcomes (CVOT) study, may be required and would add significant additional costs and a significant delay in the proposed timeline to NPM-119 approval and commercial launch. Further, if a CVOT study was conducted, there are no assurances that the study would generate positive results and support US registration.

NPM and its contract manufacturers are subject to significant regulation with respect to manufacturing NPM’s product candidates. The manufacturing facilities on which NPM relies may not continue to meet regulatory requirements.

All entities involved in the preparation of therapeutics for clinical trials or commercial sale, including NPM’s contract manufacturers for its product candidates, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in clinical trials must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of NPM’s product candidates that may not be detectable in final product testing. NPM or its contract manufacturers must supply all necessary documentation in support of an NDA or marketing authorization application (“MAA”) on a timely basis and must adhere to GLP and cGMP regulations enforced by the FDA, the EMA, or comparable foreign authorities through their facilities inspection program. Some of NPM’s contract manufacturers may not have produced a commercially approved pharmaceutical product and therefore may not have obtained the requisite regulatory authority approvals to do so. The facilities and quality systems of some or all of NPM’s third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of NPM’s product candidates or any of its other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of NPM’s product candidates or any of NPM’s other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. Although NPM plans to oversee the contract manufacturers, NPM cannot control the manufacturing process of, and is completely dependent on, NPM’s contract manufacturing partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

The regulatory authorities also may, at any time following approval of a product for sale, audit the manufacturing facilities of NPM’s third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of NPM’s product specifications or applicable regulations occurs independent of such an inspection or audit, NPM or the relevant regulatory authority may require remedial measures that may be costly or time consuming for NPM or a third party to implement, and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon NPM or third parties with whom NPM contracts could materially harm NPM’s business, financial condition, and results of operations.

If NPM or any of its third-party manufacturers fail to maintain regulatory compliance, the FDA, the EMA, or comparable foreign authorities can impose regulatory sanctions including, among other things, refusal to approve a pending application for a product candidate, withdrawal of an approval, or suspension of production. As a result, NPM’s business, financial condition, and results of operations may be materially and adversely affected.

Additionally, if supply from one manufacturer is interrupted, an alternative manufacturer would need to be qualified through an NDA supplement or MAA variation, or equivalent foreign regulatory filing, which could result in further delay. The regulatory agencies may also require additional studies or trials if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in NPM’s desired clinical and commercial timelines. These factors could cause NPM to incur higher costs and could cause the delay or termination of clinical trials, regulatory submissions, required approvals, or commercialization of NPM’s product candidates. Furthermore, if NPM’s suppliers fail to meet contractual requirements and NPM is unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, NPM’s clinical trials may be delayed, or NPM could lose potential revenue.

Even if NPM’s product candidates receive regulatory approval in the U.S., it may never receive approval or commercialize NPM’s products outside of the U.S.

In order to market any products outside of the U.S., NPM must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the U.S. as well as other risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay seeking or obtaining such approval would impair NPM’s ability to develop foreign markets for its product candidates. A CE mark is required for NPM devices before marketing in EU countries. This requires a significant effort and NPM may never receive approval.

Even if any of NPM’s product candidates receive regulatory approval, its product may not be commercially viable or successful.

If any of NPM’s product candidates receive regulatory approval, the FDA, the EMA, or comparable foreign authorities may still impose significant restrictions on the indicated uses or marketing of the product candidates or impose ongoing requirements for potentially costly post-approval studies and trials. In addition, regulatory agencies subject a product, its manufacturer and the manufacturer’s facilities to continual review and periodic inspections. If a regulatory agency discovers previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, NPM’s collaborators, or NPM, including requiring withdrawal of the product from the market. NPM’s product candidates will also be subject to ongoing FDA, the EMA, or comparable foreign authorities’ requirements for the labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information on the drug. If NPM’s product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

●	issue warning letters or other notices of possible violations;
●	impose civil or criminal penalties or fines or seek disgorgement of revenue or profits;
●	suspend any ongoing clinical trials;

●	refuse to approve pending applications or supplements to approved applications filed by NPM or NPM’s collaborators;
●	withdraw any regulatory approvals
●	impose restrictions on operations, including costly new manufacturing requirements, or shut down NPM’s manufacturing operations; or
●	seize or detain products or require a product recall.

The FDA, the EMA and comparable foreign authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses.

The FDA, the EMA and comparable foreign authorities strictly regulate the promotional claims that may be made about prescription products, such as NPM’s product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA, the EMA or comparable foreign authorities as reflected in the product’s approved labeling. If NPM receives marketing approval for its product candidates for NPM’s proposed indications, physicians may nevertheless use NPM’s products for their patients in a manner that is inconsistent with the approved label, if the physicians personally believe in their professional medical judgment that NPM’s products could be used in such manner. However, if NPM is found to have promoted its products for any off label uses, the federal government could levy civil, criminal, or administrative penalties, and seek fines against NPM. Such enforcement has become more common in the industry. The FDA, the EMA or comparable foreign authorities could also request that NPM enter into a consent decree or a corporate integrity agreement or seek a permanent injunction against NPM under which specified promotional conduct is monitored, changed, or curtailed. If NPM cannot successfully manage the promotion of its product candidates, if approved, NPM could become subject to significant liability, which would materially adversely affect NPM’s business, financial condition, and results of operations.

Current and future legislation may increase the difficulty and cost of commercializing NPM’s product candidates and may affect the prices NPM may obtain if NPM’s product candidates are approved for commercialization.

In the United States and foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay regulatory approval of NPM’s product candidates, restrict, or regulate post-approval activities and affect NPM’s ability to profitably sell any product candidates that obtain regulatory approval. NPM expects that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and in additional downward pressure on the price that NPM, or any its collaborators, may receive for any approved products.

Current and future legislation may increase the difficulty and cost to commercialize NPM’s candidates, if approved, and affect the prices obtained, including changes in coverage and reimbursement policies in certain market segments for NPM’s product candidates, which could make it difficult to sell NPM’s product candidates, if approved, profitably. Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact NPM’s ability to sell NPM’s products profitably.

In particular, in 2010, the Affordable Care Act (“ACA”), was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research. Under the American Rescue Plan Act of 2021, effective January 1, 2024, the statutory cap on Medicaid Drug Rebate Program rebates that manufacturers pay to state Medicaid programs will be eliminated. Elimination of this cap may require pharmaceutical manufacturers to pay more in rebates than it receives on the sale of products, which could have a material impact on the viability NPM’s business and the accuracy of NPM’s projections of future development.

In July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at increasing competition for prescription drugs. In response to this executive order, the Department of Health and Human Services (“HHS”) has released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and potential legislative policies that Congress could pursue to advance these principles. In addition, Congress is considering legislation that, if passed, could have significant impact on prices of prescription drugs covered by Medicare, including limitations on drug price increases, which may adversely affect NPM’s profitability. At the state level, a number of states are considering or have recently enacted state drug price transparency and reporting laws that could substantially increase NPM’s compliance burdens and expose us to greater liability under such state laws once we begin commercialization after obtaining regulatory approval for any of NPM’s products.

Since its enactment, there have been executive, judicial, and Congressional challenges to certain aspects of the ACA. In June 2021, the United States Supreme Court held that Texas and other challengers had no legal standing to challenge the ACA, dismissing the case without specifically ruling on the constitutionality of the ACA. Accordingly, the ACA remains in effect in its current form. It is unclear how this Supreme Court decision, future litigation, or healthcare measures promulgated by the Biden administration will impact NPM’s business, financial condition, and results of operations. Complying with any new legislation or changes in healthcare regulation could be time-intensive and expensive, resulting in material adverse effect on NPM’s business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in 2013, and will remain in effect through 2031, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020, through March 31, 2022, unless additional Congressional action is taken. Under the current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 3% in the final fiscal year of this sequester. The American Taxpayer Relief Act of 2012 further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal, and state levels directed at containing or lowering the cost of healthcare. NPM cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

●	the demand for NPM’s product candidates if NPM obtains regulatory approval;
●	NPM’s ability to receive or set a price that it believes is fair for its products;
●	NPM’s ability to generate revenue and achieve or maintain profitability;
●	the level of taxes that NPM is required to pay; and
●	the availability of capital.

NPM expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement, and new payment methodologies. This could lower the price that NPM receives for any approved products. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent NPM from being able to generate sufficient revenue, attain profitability or commercialize NPM’s product candidates, if approved.

Recent initiatives by the FDA to enhance and modernize various regulatory pathways for device products and its overall approach to safety and innovation in the medical technology industry creates the possibility of changing product development costs, requirements, and other factors and additional uncertainty for NPM’s future products and business.

Regulatory requirements may change in the future in a way that adversely affects NPM. Any change in the laws or regulations that govern the clearance and approval processes or the post-market compliance requirements relating to NPM’s current and future products could make it more difficult and costly to obtain clearance or approval for new products, or to produce, market and distribute existing products.

For example, the FDA and other government agencies have been focusing on the cybersecurity risks associated with certain medical devices and encouraging device manufacturers to take a more proactive approach to assessing the cybersecurity risks of their devices both during development and on a periodic basis after the devices are in commercial distribution. These regulatory efforts could lead to new FDA requirements in the future or additional product liability or other litigation risks if any of NPM’s products is considered to be susceptible to third-party tampering. In December 2016, Congress passed the 21st Century Cures Act, which made multiple changes to the FDA’s rules for medical devices as well as for clinical trials, and in August 2017, Congress passed the Medical Device User Fee reauthorization package, which affects medical device regulation both pre- and post-approval and could have certain impacts on NPM’s business. Since that time, the FDA has announced a series of efforts to modernize and streamline the 510(k) notification and regulatory review process and monitoring post-market safety and issued a final rule to formalize the De Novo classification process to provide clarity to innovative device developers. In addition, the next FDA reauthorization package is currently being negotiated and is required to be finalized by Congress in mid-2022. Changes in the FDA 510(k) process could make clearance more difficult to obtain, increase delay, add uncertainty, and have other significant adverse effects on NPM’s ability to obtain and maintain clearance for NPM’s products.

It is unclear at this time whether and how various activities initiated or announced by the FDA to modernize the U.S. medical device regulatory system could affect NPM’s business, as some of the FDA’s new medical device safety and innovation initiatives have not been formalized and remain subject to change. For example, a 2018 Medical Device Safety Action Plan announced by former FDA Commissioner Gottlieb included a particular focus on post-market surveillance and how to respond when new safety concerns emerge once a product is on the market. The increased attention that the medical technology industry is receiving from FDA leadership that understands the challenging and rapidly changing nature of the U.S. healthcare system creates the possibility of unanticipated regulatory and other potential changes to NPM’s products and NPM’s overall business. In response to the COVID-19 public health emergency, the FDA’s device and diagnostic center leadership has exercised a significant amount of enforcement discretion to meet the medical community’s and patients’ needs for remote monitoring and other innovative solutions that involve digital health products. In December 2021, the FDA issued draft guidance documents describing a phased transition process for medical devices that were developed or modified during the course of the pandemic to treat COVID-19 patients or allow greater access to patients, including medical imaging devices that were developed or modified in accordance with FDA’s Enforcement Policy for Imaging Systems During the COVID-19 Public Health Emergency. It is unclear how those policies could impact the medical device industry in the future.

Changes in funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact NPM’s business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including (i) government budget and funding levels, (ii) the ability to hire and retain key personnel and accept the payment of user fees and (iii) statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect its business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process NPM’s regulatory submissions, which could have a material adverse effect on NPM’s business.

If NPM faces allegations of noncompliance with the law and encounter sanctions, its reputation, revenues, and liquidity may suffer, and any of NPM’s product candidates that are ultimately approved for commercialization could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of law could require NPM to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect NPM’s ability to generate revenues from any of its product candidates that are ultimately approved for commercialization. If regulatory sanctions are applied or if regulatory approval is withdrawn, NPM’s business, financial condition and results of operations will be adversely affected. Additionally, if NPM is unable to generate revenues from product sales, NPM’s potential for achieving profitability will be diminished and NPM’s need to raise capital to fund its operations will increase.

NPM is exposed to product liability, non-clinical and clinical liability risks which could place a substantial financial burden upon NPM, should lawsuits be filed against NPM.

NPM’s business exposes it to potential product liability and other liability risks that are inherent in the testing, manufacturing, and marketing of medical products and the subsequent sale of these products by us or NPM’s potential collaborators. In addition, the use in NPM’s clinical trials of pharmaceutical and related products and the subsequent sale of these products by NPM or its potential collaborators may cause NPM to bear a portion of or all product liability risks. A successful liability claim or series of claims brought against NPM could have a material adverse effect on NPM’s business, financial condition, and results of operations.

NPM’s research and development activities involve the use of hazardous materials, which subject NPM to regulation, related costs and delays and potential liabilities.

NPM’s research and development activities may involve the controlled use of hazardous materials and chemicals. If an accident occurs, NPM could be held liable for resulting damages, which could be substantial. NPM is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state, and local laws and regulations affecting NPM’s operations may be adopted in the future. NPM may incur substantial costs to comply with, and substantial fines or penalties if NPM violates any of these laws or regulations.

Risks Relating to NPM’s Intellectual Property

NPM may not be able to protect its proprietary or licensed technology in the marketplace.

NPM depends on NPM’s ability to protect its proprietary or licensed technology. NPM relies on trade secret, patent, copyright and trademark laws, and confidentiality, licensing, and other agreements with employees and third parties, all of which offer only limited protection. NPM’s success depends in large part on NPM’s ability and any licensor’s or licensee’s ability to obtain and maintain patent protection in the U.S. and other countries with respect to NPM’s proprietary or licensed technology and products. NPM may in-license additional intellectual property rights to develop NPM’s product candidates in the future. NPM cannot be certain that patent enforcement activities by its current or future licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. NPM also cannot be certain that its current or future licensors will allocate sufficient resources or prioritize their or NPM’s legal enforcement of such patents. Even if NPM is not a party to these legal actions, an adverse outcome could prevent NPM from continuing to license intellectual property that NPM may need to operate its business, which would have a material adverse effect on its business, financial condition, and results of operations.

NPM believes it will be able to obtain, through prosecution of patent applications covering NPM’s owned technology and technology licensed from others, adequate patent protection for NPM’s proprietary drug technology, including those related to NPM’s in-licensed intellectual property. If NPM is compelled to spend significant time, money and resources protecting or enforcing its licensed patents and future patents NPM may own, designing around patents held by others or licensing or acquiring, potentially for large fees, patents or other proprietary rights held by others, NPM’s business, financial condition, and results of operations may be materially and adversely affected. If NPM is unable to effectively protect the intellectual property that NPM owns or in-licenses, other companies may be able to offer the same or similar products for sale, which could materially adversely affect NPM’s business, financial condition, and results of operations. The patents of others from whom NPM may license technology, and any future patents NPM may own, may be challenged, narrowed, invalidated, or circumvented, which could limit NPM’s ability to stop competitors from marketing the same or similar products or limit the length of term of patent protection that NPM may have for its products.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and NPM’s patent protection for licensed patents, pending patent applications and potential future patent applications and patents could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or patent applications will be due to be paid to the U.S. Patent and Trademark Office (“USPTO”) and various governmental patent agencies outside of the U.S. in several stages over the lifetime of the applicable patent and/or patent application. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs with respect to NPM’s in-licensed patents or patent applications NPM may file in the future, NPM’s competitors might be able to use its technologies, which would have a material adverse effect on NPM’s business, financial condition, and results of operations.

The patent positions of pharmaceutical products are often complex and uncertain. The breadth of claims allowed in pharmaceutical patents in the U.S. and many jurisdictions outside of the U.S. is not consistent. For example, in many jurisdictions, the support standards for pharmaceutical patents are becoming increasingly strict. Some countries prohibit method of treatment claims in patents. Changes in either the patent laws or interpretations of patent laws in the U.S. and other countries may diminish the value of NPM’s licensed or owned intellectual property or create uncertainty. In addition, publication of information related to NPM’s current product candidates and potential products may prevent NPM from obtaining or enforcing patents relating to these product candidates and potential products, including without limitation composition-of-matter patents, which are generally believed to offer the strongest patent protection.

Patents that NPM currently owns or licenses and patents that NPM may own or license in the future do not necessarily ensure the protection of NPM’s licensed or owned intellectual property for a number of reasons, including, without limitation, the following:

●	the patents may not be broad or strong enough to prevent competition from other products that are identical or similar to NPM’s product candidates;
●	there can be no assurance that the term of a patent can be extended under the provisions of patent term extensions afforded by U.S. law or similar provisions in foreign countries, where available;
●	the issued patents and patents that NPM may obtain or license in the future may not prevent generic entry into the market for NPM’s product candidates;
●	NPM, or third parties from whom NPM in-license or may license patents, may be required to disclaim part of the term of one or more patents;
●	there may be prior art of which NPM is not aware that may affect the validity or enforceability of a patent claim;
●	there may be prior art of which NPM is aware, which NPM does not believe affects the validity or enforceability of a patent claim, but which, nonetheless, ultimately may be found to affect the validity or enforceability of a patent claim;
●	there may be other patents issued to others that will affect NPM’s freedom to operate;
●	if the patents are challenged, a court could determine that they are invalid or unenforceable;
●	there might be a significant change in the law that governs patentability, validity and infringement of NPM’s licensed patents or any future patents NPM may own that adversely affects the scope of NPM’s patent rights;
●	a court could determine that a competitor’s technology or product does not infringe NPM’s licensed patents, or any future patents NPM may own; and
●	the patents could irretrievably lapse due to failure to pay fees or otherwise comply with regulations or could be subject to compulsory licensing. If NPM encounters delays in NPM’s development or clinical trials, the period of time during which NPM could market its potential products under patent protection would be reduced.

NPM’s competitors may be able to circumvent its licensed patents or future patents NPM may own by developing similar or alternative technologies or products in a non-infringing manner. NPM’s competitors may seek to market generic versions of any approved products by submitting abbreviated new drug applications to the FDA in which NPM’s competitors claim that NPM’s licensed patents or any future patents NPM may own are invalid, unenforceable, or not infringed. Alternatively, NPM’s competitors may seek approval to market their own products similar to or otherwise competitive with NPM’s products. In these circumstances, NPM may need to defend or assert NPM’s licensed patents, or any future patents NPM may own, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find NPM’s licensed patents or any future patents NPM may own invalid or unenforceable. NPM may also fail to identify patentable aspects of its research and development before it is too late to obtain patent protection. Even if NPM owns or in-licenses valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve NPM’s business objectives.

The issuance of a patent is not conclusive as to its inventorship, scope, ownership, priority, validity, or enforceability. In this regard, third parties may challenge NPM’s licensed patents, or any future patents NPM may own in the courts or patent offices in the U.S. and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated, or held unenforceable, in whole or in part, which could limit NPM’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of Second Sight’s technology and potential products. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized.

NPM may not be successful in obtaining or maintaining necessary rights to its product candidates through acquisitions and in-licenses.

One of NPM’s programs may require the use of proprietary rights held by third parties. NPM may need to acquire or in-license additional intellectual property in the future with respect to other product candidates. Moreover, NPM may be unable to acquire or in-license any compositions, methods of use, processes, or other intellectual property rights from third parties that NPM identifies as necessary for its product candidates. NPM may face competition with regard to acquiring and in-licensing third-party intellectual property rights, including from a number of more established companies. These established companies may have a competitive advantage over NPM due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive NPM to be a competitor may be unwilling to assign or license intellectual property rights to NPM. NPM also may be unable to acquire or in-license third-party intellectual property rights on terms that would allow it to make an appropriate return on NPM’s investment.

If NPM is unable to successfully obtain required third-party intellectual property rights or maintain NPM’s existing intellectual property rights, NPM may need to abandon development of the related program and NPM’s business, financial condition and results of operations could be materially and adversely affected.

NPM may infringe the intellectual property rights of others, which may prevent or delay its development efforts and prevent NPM from commercializing or increase the costs of commercializing NPM’s products.

NPM’s commercial success depends significantly on NPM’s ability to operate without infringing the patents and other intellectual property rights of third parties. For example, there could be issued patents of which NPM is not aware that NPM’s current or potential future product candidates infringe. There also could be patents that NPM believes NPM does not infringe, but that NPM may ultimately be found to infringe.

Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made, and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which NPM is unaware that may later result in issued patents that NPM’s product candidates or potential products infringe. For example, pending applications may exist that claim or can be amended to claim subject matter that NPM’s product candidates or potential products infringe. Competitors may file continuing patent applications claiming priority to already issued patents in the form of continuation, divisional, or continuation-in-part applications, in order to maintain the pendency of a patent family and attempt to cover NPM’s product candidates.

Third parties may assert that NPM is employing their proprietary technology without authorization and may sue NPM for patent or other intellectual property infringement. These lawsuits are costly and could adversely affect NPM’s business, financial condition and results of operations and divert the attention of managerial and scientific personnel. If NPM is sued for patent infringement, NPM would need to demonstrate that its product candidates, potential products, or methods either do not infringe the claims of the relevant patent or that the patent claims are invalid, and NPM may not be able to do this. Proving invalidity is difficult. For example, in the U.S., proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if NPM is successful in these proceedings, NPM may incur substantial costs and the time and attention of NPM’s management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on NPM. In addition, NPM may not have sufficient resources to bring these actions to a successful conclusion. If a court holds that any third-party patents are valid, enforceable and cover NPM’s products or their use, the holders of any of these patents may be able to block NPM’s ability to commercialize its products unless it acquires or obtains a license under the applicable patents or until the patents expire.

NPM may not be able to enter licensing arrangements or make other arrangements at a reasonable cost or on reasonable terms. Any inability to secure licenses or alternative technology could result in delays in the introduction of NPM’s products or lead to prohibition of the manufacture or sale of products by NPM. Even if NPM is able to obtain a license, it may be non-exclusive, thereby giving NPM’s competitors access to the same technologies licensed to NPM. NPM could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, in any such proceeding or litigation, NPM could be found liable for monetary damages, including treble damages and attorneys’ fees, if NPM is found to have willfully infringed a patent. A finding of infringement could prevent NPM from commercializing its product candidates or force NPM to cease some of its business operations, which could materially and adversely affect NPM’s business, financial condition, and results of operations. Any claims by third parties that NPM has misappropriated their confidential information or trade secrets could have a similar material and adverse effect on NPM’s business, financial condition, and results of operations. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on NPM’s ability to raise the funds necessary to continue NPM’s operations.

Third-party claims of intellectual property infringement may prevent or delay NPM’s drug discovery and development efforts

NPM’s commercial success depends in part on its and its collaborators avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. Under United States patent reform, procedures including inter parties review and post grant review have been implemented. As stated above, this reform brings uncertainty to the possibility of challenge to its patents in the future. Numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which it or its collaborators are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that a product candidate may give rise to claims of infringement of the patent rights of others.

Third parties may assert that NPM or its collaborators are employing their proprietary technology without authorization. There may be third-party patents of which NPM, or its collaborators are currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of a NPM product candidate. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that a product candidate may infringe. In addition, third parties may obtain patents in the future and claim that use of NPM or its collaborators’ technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of a product candidate, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block the ability to commercialize the product candidate unless NPM or its collaborators obtain a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of its formulations, processes for manufacture or methods of NPM, including combination therapy or patient selection methods, the holders of any such patent may be able to block the ability to develop and commercialize the product candidate, unless NPM or its collaborators obtain a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If NPM or its collaborators are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, NPM’s ability to commercialize a product candidate may be impaired or delayed, which could in turn significantly harm NPM’s business.

Parties making claims against NPM may seek and obtain injunctive or other equitable relief, which could effectively block the ability to further develop and commercialize a product candidate. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from its business. In the event of a successful claim of infringement against NPM, it may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties, or redesign its infringing products, which may be impossible or require substantial time and monetary expenditure. NPM cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, NPM or its collaborators may need to obtain licenses from third parties to advance NPM’s research or allow commercialization of a product candidate. NPM may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, NPM or its collaborators would be unable to further develop and commercialize a product candidate, which could harm NPM’s business significantly.

Any claims or lawsuits relating to infringement of intellectual property rights brought by or against NPM will be costly and time consuming and may adversely affect its business, financial condition, and results of operations.

NPM may be required to initiate litigation to enforce or defend its licensed and owned intellectual property. Lawsuits to protect NPM’s intellectual property rights can be very time consuming and costly. There is a substantial amount of litigation involving patent and other intellectual property rights in the biopharmaceutical industry generally. Such litigation or proceedings could substantially increase NPM’s operating expenses and reduce the resources available for development activities or any future sales, marketing, or distribution activities.

In any infringement litigation, any award of monetary damages NPM receives may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of NPM’s confidential information could be compromised by disclosure during litigation. Moreover, there can be no assurance that NPM will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are resolved. Further, any claims NPM asserts against a perceived infringer could provoke these parties to assert counterclaims against NPM alleging that NPM has infringed their patents. Some of NPM’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than NPM can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on NPM’s ability to compete in the marketplace.

In addition, NPM’s licensed patents and patent applications, and patents and patent applications that NPM may apply for, own, or license in the future, could face other challenges, such as interference proceedings, opposition proceedings, re-examination proceedings and other forms of post-grant review. Any of these challenges, if successful, could result in the invalidation of, or in a narrowing of the scope of, any of NPM’s licensed patents and patent applications and patents and patent applications that NPM may apply for, own, or license in the future subject to challenge. Any of these challenges, regardless of their success, would likely be time consuming and expensive to defend and resolve and would divert NPM’s management and scientific personnel’s time and attention.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing NPM’s ability to protect NPM’s products.

As is the case with other biopharmaceutical companies, NPM’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is costly, time-consuming, and inherently uncertain. For example, the U.S. previously enacted and implemented wide-ranging patent reform legislation. Specifically, on September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law and included a number of significant changes to U.S. patent law, and many of the provisions became effective in March 2013. However, it may take the courts years to interpret the provisions of the Leahy-Smith Act, and the implementation of the statute could increase the uncertainties and costs surrounding the prosecution of NPM’s licensed and future patent applications and the enforcement or defense of NPM’s licensed and future patents, all of which could have a material adverse effect on NPM’s business, financial condition, and results of operations.

In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty regarding NPM’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken NPM’s ability to obtain new patents or to enforce patents that NPM might obtain in the future.

NPM may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on product candidates in all jurisdictions throughout the world would be prohibitively expensive. Competitors may use NPM’s licensed and owned technologies in jurisdictions where NPM has not licensed or obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where NPM may obtain or license patent protection, but where patent enforcement is not as strong as that in the U.S. These products may compete with NPM’s products in jurisdictions where NPM does not have any issued or licensed patents and any future patent claims, or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for NPM to stop the infringement of NPM’s licensed patents and future patents NPM may own, or marketing of competing products in violation of NPM’s proprietary rights generally. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the U.S. As a result, NPM may encounter significant problems in protecting and defending its licensed and owned intellectual property both in the U.S. and abroad. For example, China currently affords less protection to a company’s intellectual property than some other jurisdictions. As such, the lack of strong patent and other intellectual property protection in China may significantly increase NPM’s vulnerability regarding unauthorized disclosure or use of its intellectual property and undermine its competitive position. Proceedings to enforce NPM’s future patent rights, if any, in foreign jurisdictions could result in substantial cost and divert its efforts and attention from other aspects of NPM’s business.

NPM may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

To protect NPM’s proprietary and licensed technology and processes, NPM relies in part on confidentiality agreements with its corporate partners, employees, consultants, manufacturers, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of NPM’s confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover NPM’s trade secrets and proprietary information. Failure to obtain or maintain trade secret protection could adversely affect NPM’s competitive business position.

Although NPM requires all of its employees to assign their inventions to NPM, and requires all of its employees, consultants, advisors and any third parties who have access to its proprietary know how, information or technology to enter into confidentiality agreements, NPM cannot be certain that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to NPM trade secrets or independently develop substantially equivalent information and techniques.

NPM may be subject to claims that NPM’s employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties.

NPM expects to employ individuals who were previously employed at other biopharmaceutical companies. Although NPM has no knowledge of any such claims against NPM, NPM may be subject to claims that it or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of NPM’s employees’ former employers or other third parties. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and even if NPM is successful, litigation could result in substantial cost and be a distraction to NPM’s management and other employees. To date, none of NPM’s employees have been subject to such claims.

If NPM does not obtain additional protection under the Hatch-Waxman Amendments and similar foreign legislation extending the terms of NPM’s licensed patents and any future patents NPM may own, NPM’s business, financial condition and results of operations may be materially and adversely affected.

Depending upon the timing, duration, and specifics of FDA regulatory approval for NPM’s product candidates, one or more of its licensed U.S. patents or future U.S. patents that NPM may license or own may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. In certain instances, the Hatch-Waxman Amendments permit a patent restoration term of three years and up to five years as compensation for patent term lost during drug development and the FDA regulatory review process. This period is generally one-half the time between the effective date of an investigational new drug application (“IND”) (falling after issuance of the patent), and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Patent term restorations, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval by the FDA.

The application for patent term extension is subject to approval by the USPTO, in conjunction with the FDA. It takes at least six months to obtain approval of the application for patent term extension. NPM may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than NPM requests. If NPM is unable to obtain patent term extension or restoration or the term of any such extension is less than NPM requests, the period during which NPM will have the right to exclusively market its product will be shortened and NPM’s competitors may obtain earlier approval of competing products, and NPM’s ability to generate revenues could be materially adversely affected.

Risks Related to NPM’s Reliance on Third Parties

NPM intends to rely on third parties to conduct its preclinical studies and clinical trials and perform other tasks. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or comply with regulatory requirements, NPM may not be able to obtain regulatory approval for or commercialize its product candidates and its business, financial condition and results of operations could be substantially harmed.

NPM intends to rely upon third-party CROs, medical institutions, clinical investigators, and contract laboratories to monitor and manage data for NPM’s ongoing preclinical and clinical programs. Nevertheless, NPM maintains responsibility for ensuring that each of NPM’s clinical trials and preclinical studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards, and NPM’s reliance on these third parties does not relieve NPM of its regulatory responsibilities. NPM and its CROs and other vendors are required to comply with current requirements on good manufacturing practices (“cGMP”) good clinical practices (“GCP”) and good laboratory practice (“GLP”) which are a collection of laws and regulations enforced by the FDA, the EMA, and comparable foreign authorities for all of NPM’s product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of preclinical study and clinical trial sponsors, principal investigators, preclinical study and clinical trial sites, and other contractors. If NPM or any of its CROs or vendors fails to comply with applicable regulations, the data generated in NPM’s preclinical studies and clinical trials may be deemed unreliable and the FDA, the EMA or comparable foreign authorities may require NPM to perform additional preclinical studies and clinical trials before approving NPM’s marketing applications. NPM cannot assure that upon inspection by a given regulatory authority, such regulatory authority will determine that any of NPM’s clinical trials comply with GCP regulations. In addition, NPM’s clinical trials must be conducted with products produced consistent with cGMP regulations. NPM’s failure to comply with these regulations may require it to repeat clinical trials, which would delay the development and regulatory approval processes.

NPM may not be able to enter into arrangements with CROs on commercially reasonable terms, or at all. In addition, NPM’s CROs will not be NPM’s employees, and except for remedies available to NPM under its agreements with such CROs, NPM will not be able to control whether they devote sufficient time and resources to NPM’s ongoing preclinical and clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to NPM’s protocols, regulatory requirements, or for other reasons, NPM’s clinical trials may be extended, delayed or terminated and NPM may not be able to obtain regulatory approval for or successfully commercialize NPM’s product candidates. CROs may also generate higher costs than anticipated. As a result, NPM’s business, financial condition and results of operations and the commercial prospects for NPM’s product candidates could be materially and adversely affected, its costs could increase, and its ability to generate revenue could be delayed.

Switching or adding additional CROs, medical institutions, clinical investigators or contract laboratories involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work replacing a previous CRO. As a result, delays occur, which can materially impact NPM’s ability to meet its desired clinical development timelines. There can be no assurance that NPM will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse effect on NPM’s business, financial condition, or results of operations.

NPM relies on third parties to manufacture NPM’s preclinical and clinical drug supplies, and NPM’s business, financial condition and results of operations could be harmed if those third parties fail to provide NPM with sufficient quantities of drug product or fail to do so at acceptable quality levels or prices.

NPM does not currently have, nor does NPM plan to acquire, the infrastructure or capability internally to fully manufacture NPM’s preclinical and clinical drug supplies for use in its clinical trials, and NPM lacks the resources and the capability to fully manufacture any of NPM’s product candidates on a clinical or commercial scale. NPM relies on its manufacturers to purchase from third-party suppliers the materials necessary to produce NPM’s product candidates for NPM’s clinical trials. There are a limited number of suppliers for raw materials that NPM uses to manufacture its product candidates, and there may be a need to identify alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce NPM’s product candidates for its clinical trials, and, if approved, ultimately for commercial sale. NPM does not have any control over the process or timing of the acquisition of these raw materials by NPM’s manufacturers. Although NPM generally does not begin a clinical trial unless NPM believes it has a sufficient supply of a product candidate to complete such clinical trial, any significant delay or discontinuity in the supply of a product candidate, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a third-party manufacturer could considerably delay completion of NPM’s clinical trials, product testing and potential regulatory approval of NPM’s product candidates, which could harm NPM’s business, financial condition and results of operations.

Any collaboration arrangement that NPM may enter in the future may not be successful, which could adversely affect NPM’s ability to develop and commercialize NPM’s current and potential future product candidates.

NPM may seek collaboration arrangements with biopharmaceutical companies for the development or commercialization of its current and potential future product candidates. To the extent that NPM decides to enter into collaboration agreements, NPM will face significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex, and time consuming to negotiate, execute and implement. NPM may not be successful in its efforts to establish and implement collaborations or other alternative arrangements should NPM choose to enter into such arrangements, and the terms of the arrangements may not be favorable to NPM. If NPM collaborates with a third party for development and commercialization of a product candidate, NPM can expect to relinquish some or all of the control over the future success of that product candidate to the third party. The success of NPM’s collaboration arrangements will depend heavily on the efforts and activities of its collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations.

Disagreements between parties to a collaboration arrangement can lead to delays in developing or commercializing the applicable product candidate and can be difficult to resolve in a mutually beneficial manner. In some cases, collaborations with biopharmaceutical companies and other third parties are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect NPM’s business, financial condition, and results of operations.

If NPM is unable to develop its own commercial organization or enter into agreements with third parties to sell and market NPM’s product candidates, NPM may be unable to generate significant revenues.

NPM does not have a sales and marketing organization, and NPM has no experience as a company in the sales, marketing, and distribution of medical devises. If any of NPM’s product candidates are approved for commercialization, NPM may be required to develop its sales, marketing, and distribution capabilities, or make arrangements with a third party to perform sales and marketing services. Developing a sales force for any resulting product or any product resulting from any of NPM’s other product candidates is expensive and time consuming and could delay any product launch. NPM may be unable to establish and manage an effective sales force in a timely or cost-effective manner, if at all, and any sales force NPM does establish may not be capable of generating sufficient demand for NPM’s product candidates. To the extent that NPM enters into arrangements with collaborators or other third parties to perform sales and marketing services, NPM’s product revenues are likely to be lower than if NPM marketed and sold its product candidates independently. If NPM is unable to establish adequate sales and marketing capabilities, independently or with others, NPM may not be able to generate significant revenues and may not become profitable.

NPM’s current and future relationships with investigators, healthcare professionals, consultants, third-party payors, and customers will be subject to applicable healthcare regulatory laws. NPM or its collaborators’ failure to comply with those laws could have a material adverse effect on its results of operations and financial condition.

Although we do not currently have any products on the market, our operations may be directly, or indirectly through our prescribers, consultants, customers, and third-party payors, subject to various U.S. federal and state healthcare laws and regulations, including, without limitation, fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which NPM conducts its operations, including how it researches, markets, sells and distributes its product candidates for which it obtains marketing approval. Such laws include, without limitation:

●	the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information;
●	the federal healthcare programs’ Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering, or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;
●	federal false claims laws which prohibit, among other things, individuals, or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

●	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;
●	the federal Physician Payment Sunshine Act, which requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the government information related to payments or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and requires applicable manufacturers and group purchasing organizations to report annually to the government ownership and investment interests held by the physicians described above and their immediate family members and payments or other “transfers of value” to such physician owners (manufacturers are required to submit reports to the government by the 90th day of each calendar year);
●	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;
●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information; and state and foreign laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by the Health Insurance Portability and Accountability Act, thus complicating compliance efforts; and
●	similar healthcare laws and regulations in the European Union and other non-U.S. jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers and laws governing the privacy and security of certain protected information, such as the General Data Protection Regulation, (“GDPR”), which imposes obligations and restrictions on the collection and use of personal data relating to individuals located in the EU (including health data).

If NPM or its collaborators’ operations are found to be in violation of any of such laws or any other governmental regulations that apply to NPM, it may be subject to penalties, including civil and criminal penalties, damages, fines, the curtailment or restructuring of its operations, the exclusion from participation in federal and state healthcare programs or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, and individual imprisonment, any of which could adversely affect its ability to operate NPM’s business and its results of operations.

NPM’s General Risk Factors

If NPM fails to retain current members of NPM’s senior management and scientific personnel, or to attract and keep additional key personnel, NPM may be unable to successfully develop or commercialize NPM’s product candidates.

NPM’s success depends on NPM’s continued ability to attract, retain, and motivate highly qualified management and scientific personnel. However, competition for qualified personnel is intense. NPM may not be successful in attracting qualified personnel to fulfill NPM’s current or future needs and there is no guarantee that any of these individuals will join the combined company on a full-time employment basis, or at all. In the event the combined company is unable to fill critical open employment positions, the company may need to delay its operational activities and goals, including the development of the company’s product candidates, and may have difficulty in meeting its obligations as a public company. NPM does not maintain “key person” insurance on any of its employees.

In addition, competitors and others are likely in the future to attempt to recruit NPM’s employees. The loss of the services of any of NPM’s key personnel, the inability to attract or retain highly qualified personnel in the future or delays in hiring such personnel, particularly senior management, and other technical personnel, could materially and adversely affect NPM’s business, financial condition and results of operations. In addition, the replacement of key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of NPM’s business objectives.

From time to time, NPM’s management seeks the advice and guidance of certain scientific advisors and consultants regarding clinical and regulatory development programs and other customary matters. These scientific advisors and consultants are not NPM’s employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to NPM. In addition, NPM’s scientific advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with NPM’s.

NPM will need to increase the size of NPM’s organization and may not successfully manage NPM’s growth.

NPM is a preclinical-stage biopharmaceutical company with a relatively small number of employees, and NPM’s management systems currently in place are not likely to be adequate to support NPM’s future growth plans. NPM’s ability to grow and to manage its growth effectively will require NPM to hire, train, retain, manage, and motivate additional employees and to implement and improve its operational, financial and management systems. These demands also may require the hiring of additional senior management personnel or the development of additional expertise by NPM’s senior management personnel. Hiring a significant number of additional employees, particularly those at the management level, would increase NPM’s expenses significantly. Moreover, if NPM fails to expand and enhance its operational, financial and management systems in conjunction with NPM’s potential future growth, it could have a material adverse effect on NPM’s business, financial condition, and results of operations.

Risks Related to the Combined Company

The market price of the combined company common stock is expected to be volatile and may drop following the merger.

The market price of the combined company’s common stock is likely to be volatile following the merger. The combined company’s stock price could be subject to wide fluctuations in response to a variety of factors including the following:

●	results from, and any delays in, planned clinical trials for the combined company’s product candidates, or any other future product candidates, and the results of trials of competitors or those of other companies in the combined company’s market sector;
●	any delay in filing an Investigational New Drug Application, Investigational Device Exemption or NDA for any of the combined company’s product candidates and any adverse development or perceived adverse development with respect to the FDA’s review of that NDA;
●	significant lawsuits, including patent or shareholder litigation;
●	inability to obtain additional funding;
●	failure to successfully develop and commercialize the combined company’s product candidates;
●	changes in laws or regulations applicable to the combined company’s product candidates;
●	inability to obtain adequate product supply for the combined company’s product candidates, or the inability to do so at acceptable prices;
●	unanticipated serious safety concerns related to any of the combined company’s product candidates;
●	adverse regulatory decisions;
●	introduction of new products or technologies by the combined company’s competitors;
●	failure to meet or exceed drug development or financial projections the combined company provides to the public;
●	failure to meet or exceed the estimates and projections of the investment community;
●	the perception of the biopharmaceutical industry by the public, legislatures, regulators and the investment community;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by the combined company or the combined company’s competitors;
●	disputes or other developments relating to proprietary rights, including patents, litigation matters and the combined company’s ability to obtain patent protection for the combined company’s licensed and owned technologies;
●	additions or departures of key scientific or management personnel;
●	changes in the market valuations of similar companies;
●	general economic and market conditions and overall fluctuations in the U.S. equity market;
●	sales of the combined company’s common stock by the combined company or its shareholders in the future; and
●	trading volume of the combined company’s common stock.

In addition, the stock market, in general, and small biopharmaceutical companies, in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of the combined company’s common stock, regardless of the combined company’s actual operating performance. Further, a decline in the financial markets and related factors beyond the combined company’s control may cause the combined company’s stock price to decline rapidly and unexpectedly.

Even if the merger is completed, the combined company will need to raise additional capital by issuing securities or debt or through licensing or similar arrangements, which may cause significant dilution to the combined company’s shareholders, restrict the combined company’s operations, or require the combined company to relinquish proprietary rights. Future issuances of the combined company’s common stock pursuant to options and warrants outstanding following the merger and its equity incentive plans, including the Second Sight 2022 Plan, could result in additional dilution.

Following the completion of the merger, the combined company may need to raise additional capital to fund its operations beyond 2023. Additional financing may not be available to the combined company when it needs it or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, the terms of such an issuance may cause more significant dilution to the combined company’s shareholders’ ownership, and the terms of any new equity securities may have preferences over the combined company’s common stock. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the combined company raises additional funds through licensing or similar arrangements, it may be necessary to relinquish potentially valuable rights to current product candidates and potential products or proprietary technologies, or grant licenses on terms that are not favorable to the combined company.

In addition, the exercise or conversion of some or all of the combined company’s outstanding options or warrants (or, after the merger, the issuance of equity awards under the Second Sight 2022 Plan) could result in additional dilution in the percentage ownership interest of Second Sight or NPM shareholders.

Sales of a substantial number of shares of the combined company’s common stock by the combined company’s shareholders in the public market could cause the combined company’s stock price to fall.

The market or the perception that these sales might occur could significantly reduce the market price of the combined company’s common stock and impair the combined company’s ability to raise adequate capital through the sale of additional equity securities. In the event the merger is consummated, only a limited portion of issued and outstanding shares of the combined company will be freely tradable, without restriction, in the public market immediately following the merger.

NPM’s directors and executive officers and holders of approximately 49.9% of NPM’s outstanding common stock on an as converted to common stock basis are expected to enter into lock-up agreements with NPM in connection with the closing of the merger pursuant to which they may not, for a period of 180 days from the date of the Effective Time, offer, sell or otherwise transfer or dispose of any of the combined company’s securities, subject to certain exceptions. Sales of these shares, or perceptions that they will be sold, could cause the trading price of the combined company’s common stock to decline.

The combined company’s internal control over financial reporting may not meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, could have a material adverse effect on the combined company’s business and share price.

As a privately held company, NPM was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act (“Section 404”). Commencing with the combined company’s Annual Report on Form 10-K for this fiscal year, the combined company’s management will be required to report on the effectiveness of the combined company’s internal control over financial reporting. The rules governing the standards that must be met for the combined company’s management to assess the combined company’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

The combined company cannot assure you that there will not be material weaknesses or significant deficiencies in the combined company’s internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the combined company’s ability to accurately report its financial condition, results of operations or cash flows. If the combined company is unable to conclude that its internal control over financial reporting is effective, or if the combined company’s independent registered public accounting firm determines the combined company has a material weakness or significant deficiency in the combined company’s internal control over financial reporting once that firm begin its Section 404 reviews, investors may lose confidence in the accuracy and completeness of the combined company’s financial reports, the market price of the combined company’s common stock could decline, and the combined company could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in the combined company’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict the combined company’s future access to the capital markets.

After the merger, the combined company’s executive officers, directors, and principal shareholders, if they choose to act together, will continue to control, or significantly influence all matters submitted to shareholders for approval. Furthermore, one of the combined company’s anticipated directors will be appointed by NPM.

Following the completion of the merger, the combined company’s executive officers, directors and greater than 5% shareholders, in the aggregate, will own on a beneficial basis approximately 67.5% of combined company’s outstanding common stock (assuming no exercise of outstanding options). Furthermore, one of the combined company’s anticipated directors will be appointed by NPM. As a result, such persons, or their appointees to the combined company’s board of directors, acting together, will have the ability to control or significantly influence all matters submitted to the combined company’s board of directors or shareholders for approval, including the appointment of the combined company’s management, the election and removal of directors and approval of any significant transaction, as well as the combined company’s management and business affairs. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving the combined company, or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the combined company’s business, even if such a transaction would benefit other shareholders.

The combined company may become involved in securities class action litigation that could divert management’s attention and harm the combined company’s business and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action or shareholder derivative litigation often follows certain significant business transactions, such as the sale of a business division or announcement of a merger. The combined company may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and resources, which could adversely affect the combined company’s business.

The results of operations of the combined company may be negatively impacted if customers do not maintain their favorable perception of our brands and products or as a result of potential litigation associated with the Second Sight Name Change.

Maintaining and continually enhancing the value of the brands is critical to the success of combined company’s business. Brand value is based in large part on investors’ and partners’ perceptions. Success in promoting and enhancing brand value depends in large part on our ability to provide high-quality products. Brand value could diminish significantly due to a number of factors, including adverse publicity about combined company’s products or clinical research associated therewith (whether valid or not), our corporate name changes from “Second Sight Medical Products, Inc.” to “Vivani Medical, Inc.”

In the event the Second Sight Name Change is not widely accepted by our investors and partners or if it proves to be less popular than anticipated, our brand may suffer. Damage to the combined company’s brand, reputation or loss of investors’ confidence in its brand could result in decreased chances of the combined company to access additional funding which may impact on combined company’s business, results of operations or financial condition. Additionally, the Second Sight Name Change may result in lawsuits associated with the new name of the combined company.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus (if any) contain forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”)) concerning Second Sight, NPM, the proposed merger, and other matters. These statements may discuss goals, intentions, and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Second Sight, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the closing of the merger are not satisfied, including the failure to timely or at all obtain shareholder approval for the merger; uncertainties as to the timing of the consummation of the merger and the ability of each of Second Sight and NPM to consummate the merger; risks related to Second Sight’s ability to correctly estimate its operating expenses and its expenses associated with the merger; risks related to the changes in market price of Second Sight’s common stock and the ability of the combined company to satisfy the requirements of the Nasdaq Listing Rules; the ability of Second Sight or NPM to protect their respective intellectual property rights; competitive responses to the merger, if any; unexpected costs, charges, or expenses resulting from the merger; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; the impact of the conflicts of interests disclosed in this proxy statement/prospectus and the ability of Second Sight to adequately address it, and legislative, regulatory, political, and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere. Second Sight can give no assurance that the conditions to the merger will be satisfied. Except as required by applicable law, Second Sight undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events, or otherwise.

For a discussion of the factors that may cause Second Sight, NPM, or the combined company’s actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Second Sight and NPM to complete the merger and the effect of the merger on the business of Second Sight, NPM, and the combined company, see the section entitled “Risk Factors.”

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Second Sight including the risk factors included in Second Sight’s most recent Annual Report on Form 10-K, and Second Sight’s recent Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See the section entitled “Where You Can Find More Information.”

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Second Sight, NPM, or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. Except as required by applicable law, Second Sight and NPM do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

THE ANNUAL MEETING OF SECOND SIGHT’S SHAREHOLDERS

Date, Time, and Place

The Second Sight annual meeting will be held on [XX], 2022, commencing at [XX] [a.m./pm], Pacific time and will be “virtual,” meaning that you can participate in the meeting online at www.proxydocs.com/EYES at the appointed time and date. Second Sight shareholders are encouraged to access the annual meeting before the start time of [XX] [a.m./pm], Pacific time, on [XX], 2022. Please allow ample time for online check-in. Second Sight shareholders will not be able to attend the annual meeting in person. Second Sight is sending this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by the Second Sight Board for use at the Second Sight annual meeting and any adjournments or postponements of the Second Sight annual meeting. This proxy statement/prospectus is first being furnished to Second Sight’s shareholders on or about [XX], 2022.

Purpose of the Second Sight Annual Meeting

The purpose of the Second Sight annual meeting is:

1.	to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares, and the change of control resulting from the merger;
2.	to approve an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect a reverse stock split of Second Sight’s common stock, within a range, as determined by the Second Sight Board, of one new share for every 2 to 5 (or any number in between) shares outstanding (the “Second Sight Reverse Stock Split”);
3.	to approve an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect the change of name of Second Sight to “Vivani Medical, Inc.”;
4.	to elect the six directors from the nominees named in the accompanying proxy statement to hold office for the ensuing year and until their successors are duly elected and qualified;
5.	to approve the Second Sight 2022 Omnibus Plan (the “Second Sight 2022 Plan”);
6.	to ratify the selection by the audit committee of the board of directors the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
7.	to consider and vote upon an adjournment of the Second Sight annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; and
8.	to transact such other business as may properly come before the Second Sight annual meeting or any adjournment or postponement thereof.

Recommendation of the Second Sights Board of Directors

After careful consideration, the Second Sight Board, based on the opinion of the Special Committee regarding Proposals 1, 3, and 5, recommends that Second Sight’s shareholders vote:

●	“FOR” Proposal No. 1 to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares, and the change of control resulting from the merger;
●	“FOR” Proposal No. 2 to approve the amendment to the Restated Articles of Incorporation, as amended, of Second Sight to effect the Second Sight Reverse Stock Split;
●	“FOR” Proposal No. 3 to approve an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect the change of name of Second Sight to “Vivani Medical, Inc.”;
●	“FOR” each of the six nominees named in Proposal No. 4 of the accompanying proxy statements to hold office for the ensuing year and until their successors are duly elected and qualified;

●	“FOR” Proposal No. 5 to approve the Second Sight 2022 Plan;
●	“FOR” Proposal No. 6 to ratify the selection by the audit committee of the board of directors the appointment of BPM LLP as Second Sight’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
●	“FOR” Proposal No. 7 to consider and vote upon an adjournment of the Second Sight annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Record Date and Voting Power

Only holders of record of Second Sight’s common stock at the close of business on the record date, [XX], 2022, are entitled to notice of, and to vote at, the Second Sight annual meeting. There were approximately [XX] holders of record of Second Sight’s common stock at the close of business on the record date. At the close of business on the record date, shares of Second Sight’s common stock were issued and outstanding. Each share of Second Sight’s common stock entitles the holder thereof to one vote on each matter submitted for shareholder approval. See the section entitled “Principal Shareholders of Second Sight” in this proxy statement/prospectus for information regarding persons known to Second Sight’s management to be the beneficial owners of more than 5% of the outstanding shares of Second Sight’s common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Second Sight Board for use at the Second Sight annual meeting.

Voting

If you are a shareholder of record of Second Sight as of the record date referred to above, you may vote by proxy or by attending the annual meeting virtually by visiting the link generated by visiting the following website: www.proxydocs.com/EYES, where votes can be submitted via live webcast. If you vote by proxy, you can vote by Internet, telephone or by mail as described below.

●	You may vote via the Internet or by telephone. To vote via the Internet or by telephone, follow the instructions provided in the proxy card that accompanies this proxy statement. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by [XX] p.m. Eastern Time on [XX], 2022. Alternatively, you may request a printed proxy card by following the instructions provided in the notice.
●	You may vote by mail. If you would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope so that it is received no later than [XX], 2022. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named on the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the annual meeting, the persons named on the proxy card will vote the shares you own in accordance with the recommendations of the Second Sight Board.
●	You may vote at the Annual Meeting. If you choose to vote at the annual meeting virtually, you will need the 16-digit control number included on your notice or on your proxy card. If you are the beneficial owner of your shares, your 16-digit control number may be included in the voting instructions form that accompanied your proxy materials. If your nominee did not provide you with a 16-digit control number in the voting instructions form that accompanied your proxy materials, you may be able to log onto the website of your nominee prior to the start of the annual meeting, on which you will need to select the stockholder communications mailbox link through to the annual meeting, which will automatically populate your 16-digit control number in the virtual annual meeting interface. The method you use to vote will not limit your right to vote at the virtual annual meeting. all shares that have been properly voted and not revoked will be voted at the annual meeting.

If you are the beneficial owner of shares held of record by a broker or other nominee, you will receive voting instructions from your broker or other nominee. You must follow the voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee how to vote your shares. The availability of telephone and Internet voting options will depend on the voting process of your broker or other nominee. As discussed above, if you received your 16-digit control number in the voting instructions form that accompanied your notice or your proxy materials, or if you are able to link through to the annual meeting from the website of your nominee and populate your 16-digit control number in the virtual annual meeting interface, you will be able to vote virtually at the annual meeting.

Revocation of Proxy

If you are a Stockholder of Record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the annual meeting by:

●	entering a new vote by Internet or telephone;
●	signing and returning a new proxy card with a later date;
●	delivering a written revocation to our Secretary at the address listed on the front page of this proxy statement; or
●	attending the annual meeting and voting via live webcast.

If you are the beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Required Vote The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted “FOR” or “AGAINST” are treated as shares “represented and voting” at the annual meeting with respect to such matter. The following table describes the voting standard for each proposal and the effects of abstentions and broker non-votes.

Routine or non-routine
#	Proposal	Vote Required	Effect of Abstentions	Broker Non-Votes
1	Approval of merger	Affirmative vote of a majority of the issued and outstanding shares of Second Sight common stock entitled to vote	Same effect as an “Against” vote	The matter is not routine. Will have the same effect as an “Against” vote.

2	Reverse Stock Split	Affirmative vote of a majority of the issued and outstanding shares of Second Sight common stock entitled to vote	Same effect as an “Against” vote	The matter is routine. Broker non-votes are not expected.

3	Name Change	Affirmative vote of a majority of the issued and outstanding shares of Second Sight common stock entitled to vote	Same effect as an “Against” vote	The matter is routine. Broker non-votes are not expected.

Will have the same effect as an “Against” vote.

4	Election of Directors	Plurality of votes cast	No effect	The matter is not routine. No effect

Routine or non-routine
#	Proposal	Vote Required	Effect of Abstentions	Broker Non-Votes
5	Approval of Second Sight 2022 Plan

Affirmative vote of a majority of the shares of Second Sight common stock represented and voting at the annual meeting if the quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum)

No effect, unless there are insufficient votes in favor of the proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote against such proposals.

The matter is not routine. No effect

6	Ratification of Auditor

Affirmative vote of a majority of the shares of Second Sight common stock represented and voting at the annual meeting if the quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum)

Will have no effect, unless there are insufficient votes in favor of the proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote against such proposals.

The matter is routine. Broker’s non-votes are not expected.

7	Adjournment

Two scenarios:

(iii)    if a quorum is present at the annual meeting, the affirmative vote of holders of a majority of the shares represented and voting at the annual meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve Proposal 7

(iv)    if a quorum is not present at the annual meeting, a majority of the shares present and voting in person or by proxy, even if less than a majority of a quorum, would be sufficient to approve Proposal 7

			No effect	The matter is routine. Broker non-votes are not expected.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Second Sight may solicit proxies from Second Sight’s shareholders by personal interview, telephone, telegram or otherwise. Second Sight will pay the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Second Sight’s common stock for the forwarding of solicitation materials to the beneficial owners of Second Sight’s common stock. Second Sight will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Second Sight has retained as its proxy solicitor. Second Sight will pay the fees of Morrow Sodali LLC, which Second Sight expects to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

If you have any questions or need assistance voting your shares, please call Morrow Sodali LLC, toll-free at (800) 662-5200, or contact them via e-mail at EYES@info.morrowsodali.com or in writing to 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902.

Other Matters

As of the date of this proxy statement/prospectus, the Second Sight Board does not know of any business to be presented at the Second Sight annual meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Second Sight annual meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section entitled “The Merger Agreement” in this proxy statement/prospectus describe the material aspects of the merger, including the Merger Agreement. While Second Sight and NPM believe that this description covers the material terms of the merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the merger and the Merger Agreement, including the Merger Agreement attached as Annex A, the opinion of ThinkEquity attached as Annex B, and the other documents to which you are referred include herein. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Background of the Merger

The Second Sight Board and management regularly review its operating and strategic plans in an effort to enhance shareholder value. These reviews involve, among other things, discussions of opportunities and risks associated with Second Sight’s product candidates, development programs, company financial and market conditions, as well as consideration of strategic alternatives and options.

In late March 2021, the Second Sight Board initiated discussions to consider investment opportunities with recently raised capital. Although the Orion cortical prosthesis opportunity looked promising, commercial experience with the Argus II retinal prosthesis led the board to expand its investment considerations to include both internal and external opportunities. Since three of Second Sight directors were also directors in Nano Precision Medical, Inc. (NPM), a pre-clinical stage drug implant biopharmaceutical company, it was agreed that non-conflicted director Will McGuire should be introduced to NPM CEO Dr. Adam Mendelsohn to explore potential relationship(s) to the benefit of SSMP shareholders.

On April 1, 2021, Dr. Mendelsohn, CEO of NPM, sent an e-mail correspondence to Mr. McGuire to inquire as to his interest in exploring a potential relationship with NPM whereby NPM leadership could develop some strategic options for Second Sight’s consideration. A brief slide deck proposing potential relationships between SSMP and NPM that could be mutually beneficial to both organizations and an introduction to NPM’s current leadership team was also provided.

On April 6, 2021, Second Sight Chairman, Gregg Williams, sent an email to the board recommending that Mr. McGuire, SSMP path forward committee chair, immediately begin exploring a potential cooperation with NPM as one of the possible paths to advance the development of Second Sight’s product line, by leveraging NPM’s very strong capabilities and by potentially achieving synergies that could hopefully benefit both companies in several valuable ways. While this was purely a concept at the time, Mr. Williams could see a number of ways this cooperation could end up making sense for both companies, including, for example, prime/subcontract arrangement, some form of a JV, a merger, or some combination of these along a program milestone-based timeline.

On April 9, 2021, Dr. Mendelsohn and Don Dwyer, Chief Business Officer of NPM, had a teleconference call with Mr. McGuire to discuss the e-mail and slide deck sent on April 1, 2021. Mr. McGuire was intrigued by the potential for a collaborative relationship and both parties agreed to put a CDA in place to support future confidential discussions. Later that day, a fully executed confidentiality and non-disclosure agreement was executed by the parties.

On April 12, 2021, Mr. Dwyer sent e-mail correspondence to Mr. McGuire as a follow-up to the April 9, 2021, teleconference call regarding a potential agreement with Second Sight whereby NPM would assess the business opportunity for the Orion system and provide strategic options/recommendations for Second Sight moving forward. In addition, NPM also provided a draft press release in hopes that this would capture the spirit of a possible relationship for further discussion.

On April 15, 2021, Mr. McGuire sent Mr. Dwyer an e-mail correspondence that included an attachment of questions for NPM to consider. The list of preliminary questions focused on better understanding the experience of NPM’s leadership team and how the two companies could collaborate.

On April 15, 2021, Mr. McGuire, Mr. Dwyer, and Dr. Mendelsohn continued to explore a potential collaboration focused on developing strategic options for Second Sight with an emphasis on understanding the commercial viability of the Orion cortical visual prosthesis.

On April 16, 2021, Mr. Dwyer sent Mr. McGuire e-mail correspondence including a slide presentation with a potential deal construct and draft terms. Under the proposal, the companies would swap newly issued shares equal to 9.9% of Second Sight equity in exchange for a percentage of NPM equity that matched NPM’s proposed valuation. If NPM was asked to provide execution services beyond the initial strategic assessment of Orion, a separate agreement and deal terms would be required.

On April 29, 2021, Mr. McGuire, Dr. Mendelsohn, and Mr. Dwyer had a teleconference to discuss the proposed agreement and terms. Plans were discussed in support of a future Second Sight Board meeting.

On May 1, 2021, Mr. Dwyer provided Mr. McGuire with two slide decks to support discussions. Dr. Mendelsohn and Mr. Dwyer were invited into a portion of the Second Sight board meeting to discuss a potential collaboration whereby NPM would provide an assessment of the Orion opportunity, develop more specific strategic options, and provide a recommendation to the Second Sight Board.

On May 3, 2021, a Second Sight Board meeting was held to discuss general corporate matters, and to invite Dr. Mendelsohn and Mr. Dwyer to discuss NPM. The intended purpose of this discussion was to introduce NPM as a potential business opportunity and to discuss how NPM’s leadership team may be able to help Second Sight develop a path forward for the Orion opportunity. After Dr. Mendelsohn and Mr. Dwyer left the meeting, the Second Sight board discussed the merits of a potential partnership with NPM and agreed that a follow-up meeting be called with Second Sight board members, Mr. McGuire, Mr. Matt Pfeffer, and Ms. Alexandra Larson.

On May 4, 2021, Mr. McGuire, Mr. Pfeffer, and Ms. Larson met to review an investor deck from NPM and discuss possible deal scenarios. The investor deck was forward to the entire board.

On May 4, 2021, NPM requested access to Second Sight’s confidential data room to gather additional information on the company and a pipeline to the development of a more detailed assessment of the Orion opportunity. Such access was provided on May 27, 2021.

On May 28, 2021, the Second Sight board authorized a committee of the board, including board members independent of NPM and Second Sight officers including Mr. Dunbar, Mr. Randolph, and Dr. Dorn to utilize reasonable resources to explore a proposed transaction with NPM to determine whether such a transaction was in the best interest of Second Sight. For clarity, the “Special Committee” subsequently referenced in this document, refers explicitly to the group of non-conflicted Second Sight directors only which includes Ms. Larson, Mr. Pfeffer and Mr. McGuire.

On June 7, 2021, Dr. Mendelsohn provided Mr. McGuire with a copy of a recent NPM shareholder update which provided recent news both in terms of FDA feedback and a clean GLP Tox study result.

On June 8, 2021, Second Sight board members Mr. McGuire and Mr. Pfeffer joined a conference call with Dr. Mendelsohn and Mr. Dwyer to discuss feedback from the Second Sight Board.

On June 16, 2021, the NPM executive leadership team (Dr. Mendelsohn, Mr. Truc Le, Dr. Lisa Porter, and Mr. Dwyer) met with Second Sight leadership to review information on the Orion as presented by Second Sight leadership (Mr. Scott Dunbar (Acting CEO), Dr. Jessy Dorn (VP Clinical and Scientific Affairs), Mr. Ted Randolph (VP of Operations)).

On June 22, 2021, Dr. Dorn and Mr. Dwyer exchanged multiple messages discussing potential experts and third-party companies involved in conducting Patient Preference Information studies to determine which attributes in the Orion program are important to patients, how important and potential trade-offs.

On July 6, 2021, Mr. Williams sent email correspondence to the Second Sight Board and legal counsel (Mr. Aaron Grunfeld) outlining a new potential strategy for Second Sight moving forward. Mr. Williams proposed a broader vision for the company to become the leading medical implant technology company, instead of just the leading visual prosthesis company. To facilitate the process, he recommended that Second Sight engage a third party to identify potential investment or merger/acquisition opportunities on our behalf in which NPM might be one of several available opportunities. He also recommended ThinkEquity lead this strategic process and proposed to discuss this at the following Second Sight Board meeting.

On July 7, 2021, Mr. McGuire contacted Mr. Dwyer to discuss the relative lack of progress in pursuing a strategic relationship with NPM. Mr. McGuire and Mr. Pfeffer indicated they were engaging a third-party banker or investment adviser before moving ahead with a formal relationship with NPM at this time. Mr. McGuire confirmed interest in exploring a potential business relationship and asked NPM to remain patient while this new activity was considered and discussed with the board.

On August 18, 2021, Second Sight board member Ms. Larson contacted Dr. Mendelsohn to inform him that she was now heading the Special Committee of the board (comprised of the non-conflicted board members which included herself, Mr. McGuire, and Mr.

Pfeffer). The Special Committee was charged with the independent exploration, assessment and if appropriate, the recommendation regarding any potential relationship and/or agreement with NPM in the future.

On August 19, 2021, Ms. Larson had a teleconference with Dr. Mendelsohn and Mr. Dwyer to discuss NPM’s technology, development programs, and commercial opportunity. The discussion also included potential options for further collaboration including a potential investment of NPM by Second Sight.

On August 22, 2021, Ms. Larson presented the Special Committee’s work to the Company’s board of directors, recommending a $30 million investment in NPM.

On August 27, 2021, Dr. Mendelsohn provided Ms. Larson with agreements in connection with a potential investment by Second Sight into NPM. Dr. Mendelsohn also provided a set of draft terms for review and consideration by Second Sight. These draft terms included:

1.	$30M common stock investment by Second Sight into NPM.
2.	$500M pre-money valuation, subject to confirmation by investment bank ThinkEquity.
3.	Full ratchet downside protection to the next qualified financing.
4.	Observation rights on NPM’s board for one non-conflicted Second Sight director.

On August 27, 2021, Dr. Mendelsohn provided e-mail correspondence to ThinkEquity informing them that NPM’s financial valuation model was now loaded into NPM’s data room and provided a full explanation of the financial model along with key assumptions and supportive information including valuation information from an analog company for the NPM valuation, in addition to the DFC model provided.

On September 2, 2021, Dr. Mendelsohn asked NPM’s law firm, Latham & Watkins, LLP, to draft a preliminary amendment to the 2016 AstraZeneca Share Agreement because AstraZeneca had pro-rata rights to participate in any subsequent capital raise. Dr. Mendelsohn also indicated that Second Sight may also be interested in investing the full $30,000,000 regardless of AstraZeneca’s decision to participate.

On September 8, 2021, Dr. Mendelsohn provided Ms. Larson with example agreement drafts to support the contemplated Second Sight investment into NPM, which included the following documents:

1.	Common Stock Purchase Agreement;
2.	Amended and Restated Shareholders Agreement;
3.	Amended and Restated Investors Rights Agreement;
4.	Certificate of Amendment of Articles of Incorporation;
5.	Financing — Pro Forma; and
6.	Schedule of Exceptions.

On September 18, 2021, Dr. Mendelsohn provided Ms. Larson with a draft Press Release entitled “Second Sight Expands Strategic Focus to Improve Shareholder Value and Announces Investment in Leading Drug Implant Company” which would support the proposed Second Sight investment.

From September 20 through 24, 2021, Dr. Mendelson provided ThinkEquity with information needed to support a fairness opinion by ThinkEquity on behalf of Second Sight in support of the proposed investment.

On September 23, 2021, supporting Second Sight’s due diligence process, Second Sight’s Special Committee members, Mr. McGuire, and Mr. Pfeffer, conducted an informal audit of NPM’s headquarters in Emeryville, CA. Ms. Larson also participated in the audit, remotely. The Special Committee toured the facilities followed by an interactive discussion of NPM’s pipeline and development programs with an emphasis on the lead asset, NPM-119 for the treatment of patients with Type II diabetes.

On September 29, 2021, Mr. Dwyer provided the Special Committee with a slide deck summarizing the value creation activities in NPM since 2017. This summary was updated to include NPM collaborations with two of the top big pharma diabetes companies to explore the feasibility of the NanoPortal implant technology with their proprietary compounds.

On September 30, 2021, Dr. Mendelsohn and Mr. Dwyer had a teleconference with an analyst in ThinkEquity’s research division to discuss the assumptions provided in NPM’s DCF Valuation methodology.

On October 9, 2021, NPM provided the Special Committee with updates on recent developments regarding FDA’s “Proposal to Refuse to Approve a New Drug Application for ITCA 650 (Exenatide in DUROS Device); Opportunity for a Hearing.” This process highlighted the reasons for FDA’s concerns around device performance, how the concerns can be avoided and the significant support in the medical and patient community for a 6-month, subdermal exenatide implant.

On October 13, 2021, Mr. McGuire reported on the work of the Special Committee to the Company’s board of directors. The Committee recommended obtaining an independent valuation of NPM. The Special Committee also recommended a merger with NPM rather than the previously recommended investment. Factors supporting the change from an investment in NPM to a potential merger with NPM included 1) the recognition that NPM Leadership had the skills and experience to lead the combined company; 2) access to the NPM technology and portfolio would provide significant risk diversification and support Second Sight’s mission to become a leading medical implant company and 3) potential synergies in shared functions and services.

On October 28, 2021, the board of directors authorized the Special Committee to retain independent counsel reporting to the Special Committee. The Special Committee retained Venable LLP (“Venable”) as independent counsel.

On October 29, 2021, Mr. Pfeffer had a telephone call with Dr. Mendelsohn in which Mr. Pfeffer informed Dr. Mendelsohn that Second Sight was interested in discussing a reverse merger instead of a financing. Dr. Mendelsohn informed Mr. Pfeffer that NPM was interested in entertaining such a discussion.

On November 5, 2021, Dr. Mendelsohn and Mr. Dwyer met with Mr. Pfeffer and Mr. McGuire to discuss the status of a potential agreement. Second Sight agreed to provide a draft term sheet the following week for NPM’s consideration. The parties agreed that this initial term sheet would exclude a proposed exchange ratio.

On November 17, 2021, Venable provided a draft term sheet to Golenbock Eiseman Assor Bell & Peskoe LLP (“Golenbock”) who was representing NPM, as special counsel. The deal was structured as a reverse merger, whereby Second Sight would exchange the entirety of shares of NPM common stock outstanding at closing for shares of Second Sight common stock. Additionally, the agreement specified the assumption of leadership of the post-merger company by NPM’s current management. NPM did not at that time conclude which director(s) or how many would remain on the board following the closing of the transaction, but the parties agreed that NPM would determine the leadership structure of the post-merger company in the draft of the definitive agreement and such understanding of the parties remained throughout the process of further negotiation.

On November 18, 2021, NPM leadership had an interactive teleconference with John Lonergan, an independent consultant hired by Second Sight to provide an assessment of NPM and provide a valuation estimate of the enterprise. Written responses were also provided to address Mr. Lonergan’s questions prior to the teleconference. Mr. Lonergan completed his evaluation and provided a draft valuation report to the Special Committee on November 23, 2021.

On November 18, 2021, NPM informed Second Sight that their accounting firm was unable to perform the audits required to support the potential merger. It was suggested that NPM consider using the Second Sight audit firm as this is permissible and could streamline operations. NPM was subsequently introduced to, and ultimately engaged with, the audit firm BPM.

On November 19, 2021, Golenbock returned a mark-up copy of the initial term sheet back to Venable for further consideration by Second Sight and request a meeting with the parties to discuss the proposed changes and move toward completion and execution of the term sheet. The most significant change was the addition of a loan provision which would bridge NPM with financing until the merger close.

On December 1, 2021, Mr. Pfeffer informed Dr. Mendelsohn that the timeline for the overall project should be acceptable.

On December 3, 2021, Mr. Pfeffer further communicated that Second Sight remained interested in a potential transaction and saw the value on both sides to proceeding. To that end, Second Sight engaged ThinkEquity to help complete due diligence and assist with certain deal terms and structure.

On December 4, 2021, Dr. Mendelsohn provided Mr. Pfeffer with additional information to support a valuation assessment of NPM. Information was provided on an analog company’s financing history and an updated NPM timeline with analog valuations was included for reference.

On December 17, 2021, Ms. Larson provided Dr. Mendelsohn with the latest marked-up version of the term sheet. The previous version was dated December 14, 2021. Changes were proposed to the sections addressing Material Adverse Effect, Advance Amount, and Alternative Proposals. The Exchange Rate including number of shares to be issued as the merger consideration remained an open item. On December 20, 2021, a teleconference was held between Second Sight’s Special Committee and Second Sight’s legal counsel, Aaron Grunfeld (“Grunfeld”), NPM, and Golenbock. Prior to the call, Golenbock provided a newly revised version of the term sheet. The previous version was dated December 17, 2021.

On December 21, 2021, Dr. Mendelsohn provided an NPM-119 Technical and Development Update to the Special Committee which included new information included in the NPM Shareholders Meeting held on December 10, 2021.

On December 22, 2021, Ms. Larson provided Dr. Mendelsohn with the latest marked-up version of the term sheet. The previous version was provided on December 20, 2021. That version addressed the Exchange Ratio and proposed valuations of Second Sight at $120 million and NPM at $300 million.

From December 23 through 24, 2021, multiple teleconferences were held between Second Sight’s Special Committee and NPM to negotiate the final open items on the term sheet. The valuations were debated throughout the two-day period. ThinkEquity advised Second Sight during these negotiations. The parties agreed to valuations of Second Sight and NPM at $110M and $375M, respectively. A summary of the final term sheet negotiation steps is included in the table below:

Term Sheet Date	Second Sight	NPM	Notes
Pre-term sheet	Market Cap $(75M)	$500M	Informal NPM proposal
December 22, 2021	$120M	$300M	Formal SSMP proposal
December 23, 2021	$90M	$450M	NPM counter
December 23, 2021	$100M	$400M	NPM counter
December 24, 2021	$120M	$350M	SSMP counter
December 24, 2021	$110M	$365M	SSMP counter
December 24, 2021	$110M	$375M	Agreed

On December 31, 2021, Mr. Pfeffer provided Dr. Mendelsohn with a fully executed version of the term sheet supporting the proposed merger. On January 4, 2022, Dr. Mendelsohn provided an update to the NPM board with a fully executed version of the term sheet supporting the proposed merger.

On January 6, 2022, Mr. Dwyer provided Second Sight’s Special Committee with a draft activity list/timeline supporting the merger. This initial draft timeline estimated the consummation of the merger in the June-July 2022 timeframe. In addition, Mr. Dwyer had an introductory call with Ed Sedo (Second Sight acting Chief Accounting Officer) to discuss accounting capabilities and initiate discussions on timing and responsibilities regarding the S-4 filing. On this same day, Venable advised NPM to determine the proposed directors of the combined company as soon as possible. This was particularly relevant because the S-4 would also serve as a proxy for the annual shareholders’ meeting and a principal objective of this meeting was re-confirmation of existing members and/or approval of new board members.

On January 8, 2022, Venable provided NPM and Golenbock with an initial draft of the definitive merger agreement.

On January 10, 2022, Mr. Dwyer provided NPM’s due diligence request list to the Second Sight Special Committee. To facilitate the diligence process, NPM separated the requests into a due diligence list (information requested by January 17, 2022) and an enterprise information list (information requested by June 1, 2022).

On January 17, 2022, Golenbock sent a redline version of the draft merger agreement to Second Sight and Venable for consideration. Changes included multiple proposed revisions and additions to the Representation and Warranties section of the draft agreement.

On January 18, 2022, Mr. Dwyer provided additional due diligence requests to Mr. Dunbar which included Second Sight’s articles of incorporation and bylaws, complete copies of all material insurance policies, and all material self-insurance programs.

On January 20, 2022, the Second Sight board met to discuss the status of the pending merger. In separate correspondence prior to the meeting, NPM indicated that the estimated delivery of NPM’s audited year-end financial statements was March 10, 2022, and the S-4 filing was targeted for mid-March.

On January 21, 2022, Mr. Dunbar provided Mr. Dwyer with two market research reports supporting Second Sight’s Orion market opportunity. These reports were prepared by Fletcher Spaght, Inc. (on potential market size) and RTI, LLC (on potential adoption rate).

On January 21, 2022, Venable sent a newly revised version of the draft merger agreement to Second Sight for further consideration. The main changes included how NPM would propose handling its issued and outstanding options and warrants.

On January 22, 2022, NPM sent a draft “Letter from the (NPM) CEO” to the Special Committee for consideration because portions of this document could be used to support Press Releases.

On January 27, 2022, Golenbock sent Venable a revised merger agreement draft. This draft proposed edits to the draft agreement sections covering Articles of Incorporation and Bylaws, Second Sight Directors, and Available Cash.

On January 29, 2022, NPM engaged CG Capital to facilitate the preparation of a slide deck to support an investor call immediately following the public announcement of the definitive merger agreement.

On January 30, 2022, Venable provided Golenbock and NPM a clean and marked-up merger agreement draft against Golenbock's draft of January 27, 2022. This draft included a provision for a new company name for the combined company post-merger and additional editorial changes and clarifications throughout the document.

On February 2, 2022, NPM proposed executing the merger agreement on or before February 7, 2022, filing a press release on February 7, 2022, after market close, and having an investor call on February 8, 2022, prior to market open. In a subsequent e-mail, Second Sight’s Special Committee supported this proposed timeline.

On February 2, 2022, Mr. Hudders provided a new draft merger agreement to Venable and Second Sight for further consideration. Proposed changes included the current capitalization of Second Sight and the option plan of 35 million which would cover the shares from NPM, and new options for a sufficient period.

On February 4, 2022, the Special Committee, through a Unanimous Written Consent recommended that the Second Sight Board approve the merger with NPM. The Second Sight board held a special meeting on February 4, 2022, to authorize Scott Dunbar, Acting CEO, to sign the Merger Agreement and SAFE Agreement with NPM. Mr. Dunbar signed agreements on the same day. On February 7, 2022, Second Sight announced the merger agreement with NPM to create a leading therapeutic implant company.

On February 8, 2022, an investor call was conducted by Second Sight board member Mr. McGuire and NPM CEO Dr. Mendelsohn to discuss the definitive merger agreement and provide additional information about the state of the business at both NPM and Second Sight. Questions were also taken and addressed following the formal presentation.

Second Sight Reasons for the Merger

In the course of reaching its decision to approve the merger, the Second Sight Board formed a committee (the “Special Committee”) of directors independent of NPM. The Special Committee consulted with financial and tax advisors and independent legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

●	the diversification of product offerings afforded by combining NPM’s product candidates with Second Sight’s product candidates;
●	the larger potential market for NPM’s product candidates;
●	the experience of NPM’s management team;

●	Second Sight’s detailed knowledge or NPM’s business through common leadership;
●	the potential increased shareholder value due to the combined company’s more diversified offerings;
●	the fact that the proposed merger may enable shareholders of Second Sight and NPM to increase the value of their current shareholding; and
●	the likelihood that the merger will be consummated on a timely basis.
●	the terms and conditions of the Merger Agreement, including, the following:
●	the determination that the expected relative percentage ownership of Second Sight’s shareholders and NPM’s shareholders in the combined company was appropriate based, in the judgment of the Special Committee, on the Special Committee’s assessment of the approximate valuations of Second Sight and NPM;
●	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes;
●	the limited number and nature of the conditions of the obligation of Second Sight to consummate the merger;
●	the rights of Second Sight under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Second Sight receive a superior offer;
●	the conclusion of the Special Committee that the potential termination fee of $1,000,000, or in the case involving a breach due to an alternative proposal where the termination fee is $5,000,000, payable by Second Sight or NPM to the other party, and the circumstances when such fee may be payable, were reasonable; and
●	the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable considering the entire transaction.

The Special Committee also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following:

●	the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the failure of the merger on the reputation of Second Sight and a potential negative effect on Second Sight’s share price in the event the merger is not completed;
●	the termination fee of $1,000,000 or in some situations a termination fee of $5,000,000 by Second Sight to NPM upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential parties from proposing an alternative transaction that may be more advantageous to Second Sight’s shareholders;
●	the risk that the merger might not be consummated in a timely manner or at all;
●	the expenses to be incurred in connection with the merger and related administrative challenges associated with combining the companies;
●	the diversion of Second Sight’s cash from Second Sight’s product development to NPM product development
●	the fact that the representations and warranties in the Merger Agreement do not survive the closing of the merger and the potential risk of liabilities that may arise post-closing; and
●	various other risks associated with the combined company and the merger, including the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus.

NPM Reasons for the Merger

In the course of reaching its decision to approve the merger, NPM’s board of directors consulted with NPM’s senior management, financial and tax advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

●	the potential increased access to sources of capital and a broader range of investors to support the development of its therapeutic candidates following consummation of the merger compared to if NPM continued to operate as a privately held company;
●	the potential to provide its current shareholders with greater liquidity by owning stock in a public company;
●	the board’s belief that no alternatives to the merger were reasonably likely to create greater value for NPM’s shareholders, after reviewing the various financing and other strategic options to enhance shareholder value that were considered by NPM’s board of directors;
●	Second Sight and NPM believe the combined company’s cash and cash equivalents at the closing of the merger will be sufficient to enable NPM to advance it’s lead asset NPM-119 (exenatide implant) into clinical development and to fund the combined company into 2024;
●	the business, history and credibility of Second Sight and its affiliates, including the commercial failure of its previously approved visual prosthetic device, the Argus II, and Second Sight’s subsequent decision to discontinue marketing and sales of this product;
●	the expectation that the merger with Second Sight would be a more time- and cost-effective means to access capital than other options considered by NPM’s board of directors, including additional private financings or an initial public offering;
●	the terms and conditions of the Merger Agreement, including, the following:
●	the determination that the expected relative percentage ownership of Second Sight’ shareholders and NPM’s shareholders in the combined company was appropriate based, in the judgment of the NPM’s board of directors, on the board of directors’ assessment of the approximate valuations of Second Sight (including the value of the net cash Second Sight is expected to provide to the combined company) and NPM (including the value of the net cash NPM is expected to provide to the combined company);
●	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes;
●	the limited number and nature of the conditions of the obligation of Second Sight to consummate the merger;
●	the rights of NPM under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should NPM receive a superior offer (as defined in the section entitled “The Merger Agreement — No Solicitation” below);
●	the conclusion of NPM’s board of directors that the potential termination fee of $1,000,000, or in the case involving a breach due to an alternative proposal where the termination fee is $5,000,000, payable by Second Sight or NPM to the other party, and the circumstances when such fee may be payable, were reasonable; and
●	the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable considering the entire transaction.
●	the fact that shares of Second Sights’ common stock issued to NPM’s shareholders will be registered on a Form S-4 registration statement and listed on the Nasdaq Capital Market and accordingly will become freely tradable for NPM’s shareholders who are not affiliates of NPM and who are not parties to lock-up agreements;
●	the ability to obtain a Nasdaq listing and the fact that Second Sight will change its name to Vivani Medical, Inc. upon the closing of the merger;

●	the ability to obtain funding under the terms of the SAFE agreement; and
●	the likelihood that the merger will be consummated on a timely basis.

NPM’s board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following:

●	the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of NPM and the ability of NPM to obtain financing in the future in the event the merger is not completed;
●	the number of shares of Second Sight’s common stock to be issued to NPM’s shareholders in the merger is not subject to adjustment based on trading prices, and thus the relative percentage ownership of Second Sight’s shareholders and NPM’s shareholders in the combined company immediately following the completion of the merger is not subject to market volatility;
●	the termination fee of $5,000,000 by NPM to Second Sight upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to NPM’s shareholders;
●	the risk that the merger might not be consummated in a timely manner or at all;
●	the expenses to be incurred in connection with the merger and related administrative challenges associated with combining the companies;
●	the additional expenses and obligations to which NPM’s business will be subject following the merger that NPM has not previously been subject to, and the operational changes to NPM’s business, in each case that may result from being a public company;
●	the fact that the representations and warranties in the Merger Agreement do not survive the closing of the merger and the potential risk of liabilities that may arise post-closing; and
●	various other risks associated with the combined company and the merger, including the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus.

Opinion of the Second Sight Financial Advisor

Introduction

On December 3, 2021, Second Sight retained ThinkEquity as its financial advisor in connection with the Merger and the other transactions contemplated by the Merger Agreement, which are, collectively, referred to as the “Transaction” throughout this section. In connection with this engagement, Second Sight requested that ThinkEquity evaluate the fairness, from a financial point of view, to Second Sight of the consideration paid by Second Sight in connection with the Merger. On April 28, 2022, ThinkEquity rendered to the Second Sight Board its written opinion that, as of such date and based upon and subject to the assumptions made and limitations upon the review undertaken by ThinkEquity in preparing its opinion, the consideration to be paid by Second Sight in connection with the Merger is fair from a financial point of view to Second Sight. In providing its opinion, ThinkEquity noted that (i) certain shareholders and board members of Second Sight are shareholders and board members of NPM; (ii) entities controlled and beneficially owned by Second Sight’s Chairman of the Board own an aggregate of approximately 25.1% of Second Sight’s outstanding common shares (which could increase to 35.1% after giving effect to options or warrants owned); and (iii) a family relationship exists between a board member of Second Sight and the chief executive officer of NPM.

The full text of the ThinkEquity’s written opinion, dated April 28, 2022, which describes the assumptions made and limitations upon the review undertaken by ThinkEquity in preparing its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference in its entirety into this proxy statement/prospectus. The summary of the written opinion of ThinkEquity set forth below is qualified in its entirety by the full text of the written opinion attached as Annex B. ThinkEquity’s financial advisory services and opinion were provided for the information and assistance of the Second Sight Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and the ThinkEquity opinion addressed only the fairness, from a financial point of view, as of the date thereof, to Second Sight of the consideration paid by Second Sight in connection with the Merger. The ThinkEquity opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any shareholder of Second Sight as to whether or how such holder should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

The full text of ThinkEquity’ written opinion should be read carefully in its entirety for a description of the assumptions made and limitations upon the review undertaken by ThinkEquity in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, ThinkEquity, among other things:

●	reviewed the financial statements of NPM and projected financial information prepared by NPM relating to the revenue potential, earnings and cash flows of its lead product candidate (the “Product Candidate”);
●	reviewed certain development timeline projections for the Product Candidate by NPM;
●	reviewed certain interactions between NPM and the U.S. Food and Drug Administration regarding the Product Candidate;
●	conducted discussions with Second Sight and NPM senior management concerning information described in the three foregoing clauses, as well as the prospects for the Product Candidate and NPM generally;
●	reviewed the Merger Agreement as well as previous financing transactions of NPM;
●	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose products and product candidates ThinkEquity considered relevant in evaluating those of NPM; and
●	conducted such other analyses and considered such other information and financial, economic and market criteria as ThinkEquity deemed appropriate in arriving at its Opinion.

ThinkEquity assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial and other information supplied to, discussed with, or reviewed by it for purposes of the opinion and, further relied upon the assurances of Second Sight management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, ThinkEquity did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NPM. ThinkEquity relied upon, without independent verification, the assessments of NPM as to the status of its intellectual property portfolio as it relates to its ability to commercialize and competitively protect the Product Candidate, and ThinkEquity assumed that there would be no developments with respect to any such matters that would adversely affect its analysis and opinion. ThinkEquity assumed, that management’s expectations relating to (i) the costs associated with the development of the Product Candidate, including but not limited to the number and size of clinical trials that will be required in order to receive regulatory approval for sales of the Product Candidate, (ii) the probability of the successful receipt of regulatory approvals for the Product Candidate, and (iii) the commercial market opportunity for the Product Candidate, have been reasonably developed, in good faith, on bases reflecting the best currently available estimates and judgments of NPM. With respect to the financial forecasts by NPM regarding the Product Candidate, ThinkEquity assumed, at Second Sight’s direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NPM as to the future performance of the Product, and ThinkEquity used the low case of the three sets of projected revenues for purposes of its analyses and opinion. The opinion was limited to and addressed only the fairness, from a financial point of view, as of the date thereof, to Second Sight of the consideration to be paid by Second Sight in connection with the Merger.

Summary of Financial Analyses

The following is a summary of the material financial analyses prepared by ThinkEquity and reviewed with the Second Sight Board in connection with the rendering by ThinkEquity of its opinion on April 28, 2022. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, ThinkEquity, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by ThinkEquity. ThinkEquity may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be the view of ThinkEquity as to the actual value of Second Sight. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by ThinkEquity. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying ThinkEquity’s financial analyses and its opinion. In performing its analyses, ThinkEquity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Second Sight or any other parties to the Transaction. None of Second Sight, NPM, Merger Sub, ThinkEquity or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Second Sight or NPM do not purport to be appraisals or reflect the prices at which these companies may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 28, 2022 and is not necessarily indicative of current market conditions.

Selected M&A Transactions Reviewed

ThinkEquity reviewed the target companies involved in three selected merger and acquisition transactions listed in the below table that may serve as proximate comparisons. Relevant valuation information of the target companies, including financial forecasts and product milestones, is limited at the time of most transactions.

The selected transactions indicated enterprise values ranging from $532 million to $2.73 billion.

Multiples Analysis of Selected Precedent Pharmaceuticals Transactions

(Amounts listed in USD. Numbers in millions, except per share data)

							Pre-Synergies:
							Transaction Value /				Offer Price
					Consideration					Offer Value	Earnings Per Share
			Offer											Synergies
		Date	Value of	Transaction			LTM	LTM	LTM	Book			Announced	as a % of
Target	Acquiror	Announced	Equity(1)	Value(2)	% Cash	% Stock	Sales	EBITDA	EBIT	Value	CY+1	CY+2	Synergies	Target Sales
Emisphere Technologies, Inc.	Novo Nordisk A/S	Nov-6-2020	1,338.1	1,338.1	100.0%	NA	1,281.8x	(215.6)x	(215.2)x	(8.6)x	NA	NA	0.0	0.0%
Dicerna Pharmaceuticals, Inc.	Novo Nordisk A/S	Nov-18-2021	2,945.5	2,734.4	100.0%	NA	14.18	(23.4)	(22.5)	27.4	-23.45	-21.57	0.0	0.0%
BioDelivery Sciences International, Inc.	Collegium Pharmaceutical, Inc.	Feb-14-2022	575.5	532.0	100.0%	NA	3.19	11.9	14.3	3.1	15.34	9.18	0.0	100.0%
(1)	Financial data from S&P Cap IQ, Google Finance, Company Reports and ThinkEquity estimates.
(2)	Calculated as Market Value of Equity plus total debt, non-controlling interest and preferred stock, less cash & equivalents.
(3)	Adjusted EBITDA = Target’s LTM EBITDA + announced annual synergies.

Selected Public Companies Reviewed

ThinkEquity compared certain financial performance metrics of NPM to corresponding data and ratios from ten publicly traded companies.

Although none of these selected public companies are directly comparable to NPM, ThinkEquity reviewed these companies based on their relative similarity, primarily in terms of business model and primary customer end markets, to that of NPM’s existing business and future new initiative growth opportunities.

(Amounts listed in USD. Numbers in millions, except per share data)

				Enterprise Value as a Multiple of:							Price as a Multiple of:
				Sales			EBITDA			EBIT			Projected EPS
Company	Stock Price(1)	Market Value of Equity	Enterprise Value(2)	LTM	CY+1	CY+2	LTM	CY+1	CY+2	LTM	CY+1 EPS	CY+2 EPS	Growth	PEG Ratio
Heron Therapeutics, Inc.	4.74	484.8	486.7	5.64x	3.97x	2.38x	NM	NM	NM	NM	NM	NM	0.0%	NM
Rani Therapeutics Holdings, Inc(3)	11.97	588.4	470.9	174.42	NM	NM	NM	NM	NM	NM	NM	NM	0.0%	NM
Entera Bio Ltd.	2.57	74.0	49.4	86.58	129.93	97.27	NM	NM	NM	NM	NM	NM	0.0%	NM
Evelo Biosciences, Inc.	2.37	127.2	115.0	NM	NM	NM	NM	NM	NM	NM	NM	NM	0.0%	NM
MannKind Corporation	3.23	814.8	993.4	13.17	13.33	7.15	NM	NM	NM	NM	NM	NM	0.0%	NM
Applied Molecular Transport Inc.	4.35	168.1	48.1	NM	NM	NM	NM	NM	NM	NM	NM	NM	0.0%	NM
Protagonist Therapeutics, Inc.	9.08	440.9	119.8	4.38	4.56	8.06	NM	NM	NM	NM	NM	NM	0.0%	NM
Pulmatrix, Inc.	5.32	17.6	(32.9)	(6.36)	(7.69)	(7.61)	NM	NM	NM	NM	NM	NM	0.0%	NM
Oramed Pharmaceuticals Inc.	5.57	214.8	65.3	24.08	23.44	4.00	NM	NM	NM	NM	NM	NM	0.0%	NM
PLx Pharma Inc.	3.22	88.7	35.7	4.35	1.30	0.57	NM	NM	NM	NM	NM	NM	0.0%	NM
			High	174.42x	129.93x	97.27x	0.0x	0.0x	0.0x	0.0x	0.0x	0.0x	0.0%	0.0x
			Average	38.28	24.12	15.97	NM	NM	NM	NM	NM	NM	0.0%	NM
			Median	9.40	4.56	4.00	NM	NM	NM	NM	NM	NM	0.0%	NM
			Low	-6.36	-7.69	-7.61	0.0	0.0	0.0	0.0	0.0	0.0	0.0%	0.0
(1)	Financial data provided by S&P Cap IQ, Google Finance, Company Reports and ThinkEquity estimates, as of 4/28/2022
(2)	Calculated as Market Value of Equity plus total debt, non-controlling interest and preferred stock, less cash & equivalents.
(3)	Includes number of shares outstanding + shares held by non-controlling interest holders without accounting for dilutive securities

Discounted Cash Flow Analysis

ThinkEquity prepared a discounted cash flows analysis of the projected free cash flows of NPM for the fiscal years ending December 31, 2023 through December 31, 2028 based primarily upon NPM’s internal financial projections (the “Projections”). The discounted cash flow analysis was used to determine the net present value of projected free cash flows utilizing an appropriate cost of capital for the discount rate, which reflects the relative risk associated with these cash flows as well as the rates of return that security holders could expect to realize on alternative investment opportunities with risk profiles similar to NPM. ThinkEquity used a discount rate of 15% to discount the projected unlevered free cash flows based exclusively on the risk-adjusted revenue of the Product Candidate for the treatment of Type 2 diabetes and the estimated terminal value. ThinkEquity believed that this discount rate is consistent with the rate of return that shareholders could expect to realize on alternative investment opportunities with similar risk profiles to NPM.

Based on these assumptions the discounted cash flow analysis indicated an estimated enterprise value for NPM of $403 million.

Discounted Cash Flow Analysis for NPM

USD in millions

	Historical year ending 12/31/				Projected Year Ending 12/31/
												2028-2043
	2019	2020	2021	2022	2023	2024	2025		2026	2027	2028	CAGR
Sales	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0	0.0	15.0	22.0%
Cost of goods sold	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0	0.0	2.0
Gross Profit	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0	0.0	13.0
R&D and G&A	8.0	8.0	12.0	14.0	20.0	23.0	23.0		23.0	38.0	104.0
EBITDA	(8.0)	(8.0)	(12.0)	(14.0)	(20.0)	(23.0)	(23.0)		(23.0)	(38.0)	(91.0)
Less: Depreciation	0.0	0.0	0.0	0.0	1.0	1.0	1.0		1.0	1.0	1.0	2031-2046
Less: Amortization	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0	0.0	0.0	CAGR
EBIT	(8.0)	(8.0)	(12.0)	(14.0)	(19.0)	(22.0)	(22.0)		(22.0)	(37.0)	(90.0)	10.5%
Less: Taxes @ 38.0%	3.0	3.0	4.6	5.3	7.2	8.4	8.4		8.4	14.1	34.2
Tax-effected EBIT	(5.0)	(5.0)	(7.4)	(8.7)	(11.8)	(13.6)	(13.6)		(13.6)	(22.9)	(55.8)
Plus: Depreciation and amortization		0.0	0.0	0.0	(1.0)	(1.0)	(1.0)		(1.0)	(1.0)	(1.0)
Less: Capital expenditures		0.0	0.0	0.0	0.0	0.0	0.0		0.0	0.0	0.0
Less: Additions to intangibles		0.0	0.0	0.0	0.0	0.0	0.0		0.0	0.0	0.0
(Increase)/decrease in working capital		0.0	0.0	0.0	0.0	0.0	0.	0	0.0	0.0	0.0
Unlevered Free Cash Flow		(5.0)	(7.4)	(8.7)	(12.8)	(14.6)	(14.6)		(14.6)	(23.9)	(56.8)
Unlevered Free Cash Flow					(19.0)	(22.0)	(22.0)		(22.0)	(37.0)	(90.0)
Discount period					1.0	2.0	3.0		4.0	5.0	6.0
WACC					15.0%	15.0%	15.0%		15.0%	15.0%	15.0%
Discount factor					0.870	0.756	0.658		0.572	0.497	0.432
Present value of each Unlevered Free Cash Flow					(16.5)	(16.6)	(14.5)		(12.6)	(18.4)	(38.9)

Perpetuity Growth Rate Method
Weighted average cost of capital:	15.0%
Net present value of free cash flow	(117.5)
Terminal growth rate	10.5%
Terminal value	1,203.2
Present value of the terminal value	520.2
Enterprise value	402.7
Plus: Net Cash*	0.0
Equity value	402.7

*Note: Net cash represents total debt plus noncontrolling interest plus preferred stock, less cash & short term investments.

Sources: S&P Cap IQ, Google Finance, Company Reports and ThinkEquity estimates

Shareholders are urged to review the section entitled “Risk Factors” beginning on page 15 of this proxy statement/prospectus for a description of risk factors relating to the Merger, NPM’s business and Second Sight’s business. Shareholders of Second Sight should also read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 79 of this proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the Projections.

The Projections were utilized by ThinkEquity in preparing its discounted cash flow analysis and are not intended to influence the decision whether to vote in favor of the proposal to issue shares of Second Sight common stock or in favor of any other proposal contained in this proxy statement/prospectus. In light of the foregoing factors and the uncertainties inherent in the Projections, shareholders are cautioned not to place undue, if any, reliance on the Projections. The Projections were prepared as of November 2021 and neither Second Sight nor NPM or ThinkEquity undertakes to update the Projections for events occurring after they were prepared.

The issuance of ThinkEquity’s fairness opinion was reviewed and approved by a fairness opinion committee of ThinkEquity.

Pursuant to the engagement letter between ThinkEquity and Second Sight, ThinkEquity was paid an initial opinion fee aggregating $260,000 and received an additional opinion fee of $100,000 following delivery of its fairness opinion. Additionally, Second Sight has reimbursed ThinkEquity for its out-of-pocket expenses in an amount equal to $32,868 and has agreed to indemnify ThinkEquity against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with

ThinkEquity, which are customary in transactions of this nature, were negotiated at arm’s length between Second Sight and ThinkEquity, and the Second Sight Board was aware of the arrangement.

ThinkEquity is also acting as the exclusive financial advisor to Second Sight in connection with the Merger and will receive a transaction fee of $300,000 as well as a right to serve as investment bank to Second Sight in connection with future transactions, which are contingent upon consummation of the Merger. ThinkEquity has in the past two years provided investment banking services to Second Sight, including as underwriter of two of Second Sight’s registered public offerings of common stock and as placement agent for a private placement of Second Sight’s common stock, for which services ThinkEquity has received customary compensation, including cash fees, expense reimbursements, warrants to purchase shares of Second Sight’s common stock and a right of first refusal to act as sole investment bank on future capital raising transactions by Second Sight. ThinkEquity may also in the future seek to provide other financial advisory and financing services to Second Sight and its affiliates, for which ThinkEquity would expect to receive fees.

Interests of the Second Sight Directors and Executive Officers in the Merger. The Special Committee.

In considering the recommendation of the Second Sight Board with respect to issuing shares of Second Sight common stock in the merger and the other matters to be acted upon by the Second Sight shareholders at the Second Sight annual meeting, the Second Sight shareholders should be aware that Second Sight’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Second Sight’s shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

Specifically, three of Second Sight’s directors, Gregg Williams, Dean Baker, and Aaron Mendelsohn are also directors on NPM. Additionally, Gregg Williams and Aaron Mendelsohn have substantial investments and financial interests in NPM. Furthermore, NPM was co-founded by Adam Mendelsohn, the son of Aaron Mendelsohn, a member of the Second Sight’s board.

As a result, a special committee of the Board, consisting of members having no affiliation with NPM (the “Special Committee”), was created for the purpose of evaluating the proposed Merger and determining whether the Merger Agreement and the proposed Merger are in the best interests of Second Sight. The Special Committee consists of the following members:

●	Will McGuire
●	Matthew Pfeffer
●	Alexandra Larson

The procedural safeguards and processes implemented to enable the Special Committee to determine the fairness of the transactions contemplated by the Merger Agreement and the SAFE include the following:

●	the Special Committee consists of three independent directors, each of whom is unaffiliated with NPM;
●	the Second Sight board resolved that it would not approve the proposed transaction with NPM, unless the Special Committee provided a prior favorable recommendation;
●	the Special Committee was empowered to investigate the proposed transaction with NPM, negotiate the terms of the proposed transaction with NPM or elect not to pursue the proposed transaction with NPM and, in the Special Committee’s discretion, explore and evaluate potential alternative transactions;
●	the Special Committee retained and was advised by, experienced and qualified outside legal and financial advisors;
●	the Special Committee requested and received a fairness opinion from ThinkEquity;
●	the terms and conditions of the Merger Agreement were determined through arm’s-length negotiations conducted at the direction of the Special Committee and NPM and their respective representatives and advisors; and
●	the compensation of the members of the Special Committee was in no way contingent on their approval of any transaction.

The Special Committee unanimously concluded and found the Merger and the corollary SAFE agreement were in the best interests of Second Sight and its shareholders. The Special Committee was created to serve in the interests of Second Sight and its shareholders and did not evaluate the matter from the position of NPM.

The board of directors of each of Second Sight and NPM was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the merger, and to recommend, as applicable, that the Second Sight shareholders approve the proposals to be presented to the Second Sight shareholders for consideration at the Second Sight annual meeting as contemplated by this proxy statement/prospectus.

Interests of the NPM Directors and Executive Officers in the Merger

In considering the recommendation of the NPM board of directors with respect to approving the merger and its related matters to be approved by the shareholders of NPM, the NPM shareholders should be aware that NPM directors and executive officers have interests in the merger that are different from, or in addition to, the interests of NPM’s shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

Specifically, three directors of NPM, Gregg Williams, Dean Baker, and Aaron Mendelsohn, are also directors of Second Sight. Furthermore, Adam Mendelsohn, a co-founder and the current CEO and Chairman of NPM, is the son of Aaron Mendelsohn, a member of the Second Sight Board. Additionally, Gregg Williams and Aaron Mendelsohn have substantial investments, earn director fees and have financial interests in Second Sight. Furthermore, NPM was founded by Adam Mendelsohn who is the son of Aaron Mendelsohn, a member of the Second Sight’s board. Additionally, each of Gregg Williams, Dean Baker, Aaron Mendelsohn and Adam Mendelsohn have shareholdings of NPM and option holdings to acquire shares of NPM, which will be converted into share and option positions of Second Sight, and these persons will continue as directors and officers of Second Sight after the merger.

The board of directors of NPM did not establish a special committee given the fact that four of the five directors of NPM had conflicts of interest.

Each of the directors of NPM were fully aware of the conflicts of interest and their potential to affect their decision process in approving the merger and related transaction, and actively considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the merger, and to recommend, as applicable, that the NPM shareholders approve the proposals to be presented to the NPM shareholders for consideration in their approval of the Merger Agreement and merger as contemplated by this proxy statement/prospectus/information statement.

Ownership Interests

Ownership Interests in Second Sight

As of March 31, 2022, Second Sight’s directors and executive officers beneficially owned, in the aggregate approximately 35.3% of the shares of Second Sight common stock, which for purposes of this subsection excludes any Second Sight shares issuable upon exercise or settlement of Second Sight stock options or warrants or Second Sight RSUs held by such individual.

As of March 31, 2022, NPM’s directors and executive officers beneficially owned, in the aggregate approximately 25.2% of the shares of Second Sight common stock, which for purposes of this subsection excludes any Second Sight shares issuable upon exercise or settlement of Second Sight stock options or warrants or Second Sight RSUs held by such individual.

Name	Position	Ownership of Second Sight common stock	Ownership of NPM Common stock
Gregg Williams	Director, Board Chair	25.1%	21.3%
Adam Mendelsohn	Director, NPM CEO	0.0%	7.1%
All other D&Os	D&Os NPM	0.1%	8.8%
Directors and Officers together		25.2%	37.2%

Ownership Interests in NPM

Name	Position	Ownership of Second Sight common stock	Ownership of NPM Common stock
Gregg Williams	Director, Board Chair	25.1%	21.3%
Adam Mendelsohn	Director, NPM CEO	0.0%	7.1%
All other D&Os	D&Os NPM	0.1%	8.8%
Directors and Officers together		25.2%	37.2%

Directors and Officers Positions Following the Merger

As described elsewhere in this proxy statement/prospectus, including in the section captioned “Management Following the Merger,” certain of NPM’s directors and executive officers are expected to become the directors and executive officers of Second Sight upon the closing of the merger.

Name	Position in Second Sight Prior to merger	Position in NPM Prior to merger	Position in the combined company
Gregg Williams	Chairman	Director	Director
Dean Baker	Director	Director	Director
Aaron Mendelsohn	Director	Director	Director
Alexandra Larson	Director		Director
Matthew Pfeffer	Director
Will McGuire	Director
Scott Dunbar	Acting CEO
Edward Sedo	Chief Accounting Officer
Jessy Dorn	VP of Clinical and Scientific Affairs
Adam Mendelsohn		CEO, Chairman	CEO, Director
Truc Le		Chief Operating Officer	Chief Operating Officer
Brigid A. Makes		Chief Financial Officer	Chief Financial Officer
Donald Dwyer		Chief Business Officer	Chief Business Officer
Lisa Porter		Chief Medical Officer	Chief Medical Officer

Biographies of the directors and officers following the Merger can be found in the section entitled “ — Management Following the Merger.”

Treatment of Options and Warrants of NPM

NPM

Each option to purchase shares of NPM’s common stock outstanding and unexercised immediately prior to the effective time, will be cancelled and Second Sight will assume and/or issue in exchange a Second Sight replacement stock option, under its then effective equity incentive plan(s).

It is anticipated that outstanding NPM warrants will have been “net” exercised prior to the closing in exchange for shares of NPM common stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished, and retired and will cease to exist. The “net” exercise would be based on a share value of $21.90, the value of the NPM shares issuable under a warrant on an as converted basis into shares of common stock of Second Sight as of the date of the Merger Agreement was signed and specified in the Merger Agreement. In the event that any such NPM warrants are not so exercised, to the extent that by their terms they do not continue to represent the right to acquire securities of Second Sight on comparable terms to those of NPM warrants, then the parties of the Merger Agreement will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such NPM warrants, provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each party of the Merger Agreement.

Director Compensation

Second Sight

During 2021 Second Sight’s non-employee directors were compensated with an annual retainer of $35,000. These non-employee directors were paid their annual base compensation retainers for serving on the board and committees in cash on the first business day of every quarter. Second Sight’s non-employee director who serves as Audit Committee chair also receives $18,000 per year for their service as committee chair and non-chair committee members receive $8,000 per year. The retainer for the Compensation Committee chairman is $12,000 per year and the retainer for each other Compensation Committee member is $6,000 per year. The retainer for the Nominating and Governance Committee chairman is $10,000 per year and each other Nominating Committee member is $5,000 per year.

NPM

For the fiscal year ended December 31, 2021, NPM’s director compensation policy did not offer any cash compensation to non-employee directors. This policy did not change in the fiscal year 2022. No non-employee directors received any equity grants during the fiscal year ended December 31, 2021, but were provided reimbursement for travel, lodging, and other reasonable expenses incurred in attending board of directors or committee meetings.

Adam Mendelsohn, who is a named executive officer, does not receive additional compensation for his services as a director.

Employment Agreements

Second Sight

Second Sight has not entered into any written employment agreements with its named executive officers.

NPM

NPM has not entered into written employment agreements with its named executive officers.

Limitations of Liability and Indemnification of Officers and Directors.

Second Sight

For information on Second Sight’s indemnification of officers and directors, please see Item 20 of this proxy statement/prospectus, “Indemnification of Directors and Officers” on page II-1

NPM

NPM’s articles of incorporation, as amended, and the amended and restated bylaws of NPM, provide that NPM is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent authorized by statutory and decisional law.

NPM has entered into an indemnification agreement with Dr. Adam Mendelsohn. No other director or executive officer of NPM has an indemnification agreement with NPM.

Compensation Arrangements Following the Closing of the Merger

The provisions of Second Sight agreements will remain unchanged. Other than that, nothing has been decided definitively.

NPM Stock Options and Warrants

As of March 31, 2022, an aggregate of 1,518,341 shares of NPM common stock were issuable upon the exercise of outstanding stock options under NPM’s Non Plan Stock Plan and 2014 EIP Stock Plan, as amended, at a weighted average exercise price of $7.77 per share. At the Effective Time, each NPM option that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and Second Sight will assume and/or issue in exchange a Second Sight replacement option, under its then effective Second Sight stock option plan, for the NPM stock option of like tenor as the holders currently have under the NPM stock option plan. In the event that any NPM stock option plan cannot be cancelled, the parties will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such NPM stock options. For more information, see the section entitled “Interests of the NPM Directors and Executive Officers in the Merger — Treatment of NPM Options and Warrants” above beginning on page 99.

As of March 31, 2022, an aggregate of 3,006,086 shares of NPM’s common stock were issuable upon the exercise of outstanding warrants at an exercise price of $9.50 per share. It is anticipated that outstanding NPM warrants will have been “net” exercised prior to closing in exchange for shares of NPM common stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished and retired and will cease to exist.

The NPM stock option holders have the right to exercise their option under the terms of their awards and NPM warrant holders have the right to exercise their securities at a net exercise per share rate of $21.90 prior to the merger. If not so exercised then (i) each NPM stock option that is outstanding will be cancelled and Second Sight will assume and/or issue in exchange a Second Sight replacement stock option, under its effective equity incentive plan(s), and (ii) each NPM warrant will adjust according to its terms to represent the right to acquire Second Sight common stock. To the extent that by their terms NPM warrants do not continue to represent the right to acquire securities of Second Sight on comparable terms to those of NPM warrants, then the parties of the Merger Agreement will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such NPM warrants, provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each party to the Merger Agreement.

Form of the Merger

The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into NPM. Upon the consummation of the merger, NPM will continue as the surviving corporation and will be a wholly owned subsidiary of Second Sight.

After completion of the merger, Second Sight will be renamed “Vivani Medical, Inc.” and expects to trade on Nasdaq under the symbol “VANI.”

Merger Consideration

At the Effective Time:

●	any shares of common stock, no par value per share, of NPM held as treasury stock prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
●	the following securities of each NPM shareholder will be converted into the right to receive the Pro Rata Portion of the Merger Shares (as adjusted for the Second Sight Reverse Stock Split, if it occurs), provided, however, that no fractional shares of Second Sight will be issued as a result of the Merger:
(x)	the aggregate number of issued and outstanding shares of NPM common stock prior to the Effective Time;
(y)

the aggregate number shares of NPM common stock issuable upon the exercise of all NPM stock options outstanding as of immediately prior to the effective time, provided, however each NPM stock option that is outstanding will be cancelled and Second Sight will assume and/or issue in exchange a Second Sight replacement stock option, under its effective equity incentive plan(s); and

(z)

the aggregate number of shares of NPM common stock issuable upon exercise of NPM warrants outstanding as of immediately prior to the Effective Time that are converted into the right to acquire securities of Second Sight in accordance with their terms and subject to the assumptions under the Merger Agreement;

●	it is anticipated that outstanding NPM warrants will have been “net” exercised prior to the closing in exchange for shares of NPM common stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished, and retired and will cease to exist, provided, however, that in the event that any such NPM warrants are not so exercised, to the extent that by their terms they do not continue to represent the right to acquire securities of Second Sight on comparable terms to those of NPM warrants, then the parties of the Merger Agreement will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such NPM warrants, provided that such assumption, exchange or similar accommodation will be reasonably satisfactory to each party of the Merger Agreement; and
●	each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of NPM common stock.

The Merger Agreement does not include a price-based termination right and there will be no adjustment to the total number of shares of Second Sight’s common stock that NPM’s shareholders, option holders, and warrant holders will be entitled to receive for changes in the market price of Second Sight’s common stock or in the value of NPM common stock. Accordingly, the market value of the shares of Second Sight’s common stock issued to NPM shareholders pursuant to the merger will depend on the market value of the shares of Second Sight’s common stock at the time the merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus.

No fractional shares of Second Sight’s common stock will be issuable to NPM’s shareholders pursuant to the Merger Agreement. Instead, in the event any holder of NPM common stock would otherwise be entitled to receive a fraction of a share of Second Sight common stock, after aggregating all fractional shares of Second Sight’s common stock issuable to such shareholder, such fractional share will be rounded down to the nearest whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or greater.

At the Effective Time, Second Sight will deposit with VStock Transfer, LLC, as exchange agent, the number of shares of Second Sight common stock sufficient to deliver to the NPM shareholders the aggregate amount of Merger Shares deliverable to such NPM shareholders.

Within five business days after the approval of the Merger Agreement has been obtained from the NPM shareholders by the holders of at least 7,113,439 of the outstanding shares of NPM common stock, NPM will send or cause to be sent by physical or electronic mail to the NPM shareholders a letter of transmittal, together with instructions for use in effecting the surrender of NPM stock certificates (to the extent such shares of NPM common stock are certificated) in exchange for shares of Second Sight common stock.

Upon delivery to the exchange agent of a duly completed and validly executed letter of transmittal and such other documents as Second Sight may reasonably require, and if applicable, the surrender of related NPM stock certificates (or affidavits of loss) (collectively, the “Surrender Documentation”), the holder of shares of NPM common stock in respect of which such Surrender Documentation is delivered will be entitled to receive the number of whole shares of Second Sight common stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement.

At the Effective Time, all holders of shares of NPM’s common stock that were outstanding immediately prior to the Effective Time will cease to have any rights as shareholders of NPM. In addition, no transfer of NPM’s common stock after the Effective Time will be registered on the stock transfer books of NPM. From and after the Effective Time, holders of NPM’s common stock will be deemed to represent only the right to receive shares of Second Sight’s common stock (as adjusted for fractional shares) (or, with respect to shares whose holder has demanded and perfected appraisal rights, to receive the fair value of the shares as determined pursuant to Chapter 13 of the California Corporations Code; provided, that Second Sight and NPM have waived the condition to closing that there are no dissenting shares). Second Sight will not pay dividends or other distributions on any shares of Second Sight’s common stock to be issued in exchange for any unsurrendered stock certificate representing shares of NPM until the stock certificate is surrendered or an affidavit of loss is surrendered as provided in the Merger Agreement.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the merger on the second business day after all of the conditions to the consummation of the merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by NPM’s shareholders and the approval by Second Sight’s shareholders of the issuance of Second Sight’s common stock, the approval of Second Sight’s shareholders of the name change and the approval of Second Sight’s shareholders of the Second Sight 2022 Plan. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of California or at such later time as is agreed by Second Sight and NPM and specified in the certificate of merger. Neither Second Sight nor NPM can predict the exact timing of the consummation of the merger.

Regulatory Approvals

In the United States, Second Sight must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Capital Market in connection with the issuance of shares of Second Sight’s common stock and the filing of this proxy statement/prospectus with the SEC.

Tax Treatment of the Merger

Second Sight and NPM intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger qualifies for such intended tax treatment, U.S. Holders (defined further below) of NPM common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of such U.S. Holders’ shares of NPM common stock for shares of Second Sight common stock in the merger. The discussion of U.S. federal income tax consequences of the merger contained in this proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any non-U.S., state or local tax laws.

Second Sight and NPM have agreed to use their commercially reasonable efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Code, and to not take any actions that are reasonably expected to cause the merger to fail to so qualify. For a more complete discussion of certain U.S. federal income tax consequences of the merger, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” below.

The tax consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the merger, including the effects of U.S. federal, state, local, non-U.S. and other tax laws.

Tax Withholding

Each of Second Sight, Merger Sub, NPM and the exchange agent for the merger consideration has the right to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of NPM common stock, or any other person or entity being paid pursuant to the Merger Agreement, any amounts as it is required to deduct and withhold under any tax law with respect to the making of such payment. Any such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the person or entity in respect of whom such deduction and withholding was made.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) who exchange their NPM common stock for Second Sight common stock in the merger but does not purport to be a complete analysis of all potential tax effects. The effects of other tax laws, such as U.S. federal estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Neither Second Sight nor NPM has sought or intends to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a position regarding the tax consequences of the merger contrary to that discussed below. This discussion assumes that the merger will be consummated in accordance with the Merger Agreement and as described in this proxy statement/prospectus.

For purposes of this discussion, a U.S. Holder is a beneficial owner of NPM common stock that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds NPM common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding NPM common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is limited to U.S. Holders that hold NPM common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. This discussion does not address the tax consequences of any transactions that may occur concurrently with the merger or before or after the merger (whether or not such transactions occur in connection with the merger). This discussion does not address the tax consequences to U.S. Holders that exercise appraisal rights. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;
●	U.S. Holders whose functional currency is not the U.S. dollar;
●	persons holding NPM common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies, and other financial institutions;
●	real estate investment trusts or regulated investment companies;
●	brokers, dealers or traders in securities;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and owners thereof);
●	persons for whom NPM common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code, or who acquired their shares of NPM common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;
●	tax-exempt organizations or governmental organizations;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to NPM common stock being taken into account in an “applicable financial statement” (as defined in the Code);

●	persons deemed to sell NPM common stock under the constructive sale provisions of the Code;
●	persons who hold or received NPM common stock pursuant to the exercise of any employee stock option or otherwise as compensation, or who hold or received NPM common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;
●	tax-qualified retirement plans;
●	persons who exercise dissenter rights with respect to NPM common stock;
●	persons that directly, indirectly, or constructively own five percent or more (by vote or value) of NPM common stock;
●	persons that purchased or sell their shares of NPM common stock as part of a wash sale; and
●	persons holding warrants and/or options with respect to NPM common stock.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of NPM common stock

It is intended that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Second Sight will receive an opinion from Venable LLP, counsel to Second Sight, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, subject to the representations, assumptions, and qualifications in that opinion.

The tax opinion will be based on: (1) an assumption that the statements and facts concerning the merger set forth in this proxy statement/prospectus and in the merger agreement are true and accurate in all respects, and that the merger will be completed in accordance with this proxy statement/prospectus and the merger agreement; (2) customary assumptions and representations from Second Sight and NPM, as well as certain warranties, covenants and undertakings by Second Sight, NPM and Merger Sub; and (3) the law in effect on the date of the opinion and assumption that there will be no change in applicable law between such date and the time of the merger (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinion described above may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Second Sight nor NPM intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences would differ materially from those described in this proxy statement/prospectus.

Accordingly, subject to the limitations described above, on the basis of the opinion described above that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code:

●	a U.S. Holder of shares of NPM common stock will not recognize any gain or loss upon the exchange of shares of NPM common stock for shares of Second Sight common stock in the merger;
●	a U.S. Holder of shares of NPM common stock will have a tax basis in the shares of Second Sight common stock received in the merger (including fractional shares deemed received and redeemed as described below) equal to the tax basis of the shares of NPM common stock surrendered in exchange therefor;

●	a U.S. Holder of shares of NPM common stock will have a holding period for the shares of Second Sight common stock received in the merger (including fractional shares deemed received and redeemed as described below) that includes its holding period for its shares of NPM common stock surrendered in exchange therefor; and
●	if a U.S. Holder of shares of NPM common stock acquired different blocks of shares of NPM common stock at different times or at different prices, the shares of Second Sight common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be allocated pro rata to each block of shares of NPM common stock, and the basis and holding period of such shares of Second Sight common stock will be determined on a block-for-block approach depending on the basis and holding period of each block of shares of NPM common stock exchanged for such shares of Second Sight common stock.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of NPM common stock generally would be treated as selling its NPM common stock in exchange for Second Sight common stock in a taxable transaction. Such U.S. Holder would recognize gain or loss for U.S. federal income tax purposes on each share of NPM common stock surrendered in the merger in an amount equal to the difference between the fair market value, at the effective time of the merger, of the Second Sight common stock received in the merger (including any cash received in lieu of a fractional share) and such U.S. Holder’s tax basis in the NPM common stock surrendered in the merger. Gain or loss must be calculated separately for each block of NPM common stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of NPM common stock exceeds one year at the effective time of the merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of Second Sight common stock received in the merger would be equal to the fair market value thereof as of the effective time of the merger, and such U.S. Holder’s holding period in such shares would begin on the day following the merger.

Information Reporting and Backup Withholding

If the merger qualifies as a “reorganization” under Section 368(a) of the Code, current Treasury Regulations require certain U.S. Holders who are “significant holders” of NPM common stock (generally, a U.S. Holder that owns at least 1% of the outstanding NPM common stock or has a tax basis in NPM non-stock securities of at least $1,000,000 immediately before the merger) to comply with certain reporting requirements. Significant holders generally will be required to file a statement with their U.S. federal income tax returns for the taxable year in which the merger occurs setting forth certain information with respect to the transaction. Such statement must include the U.S. Holder’s tax basis in such U.S. Holder’s NPM common stock surrendered in the merger, the fair market value of such stock, the date of the merger and the name and employer identification number of each of NPM and Second Sight. U.S. Holders should consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement. Certain U.S. Holders are exempt from backup withholding, including certain tax-exempt organizations. A U.S. Holder will generally not be subject to backup withholding if such holder furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or otherwise establishes an exemption from backup withholding and provides proof of the applicable exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. In the event of backup withholding, see your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

Nasdaq Capital Market Listing

Second Sight’s common stock currently is listed on Nasdaq under the symbol “EYES.” Second Sight has agreed to continue to list the existing shares of Second Sight common stock on Nasdaq and use commercially reasonable efforts to cause the shares of Second Sight common stock being issued in the merger to be approved for listing on Nasdaq (or such other exchange on which the Second Sight common stock then trades).

In addition, under the Merger Agreement, NPM’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that the existing shares of Second Sight’s common stock must have been continually listed on Nasdaq and Second Sight must have caused the shares of Second Sight’s common stock to be issued in the merger to be approved for listing on Nasdaq as of the closing of the merger.

Prior to consummation of the merger, Second Sight and NPM intend to file an initial listing application with Nasdaq pursuant to Nasdaq “reverse merger” rules. If such application is accepted, Second Sight anticipates that the shares of Second Sight’s common stock will be listed on Nasdaq following the closing of the merger under the trading symbol “VANI.”

Anticipated Accounting Treatment

The merger will be treated as a reverse recapitalization in accordance with generally accepted accounting principles (“GAAP”). Under this method of accounting, Second Sight is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the historical financial statements of NPM will represent a continuation of the financial position and results of operations of NPM, with the Merger being treated as the equivalent of NPM issuing stock for the net assets of Second Sight, accompanied by a recapitalization. The net assets acquired, and liabilities assumed of Second Sight by NPM will be recorded at fair market value in accordance with ASC 805, Business Combinations, due to the change in control and operating activity (i.e., Second Sight does not qualify as a “shell” company) of Second Sight. Operations prior to the Merger will be those of NPM in future reports of the combined company. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Second Sight that exist as of the date of completion of the transaction.

Appraisal Rights

California Law

Holders of Second Sight’s common stock are not entitled to appraisal rights in connection with the merger under California Law.

The shares of NPM common stock held by NPM shareholders who do not vote their NPM common stock in favor of the merger or consent to the merger and who properly demand the purchase of such shares in accordance with Chapter 13 of the California Corporations Code will not be converted into the right to receive the merger consideration otherwise payable for NPM common stock upon consummation of the merger, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the California Corporations Code. Pursuant to the Merger Agreement, the absence of dissenting shares, as defined in the Merger Agreement, is a condition to closing, and the merger will not be consummated in the event any of the NPM shareholders elects to demand the purchase of her shares by NPM for fair market value pursuant to Chapter 13 of the California Corporations Code, unless the condition is waived by NPM and Second Sight. Therefore, the following discussion is subject to an assumption that said merger condition is waived by NPM and Second Sight.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the California Corporations Code. The full text of Sections 1300 through 1313 of the California Corporations Code is attached as Annex C and is incorporated herein by reference. Annex C should be reviewed carefully. The following discussion is qualified in its entirety by Annex C.

All references in Sections 1300 through 1313 of the California Corporations Code and in this summary to a “shareholder” are to the holder of record of NPM common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in NPM common stock held of record in the name of another person, such as a broker, bank or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

ANY HOLDER OF NPM COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, WHICH CONSISTS OF SECTIONS 1300-1313, WILL RESULT IN THE LOSS OF A SHAREHOLDER’S STATUTORY DISSENTERS’ RIGHTS.

Under the California Corporations Code, NPM common stock must satisfy each of the following requirements to qualify as dissenting shares, which are referred to as dissenting shares:

●	such dissenting shares must have been outstanding on the record date;

●	such dissenting shares must not have been voted or consented in favor of the merger proposal;
●	the holder of such dissenting shares must timely make a written demand that NPM repurchase such dissenting shares at fair market value (as defined below); and
●	the holder of such dissenting shares must submit certificates or other evidence representing such dissenting shares for endorsement (as described below).

Pursuant to Sections 1300 through 1313 of the California Corporations Code, holders of dissenting shares may require NPM to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter, referred to as the “fair market value.”

Within 10 days following approval of the merger proposal by NPM shareholders, NPM is required to mail a dissenter’s notice to each person who did not vote in favor of the merger proposal. The dissenter’s notice must contain the following:

●	a notice of the approval of the merger proposal;
●	a statement of the price determined by NPM to represent the fair market value of dissenting shares (which will constitute an offer by NPM to purchase such dissenting shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the California Corporations Code);
●	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and
●	a copy of Sections 1300 through 1304 of Chapter 13 of the California Corporations Code.

Within 30 days after the date on which the notice of the approval of the merger proposal by the outstanding shares is mailed to dissenting shareholders, NPM must have received from any dissenting shareholder a written demand that NPM repurchase such shareholder’s dissenting shares. The written demand must include the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that NPM purchase. Furthermore, the written demand must include a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares (which will constitute an offer by the dissenting shareholder to sell the dissenting shares at such price). In addition, within such same 30-day period, a dissenting shareholder must submit to NPM certificates representing any dissenting shares that the dissenting shareholder demands NPM purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that NPM purchase within 30 days after the date of the mailing of the notice of the approval of the merger proposal. The demand, statement and NPM certificates (or other evidence of share ownership) should be delivered by overnight courier or certified mail, return-receipt requested to:

Nano Precision Medical, Inc.

5858 Horton Street #280

Emeryville, CA 94608

Attention: Corporate Secretary

If upon the dissenting shareholder’s surrender of the dissenting shares (if any), NPM and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied.

If NPM and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders’ approval of the merger proposal is mailed, to resolve such dispute. In such action, the court will determine whether the NPM common stock held by such shareholder are dissenting shares and/or the fair market value of such dissenting shares.

In determining the fair market value for the dissenting shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraisers, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the dissenters’ rights action, including reasonable compensation to the appraisers appointed by the court, will be allocated between NPM and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the fair market value of NPM shares exceeds the price offered by NPM in the notice of approval, then NPM will pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by NPM, then the court may in its discretion impose additional costs on NPM, including attorneys’ fees, fees of expert witnesses and interest.

NPM shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their NPM common stock determined under Chapter 13 of the California Corporations Code could be more than, the same as or less than the value of consideration to be paid in connection with the merger, as set forth in the merger agreement. Also, NPM reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of dissenting shares is less than the value of the merger consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. NPM shareholders considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. NPM shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the California Corporations Code. Any NPM shareholder who fails to strictly comply with the requirements of Chapter 13 of the California Corporations Code, attached as Annex C, will forfeit the right to exercise dissenters’ rights and will, instead, receive the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

Except as expressly limited by Chapter 13 of the California Corporations Code, dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

Dissenting shares lose their status as “dissenting shares,” and holders of dissenting shares cease to be entitled to require NPM to purchase such shares, upon the happening of any of the following:

●	the merger is abandoned;
●	the dissenting shares are transferred before their submission to NPM for the required endorsement;
●	the dissenting shareholder and NPM do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither NPM nor the shareholder files a complaint or intervenes in a pending action within six months after NPM mails a notice that its shareholders have approved the merger; or
●	with NPM’s consent, the dissenting shareholder withdraws the shareholder’s demand for purchase of the dissenting shares.

DESCRIPTION OF SECOND SIGHT’S SECURITIES REGISTERED UNDER SECTION 12 OF EXCHANGE ACT

Second Sight’s authorized capital stock consists of 300,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value.

The following information is a summary of information concerning the securities of Second Sight and does not purport to be complete. It is subject to and qualified in its entirety by reference to Second Sight’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”), each of which have been publicly filed with the SEC. See “Where You Can Find More Information.”

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of Second Sight’s shareholders and cumulative voting rights in the election of Second Sight’s directors. Under California law, in any election of directors, each shareholder is entitled to cumulative voting at such election. This means that each shareholder may cast, in person or by proxy, as many votes in the aggregate as that shareholder is entitled to vote, multiplied by the number of directors to be elected. A shareholder is entitled and can elect to cast all of his or her votes for any director or for any two or more as the shareholder would choose. Second Sight’s bylaws provide that the holders of a majority of the outstanding shares of Second Sight’s common stock, if present in person or by proxy, represent a quorum for the transaction of business at shareholders’ meetings. In most instances, if holders of a majority of the common stock present in person or by proxy at any meeting vote “for” a matter, the matter passes. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Second Sight’s common stock are entitled to receive ratably any dividends declared by the Second Sight Board out of assets legally available. Upon Second Sight’s liquidation, dissolution or winding up, holders of Second Sight’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and the outstanding liquidation preferences of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable

Second Sight’s common stock is listed on The Nasdaq Capital Market under the symbol “EYES.” Second Sight has not applied to list its common stock on any other exchange or quotation system.

Preferred Stock

Second Sight has 10,000,000 shares of authorized preferred stock, no par value, none of which was issued or outstanding on March 23, 2022. Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by the Second Sight Board prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Second Sight’s capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

While Second Sight does not currently have any plans for the issuance of any preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

●	Restricting dividends on the common stock;
●	Diluting the voting power of the common stock;
●	Impairing the liquidation rights of the common stock; or
●	Delaying or preventing a change in control of Second Sight without further action by the shareholders

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by Second Sight, Second Sight does not believe that any provision of its restated articles of incorporation or amended and restated bylaws would delay, defer or prevent a change in control.

Warrants

Second Sight’s warrants to purchase its common stock (the “Warrants”) are traded on the Nasdaq Capital Market under the trading symbol “EYESW.”

Each Warrant allows the holder thereof to purchase one share of Second Sight’s common stock at an exercise price of $11.76 (the “Exercise Price”) prior to 5:00 p.m. Eastern time on March 14, 2024 (the “Expiration Date”). Each Warrant not exercised prior to the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof shall cease and be of no further effect.

Second Sight may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, provided that, (i) the closing price of the common stock equals or exceeds 200% of the Exercise Price, subject to adjustment, per share, for 15 consecutive trading days and (ii) all of Second Sight’s independent directors vote in favor of a Warrants redemption. The Warrants are exercisable by paying the exercise price in cash only and do not have a cashless exercise provision.

The Exercise Price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination, or recapitalization of the common stock.

In addition, if, at any time while the Warrants are outstanding (i) Second Sight effects any merger or consolidation with or into another entity, in which Second Sight is not the surviving entity or Second Sight’s shareholders immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) Second Sight effects any sale to another  person or entity of all or substantially all of its assets in one or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by Second Sight or another person or entity), holders of capital stock who tender shares representing more than 50% of the voting power of Second Sight’s capital stock or such other person or entity, as applicable, accepts such tender for payment, (iv) Second Sight consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or entity whereby such other person or entity  acquires more than the 50% of the voting power of Second Sight’s capital stock or (v) Second Sight effects any reclassification of its common stock or any compulsory share exchange pursuant to which its common stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of its common stock covered above) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction each holder of Warrants shall have the right to receive, upon exercise of thereof, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise in full of the Warrants held.

The Warrants do not confer upon the holder any voting or any other rights of a shareholder of Second Sight. A holder of the Warrants will not have any rights as a shareholder until the Warrants have been exercised in accordance with their terms and the shares of common stock purchased thereby have been issued. The Warrants were issued pursuant to a warrant agreement by and between Second Sight and VStock Transfer, LLC, as the warrant agent. A copy of the Warrant Agreement form and form of Warrant is attached as an exhibit to the registration statement, File No. 333-215463, available on SEC’s EDGAR database and copies of the Warrant and executed Warrant Agreement are available at Second Sight’s offices and warrant agent. The foregoing description of the Warrants is qualified by the terms of the Warrant Agreement.

Dividend Policy

Second Sight has never paid any cash dividends on its capital stock and do not anticipate paying any cash dividends on its common stock in the foreseeable future. Second Sight intends to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of the Second Sight Board and will be dependent upon financial condition, results of operations, capital requirements, and such other factors as the board of directors deems relevant.

California Anti-Takeover Law

Provisions of the California General Corporate Law (“CGCL”) may delay, defer or prevent a change of control of Second Sight and/or limit the price that certain investors may be willing to pay in the future for shares of Second Sight’s common stock.

Under the CGCL, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a California corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles or bylaws of a California corporation may, but are not required to, set a higher standard for approval of such transactions. Second Sight’s Articles of Incorporation and Bylaws do not set higher limits.

Second Sight is subject to the provisions of Section 1203 of the CGCL, which contains provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control in which Second Sight’s shareholders could receive a premium for their shares or other changes in Second Sight’s management. First, if an “interested person” makes an offer to purchase the shares of some or all of Second Sight’s existing shareholders, Second Sight must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an “interested person” if the person directly or indirectly controls the company, if the person is directly or indirectly controlled by one of its officers or directors, or if the person is an entity in which one of its officers or directors holds a material financial interest. If, after receiving an offer from such an “interested person”, Second Sight receives a subsequent offer from a neutral third party, then Second Sight must notify its shareholders of this offer and afford each of them the opportunity to withdraw their consent to the “interested person” offer.

Second Sight is also subject to other provisions of the CGCL, which include voting requirements that may also have the effect of deterring hostile takeovers, disposing of Second Sight’s assets or delaying or preventing changes in control of Second Sight’s management. Under Section 1101 of the CGCL, if a single entity or constituent corporation owns more than 50% but less than 90% of the outstanding shares of any class of Second Sight’s capital stock and attempts to merge Second Sight into itself or other constituent corporation, Second Sight’s non-redeemable securities may only be exchanged for non-redeemable securities of the surviving entity, unless all of Second Sight’s shareholders consent to the transaction or the terms of the transaction are approved and determined to be fair by the California Department of Business Oversight (the “DBO”). Section 1001(d) of the CGCL provides that any proposed sale or disposition of all or substantially all of Second Sight’s assets to any other corporation that Second Sight is controlled by or under common control with must be consented to by Second Sight’s shareholders holding at least 90% of the outstanding shares of Second Sight’s capital stock or approved and determined fair by the DBO. Sections 1101 and 1001 of the CGCL could make it significantly more difficult for a third party to acquire control of Second Sight by preventing a possible acquirer from cashing out minority shareholders or selling substantially all of Second Sight’s assets to a related party and therefore could discourage a hostile bid, or delay, prevent or deter entirely a merger, acquisition or tender offer in which Second Sight’s shareholders could receive a premium for their shares, or effect a proxy contest for control of Second Sight or other changes in Second Sight’s management.

Transfer Agent

Second Sight’s transfer agent and warrant agent for the Warrants is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598; telephone (212) 828-8436.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to provide you with information regarding its terms and is not intended to provide any other factual information about Second Sight, NPM, or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Second Sight and Merger Sub, on the one hand, and NPM, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with the Merger Agreement. While Second Sight and NPM do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Second Sight or NPM, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Second Sight, Merger Sub, and NPM and are modified by the disclosure schedules.

General

The Merger Agreement provides for the merger of Merger Sub with and into NPM, with NPM surviving as a wholly owned subsidiary of Second Sight. After the merger, NPM shareholders will, subject to exchanging their cancelled shares of NPM common stock for shares of Second Sight common stock as set forth below in the section “ — Merger Consideration,” be shareholders of Second Sight. Except for the Second Sight Reverse Stock Split (which is not a condition to the Merger but is anticipated to occur) and Second Sight changing its name to “Vivani Medical, Inc.,” the organizational documents of Second Sight will not change in connection with the merger. The differences between the rights of NPM shareholders and Second Sight shareholders are set forth below in the section entitled “Comparison of Rights of Holders of Second Sight Stock and NPM Stock.”

Merger Consideration

At the Effective Time:

●	any shares of common stock, no par value per share, of NPM held as treasury stock prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
●	the following securities of each NPM shareholder will be converted into the right to receive the Pro Rata Portion (as defined in the Merger Agreement) of the Merger Shares (as adjusted for the Second Sight Reverse Stock Split, if occurs), provided, however, that no fractional shares of Second Sight will be issued as a result of the Merger:
(aa)	the aggregate number of issued and outstanding shares of NPM common stock prior to the Effective Time;
(bb)

the aggregate number shares of NPM common stock issuable upon the exercise of all NPM stock options outstanding as of immediately prior to the effective time, provided, however each NPM stock option that is outstanding will be cancelled and Second Sight will assume and/or issue in exchange a Second Sight replacement stock option, under its effective equity incentive plan(s); and

(cc)

the aggregate number of shares of NPM common stock issuable upon exercise of NPM warrants outstanding as of immediately prior to the Effective Time that are converted into the right to acquire securities of Second Sight in accordance with their terms and subject to the assumptions under the Merger Agreement;

●	it is anticipated that outstanding NPM warrants will have been “net” exercised prior to the closing in exchange for shares of NPM common stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished, and retired and will cease to exist, provided, however, that in the event that any such NPM warrants are not so exercised, to the extent that by their terms they do not continue to represent the right to acquire securities of Second Sight on comparable terms to those of NPM warrants, then the parties of the Merger Agreement will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such NPM warrants, provided that such assumption, exchange or similar accommodation will be reasonably satisfactory to each party of the Merger Agreement; and
●	each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of NPM common stock.

The Merger Agreement does not include a price-based termination right and there will be no adjustment to the total number of shares of Second Sight’s common stock that NPM’s shareholders, option holders, and warrant holders will be entitled to receive for changes in the market price of Second Sight’s common stock or in the value of NPM common stock. Accordingly, the market value of the shares of Second Sight’s common stock issued to NPM shareholders pursuant to the merger will depend on the market value of the shares of Second Sight’s common stock at the time the merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus.

No fractional shares of Second Sight’s common stock will be issuable to NPM’s shareholders pursuant to the Merger Agreement. Instead, in the event any holder of NPM common stock would otherwise be entitled to receive a fraction of a share of Second Sight common stock, after aggregating all fractional shares of Second Sight’s common stock issuable to such shareholder, such fractional share will be rounded down to the nearest whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or greater.

At the Effective Time, Second Sight will deposit with VStock Transfer, LLC, as exchange agent, the number of shares of Second Sight common stock sufficient to deliver to the NPM shareholders the aggregate amount of Merger Shares deliverable to such NPM shareholders.

Within five business days after the approval of the Merger Agreement has been obtained from the NPM shareholders by the holders of at least 7,113,439 of the outstanding shares of NPM common stock, NPM will send or cause to be sent by physical or electronic mail to the NPM shareholders a letter of transmittal, together with instructions for use in effecting the surrender of NPM stock certificates (to the extent such shares of NPM common stock are certificated) in exchange for shares of Second Sight common stock.

Upon delivery to the exchange agent of a duly completed and validly executed letter of transmittal and such other documents as Second Sight may reasonably require, and if applicable, the surrender of related NPM stock certificates (or affidavits of loss) (collectively, the “Surrender Documentation”), the holder of shares of NPM common stock in respect of which such Surrender Documentation is delivered will be entitled to receive the number of whole shares of Second Sight common stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement.

At the Effective Time, all holders of certificates representing shares of NPM’s common stock that were outstanding immediately prior to the Effective Time will cease to have any rights as shareholders of NPM. In addition, no transfer of NPM’s common stock after the Effective Time will be registered on the stock transfer books of NPM. From and after the Effective Time, the shares of NPM’s common stock will be deemed to represent only the right to receive shares of Second Sight’s common stock (as adjusted for fractional shares) (or, with respect to shares whose holder has demanded and perfected appraisal rights, to receive the fair value of the shares as determined pursuant to Chapter 13 of the California Corporations Code; provided, that Second Sight and NPM have waived the condition to closing that there are no dissenting shares). Second Sight will not pay dividends or other distributions on any shares of Second Sight’s common stock to be issued in exchange for any unsurrendered shares of NPM.

Pro Rata Portion of the Merger Shares

The Pro Rata Portion of the merger shares is equal to the quotient obtained by dividing (x) the shares of the NPM share number (as defined below) owned by a NPM equity holder (excluding holders of shares cancelled pursuant to certain provisions of the Merger Agreement or holders who have dissented to the merger as described in the section entitled “The Merger — Appraisal Rights”), as of immediately prior to the effective time of the Merger, by (y) the NPM share number. The merger shares equal an aggregate of 134,349,464 shares of Second Sight common stock, which upon the closing of the Merger will equal 77.32% of the total issued and outstanding shares of Second Sight common stock on a converted basis, including, without limitation, giving effect to the conversion of all options, warrants, and any and all other convertible securities that are in-the-money at the Effective Time of the Merger.

The “NPM share number” means, without duplication, (a) the aggregate number of shares of NPM common stock outstanding as of immediately prior to the Effective Time of the merger, plus (b) the aggregate number of shares of NPM common stock issuable upon the exercise of all NPM stock options outstanding as of immediately prior to the Effective Time of the merger, as if exercised by means of a net cashless exercise assuming a price per share of NPM common stock of $21.90, that are assumed or exchanged for comparable options issued under a Second Sight stock option plan, plus (c) the aggregate number of shares of NPM common stock issuable upon exercise, by means of a net cashless exercise assuming a price per share of NPM common stock of $21.90, of NPM warrants outstanding as of immediately prior to the Effective Time of the merger that are converted into the right to acquire securities of Second Sight in accordance with their terms.

Treatment of NPM’s Stock Options and Warrants

At the Effective Time of the merger, the following securities of each NPM securityholder will be converted into the right to receive, or acquire through replacement options and warrants, a portion of 134,349,464 shares of merger shares. The NPM stock option holders may exercise their options in accordance with their terms. The NPM warrant holders have the right to exercise their securities at a “net” exercise per share rate of $21.90 prior to the Effective Time of the merger. If the NPM stock options and NPM warrants are not exercised then (i) each NPM stock option that is outstanding will be cancelled and Second Sight will assume and/or issue in exchange a Second Sight replacement stock option, under its effective equity incentive plan(s), and (ii) each NPM warrant will adjust according to its terms to represent the right to acquire Second Sight common stock. To the extent that by their terms NPM warrants do not continue to represent the right to acquire securities of Second Sight on comparable terms to those of NPM warrants, then the parties of the Merger Agreement will negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to the Merger Agreement as are necessary to reflect an assumption, exchange or similar accommodation for such NPM warrants, provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each party to the Merger Agreement. The NPM common stockholders as of immediately prior to the closing, including those that have net exercised their NPM stock options and NPM warrants will receive their Pro Rata Portion (as defined in the Merger Agreement) of the merger shares, based on the number of shares of NPM outstanding immediately prior to the closing.

Directors and Officers of Second Sight Following the Merger

At or prior to closing, Matthew Pfeffer and Will McGuire will resign as directors of Second Sight. In connection with the merger, the Second Sight Board will be composed of five directors. Pursuant to the terms of the Merger Agreement, Adam Mendelsohn, Aaron Mendelsohn, Dean Baker, Gregg Williams and Alexandra Larson will be nominated as the initial directors of Second Sight.

It is anticipated that Second Sight’s executive officers upon the closing of the merger will be Adam Mendelsohn, as Chief Executive Officer, Truc Le, as Chief Operating Office, Brigid A. Makes, as Chief Financial Officer, Donald Dwyer, as Chief Business Officer, and Lisa Porter as Chief Medical Officer.

Restated Articles of Incorporation, as Amended and Amendment to the Restated Articles of Incorporation, as Amended, of Second Sight

Shareholders of record of Second Sight’s common stock on the record date for the Second Sight annual meeting will also be asked to approve an amendment to the Restated Articles of Incorporation, as amended, of Second Sight to effect (i) the name change and (ii) the Second Sight Reverse Stock Split, which requires the affirmative vote of holders of shares representing a majority of all shares of Second Sight’s common stock outstanding on the record date for the Second Sight annual meeting.

Conditions to the Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, which include the following:

●	the registration statement on Form S-4, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and shall not be subject to any stop order or proceeding, or any proceeding threatened, by the SEC seeking a stop (or similar) order that has not been withdrawn;
●	the state securities laws that must be complied with in connection with the Merger must have been complied with and any approval, consent, ratification, permission, waiver or authorization issued by any governmental authority related thereto will be in full force and effect;

●	there must not have been issued, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger or any of the other transactions contemplated by the Merger Agreement by any court of competent jurisdiction or other governmental authority, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the merger or any of the other transactions contemplated by the Merger Agreement unlawful;
●	the holders of at least 7,113,439 of the outstanding shares of NPM common stock voting together as a single class must have adopted and approved the Merger Agreement, the merger, and any other transactions contemplated by the Merger Agreement by a written consent;
●	the issuance of the Merger Shares and the amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect the change of name of Second Sight to “Vivani Medical, Inc.” shall have been duly adopted and approved by the Second Sight Shareholder Approval, and the shareholder of the Merger Sub shall have duly adopted and approved this Agreement and the transactions contemplated thereby;
●	there must not be any legal proceeding pending, or threatened in writing, by any governmental authority in which such governmental authority indicates that it intends to conduct any legal proceeding or taking any other action (a) challenging or seeking to restrain or prohibit the consummation of the Merger, (b) relating to the Merger and seeking to obtain from Second Sight, Merger Sub or NPM any damages or other relief that may be material to Second Sight or NPM, or (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the common stock of Second Sight;
●	no NPM shareholders have exercised and perfected appraisal rights for such shares of NPM common stock in accordance with the California law; and
●	any applicable waiting period (if any) (and any extension thereof) under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, must have expired or been terminated and all required filings (if any) must have been made, applicable waiting periods (if any) (and extensions thereof) must have expired or been terminated, and required approvals (if any) must have been obtained pursuant to or in connection with any applicable foreign law relating to antitrust or competition matters.

In addition, each party’s obligation to complete the merger is subject to the satisfaction or waiver by that party of the following additional conditions:

●	the representations and warranties regarding certain matters related to organization, capitalization. authority, and financial advisors of the other party in the Merger Agreement must have been true and correct, excluding de minimis inaccuracies, on the date of the Merger Agreement and must be true and correct, excluding de minimis inaccuracies, on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;
●	the remaining representations and warranties of the other party in the Merger Agreement must have been true and correct on the date of the Merger Agreement and must be true on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a NPM Material Adverse Effect or Second Sight Material Adverse Effect (each as defined below), as applicable (without giving effect to any references therein to any NPM Material Adverse Effect or Second Sight Material Adverse Effect, as applicable, or other materiality qualifications);
●	the other party to the Merger Agreement must have performed or complied with in all material respects all of such party’s agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; and
●	the other party must have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger.

In addition, the obligation of Second Sight and Merger Sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	certain consents set forth on the NPM disclosure schedule must have been obtained and must be in full force and effect and any permit or other consent required to be obtained by NPM under any applicable law must have been obtained and must remain in full force and effect;
●	since the date of the Merger Agreement, there must not have been any change, circumstance, condition, development, effect, event, occurrence, result, or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, (a) would reasonably be expected to prevent or materially delay the ability of NPM to consummate the transactions contemplated by the Merger Agreement or (b) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of NPM (a “NPM Material Adverse Effect”); provided that effects, changes, events, circumstances or developments resulting from the following shall not be taken into account for purposes of determining whether a NPM Material Adverse Effect has occurred:
●	changes in or affecting the industries in which NPM operates (unless NPM is disproportionately affected);
●	changes, effects or circumstances resulting from the announcement or pendency of the Merger Agreement or the consummation of transactions contemplated by or in compliance with the terms of the Merger Agreement;
●	the taking of any specific action expressly required by the Merger Agreement or taken at the express written request of Second Sight or Merger Sub;
●	any natural disaster natural disasters, pandemics, epidemics, disease outbreaks (including the Covid-19 virus) or other health crises or public health events, weather conditions, explosions or fires, or other force majeure events or acts of God;
●	any changes in GAAP or other accounting requirements or principles (or the interpretation thereof) or changes in laws issued or made by any governmental authority (unless NPM is disproportionately affected);
●	general economic or political conditions or the financial, banking or securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) (unless NPM is disproportionately affected); or
●	any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans or predictions, or the loss of any business.
●	certain agreements between NPM and its shareholders must have been terminated;
●	Second Sight must have received the opinion of a reputable financial advisor of national standing to the effect that, no later than the completion of the due diligence period and the delivery of the disclosure schedules and based upon and subject to the qualifications and assumptions set forth therein, the Merger Shares is fair, from a financial point of view, to the Second Sight shareholders and such opinion must not have been withdrawn, revoked or modified;
●	Second Sight must have received certain lock-up agreements from NPM; and
●	Second Sight must have received NPM’s audited financial statements for the fiscal years ending December 31, 2020 and December 31, 2021.

In addition, the obligation of NPM to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	since the date of the Merger Agreement, there must not have been any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, (a) would reasonably be expected to prevent or materially delay the ability of Second Sight or Merger Sub to consummate the transactions contemplated by the Merger Agreement or (b) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Second Sight and Merger Sub, taken as a whole, (a “Second Sight Material Adverse Effect”); provided that effects, changes, events, circumstances or developments resulting from the following shall not be taken into account for purposes of determining whether a Second Sight Material Adverse Effect has occurred:
●	changes in or affecting the industries in which Second Sight operates (unless Second Sight or Merger Sub are disproportionately affected);
●	changes, effects or circumstances resulting from the announcement or pendency of the Merger Agreement or the consummation of transactions contemplated by or in compliance with the terms of the Merger Agreement;
●	the taking of any specific action expressly required by the Merger Agreement or taken at the express written request of NPM;
●	any natural disaster natural disasters, pandemics, epidemics, disease outbreaks (including the Covid-19 virus) or other health crises or public health events, weather conditions, explosions or fires, or other force majeure events or acts of God;
●	any changes in GAAP or other accounting requirements or principles (or the interpretation thereof) or changes in laws issued or made by any governmental authority (unless Second Sight and Merger Sub, taken as a whole, are disproportionately affected);
●	general economic or political conditions or the financial, banking or securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) (unless Second Sight and Merger Sub are, taken as a whole, disproportionately affected); or
●	any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans or predictions, or the loss of any business; or
●	the existing shares of Second Sight’s common stock must have been continually listed on Nasdaq through the closing of the merger and Second Sight must have caused the shares of Second Sight’s common stock to be issued in the merger to be approved for listing on Nasdaq (subject to official notice of issuance) as of the effective time and the initial listing application for Second Sight’s common stock on Nasdaq shall have been conditionally approved;
●	Second Sight’s available cash must not be less than $63,000,000 (less the amount of any advance made by Second Sight to NPM for working capital), provided that such condition is described as amended by that certain waiver granted by NPM to Second Sight on June 15, 2022; and
●	NPM must have received written resignations from each person currently serving as a director of Second Sight immediately prior to the closing (excluding any such person that will serve as a director of Second Sight immediately after the Closing).

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Second Sight and NPM for a transaction of this type relating to, among other things, representations regarding:

●	corporate organization and power, and similar corporate matters;

●	subsidiaries;
●	authority to enter into the Merger Agreement and the related agreements;
●	votes required for completion of the merger and approval of the proposals that will come before the Second Sight annual meeting and that will be the subject of NPM’s shareholder written consent;
●	except as otherwise specifically disclosed pursuant to in the Merger Agreement, the fact that the consummation of the merger would not contravene or require the consent of any third party;
●	capitalization;
●	financial statements and, with respect to Second Sight, documents filed with the SEC and the accuracy of information contained in those documents;
●	absence of material changes or events;
●	absence of undisclosed liabilities;
●	title to assets;
●	real property and leaseholds;
●	intellectual property;
●	the validity of material contracts to which the parties are a party and any violation, default or breach to such contracts;
●	regulatory compliance and permits;
●	legal proceedings and orders;
●	tax matters;
●	employee and labor matters and benefit plans;
●	environmental matters;
●	insurance;
●	books and records;
●	government programs;
●	illegal payments;
●	any brokerage or finder’s fee or other fee or commission in connection with the merger;
●	transactions with affiliates; and
●	the disclosure of information in the registration statement on Form S-4, of which this proxy statement/prospectus is a part.

None of these representations and warranties will survive the consummation of the merger. In addition, these representations and warranties are, in many respects, qualified by materiality standards, confidential disclosure schedules and actual and implied knowledge requirements. As described above under the heading “— Conditions to the Completion of the Merger,” their accuracy at the time of the Merger Agreement and on the date of consummation of the merger is one of the conditions to the obligations of Second Sight and NPM to complete the merger.

Non-Solicitation

NPM

NPM agreed that during the period commencing on the date of the Merger Agreement and ending on the date the merger becomes effective, except with Second Sight’s prior written consent, except for transactions between Second Sight and NPM and except as described below, NPM will not and NPM will not cause any of its representatives (i.e., directors, officers, employees, shareholders holding greater than 5% shareholding interest, affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives) to, directly or indirectly:

●	initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, a “NPM acquisition proposal” (as defined below);
●	engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a NPM acquisition proposal;
●	enter into any letter of intent, agreement in principle or other similar type of agreement relating to a NPM acquisition proposal, or enter into any agreement or agreement in principle requiring NPM to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement and the Merger Agreement; and
●	resolve, propose or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the non-solicitation provisions of the Merger Agreement and to limit its conversation or other communication exclusively to such referral.

A “NPM acquisition proposal” means any proposal, indication of interest or offer, excluding the Merger, the other transactions contemplated by the Merger Agreement or any revised proposal from NPM or its affiliates, for:

●	a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving NPM, including any such transaction the primary purpose of which is to facilitate NPM’s acquisition of a public listing or cause NPM to become a publicly traded company (or a subsidiary of a publicly traded company);
●	a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of all or substantially all of the assets of NPM taken as a whole, in one or a series of related transactions; and
●	a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifty percent (50%) or more of the voting power of NPM (including securities of NPM currently beneficially owned by such person).

Notwithstanding the foregoing restrictions, before obtaining the applicable approvals of the shareholders of NPM required to consummate the merger, NPM may (i) furnish nonpublic information regarding NPM to a third party making a NPM acquisition proposal (“NPM qualified bidder) and (ii) engage in discussions or negotiations with NPM qualified bidder and its representatives with respect to such NPM acquisition proposal, in response to an unsolicited bona fide written NPM acquisition proposal received after the date of the Merger Agreement, which NPM’s board of directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a “NPM superior offer” (as defined below), if:

●	NPM receives an executed acceptable confidentiality agreement from the NPM qualified bidder (a copy of which NPM provides to Second Sight within twenty-four hours);

●	NPM contemporaneously supplies to Second Sight any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Second Sight;
●	neither NPM nor any of its representatives have breached the non-solicitation provisions of the Merger Agreement; and
●	the NPM board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the board under applicable law.

A “NPM superior offer” means an unsolicited bona fide NPM acquisition proposal (with all references to “fifty percent (50%)” in the definition of NPM acquisition proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party that the NPM board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such proposal (including the financing terms and the ability of such third party to finance such proposal), (1) is more favorable from a financial point of view to the NPM shareholders than as provided under the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Second Sight in response to such NPM superior offer), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (4) includes termination rights exercisable by NPM on terms no less favorable to NPM than the terms set forth in the Merger Agreement, all from a third party capable of performing such terms.

NPM agreed that neither the NPM board of directors nor any committee of the board of directors would take any action of the following actions, (each action being a “NPM change in recommendation”):

●	fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to Second Sight, the NPM board recommendation that the NPM shareholders approve the Merger;
●	knowingly make any public statement inconsistent with such recommendation;
●	approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any NPM acquisition proposal; or
●	fail to reaffirm the NPM board recommendation or state publicly that the Merger and Merger Agreement are in the best interests of the NPM shareholders within five business days after Second Sight requests in writing that such action be taken (any action described in this sentence being referred to as a “NPM Change of Recommendation”).

Notwithstanding the foregoing restrictions, if at any time prior to the approval of the Merger Agreement by the NPM shareholders, the NPM board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that a NPM change of recommendation is required in order to comply with its fiduciary duties under applicable laws based upon receipt of a NPM acquisition proposal (not obtained or made as a direct or indirect result of a breach of the Merger Agreement) that the board of directors of NPM determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a NPM superior offer, the NPM board of directors may (i) effect a NPM change of recommendation and/or (ii) enter into a definitive agreement with respect to such NPM superior offer and terminate the Merger Agreement, so long as NPM complied with the non-solicit provisions of the Merger Agreement. The board can only take the foregoing actions if:

●	such actions are taken after 11:59 pm, New York City time, on the fifth business day following Second Sight’s receipt of written notice (a “NPM change of recommendation notice”) from NPM that the board of directors of NPM and/or a committee thereof is prepared to take such action (such notice must specify the material terms of the NPM acquisition proposal);
●	at the end of such five-business day period, the NPM board of directors and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Second Sight and after consultation with NPM’s outside legal counsel and financial advisors, that such NPM acquisition proposal remains a NPM superior offer; and
●	if Second Sight so requests during such five-business day period, NPM engages in good faith negotiations with Second Sight to amend the Merger Agreement in a manner such that the offer that was determined to constitute a NPM superior offer no longer constitutes a NPM superior offer.

During such five-business day period, Second Sight is entitled to deliver one or more counterproposals to such acquisition proposal to NPM.

NPM must provide Second Sight a new NPM change of recommendation notice following any material changes to the financial or other terms of a NPM superior offer if such changes occur before the board effects a NPM change in recommendation.

Nothing in the non-solicitation provisions of the Merger Agreement prohibits the NPM board of directors from making any disclosure to the NPM shareholders, if, in the good faith judgment of the board of directors, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable law, except that NPM must provide Second Sight with a draft of any such disclosure at least two days before the distribution and must consider Second Sight’s prompt comments in good faith, to the extent permitted by law.

Second Sight

Second Sight and Merger Sub agreed that during the period commencing on the date of the Merger Agreement and ending on the date the merger becomes effective, except with NPM’s prior written consent, except for transactions between Second Sight and NPM and except as described below, Second Sight and Merger Sub will not and Second Sight and Merger Sub will not cause any of their respective representatives (i.e., directors, officers, employees, shareholders holding greater than 5% shareholding interest, affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives) to, directly or indirectly:

●	initiate, solicit, seek or knowingly encourage or support any inquiries, proposals, or offers that constitute or would reasonably be expected to lead to, a “Second Sight acquisition proposal” (as defined below);
●	engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals, or offers that constitute, or would reasonably be expected to lead to, a Second Sight acquisition proposal;
●	enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Second Sight acquisition proposal, or enter into any agreement or agreement in principle requiring Second Sight to abandon, terminate or fail to consummate the transactions contemplated by the Merger and the Merger Agreement; and
●	resolve, propose or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the non-solicitation provisions of the Merger Agreement and to limit its conversation or other communication exclusively to such referral.

A “Second Sight acquisition proposal” means any proposal, indication of interest or offer, excluding the Merger, the other transactions contemplated by the Merger Agreement or any revised proposal from Second Sight or its affiliates, for:

●	a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Second Sight or its subsidiaries, including any such transaction the primary purpose of which is to facilitate the acquisition by the counterparty to the transaction of a public listing or cause such counterparty to become a publicly traded company (or a subsidiary of a publicly traded company);
●	a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of all or substantially all of the assets of Second Sight and its subsidiaries taken as a whole, in one or a series of related transactions; or
●	a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifty percent (50%) or more of the voting power of Second Sight (including securities of Second Sight currently beneficially owned by such Person).

Notwithstanding the foregoing restrictions, before obtaining the applicable approvals of the shareholders of Second Sight required to consummate the merger and shareholder proposals, Second Sight may (i) furnish nonpublic information regarding Second Sight to a third party making a Second Sight acquisition proposal (a “Second Sight qualified bidder”) and (ii) engage in discussions or negotiations with the Second Sight qualified bidder and its representatives with respect to such Second Sight acquisition proposal, in response to an unsolicited bona fide written Second Sight acquisition proposal received after the date of the Merger Agreement, which its board of directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a “Second Sight superior offer” (as defined below), if:

●	Second Sight receives an executed acceptable confidentiality agreement from the Second Sight qualified bidder (a copy of which Second Sight provides to NPM within twenty-four hours);
●	Second Sight contemporaneously supplies to NPM any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to NPM;
●	neither Second Sight, Merger Sub, nor any of their respective representatives have breached the non-solicitation provisions of the Merger Agreement; and
●	the Second Sight Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the board under applicable law.

A “Second Sight superior offer” means an unsolicited bona fide Second Sight acquisition proposal (with all references to “fifty percent (50%)” in the definition of Second Sight acquisition proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party that the Second Sight Board determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such proposal (including the financing terms and the ability of such third party to finance such proposal), (1) is more favorable from a financial point of view to the Second Sight shareholders than as provided under the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by NPM in response to such Second Sight superior offer), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (4) includes termination rights exercisable by Second Sight on terms no less favorable to Second Sight than the terms set forth in the Merger Agreement, all from a third party capable of performing such terms

Second Sight agreed that neither the Second Sight Board nor any committee of the board of directors would take any action of the following actions, (each action being a “Second Sight change in recommendation”):

●	fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to NPM, the Second Sight board recommendation that the Second Sight shareholders approve the Merger,
●	knowingly make any public statement inconsistent with such recommendation,
●	approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Second Sight acquisition proposal, or
●	fail to reaffirm the Second Sight board recommendation or state publicly that the Merger and Merger Agreement are in the best interests of the Second Sight shareholders within five business days after NPM requests in writing that such action be taken (any action described in this sentence being referred to as a “Second Sight Change of Recommendation”).

Notwithstanding the foregoing restrictions, if at any time prior to the approval of the Merger Agreement and shareholder proposals by the Second Sight shareholders at the shareholder meeting, the Second Sight Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that a Second Sight change of recommendation is required in order to comply with its fiduciary duties under applicable laws based upon either an intervening event (as defined below) or receipt of a Second Sight acquisition proposal (not obtained or made as a direct or indirect result of a breach of the Merger Agreement) that the board of directors of Second Sight determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Second Sight superior offer, the Second Sight board of directors may (i) effect a Second Sight change of recommendation and/or (ii) enter into a definitive agreement with respect to such Second Sight superior offer (if applicable) and terminate the Merger Agreement, so long as Second Sight complied with the non-solicit provisions of the Merger Agreement. The board can only take the foregoing actions if:

●	such actions are taken after 11:59 pm, New York City time, on the fifth business day following NPM’s receipt of written notice (a “Second Sight change of recommendation notice”) from Second Sight that the board of directors of Second Sight and/or a committee thereof is prepared to take such action (the notice must specify the material terms of the Second Sight acquisition proposal),
●	at the end of such five-business day period, the Second Sight Board and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by NPM and after consultation with Second Sight’s outside legal counsel and financial advisors, that such intervening event remains a basis for a Second Sight change in recommendation or such Second Sight acquisition proposal remains a Second Sight superior offer, and
●	if NPM so requests during such five-business day period, Second Sight engages in good faith negotiations with NPM to amend the Merger Agreement in a manner such that the intervening event is no longer a basis for a Second Sight change in recommendation or the offer that was determined to constitute a Second Sight superior offer no longer constitutes a Second Sight Superior Offer.

During such five-business day period, NPM is entitled to deliver one or more counterproposals to such acquisition proposal to Second Sight. An “intervening event” means any material event, development or change in circumstances with respect to Second Sight and Merger Sub, taken as a whole, that (a) does not relate to any Second Sight acquisition proposal, (b) materially affects the business, assets or operations of Second Sight and Merger Sub, taken as a whole, (c) first occurs or arises after the date of the Merger Agreement, (d) was neither known to Second Sight or its board of directors nor reasonably foreseeable as of the date of the Merger Agreement, and (e) did not result from or arise out of the announcement or pendency of, or any actions required to be taken by a party (or to be refrained from being taken by a party) pursuant to, the Merger Agreement; provided that in no event shall the following events, developments, or changes constitute an intervening event:

●	any change in the price or trading volume of Second Sight common stock (provided, however, that this exception shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an intervening event has occurred),
●	the fact, in and of itself, that Second Sight meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement (provided, however, that this exception shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an intervening event has occurred),
●	changes in general economic, social or political conditions or the financial markets in general, or
●	general changes or developments in the industries in which Second Sight and Merger Sub operate, including general changes in law after the date of the Merger Agreement across such industries.

Second Sight must provide NPM a new Second Sight change of recommendation notice following any material changes to the financial or other terms of a Second Sight superior offer if such changes occur before the board effects a Second Sight change in recommendation.

Nothing in the Merger Agreement prohibits Second Sight, the Second Sight Board or a special committee thereof from complying with any applicable Laws, including Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act, making any disclosure to the Second Sight shareholders required by applicable law or Nasdaq rules, or otherwise making any disclosure to the Second Sight shareholders or otherwise that the Second Sight Board or a committee thereof, if, in the good faith judgment of the board of directors, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable law, except that Second Sight must provide NPM with a draft of any such disclosure at least two days before distribution and must consider NPM’s prompt comments in good faith, to the extent permitted by law.

Second Sight agreed not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any “standstill” or similar agreement, including any “standstill” provision contained in any confidentiality agreement, to which Second Sight or any of its subsidiaries is a party, and agreed to use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of NPM.

NPM and Second Sight

NPM and Second Sight are obligated to notify the other party no later than twenty-four hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a NPM or Second Sight acquisition proposal, respectively. Such notice must be made orally and in writing and must indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price and the identity of the offeror. Both NPM and Second Sight must keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such NPM and or Second Sight acquisition proposal.

NPM and Second Sight agreed to immediately cease and terminate, and cause each of their respective subsidiaries and representatives to immediately cease and terminate, any and all activities, discussions or negotiations, existing at date of the Merger Agreement, with any person conducted before the date of the Merger Agreement with respect to, or that may reasonably be expected to lead to, a Second Sight or NPM acquisition proposal, as applicable, and in connection therewith, to immediately discontinue access by any such person to any data room established by NPM or Second Sight for purposes of pursuing a NPM or Second Sight acquisition proposal, as applicable. Each of NPM and Second Sight agreed to request each person that had prior to the date of the Merger Agreement, executed a confidentiality agreement in connection with its consideration of a NPM or Second Sight acquisition proposal, as applicable, to return or destroy all confidential information furnished to such person by or on behalf of NPM or Second Sight prior to the date of the Merger Agreement.

Approval of Shareholders

Second Sight is obligated to take all action necessary to call, give notice of, convene and hold, as promptly as practicable following the registration statement on Form S-4, of which this proxy statement/prospectus is a part, being declared effective by the SEC, and if necessary, to adjourn and reconvene, for up to thirty days, the Second Sight annual meeting, and to solicit proxies from its shareholders:

●	to approve the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger, the issuance of the Merger Shares and the change of control resulting from the merger;
●	to approve an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect a reverse stock split of Second Sight’s common stock, within a range, as determined by Second Sight’s board of directors, of one new share for every 2 to 10 (or any number in between, including fractions) shares outstanding (the “Second Sight Reverse Stock Split”);
●	to approve an amendment to the Second Sight Restated Articles of Incorporation, as amended, to effect the change of name of Second Sight to “Vivani Medical, Inc.”;
●	to elect the six directors from the nominees named in the accompanying proxy statement to hold office for the ensuing year and until their successors are duly elected and qualified;
●	to approve the Second Sight 2022 Omnibus Plan (the “Second Sight 2022 Plan”);
●	to ratify the selection by the audit committee of the board of directors the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
●	to consider and vote upon an adjournment of the Second Sight annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; and
●	to transact such other business as may properly come before the Second Sight annual meeting or any adjournment or postponement thereof.

During the period commencing on the date of the Merger Agreement and ending on the earlier of the date the merger becomes effective or the termination of the Merger Agreement, NPM is obligated to use commercially reasonable efforts to obtain the written consent of its shareholders holding at least 7,113,439 of the outstanding shares of NPM common stock to adopt the Merger Agreement and the transactions contemplated, thereby approving the merger and related transactions. NPM must furnish such written consent to Second Sight no later than two business days after receiving written notice from Second Sight that the registration statement on Form S-4, of which this proxy statement/prospectus is a part, has been declared effective the SEC.

Board Recommendations

The NPM board of directors is obligated to recommend unanimously that the NPM shareholders vote to adopt and approve the matters described above under the heading “— Approval of Shareholders” and to use commercially reasonable efforts to solicit such approval. The board of directors of NPM may not withdraw or modify such recommendation in a manner adverse to Second Sight or propose or adopt any board resolution either to withdraw or modify the foregoing recommendation in a manner adverse to Second Sight.

The Second Sight Board is obligated to recommend that the shareholders vote to adopt and approve the matters described above under the heading “— Approval of Shareholders” and to include such recommendation in the proxy statement. The Second Sight Board has determined and believes that each of the proposals is advisable to, and in the best interest of, Second Sight and its shareholders based on the recommendation of the Special Committee.

Conduct of Business Pending the Merger

The parties agreed that, subject to certain exceptions and except as required to consummate the merger and contemplated transactions, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, (a) the parties will conduct their business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts, except operations may be fully or partially suspended as a result of Covid-19 to (i) protect the health and safety of employees and other individuals having business dealings with such party and/or (ii) respond to third-party supply or service disruptions caused by Covid-19. Following any such suspension, to the extent a party took actions that caused deviations from its business being conducted in the ordinary course, such party must use commercially reasonable efforts to resume conducting its respective businesses in the ordinary course of business in all material respects as soon as reasonably practicable, (b) the parties will use commercially reasonable efforts to preserve their respective current business organization, keep available the services of their respective current key employees, officers and other employees and maintain their respective relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other people having business relationships with the parties, and (c) the parties will promptly notify the other party of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the contemplated transactions and (ii) any legal proceeding against, relating to, involving or otherwise affecting the such party that is commenced, or, to the knowledge of such party, is threatened in writing after the date of the Merger Agreement.

Second Sight, Merger Sub, and NPM agreed that during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, each party will notify the other, in writing, of:

●	the discovery by such party of any event, condition, fact or circumstance that caused or constitutes a Second Sight material adverse effect (as defined above under the heading “ — Conditions to the Completion of the Merger”), in the case of Second Sight or Merger Sub, or a NPM material adverse effect (as defined above under the heading “ — Conditions to the Completion of the Merger”), in the case of NPM;
●	any event, condition, fact, or circumstance that occurs, arises or exists after the date of the Merger Agreement and that would cause or constitute a material inaccuracy in any representation or warranty if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the Merger Agreement;
●	any material breach of any covenant or obligation of the Merger Agreement; and
●	any event, condition, fact, or circumstance that would reasonably be expected to make the timely satisfaction of any of the closing conditions impossible or materially less likely.

Negative Covenants

Second Sight and Merger Sub have agreed that, subject to certain exceptions, and except as permitted by the Merger Agreement, or unless NPM has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, neither Second Sight nor Merger Sub will:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of common stock, or repurchase, redeem or otherwise reacquire any shares of common stock or other securities (except for shares of Second Sight common stock from terminated employees);
●	amend their certificates of incorporation, bylaws or other charter or organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
●	except for certain contractual commitments, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing) (A) any common stock or other security (except for Second Sight common stock issued upon the valid exercise of outstanding Second Sight stock options), (B) any option, warrant or right to acquire any common stock or any other security, or (C) any instrument convertible into, or exercisable or exchangeable for, any common stock or other security;
●	form any new subsidiary (other than the Merger Sub) or acquire any equity interest or other interest in any other entity;
●	other than in the ordinary course of business, lend money to any person, incur or guarantee any indebtedness for borrowed money, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, or guarantee any debt securities or indebtedness of any other person, except for (A) advances to employees or officers of Second Sight for expenses not to exceed $10,000 individually or $100,000 in the aggregate and (B) trade credit extended to customers of Second Sight in the ordinary course of business;
●	other than in the ordinary course of business, (A) adopt, establish or enter into any employee program, (B) cause or permit any employee program to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by NPM, or (C) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants (other than in the ordinary course of business consistent with past practice);
●	(A) make, change or revoke any material tax election, (B) file any material amendment to any tax return, (C) adopt or change any accounting method in respect of taxes, (D) change any annual tax accounting period, (E) enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business and the primary purpose of which does not relate to taxes, (F) enter into any closing agreement with respect to any material tax liability, (G) settle or compromise any claim, notice, audit report or assessment in respect of any material tax liability, (H) apply for or enter into any ruling from any tax authority with respect to taxes, (I) surrender any right to claim a refund of a material amount of taxes, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;
●	commence a legal proceeding other than (A) for routine collection of bills, (B) in such cases as Second Sight in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Second Sight’s and/or Merger Sub’s business or (C) for a breach of the Merger Agreement;
●	settle any pending or threatened legal proceeding if (A) such settlement includes an agreement to accept or concede injunctive relief or (B) such legal proceeding involves a governmental authority or alleged criminal wrongdoing;
●	make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Second Sight and Merger Sub, other than as may be required by applicable Law, GAAP or regulatory guidelines;
●	fail to make any material payment with respect to any accounts payable or indebtedness of Second Sight or Merger Sub in a timely manner in accordance with the terms thereof and consistent with past practices;

●	voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to Second Sight and Merger Sub, any insurance policy maintained with respect to Second Sight and Merger Sub and their respective assets and properties;
●	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or
●	agree to take, take or permit any subsidiary to take or agree to take, any of the foregoing actions.

NPM has agreed that, subject to certain exceptions, and except as permitted by the Merger Agreement, or unless Second Sight has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, NPM will not:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of common stock, or repurchase, redeem or otherwise reacquire any shares of common stock or other securities (except for shares of NPM common stock from terminated employees), other than in connection with a net-cash settlement of any options or warrants
●	amend or terminate its charger, bylaws, investor rights agreement, shareholders’ agreement, or other organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
●	except for certain contractual commitments, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing) (i) any common stock or other security (except for common stock issued upon the valid exercise or conversion of outstanding stock options or warrants), (ii) any option, warrant or right to acquire any common stock or any other security, or (iii) any instrument convertible into or exchangeable for any common stock or other security;
●	form any subsidiary or acquire any equity interest or other interest in any other entity;
●	other than in the ordinary course of business, lend money to any person, incur or guarantee any indebtedness for borrowed money, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, or guarantee any debt securities or indebtedness of any other person, except for (A) advances to employees or officers of NPM for expenses not to exceed $10,000 individually or $100,000 in the aggregate and (B) trade credit extended to customers of NPM in the ordinary course of business;
●	other than in the ordinary course of business, (A) adopt, establish or enter into any NPM employee program, (B) cause or permit any NPM employee program to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by Second Sight, or (C) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants (other than in the ordinary course of business consistent with past practice);
●	other than necessary for the preparation of (i) the audited balance sheet for the years ended December 31, 2021 and December 31, 2020 and the related audited statements of operations, cash flows and shareholders’ equity of NPM for the years-then ended and (ii) any other audited or unaudited balance sheets and the related audited or unaudited statements of operations, cash flows and shareholders’ equity as of and for a year-to-date period ended as of the end of any other different fiscal quarter or fiscal year, that are required to be included in the registration statement (the “Required Financial Statements”) (A) make, change or revoke any material tax election, (B) file any material amendment to any tax return, (C) adopt or change any accounting method in respect of taxes, (D) change any annual tax accounting period, (E) enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business and the primary purpose of which does not relate to taxes, (F) enter into any closing agreement with respect to any material tax liability, (G) settle or compromise any claim, notice, audit report or assessment in respect of any material tax liability, (H) apply for or enter into any ruling from any tax authority with respect to taxes, (I) surrender any right to claim a refund of a material amount of taxes, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

●	amend or terminate any material contract, or enter into any contract that would have been a material contract if it had been in effect as of the date of the Merger Agreement, other than in the ordinary course of business;
●	acquire any material asset or property, sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;
●	commence a legal proceeding other than (A) for routine collection of bills, (B) in such cases as NPM in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of NPM’s business or (C) for a breach of the Merger Agreement;
●	make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations, other than as may be required by applicable law, GAAP or regulatory guidelines and for the preparation of the Required Financial Statements;
●	fail to make any material payment with respect to any of the accounts payable or indebtedness of NPM in a timely manner in accordance with the terms thereof and consistent with past practices;
●	voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to NPM, any insurance policy maintained with respect to NPM and its assets and properties;
●	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or
●	agree to take or take any of the foregoing actions.

Other Covenants

Each of Second Sight, Merger Sub and NPM has agreed to use its commercially reasonable efforts to cause to be taken all actions necessary to consummate the merger and the other transactions contemplated by the Merger Agreement. In connection therewith, each party has agreed to:

●	file or otherwise submit all applications and notices required to be filed in connection with the merger and the other transactions contemplated by the Merger Agreement;
●	coordinate and cooperate with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing;
●	promptly supply any additional information and documentary material that may be requested in connection with such filings and submissions;
●	use commercially reasonable efforts to obtain all required clearances, authorizations, approvals, and consents of governmental authorities and other third parties with respect to the merger and the other transactions contemplated by the Merger Agreement;
●	use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the consummation of the transactions contemplated by the Merger Agreement; and
●	use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement.

Second Sight, Merger Sub and NPM have further agreed:

●	that Second Sight will use its commercially reasonable efforts to cause the shares of Second Sight common stock being issued in the merger to be approved for listing on the Nasdaq and listed under such symbol as NPM requests in writing following consultation with Nasdaq;
●	to use their respective commercially reasonable efforts to ensure that, immediately following the consummation of the transactions contemplated by the Merger Agreement, Adam Mendelsohn, Aaron Mendelsohn, Dean Baker, Gregg Williams and Alexandra Larson will be nominated as the initial directors of the combined company;
●	to execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by the transactions contemplated by the Merger Agreement, upon the request of any other party; and
●	to establish an integration committee to be responsible for integration matters relating to the Merger and to be responsible for proposing recommendations in connection with the integration of Second Sight and NPM and their respective businesses, assets and organizations.

Second Sight and NPM have also agreed to notify each other of:

●	the initiation and progress of any shareholder litigation against it or any of its directors, officers, employees, shareholders holding greater than 5% shareholding interest, affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives (in their capacity as representatives of such party).

Termination

The Merger Agreement may be terminated at any time before the completion of the merger, whether before or after the required shareholder approvals to complete the merger have been obtained, as set forth below:

●	by mutual written consent of Second Sight and NPM;
●	by either Second Sight or NPM if:
●	the merger shall not have been consummated by June 30, 2022 (“End Date”) (subject to an extension to September 30, 2022 (“Extended End Date”) if the shareholders of Second Sight and Merger Sub have not adopted and approved the transactions contemplated by the Merger Agreement and any applicable waiting period for anti-trust approvals has not been terminated or expired and subject to an extension if prior to the End Date or Extended End Date, the Second Sight shareholder meeting is adjourned or postponed and all closing conditions except the approval of Second Sight shareholders have been satisfied, the End Date or Extended End Date, as applicable, will be the date that is thirty days following the date on which the Second Sight shareholder meeting is held and concluded), unless that party’s acts or failure to act in breach of the Merger Agreement has been a principal cause of the failure of the merger to occur on or before that date;
●	a court of competent jurisdiction or governmental authority has issued a final and non-appealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the merger or any of the other material transactions contemplated by the Merger Agreement, unless that party’s acts or failure to act has been a principal cause of or resulted in such order, decree or ruling and constitutes a breach of the Merger Agreement;
●	the Second Sight shareholder meeting has been held and completed and Second Sight’s shareholders did not adopt and approve the proposals the merger is contingent on (and were not approved at any adjournment or postponement of the meeting), except that Second Sight may not so terminate the Merger Agreement if Second Sight or Merger Sub is in breach of the Merger Agreement and that breach was the cause of the failure to obtain the required Second Sight shareholder vote; or

●	during the thirty-day period commencing from the date of the Merger Agreement, (i) a party’s due diligence review of the other party is determined not to be reasonably satisfactory or (ii) the parties are unable to reach mutual agreement on the disclosure schedules, and the terminating party provides the other party written notice.
●	by Second Sight if:
●	the written consent of NPM’s shareholders necessary to adopt the Merger Agreement and approve the merger and related matters has not been obtained within five business days after NPM’s receipt of written notice from Second Sight that the registration statement on Form S-4, of which this proxy statement/prospectus is a part, became effective; provided that this right to terminate the Merger Agreement will not be available to Second Sight once NPM obtains and delivers such shareholder approval;
●	NPM enters into any letter of intent or similar document or contract relating to an acquisition proposal, other than a confidentiality agreement permitted pursuant to the Merger Agreement;
●	NPM breaches any representation, warranty, covenant, or agreement in the Merger Agreement or if any representation or warranty becomes inaccurate such that certain closing conditions of NPM would not be satisfied, unless such inaccuracy or breach is curable, then the Agreement cannot terminate until the earlier of (i) thirty days, commencing upon Second Sight’s delivery of written notice to NPM of such breach or inaccuracy and (ii) NPM ceasing to exercise commercially reasonable efforts to cure such breach. The Merger Agreement will not terminate if such breach is cured prior to termination becoming effective;
●	prior to the adoption and approval by Second Sight’s shareholders of the Merger Agreement and the merger and other transactions contemplated thereby, Second Sight has entered into a definitive agreement to effect a “Second Sight superior offer” (as defined above under the heading “ — No Solicitation”), if Second Sight has complied with the terms of the Merger Agreement; or
•	by NPM if:
●	Second Sight fails to include the board’s recommendation that the shareholders approve the shareholder proposals in the registration statement;
●	the Second Sight Board makes a Second Sight change in recommendation (as described above under the heading “ — No Solicitation”);
●	the Second Sight Board approves, endorses or recommends any acquisition proposal;
●	Second Sight enters into any letter of intent or similar document or any contract relating to any acquisition proposal, other than a confidentiality agreement permitted pursuant to the Merger Agreement;
●	Second Sight or Merger Sub breach any representation, warranty, covenant or agreement in the Merger Agreement or if any representation or warranty becomes inaccurate such that certain closing conditions of Second Sight and Merger Sub would not be satisfied, unless such inaccuracy or breach is curable, then the Agreement cannot terminate until the earlier of (i) thirty days, commencing upon NPM’s delivery of written notice to Second Sight and Merger Sub of such breach or inaccuracy and (ii) Second Sight and Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach. The Merger Agreement will not terminate if such breach is cured prior to termination becoming effective; or
●	prior to the adoption and approval by NPM’s shareholders of the Merger Agreement and the merger and other transactions contemplated thereby, NPM has entered into a definitive agreement to effect a “NPM superior offer” (as defined above under the heading “ — No Solicitation”), if NPM has complied with the terms of the Merger Agreement.

In the event of the termination of the Merger Agreement as described above, the Merger Agreement will be of no further force or effect, except for any obligations of Second Sight or NPM not to make certain disclosures and except that such termination will not relieve any party of any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in the Merger Agreement.

Termination Fee

Fee payable by Second Sight

Second Sight must pay NPM a termination fee of $5,000,000 if the Merger Agreement is terminated by NPM because:

●	Second Sight failed to include the board’s recommendation that the shareholders approve the shareholder proposals in the registration statement;
●	the Second Sight Board made a Second Sight change in recommendation (as described above under the heading “ — Non-Solicitation”);
●	the Second Sight Board approved, endorsed, or recommended any acquisition proposal; or
●	Second Sight entered into any letter of intent or similar document or any contract relating to any acquisition proposal, other than a confidentiality agreement permitted pursuant to the Merger Agreement.

Second Sight and Merger Sub must pay NPM liquidated damages of $1,000,000 if the Merger Agreement is terminated by NPM because Second Sight or Merger Sub:

●	breached any representation, warranty, covenant or agreement in the Merger Agreement or any representation or warranty became inaccurate such that certain closing conditions of Second Sight and Merger Sub could not be satisfied, unless such inaccuracy or breach is curable, then NPM cannot terminate the Agreement until the earlier of (i) thirty days, commencing upon NPM’s delivery of written notice to Second Sight and Merger Sub of such breach or inaccuracy and (ii) Second Sight and Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach; or
●	failed to satisfy the available cash requirement: Second Sight’s available cash at the closing must not be less than $63,000,000 (less the amount of any advance made by Second Sight to NPM for working capital)

Fee payable by NPM

NPM must pay Second Sight a termination fee of $5,000,000 if the Merger Agreement is terminated by Second Sight because:

●	NPM enters into any letter of intent or similar document or contract relating to an acquisition proposal, other than a confidentiality agreement permitted pursuant to the Merger Agreement.

Amendment

The Merger Agreement may be amended by the parties, with the approval of the respective boards of directors of Second Sight and NPM at any time (whether before or after the adoption and approval of the Merger Agreement by NPM’s shareholders or before or after the approval of the Merger or issuance of shares of Second Sight common stock in the Merger), except that after such party’s shareholders have approved the matters described above under the heading “— Approval of Shareholders,” no amendment which by law requires further approval by the shareholders of Second Sight or NPM, as the case may be, can be made without such further approval. Any amendment to the Merger Agreement must be in writing and signed on behalf of each of NPM and Second Sight.

Effective Waivers

On June 15, 2022, NPM granted Second Sight a waiver in connection with the Merger Agreement. In accordance with the terms of the waiver, NPM waived the available cash requirement of the Merger Agreement in the amount of $64 million (less the amount of any advance made by Second Sight to NPM for working capital) for so long as the available cash of Second Sight is not less than $63 million (less the amount of any advance made by Second Sight to NPM for working capital).

Transaction Expenses

Each party will bear its own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby.

Miscellaneous

The Merger Agreement is governed by California law. The parties have agreed to bring any action or proceeding among them arising out of or relating to the Merger Agreement or any of the transactions contemplated thereby exclusively in the courts located in the State of California. In any action at law or suit in equity to enforce the Merger Agreement or the rights of any of the parties, the prevailing party in such action or suit (as determined by a court of competent jurisdiction) is entitled to recover its reasonable out of pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

AGREEMENTS RELATED TO THE MERGER

SAFE Agreement to Advance $8 Million

On February 4, 2022, Second Sight and NPM entered into an agreement (“SAFE”) whereby Second Sight would provide to NPM pending closing of the Merger an investment advance of $8.0 million which effective upon the termination date of the Merger Agreement without completion of the Merger will result in NPM’s issuing to Second Sight that number of shares of NPM common stock which following that issuance will equal not less than 2.133% of the issued and outstanding shares of NPM common stock assuming exercise or conversion of all outstanding vested and unvested options, warrants, and convertible securities. In the event NPM completes an equity financing at a lower valuation, Second Sight may be eligible to receive additional shares of NPM common stock as set forth in the SAFE. If the Merger is completed, the SAFE will terminate.

Lock-up Agreements

As a condition to the closing of the merger, directors, executive officers and each shareholder of ten percent or more of the issued and outstanding shares of NPM, must have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, offer, pledge, sell, contract to sell, transfer or dispose of, directly or indirectly, engage in swap or similar transactions with respect to, make any demand for or exercise any right with respect to, or publicly disclose the intention of making any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating, any Merger Shares or any securities convertible into or exercisable or exchangeable for Merger Shares, from the closing of the merger until 180 days from the closing date of the merger. The lock-up agreements of Aaron Mendelsohn and Dean Baker will each exclude 30,000 shares of NPM common stock (or the equivalent amount of Merger Shares).

SECOND SIGHT EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of Second Sight’s named executive officers, or “NEOs” during 2021. As a smaller reporting company Second Sight is not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements.

The amounts represented in the “Option Awards” column reflect the aggregate grant date fair value of stock awards and option awards granted, calculated in accordance with ASC Topic 718, disregarding the estimate for forfeitures. The assumptions Second Sight used for calculating the grant date fair values are set forth in Note 9 of Notes to its consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and do not necessarily equate to the income that will ultimately be realized by the NEOs for such awards.

		Salary	Bonus	Option Awards	Other	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)
Scott Dunbar	2021	234,544	66,845	—	—	301,389
Acting Chief Executive Officer	2020	255,299	70,363	16,706	—	342,368
Edward Sedo	2021	155,000	44,175	—	—	199,175
Acting Chief Accounting Officer	2020	151,079	46,500	5,063	—	202,642
Edward Randolph	2021	275,000	91,438	—	—	366,438
Chief Operating Officer	2020	167,496	56,959	—	—	224,455
Jessy Dorn	2021	220,000	62,700	—	—	282,700
VP of Clinical Affairs	2020	233,988	66,000	36,041	—	336,029
(1)	Represents the amounts earned and payable as cash bonuses for the indicated year.
(2)	Represents the aggregate grant date fair value of stock option awards granted during the years shown as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. This calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions Second Sight used in valuing equity awards are described in Note 9 to its audited consolidated financial statements included in its Annual Report on Form 10-K, for the fiscal year ended December 31, 2021.

Narrative Disclosure to Summary Compensation Table

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table sets forth certain information concerning outstanding unexercised, unvested, and/or unearned equity awards that were held as of December 31, 2021 by Second Sight’s named executive officers. Unless otherwise noted, all awards expire 10 years after the grant date.

	OPTION AWARDS
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)
Jessy Dorn	04/01/2014	656	—		40.00
	03/25/2015	468	—		104.72
	05/15/2015	2,500	—		99.68
	01/14/2016	1,875	—		33.44
	01/21/2016	1,151	—		32.80
	01/18/2017	2,500	—		13.84
	01/02/2018	2,447	53	(1)	16.08
	01/23/2019	2,989	1.111	(1)	6.52
	06/04/2019	5,859	3,516	(1)	5.67
	02/12/2020	4,078	4,821	(1)	5.98
Scott Dunbar	03/01/2012	775	—		40.00
	04/01/2014	937	—		40.00
	09/26/2014	5,305	—		72.00
	03/25/2015	625	—		104.72
	01/21/2016	1,151	—		32.80
	01/18/2017	2,500	—		13.84
	01/02/2018	2,447	53	(1)	16.08
	01/23/2019	2,989	1,111	(1)	6.52
	02/12/2020	1,890	2,235	(1)	5.98
Edward Sedo	09/03/2015	1,250	—		72.08
	01/21/2016	156	—		32.80
	01/18/2017	625	—		13.84
	01/02/2018	458	10	(1)	16.08
	01/23/2019	911	339	(1)	6.52
	02/12/2020	572	678	(1)	5.98
(1)Vests over a four year term, with equal amounts vesting monthly, subject to continuous employment.

SECOND SIGHT DIRECTOR COMPENSATION

During 2021 Second Sight’s non-employee directors were compensated with an annual retainer of $35,000. These non-employee directors were paid their annual base compensation retainers for serving on the board and committees in cash on the first business day of every quarter. Second Sight’s non-employee director who serves as Audit Committee chair also receives $18,000 per year for their service as committee chair and non-chair committee members receive $8,000 per year. The retainer for the Compensation Committee chairman is $12,000 per year and the retainer for each other Compensation Committee member is $6,000 per year. The retainer for the Nominating and Governance Committee chairman is $10,000 per year and each other Nominating Committee member is $5,000 per year.

The table below sets forth information concerning compensation for services rendered by Second Sight’s non-employee directors the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Options ($)	Total ($)
Gregg Williams	54,000	—	54,000
Dean Baker	59,000	—	59,000
Alexandra Larson	35,000	—	35,000
Jonathan Will McGuire	35,000	—	35,000
Aaron Mendelsohn	59,000	—	59,000
Matthew Pfeffer	55,000	—	55,000

MATTERS BEING SUBMITTED TO A VOTE OF SECOND SIGHT’S SHAREHOLDERS

Proposal No. 1

Approval of the Merger and the Issuance of Common Stock in the Merger

At the Second Sight annual meeting, Second Sight’s shareholders will be asked to approve the Merger Agreement and the transactions contemplated thereby, including the merger, the issuance of Second Sight common stock to NPM’s shareholders pursuant to the Merger Agreement, and the change of control. Immediately following the merger, it is expected that NPM’s current shareholders, warrant holders, and option holders will own, or hold rights to acquire, approximately 77.32% of the Base Amount Common Stock of Second Sight, with current Second Sight shareholders, option holders, and warrant holders owning, or holding rights to acquire, approximately 22.68% of the Base Amount Common Stock of Second Sight.

The terms of, reasons for, and other aspects of the Merger Agreement, the merger, and the issuance of Second Sight common stock pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus.

Vote Required

Approval of this Proposal No. 1 requires the affirmative vote of a majority of the issued and outstanding shares of Second Sight common stock entitled to vote. Abstentions from voting on the proposal and broker non-votes will have the same effect as an “Against” vote. It is anticipated that Proposal No. 1 will be a non-discretionary proposal considered non-routine under the rules of NYSE.

Board Recommendation

SECOND SIGHT BOARD, BASED ON THE OPINION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT SECOND SIGHT’S SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, THE ISSUANCE OF SECOND SIGHT COMMON STOCK PURSUANT TO THE MERGER AGREEMENT, AND THE CHANGE OF CONTROL.

EACH OF PROPOSALS NOS. 1, 3, AND 5 ARE CONDITIONS TO THE MERGER AND THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF EACH OF PROPOSALS NOS. 1, 3, AND 5, SUBJECT TO THE RIGHT OF NPM TO WAIVE THE APPROVAL OF PROPOSALS NOS. 3 AND 5 AS CONDITIONS TO THE MERGER.

Proposal No. 2

Approval of an Amendment to the Restated Articles of Incorporation, as Amended, of Second Sight Effecting the Second Sight Reverse Stock Split

General

At the Second Sight annual meeting, Second Sight’s shareholders will be asked to approve an amendment to the Restated Articles of Incorporation of Second Sight, as amended, (the “Second Sight Articles”) to effect the Second Sight Reverse Stock Split. Upon the effectiveness of the amendment to the Second Sight Articles effecting the Second Sight Reverse Stock Split (the “split effective time”), the issued shares of Second Sight common stock immediately prior to the split effective time will be reclassified into a smaller number of shares within a range, as determined by the Second Sight Board, such that a shareholder of Second Sight will own one new share of Second Sight common stock for every 2 to 10 (or any number in between, including, to the extent permitted by applicable laws, fractional numbers) shares of issued common stock held by that shareholder immediately prior to the split effective time.

If Proposal No. 2 is approved, the decision as to whether to effect the Second Sight Reverse Stock Split will remain subject to the discretion of the Second Sight Board to abandon such amendment to the Second Sight Articles. If this proposal is approved, the Second Sight Board may decide not to effect the Reverse Split if it determines that it is not in the best interests of Second Sight to do so.

The Second Sight Board will not need to seek re-approval of the Reverse Split for any delay in implementing the Second Sight Reverse Stock Split unless twelve months have passed from the date of the Second Sight annual meeting (the “Authorized Period”). If the Second Sight Board determines to implement the Second Sight Reverse Stock Split, it will become effective upon filing an amendment to the Restated Articles of Incorporation, as amended, with the Secretary of State of the State of California or at such later date specified therein.

The Second Sight Board may effect only one reverse stock split in connection with this Proposal No. 2. The Second Sight Board’s decision will be based on a number of factors, including market conditions, existing and expected trading prices for Second Sight common stock, and the listing requirements of Nasdaq. The Second Sight Reverse Stock Split may be effected by the Second Sight Board prior to the merger.

The form of the amendment to the Second Sight Articles to effect the Second Sight Reverse Stock Split, as more fully described below and set forth in Annex D to this proxy statement/prospectus, will effect the Second Sight Reverse Stock Split but will not change the number of authorized shares of common stock or preferred stock, or the par value of Second Sight common stock or preferred stock.

Purpose

Second Sight Board approved the proposal approving the amendment to the Second Sight Articles effecting the Second Sight Reverse Stock Split for the following reasons:

●	Second Sight Board believes effecting the Second Sight Reverse Stock Split may be an effective means of avoiding a delisting of Second Sight common stock from Nasdaq in the future;
●	Second Sight Board believes that the Second Sight Reverse Stock Split will result in a number of authorized but unissued shares of Second Sight common stock sufficient for future issuances of Second Sight common stock without the necessity to increase the number of authorized shares of Second Sight common stock;
●	Second Sight Board believes that the Second Sight Reverse Stock Split may be beneficial in connection with the consummation of the merger;
●	Second Sight Board believes a higher stock price may help generate investor interest in Second Sight and attract new categories of investors;
●	Second Sight Board believes a higher stock price may help Second Sight attract and retain employees, whether the merger occurs or not; and

●	Second Sight Board believes the Second Sight Reverse Stock Split may be necessary in the event the merger does not occur and the failure to consummate the merger triggers a negative market reaction.

Additionally, if the Second Sight Reverse Stock Split successfully increases the per share price of Second Sight common stock, Second Sight Board believes this increase may increase trading volume in Second Sight common stock and facilitate future financings by Second Sight.

Nasdaq Requirements for Listing on Nasdaq

Second Sight common stock is quoted on Nasdaq under the symbol “EYES.”

The Second Sight Reverse Stock Split, if implemented, would potentially increase the market price of the Second Sight common stock, whether the merger is consummated or not. Second Sight has a history of deficiency notices from Nasdaq in connection with its failure to meet the minimum bid price rule requirements of the Nasdaq Listing Rules for 30 consecutive business days. Such notices were received from the Nasdaq listing qualifications staff on January 25, 2019, and October 1, 2020. In the event the merger is not consummated, we expect a negative market reaction that may be exacerbated by inevitable closing price fluctuations that historically occurred to Second Sight common stock.

Additionally, Second Sight intends to file an initial listing application with Nasdaq to seek listing on Nasdaq upon the closing of the merger. According to the Nasdaq Listing Rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. Accordingly, the listing standards of Nasdaq will require Second Sight to have, among other things, a $4.00 per share minimum bid price upon the closing of the merger.

One of the effects of the Second Sight Reverse Stock Split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Second Sight Board being able to issue more shares without further shareholder approval. For example, before the Second Sight Reverse Stock Split, Second Sight’s authorized but unissued shares immediately prior to the closing of the merger would be approximately 260,410,221 compared to shares issued of approximately 39,589,779. If Second Sight effects the Second Sight Reverse Stock Split using a 1:10 ratio, its authorized but unissued shares immediately prior to the closing of the merger would be approximately 296,041,022 compared to shares issued of approximately 3,958,978. The Second Sight Reverse Stock Split will not affect the number of authorized shares of Second Sight common stock which will continue to be authorized pursuant to the Second Sight Articles.

Potential Increased Investor Interest

On June 15, 2022, Second Sight common stock closed at $2.14 per share. An investment in Second Sight common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, Second Sight Board believes that most investment funds are reluctant to invest in lower priced stocks.

Potential Risks

There are risks associated with the Second Sight Reverse Stock Split, including that the Second Sight Reverse Stock Split may not result in an increase in the per share price of Second Sight common stock.

Second Sight cannot predict whether the Second Sight Reverse Stock Split will increase the market price for Second Sight common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share of Second Sight common stock after the Second Sight Reverse Stock Split will rise in proportion to the reduction in the number of shares of Second Sight common stock outstanding before the Second Sight Reverse Stock Split;
●	the Second Sight Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

●	the Second Sight Reverse Stock Split will result in a per share price that will increase the ability of Second Sight to attract and retain employees; or
●	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq for continued listing, or that Second Sight will otherwise meet the requirements of Nasdaq for inclusion for trading on Nasdaq, including the $4.00 minimum bid price upon the closing of the merger.

The market price of Second Sight common stock will also be based on performance of Second Sight and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Second Sight common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Second Sight may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Second Sight common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

More details on the risks associated with the Second Sight Reverse Stock Split can be found in the Subsection titled “Risk Factors — Risks Related to the Reverse Stock Split.”

Principal Effects of the Reverse Stock Split

The amendment to the Second Sight Articles effecting the Second Sight Reverse Stock Split is set forth in Annex D to this proxy statement/prospectus.

The Second Sight Reverse Stock Split will be effected simultaneously for all outstanding shares of Second Sight common stock. The Second Sight Reverse Stock Split will affect all of Second Sight’s shareholders uniformly and will not affect any shareholder’s percentage ownership interest in Second Sight, except to the extent that the Second Sight Reverse Stock Split results in any of Second Sight’s shareholders owning a fractional share. Shares of Second Sight common stock issued pursuant to the Second Sight Reverse Stock Split will remain fully paid and nonassessable. The Second Sight Reverse Stock Split does not affect the total proportionate ownership of Second Sight following the merger. The Second Sight Reverse Stock Split will not affect Second Sight continuing to be subject to the periodic reporting requirements of the Exchange Act.

Procedure for Effecting the Second Sight Reverse Stock Split and Exchange of Stock Certificates

If Second Sight’s shareholders approve the amendment to the Second Sight Articles effecting the Second Sight Reverse Stock Split, and if Second Sight Board still believes that a reverse stock split is in the best interests of Second Sight and its shareholders, Second Sight will file the amendment to the Second Sight Articles with the Secretary of State of the State of California at such time as Second Sight Board has determined to be the appropriate split effective time. Second Sight Board may delay effecting the reverse stock split without resoliciting shareholder approval during the Authorized Period. As soon as practicable after the split effective time, Second Sight’s shareholders will be notified that the Second Sight Reverse Stock Split has been affected.

Shares Held in Book-Entry

Beginning at the split effective time, each book-entry representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares. If you hold registered shares of Second Sight common stock in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares of Second Sight common stock in registered book-entry form or your cash payment in lieu of fractional shares, if applicable. If you are entitled to post-reverse stock split shares of Second Sight common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the split effective time indicating the number of shares of Second Sight common stock you hold. In addition, if you are entitled to a payment of cash in lieu of fractional shares, a check will be mailed to you at your registered address as soon as practicable after the split effective time. By signing and cashing this check, you will warrant that you owned the shares of Second Stock common stock for which you received a cash payment.

Beginning at the split effective time, Second Sight intends to treat shareholders holding shares of Second Sight common stock in “street name” (that is, through a broker, bank, or other holder of record) in the same manner as registered shareholders whose shares of Second Sight common stock are registered in their names. Brokers, banks or other holders of record will be instructed to effect the Second Sight Reverse Stock Split for their beneficial holders holding shares of Second Sight common stock in “street name,” however, these brokers, banks or other holders of record may apply their own specific procedures for processing the Second Sight Reverse Stock Split. If you hold your shares of Second Sight common stock with a broker, bank, or other holder of record, and you have any questions in this regard, we encourage you to contact your holder of record.

Shares Held in Certificated Form

Second Sight expects that the Second Sight transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent book-entry shares representing pre-split shares held in certificated form in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Second Sight. The certificates reflecting the post-split shares will also reflect the Second Sight Name Change, if it occurs. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. The exchange process will be additionally governed by the Second Sight transfer agent procedures. Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

No fractional shares will be issued in connection with the Second Sight Reverse Stock Split. Shareholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the shareholder would otherwise be entitled multiplied by the closing price of the common stock on Nasdaq on the date immediately preceding the split effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

By approving the amendment to the Second Sight Articles effecting the Second Sight Reverse Stock Split, shareholders will be approving the combination of 2 to 10 shares of Second Sight common stock, as determined by the Second Sight Board, into one share of Second Sight common stock.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where Second Sight is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the split effective time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Second Sight or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Second Sight Board or contemplating a tender offer or other transaction for the combination of Second Sight with another company, the Second Sight Reverse Stock Split proposal is not being proposed in response to any effort of which Second Sight is aware to accumulate shares of Second Sight common stock or obtain control of Second Sight, other than in connection with the merger, nor is it part of a plan by management to recommend a series of similar amendments to Second Sight Board and shareholders. Other than the proposals being submitted to Second Sight’s shareholders for their consideration at the Second Sight annual meeting, Second Sight Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Second Sight. For more information, please see the section entitled “Description of Second Sight’s Capital Stock — Anti-Takeover Effects of California Law.”

Material U.S. Federal Income Tax Consequences of the Second Sight Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the Second Sight Reverse Stock Split to Second Sight U.S. Holders, but does not purport to be a complete analysis of all potential tax consequences that may be relevant to Second Sight U.S. Holders. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Second Sight U.S. Holder. Second Sight has not sought and does not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the Second Sight Reverse Stock Split.

This discussion is limited to Second Sight U.S. Holders that hold Second Sight common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a Second Sight U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Second Sight U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;
●	Second Sight U.S. Holders whose functional currency is not the U.S. dollar;
●	persons holding Second Sight common stock as part of a hedge, wash sale, synthetic security, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies, other financial institutions or mutual funds;
●	real estate investment trusts or regulated investment companies;
●	brokers, dealers or traders in securities;
●	persons for whom Second Sight common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax
●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Second Sight common stock being taken into account in an “applicable financial statement” (as defined in the Code);
●	persons deemed to sell Second Sight common stock under the constructive sale provisions of the Code;
●	persons who hold or received Second Sight common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
●	tax-qualified retirement plans;
●	traders in securities who elect to apply a mark-to-market method of accounting; and
●	persons who acquired their shares of Second Sight common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds Second Sight common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Second Sight common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE SECOND SIGHT REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a Second Sight U.S. Holder is a beneficial owner of Second Sight common stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;
●	a corporation or any other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) was in existence on August 20, 1996, and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Second Sight Reverse Stock Split

Second Sight intends to treat the Second Sight Reverse Stock Split as a “recapitalization” for U.S. federal income tax purposes within the meaning of Section 368(a). Assuming the Second Sight Reverse Stock Split qualifies as a recapitalization within the meaning of Section 368(a), a Second Sight U.S. Holder will not recognize gain or loss upon the Second Sight Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Second Sight common stock, as discussed below. A Second Sight U.S. Holder’s aggregate tax basis in the shares of Second Sight common stock received pursuant to the Second Sight Reverse Stock Split should equal the aggregate tax basis of the shares of Second Sight common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Second Sight common stock), and such Second Sight U.S. Holder’s holding period in the shares of Second Sight common stock received should include the holding period in the shares of Second Sight common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Second Sight common stock surrendered to the shares of Second Sight common stock received pursuant to the Second Sight Reverse Stock Split. Holders of shares of Second Sight common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A Second Sight U.S. Holder that receives cash in lieu of a fractional share of Second Sight common stock pursuant to the Second Sight Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the Second Sight U.S. Holder’s tax basis in the shares of Second Sight common stock surrendered that is allocated to such fractional share of Second Sight common stock. Such capital gain or loss should be long-term capital gain or loss if the Second Sight U.S. Holder’s holding period for Second Sight common stock surrendered exceeded one year at the effective time of the Second Sight Reverse Stock Split.

Information Reporting and Backup Withholding

A Second Sight U.S. Holder may be subject to information reporting and backup withholding when such holder receives cash in lieu of fractional shares of Second Sight common stock in the Second Sight Reverse Stock Split. Certain Second Sight U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A Second Sight U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

●	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
●	the holder furnishes an incorrect taxpayer identification number;
●	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
●	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Second Sight U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Second Sight U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Vote Required

Approval of this Proposal No. 2 requires the affirmative vote of a majority of the issued and outstanding shares of Second Sight common stock entitled to vote on the record date of the Second Sight annual meeting. Abstentions from voting on the proposal will have the same effect as an “Against” vote. It is anticipated that Proposal No. 2 will be a discretionary proposal considered routine under the rules of the NYSE. Broker non-votes are not expected.

Board Recommendation

SECOND SIGHT BOARD RECOMMENDS THAT SECOND SIGHT’S SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO THE SECOND SIGHT ARTICLES TO EFFECT THE SECOND SIGHT REVERSE STOCK SPLIT.

Proposal No. 3

Approval of an Amendment to the Restated Articles of Incorporation, as Amended, of Second Sight

Effecting the Second Sight Name Change

General

At the Second Sight annual meeting, Second Sight’s shareholders will be asked to approve an amendment to the “Second Sight Articles” to effect the change the name of Second Sight from “Second Sight Medical Products, Inc.” to “Vivani Medical, Inc.” The Board, based on the opinion of the Special Committee, believes that it is in the Second Sight’s and its shareholders’ best interests to effect the Second Sight Name Change.

Purpose

As discussed in this proxy statement/prospectus, in the event the merger is completed, the transaction will result in the combination of two distinct brands that are believed to be known in the industry. In addition to enhancement of the continuing recognition of the Second Sight and NPM brands, Second Sight and NPM intend to introduce a new brand that would combine the previous businesses under its aegis and would additionally allow the combined company to expand its business in various strategic directions. Second Sight and NPM conducted significant market research regarding the choice and use of the new name: Vivani Medical, Inc.

The Second Sight Name Change recognizes and celebrates the substantial brand legacies established by both Second Sight and NPM and does not manifest the intention to abandon any intellectual property associated in connection therewith.

Principal Effects of the Amendment

The amendment to the Second Sight Articles effecting the Second Sight Name Change is set forth in Annex E to this proxy statement/prospectus. The following is the text of the proposed Amendment to Article I of the Second Sight Articles:

“The name of the corporation is Vivani Medical, Inc.”

If approved, the amendment to effect the Second Sight Name Change will become effective upon filing an amendment to the Second Sight Articles with the Secretary of State of the State of California, which is anticipated to occur at the effective time of the merger.

If the Second Sight Name Change becomes effective, the rights of Second Sight shareholders holding shares of Second Sight common stock and the number of shares will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates or book-entry shares, nor will it be necessary for shareholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Any new stock certificates that are issued after the name change becomes effective will bear the name Vivani Medical, Inc.

Following the Second Sight Name Change, Second Sight’s common stock will be listed on the Nasdaq Capital Market following the closing of the merger under the trading symbol “VANI.”

Vote Required

Approval of this Proposal No. 3 requires the affirmative vote of a majority of the issued and outstanding shares of Second Sight common stock entitled to vote on the record date of the Second Sight annual meeting. Abstentions from voting on the proposal and broker non-votes will have the same effect as an “Against” vote. It is anticipated that Proposal No. 3 will be a discretionary proposal considered routine under the rules of the NYSE. Broker non-votes are not expected.

Board Recommendation

SECOND SIGHT BOARD, BASED ON THE OPINION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT SECOND SIGHT’S SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE AMENDMENT TO THE SECOND SIGHT ARTICLES TO EFFECT THE SECOND SIGHT NAME CHANGE.

EACH OF PROPOSALS NOS. 1, 3, AND 5 ARE CONDITIONS TO THE MERGER AND THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF EACH OF PROPOSALS NOS. 1, 3, AND 5, SUBJECT TO THE RIGHT OF NPM TO WAIVE THE APPROVAL OF PROPOSALS NOS. 3 AND 5 AS CONDITIONS TO THE MERGER.

Proposal No. 4

Election of Directors8

Nominees for Election

Second Sight directors are elected at each annual meeting of shareholders. At the annual Second Sight shareholder meeting, Second Sight shareholders will vote on the election of six directors to serve until the 2023 annual meeting of shareholders and until their successors are elected and qualified, provide that the successors may be elected or qualified as a result of the Merger.

The Second Sight Board has unanimously nominated six (6) directors all of whom are presently members of the Second Sight Board: Gregg Williams, Dean Baker, Alexandra Larson, Jonathan Will McGuire, Aaron Mendelsohn, and Matthew Pfeffer. Although two of Second Sight’s current directors and director nominees for the purpose of Second Sight shareholder meeting, Jonathan Will McGuire and Matthew Pfeffer, are expected to resign at the effective time of the Merger, in the event the Merger does not occur, the entirety of the director nominees will serve. If any nominee is unable or declines to stand for election, which circumstance Second Sight does not anticipate, the Second Sight Board may designate a substitute. In such event occurs, however, shares represented by proxies may be voted for a substitute nominee.

Second Sight director qualifications and diversity guidelines contained in the Second Sight Nominating and Governance Committee Charter contain certain membership criteria that apply to nominees recommended for a position on the Second Sight Board. The Second Sight Board may consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. Second Sight has no formal policy regarding Board diversity. The Second Sight Board’s priority in selecting Board members is identification of persons who will further the interests of Second Sight’s shareholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy.

The Second Sight Board believes that all the nominees named below are highly qualified and have the skills and experience required for effective service on the Second Sight Board. The nominees’ individual biographies below contain information about their experience, qualifications and skills that led the Second Sight Board to nominate them:

Name, Current Position and Occupation	Year First Became Director	Age	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee
Gregg Williams, Chairman of the Board	2009	63	Yes	✓ (2)	✓	✓
Dean Baker, Director	2021	79	Yes	Chairman	✓
Alexandra Larson, Director	2021	42	Yes			✓
Jonathan Will McGuire, Director	2015	59	No
Aaron Mendelsohn, Director	1998	71	Yes	✓	✓	Chairman
Matthew Pfeffer, Director (1)	2015	65	Yes	✓ (2)	Chairman
(1)	Mr. Pfeffer was appointed acting Chief Executive Officer of Second Sight on March 27, 2020 after Gregg Williams served briefly as acting Chief Executive Officer from March 8, 2020 to March 27, 2020, following Mr. McGuire’s resignation as chief executive officer and resigned as Acting Chief Executive Officer effective March 26, 2021. He has since that date in accord with the Nasdaq Listing Rules resumed his status as an independent director.
(2)	Audit Committee Financial Expert.

8To discuss which directors to approve

Gregg Williams, Chairman of the Second Sight Board

Mr. Williams has served as a member of the Second Sight Board since June 2009 and was appointed Chairman of the Second Sight Board in March 2018. Mr. Williams is the Chairman, President, and Chief Executive Officer at Williams International Co., LLC (“Williams International”) (www.williams-int.com), a leading developer and manufacturer of gas turbine engines and one of the largest privately owned companies in the aviation industry, positions he has held since July 1999. Previously, Mr. Williams held several key managerial positions within Williams International including serving as its President and Chief Operating Officer, Vice President, Advanced Technology, Director, Program Management and Director, Engineering. In addition, Mr. Williams is Chairman and majority owner of Ramos Arizpe Manufacturing (www.ram-mx.com), a high volume automotive engine parts manufacturing company located in Mexico. Mr. Williams also is a member of the board of directors of Nano Precision Medical, Inc. (www.nanoprecisionmedical.com), a drug delivery company working in nanotechnology. Mr. Williams received a Bachelor of Science in Mechanical Engineering from the University of Utah and holds numerous patents related to gas turbine engines, turbo machinery, rocket engines and control systems. He is a board member of General Aviation Manufacturers Association and former member of the Henry Ford Hospital Board.

The Second Sight Board believes Mr. Williams is qualified to serve on the Second Sight Board due to his business and senior management experience, extensive knowledge of Second Sight’s operations and deep background in technology-focused manufacturing companies which is highly relevant to Second Sight.

Dean Baker, Director

Dr. Baker has served on the Board of Directors of Nano Precision Medical, Inc., a drug delivery company working in nanotechnology, since 2013 and on the Board of Directors of Transonic Imaging, a medical imaging startup, since 2018. Mr. Baker served on the Board of Directors of Advanced Bionics, a global leader in developing advanced cochlear implant systems, prior to its sale to Boston Scientific, a manufacturer of medical devices. In addition, he was the founding director of the Alfred E. Mann Institute for Biomedical Engineering at USC, and served for nine years on the Board of Directors (including serving on compensation, audit, and governance committees) for Semtech, a publicly traded semiconductor company. Dr. Baker was also a vice president of Northrop Grumman, a multinational aerospace and defense technology company, for 16 years from 1983 to 1999 including overseeing a division with $1 billion in annual sales.

The Second Sight Board believes Dr. Baker is qualified to serve on Second Sight’s board of directors because of his experience as a director on multiple boards and his scientific background.

Alexandra Larson, Director

Ms. Larson serves as Vice President and General Counsel of Williams International, a privately-held designer and manufacturer in the aerospace and defense industry, since January 2019. Prior to Williams International, from 2013 to January 2019, Ms. Larson was Legal Director and Associate General Counsel at Amcor, a global packaging company. Ms. Larson also served as Corporate Counsel at Compuware Corporation, a software company with products aimed at the information technology departments of large businesses, from 2012 to 2013, and Associate in the mergers & acquisitions practice of the global law firm Baker and McKenzie, in its New York office, from 2008 to 2012. Ms. Larson has worked at the New York Stock Exchange and the United States Department of Justice, Antitrust Division. Ms. Larson is a graduate of the University of Michigan Law School (Ann Arbor), Hamilton College in Clinton, New York, and the University of Tennessee, Knoxville Haslam College of Business’s Aerospace & Defense MBA Program.

The Second Sight Board believes Ms. Larson is qualified to serve on the Second Sight Board due to her legal experience and leadership skills.

Jonathan Will McGuire, Director

Mr. McGuire has served as Chief Executive Officer and member of the board of directors of RA Medical Systems, a medical device company, since 2020. Prior to that, Mr. McGuire served asSecond Sight President and Chief Executive Officer from August 2015 to March 2020. Prior to that, Mr. McGuire served at Volcano Corporation, where he was President of Americas Commercial since 2014 and prior to that, Senior Vice President and General Manager of Coronary Imaging, Systems and Program Management since 2013. Volcano, a global leader in intravascular imaging for coronary and peripheral applications and physiology, was acquired by Royal Philips in February 2015. Before joining Volcano, Mr. McGuire served as Vice President and General Manager of Patient Monitoring at Covidien, a global health care products company, in 2012. He previously served as President and Chief Executive Officer of AtheroMed, Inc., a venture capital-backed peripheral atherectomy company, from 2010 to 2012. From 2005 to 2010, he was Chief Operating Officer at Spectranetics Corporation, a publicly-traded medical device company. In addition,

Mr. McGuire held various positions at Guidant Corporation, a manufacturer of cardiovascular medical products, from 1998 to 2005 including General Manager of Guidant Latin America; Director of U.S. Marketing for Vascular Intervention (VI); Director of Global Marketing for VI; and, Production Manager for Coronary Stents. From 1995 to 1996, Mr. McGuire held positions in Finance and Production at IVAC Medical Systems, a manufacturer of infusion therapy products. A graduate of the Georgia Institute of Technology, Mr. McGuire received his M.B.A. from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

The Second Sight Board believes Mr. McGuire is qualified to serve on the Second Sight Board because of his leadership, senior management history, experience in the medical device industry and deep knowledge of Second Sight’s affairs.

Aaron Mendelsohn, Director

Mr. Mendelsohn is a founder and has served as a director of Second Sight since its inception in 2003. Mr. Mendelsohn served on the board of Advanced Bionics, a global leader in developing advanced cochlear implant systems, since shortly after its founding in 1993 until its sale in 2004 to Boston Scientific Corp. Mr. Mendelsohn was also a founder and director of Medical Research Group, Inc., a company that designed and manufactured implantable technologies primarily for the treatment of diabetes, from its inception in 1998 until its sale in 2001 to Medtronic, Inc. Mr. Mendelsohn previously served on the board of directors for the Alfred E. Mann Institute for Biomedical Engineering at the University of Southern California since its inception in 1998 until 2016. He is also a founder and director of Nano Precision Medical, Inc., a drug delivery company working in nanotechnology, where he has served since 2011. Mr. Mendelsohn is a founder and has served as Chairman of the Maestro Foundation since it was organized in 1983. The Maestro Foundation is a leading non-profit musical philanthropic organization which hosts a premier chamber music series and lends professional-level instruments and bows to young, career-bound classical musicians. Mr. Mendelsohn received his B.A. from UCLA and J.D. from Loyola University School of Law Los Angeles.

The Second Sight Board believes that Mr. Mendelsohn’s business experience, including his experience as a founder, board member and executive officer of medical device companies, combined with his financial experience, business acumen, and judgment provide Second Sight board of directors with valuable managerial and operational expertise and leadership skills making him well qualified to continue serving as one ofSecond Sight directors.

Matthew Pfeffer, Director

Mr. Pfeffer has served as a member of the Second Sight Board since 2015. Mr. Pfeffer served as acting chief executive officer of Second Sight from March 27, 2020 to March 26, 2021. Mr. Pfeffer served as a member of the board of directors of MannKind Corporation, a biopharmaceutical company, from January 2016 through October 2017, and served as a special adviser to that company from November 2017 through February 2019. He served as Chief Executive Officer and Chief Financial Officer of MannKind from January 2016 through May 2017, and as Corporate Vice President and Chief Financial Officer of MannKind from April 2008 until January 2016. Previously, Mr. Pfeffer served as Chief Financial Officer and Senior Vice President of Finance and Administration of VaxGen, Inc., a biopharmaceutical company, from March 2006 until April 2008, with responsibility for finance, tax, treasury, human resources, information technology, purchasing and facilities functions. Prior to VaxGen, Mr. Pfeffer served as Chief Financial Officer of Cell Genesys, Inc., a biotechnology company from 1995 to 2005. During his tenure at Cell Genesys, Mr. Pfeffer served as Director of Finance before being named Chief Financial Officer. Prior to that, Mr. Pfeffer served in a variety of financial management positions at other companies, including roles as Corporate Controller from 1993 to 1995 and Manager of Internal Audit from 1989 to 1992. Before that, he served as Manager of Financial Reporting and Consolidations at ComputerLand Corporation a leading retailer of computer systems and related products. Mr. Pfeffer began his career at PricewaterhouseCoopers, a multinational professional services network where he worked in the auditing and consulting organizations from 1981 to 1987. Mr. Pfeffer graduated from the University of California, Berkeley, and is a Certified Public Accountant.

The Second Sight Board believes that Mr. Pfeffer’s senior executive, financial and accounting experience together with his deep knowledge of Second Sight’s affairs make him well qualified to continue serving as one of Second Sight directors.

Executive Officers

The following table sets forth certain information regarding Second Sight executive officers:

Name of Individual	Age	Position and Office
Scott Dunbar(1)	65	Acting Chief Executive Officer
Jessy Dorn	46	Vice President of Clinical and Scientific Affairs
Edward Randolph	64	Chief Operating Officer
Edward Sedo(2)	66	Acting Chief Accounting Officer
(1)	Mr. Dunbar was named Acting Chief Executive Officer of Second Sight effective March 2021.
(2)	Mr. Sedo was named Acting Chief Accounting Officer of Second Sight effective September 2020.

Second Sight executive officers are appointed by, and serve at the discretion of, the Second Sight Board. The business experience for the past five years, and in some instances, for prior years, of each of Second Sight executive officers is as follows:

Scott Dunbar

Mr. Dunbar, 65, has served Second Sight for 20 years as Patent Counsel, Senior Patent Counsel, and Senior Patent Counsel and Compliance Officer. He was named Acting CEO by the Board on March 26, 2021. Prior to Second Sight, in 2000 he was Of Counsel at Katten Muchin and Zavis (now Katten Muchin and Rosenman), a law firm, during 1999 he was Of Counsel at Fitch Even Tabin and Flannery, a law firm, from 1997 to 1999 he was Patent Counsel at Packard Bell, a computer manufacturing brand, and from 1987 to 1997 he was Patent Counsel at Zenith Data Systems, a computer company. Mr. Dunbar received a Juris Doctor from the John Marshall Law School, a Master of Science in Computer Science from Illinois Institute of Technology and a BA in Music from DePauw University.

Jessy Dorn

Dr . Dorn, 46, joined Second Sight in November 2006. As Vice President of Clinical and Scientific Affairs, she leads the effort to understand and improve the artificial vision created by the Orion and Argus II Systems. Her work encompasses clinical research strategy, principles of neurostimulation, low vision outcome measures, and human visual psychophysics. Prior to joining Second Sight she worked as an Assistant Curator at the California Science Center, a state agency and museum, from 2004 to 2006; as a freelance science editor in 2003, and as a technical writer in 2001. She received her Ph.D. in Neuroscience from UCLA, studying primate visual cortex, and her BA in Biology from the University of Chicago.

Edward Randolph

Mr. Randolph, 64, has served as Vice President, Operations since September 14, 2020 and served as our Vice President of Manufacturing since 2007. From 2003 to 2007, Mr. Randolph was Director of Manufacturing Engineering at Boston Scientific Corp., a worldwide manufacturer of medical devices and products. From 2001 to 2003, Mr. Randolph was a Director of Manufacturing Engineering at Cygnus, Inc., a manufacturer of non-invasive transdermal drug delivery systems. Mr. Randolph received his Master of Science in Engineering from Stanford University and his Bachelor of Science in Architecture from Massachusetts Institute of Technology.

Edward Sedo

Edward Sedo, 66, has served as our Acting Chief Accounting Officer since September 2020. Prior to that Mr. Sedo served as our Manager of Financial Reporting since February 2015. Prior to that Mr. Sedo served as Assistant Controller at Calavo Growers a publicly-traded produce company from March 2008 to November 2014. Mr. Sedo served as the VP, Financial Reporting at Countrywide Financial Corporation a publicly-traded mortgage company, from December 2004 to March 2008. Mr. Sedo is a Certified Public Accountant and holds a BBA in accounting from the University of Michigan-Dearborn.

Family Relationships

There are no family relationships among any of Second Sight’s directors and executive officers.

Corporate Governance of Second Sight

The Board of Directors and Its Committees

Second Sight business, property and affairs are managed by, or under the direction of, the Second Sight Board, in accordance with the California Corporations Code and Second Sight Bylaws. Members of the Second Sight Board are kept informed of Second Sight business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management, and by participating in regular and special meetings of the Board and its Committees.

Shareholders may communicate with the members of the Second Sight Board, either individually or collectively, or with any independent directors as a group by writing to the Second Sight Board at 13170 Telfair Avenue, Sylmar, California 91342. These communications will be reviewed by the office of the Corporate Secretary who, depending on the subject matter, will (a) forward the communication to the director or directors to whom it is addressed or who is responsible for the topic matter, (b) attempt to address the inquiry directly (for example, where it is a request for publicly available information or a stock related matter that does not require the attention of a director), or (c) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each meeting of the Nominating and Governance Committee, the Corporate Secretary presents a summary of communications received and will make those communications available to any director upon request.

Independence of Directors

The Nasdaq Listing Rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of the Second Sight Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Second Sight Board, or any other committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

The Second Sight Board has reviewed the composition of the Second Sight Board and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Second Sight Board has determined that each of the directors currently serving on the Board with the exception of Will McGuire, who was employed as Second Sight Chief Executive Officer and President until March 27, 2020 are independent directors under the Nasdaq Listing Rules. The Second Sight Board also determined that the directors who serve on Second Sight audit committee, Second Sight compensation committee, and Second Sight nominating, and corporate governance committee satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determinations, the Second Sight Board considered the relationships that each such non-employee director has with Second Sight and all other facts and circumstances the Second Sight Board deemed relevant in determining independence, including the beneficial ownership of Second Sight capital stock by each non-employee director.

Board Meetings and Committees of Second Sight Board of Directors

The Second Sight Board has three standing committees each of which has the composition described below and responsibilities that satisfy the independence standards of the Securities Exchange and the Nasdaq Listing Rules:

(i)	the Audit Committee,
(ii)	the Compensation Committee, and
(iii)	the Nominating and Governance Committee.

Mr. Dean Baker was Chairman of the Audit Committee, Mr. Matthew Pfeffer was Chairman of the Compensation Committee, and Mr. Aaron Mendelsohn was Chairman of the Nominating and Governance Committee. During the year ended December 31, 2021, the Second Sight Board held 22 meetings, the Audit Committee held four meetings, the Compensation Committee held one meeting, and the Nominating and Governance Committee held no meetings. Each of Second Sight directors attended at least 75% of the combined Board meetings and meetings of the Second Sight Board committee(s) of which he or she is a member.

Each of the above committees has a written charter approved by the Second Sight Board. Copies of each charter are posted on the investor relations section of Second Sight website www.secondsight.com. Each of the committees reports to the Second Sight Board as such committee deems appropriate and as the Second Sight Board may request. Members serve on these committees until their resignation or until otherwise determined by the Second Sight Board. In addition, from time to time, special committees may be established under the direction of the Second Sight Board when necessary to address specific issues. For instance, the Special Committee was created in connection with the Merger Agreement. See Related Party Transactions of Directors and Executive Officers of Second Sight.

Audit Committee

The Audit Committee is comprised of Matthew Pfeffer, Gregg Williams, Aaron Mendelsohn, and Dean Baker four non-employee directors, each of whom are “independent” as defined under section 5605(a)(2) of the Nasdaq Listing Rules. Mr. Baker served as chair of the Audit Committee. In addition, the Board has determined that both Mr. Pfeffer and Mr. Williams qualify as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act. The Audit Committee’s responsibilities include:

●	overseeing management’s preparation of Second Sight financial statements and management’s conduct of the accounting and financial reporting processes;
●	overseeing management’s maintenance of internal controls and procedures for financial reporting;
●	overseeing Second Sight compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;
●	selecting a firm to serve as the independent registered public accounting firm to audit Second Sight financial statements
●	overseeing the independent auditor’s qualifications and independence;
●	overseeing the performance of the independent auditors, including the annual independent audit of Second Sight financial statements;
●	preparing the report required by the rules of the SEC to be included in Second Sight Proxy Statement; and
●	discharging such duties and responsibilities as may be required of the Audit Committee by the provisions of applicable law, rule or regulation.

A copy of the charter of the Audit Committee is available on Second Sight website at www.secondsight.com (under “Investors – Corporate Governance”).

Compensation Committee

The Compensation Committee consisted of Aaron Mendelsohn, Gregg Williams, Dean Baker and Matthew Pfeffer, four non-employee directors, each of whom Second Sight deemed to be “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules. The role of the Compensation Committee is, among other responsibilities, to:

●	review annually Second Sight’s overall compensation strategy, including base salary, incentive compensation and equity-based grants, to assure that it promotes stockholder interests and supports Second Sight’s strategic and tactical objectives;
●	review annually and approve the factors to be considered in determining the compensation of the Chief Executive Officer of Second Sight and Second Sight’s other “executive officers;”

●	review, approve and recommend to the Board the annual compensation (base salary, bonus, equity compensation and other benefits) for all of Second Sight executives;
●	review, approve and recommend to the Board the aggregate number of equity awards to be granted to employees below the executive level;
●	oversee Second Sight’s compliance with regulatory requirements associated with compensation matters; and
●	review and issue recommendations on compensation matters disclosure in Second Sight’s Annual Reports on Form 10-K, proxy statements, information statements, and other documents filed with the SEC.

A copy of the charter of the Compensation Committee is available on Second Sight website at www.secondsight.com (under “Investors – Corporate Governance”).

The Compensation Committee may form and delegate a subcommittee consisting of one or more members to perform the functions of the Compensation Committee. The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels or assist in the evaluation of director, President/Chief Executive Officer or senior executive compensation, including sole authority to approve the fees of any expert or consultant and other retention terms. In addition, the Compensation Committee considers, but is not bound by, the recommendations of Second Sight Chief Executive Officer with respect to the compensation packages of Second Sight other executive officers.

Nominating and Governance Committee

The Nominating and Governance Committee consisted of Alexandra Larson, Aaron Mendelsohn and Gregg Williams, three non-employee directors, each of whom were deemed to be “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules. The Nominating and Governance Committee held no meetings during 2021. The role of the Nominating and Governance Committee is to:

●	evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;
●	determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;
●	establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to Second Sight, Second Sight management, and operations;
●	review planning for succession to the position of Chairman of the Board and Chief Executive Officer and other senior management positions;
●	annually recommend to the Board persons to be nominated for election as directors;
●	recommend to the Board the members of all standing Committees;
●	adopt or develop for Board consideration corporate governance principles and policies; and
●	periodically review and report to the Board on the effectiveness of corporate governance procedures and the Board as a governing body.

A copy of the charter of the Nominating and Governance Committee is available on Second Sight website www.secondsight.com (under “Investors – Corporate Governance”).

Director Qualifications and Diversity

The Second Sight Board is currently chaired by Gregg Williams. The Second Sight Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Second Sight Board believes it is in Second Sight best interest to make that determination based on Second Sight position and direction and the membership of the Board of Directors. The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions who each will represent the best interests of Second Sight and its shareholders. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields. The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in medical devices, biotechnology, intellectual property, early-stage technology companies, research and development, strategic planning, business development, compensation, finance, accounting or banking.

The Second Sight Board believes that the directors nominated collectively have the experience and skills effectively to oversee the management of Second Sight, including a high level of personal and professional integrity, an ability to exercise sound business judgement on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing Second Sight, and a willingness to devote the necessary time to Board duties.

Compensation Committee Interlocks and Insider Participation

During 2021, Messrs. Dean Baker, Gregg Williams, Matthew Pfeffer and Aaron Mendelsohn served on the Compensation Committee. None of Second Sight executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Second Sight Board or the Compensation Committee.

Code of Conduct

Second Sight adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to Second Sight principal executive officer and principal financial and accounting officer and any persons performing similar functions. In addition, the Code of Ethics applies to Second Sight employees, officers, directors, agents and representatives. The Code of Ethics requires, among other things, that Second Sight employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Second Sight best interest. The Code of Ethics is available on Second Sight website at www.secondsight.com (under “Investors – Code of Business Conduct and Ethics”).

Risk Oversight

The Second Sight Board oversees the management of risks inherent in the operation of Second Sight business and the implementation of Second Sight business strategies. The Second Sight Board performs this oversight role by using several different levels of review. In connection with its reviews of Second Sight operations and corporate functions, the Second Sight Board addresses the primary risks associated with those operations and corporate functions. In addition, the Second Sight Board reviews the risks associated with Second Sight business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to a Board committee or the full Board for oversight as follows:

Full Board — Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to Second Sight operations, plans, prospects or reputation.

Audit Committee — Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Governance Committee — Risks and exposures relating to corporate governance and management and director succession planning.

Compensation Committee — Risks and exposures associated with leadership assessment and compensation programs and arrangements, including incentive plans.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board.

Review, Approval or Ratification of Transactions with Related Persons

The Nominating and Governance Committee reviews issues involving potential conflicts of interest, other than Related Party transactions, which are reviewed by the Audit Committee.

Cumulative Vote

In the election of directors, Second Sight shareholders are entitled to cumulate their votes if they are present at the meeting, the nominee’s(s’) name(s) have properly been placed in nomination, and a shareholder has given notice at the meeting prior to the actual voting of his or her intention to vote his or her shares cumulatively. Cumulative voting allows you to give one nominee as many votes as are equal to the number of directors to be elected, multiplied by the number of shares you own, or to distribute your votes in the same fashion between two or more nominees. Our receipt of an executed proxy grants the named proxies the discretionary authority to also cumulate votes.

Vote Required

Each of the director nominees in this Proposal No. 4 is elected by the affirmative vote of a plurality of the voting power represented at the Second Sight annual meeting. Abstentions from voting on the proposal and broker non-votes will not be counted as votes cast and accordingly will have no effect upon the outcome of this proposal. It is anticipated that Proposal No. 4 will be a non-discretionary proposal considered non-routine under the rules of NYSE.

Board Recommendation

SECOND SIGHT BOARD, RECOMMENDS THAT SECOND SIGHT’S SHAREHOLDERS VOTE “FOR” ALL DIRECTOR NOMINEES IN THIS PROPOSAL NO. 4.

Proposal No. 5

Approval of the Second Sight 2022 Omnibus Plan

Introduction

The Second Sight Board believes that stock-based incentive awards play an important role in the success of Second Sight by encouraging and enabling the employees, officers, non-employee directors and consultants of Second Sight and its subsidiaries upon whose judgment, initiative and efforts Second Sight largely depends for the successful conduct of its business to acquire a proprietary interest in Second Sight. The Second Sight Board believes that providing such persons with a direct stake in Second Sight assures a closer identification of the interests of such individuals with those of Second Sight and its shareholders, thereby stimulating their efforts on Second Sight’s behalf and strengthening their desire to remain with Second Sight.

At the Second Sight annual meeting, Second Sight’s shareholders will be asked to approve the Second Sight 2022 Omnibus Plan (the “Second Sight 2022 Plan”). The Second Sight Board approved the Second Sight 2022 Plan prior to the Second Sight annual meeting, subject to shareholder approval. If the Second Sight 2022 Plan is approved by the shareholders, it will become effective, as of the date shareholder approval is received, which is expected to be the date of our annual meeting. The Second Sight 2022 Plan is a condition to consummation of the Merger, but the approval of the Second Sight 2022 Plan is not contingent upon the approval of the Merger by Second Sight shareholders. Amended and Restated 2011 Equity Incentive Plan, as amended, (the “Pre-Merger Plan”) expired in 2021 and no new awards may be issued under the Pre-Merger Plan, provided that the entirety of the awards issued and outstanding under the Pre-Merger will continue in effect in accordance with their terms.

As of December 31, 2021, there were stock options to acquire 182,152 shares of Second Sight common stock outstanding under the Second Sight’s Pre-Merger Plan, with a weighted average exercise price of $15.68 and a weighted average remaining term of 6.59 years. In addition, as of December 31, 2021, there were 34,114 unvested restricted stock unit awards with time-based vesting under Second Sight’s equity compensation plans.

Based solely on the closing price of Second Sight common stock as reported by Nasdaq on June 15, 2022, which was $2.14 and the maximum number of shares that would have been available for awards as of such date under the Second Sight 2022 Plan, the maximum aggregate market value of the Second Sight common stock that could potentially be issued under the Second Sight 2022 Plan if the merger is consummated is $ 64,414,000 and if the Merger is not consummated, the maximum aggregate market value of the Second Sight common stock that could potentially be issued under the Second Sight 2022 Plan is $16,906,000.

Summary of the Material Features of the Second Sight 2022 Plan

The number of shares of Second Sight common stock reserved for issuance under the Second Sight 2022 Plan will be 30,100,000 if the Merger is consummated and 7,900,000 if the Merger is not consummated.

●	The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, and dividend equivalent rights is permitted;
●	Stock options and stock appreciation rights will not be repriced without shareholder approval other than to appropriately reflect changes in Second Sight’s capital structure;
●	The value of all awards awarded under the Second Sight 2022 Plan and all other cash compensation paid by Second Sight to any non-employee director in any calendar year may not exceed $500,000; provided, however, that such amount shall be $750,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the Second Sight Board and $750,000 for any non-executive chair of the Second Sight Board should one be appointed. Notwithstanding the foregoing, the independent members of the Second Sight Board may make exceptions to such limits in extraordinary circumstances;
●	Any dividend equivalent rights payable with respect to any RSU are subject to the same vesting provisions as the underlying award;
●	Any material amendment to the Second Sight 2022 Plan is subject to approval by Second Sight’s shareholders; and

●	Awards under the Second Sight 2022 Plan will be subject to Second Sight’s clawback policy, as in effect from time to time. In addition, the Second Sight 2022 Plan provides for recoveries or clawbacks of awards and any shares of common stock issued pursuant to awards if the grantee receives any amount that should not have been received for any reason, including financial restatement, mistaken calculation or other administrative error; and
●	The term of the Second Sight 2022 Plan will expire on the tenth anniversary of the Effective Time.

Rationale for New Plan

The Second Sight 2022 Plan is critical to the combined company’s effort to build shareholder value and enhance its business. Equity incentive awards are an important component of the executive and non-executive employees’ compensation. Second Sight and NPM believe that Second Sight must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for the continued growth and success of the combined company.

The Second Sight Board recognizes the impact of dilution on Second Sight shareholders and has evaluated this share request carefully in the context of the need to attract, motivate, retain and ensure that Second Sight leadership team and key employees are focused on Second Sight strategic priorities. Second Sight and NPM believe that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate Second Sight long-term strategic and growth priorities.

Summary of the 2022 Plan

The following summarizes the material features of the Second Sight 2022 Plan. This summary is qualified in its entirety by the full text of the Second Sight 2022 Plan, a copy of which is attached as Annex H to this proxy statement/prospectus.

Administration. The Second Sight 2022 Plan will be administered by the Board of Directors or the Compensation Committee or a similar committee performing the functions of the Compensation Committee and which is comprised of at least two non-employee directors who are independent (the “Administrator”). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Second Sight 2022 Plan.

Eligibility. All full-time and part-time officers, employees, non-employee directors and consultants are eligible to participate in the Second Sight 2022 Plan, subject to the discretion of the administrator. As of January 1, 2022, approximately 21 individuals would have been eligible to participate in the Second Sight 2022 Plan had it been effective on such date, which includes 4 executive officers, 11 employees who are not executive officers and 6 non-employee directors.

Director Compensation Limit. The Second Sight 2022 Plan provides that the value of all awards awarded under the Second Sight 2022 Plan and all other cash compensation paid by Second Sight to any non-employee director in any calendar year shall not exceed $500,000; provided, however, that such amount shall be $750,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the Board of Directors and $750,000 for any non-executive chair of the Second Sight Board should one be appointed.

Treatment of Dividend Equivalents on Unvested RSUs. In no event shall dividends or dividend equivalents be paid with respect to options or stock appreciation rights. With respect to any RSU award that provides for or includes a right to dividend equivalents, if dividends are declared during the period that the equity RSU is outstanding, such dividend equivalents shall be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable RSU and shall only be paid at the time or times, and only to the extent, such vesting requirement(s) are satisfied.

Clawback Policy. Awards under the Second Sight 2022 Plan will be subject to Second Sight’s clawback policy, as in effect from time to time. In addition, the Second Sight 2022 Plan provides for recoveries or clawbacks of awards and any shares of common stock issued pursuant to awards if the grantee receives any amount that should not have been received for any reason, including financial restatement, mistaken calculation or other administrative error.

Stock Options. The Second Sight 2022 Plan permits the granting of (1) options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) options that do not so qualify. Options granted under the Second Sight 2022 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Second Sight and any parent that is a “parent corporation” and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The exercise price of each option will be determined by the Administrator. The exercise price of an option may not be less than 100% of the fair market value of the Common Stock on the date of grant. Fair market value for this purpose will be determined by reference to the price of the shares of Common Stock on Nasdaq. The exercise price of an option may not be reduced after the date of the option grant without shareholder approval, other than to appropriately reflect changes in Second Sight’s capital structure.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of shares of Common Stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to Second Sight by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Administrator may award stock appreciation rights subject to such conditions and restrictions as the Administrator may determine. Stock appreciation rights entitle the recipient to shares of Common Stock or cash equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the Common Stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted Stock. The Administrator may award shares of Common Stock to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividends if so provided in the award agreement.

Restricted Stock Units. The Administrator may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of Common Stock or cash subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Second Sight through a specified vesting period. In the Administrator’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Administrator and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The Administrator may also grant shares of Common Stock which are free from any restrictions under the Second Sight 2022 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Common Stock. Dividend equivalent rights may be settled in cash, shares of Common Stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The Administrator may grant cash bonuses under the Second Sight 2022 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

Acceleration and Transferability of Awards. The exercisability of awards may be accelerated by the Administrator upon a grantee’s death, disability, or actual or constructive discharge following a change in control. In general, unless otherwise permitted by the Administrator, no award granted under the Second Sight 2022 Plan is transferable by the grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and awards may be exercised during the grantee’s lifetime only by the grantee, or by the grantee’s legal representative or guardian in the case of the grantee’s incapacity.

Change of Control Provisions. In the event of a “sale event,” as defined in the Second Sight 2022 Plan, awards under the Second Sight 2022 Plan may be assumed, continued or substituted. In the event that awards are not assumed, continued or substituted, except as otherwise provided by the Administrator in the award agreement, upon the effective time of the sale event, all awards with time-based conditions will become vested and exercisable upon the sale event, and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Administrator’s discretion or to the extent specified in the relevant award agreement. In addition, Second Sight may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or less than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). The Administrator shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards. All awards will terminate in connection with a sale event unless they are assumed by the successor entity.

Adjustments for Stock Dividends, Stock Splits, Etc. The Second Sight 2022 Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of Common Stock that are subject to the Second Sight 2022 Plan, to certain limits in the Second Sight 2022 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the Second Sight 2022 Plan are responsible for the payment of any federal, state or local taxes that Second Sight is required by law to withhold upon the exercise of options or stock appreciation rights, vesting or settlement of other awards. The Administrator may require that tax withholding obligations be satisfied by withholding shares of Common Stock to be issued pursuant to exercise, vesting or settlement. The Administrator may also require Second Sight’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to Second Sight in an amount that would satisfy the withholding amount due.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the Second Sight 2022 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may materially and adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of Nasdaq, any amendments that materially change the terms of the Second Sight 2022 Plan will be subject to approval by Second Sight’s shareholders. Amendments shall also be subject to approval by Second Sight’s shareholders if and to the extent determined by the Administrator to be required by the Code to preserve the qualified status of incentive options.

Material U.S. Federal Income Tax Treatment of Options and Awards

The following is a summary of the effect of U.S. federal income taxation on the participants in the Second Sight 2022 Plan. However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Incentive Stock Options (“ISO”)

An ISO results in neither regular taxable income to the optionee, nor a deduction to Second Sight at the time it is granted or exercised. However, exercise of an ISO results in alternative minimum taxable income to the optionee. If the optionee holds the stock received as a result of an exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include the income, as ordinary compensation for the year of the disposition, in an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, Second Sight will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation, subject to the limitations of Section 162(m) of the Code. The optionee’s tax basis in the shares acquired upon exercise of an ISO is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options (“NSO”)

A NSO results in no taxable income to the optionee or deduction to Second Sight at the time it is granted. An optionee exercising a NSO will, at that time, realize taxable compensation in the amount of the excess of the then market value of the shares over the option price. Subject to the applicable provisions of the Code, including the limitations of Section 162(m), a deduction for federal income tax purposes will be allowable to Second Sight in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in shares received upon exercise is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise.

Any gain (or loss) upon subsequent disposition of the shares will be a long- or short-term gain (or loss), depending upon the holding period of the shares.

If a NSO is exercised by tendering previously owned shares of Second Sight’s Common Stock in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such shares will begin on the date of exercise.

Stock Appreciation Rights (“SAR”)

Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted.

If the grantee receives the appreciation inherent in the SAR (change in stock price from grant date to settlement date) in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If the grantee receives the appreciation inherent in the SAR in stock, the value of the stock received is taxable as ordinary income at the fair market value of the stock when received.

In general, there will be no federal income tax deduction allowed to Second Sight upon the grant of SARs. However, upon the settlement of a SAR, Second Sight will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement, subject to the limitations of Section 162(m) of the Code.

Restricted Stock Awards / Performance Stock Awards

No income will be recognized at the time of grant by the recipient of a restricted stock award or performance stock award while such award is subject to a substantial risk of forfeiture, unless a Section 83(b) election is timely made. Generally, at the time the substantial risk of forfeiture terminates with respect to a stock award, the then fair market value of the stock awarded will constitute ordinary income to the employee. Subject to the applicable limitations of Section 162(m), a deduction for federal income tax purposes will be allowable to Second Sight in an amount equal to the compensation realized by the recipient.

Other Awards

In the case of an award of RSUs, performance awards, dividend equivalents or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, Second Sight will receive a federal income tax deduction in an amount equal to the ordinary income which the recipient has recognized, subject to the limitations of Section 162(m) of the Code.

Vote Required

Assuming a quorum is present, approval of this Proposal No. 5 requires the affirmative vote of a majority of the shares represented and voting at the annual meeting. Abstentions from voting on the proposal will have no effect, unless there are insufficient votes in favor of the proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such case, abstentions will have the same effect as a vote against Proposal No. 5. Broker non-votes will have no effect. It is anticipated that Proposal No. 5 will be a non-discretionary proposal considered non-routine under the rules of NYSE.

Board Recommendation

SECOND SIGHT BOARD, BASED ON THE OPINION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT SECOND SIGHT’S SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 5 TO APPROVE THE SECOND SIGHT 2022 OMNIBUS PLAN.

EACH OF PROPOSALS NOS. 1, 3, AND 5 ARE CONDITIONS TO THE MERGER AND THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF EACH OF PROPOSALS NOS. 1, 3, AND 5, SUBJECT TO THE RIGHT OF NPM TO WAIVE THE APPROVAL OF PROPOSALS NOS. 3 AND 5 AS CONDITIONS TO THE MERGER. IF PROPOSAL NO. 5 IS APPROVED BY THE SHAREHOLDERS, BUT THE MERGER IS NOT COMPLETED OR THE

SHAREHOLDERS DO NOT APPROVE PROPOSAL NOS. 1 OR 3, THE SECOND SIGHT 2022 OMNIBUS PLAN WILL, NEVERTHELESS, BECOME EFFECTIVE.

Proposal No. 6

Ratification of Appointment of Independent Registered Public Accounting Firm

Second Sight Board has selected BPM LLP (“BPM”) as Second Sight’s independent registered public accounting firm for the year ending December 31, 2022. The Audit Committee appoints Second Sight’s independent auditors. BPM has served as Second Sight’s independent registered public accountants since July 2021. As reported on Second Sight’s Current Report on Form 8-K, dated July 21, 2021, Second Sight was notified that Gumbiner Savett Inc. (“Gumbiner Savett”), Second Sight’s independent registered public accounting firm at that time, combined with BPM. As a result of this transaction on July 1, 2021, Gumbiner Savett resigned as the independent registered public accounting firm of Second Sight. Concurrent with such resignation, the Audit Committee of the Second Sight Board approved the engagement of BPM as Second Sight’s independent registered public accounting firm for the year ending December 31, 2021.

Principal accounting fees and services

The following table represents aggregate fees billed to Second Sight for fiscal years ended December 31, 2021 and 2020 by Gumbiner Savett Inc. and BPM LLP:

	December 31,
	2021	2020
Audit Fees(1)	$117,500	$117,500
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	30,045	21,655
Total Fees	$147,545	$139,155
(1)	“Audit Fees” are the aggregate fees of Gumbiner Savett Inc. and BPM LLP attributable to professional services rendered to Second Sight for the audit of our annual consolidated financial statements and review of quarterly financial information.
(2)	“Audit-Related Fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported above under “Audit Fees.” Gumbiner Savett Inc. and BPM LLP have not billed Second Sight for any Audit-Related Fees for each of the last two fiscal years.
(3)	“Tax Fees” consist of fees billed for services rendered for tax compliance, tax advice, and tax planning. Gumbiner Savett Inc. and BPM LLP do not render these services to Second Sight.
(4)	“All Other Fees” consist of fees billed for services other than the services reported in Audit Fees, Audit-Related Fees, and Tax Fees. Gumbiner Savett Inc. and BPM LLP provided services to Second Sight in connection with our 2020 Form S-8 and public offering of common stock and our 2021 Form S-3 registration statement and research and consultation on other corporate initiatives.

Pre-Approval Policies and Procedures

The Audit Committee reviews and pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Second Sight’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Second Sight other filings under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this Report by reference.

The Audit Committee has furnished this report concerning the independent audit of Second Sight’s consolidated financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on Second Sight’s website at http://www.secondsight.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of Second Sight’s consolidated financial statements, Second Sight’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee of the Board has:

●	reviewed and discussed Second Sight’s audited consolidated financial statements for the year ended December 31, 2021 with management and with Second Sight’s independent registered public accounting firm, BPM;
●	discussed with Second Sight’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301,“ Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and
●	received and reviewed the written disclosures and letter from the independent registered public accounting firm required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with BPM matters relating to its independence from Second Sight and its management.

In addition, the Audit Committee has regularly met separately with management and with BPM.

Based upon the reviews and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Second Sight’s Annual Report on Form 10-K for the year ended December 31, 2021.

Audit Committee of the Second Sight Board:

Gregg Williams

Aaron Mendelsohn

Dean Baker

Matthew Pfeffer

BPM Representatives at Annual Meeting

Second Sight expects that representatives of BPM will not be present at the annual meeting.

Vote Required

Assuming a quorum is present, approval of this Proposal No. 6 requires the affirmative vote of a majority of the shares represented and voting at the annual meeting. Abstentions from voting on the proposal will have no effect, unless there are insufficient votes in favor of the proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such a case, abstentions will have the same effect as a vote against Proposal No. 6. It is anticipated that Proposal No. 6 will be a discretionary proposal considered routine under the rules of the NYSE. Broker non-votes are not expected.

Board Recommendation

SECOND SIGHT BOARD RECOMMENDS THAT SECOND SIGHT’S SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 6 TO SELECT THE INDEPENDENT AUDITORS.

Proposal No. 7

Approval of Possible Adjournment of the Second Sight Annual Meeting

General

If Second Sight fails to receive a sufficient number of votes to approve Proposals Nos. 1 through 6, Second Sight may propose to adjourn the Second Sight annual meeting for the purpose of soliciting additional proxies to approve the aforementioned proposals. Second Sight currently does not intend to propose adjournment at the Second Sight annual meeting if there are sufficient votes to approve all of the aforementioned proposals.

If Second Sight shareholders approve this Proposal No. 7, Second Sight could adjourn the annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against the approval of Proposals Nos. 1 through 6. Among other things, approval of this Proposal No. 7 could mean that, even if Second Sight had received proxies representing a sufficient number of votes against the aforementioned proposals such that those proposals would be defeated, Second Sight could adjourn the annual meeting without a vote and seek to convince the holders of those shares to change their votes to votes in favor of the aforementioned proposals.

Vote Required

Assuming a quorum is present at the annual meeting, the affirmative vote of holders of a majority of the shares represented and voting at the annual meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve Proposal No. 7.

If a quorum is not present at the annual meeting, a majority of the shares present and voting in person or by proxy, even if less than a majority of a quorum, will be sufficient to approve Proposal No. 7. Abstentions from voting on the proposal will not be counted as votes cast and accordingly, will have no effect upon the outcome of this proposal. It is anticipated that Proposal No. 7 will be a discretionary proposal considered routine under the rules of the NYSE. Broker non-votes are not expected.

Board Recommendation

SECOND SIGHT BOARD, BASED ON THE OPINION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT SECOND SIGHT’S SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 5 TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE FOREGOING PROPOSALS.

SECOND SIGHT BUSINESS

Overview

Second Sight Medical Products, Inc. (“Second Sight,” the “Company,” “Second Sight’s” or similar terms) has developed, manufactured and marketed implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. Second Sight is a recognized global leader in neuromodulation devices for blindness and are committed to developing new technologies to treat the broadest population of sight-impaired individuals.

Leveraging Second Sight’s 20 years of experience in neuromodulation for vision, it is developing the Orion® Visual Cortical Prosthesis System (“Orion”), an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. Second Sight is conducting a six-subject Early Feasibility Study of the Orion device at the Ronald Reagan UCLA Medical Center in Los Angeles (“UCLA”) and Baylor College of Medicine in Houston (“Baylor”). Regularly scheduled visits at both sites were paused in mid-March 2020 due to the coronavirus outbreak, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. Second Sight’s 36-month results, all of which were measured after the study resumed, indicate to it that:

●	Second Sight has a good safety profile. Five subjects experienced a total of fourteen adverse events (AEs) related to the device or to the surgery, through February 2022. One was considered a serious adverse event (SAE), and all of the adverse events were in the expected category. The one SAE occurred at about three months post-implant, was resolved quickly, and did not require a hospital stay. There have been no serious adverse events due to the device or surgery since June 2018.
●	The efficacy data is encouraging. Second Sight measures efficacy by looking at three measures of visual function: The first is square localization, where Orion subjects sit in front of a touch screen and are asked to touch within the boundaries of a square when it appears. The second is direction of motion, where subjects are asked to identify the direction and motion of lines on a screen. The third is grating visual acuity, a measure of visual acuity that is adapted for very low vision. Five subjects have completed these tests at 36-months. For these 36-month results, on square localization, five of five subjects tested in Second Sight’s feasibility study performed significantly better with the system on than off. On direction of motion, five of five performed better with the system on than off. On grating visual acuity, two of five tested had measurable visual acuity on the scale of this test (versus none who can do it with the device off). Another efficacy measurement of day-to-day functionality and benefit is FLORA, an acronym for Functional Low-Vision Observer Rated Assessment. FLORA is an assessment performed by an independent, third-party low vision orientation and mobility specialist who spends time with each of the subjects in their homes. The specialist asks each of the subjects a series of questions and also observes them performing 15 or more daily living tasks, such as finding light sources, following a sidewalk, or sorting laundry. The specialist then determines if the system is providing a benefit, if it is neutral, or if it is actually hurting the abilities of subjects to perform these tasks. FLORA results to date show that 4 out of 4 completing the FLORA at 36 months had positive or mild positive results indicating the Orion system is providing benefit. Second Sight reached agreement with the FDA in the fourth quarter of 2019 to utilize a revised version of FLORA as Second Sight’s primary efficacy endpoint in Second Sight’s pivotal trial for Orion, pending successful validation of the instrument.

No peer-reviewed data is available yet for the Orion system. Second Sight is currently negotiating the clinical and regulatory pathway to commercialization with the FDA as part of the Breakthrough Devices Program.

Product and Clinical Development Plans

By further developing Second Sight’s visual cortical prosthesis, Orion, Second Sight believes it may be able to significantly expand Second Sight’s market to include nearly all profoundly blind individuals. The principal notable exceptions for potential use of the Orion are those who are blind due to otherwise currently treatable diseases, individuals who are born blind, or blindness due to direct damage of the visual cortex, which is rare. However, of the estimated 36 million blind people worldwide, there are approximately 5.8 million people who are legally blind due to causes that are not otherwise treatable. Second Sight continues to develop and refine Second Sight’s estimates of the potential addressable market size as it evaluates the commercial prospects for Orion using a combination of published sources, third party market research, and physician feedback. Second Sight currently estimate over 500,000 individuals in the US are legally blind due to retinitis pigmentosa, glaucoma, diabetic retinopathy, optic nerve disease and eye injury. Of this population, Second Sight estimates the potential US addressable market is between 50,000 and 100,000 individuals with bi-lateral blindness at the light-perception level or worse. Second Sight’s marketing approvals by the FDA and other regulatory agencies will ultimately determine the subset of these patients who are eligible for the Orion based on Second Sight’s clinical trials and the associated results.

Second Sight’s objective in designing and developing the Orion visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for human vision. A six-subject Early Feasibility Study of the Orion device is currently underway at UCLA and Baylor. Second Sight’s 36-month results indicate a good safety profile with encouraging efficacy data and benefits in helping subjects perform their daily living tasks. Second Sight believes these data results are encouraging and support advancement of Orion into a larger pivotal clinical study. Early promising results are not necessarily indicative of results which may be obtained in Second Sight’s larger Orion clinical trials.

In November 2017, the FDA granted Breakthrough Devices Program designation for the Orion. This designation is given to a few select medical devices in order to provide more effective treatment of life-threatening or irreversibly debilitating diseases or conditions. This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review.

On February 26, 2021, the U.S. Food and Drug Administration (FDA) approved the Argus 2s Retinal Prosthesis System, a redesigned set of external hardware (glasses and video processing unit) initially for use in combination with previously implanted Argus II systems for the treatment of retinitis pigmentosa (RP). Second Sight expects that the Argus 2s will be adapted to be the external system for the next generation Orion Visual Cortical Prosthesis System currently under development. In addition to ergonomic improvements, the Argus 2s system offers significantly more processing power, potentially allowing for improved video processing.

Second Sight’s principal offices are located in Los Angeles, California.

Second Sight’s first commercially approved product, the Argus® II Retinal Prosthesis System (“Argus II”), treats outer retinal degenerations, such as retinitis pigmentosa, also referred to as RP. The Argus II was the only retinal prosthesis approved in the United States by the Food and Drug Administration (“FDA”) and was the first approved retinal prosthesis in the world. RP is a hereditary disease, affecting an estimated 1.5 million people worldwide including about 100,000 people in the United States, that causes a progressive degeneration of the light-sensitive cells of the retina, leading to significant visual impairment and ultimately blindness. A subset of these patients would be eligible for the Argus II since the approved baseline vision for the Argus II is worse than legally blind (20/200). Second Sight commissioned 3rd party market research to estimate the size of the RP market that resulted in an estimate of approximately 1,500 patients in the US with advanced RP that could be treated with the Argus II given the eligibility criteria of Second Sight’s label.

Second Sight began selling the Argus II System in Europe at the end of 2011, Saudi Arabia in 2012, the United States and Canada in 2014, Turkey in 2015, Iran, Taiwan, South Korea and Russia in 2017, and Singapore in 2018. Given the limited addressable market of Argus II, Second Sight no longer markets the Argus II and have focused all of Second Sight’s resources on the development of Orion.

Second Sight is also researching multiple technologies that it believes to be complimentary to artificial vision and could potentially provide significant enhancements to the Orion user experience. In most cases, Second Sight collaborates with 3rd party firms to advance and integrate these innovative technologies with Second Sight’s artificial vision systems. Examples of technologies that Second Sight believes will be complimentary to Second Sight’s products include: eye tracking, object recognition and localization, thermal imaging and depth-based decluttering.

In early March 2020, Second Sight commenced clinical validation activities for the FLORA-20 instrument, the primary efficacy endpoint it has selected for Second Sight’s future pivotal clinical trial of Orion. In mid-March 2020, Second Sight’s validation activities were suspended as a result of public health concerns and related social distancing due to COVID-19. Second Sight is in the process of evaluating when activities related to the validation study can be resumed.

In May 2020, Second Sight completed an underwritten public offering of 7,500,000 shares of common stock at an offering price of $1.00 per share for aggregate gross proceeds of $7.5 million, and net proceeds of approximately $6.7 million after deducting underwriting discounts, commissions and other offering expenses.

In May 2020, Second Sight entered into a Letter Agreement with Sylmar Biomedical Park, LLC (the “Landlord”) to terminate Second Sight’s facility leases in which Second Sight agreed to vacate the premises by June 18, 2020 and pay $210,730 to bring Second Sight’s leases current and pay a one-time early termination fee of $150,000. Prior to the early termination, Second Sight was obligated to pay aggregate base rent of approximately $0.9 million and common area maintenance expenses for the respective remaining terms of Second Sight’s leases in February 2022 and April 2023.

Second Sight completed Second Sight’s offer to rescind certain purchases of shares under Second Sight’s ESPP plan on May 27, 2020. Second Sight voluntarily offered to rescind the sale of shares of Second Sight’s common stock to employees who purchased those shares under the ESPP and to reimburse any losses upon the sale of Second Sight’s shares of Second Sight’s common stock for certain purchase periods because these shares may not have been exempt from registration under the Securities Act of 1933. The rescission of these share purchases resulted in the repurchase and cancelation of 39,467 shares of Second Sight’s common stock. The total cost for the repurchase of these shares and the reimbursement of any losses from the sale of such shares totaled approximately $270,000.

In June 2020, Second Sight commenced a process to dissolve Second Sight’s Swiss subsidiary which is still in process.

On December 8, 2020, Second Sight borrowed $1 million from Gregg Williams, Chairman of the Board of Directors of Second Sight and $1.2 million from two unaffiliated shareholders. Each promissory note was unsecured and accrued interest at a rate of twelve percent (12%) per annum beginning on receipt of the loan amounts. Second Sight repaid the principal and accrued interest of $135,000 during the quarter ended June 30, 2021.

On January 22, 2021, Second Sight entered into a lease agreement, effective February 1, 2021, to sub-lease office space to replace Second Sight’s existing headquarters. Second Sight will pay $17,000 per month, increasing to $17,500 per month on February 1, 2022, plus operating expenses, to lease 17,290 square feet of office space at 13170 Telfair Avenue, Sylmar, CA 91342. Additionally, Second Sight received full rent abatement for March 2021, and will receive half rent abatement for March 2022. The sub-lease is for two years and two months. Second Sight is not affiliating with, or related to, or otherwise has any other relationship with the other parties, other than the lease.

On March 23, 2021, Second Sight closed Second Sight’s private placement to seven institutional investors of 4,650,000 shares of common stock at a price of $6.00 per share for aggregate net proceeds of approximately $24.5 million.

On March 26, 2021, the Board of Directors appointed Scott Dunbar to replace Matthew Pfeffer, as acting Chief Executive Officer. Mr. Pfeffer resumed his role as a director at such date.

On June 25, 2021, Second Sight closed an underwritten public offering of 11,500,000 shares of common stock at a price of $5.00 per share for aggregate net proceeds of $53.3 million.

On February 4, 2022, Second Sight entered into an agreement and plan of merger with Nano Precision Medical, Inc., a California corporation, and, upon and subject to the execution of a joinder, NPM Acquisition Corp., a California corporation and a wholly-owned subsidiary of Second Sight (“Merger Sub”). Pursuant to the agreement and subject to the terms and conditions set forth therein, NPM will merge with and into Merger Sub (the “Merger”), and upon consummation of the merger, Merger Sub will cease to exist and NPM will become a wholly-owned subsidiary of Second Sight. Upon completion of the merger and subject to shareholder approval, Second Sight will change its name as agreed in the future and may change its trading symbol as NPM requests in writing following consultation with Nasdaq.

Second Sight’s Technology

Orion works by converting video images captured by a miniature camera housed in a user’s glasses into a series of small electrical pulses that are transmitted wirelessly to an array of electrodes. The Orion array is implanted on the surface of the visual cortex of the brain, bypassing the eye and optic nerve and directly stimulating the region of the brain responsible for vision. The pulses generated are intended to create a perception of patterns of light in the brain. Following the implant surgery, users learn to interpret these visual patterns as artificial vision, allowing them to detect shapes of people and objects in their surroundings.

Second Sight believes Orion possesses several unique technological advancements compared to other neurostimulation devices, including a hermetic package with the smallest size and largest number of individually programmable electrodes, and a patented electrode material that allows for high charge densities and small electrode size. Several other engineering challenges, including device reliability, extended lifetime, and a safe and effective bio-interface, were overcome during the development of the products and these solutions have been protected both by patents and by trade secrets. Much of the technology developed for Argus II is also used in Orion. As of December 31, 2021, Second Sight has more than 300 issued patents and over 15 pending patent applications worldwide.

Second Sight has demonstrated the ability to design products with long-term reliability. The Argus I retinal prosthesis, a proof-of-concept device that was a predecessor to the Argus II, was implanted in six patients in the United States. Argus I patients were implanted an average of almost seven years, with one patient having used the device for over 10 years. The Argus II system has been implanted in over 350 patients. The average implant duration for these patients is nearly five years with several users continuing to use the system 10 years following implantation.

In November 2017, the FDA granted Breakthrough Devices Program designation for the Orion. This designation is given to a select number of medical devices in order to provide more effective treatment of life-threatening or irreversibly debilitating diseases or conditions. This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review. With this designation, Second Sight believes the Orion will have the following advantages during the FDA review process:

●	more interactive review both for the Investigational Device Exemption (IDE) and Premarket Approval application;
●	greater reliance on post-market data collection and greater acceptance of uncertainty in the benefit-risk profile at the time of approval;
●	priority review (i.e., review of the submission is placed at the top of the review queue and receives additional review resources); and
●	senior FDA management involvement and assignment of a cross-disciplinary case manager.

Second Sight expects that inclusion in the Breakthrough Devices Program may shorten the timeline required to bring the Orion to market as a commercial product. Second Sight also are currently evaluating Second Sight’s pivotal trial design for Orion and hope to reach consensus with the FDA on design specifics. Major elements of Second Sight’s clinical trial design include the number of patients, study duration, and the endpoints suitable for assessing visual function, functional vision and quality of life. Second Sight has reached agreement with FDA on the primary effectiveness endpoint, pending validation of an assessment it has developed for the purpose. Second Sight is currently working with FDA on alignment on a primary safety endpoint and confirmation of a statistical sample size which will drive the number of subjects to be enrolled in the pivotal study. While negotiations with the FDA are ongoing, Second Sight believes the study design will require a minimum pre-market sample population of at least 45 subjects (plus additional post-market subjects) with at least 12 months of follow-up data for each patient prior to submittal of a premarket approval (PMA) application.

Second Sight’s Markets

According to the World Health Organization (WHO)1, 253 million people suffer from moderate to severe vision impairment worldwide. Of these, 36 million people are considered legally blind. The WHO further estimates that 80% of legal blindness is avoidable, leaving 7.8 million legally blind individuals. Second Sight continues to develop and refine Second Sight’s estimates of the potential addressable market size as it evaluates the commercial prospects for Orion using a combination of published sources, third-party market research, and physician feedback.

In the U.S., 1.3 million people are legally blind3. Second Sight commissioned third-party market research for the potential market for Orion and it currently estimate over 500,000 individuals in the U.S. are legally blind. Of this population, Second Sight estimates the potential U.S. addressable market is between 50,000 and 100,000 individuals with bi-lateral blindness at the light-perception level or worse. Second Sight’s marketing approvals by the FDA and other regulatory agencies will ultimately determine the subset of these patients who are eligible for the Orion based on Second Sight’s clinical trials and the associated results.

Many other diseases can also cause blindness. Many of the largest causes of visual impairment (i.e. refractive error and cataracts) are avoidable or curable, and their prolonged or untreated impact on vision is largely observed in developing nations and are not part of Second Sight’s target market. Some other causes of blindness, such as brain trauma to the visual cortex, may also not be suitable for treatment by a cortical stimulator. However, the remaining causes of severe vision loss which include glaucoma, diabetic retinopathy, eye trauma, optic nerve disease or injury and many others can result in severe visual impairment that could potentially be treatable by an Orion visual prosthesis system.

Second Sight believes that, if approved by the FDA, the Orion will initially treat a subset of these legally blind individuals, likely starting with the ones who are completely blind. If this is the case, Second Sight anticipates that if it is further able to collect additional clinical data demonstrating the efficacy of the Orion for patients with better vision, Second Sight will be able to expand the approved indications and addressable market of the Orion to include a larger subset of these 5.8 million individuals for whom no effective treatment currently exists.

By further developing Second Sight’s visual cortical prosthesis, Orion, it believes it will significantly expand Second Sight’s market to include nearly all profoundly blind individuals. The only notable exceptions for potential use of the Orion are those who are blind due to otherwise currently treatable diseases, individuals who are born blind, or blindness due to direct damage of the visual cortex, which is rare.

1	WHO Fact Sheet, updated October 11, 2018.

2Congdon N, O’Colmain B, Klaver CC, et al. Causes and prevalence of visual impairment among adults in the United States. Arch Ophthalmol. Apr 2004;122(4):477-485. This percent amount was derived from the rates of different causes of blindness by different races and racial demographic data from 2010 U.S. Census data.

3	National Eye Institute (http://www.nei.nih.gov/eyedata/blind.asp).

Second Sight’s Strategy

Second Sight’s strategy can be summarized as follows:

●	Leverage proven Argus technology to develop the Orion visual cortical prosthesis and significantly expand Second Sight’s addressable market to include a portion of the almost 6 million patients who are blind from eye trauma, optic nerve disease and injury, diabetic retinopathy, glaucoma and other untreatable causes.
●	Invest in research and development of technologies intended to enhance the Orion user experience, including eye tracking, distance filtering/decluttering, object and facial recognition and thermal imaging.
●	Continue to provide limited product support for Argus II patients while expanding Second Sight’s overall investment in Orion.

Global Reimbursement

Obtaining reimbursement from governmental and private insurance companies is critical to Second Sight’s commercial success. Due to the price of the Orion system, Second Sight’s future sales would be limited without the availability of third-party reimbursement. In the U.S., coding, coverage, and payment are necessary for the surgical procedure and Orion system to be reimbursed by payors. Coding will need to be established for the device and the surgical procedure. Coverage and payment vary by payor. The majority of Argus II patients were eligible for Medicare, and coverage was primarily provided through traditional Medicare, sometimes referred to as Medicare Fee-for-Service (“FFS”) or Medicare Advantage. A small percentage of patients were covered by commercial insurers.

●	Medicare FFS patients - Coverage is determined by Medicare Administrative Contractors (MACs) that administer various geographic regions of the U.S.
●	Medicare Advantage patients - Medicare Advantage plans are required to cover the same benefits as those covered by the MAC in that jurisdiction. For example, if a MAC in a jurisdiction has favorable coverage for Orion, then typically Medicare Advantage plans in that MAC jurisdiction offer the same coverage. Individual hospitals and ASCs may negotiate contracts specific to that individual facility. In addition, procedural payment is variable and can be based on a percentage of billed charges, payment groupings or other individually negotiated payment methodologies. Medicare Advantage plans also allow providers to confirm coverage and payment for the procedure in advance of implantation.
●	Commercial insurer patients - Commercial insurance plans make coverage and payment rate decisions independent of Medicare, and contracts are individually negotiated with facility and physician providers.

Currently, Second Sight is in the process of evaluating potential reimbursement pathways for Orion in the U.S. market. Compared to Argus II, which was largely catering to the Medicare patient population, Orion is expected to address a patient population with a more diverse and balanced payor mix due to Second Sight’s potential indications profile and expected younger patient population, on average. As Orion is a part of the FDA’s Breakthrough Devices program, Second Sight is closely evaluating a variety of fast-track reimbursement programs, including recent encouraging announcements from CMS proposing modernization of payment policies for medical devices that meet FDA’s Breakthrough Devices designation. Second Sight has also approached some commercial payors and CMS to get their feedback to ensure Second Sight’s overall reimbursement strategy for Orion therapy will cater to their key data requirements.

Market Development Plans

Orion. By further developing Second Sight’s visual cortical prosthesis, Orion, Second Sight believes it may be able to significantly expand Second Sight’s market to include nearly all profoundly blind individuals. The only notable exceptions for potential use of the Orion are those who are blind due to otherwise currently treatable diseases, individuals who are born blind, or blindness due to direct damage of the visual cortex, which is rare. However, of the estimated 36 million blind people worldwide, there are approximately 5.8 million people who are legally blind due to causes that are not otherwise treatable. Second Sight continues to develop and refine Second Sight’s estimates of the potential addressable market size as Second Sight evaluates the commercial prospects for Orion using a combination of published sources, third party market research, and physician feedback. Second Sight currently estimates over 500,000 individuals in the US are legally blind due to retinitis pigmentosa, glaucoma, diabetic retinopathy, optic nerve disease and eye injury. Of this population, Second Sight estimates the potential US addressable market is between 50,000 and 100,000 individuals with bi-lateral blindness at the light-perception level or worse. Second Sight’s marketing approvals by the FDA and other regulatory agencies will ultimately determine the subset of these patients who are eligible for the Orion based on Second Sight’s clinical trials and the associated results.

Second Sight’s objective in designing and developing the Orion visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for human vision. A six-subject Early Feasibility Study of the Orion device is currently underway at UCLA and Baylor. Regularly scheduled visits at both sites were placed on hold in mid-March due to Covid-19, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. Second Sight’s 36-month results for the six subjects indicate a good safety profile with encouraging efficacy data and benefits in helping subjects perform their daily living tasks. Second Sight believes these data are encouraging and support advancement of Orion into a larger pivotal clinical study. Early promising results are not necessarily indicative of results which may be obtained in large clinical trials. No assurance can be given that Second Sight will achieve similar results in its larger Orion clinical trials. No peer-reviewed data is available yet for the Orion system.

In November 2017, the FDA granted Breakthrough Devices Program designation for the Orion. This designation is given to a few select medical devices in order to provide more effective treatment of life-threatening or irreversibly debilitating diseases or conditions. This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review.

COVID-19 Pandemic

In accordance with local and state guidelines regarding the COVID-19 pandemic, Second Sight is requiring all of its employees to wear masks in the office and use their best judgement to work remotely or work in the office. While many of Second Sight’s employees are accustomed to working remotely, much of its workforce has not historically been remote. Although Second Sight continues to monitor the situation and may adjust its current policies as more information and public health guidance becomes available, restricting the ability to do business in person may create operational or other challenges, any of which could harm its business, financial condition and results of operations.

In addition, Second Sight’s clinical trials have been affected by the COVID-19 outbreak. Patient visits in ongoing clinical trials were delayed, for example, due to prioritization of hospital resources toward the COVID-19 outbreak, travel restrictions imposed by governments, and the inability to access sites for initiation and monitoring. Also, some of Second Sight’s suppliers of certain materials used in the development of its product candidates are located in areas impacted by COVID-19 which could limit its ability to obtain sufficient materials for Second Sight’s product candidates. COVID-19 has and will continue to adversely affect global economies and financial markets and may result in an economic downturn that could affect demand for Second Sight’s product candidates, if approved, and impact its operating results. Even after the COVID-19 pandemic has subsided, Second Sight may continue to experience an adverse impact to its business as a result of the continued global economic impact of the pandemic. Second Sight cannot anticipate all of the ways in which health epidemics such as COVID-19 could adversely impact its business. Although Second Sight is continuing to monitor and assess the effects of the COVID-19 pandemic on its business, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. See the Risk Factors section for further discussion of the possible impact of the COVID-19 pandemic on its business.

Commercial efforts to develop retinal implants by others include:

●	Pixium: A publicly held French company that is developing the PRIMA (sub-retinal implant) for Dry-AMD patients. In 2017, Pixium announced approval for two feasibility studies of PRIMA in Dry-AMD patients. One study reportedly is in Paris with five subjects, and a second Early Feasibility Study in the U.S. of five patients is underway at two sites - Pittsburgh, Pennsylvania and Miami, Florida. To date, Pixium has announced the successful implantation and activation of five devices in Paris and two devices in the U.S. with limited performance data reported.
●	NanoRetina Inc., a company based in Israel, and several other early-stage companies are reported to have developed intellectual property or technology that may improve retinal prostheses in the future. A clinical trial is underway in Europe and an unknown number of patients have been implanted.
●	Academic entities are also working on vision restoring implants. These include Bionic Vision Australia (an early prototype device has been developed and to Second Sight’s knowledge implanted in three human subjects), Boston Retinal Implant project (preclinical phase), Monash Vision Group (preclinical phase), and the Illinois Institute of Technology (clinical phase). Of these projects, Second Sight believes most have not yet demonstrated a working implant, only one has reportedly begun long-term clinical work in humans, and to Second Sight’s knowledge only the Illinois Institute of Technology has received FDA approval to begin clinical trials in the U.S.

Second Sight’s Competition

The U.S. life sciences industry is highly competitive. The treatment of blindness is a significant clinically unmet need and others continue to make progress. There are several approaches to treating blindness including other visual prostheses and non-electrical stimulation treatments. Visual prosthesis approach include:

Retinal Prostheses: The retina is the first nerve tissue in the visual network that generates electrical signals. A retinal prosthesis implant stimulates the retina with electrodes. Second Sight is aware of three primary approaches to this: 1) Subretinal Prosthesis, which is placed beneath the retina and between the retina and choroid, 2) Epiretinal Prosthesis, which is placed on the surface of the retina, and 3) Suprachoridal prosthesis, which is placed outside the choroid (behind the eye). Active retinal prosthesis companies and research groups include:

●	Pixium Vision: A publicly held French company that is developing the PRIMA (sub-retinal implant) for Dry-AMD patients. In 2017, Pixium announced approval for two feasibility studies of PRIMA in Dry-AMD patients. One study reportedly was in Paris with five subjects, and a second Early Feasibility Study in the U.S. of five patients is underway at two sites - Pittsburgh, Pennsylvania and Miami, Florida. A pivotal study of PRIMA is underway in Europe (France, Germany, and UK) with read-out of results expected in 2023. However, no plans for a pivotal study in the US have been announced.
●	The Boston Retinal Implant project is developing a subretinal prosthesis system but has not advanced to clinical trials.
●	Nano Retina Inc., a company based in Israel, and several other early-stage companies are reported to have developed intellectual property or technology that may improve retinal prostheses in the future. A Nano Retina clinical trial is underway in Europe and Israel, and 5 subjects reportedly have been implanted to date.
●	Bionic Vision Technologies, based in Australia, was recently granted Breakthrough Device status for its Bionic Eye Visual Prosthesis System, a suprachoroidal device. Second Sight has completed a two-year feasibility study and has partnered with Cirtec Medical in the US. It is in the planning stages for a global pivotal study.
●	Optic Nerve Implant: Moving down the visual network path, some are developing a cuff electrode array that is placed around the optic nerve just behind the eye. Second Sight believes these are in early research phase.
●	Visual Cortical Prosthesis: To Second Sight’s knowledge, it is the only commercially focused organization developing a visual cortical prosthesis (Orion), which is placed beneath the skull and on the surface of the visual cortex. A few other groups worldwide are developing an intracortical visual prosthesis with electrodes that penetrate the brain, including:

●	Illinois Institute of Technology’s Intracortical Visual Prosthesis (ICVP), a system of wireless, penetrating electrode arrays, has been designated a Breakthrough Device and has advanced to early feasibility study in the US. One subject of 5 has been implanted.
●	Monash Vision Group’s Gennaris system is also composed of wireless penetrating arrays. To Second Sight’s knowledge, this project is still in a preclinical phase.
●	Neuralink is developing a brain implant with penetrating electrodes that it has demonstrated in animal models. Vision restoration is one of Neuralink’s many stated goals.

As Second Sight continues to demonstrate the potential benefits and safety profile of Orion, it may face competition from other entities seeking to develop a visual cortical prosthesis. While Second Sight is currently precluded by the exclusion criteria in its Early Feasibility Study from testing Orion in any indication where a current therapeutic option exists, such as with RP using Argus, Second Sight or others may ultimately seek to demonstrate the potential benefits and safety profile of a visual cortical prosthesis for RP.

Other approaches not involving electrical stimulation include:

●	Transplants: transplanting retinal tissue to stimulate remaining retinal cells.
●	Stem Cells: generally, involves implanting immature retinal support cells aimed at slowing retinal degeneration. A single patient in London, England with wet AMD was reportedly implanted in 2015 with an embryonic stem cell line in a study sponsored by Pfizer. This study has been suspended. Patients with dry AMD were recruited in several countries (US, UK, and South Korea) for similar small studies. Data from these early-stage studies are encouraging with regard to safety and potential therapeutic benefit, but these have been described as Phase ½ clinical trials, with the likely next step of ongoing in vitro cell optimization and small clinical validation studies prior to larger pivotal studies . A few other study groups are investigating different human embryonic stem cell and induced pluripotent stem cell lines for retinal diseases, but to Second Sight’s knowledge, they are all in early stages.
●	Genetics and Gene Therapy: involves identifying a specific gene that is causing retinal problems (there are over 120 for retinitis pigmentosa alone) resulting in visual impairments and blindness and inserting healthy genes into an individual’s cells using a virus as a delivery mechanism to treat the diseases. A company (Spark Therapeutics) completed a phase 3 study in 21 patients with a median age of 11 for a gene that affects a very small percentage of retinitis pigmentosa patients, RPE65. That company applied for and received FDA approval for Luxturna in 2018. Pricing for these injections is reported to be approximately $850,000 for both eyes. Second Sight believes that there is virtually no overlap with its current market since its patients generally are adults (Orion was studied in adults 22–74 years old). Luxturna also treats better sighted patients since it is aimed at improving or preserving residual vision. In contrast, Orion seeks to create artificial vision where vision is completely lost.
●	Optogenetics Therapy: aimed at slowing down, reversing, and/or eliminating the process by which photoreceptors in the eye are compromised. This therapy requires using the patient’s cells with a virus as a delivery mechanism intended to cause cells within the eye to become light sensitive. Animal work has shown that these cells are not sensitive enough to respond to ambient light, so this approach currently also requires a light amplifier outside the body to increase light delivered to the retina. Several phase 1/2a and 2b/3 trials of optogenetic treatments for RP or related diseases are active in the US, but none of these treatments have been approved for marketing in any markets, to Second Sight’s knowledge.
●	Nutritional Therapy: involves diets or supplements that are thought to prevent or slow the progress of vision loss.
●	Implantable Telescope: VisionCare Ophthalmic Technologies, Inc. offers an FDA approved implantable miniature telescope for AMD, a magnifying device that is implanted in the eye. The VisionCare telescope is approved for use in patients with severe to profound vision impairment (best corrected visual acuity of 20/160 to 20/800) due to dry AMD.
●	Wicab’s The BrainPort® V100 includes a video camera mounted on a pair of sunglasses, a hand-held controller, and tongue array. The tongue array contains 400 electrodes and is connected to the glasses via a flexible cable. White pixels from the camera are felt on the tongue as strong stimulation, black pixels as no stimulation, and gray levels as medium levels of stimulation. This device is indicated for the profoundly blind.

●	There are currently no known treatments for dry AMD after the disease has caused severe to profound vision loss nor are there any established treatments that delay or reverse the progression of dry AMD other than supplements.
●	Therapies exist for Wet AMD that delay the progression of visual impairment or slightly improve the vision, rather than completely curing or reversing its course. These therapies are approved in many regions throughout the world, including the U.S. and European Union (“EU”).

Warranty

Second Sight generally provides a standard limited warranty for the Argus II system covering replacement over the following periods after implant:

●	three years on implanted epiretinal prosthesis
●	two years on wearable components other than batteries and chargers
●	three months on batteries and chargers

Based on Second Sight’s experience to date, the Argus II system has proven to be a reliable device generally performing as intended. Second Sight has accrued warranty expense of $50,000 as of December 31, 2021, which is based upon its historical experience rate.

Second Sight’s Research Development and Quality Assurance

Second Sight has a single facility, located at its principal office in Los Angeles, California.

Second Sight relies on many suppliers to provide the materials and services necessary to produce and test its products. Many of these materials or services are currently provided by sole source suppliers. In a number of instances Second Sight maintains sole source suppliers because Second Sight’s current purchasing volumes do not warrant developing more than one supplier. Second Sight expects to secure additional providers as its production volumes increase. If Second Sight experiences a loss of a sole supplier before confirming an alternative, it risks possible disruptions in Second Sight’s operations. Second Sight attempts to mitigate the sole source risk by, among other things, increasing parts inventory as a partial hedge against interruptions in parts supply and by actively seeking to develop alternative supplier sources before experiencing any such disruptions.

Employees

As of June 15, 2022, Second Sight had 15 employees, including 10 in clinical, regulatory and research and development; and 5 in administration. Of these persons, all are employed in the United States. Second Sight believes that the continued success of its business will depend, in part, on its ability to attract and retain qualified personnel, and it is committed to developing its people and providing them with opportunities to contribute to its growth and success. None of these employees is covered by a collective bargaining agreement, and it believes its relationship with its employees is good to excellent.

Properties

Second Sight’s principal office and facilities are located at 13170 Telfair Avenue, Sylmar CA 91342, which consists of approximately 17,290 rentable square feet at a current base rent of about $17,000 per month. Second Sight’s sub-lease expires in March 2023. Second Sight believes that these premises are adequate for its foreseeable needs.

NPM BUSINESS

Company Overview

NPM is a preclinical stage biopharmaceutical company which develops miniaturized, subdermal implants utilizing its proprietary NanoPortal™ technology to enable long-term, near constant-rate delivery of a broad range of medicines to treat chronic diseases. NPM uses this platform technology to develop and commercialize innovative, long-term drug implants, alone or in collaboration with pharmaceutical company partners to address a leading cause of poor clinical outcomes, medication non-adherence. NPM’s drug implants, unlike oral and injectable medicines are able to guarantee adherence by delivering minimally fluctuating drug plasma levels for up to 6 months or the life of the implant.

NPM’s mission is to provide people with the freedom to live healthier. NPM headquarters and operations are located at 5858 Horton Street, Emeryville, California and the company was incorporated in California in December 2009.

Technology Overview

NPM’s technology, which NPM calls NanoPortal, utilizes a space-efficient design that allows a miniaturized implant to provide many months of therapeutic delivery of potent molecules. The technology has no moving parts which results in a minimally fluctuating delivery profile, which is also tunable, over the duration of the implant. NPM has primarily been developing products around peptide therapeutics, but the technology can work across a wide range of molecular types. The key innovative component of the technology is a biocompatible titanium-oxide nano porous membrane which consists of millions of precisely sized nanotubes whose inner diameters represent the only path for drug molecules to exit the reservoir once the implant is fully assembled.

The key to the technology’s ability to achieve near constant release without moving parts is the ability to precisely tune the inner diameter of the nanotubes to the same size range as individual drug molecules. If the inner diameter of the nanotubes was smaller than the size of a given drug, there would be no release at all. If the inner diameter of the nanotubes was much larger than the size of a given drug, the rate at which the drug leaves the reservoir would follow traditional physics and would decrease over time as the drug concentration decreases. However, when the opening is close enough in size to the drug molecules, the drug release is constrained and can result in a variety of desirable delivery profiles including near constant release. NPM’s NanoPortal technology has demonstrated near constant release in animal models.

For drug molecules with adequate potency and stability, NanoPortal can allow minimization of the implant size while extending implant duration. A custom delivery profile can also be achieved by adjusting the number of accessible nanotubes, engineering changes to the implant, and/or changes in formulation parameters. With the design flexibility afforded by the NanoPortal technology, NPM plans to develop a portfolio of drug implants aimed at addressing diseases with high unmet medical needs.

Product Candidates

Although NPM’s proprietary NanoPortalTM implant technology has very broad potential applicability across a wide range of therapeutic molecules and disease areas, the company decided to focus initially on peptide therapeutics for the treatment of patients with metabolic disease. More specifically, NPM’s current portfolio, depicted in the table below, is comprised of four distinct pre-clinical stage programs targeting Type II diabetes (in humans and companion cats), obesity, and NASH (nonalcoholic steatohepatitis).

Below is a summary description of each pipeline program:

NPM-119: This exenatide implant is in near-clinical stage development for the treatment of patients with Type 2 diabetes with an anticipated duration of six months for the commercial configuration. To date, four months of therapeutic levels of exenatide have been demonstrated in rats. Exenatide is a GLP1- receptor agonist and was the first member of this new class of drugs to be approved for the treatment of Type 2 diabetes. The NPM-119 preclinical toxicology program and GMP manufacturing capabilities are nearing completion. NPM anticipates submitting an Investigational New Drug (IND) application with the US FDA and initiation of the first in human (FIH) study, also referred to as LIBERATE1, in the second half of 2022.

OKV-119: This exenatide implant is under development for the treatment of obese and/or diabetic companion cats. The program is partnered with Okava Pharmaceuticals, Inc. (“Okava”) who is responsible for management and funding of the development programs and ultimate commercialization of this product. OKV-119 is in early-stage development and NPM does not anticipate any significant NPM focus beyond the support of product development and manufacturing activities.

NPM-139: This six-month implant is in feasibility testing for the treatment of patients with obesity. The undisclosed compound is the proprietary molecule of a large pharmaceutical company partner. The undisclosed compound is in a drug class that has already demonstrated clinical utility in the treatment of obesity with multiple products already approved and marketed in the U.S.

NPM-159: This six-month implant is in feasibility testing for the treatment of patients with non-alcoholic steatohepatitis (NASH). The undisclosed compound is the proprietary molecule of a large pharmaceutical company partner. The undisclosed compound is in a drug class that already demonstrated strong preliminary evidence of clinical utility in the treatment of NASH and multiple products are currently under development in the U.S. at this time.

NPM intends to apply its extensive experience and proprietary implant technology to develop a pipeline of drug implants that have the potential to change the treatment of chronic diseases with high unmet medical needs across multiple therapeutic categories and disease areas.

Business Strategy

NPM’s mission is to provide people with the freedom to live healthier. NPM develops miniaturized drug implants using its proprietary NanoPortal implant technology to enable delivery of a broad range of medicines to treat chronic diseases. These products, designed to address poor medication adherence, are anticipated to significantly improve the health of otherwise non-adherent patients and to provide assurance to the physicians who treat them.

NPM plans to initially prove its technology and business model through the clinical and regulatory development of its lead program, NPM-119 (exenatide implant). The active drug, exenatide, is a member of the GLP-1 receptor agonist class of drugs. Drug products, including drug substances within this relatively new drug class, have already been successfully developed and marketed for the treatment of both Type II diabetes and obesity and GLP-1 products are the category leader in revenue for Type II diabetes treatment. In addition, GLP-1 receptor agonists have shown promising early clinical results in NASH and other therapeutic areas including Alzheimer’s diseases. NPM intends to complete all studies and information to support the submission of an Investigational New Drug (IND) application in the U.S. to support a First-In-Human (FIH) study with NPM-119 during the second half of 2022 and to advance NPM-119 into late-stage clinical development by 2024. In addition, NPM intends to advance its early-stage programs in obesity and NASH with two undisclosed Big Pharma partners. Its business strategy includes:

●	Filing an original IND to support clinical investigation of NPM-119 (exenatide implant) in H2 2022;
●	Initiating NPM-119 FIH clinical study (LIBERATE-1) in 2H2022;
●	Advancing the feasibility assessments for NPM-139 and NPM-159 in 2022;
●	Developing manufacturing capabilities and systems to produce materials for a future pivotal study;
●	Maintaining, expanding, and protecting its intellectual property portfolio;
●	Seeking regulatory approvals for any product candidates that successfully complete clinical trials; and
●	Adding operational, financial, and management information systems and personnel, including personnel to support its planned product development and commercialization efforts, as well as to support its transition to a public reporting company.

Corporate Information

NPM was incorporated under the laws of California on December 17, 2009. Its operations began in 2010. NPM’s corporate office is located at 5858 Horton St. #280, Emeryville, California, 94608; its telephone number is (415) 506-8462; and its website is located at www.nanoprecisionmedical.com. Information on or accessed through NPM’s website is not incorporated into this proxy statement/prospectus.

Market and Commercial Opportunity

Although NPM’s proprietary NanoPortalTM implant technology has very broad potential applicability across a wide range of therapeutic molecules and disease areas, the company decided to focus initially on peptide therapeutics for the treatment of patients with metabolic disease.

The current market sizes where NPM products will compete, assuming successful regulatory approval and market launch, are indicated in the table below:

A closer look at the individual programs yields the following:

NPM-119: This preclinical stage asset is in development for the treatment of Type II diabetes. In 2021, Approximately 537 million adults (20-79 years) are living with diabetes. The total number of people living with diabetes is projected to rise to 643 million by 2030 and 783 million by 2045. In 2017, the estimated cost of prescription drugs to treat diabetes was $71.1 billion dollars. In 2021 alone, the sales of GLP-1 receptor agonists (GLP-1 RA) for type 2 diabetes was over $15 billion. Because the current drug adherence rate for type II diabetes is only 40-60% for oral and injectable GLP1- RA products, NPM believes the opportunity for a GLP-1 RA implant that could address non-adherence is significant. The commercial potential is further supported by the fact that only 3% of all prescriptions for Type II diabetes are for GLP-1 RA drugs.

OKV-119: This exenatide implant is under development for the treatment of obese and diabetic companion cats. In 2017, there were over 90 million cats in the U.S. 20-30 million cats have obesity, and 2-4 million cats have diabetes. Over $100 billion is spent on pets each year, this spending is expected to triple over the next 10 years, and pet health is the fastest-growing sub-segment of this market. Since cats are difficult to medicate, a small subdermal implant administered by a veterinarian can be a welcome option for many pet owners. Okava will be responsible for management and funding of the development programs and commercialization of this product. NPM does not anticipate any significant NPM focus beyond the support of product development and manufacturing activities.

NPM-139: This six-month implant is in feasibility testing for the treatment of patients with obesity. This undisclosed compound is the proprietary molecule of a large pharmaceutical company partner. The undisclosed compound is in a drug class that already demonstrated clinical utility in the treatment of obesity with multiple products already approved and marketed in the U.S.

NPM-159: This six-month implant is in feasibility testing for the treatment of patients with non-alcoholic steatohepatitis (NASH). The undisclosed compound is the proprietary molecule of a large pharmaceutical company partner. The undisclosed compound is in a drug class that already demonstrated preliminary evidence of clinical utility in the treatment of NASH and multiple products are currently under development in the U.S. at this time.

NPM intends to apply its extensive experience and proprietary implant technology to develop a pipeline of drug implants that have the potential to change the treatment of chronic diseases with high unmet medical needs across multiple therapeutic categories and disease areas.

Strategic Agreements

Okava Therapeutics

On November 4, 2019, NPM entered into a license and supply agreement (the “Okava Agreement”) with Okava to develop and commercialize a NanoPortal product for the treatment of diabetes and other metabolic disorders in veterinary feline patients. This product has since been named OKV-119. As part of the agreement, Okava obtained an exclusive license to develop and commercialize such product for such purpose in the United States and the EU. In addition, Okava obtained an exclusive right to negotiate an exclusive license to develop and commercialize such product containing exenatide for the treatment of disorders of veterinary patients worldwide. Pursuant to the Okava Agreement, NPM received a 12.5% ownership stake in Okava (NPM has not attributed any value to its investment in Okava through December 31, 2021), eligibility to receive regulatory milestone payments up to $5M and commercial milestone payments up to $74 million, and a royalty on annual net sales in the range of 12-18% depending on the amount of sales. The agreement provides for a transfer of Okava shares subsequent to Okava’s next financing such that NPM will own no more than 5% of Okava but no less than the equivalent number of shares associated with a $2.5M stake in Okava based on the per share price used in Okava’s next financing. OKV-119 is currently undergoing feasibility testing.

Governmental Regulation

FDA Regulation and Marketing Approval

In the U.S., the FDA regulates drug products, biological products, and medical devices under the Federal Food, Drug, and Cosmetic Act (FDCA), the Public Health Service (PHS) Act, and other federal regulations. These FDA-regulated products are also subject to state and local statutes and regulations, as well as applicable laws or regulations in foreign countries. The FDA, and comparable regulatory agencies in state and local jurisdictions and in foreign countries, impose substantial requirements on the research, development, testing, manufacture, quality control, labeling, packaging, storage, distribution, record-keeping, approval, post-approval monitoring, advertising, promotion, marketing, sampling and import and export of FDA-regulated products.

Failure to comply with the applicable requirements at any time during the drug development process, approval process, or after approval may subject an applicant to administrative or judicial sanctions or non-approval of product candidates. These sanctions could include a clinical hold on clinical trials, FDA’s refusal to approve pending applications or related supplements, withdrawal of an approval, untitled or warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, restitution, disgorgement, civil penalties, or criminal prosecution. Such actions by government agencies could also require NPM to expend many resources to respond to the actions. Any agency or judicial enforcement action could have a material adverse effect on NPM.

IND and Clinical Trials of Drug and Biological Products

Prior to commencing a human clinical trial of a drug or biological product, an Investigational New Drug (IND) application, which contains the results of preclinical studies along with other information, such as information about product chemistry, manufacturing and controls and a proposed protocol, must be submitted to the FDA. An IND is a request for authorization from the FDA to administer an investigational drug or biological product to humans. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA within the 30-day period raises concerns or questions about the conduct of the clinical trial. In such a case, the IND sponsor must resolve any outstanding concerns with the FDA before the clinical trial may begin. A separate submission to the existing IND must be made for each successive clinical trial to be conducted during drug development.

An independent Institutional Review Board (IRB) for each site proposing to conduct the clinical trial must review and approve the investigational plan for the trial before it commences at that site. Informed written consent must be obtained from each trial subject.

Human clinical trials for drug and biological products typically are conducted in sequential phases that may overlap:

●	Phase I — the investigational drug/biologic is given initially to healthy human subjects or patients with the target disease or condition to determine metabolism and pharmacologic actions of the drug in humans, side effects and, if possible, to gain early evidence on effectiveness. During Phase I clinical trials, sufficient information about the investigational drug/biologic’s pharmacokinetics and pharmacologic effects may be obtained to permit the design of well-controlled and scientifically valid Phase II clinical trials.
●	Phase II — clinical trials are conducted to evaluate the effectiveness of the drug/biologic for a particular indication or in a limited number of patients in the target population to identify possible adverse effects and safety risks, to determine the efficacy of the drug/biologic for specific targeted diseases and to determine dosage tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase III clinical trials.
●	Phase III — when Phase II clinical trials demonstrate that a dosage range of the drug/biologic appears effective and has an acceptable safety profile and provide sufficient information for the design of Phase III clinical trials, Phase III clinical trials in an expanded patient population at multiple clinical sites may begin. They are intended to further evaluate dosage, effectiveness, and safety, to establish the overall benefit-risk relationship of the investigational drug/biologic and to provide an adequate basis for product labeling and approval by the FDA. In most cases, the FDA requires two adequate and well-controlled Phase III clinical trials to demonstrate the efficacy of the drug in an expanded patient population at multiple clinical trial sites.

All clinical trials must be conducted in accordance with FDA regulations, including good clinical practice (GCP) requirements, which are intended to protect the rights, safety, and well-being of trial participants, define the roles of clinical trial sponsors, administrators and monitors and ensure clinical trial data integrity. Regulatory authorities, including the FDA, an IRB, a data safety monitoring board, or the sponsor, may suspend or terminate a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable health risk or that the clinical trial is not being conducted in accordance with FDA requirements.

During the development of a new drug or biologic, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase II clinical trials, and before an NDA/BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the end-of-Phase II clinical trials meetings to discuss their Phase II clinical trials results and present their plans for the pivotal Phase III registration trial that they believe will support approval of the new drug/biologic.

An investigational drug product that is a combination of two different drugs in the same dosage form must comply with an additional rule that requires that each component contribute to the claimed effects of the drug product. This typically requires larger studies that test the drug against each of its components.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, biologics, and devices, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial, is made public as part of the registration. Sponsors also are obligated to discuss the results of their clinical trials after completion. Disclosure of the clinical trial results can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

The New Drug Application (NDA) Approval Process

NPM’s drug products must be approved by the FDA through the NDA approval process before they may be legally marketed in the U.S. The process required by the FDA before drugs may be marketed in the U.S. generally involves the following:

●	completion of non-clinical laboratory tests, animal studies and formulation studies conducted according to good laboratory practice or other applicable regulations;
●	submission of an IND application;
●	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use or uses conducted in accordance with GCP;
●	submission to the FDA of an NDA after completion of all pivotal clinical trials;
●	FDA pre-approval inspection of manufacturing facilities and audit of clinical trial sites; and
●	FDA approval of an NDA.

To obtain approval to market a drug in the U.S., a marketing application must be submitted to the FDA that provides data establishing to the FDA’s satisfaction the safety and effectiveness of the investigational drug for the proposed indication. Each NDA submission requires a substantial user fee payment (exceeding $3.1 million in fiscal year 2022) unless a waiver or exemption applies. The application includes all relevant data available from pertinent non-clinical studies, or preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other information. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product, or from several alternative sources, including studies initiated by investigators that meet GCP requirements.

Companies also must develop additional information about the chemistry and physical characteristics of the drug and finalize a process for the NDA sponsor’s manufacturing the product in compliance with current good manufacturing practice (cGMP) requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate, and the manufacturer must develop methods for testing the identity, strength, quality, and purity of the finished drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf-life.

The results of drug development, non-clinical studies, and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product.

The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. The FDA has 60 days from its receipt of an NDA to conduct an initial review to determine whether the application will be accepted for filing.

If the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to ensure the product’s identity, strength, quality, and purity. The FDA has agreed to specific performance goals on the review of NDAs and seeks to review standard NDAs within 12 months from submission of the NDA. The review process may be extended by the FDA for three additional months to consider certain late submitted information or information intended to clarify information already provided in the submission.

After the FDA evaluates the NDA, it will issue either an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the application is not ready for approval. A Complete Response Letter may require additional clinical data and/or an additional pivotal clinical trial(s), and/or other significant, expensive, and time-consuming requirements related to clinical trials, preclinical studies, or manufacturing. Even if such additional information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA may refer applications for novel drug products or drug products that present difficult questions of safety or effectiveness to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved and, if so, under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, BLA or PMA, the FDA typically will inspect the facilities where the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. NPM currently has manufacturing facilities at its corporate headquarters but may also facilitate a technology transfer of such functions and obligations to third party contract research organizations, for its clinical materials and commercial supply. Until such time as NPM no longer manufactures any clinical or commercial supply of product, NPM must ensure that its facilities satisfy FDA manufacturing requirements. Additionally, before approving an NDA, BLA or PMA, the FDA may inspect one or more clinical sites for compliance with GCP regulations.

If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it typically will outline the deficiencies and often will request additional testing or information. This may significantly delay further review of the application. If the FDA finds that a clinical site did not conduct the clinical trial in accordance with GCP regulations, the FDA may determine the data generated by the clinical site should be excluded from the primary efficacy analyses provided in the NDA. Additionally, notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

As a condition of approval, the FDA may require, additional clinical trials after a product is approved. These so-called Phase IV or post-approval clinical trials may be a condition for continuing drug approval. The results of Phase IV clinical trials can confirm the effectiveness of a product candidate and can provide important safety information. In addition, the FDA now has express statutory authority to require sponsors to conduct post-marketing trials to specifically address safety issues identified by the agency.

The FDA also has authority to require a Risk Evaluation and Mitigation Strategy (“REMS”) to ensure that the benefits of a drug outweigh its risks. A sponsor may also voluntarily propose a REMS as part of the NDA submission. The need for a REMS is determined as part of the review of the NDA. Elements of a REMS may include “dear doctor letters,” a medication guide, more elaborate targeted educational programs, and in some cases elements to assure safe use (“ETASU”), which is the most restrictive REMS. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. These elements are negotiated as part of the NDA approval, and in some cases the approval date may be delayed. Once implemented, REMS are subject to periodic assessment and modification.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, manufacturing processes or facilities, may require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Even if a product candidate receives regulatory approval, the approval may be limited to specific disease states, patient populations and dosages, or might contain significant limitations on use in the form of warnings, precautions, or contraindications, or in the form of onerous risk management plans, restrictions on distribution or post-marketing trial requirements. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delay in obtaining, or failure to obtain, regulatory approval for NPM’s products, or obtaining approval but for significantly limited use, would harm NPM’s business. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of NPM’s products in development. In addition, NPM cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

The Hatch-Waxman Amendments

Under the Drug Price Competition and Patent Term Restoration Act of 1984, as amended, commonly known as the Hatch-Waxman Amendments, a portion of a product’s U.S. patent term that was lost during clinical development and regulatory review by the FDA may be restored. The Hatch-Waxman Amendments also provide a process for listing patents pertaining to approved products in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book) and for a competitor seeking approval of an application that references a product with listed patents to make certifications pertaining to such patents. In addition, the Hatch-Waxman Amendments provide for a statutory protection, known as non-patent exclusivity, against the FDA’s acceptance or approval of certain competitor applications.

Patent Term Restoration

Patent term restoration can compensate for time lost during drug development and the regulatory review process by returning up to five years of patent life for a patent that covers a new product or its use. This period is generally one-half the time between the effective date of an IND (falling after issuance of the patent) and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application, provided the sponsor acted with diligence. Patent term restorations, however, cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed by the NDA holder in the drug’s application or otherwise are published in the FDA’s Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application (ANDA). An ANDA permits marketing of a drug product that has the same active ingredient(s) in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, preclinical studies or clinical trials to prove the safety or effectiveness of their drug product. Drugs approved under and ANDA are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug.

Section 505(b)(2) of the FDCA provides an alternate regulatory pathway to FDA approval for new or improved formulations or new uses of previously approved drug products. Specifically, Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference.

Any applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA that (i) no patent information on the drug product that is the subject of the application has been submitted to the FDA; (ii) such patent has expired; (iii) the date on which such patent expires; or (iv) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. This last certification is known as a paragraph IV certification. A notice of the paragraph IV certification must be provided to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the ANDA or 505(b)(2) application refers. The applicant also may elect to submit a “section viii” statement certifying that its proposed label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the reference NDA holder and patent owners assert a patent challenge directed to one of the Orange Book listed patents within 45 days of the receipt of the paragraph IV certification notice, the FDA is prohibited from approving the application until the earlier of 30 months from the receipt of the paragraph IV certification expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the applicant. The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the branded reference drug has expired.

Market Exclusivity

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain drug applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the U.S. to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a Paragraph IV certification.

The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, were conducted or sponsored by the applicant deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active ingredient. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA is required to conduct or obtain a right of reference to all of the non-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

The Biologics License Application (BLA) Approval Process

NPM’s biological products must be approved by the FDA through the BLA approval process before they may be legally marketed in the U.S. The process is similar to the NDA process and generally involves the completion of non-clinical laboratory tests, submission of an IDA application, performance of human clinical trials in accordance with GCP to establish and safety and efficacy of the biological product, submission to the FDA of a BLA after completion of all pivotal clinical trials, FDA pre-approval inspection of manufacturing facilities and audit of clinical trial sites; and FDA approval of a BLA.

The cost of preparing and submitting a BLA is substantial. Each BLA submission requires a user fee payment (exceeding $3.1 million in fiscal year 2022) unless a waiver or exemption applies. The manufacturer or sponsor of an approved BLA is also subject to annual establishment fees.

The FDA has 60 days from its receipt of a BLA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of BLAs. Most applications for standard review biologics products are reviewed within twelve months of submission, and most applications for priority review biologics are reviewed within eight months of submission. The review process may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. Even if such additional information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.

The FDA may also refer applications for novel biologics products or biologics products that present difficult questions of safety or efficacy, to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.

Before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the biologic product is manufactured. The FDA will not approve the BLA unless compliance with cGMP is satisfactory, and the BLA contains data that provide substantial evidence that the biologic is safe and effective for the indication studied. Manufacturers of biologics also must comply with the FDA’s general rules on biological products.

After the FDA evaluates the BLA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter outlines the deficiencies in the submission and may require substantial additional testing, including additional large-scale clinical testing or information for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

An approval letter authorizes commercial marketing and distribution of the biologic with specific prescribing information for specific indications. As a condition of BLA approval, the FDA may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy and may impose other conditions, including labeling restrictions, which can materially affect the product’s potential market and profitability. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems or safety issues are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, device components or manufacturing processes or facilities, require submission and FDA approval of a new BLA or BLA supplement before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing BLA supplements as it does in reviewing BLAs.

Biosimilar Exclusivity

The Biologics Price Competition and Innovation Act of 2009 (BPCIA) creates an abbreviated approval pathway for biosimilar products. A biosimilar is a biological product that is highly similar to and has no clinically meaningful differences from an existing FDA-licensed reference product. Biosimilarity must be shown through analytical studies, animal studies, and at least one clinical study, absent a waiver. A biosimilar product may be deemed interchangeable with a prior licensed product if it is biosimilar and meets additional requirements under the BPCIA, including that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. An interchangeable product may be substituted for the reference product without the involvement of the prescriber.

A reference biologic is granted twelve years of exclusivity from the time of first licensure of the reference product, and no application for a biosimilar may be submitted for four years from the date of licensure of the reference product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product may obtain exclusivity against a finding of interchangeability for other biologics for the same condition of use for the lesser of (i) one year after first commercial marketing of the first interchangeable biosimilar; (ii) eighteen months after the first interchangeable biosimilar is approved if there is no patent challenge; (iii) eighteen months after resolution of a lawsuit over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant; or (iv) 42 months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit is ongoing within the 42-month period.

FDA Regulation of Medical Devices

Medical devices are subject to extensive and rigorous regulation by the FDA under the FDCA, as well as other federal and state regulatory bodies in the United States, and laws and regulations of foreign authorities in other countries. FDA requirements specific to medical devices are wide ranging and govern, among other things:

●	design, development, and manufacturing;
●	testing, labeling and storage;
●	clinical trials in humans;
●	product safety;
●	marketing, sales, and distribution;
●	premarket clearance or approval;
●	record keeping procedures;
●	advertising and promotion;
●	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to serious injury or death; and
●	product export.

Unless an exemption applies, medical devices distributed in the United States must receive either premarket clearance under Section 510(k) of the FDCA or premarket approval of a premarket application (PMA). Medical devices are classified into one of three classes — Class I, Class II, or Class III — depending on the degree or risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Medical devices deemed to pose relatively low risk are placed in either Class I or II, which generally requires the manufacturer to submit a premarket notification under Section 510(k) of the FDCA requesting permission for commercial distribution. Some low-risk devices are exempted from this premarket requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device, or to a “preamendment device” — i.e., a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for submission of PMA applications — are placed in Class III requiring PMA approval.

Clinical Studies of Medical Devices under an Investigational Device Exemption (IDE)

A clinical trial is almost always required to support a PMA. All clinical investigations of investigational devices must be conducted in accordance with the FDA’s investigational device exemption (IDE) regulations, which govern investigational device labeling, prohibit promotion of the investigational device, and specify recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators.

If the device presents a “significant risk” to human health (as defined in the regulations), the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety, or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating, or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. A nonsignificant risk device does not require FDA approval of an IDE. Both significant risk and nonsignificant risk investigational devices require approval from institutional review boards (IRBs) at the study centers where the device will be used. There can be no assurance that submission of an IDE will result in the ability to commence clinical trials.

An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

During the study, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting and record keeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with all reporting and record keeping requirements. The sponsor, the FDA or the IRB at each site at which a clinical trial is being conducted may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and efficacy of the device or may otherwise not be sufficient to obtain approval of the product.

The Premarket Application (PMA) Approval Pathway

A product not eligible for 510(k) clearance must follow the PMA approval pathway, which requires evidence of the safety and effectiveness of the device to the FDA’s satisfaction. FDA aims to review PMAs within 12 months, but approval in practice could take much longer.

A PMA application must provide extensive preclinical and clinical trial data and information about the device and its components regarding, among other things, device design, manufacturing, and labeling. As part of the PMA review, the FDA typically will inspect the manufacturer’s facilities for compliance with Quality System Regulation (QSR) requirements, which impose requirements for design and development, manufacturing, testing, labeling, packaging, distribution, and documentation and other quality assurance procedures.

Upon submission, the FDA determines if the PMA application is sufficiently complete to permit a substantive review, and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application, which typically takes one to three years, but may last longer. An advisory panel of experts from outside the FDA is typically convened to review and evaluate the PMA applications and provide recommendations to the FDA as to the approval of the device. Even after approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

Post-Marketing Requirements for FDA Regulated Products

Following approval of a new product, the company and the approved products are subject to continuing regulation by the FDA, state and foreign regulatory authorities including, among other things, monitoring and record-keeping activities, reporting adverse experiences to the applicable regulatory authorities, providing regulatory authorities with updated safety and efficacy information, manufacturing products in accordance with cGMP requirements, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising and restrictions on promoting products for uses or in patient populations that are not consistent with the drug’s approved labeling (known as “off-label use”), limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet, including social media. Although physicians may prescribe products for off-label uses, manufacturers may not market or promote such off-label uses. Modifications or enhancements to the product or its labeling or changes of the site of manufacture are often subject to the approval of the FDA and other regulators, who may or may not grant approval, or may include in a lengthy review process.

The FDA, state and foreign regulatory authorities have broad enforcement powers. Failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state, or foreign regulatory authorities, which may include the following:

●	untitled letters or warning letters;
●	fines, disgorgement, restitution, or civil penalties;
●	injunctions (e.g., total, or partial suspension of production) or consent decrees;
●	product recalls, administrative detention, or seizure;
●	customer notifications or repair, replacement, or refunds;
●	operating restrictions or partial suspension or total shutdown of production;
●	delays in or refusal to grant requests for future product approvals or foreign regulatory approvals of new products, new intended uses, or modifications to existing products;
●	withdrawals or suspensions of FDA product marketing approvals or foreign regulatory approvals, resulting in prohibitions on product sales;
●	clinical holds on clinical trials;
●	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and
●	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on NPM’s reputation, business, financial condition, and results of operations. Such actions by government agencies could also require NPM to expend a large number of resources to respond to the actions. Any agency or judicial enforcement action could have a material adverse effect on NPM.

In the U.S., after a product is approved, its manufacture is subject to comprehensive and continuing regulation by the FDA. The FDA regulations require that products be manufactured in registered facilities and in accordance with cGMP. NPM expects to rely on third parties for the production of clinical and commercial quantities of NPM’s products in accordance with cGMP regulations. cGMP regulations require, among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct deviations from cGMP. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. Manufacturers and other entities involved in the manufacture and distribution of approved drugs, biologics and medical devices are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

NDA/BLA/PMA holders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms and, in certain circumstances, suppliers to these firms. These firms and, where applicable, their suppliers are subject to inspections by the FDA at any time, and the discovery of violative conditions, including failure to conform to cGMP, could result in enforcement actions that can interrupt the operation of any such firm or result in restrictions on product supply, including, among other things, recall or withdrawal of the product from the market.

Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures.

Reimbursement, Anti-Kickback and False Claims Laws and Other Regulatory Matters

In the U.S., the research, manufacturing, distribution, sale and promotion of drug products and medical devices are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services (“CMS”), other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, state Attorneys General and other state and local government agencies. For example, sales, marketing, and scientific/educational grant programs must comply with the federal Anti-Kickback Statute, the federal False Claims Act, the privacy regulations promulgated under HIPAA, and similar state laws. Pricing and rebate programs must comply with the Medicaid Drug Rebate Program requirements of the Omnibus Budget Reconciliation Act of 1990, as amended, and the Veterans Health Care Act of 1992, as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The Medicare Modernization Act (MMA) established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which NPM receives regulatory approval. However, any negotiated prices for NPM’s products covered by a Part D prescription drug plan will likely be lower than the prices NPM might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-government payors.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage, and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of NPM’s product candidates, if any such product or the condition that it is intended to treat is the subject of a clinical trial. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of NPM’s product candidates. If third-party payors do not consider NPM’s products to be cost-effective compared to other available therapies, they may not cover NPM’s products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow NPM to sell NPM’s products on a profitable basis.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product, or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of NPM’s products. Historically, products launched in the European Union do not follow price structures of the U.S. and generally tend to be priced significantly lower than in the U.S.

As noted above, in the U.S., NPM is subject to complex laws and regulations pertaining to healthcare “fraud and abuse,” including, but not limited to, the federal Anti-Kickback Statute, the federal False Claims Act, and other state and federal laws and regulations. The federal Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer, or a party acting on its behalf, to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce the referral of business, including the purchase, order or prescription of a particular drug, or other good or service for which payment in whole or in part may be made under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by up to five years in prison, criminal fines, administrative civil money penalties and exclusion from participation in federal healthcare programs. In addition, many states have adopted laws similar to the federal Anti-Kickback Statute. Some of these state prohibitions apply to the referral of patients for healthcare services reimbursed by any insurer, not just federal healthcare programs such as Medicare and Medicaid. Due to the breadth of these federal and state anti-kickback laws, the absence of guidance in the form of regulations or court decisions and the potential for additional legal or regulatory change in this area, it is possible that NPM’s future sales and marketing practices or NPM’s future relationships with medical professionals might be challenged under anti-kickback laws, which could harm NPM.

The federal False Claims Act prohibits anyone from knowingly presenting, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services, including drugs, that are false or fraudulent, claims for items or services not provided as claimed or claims for medically unnecessary items or services. Although NPM would not submit claims directly to payors, manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, NPM’s future activities relating to the reporting of wholesaler or estimated retail prices for NPM’s products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state, and third-party reimbursement for NPM’s products, and the sale and marketing of NPM’s products, are subject to scrutiny under this law. For example, pharmaceutical companies have been found liable under the federal False Claims Act in connection with their off-label promotion of drugs. Penalties for a federal False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties of between $11,181 and $22,363 for each separate false claim, the potential for exclusion from participation in federal healthcare programs and, although the federal False Claims Act is a civil statute, conduct those results in a federal False Claims Act violation may also implicate various federal criminal statutes. If the government were to allege that NPM was, or convict NPM of, violating these false claims laws, NPM could be subject to a substantial fine. In addition, private individuals could bring actions under the federal False Claims Act and certain states have enacted laws modeled after the federal False Claims Act.

There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, as discussed below, a similar federal requirement requires manufacturers to track and report to the federal government certain payments made to physicians and teaching hospitals in the previous calendar year. These laws may affect NPM’s sales, marketing and other promotional activities by imposing administrative and compliance burdens on NPM. In addition, given the lack of clarity with respect to these laws and their implementation, NPM’s reporting actions could be subject to the penalty provisions of the pertinent state, and soon federal, authorities.

The failure to comply with regulatory requirements subjects companies to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals or refusal to allow a company to enter into supply contracts, including government contracts.

Changes in regulations, statutes or the interpretation of existing regulations could impact NPM’s business in the future by requiring, for example: (1) changes to NPM’s manufacturing facility; (2) additions or modifications to product labeling; (3) the recall or discontinuation of NPM’s products; or (4) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of NPM’s business.

Patient Protection and Affordable Care Act

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, collectively the PPACA, was enacted, which includes measures that have or will significantly change the way healthcare is financed by both governmental and private insurers. Among the provisions of the PPACA of greatest importance to the pharmaceutical industry are the following:

●	The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition for states to receive federal matching funds for the manufacturer’s covered outpatient drugs furnished to Medicaid patients. Effective in 2010, the PPACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs and biologic agents to 23.1% of the AMP and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The PPACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by expanding the population potentially eligible for Medicaid drug benefits. The CMS have proposed to expand Medicaid rebate liability to the territories of the U.S. as well. In addition, the PPACA provides for the public availability of retail survey prices and certain weighted average AMPs under the Medicaid program. The implementation of this requirement by the CMS may also provide for the public availability of pharmacy acquisition of cost data, which could negatively impact NPM’s sales.
●	In order for a pharmaceutical product to receive federal reimbursement under the Medicare Part B and Medicaid programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer. The PPACA expanded the types of entities eligible to receive discounted 340B pricing, although, under the current state of the law, with the exception of children’s hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs when used for the orphan indication. In addition, as 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase.
●	The PPACA imposes a requirement on manufacturers of branded drugs and biologic agents to provide a 50% discount off the negotiated price of branded drugs dispensed to Medicare Part D patients in the coverage gap (i.e., “donut hole”).
●	The PPACA imposes an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, although this fee would not apply to sales of certain products approved exclusively for orphan indications.
●	The PPACA requires pharmaceutical manufacturers to track certain financial arrangements with physicians and teaching hospitals, including any “transfer of value” made or distributed to such entities, as well as any investment interests held by physicians and their immediate family members. Manufacturers are required to track this information and were required to make their first reports in March 2014. The information reported is publicly available on a searchable website.
●	As of 2010, a new Patient-Centered Outcomes Research Institute was established pursuant to the PPACA to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research. The research conducted by the Patient-Centered Outcomes Research Institute may affect the market for certain pharmaceutical products.
●	The PPACA created the Independent Payment Advisory Board, which has the authority to recommend certain changes to the Medicare program to reduce expenditures by the program that could result in reduced payments for prescription drugs. Under certain circumstances, these recommendations will become law unless Congress enacts legislation that will achieve the same or greater Medicare cost savings.
●	The PPACA established the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending. Funding has been allocated to support the mission of the Center for Medicare and Medicaid Innovation from 2011 to 2019.

Many of the details regarding the implementation of the PPACA are yet to be determined, and, at this time, the full effect of the PPACA on NPM’s business remains unclear. Further, there have been recent public announcements by members of the U.S. Congress, President Trump and his administration regarding their plans to repeal and replace the PPACA. For example, on December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act of 2017, which, among other things, eliminated the individual mandate requiring most Americans (other than those who qualify for a hardship exemption) to carry a minimum level of health coverage, effective January 1, 2019. NPM cannot predict the ultimate form or timing of any repeal or replacement of the PPACA or the effect such a repeal or replacement would have on NPM’s business.

Chemistry, Manufacturing, and Controls

NPM has developed production processes and quality systems to support the manufacture of NPM-119 clinical materials for use in the currently planned First-In-Human (LIBERATE1) clinical study. A small number of processes are continuing to be refined prior to the production of the materials to be used in the study. In addition, efforts have also been initiated to support subsequent clinical investigations including the pivotal trial which is intended to enable future U.S. registration.

NPM has established in-house research, development, and manufacturing capabilities in its corporate headquarters in Emeryville, California, U.S.A. NPM has also engaged with contract manufacturers and/or analytical laboratories for selected processes when appropriate. For the FIH study materials, the drug substance if purchased from a third-party manufacturer and all assembly processes in which the drug substance is present, including the associated in-process testing, are intended to be performed by a contract manufacturer. Several device components and all raw materials are purchased from outside vendors according to established specifications. The device assembly processes, including the associated in-process testing, and final product testing are anticipated to be performed by NPM in Emeryville. The applicator, which is intended to facilitate subdermal placement of the implant in patients, has been developed and will be manufactured by a contract manufacturer. Several device components and the drug substance are purchased from outside vendors according to established specifications.

As the NPM-119 program advances, NPM may also engage with additional contract analytical and manufacturing organizations as needed. Currently NPM is not a party to any commercial manufacturing agreements.

Intellectual Property

As of June 16, 2022, NPM held or controlled 13 issued U.S. patents, 8 pending U.S. patent applications, and 11 patents in various jurisdictions outside the United States. Additionally, NPM is pursuing 6 corresponding patent applications that are pending in various foreign jurisdictions, including 2 applications that are pending in accordance with the Patent Cooperation Treaty (“PCT”). Further advancement of NPM’s intellectual property portfolio will require the filing of patent applications related to its proprietary manufacturing process and product candidates. NPM has patents extending into Australia, China, Germany, India, Japan, Netherlands, Republic of Korea, and the United States of America, as well as trade secrets protecting NPM’s intellectual property. NPM’s patent prosecution strategy includes exploration of opportunities to expand its patent life and use cases in order to broaden its existing patent portfolio.

Below is a further description of certain of NPM’s key issued patents, including the category of protection, expiration date, number of related patents issued in foreign jurisdictions and the product candidates to which each patent relates. NPM currently holds or controls:

●	13 patents issued in the United States (U.S. Patent Nos. 7,687,431, 9,814,867, 9,770,412, 10,479,868, 11,021,576, 10,045,943, 10,688,056, 9,511,212, 10,105,523, 10,792,481, 10,525,248, 11,129,791, and 11,191,935) and 10 patents issued in foreign jurisdictions. The patents are directed to the manufacture and use of a drug delivery system and more specifically, to a titania nanotube membrane and capsule utilizing the proprietary NanoPortalTM technology platform. The methods include methods of drug delivery and treatment with a composition such as exenatide, methods to implant a drug delivery system, and methods of manufacturing a nanoporous membrane, as well as an implantable drug delivery system, a titania nanotube membrane, and titania nanotubes. These U.S. patents relate to an apparatus to implant a drug delivery system, an implantable drug delivery system comprising exenatide, a titania nanotube membrane, a method of making a titania nanotube membrane, and a method of making titania nanotubes, which are expected to expire in 2025-2038, while patents issued in foreign jurisdictions are expected to expire in 2024-2035;
●	4 patents issued in the United States (U.S. Patent Nos. 9,511,212, 10,105,523, 10,792,481, and 11,129,791), which are also directed to implantable drug delivery devices. These U.S. patents relate to exenatide and are expected to expire in 2035 and 2037;
●	2 patents issued in the United States (U.S. Patent Nos. 10,525,248 and 11,191,935), which are also directed to apparatuses for promoting fluid uptake. These U.S. patents relate to an apparatus to implant a drug delivery system and are expected to expire in 2036 and 2038;
●	4 patents issued in the United States (U.S. Patent Nos. 10,479,868, 11,021,576, 10,045,943, and 10,688,056) and 1 patent issued in a foreign jurisdiction which are also directed to formulations. These U.S. patents relate to an exenatide composition and an implantable drug delivery system comprising exenatide and are expected to expire in 2035;
●	1 patent issued in the United States (U.S. Patent No. 9,770,412), which is also directed to coated nanoporous membranes. This U.S. patent relates to a method of manufacturing a nanoporous membrane and a nanopore membrane, which is expected to expire in 2035;
●	1 patent issued in the United States (U.S. Patent No. 9,814,867) and 4 patents issued in foreign jurisdictions, which are also directed to titania nanotube membranes. This U.S. patent relates to a method of making a titania nanotube membrane and is expected to expire in 2034;

●	1 patent issued in the United States (U.S. Patent No. 7,687,431) and 5 patents issued in foreign jurisdictions, which are also directed to nanotube fabrication. This U.S. patent relates to a method of making titania nanotubes and is expected to expire in 2025; and
●	6 pending U.S. applications and 6 applications pending in foreign jurisdictions, including 2 applications pending in accordance with the PCT, which are also directed to implantable drug delivery devices, apparatuses for promoting fluid uptake, formulations, and titania nanotube membranes.

Wherever possible, NPM seeks to protect its inventions by filing U.S. patents as well as foreign counterpart applications in select other countries. Because patent applications in the U.S. are maintained in secrecy for at least eighteen months after the applications are filed, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, NPM cannot be certain that it was the first to make the inventions covered by each of its issued or pending patent applications, or that NPM was the first to file for protection of inventions set forth in such patent applications. NPM’s planned or potential products may be covered by third-party patents or other intellectual property rights, in which case continued development and marketing of its products would require a license. Required licenses may not be available to NPM on commercially acceptable terms, if at all. If NPM does not obtain these licenses, it could encounter delays in product introductions while it attempts to design around the patents, or NPM could find that the development, manufacture or sale of products requiring such licenses are not possible.

In addition to patent protection, NPM also relies on know-how, trade secrets, and the careful monitoring of proprietary information, all of which can be difficult to protect. NPM seeks to protect some of its proprietary technology and processes by entering into confidentiality agreements with its employees, consultants, and contractors. These agreements may be breached, NPM may not have adequate remedies for any breach and its trade secrets may otherwise become known or be independently discovered by competitors. To the extent that NPM’s employees or its consultants or contractors use intellectual property owned by others in their work for NPM, disputes may also arise as to the rights in related or resulting know-how and inventions.

Competition

The competition for NPM will be dependent upon the individual product in development. For NPM’s lead asset, NPM-119, the competition could be defined as any drug product/manufacturer approved for use in the treatment of patients with Type II diabetes. However, NPM will narrow its focus to other GLP-1 receptor agonist and combination products with a GLP-1 receptor agonist component approved or in development for Type II diabetes only. In May 2022, Lilly’s Mounjaro™ (tirzepatide) was approved as the first and only combination GIP and GLP-1 receptor agonist for the treatment of adults with Type II diabetes. Manufacturers with approved GLP-1 receptor agonists include Lilly, Novo Nordisk, AstraZeneca, and Sanofi. Sales of the GLP-1 receptor agonist class were over $15 billion in 2021.

In addition to the marketed products, Intarcia Therapeutics filed for approval of the ITCA-650 (six-month exenatide implant) for the treatment of patients with Type II diabetes in 2017. This product has not been approved. In public correspondence, FDA asserts that the ITCA-650 NDA does not meet criteria for approval because (i) data submitted in the application do not show that the product would be safe under the proposed conditions of use and (ii) the methods used in, and the facilities and controls used for, the manufacture, processing, or packing of the product are not shown to be adequate to preserve its identity, strength, quality, and purity. Further correspondence disclosed additional deficiencies which included, but were not limited to, data that did not demonstrate adequate device reliability in regard to dose delivery. This may be related to Intarcia’s proprietary implant technology. While the ultimate fate of the ITCA-650 remains unclear from a regulatory approval perspective, the information provided by FDA and Intarcia informs our development path and regulatory strategy. In addition, the support for a six-month exenatide implant provided by patients, physicians, key opinion leaders and the American Diabetes Association provides confidence for the NPM-119 opportunity.

NPM-119

NPM-119 (exenatide implant) is a GLP1 receptor agonist market in development for the treatment of Type II diabetes. Competition in the GLP-1 class for this indication consists of the following:

●	Lilly (Trulicity®/dulaglutide) and (Mounjaro™/ GIP and dulaglutide dual agonist)
●	Novo Nordisk (Victoza®/liraglutide); (Ozempic®/semaglutide); and (Rybelsus®/semaglutide)
●	AstraZeneca (Bydureon BCise®/exenatide); and (Byetta®/exenatide)
●	Sanofi (Adlyxin®/lixisenatide)

NPM-139

NPM-139 (undisclosed active drug) is in feasibility testing for the treatment of patients with obesity. According to the World Obesity Atlas 2022, one billion adults globally will have obesity (BMI ≥30 kg/m2), or about 18% of the adult population, by 2030. In addition, it is expected that there will be 103 million children and 150 million adolescents living with obesity by 2030 as well.

Competition in the treatment of obesity consists of the following:

●	Teva’s Adipex® (phentermine) and generics
●	Roche’s Xenical® (orlistat) generics
●	Vivus’s Qsymia® (phentermine/topiramate extended release)
●	Orexigen’s Contrave® (bupropion/naltrexone)
●	Novo Nordisk’s Saxenda® (liraglutide) and Wegovy® (semaglutide)

NPM-159

NPM-159 (undisclosed active drug) is in feasibility testing for the treatment of NASH (nonalcoholic steatohepatitis). According to the American Liver Foundation, approximately 5% of the U.S. adult population have NASH. About 20% of the U.S. adult population have nonalcoholic fatty liver disease (NAFLD). NASH is the more severe form of NAFLD in which patients have hepatitis or swelling or inflammation of the liver and liver cell damage.

There are no currently approved drugs for the treatment of NASH. Although the active drug in NPM-159 is undisclosed, there is encouraging preliminary clinical data from another member in this class of drugs.

Employees

As of June 15, 2022, NPM had 38 employees, 38 of which are full-time and 30 of NPM’s employees are engaged in research and development activities. None of NPM’s employees are represented by labor unions or covered by collective bargaining agreements. NPM considers its relationship with its employees to be good.

Properties

NPM’s principal executive offices are located in California. NPM does not own any properties and leases two suites containing its research and development, manufacturing, and office space, which NPM believes will accommodate its anticipated workforce and short-term growth needs. These facilities contain an aggregate of approximately 18,275 square feet. NPM believes that the described facilities are suitable, adequate and provide the productive capacity corresponding to the current needs of NPM.

Legal Proceedings

NPM is not currently a party to any material legal proceedings.

SECOND SIGHT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. Second Sight’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors.

The consolidated results of operations for the years ended December 31, 2021 and 2020 are not necessarily indicative of the results that may be expected for any future period. The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto included in Part IV, Item 15 of Second Sight, Inc.’s Annual Report on Form 10-K filed March 29, 2022 and in conjunction with the “Risk Factors” included in Part I, Item 1A of Second Sight, Inc.’s Annual Report on Form 10-K filed March 29, 2022.

For a discussion and analysis of Second Sight financial condition and results of operations for the quarterly period ended March 31, 2022, see Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q filed with the SEC on May 16, 2022 attached to this proxy statement/prospectus as Annex I and incorporated herein by reference.

Business Overview

Second Sight Medical Products, Inc. (NASDAQ: EYES) has developed, manufactured and marketed implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. Second Sight is a recognized global leader in neuromodulation devices for blindness and are committed to developing new technologies to treat the broadest population of sight-impaired individuals.

Leveraging Second Sight’s 20 years of experience in neuromodulation for vision, Second Sight is developing the Orion® Visual Cortical Prosthesis System (“Orion”), an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. Second Sight is conducting an Early Feasibility Study of the Orion device at the Ronald Reagan UCLA Medical Center in Los Angeles (“UCLA”) and Baylor College of Medicine in Houston (“Baylor”). Regularly scheduled visits at both sites were paused in mid-March 2020 due to the coronavirus outbreak, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. Second Sight’s 36-month results, all of which were measured after the study resumed, indicate to Second Sight that:

●	Second Sight has a good safety profile. Five subjects experienced a total of fourteen adverse events (AEs) related to the device or to the surgery, through February 2022. One was considered a serious adverse event (SAE), and all of the adverse events were in the expected category. The one SAE occurred at about three months post-implant, was resolved quickly, and did not require a hospital stay. There have been no serious adverse events due to the device or surgery since June 2018.
●	The efficacy data is encouraging. Second Sight measures efficacy by looking at three measures of visual function: The first is square localization, where Orion subjects sit in front of a touch screen and are asked to touch within the boundaries of a square when it appears. The second is direction of motion, where subjects are asked to identify the direction and motion of lines on a screen. The third is grating visual acuity, a measure of visual acuity that is adapted for very low vision. Five subjects have completed these tests at 36-months. For these 36-month results, on square localization, five of five subjects tested in Second Sight’s feasibility study performed significantly better with the system on than off. On direction of motion, five of five performed better with the system on than off. On grating visual acuity, two of five tested had measurable visual acuity on the scale of this test (versus none who can do it with the device off). Another efficacy measurement of day-to-day functionality and benefit is FLORA, an acronym for Functional Low-Vision Observer Rated Assessment. FLORA is an assessment performed by an independent, third-party low vision orientation and mobility specialist who spends time with each of the subjects in their homes. The specialist asks each of the subjects a series of questions and also observes them performing 15 or more daily living tasks, such as finding light sources, following a sidewalk, or sorting laundry. The specialist then determines if the system is providing a benefit, if it is neutral, or if it is actually hurting the abilities of subjects to perform these tasks. FLORA results to date show that 4 out of 4 completing the FLORA at 36 months had positive or mild positive results indicating the Orion system is providing benefit. Second Sight reached agreement with the FDA in the fourth quarter of 2019 to utilize a revised version of FLORA as Second Sight’s primary efficacy endpoint in Second Sight’s pivotal trial for Orion, pending successful validation of the instrument.

No peer-reviewed data is available yet for the Orion system. Second Sight is currently negotiating the clinical and regulatory pathway to commercialization with the FDA as part of the Breakthrough Devices Program.

Second Sight’s principal offices are located in Los Angeles, California.

Second Sight’s first commercially approved product, the Argus® II Retinal Prosthesis System (“Argus II”), treats outer retinal degenerations, such as retinitis pigmentosa, also referred to as RP. The Argus II was the only retinal prosthesis approved in the United States by the Food and Drug Administration (“FDA”) and was the first approved retinal prosthesis in the world. RP is a hereditary disease, affecting an estimated 1.5 million people worldwide including about 100,000 people in the United States, that causes a progressive degeneration of the light-sensitive cells of the retina, leading to significant visual impairment and ultimately blindness. A subset of these patients would be eligible for the Argus II since the approved baseline vision for the Argus II is worse than legally blind (20/200). Second Sight commissioned 3rd party market research to estimate the size of the RP market that resulted in an estimate of approximately 1,500 patients in the US with advanced RP that could be treated with the Argus II given the eligibility criteria of Second Sight’s label.

Second Sight conducted a qualitative patient preference information (PPI) study in 2021. In the study, an independent third party conducted guided interviews with 30 people who would potentially qualify for an implant such as the Orion System. Subjects were 18 - 74 with acquired bare light or no light perception bilaterally. They included balanced subsamples of sex, age, sudden vs. gradual vision loss, and time since vision loss. The one-hour semi-structured interviews were centered on a hypothetical device similar to Orion. The performance description was based on feedback from Second Sight’s Early Feasibility Study (EFS) participants implanted with Orion. The interviews also included a description of known risks for Orion, including the serious adverse event rate from the EFS. Throughout the interview, participants were asked for feedback on all aspects the hypothetical system; they also rated their interest in being implanted multiple times after each presentation of new information. These results created a valuable dataset for future device design and marketing. When asked at the end of the interview if they would be interested in being implanted with the hypothetical device, 33.3% replied with a strong yes, 10.0% a weak yes, 23.3% a weak no, and 33.3% a strong no.

Second Sight’s prior market research found that there are 50,000 to 80,000 individuals in the United States with no light perception or bare light perception due to currently untreatable causes. Calculating 30% of 50,000 yields a minimum US market for Orion of 15,000 individuals, which does not include new cases each year.

Second Sight began selling the Argus II System in Europe at the end of 2011, Saudi Arabia in 2012, the United States and Canada in 2014, Turkey in 2015, Iran, Taiwan, South Korea and Russia in 2017, and Singapore in 2018. Given the limited addressable market of Argus II, it no longer markets the Argus II and have focused all of Second Sight’s resources on the development of Orion.

Second Sight is also researching multiple technologies that it believes to be complimentary to artificial vision and could potentially provide significant enhancements to the Orion user experience. In most cases, Second Sight collaborates with 3rd party firms to advance and integrate these innovative technologies with Second Sight’s artificial vision systems. Examples of technologies that Second Sight believes will be complimentary to Second Sight’s products include: eye tracking, object recognition and localization, thermal imaging and depth-based decluttering.

In March 2020, Second Sight was severely adversely impacted by the unprecedented economic shock caused by the COVID-19 pandemic and its related effects on Second Sight’s ability to secure financing for Second Sight’s planned activities. As a result, Second Sight significantly reduced Second Sight’s staff and expenses and conserved liquidity as it continued operations and explored Second Sight’s strategic options. These options included securing additional funding and exploring business alternatives that included partnering, acquiring, investing in or combining with businesses that may or may not be in a related industry. Second Sight was actively seeking opportunities to develop partnerships or collaborations with others to advance further Orion development, conduct pivotal trials and bring the product to market for the treatment of blindness. No assurances can be given that any of these initiatives will occur.

In early March 2020, Second Sight commenced clinical validation activities for the FLORA-20 instrument, the primary efficacy endpoint it has selected for Second Sight’s future pivotal clinical trial of Orion. In mid-March 2020, Second Sight’s validation activities were suspended as a result of public health concerns and related social distancing due to COVID-19. Second Sight is in the process of evaluating when activities related to the validation study can be resumed.

On March 27, 2020, the board of directors appointed Matthew Pfeffer, a member of the Second Sight board and Chairman of the Audit Committee of the board, as acting Chief Executive Officer. On March 26, 2021, Scott Dunbar replaced Matthew Pfeffer, as acting Chief Executive Officer. Mr. Pfeffer resumed his role as director at such date.

In furtherance of Second Sight’s decision to withdraw Argus II from the market, it has terminated two post-market studies for Argus II in Germany and the U.S., terminated an extended non-significant risk study in the U.S. for Argus 2s, and suspended Second Sight’s technical support of Argus II worldwide.

In May 2020, Second Sight completed an underwritten public offering of 7,500,000 shares of common stock at an offering price of $1.00 per share for aggregate gross proceeds of $7.5 million, and net proceeds of approximately $6.7 million after deducting underwriting discounts, commissions and other offering expenses. Based on Second Sight’s current plans, existing cash and cash equivalents can sustain Second Sight’s operations into June 2021.

In May 2020, Second Sight entered into a Letter Agreement with Sylmar Biomedical Park, LLC (the “Landlord”) to terminate Second Sight’s facility leases in which it agreed to vacate the premises by June 18, 2020 and pay $210,730 to bring Second Sight’s leases current and pay a one-time early termination fee of $150,000. Prior to the early termination, Second Sight was obligated to pay aggregate base rent of approximately $0.9 million and common area maintenance expenses for the respective remaining terms of Second Sight’s leases in February 2022 and April 2023.

Second Sight completed Second Sight’s offer to rescind certain purchases of shares under Second Sight’s ESPP plan on May 27, 2020. Second Sight voluntarily offered to rescind the sale of shares of Second Sight’s common stock to employees who purchased those shares under the ESPP and to reimburse any losses upon the sale of Second Sight’s shares of Second Sight’s common stock for certain purchase periods because these shares may not have been exempt from registration under the Securities Act of 1933. The rescission of these share purchases resulted in the repurchase and cancelation of 39,467 shares of Second Sight’s common stock. The total cost for the repurchase of these shares and the reimbursement of any losses from the sale of such shares totaled approximately $270,000.

In June 2020, Second Sight commenced a process to dissolve Second Sight’s Swiss subsidiary which is ongoing.

On July 7, 2020, Second Sight entered into a lease with Sylmar Biomedical Park, LLC, to lease a smaller portion of Second Sight’s present facility. The new lease allowed Second Sight to significantly reduce its rent while maintaining operations and the current address. The term of the lease was from June 16, 2020 until December 31, 2020. Second Sight has terminated this lease and moved effective February 1, 2021.

On December 8, 2020, Second Sight borrowed $1 million from Gregg Williams, Chairman of the Board of Directors of Second Sight and $1.2 million from two unaffiliated shareholders. Each promissory note was unsecured and accrued interest at a rate of twelve percent (12%) per annum beginning on receipt of the loan amounts. Second Sight repaid the principal and accrued interest of $135,000 during the quarter ended June 30, 2021.

Effective February 1, 2021, Second Sight entered into a sub-lease to replace Second Sight’s existing headquarters and leased 17,290 square feet of office space at 13170 Telfair Avenue, Sylmar California 91342. Rent paid was $17,000 per month, until February 1, 2022 when it increased to $17,500 per month, plus operating expenses. Second Sight received full rent abatement for March 2021, and half rent abatement for March 2022. The sub-lease is for two years and two months. Neither Second Sight nor any affiliates are related to, or otherwise have any other relationship with, the other parties, other than the lease.

By letter dated February 26, 2021, the Center for Devices and Radiological Health (CDRH) of the U.S. Food and Drug Administration (FDA) approved the Argus 2s Retinal Prosthesis System developed by Second Sight Medical Products, Inc. Argus 2s is a redesigned set of external hardware (glasses and video processing unit) to be used in combination with previously implanted Argus II systems for the treatment of retinitis pigmentosa (RP). Second Sight issued a press release on March 5, 2021 entitled Second Sight Medical Products, Inc. Receives FDA Approval for the Argus 2s Retinal Prosthesis System. Argus II, and now Argus 2s, are approved under a humanitarian device exemption (HDE). The approval is contingent upon Second Sight filing periodic reports with CDRH, use only under prescription, under the supervision of an institutional review board (IRB), and taking all other required actions under FDA rules. Second Sight expects that the Argus 2s will be adapted to be the external system for the next generation Orion Visual Cortical Prosthesis System currently under development

Second Sight is researching multiple technologies that it believes to be complimentary to artificial vision and could potentially provide significant enhancements to the Orion user experience. In most cases, Second Sight collaborate with third-party firms to advance and integrate these innovative technologies with Second Sight’s artificial vision systems. Examples of technologies that it is currently researching include: eye tracking, object recognition and localization, thermal imaging and depth-based image decluttering.

Second Sight is subject to the risks and uncertainties associated with a business without revenues, including limitations on Second Sight’s operating capital resources and uncertain future demand for Second Sight’s product. Second Sight has incurred recurring operating losses and negative operating cash flows since inception, and it expects to continue to incur operating losses and negative operating cash flows for the foreseeable future. Based on Second Sight’s current plans, it does not have sufficient funds to continue operating Second Sight’s business at current levels for at least twelve months from the date of issuance of this report. However, its operating plan may change as a result of many factors currently unknown to it, and Second Sight may need to seek additional funds sooner than planned, through public or private equity offerings, debt financings, grants, collaborations, strategic partnerships or other sources. However, Second Sight may be unable to raise additional capital or enter into such other arrangements when needed on favorable terms or at all. If Second Sight is unable to obtain funding on a timely basis, it may be required to significantly curtail, delay or discontinue one or more of its research or development programs, or it may be unable to expand Second Sight’s operations, maintain its current organization and employee base or otherwise capitalize on Second Sight’s business opportunities, as desired, which could materially affect its business, financial condition and results of operations.

Capital Funding

Capital Funding

From inception, Second Sight’s operations have been funded primarily through the sales of Second Sight’s common stock and warrants, as well as from the issuance of convertible debt, research and clinical grants, and limited product revenue generated from the sale of Second Sight’s Argus II product. Second Sight has funded Second Sight’s business since 2019 has been primarily through the following transactions:

●	On June 25, 2021, Second Sight closed an underwritten public offering of 11,500,000 shares of common stock at a price of $5.00 per share for aggregate net proceeds of $53.3 million
●	On March 23, 2021, Second Sight closed Second Sight’s private placement to seven institutional investors of 4,650,000 shares of common stock at a price of $6.00 per share for aggregate net proceeds of approximately $24.5 million
●	On December 8, 2020, Second Sight borrowed $1 million from Gregg Williams, Chairman of the Board of Directors of Second Sight and $1.2 million from two unaffiliated shareholders. Each promissory note was unsecured and accrued interest at a rate of twelve percent (12%) per annum beginning on receipt of the loan amounts. Second Sight repaid the principal and accrued interest of $135,000 during the quarter ended June 30, 2021
●	On May 5, 2020, Second Sight closed Second Sight’s underwritten public offering of 7,500,000 shares of common stock at an offering price of $1.00 per share for aggregate net proceeds of approximately $6.7 million

Second Sight was awarded a $1.6 million grant (with the intent to fund $6.4 million over five years subject to annual review and approval) from the National Institutes of Health (NIH) to fund the “Early Feasibility Clinical Trial of a Visual Cortical Prosthesis” that commenced in January 2018. Second Sight’s second year grant of $1.4 million was approved on April 6, 2021 and Second Sight’s third year grant of $1.4 million was approved on May 12, 2021. As of December 31, 2021, Second Sight recorded $0.3 million of grant costs receivable, included in prepaid expenses and other current assets.

On September 17, 2019, Second Sight received a $2.4 million, four-year grant from the National Institutes of Health (NIH) to develop spatial localization and mapping technology (“SLAM”). This grant involves a joint collaboration with the Johns Hopkins University Applied Physics Laboratory and is intended to speed the integration of SLAM into future generations of Orion. The goal is to give Orion users the ability to localize objects and navigate landmarks in unfamiliar surroundings in real time. APL is the primary recipient of the grant. Second Sight has suspended Second Sight’s activities on the project until Second Sight clarifies its future plans.

Second Sight has experienced recurring operating losses and negative operating cash flows since inception and have financed Second Sight’s working capital requirements through the recurring sale of Second Sight’s equity securities in both public and private offerings.

Second Sight’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Second Sight estimates that currently available cash will provide sufficient funds to enable it to meet its planned obligations for at least twenty-four months. Second Sight’s ability to continue as a going concern is dependent on Second Sight’s ability to develop profitable operations through implementation of Second Sight’s business initiatives and/or raise additional capital, however, there can be no assurances that it will be able to do so.

Insurance Reimbursement

Obtaining reimbursement from governmental and private insurance companies is critical to Second Sight’s commercial success. Due to the price of the Orion system, Second Sight’s future sales would be limited without the availability of third-party reimbursement. In the U.S., coding, coverage, and payment are necessary for the surgical procedure and Orion system to be reimbursed by payors. Coding will need to be established for the device and the surgical procedure. Coverage and payment vary by payor. The majority of Argus II patients are eligible for Medicare, and coverage is primarily provided through traditional Medicare, sometimes referred to as Medicare Fee-for-Service (“FFS”) or Medicare Advantage. A small percentage of patients are covered by commercial insurers.

●	Medicare FFS patients - Coverage is determined by Medicare Administrative Contractors (MACs) that administer various geographic regions of the U.S.
●	Medicare Advantage patients - Medicare Advantage plans are required to cover the same benefits as those covered by the MAC in that jurisdiction. For example, if a MAC in a jurisdiction has favorable coverage for Orion, then typically Medicare Advantage plans in that MAC jurisdiction offer the same coverage. Individual hospitals and ASCs may negotiate contracts specific to that individual facility. In addition, procedural payment is variable and can be based on a percentage of billed charges, payment groupings or other individually negotiated payment methodologies. Medicare Advantage plans also allow providers to confirm coverage and payment for the procedure in advance of implantation.
●	Commercial insurer patients - Commercial insurance plans make coverage and payment rate decisions independent of Medicare, and contracts are individually negotiated with facility and physician providers.

Currently, Second Sight is in the process of evaluating potential reimbursement pathways for Orion in the U.S. market. Compared to Argus II, which was largely catering to the Medicare patient population, Orion is expected to address a patient population with a more diverse and balanced payor mix due to Second Sight’s potential indications profile and expected younger patient population, on average. As Orion is a part of the FDA’s Breakthrough Devices Program, Second Sight is closely evaluating a variety of fast-track reimbursement programs, including recent encouraging announcements from CMS proposing modernization of payment policies for medical devices that meet FDA’s Breakthrough Devices designation. Second Sight has also approached some commercial payors and CMS to get their feedback to ensure Second Sight’s overall reimbursement strategy for Orion therapy will cater to their key data requirements.

Product and Clinical Development Plans

Orion. By further developing Second Sight’s visual cortical prosthesis, Orion, it believes Second Sight may be able to significantly expand Second Sight’s market to include nearly all profoundly blind individuals. The principle notable exceptions for potential use of the Orion are those who are blind due to otherwise currently treatable diseases, individuals who are born blind, or blindness due to direct damage of the visual cortex, which is rare. However, of the estimated 36 million blind people worldwide, there are approximately 5.8 million people who are legally blind due to causes that are not otherwise treatable (including RP) or age-related macular degeneration (“AMD”). Second Sight continues to develop and refine Second Sight’s estimates of the potential addressable market size as it evaluates the commercial prospects for Orion using a combination of published sources, third party market research, and physician feedback. Second Sight currently estimate over 500,000 individuals in the US are legally blind due to retinitis pigmentosa, glaucoma, diabetic retinopathy, optic nerve disease and eye injury. Of this population, Second Sight estimates the potential US addressable market is between 50,000 and 100,000 individuals with bi-lateral blindness at the light-perception level or worse. Second Sight’s marketing approvals by the FDA and other regulatory agencies will ultimately determine the subset of these patients who are eligible for the Orion based on Second Sight’s clinical trials and the associated results.

Second Sight’s objective in designing and developing the Orion visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for human vision. An Early Feasibility Study of the Orion device is currently underway at UCLA and Baylor. Regularly scheduled visits at both sites were placed on hold in mid-March due to Covid-19, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. Second Sight’s 36-month results for the five subjects indicate a good safety profile with encouraging efficacy data and benefits in helping subjects perform their daily living tasks. Second Sight believes these data are encouraging and support advancement of Orion into a larger pivotal clinical study. Early promising results are not necessarily indicative of results which may be obtained in large clinical trials. No assurance can be given that Second Sight will achieve similar results in Second Sight’s larger Orion clinical trials. No peer-reviewed data is available yet for the Orion system.

In November 2017, the FDA granted Breakthrough Devices Program designation for the Orion. This designation is given to a few select medical devices in order to provide more effective treatment of life-threatening or irreversibly debilitating diseases or conditions. This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review.

COVID-19 Pandemic

In accordance with local and state guidelines regarding the COVID-19 pandemic, Second Sight is requiring all of Second Sight’s employees to wear masks in the office and use their best judgement to work remotely or work in the office. While many of Second Sight’s employees are accustomed to working remotely, much of Second Sight’s workforce has not historically been remote. Although Second Sight continues to monitor the situation and may adjust Second Sight’s current policies as more information and public health guidance becomes available, restricting the ability to do business in person may create operational or other challenges, any of which could harm Second Sight’s business, financial condition and results of operations.

In addition, Second Sight’s clinical trials have been affected by the COVID-19 outbreak. Patient visits in ongoing clinical trials have been delayed, for example, due to prioritization of hospital resources toward the COVID-19 outbreak, travel restrictions imposed by governments, and the inability to access sites for initiation and monitoring. Also, some of Second Sight’s suppliers of certain materials used in the development of Second Sight’s product candidates are located in areas impacted by COVID-19 which could limit Second Sight’s ability to obtain sufficient materials for Second Sight’s product candidates. COVID-19 has and will continue to adversely affect global economies and financial markets and may result in an economic downturn that could affect demand for Second Sight’s product candidates, if approved, and impact Second Sight’s operating results. Even after the COVID-19 pandemic has subsided, Second Sight may continue to experience an adverse impact to Second Sight’s business as a result of the continued global economic impact of the pandemic. Second Sight cannot anticipate all of the ways in which health epidemics such as COVID-19 or its variants could adversely impact Second Sight’s business. Although Second Sight is continuing to monitor and assess the effects of the COVID-19 pandemic on Second Sight’s business, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. See the Risk Factors for further discussion of the possible impact of the COVID-19 pandemic on Second Sight’s business.

Recently Adopted Accounting Standards

Second Sight believes that recently issued, but not yet effective, authoritative guidance, if currently adopted, would not have a material impact on Second Sight’s financial statement presentation or disclosures.

Critical Accounting Policies and Estimates

The following discussion and analysis of financial condition and results of operations is based upon Second Sight’s consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain accounting policies and estimates are particularly important to the understanding of Second Sight’s financial position and results of operations and require the application of significant judgment by Second Sight’s management or can be materially affected by changes from period to period in economic factors or conditions that are outside of Second Sight’s control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, Second Sight’s management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on Second Sight’s historical operations, Second Sight’s future business plans and projected financial results, the terms of existing contracts, Second Sight’s observance of trends in the industry, information provided by Second Sight’s customers and information available from other outside sources, as appropriate. See Note 2 of notes to Second Sight’s consolidated financial statements for a more complete description of Second Sight’s significant accounting policies.

Stock-Based Compensation. Pursuant to Financial Accounting Standards Board ASC 718 Share-Based Payment (“ASC 718”), Second Sight records stock-based compensation expense for all stock-based awards. Under ASC 718, it estimates the fair value of stock options granted using the Black-Scholes option pricing model. The fair value for awards that are expected to vest is then amortized on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.

●	The grant price of the issuances is determined based on the fair value of the shares at the date of grant.

●	The risk-free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant.
●	Second Sight calculates the expected term of options using a weighted average of option vesting periods and an estimate of one-half of the period between vesting and expiration of the option.
●	Volatility is determined based on Second Sight’s average historical volatilities since Second Sight’s trading history began in November 2014 and supplemented with average historical volatilities of comparable companies in Second Sight’s industry.
●	Expected dividend yield is based on current yield at the grant date or the average dividend yield over the historical period. Second Sight has never declared or paid dividends and have no plans to do so in the foreseeable future.

Patent Costs. Second Sight has over 300 domestic and foreign patents. Due to the uncertainty associated with the successful development of one or more commercially viable products based on Second Sight’s research efforts and any related patent applications, all patent costs, including patent-related legal, filing fees and other costs, including internally generated costs, are expensed as incurred. Patent costs are included in general and administrative expenses in the consolidated statements of operations.

Results of Operations

Cost of sales. Cost of sales includes adjustments related to prior sales of Second Sight’s Argus II system. Second Sight’s product involves technologically complex materials and processes.

Operating Expenses. Second Sight generally recognizes Second Sight’s operating expenses as incurred in four general operational categories: research and development, clinical and regulatory, sales and marketing, and general and administrative. Second Sight’s operating expenses also include a non-cash component related to the amortization of stock-based compensation for research and development, clinical and regulatory, sales and marketing and general and administrative personnel. From time-to-time Second Sight has received grants from institutions or agencies, such as the National Institutes of Health, to help fund the some of the cost of Second Sight’s development efforts. Second Sight has recorded these grants as reductions to operating expenses.

●	Research and development expenses consist primarily of employee compensation and consulting costs related to the design, development, and enhancements of Second Sight’s current and potential future products, offset by grant revenue received in support of specific research projects. Second Sight expenses Second Sight’s research and development costs as they are incurred. it expects research and development expenses to increase in the future as it pursues further enhancements of Second Sight’s existing product and develop technology for Second Sight’s potential future products, such as the Orion Visual Cortical Prosthesis. Second Sight also expect to receive additional grants in the future that will be offset primarily against research and development costs.
●	Clinical and regulatory expenses consist primarily of salaries, travel and related expenses for personnel engaged in clinical and regulatory functions, as well as internal and external costs associated with conducting clinical trials and maintaining relationships with regulatory agencies. Second Sight expects clinical and regulatory expenses to increase as it conducts clinical studies of potential future products such as the Orion Visual Cortical Prosthesis.
●	Sales and marketing expenses consist primarily of salaries, commissions, travel and related expenses for personnel engaged in sales, marketing and business development functions, as well as costs associated with promotional and other marketing activities, including the cost of units consumed as demos or samples. Second Sight has suspended sales activities until such time as it is ready to market Orion.
●	General and administrative expenses consist primarily of salaries and related expenses for executive, legal, finance, human resources, information technology and administrative personnel, as well as recruiting and professional fees, patent filing and annuity costs, insurance costs and other general corporate expenses, including rent. Second Sight expects general and administrative expenses to increase as it adds personnel and incur additional costs related to the growth of Second Sight’s business and operate as a public company.

Comparison of the Years Ended December 31, 2021 and 2020

Cost of sales. Cost of sales were a negative $0.1 million in 2021 and a negative $0.5 million in 2020. In 2020, Second Sight ceased sales of Argus II, thus a significant portion of Second Sight’s manufacturing activity related to Orion prototypes were reported in Second Sight’s research and development expenses. In addition, Second Sight revised Second Sight’s expected warranty expenses due to Second Sight’s cessation of Argus II production and the related peripherals which resulted in a reduction of Second Sight’s warranty liability of $0.5 million in 2020 and $0.1 million in 2021.

Research and development expense. Research and development expense decreased from $4.8 million in 2020 to $2.4 million in 2021, a decrease of $2.4 million, or 51%. The decrease from the prior year was primarily due to decreased headcount and outside services.

Clinical and regulatory expense. Clinical and regulatory expense decreased from $1.7 million in 2020 to $0.4 million in 2021, a decrease of $1.3 million, or 78%. The decrease primarily related to costs associated with the Orion feasibility study which were reduced due to the pandemic restricting Second Sight’s patient access. Second Sight expects clinical and regulatory costs to increase in the future as it conducts additional clinical trials, such as the future pivotal study with Orion and if it enrolls additional subjects.

Selling and marketing expense. Selling and marketing expense decreased from $0.7 million in 2020 to zero in 2021. This decrease in spending is the result of Second Sight’s cancelation of Second Sight’s commercial activities associated with the Argus II until such time as Second Sight produces a commercial product from Second Sight’s Orion platform.

General and administrative expense. General and administrative expense increased from $5.9 million in 2020 to $6.3 million in 2021, an increase of $0.4 million, or 6%. The increase is primarily related to increased legal costs and termination costs related to Second Sight’s terminated merger.

Restructuring charges. Second Sight recorded non-cash restructuring charges of $1.2 million in 2020 comprised of $0.5 million to fully reserve Second Sight’s inventory in connection with Second Sight’s decision to no longer market Argus II and $0.7 million to write-down Second Sight’s fixed assets that are not directly involved in the development of Orion. Second Sight recorded a cash charge of $0.2 million in material and overhead costs associated with Argus II and a $0.8 million for severance compensation and other associated costs all of which was substantially settled by December 31, 2020.

Net loss. The net loss was $8.9 million in 2021, as compared to $14.9 million in 2020. The $6.0 million decrease in net loss from 2020 to 2021 was primarily attributable to a $6.4 million decrease in operating expenses due to cessation of Argus II commercial activities.

Liquidity and Capital Resources

Second Sight has experienced recurring operating losses and negative operating cash flows since inception and have financed Second Sight’s working capital requirements through the recurring sale of Second Sight’s equity securities in both public and private offerings.

Second Sight’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Second Sight estimates that currently available cash will provide sufficient funds to enable it to meet its planned obligations for at least twenty-four months. Second Sight’s ability to continue as a going concern is dependent on Second Sight’s ability to develop profitable operations through implementation of Second Sight’s business initiatives and/or raise additional capital, however, there can be no assurances that it will be able to do so.

On June 25, 2021, Second Sight closed an underwritten public offering of 11,500,000 shares of common stock at a price of $5.00 per share for aggregate net proceeds of $53.3 million.

On March 23, 2021, Second Sight closed Second Sight’s private placement to seven institutional investors of 4,650,000 shares of common stock at a price of $6.00 per share for aggregate net proceeds of approximately $24.5 million

On December 8, 2020, Second Sight borrowed $1 million from Gregg Williams, Chairman of the Board of Directors of Second Sight and $1.2 million from two unaffiliated shareholders. Each promissory note was unsecured and accrued interest at a rate of twelve percent (12%) per annum beginning on receipt of the loan amounts. Second Sight repaid the principal and accrued interest of $135,000 during the quarter ended June 30, 2021.

On May 5, 2020, Second Sight closed Second Sight’s underwritten public offering of 7,500,000 shares of common stock at an offering price of $1.00 per share for aggregate net proceeds of approximately $6.7 million.

Working capital was $68.0 million on December 31, 2021, as compared to a negative $0.9 million on December 31, 2020.

Cash Flows from Operating Activities

During 2021, Second Sight used $9.2 million of cash in operating activities, consisting primarily of a net loss of $8.9 million, and $0.5 million from a net change in operating assets and liabilities, offset by non-cash charges of $0.2 million for depreciation and amortization of property and equipment and stock-based compensation.

During 2020, Second Sight used $16.8 million of cash in operating activities, consisting primarily of a net loss of $14.9 million, and $3.7 million from a net change in operating assets and liabilities, offset by non-cash charges of $1.8 million for depreciation and amortization of property and equipment, stock-based compensation and restructuring charges for inventory impairment.

Cash Flows from Investing Activities

Investing activities in 2021 and 2020 used $14,000 and $0.3 million, respectively, of cash for the purchase of equipment. In 2020 the sale of assets held for sale provided cash of $0.4 million.

Cash Flows from Financing Activities

Financing activities provided $75.6 million of cash in 2021, including $77.8 million from the net proceeds from the issuance of common stock and warrants exercises reduced by the repayment of debt of $2.2 million.

Financing activities provided $8.6 million of cash in 2020, including $6.7 million from the net proceeds from the issuance of common stock and warrants and $2.2 million from the issuance of debt offset by the repurchase of ESPP shares and fractional shares of $0.3 million.

Off-Balance Sheet Arrangements

On December 31, 2021, Second Sight did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

SECOND SIGHT LEGAL PROCEEDINGS

Three oppositions filed by Pixium Vision are pending in the European Patent Office, each challenging the validity of a European patent owned by Second Sight. The outcomes of the challenges are not certain, however, if successful, they may affect Second Sight’s ability to block competitors from utilizing Second Sight’s patented technology. Second Sight believes a successful challenge will not have a material effect on its ability to manufacture and sell its products, or otherwise have a material effect on its operations.

As described in Second Sight’s Form 10-K for the year ended December 31, 2020, Second Sight had entered into a Memorandum of Understanding (“MOU”) for a proposed business combination with Pixium Vision SA (“Pixium”). In response to a press release by Pixium dated March 24, 2021, and subsequent communications between Second Sight and Pixium, the Second Sight Board determined that the business combination with Pixium was not in the best interest of Second Sight’s shareholders. On April 1, 2021, Second Sight gave notice to Pixium that Second Sight was terminating the MOU between the parties and seeking an amicable resolution of termination amounts that may be due, however no assurance can be given that an amicable resolution will be reached. Second Sight accrued $1,000,000 of liquidated damages as contemplated by the MOU in accounts payable as of March 31, 2021 and remitted that amount to Pixium in April 2021. Pixium indicated that it considered this termination wrongful, rejected Second Sight’s offers, but retained the $1,000,000 payment. On May 19, 2021, Pixium filed suit in the Paris Commercial Court, and currently claims damages of €5.1 million, about $5.6 million. Second Sight believes Second Sight has fulfilled its obligations to Pixium with the liquidated damages payment of $1,000,000.

In November 2020, Second Sight and Pixium retained Oppenheimer & Co. Inc. as placement agent for a proposed private placement of securities in connection with the Business Combination. On April 1, 2021, Second Sight received an invoice from Oppenheimer for more than $1.86 million. This amount includes a requested commission of 6.5% on $27.9 million raised in our March 2021 private placement. Second Sight believes that claims for payment presented by this invoice are without merit.

On or about July 19, 2021, Martin Sumichrast filed a complaint with the Superior Court of the State of California, County of Los Angeles-Central District, claiming that he is entitled to compensation for services, as well as exemplary and other damages in an amount to be determined at trial but not less than $2 million, which arise from his allegedly arranging and securing financing that Second Sight obtained in May 2020 via a registered underwritten public offering of common stock. The complaint was dismissed by the court on January 18, 2022. Mr. Sumichrast appealed the dismissal, but the appeal was abandoned March 1, 2022.

Second Sight is party to litigation arising in the ordinary course of business. It is Second Sight’s opinion that the outcome of such matters will not have a material effect on its financial statements, however the results of litigation and claims are inherently unpredictable. Regardless of outcome, litigation can have an adverse impact on Second Sight because of defense and settlement costs, diversion of management resources and other factors.

Demand Letters in Connection with the Merger

In connection with this proxy statement/prospectus, Second Sight received four (4) demand letters (“Merger-Related Claims”) demanding the issuance of additional disclosures in connection with the merger and alleging that Second Sight’s Registration Statement on Form S-4 initially filed with the SEC on May 13, 2022, is false and misleading and omits material information regarding the merger. Second Sight believes that the assertions in the Merger-Related Claims are without merit and no additional disclosures are required.

SECOND SIGHT MARKET PRICE, DIVIDENDS AND RELATED MATTERS

Second Sight’s common stock is traded on the Nasdaq Capital Market under the symbol “EYES.”

	High	Low
Fiscal Year Ended December 31, 2021
First quarter	$15.48	$1.43
Second quarter	$9.43	$4.94
Third quarter	$4.75	$3.11
Fourth quarter	$3.41	$1.69
Fiscal Year Ended December 31, 2020
First quarter	$6.05	$0.99
Second quarter	$2.10	$0.81
Third quarter	$1.04	$0.73
Fourth quarter	$3.22	$0.73

On March 17, 2022 there were approximately 77 shareholders of record.

Second Sight has never declared or paid cash dividends on its common stock and does not anticipate paying any dividends in the foreseeable future.

SECOND SIGHT CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

NANO PRECISION MEDICAL, INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which Nano Precision Medical, Inc.’s, or NPM’s management believes is relevant to an assessment and understanding of NPM’s results of operations and financial condition. The discussion should be read in conjunction with NPM’s historical unaudited condensed financial statements as of March 31, 2022 and for the quarters ended March 31, 2022 and 2021, and the accompanying notes thereto, and the audited annual financial statements as of and for the years ended December 31, 2021 and 2020 and the accompanying notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion contains forward looking statements based upon NPM’s current expectations, estimates, and projections and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward-looking statements due to, among other considerations, the matters discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, references in this section to “NPM” are intended to mean the business and operations of Nano Precision Medical, Inc. prior to the consummation of the Merger, which will be the business of the combined company following the consummation of the Merger.

Business Overview

Nano Precision Medical, Inc. is a pre-clinical stage biopharmaceutical company focused on addressing a leading reason for poor outcomes in chronic diseases, drug non-adherence, with miniaturized long-term subdermal implants that are expected to guarantee adherence for the life of the implant and thereby enable existing drugs to achieve their true potential.

NPM develops miniaturized subdermal implants utilizing its proprietary NanoPortal™ technology to enable long-term near constant-rate delivery of a broad range of medicines to treat chronic diseases. NPM uses this platform technology to develop and commercialize innovative, long-term drug implants, alone or in collaboration with large pharmaceutical company partners to address, medication non-adherence. NPM’s drug implants, unlike oral and injectable medicines, can virtually guarantee adherence by delivering minimally fluctuating drug plasma levels for up to 6 months or the life of the implant.

NPM was incorporated in California on December 14, 2009, and its headquarters are located at 5858 Horton Street, Emeryville, CA 94608. Total occupied area equals 18,275 square feet which is used for laboratory, manufacturing, and general office space.

Development and commercialization of novel, proprietary therapeutic implants and potential licensing of this technology represents the core business. The primary costs associated with NPM’s business includes staff salaries and benefits, facilities rent and utilities, research and development equipment and supplies, analytical testing and quality systems, manufacturing, capital equipment, preclinical and clinical testing of candidate products and other general administrative expenses. In addition, NPM may also incur costs associated with third parties engaged in execution of the aforementioned activities and other activities including, but not limited to, legal, intellectual property, accounting, tax and other general support functions.

The development and commercialization of pharmaceutical products is a highly regulated industry in the US and globally. NPM’s success will be dependent on its ability to develop, manufacture and eventually commercialize its products in conformance with FDA, EPA, and other federal and state and international regulatory bodies. Over the next few years, NPM will be required to establish and maintain compliance with all applicable good laboratory practices (GLP), good manufacturing practices (GMP) and good clinical practices (GCP) to support the development and eventual registration of its candidate products including its lead asset, NPM-119 (exenatide implant) currently in pre-clinical stage development for the treatment of patients with Type 2 diabetes.

Through March 31, 2022, NPM has devoted a substantial portion of its efforts to raising capital, building infrastructure and conducting preclinical studies, planning for clinical trials and product development activities.

NPM expects to continue to incur significant and increasing operating losses for at least the next several years and that its expenses and capital funding requirements will increase substantially in connection with its ongoing activities, particularly if and as NPM: files an original IND to support clinical investigation of NPM-119 (exenatide implant) in H2 2022; initiates NPM-119 FIH clinical study (LIBERATE-1) in 2H2022 or 1H2023; advances the feasibility assessments for NPM-139 and NPM-159 in 2022; develops manufacturing capabilities and systems to produce materials for a future pivotal study; continues maintaining, expanding, and protecting its intellectual property portfolio; seeks regulatory approvals for any product candidates that successfully complete clinical trials; and adds operational, financial, and management information systems and personnel, including personnel to support its planned product development and commercialization efforts, as well as to support its transition to a public reporting company.

Based on its current plans, NPM does not have sufficient funds to continue operating its business at current levels for at least twelve months from the date NPM’s unaudited March 31, 2022 financial statements were made available. NPM’s operating plan may change as a result of many factors currently unknown to NPM, and NPM will need to seek additional funds during that period, through public or private equity offerings or debt financings, grants, collaborations, strategic partnerships or other sources. However, NPM may be unable to raise additional capital or enter into such other arrangements when needed on favorable terms or at all. If NPM is unable to obtain funding on a timely basis, NPM may be required to significantly curtail, delay or discontinue one or more of its research or development programs, or NPM may be unable to expand or maintain its operations, maintain its current organization and employee base or otherwise capitalize on its business opportunities, as desired, which could materially and adversely affect its business, financial condition and results of operations. Accordingly, these factors among others raise substantial doubt about NPM’s ability to continue as a going concern. NPM’s independent registered public accounting firm, in their report on NPM’s 2021 financial statements, have raised substantial doubt about NPM’s ability to continue as a going concern. See “Risk Factors.”

NPM will continue to consider multiple financing options including private equity offerings and other forms of financial opportunities including convertible debt and strategic collaborations. The proposed merger with Second Sight would provide approximately $60 million in incremental funds which would cover cash needs for the next 12 months and could be enough for up to 36 months. If the merger is not completed, the company will likely pursue equity offerings through the capital markets and private investors.

NPM has not yet established an ongoing source of revenues sufficient to cover its operating costs and has funded its activities to date from debt and equity financings, government funding and license revenues. NPM’s ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of NPM’s current or future product candidates. Substantially all of NPM’s net losses have resulted from costs incurred in connection with advancing research and development programs and from general and administrative costs associated with operations.

Proposed Merger with Second Sight

On February 4, 2022, NPM entered into the Merger Agreement with Second Sight. Pursuant to the Merger Agreement, Merger Sub, Second Sight’s wholly owned subsidiary, will be merged with and into NPM, with NPM continuing as a wholly-owned subsidiary of Second Sight and the surviving corporation of the merger.

The transaction is expected to be accounted for as a reverse merger in accordance with U.S. GAAP. NPM will be deemed to be the accounting acquirer for financial reporting purposes. This determination is supported based on the expectations that, immediately following the merger: (i) NPM shareholders will own a substantial majority of the voting rights of the combined company and (ii) NPM’s senior management will hold all key positions in senior management of the combined company. Second Sight has been evaluated as an operating entity and not a shell company. Accordingly, for accounting purposes: (i) the Merger will be treated as the equivalent of NPM issuing stock to acquire the net assets of Second Sight, (ii) the assets acquired and liabilities assumed of Second Sight will be adjusted to their fair values in the financial statements of NPM in accordance with ASC 805, Business Combinations, at the time of closing, (iii) the reported historical operating results prior to the Merger will be those of NPM and (iv) for periods subsequent to the transaction, shareholders’ equity of the combined company will be presented based on the legal equity structure of Second Sight.

The fair value of consideration transferred is not indicative of the combined entities’ enterprise value upon consummation of the Merger. The fair value of consideration transferred is based on the closing price of Second Sight’s common stock on the effective closing date of the Merger Agreement, which is anticipated to be in the third fiscal quarter of 2022.

Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by NPM’s and Second Sight’s shareholders. Should the Merger Agreement be terminated prior to consummation, the Merger Agreement contains certain termination rights for both NPM and Second Sight, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $5 million, and in some circumstances Second Sight and Merger Sub will be required to pay NPM liquidated damages of $1 million.

Capital Funding

From inception, NPM’s operations have been funded primarily through the sales of common stock and warrants. NPM was founded in 2009 and the company raised funding through friend and family investors, some of whom are sophisticated and experienced investors. In 2016, AstraZeneca invested $4 million in NPM to become the first strategic investor in NPM and in 2018 Mr. Gregg Williams, CEO of Williams International Corporation, and a sophisticated investor, became an investor in NPM. Mr. Williams is currently the largest holder of NPM securities.

On February 4, 2022, Second Sight and NPM entered into a SAFE Agreement whereby Second Sight provided NPM, pending closing of the Merger, an investment advance of $8.0 million, as described in the section entitled “The Merger Agreement — SAFE Agreement to Advance $8.0 Million.” The $8.0 million advance will be settled as an adjustment to the merger consideration if the Merger is successful. If the Merger is terminated, NPM will issue a number of shares of common stock equal to 2.133% of the issued and outstanding shares of NPM common stock assuming exercise or conversion of all outstanding vested and unvested options, warrants, and convertible securities. If shares are issued, the shares will subject to down-round protection if NPM completes an equity financing at a lower valuation within one year of the merger termination date.

As described in the section titled “Business Overview,” NPM will require significant additional capital to fund its business and there can be no assurance that such capital will be available when needed on favorable terms or at all.

Impact of COVID-19 Pandemic

The ultimate impact of the ongoing global COVID-19 pandemic is highly uncertain and subject to future developments. These include but are not limited to the duration of the COVID-19 pandemic, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that regulators, or the board of directors or management of NPM, may determine are needed. NPM does not yet know the full extent of potential delays or impacts on its business, healthcare systems or the global economy. NPM will continue to monitor the COVID-19 situation closely.

To date, NPM has encountered some delays in receiving certain critical supplies, which has caused some delays in its ability to execute its development plans. In addition, NPM had to change the configuration of a product due to lack of component availability. To date, the impact of the COVID-19 pandemic has not resulted in any significant or irreversible damage to NPM business operations.

Components of Results of Operations

Overview

As a pre-clinical stage biopharmaceutical company, NPM tracks the progress of operations against project development timelines and budget estimates. To enable investors to better understand results of operations, NPM provides periodic updates on company progress toward the achievement of near and long-term milestones, expenses incurred versus budget projections, status of cash position and plans for raising additional capital to support operations and any significant changes in the external financial, regulatory, or competitive environment that could have a material impact on NPM’s current operations or future plans.

Operating expenses are generally recognized as incurred in two general operational categories: research and development, and general and administrative. Operating expenses also include a non-cash component related to the amortization of stock-based compensation for research and development and general and administrative personnel.

Operations were not impacted by any changes in state, federal, or international laws.

NPM is not aware of any trends, events, uncertainties, or commitments that would have a material effect on the results of operations including climate change and/or cybersecurity. NPM has multiple suppliers and third parties that are relied on to provide critical materials or provide essential services including specified manufacturing and laboratory services. When possible, management looks for secondary sources to mitigate the risk of a disruption in operations but there is no certainty this will be possible or successful. NPM has established good working relationships with strategic suppliers and third parties and there are no significant issues that would have a negative effect of operations at this time.

Research and Development Expenses

NPM develops drug implants by leveraging its proprietary NanoPortal implant technology. NPM’s research and development expenses include:

●	Employee-related expenses, including salaries, benefits, stock-based compensation, and travel expense
●	Implant design and development and drug formulation design and development
●	Product candidate design, feasibility and performance testing

●	Facilities and equipment installation, qualification and validation
●	Product specification development and analytical testing methods development and validation
●	Quality systems to support processing, facilities, and testing external research and development
●	Arrangements with third parties, such as contract research organizations, contract manufacturing organizations, consultants, and NPM’s scientific advisors

Research and development costs are expensed as incurred. Nonrefundable advance payments for goods and services that will be used in future research and development activities are capitalized as an asset and expensed when the service has been performed or when the goods have been received.

NPM expects its research and development expenses to increase for the foreseeable future as NPM continues to conduct its ongoing development activities, initiates new clinical trials and builds its pipeline. The process of commercialization and conducting preclinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming. NPM anticipates it will make determinations as to which other programs, if any, to pursue and how much funding to direct to each program on an ongoing basis in response to the development and regulatory success of each product candidate, and ongoing assessments as to each product candidate’s commercial potential. Successful development of any future product candidates is highly uncertain and may not result in approved products. NPM will need to raise additional capital and may seek additional collaborations in the future in order to broaden and advance its product portfolio. NPM may never succeed in achieving marketing approval for any of its product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation, costs related to finance, legal, business development and other corporate functions. Other general and administrative expenses include professional fees for legal, auditing, tax and business consulting services and travel costs. NPM expects that general and administrative expenses will increase in the future as NPM expands its operating activities.

If NPM completes the Merger, NPM would become a SEC registrant and would expect to incur significant additional costs associated with being a SEC registrant. These increases will likely include legal fees, costs associated with Sarbanes-Oxley compliance, accounting fees, and directors’ and officers’ liability insurance premiums.

Results of Operations

Comparison of the Quarters ended March 31, 2022 and 2021 (in thousands)

	Quarter Ended March 31,
	2022	2021	Change
Research and development	$2,679	$2,406	$273
General and administrative	1,228	569	$659

Research and development expense

Research and development (R&D) expense increased from $2.4 million in the first quarter of 2021 to $2.7 million for the same period in 2022, an increase of $0.3 million, or 11.3%, to support additional effort in product development as NPM expands its resource focused on advancing its lead product NPM-119 toward readiness for moving into the clinical phase of development. Additionally, NPM continues to invest in other products in its pipeline. The increase was comprised primarily of $0.3 million for additional outside R&D design, development and consulting services. NPM expects research and development costs to increase significantly in the future as NPM conducts additional clinical trials, such as the future pivotal study with NPM-119, and other development and clinical costs associated with the rest of its pipeline.

General and administrative expense

General and administrative expense increased from $0.6 million in the first quarter of 2021 to $1.2 million for the same period in 2022, an increase of $0.7 million or 115.8%. The increase was comprised primarily of $0.4 million in incremental professional fees incurred in connection with NPM’s proposed merger with Second Sight, $0.2 million increase in compensation associated with more hires also to support the potential merger and $0.05 million increase in rent expense because of a lease extension for the office.

Comparison of the Years Ended December 31, 2021, and 2020 (in thousands)

	Years Ended December 31,
	2021	2020	Change
Research and development	$11,002	$6,865	$4,137
General and administrative	$2,321	$2,378	$(57)

Research and development expense

R&D expense increased from $6.9 million in 2020 to $11.0 million in 2021, an increase of $4.1 million, or 60%, to support additional effort in product development as NPM expands its resource focused on advancing its lead product NPM-119 toward readiness for moving into the clinical phase of the project. The increase was primarily comprised of $1.8 million for higher compensation associated with full-time employees, $1.7 million for outside R&D design, development and consulting services, and $0.5 million for R&D materials and other support.

General and administrative expense

General and administrative expense decreased from $2.4 million in 2020 to $2.3 million in 2021. The decrease was related to services from external advisors and facilities expenses for $0.1 million. There was a reduced need for the services of certain external advisors in 2021.

Liquidity, Capital Resources and Going Concern

NPM has experienced recurring operating losses and negative operating cash flows since inception and has financed its working capital requirements primarily through the recurring sale of its equity securities in private offerings. Historically, NPM has not used debt as a form of financing and has not engaged in short-term borrow practices; exceptions are the PPP loan in 2020 and the SAFE from Second Sight discussed below. NPM does not currently have any long-term contractual obligations other than the SAFE and a long-term lease obligation.

Cash and cash equivalents were $7.0 million as of March 31, 2022 and $2.2 million as of December 31, 2021. These funds were held in liquid US back accounts and there were no funds in foreign bank accounts outside the US. Current liabilities totaled $2.5 million as of March 31, 2022 and $2.1 million as of December 31, 2021. Current liabilities include $0.9 million and $0.8 million for a tax liability associated with payroll taxes, and $1.0 million and $0.9 million for short-term operating lease liabilities, as of March 31, 2022 and December 31, 2021, respectively. Long-term liabilities consisted of the $8 million SAFE obligation and a $0.6 million lease liability as of March 31, 2022, and a $0.9 million lease liability as of December 31, 2021

Given the company’s position as a preclinical stage pharmaceutical company, there are no plans to repurchase equity in the near future.

On February 4, 2022, Second Sight and NPM entered into a SAFE Agreement whereby Second Sight provided to NPM, pending closing of the Merger, an investment advance of $8.0 million, as described in the section entitled “The Merger Agreement — SAFE Agreement to Advance $8.0 million.” The $8.0 million advance will be settled as an adjustment to the merger consideration if the Merger is successful. If the Merger is terminated, NPM will issue a number of shares of its common stock equal to 2.133% of the issued and outstanding shares of NPM common stock assuming exercise or conversion of all outstanding vested and unvested options, warrants, and convertible securities. If NPM issues such shares, the shares will subject to down-round protection if NPM completes an equity financing at a lower valuation within one year of the merger termination date.

Financing of $11.6 million and $8.6 million were secured from issuances of common stock and warrants in 2021 and 2020, respectively. In May 2020, loan proceeds of $0.6 million were obtained from a promissory note issued by a bank under the Payment Protection Program (“PPP”). Payments of principal and interest rate were deferred for the first six months of the loan. Under the terms of the CARES Act, NPM applied for, and was granted forgiveness in 2021 of all the loan proceeds and accrued interest.

As described in the section titled “Business Overview,” NPM will require significant additional capital to fund NPM’s business and there can be no assurance that such capital will be available when needed on favorable terms or at all.

Comparison of the Quarters Ended March 31, 2022 and 2021

Cash Flows used in Operating Activities

During the quarter ended March 31, 2022, $3.2 million of cash was used in operating activities, consisting primarily of a net loss of $3.9 million offset primarily by $0.3 million for stock-based compensation. The increase in cash used in operations during 2021 compared to the same period in the prior year was primarily a result of additional personnel and activities associated with manufacturing and related capabilities. During the quarter ended March 31, 2021, $2.3 million of cash was used in operating activities, consisting primarily of a net loss of $3.0 million, offset primarily by $0.5 million for stock-based compensation.

Cash Flows from Investing Activities

Investing activities during the quarters ended March 31, 2022 and 2021 used $30,000 and $130,000, respectively, of cash for the purchase of equipment. This new equipment was purchased to prepare for the production of NPM-119 (Exenatide) implants for use in preclinical and clinical testing.

Cash Flows from Financing Activities

Financing activities during the quarters ended March 31, 2022 consisted primarily of the $8.0 million SAFE advance. Activities for the same period in 2021 consisted of $2.2 million from the net proceeds from the issuance of common stock and warrants.

Comparison of the Years Ended December 31, 2021 and 2020

Cash Flows from Operating Activities

During 2021, $11.0 million of cash was used in operating activities, consisting primarily of a net loss of $12.8 million and $0.6 million for PPP loan forgiveness, offset by non-cash charges of $0.3 million for depreciation and amortization of property and equipment, $1.7 million for stock-based compensation, and use of $0.5 million from a net change in operating assets and liabilities. The increase in cash used in operations during 2021 was primarily a result of additional personnel and activities associated with manufacturing and related capabilities.

During 2020, $7.6 million of cash was used in operating activities, consisting primarily of a net loss of $9.3 million, offset by non-cash charges of $0.4 million for depreciation and amortization of property and equipment, $1.0 million for stock-based compensation, $0.2 million for issuance of common stock for services, and $0.1 million from a net change in operating assets and liabilities.

Cash Flows from Investing Activities

Investing activities in 2021 and 2020 used $0.6 million and $0.2 million, respectively, of cash for the purchase of equipment. This new equipment was purchased to prepare for the production of NPM-119 (Exenatide) implants for use in preclinical and clinical testing.

Cash Flows from Financing Activities

Financing activities provided $11.6 million of cash in 2021 from the net proceeds from the issuance of common stock and warrants.

Financing activities provided $9.2 million of cash in 2020, consisting of $8.6 million from the net proceeds from the issuance of common stock and warrants, and $0.6 million proceeds from the issuance of PPP debt which was forgiven in 2021.

Off-Balance Sheet Arrangements

As of December 31, 2021 and December 31, 2020, NPM did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Overview

The following discussion and analysis of financial condition and results of operations is based upon NPM’s consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP. Certain accounting policies and estimates are particularly important to the understanding of NPM’s financial position and results of operations and require the application of significant judgment by NPM’s management or can be materially affected by changes from period to period in economic factors or conditions that are outside of NPM’s control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, NPM’s management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on NPM’s historical operations, NPM’s future business plans and projected financial results, the terms of existing contracts, NPM’s observance of trends in the industry, information provided by NPM’s customers and information available from other outside sources, as appropriate.

Measurement of equity-based awards

Stock options represent equity awards of NPM and are fair valued as of the grant date for the purposes of measurement and recognition under U.S. GAAP. To measure the fair value of an option, the Black Scholes valuation model is utilized. The valuation model requires the input of highly subjective assumptions. Inputs to the model are volatility, risk free rate, dividend yield, and expected term in years. Another input into the Black Scholes model is the fair value of common stock underlying the options.

Share fair value estimates for 2021 and 2020 incorporated retrospective valuations from a third-party appraiser. To develop a conclusion of value of the common stock for options granted in 2020, the Option Pricing Model (OPM) was selected which, as a first step, referenced the actual pricing of stock/warrant financings during the period as a reasonable indication of total equity value. The total equity value was then modified and iterated so that the value of the common shares and warrants issued in the financings reconciled to a price per share /warrant paid. This reconciliation process utilized as inputs the warrant’s exercise price, estimated time to maturity, volatility, the risk-free rate and a lack of marketability. The probability weighted expected return method (PWERM) and the current value method were considered but not used due to uncertainty as of the date of valuation surrounding future potential liquidity events.

In developing a conclusion of value for common shares underlying stock options granted in during 2021 (no options were granted after April 2021), the total equity value determined as of December 31, 2020, was used as a starting point. Next, the equity value as of April 2021 was determined by estimating the increase in total equity value based on the estimated return on R&D expenditures spanning from December 31, 2020, through April 2021. The adjusted total value was then allocated between the shares and the warrants primarily using the OPM described in the preceding paragraph.

NPM is in an early stage of development and has no revenues to date. Operating costs have been funded primarily from a group of private investors, with AstraZeneca participating in offerings in 2016 and our current leading investor, Mr., Gregg Williams initiated investing in 2018. Accordingly, the valuation process for the per share value underlying options was based on limited information and was subject to a high degree of subjectivity. Values determined by management are believed to be within a reasonable range given materiality to the financial statements taken as a whole.

Other Significant Accounting Policies

See Note 2 of notes to NPM’s annual financial statements included elsewhere in this proxy statement/prospectus for a more complete description of NPM’s significant accounting policies.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors of the Combined Company Following the Merger

Following the merger, combined company’s board of directors is expected to be composed of five directors. Dean Baker, Gregg Williams, Alexandra Larson, Aaron Mendelson, and Adam Mendelsohn will be nominated to serve on the Second Sight Board. Dean Baker, Gregg Williams, Alexandra Larson, and Aaron Mendelson previously served on the Second Sight Board.

The following table lists, as of June 15, 2022, the names, ages, and positions of the individuals who are expected to serve as executive officers and directors of Second Sight upon completion of the merger:

Name	Age	Position
Executive Officers
Adam Mendelsohn	40	Chief Executive Officer and Director
Truc Le	70	Chief Operating Officer
Brigid A. Makes	66	Chief Financial Officer
Donald Dwyer	63	Chief Business Officer
Lisa Porter	58	Chief Medical Officer

Non-Employee Directors
W. Dean Baker	79	Director
Gregg G. Williams	63	Director, Chairman
Alexandra Larson	42	Director
Aaron Mendelsohn	71	Director

Executive Officers

Adam Mendelsohn, Ph.D.: Since founding NPM in 2009, Dr. Mendelsohn has served as its Chief Executive Officer and sets the strategic vision for the company. Dr. Mendelsohn received his Ph.D. in bioengineering at the UC San Francisco/UC Berkeley Joint Graduate Group in Bioengineering, Class of 2011, during which he was awarded an NSF fellowship to perform research at Kyoto University and published multiple peer-reviewed articles describing new treatment options for Type 1 diabetes through the immuno-isolated transplantation of insulin-producing cells under the direction of Professor Tejal A. Desai. While in graduate school, Dr. Mendelsohn served as the director for the Venture Innovation Program in Life Sciences and completed his certificate in Management of Technology with the Haas School of Business. Dr. Mendelsohn has served as a Technical Advisor to the Alfred E. Mann Institute for Biomedical Engineering at USC, a fellow of the Startup Leadership Program, the President of UCSF’s Graduate Division Alumni Association and is currently a board member of the Maestro Foundation.

Second Sight believes Dr. Mendelsohn is qualified to serve on the combined company’s board of directors because of his scientific background and his senior management experience in the biotechnology industry.

Truc Le, M.B.A.: Mr. Le brings over 35 years of manufacturing, quality, and overall operations experience with devices and complex drug-device combination products. Mr. Le has served as COO of NPM since 2020. From 2011 to March 2020, Mr. Le was the Chief Technical Operations Officer for Dance Biopharm – a leader in aqueous respiratory therapy delivery with Drug and Device combination products. As the Chief Technical Operations Officer, he built operations, quality systems, manufacturing, supply chain, product development, formulation, and IT. From 2009 to 2011, Mr. Le was the Chief Operating Officer for Avid Bio Services, Inc., a leading contract manufacturing organization that specializes in clinical trials and commercial distribution of monoclonal antibodies and recombinant proteins. From 2007 to 2009, Mr. Le served as the EVP Manufacturing and Quality for PrimaBiomed, a cell therapy company, and as a consultant for several drug/device companies. From 2001 to 2007, Mr. Le was Senior Vice President of Operations, Product Development, Quality, and Regulatory Affairs for Nektar Therapeutics, a biopharmaceutical company, where he led the commercial formulation and device manufacturing for Exubera. From 1999 to 2001, he consulted for multiple large pharmaceutical and medical device companies, including Abbott, Medtronic, Baxter, and Dow Chemical, where he specialized in due-diligence, operation effectiveness, and PAI readiness. From 1981 to 1999, Mr. Le was employed for a division of Johnson & Johnson, a multinational company that develops medical devices, pharmaceutical products, and consumer packaged goods, as the Worldwide Vice-President of Regulatory Compliance and Quality Systems. His work at Johnson & Johnson included more than ten years in operations, regulatory affairs, product development, manufacturing, and quality for ophthalmic products such as cataract devices and implants and drug products for ophthalmic surgery procedures. Mr. Le has a B.S. in mechanical engineering and a M.B.A. in Management. He completed numerous executive leadership training programs, including World Class Manufacturing at Duke University, Executive Management at Harvard University, and a QSR trainer at AA MI/FDA.

Lisa Porter, M.D.: Dr. Porter has over 20 years of experience in developing medicines for metabolic diseases with a focus on bringing innovative therapies to patients with high unmet need. Before joining NPM as CMO in 2020, she served as CMO, Metabolic Diseases for Eiger Biopharmaceuticals, a clinical-stage biopharmaceutical company, where she led clinical development for the orphan diseases postbariatric hypoglycemia and Hutchinson-Gilford Progeria Syndrome resulting in FDA breakthrough therapy designation for both programs. Dr. Porter worked at Eiger Biopharmaceuticals from 2017-2018. She served as CMO for Dance BioPharma (now Aerami Therapeutics), a company developing inhaled therapies for the treatment of severe respiratory and chronic diseases, from2014 to 2017 and Vice President, Medical Development for Amylin Pharmaceuticals, a biopharmaceutical company, from 2009 to 2013 where she led the R&D efforts for the Amylin-Lilly Alliance, culminating in the approval of the GLP-1 agonist Bydureon, the first once weekly treatment for Type 2 diabetes. Prior to joining Amylin, Dr. Porter held progressively increasing leadership positions at GlaxoSmithKline Pharmaceuticals, a multinational pharmaceutical company, from 1999 to 2004 with responsibilities for the clinical strategy for Avandia and early obesity compounds. She was Associate Medical Director for Zeneca Pharmaceuticals, a multinational pharmaceutical and biotechnology company, from 1997 to 1999. Dr. Porter is currently a board member of Viacyte, Inc. Dr. Porter earned a B.S. in Biology from the College of William & Mary, an M.D. from Duke University and completed fellowship training in Endocrinology and Hypertension at Brigham and Women’s Hospital.

Brigid A. Makes, M.B.A.: Ms. Makes joined NPM as CFO in 2022. From 2017 – 2022, she served as an independent consultant for primarily private medical device companies. Prior to that, Ms. Makes served as Senior Vice President and Chief Financial Officer of Miramar Labs from 2011 to 2017, a global medical device company dedicated to bringing innovative applications to the aesthetic marketplace, which was acquired by Sientra in July 2017. From 2006 to 2011, Ms. Makes served in the same roles for AGA Medical, a medical device company specializing in the treatment of cardiovascular defects, which was acquired by St. Jude Medical, another medical device company, in November 2010. Prior to AGA Medical, from 1999 to 2006, Ms. Makes served in a variety of executive positions, including as Chief Financial Officer, for Nektar Therapeutics (formerly Inhale Therapeutics), a biopharmaceutical company. Ms. Makes also served as Chief Financial Officer for Oravax, a biopharmaceutical company, from 1998 to 1999 and for Haemonetics Corp, a company specializing in the management of blood supplies, from 1995 to 1998. Since December 2019, Ms. Makes has also been a member of the board of directors of Mind Medicine (MindMed) Inc., a publicly traded neuro-pharmaceutical company, where Ms. Makes serves on the Audit Committee as chair, and the Compensation and Nominating and Governance Committees. Since 2020, Ms. Makes also serves as a director of Aziyo Biologics (“Aziyo”), a commercial-stage regenerative medicine company. Ms. Makes chairs both the Audit and Nominating Corporate Governance committees for Aziyo. Since June 2021, Ms. Makes has served as a director and chair of the Audit Committee for Quantum-Si, Inc., a life science tools company focused on commercializing a unique protein sequencing platform. Ms. Makes holds a Bachelor of Commerce degree in Finance and International from McGill University and an M.B.A. from Bentley University.

Don Dwyer, M.B.A.: Mr. Dwyer has served as the Chief Business Officer and secretary to NPM's Board of Directors since 2021. Prior to this, Mr. Dwyer served as a consultant to NPM from 2019-2020 and as an observer to NPM's Board of Directors from 1996-2019 (while employed at AstraZeneca). He is a science-based business leader with over 35 years of experience in the biopharmaceutical industry and a broad background in leadership across a wide range of technologies and disease areas. Mr. Dwyer has held director level positions in quality assurance/control and regulatory affairs (Rhone-Poulenc Rorer, a chemical and pharmaceutical company, from 1986 to 1993 and Cephalon, biopharmaceutical company, from 1993 to 1995); and drug development, sales, commercial and business development (AstraZeneca, a pharmaceutical and biotechnology company, from 1995 to 2019. He also served as AstraZeneca’s observer on the Board of Directors for PhaseBio, a clinical-stage biopharmaceutical company, (2014-2018) and NPM (2015-2019). At AstraZeneca (AZ), he was Executive Director Business Development and Early Asset (pre-Phase 3) Commercial lead for Cardiovascular, Renal and Metabolic Disease where he co-led the $2.7B acquisition of LOKELMA (hyperkalemia) from ZS Pharma and the $1.2B licensing and co-commercialization deal for TC-5214 (major depressive disorder) with Targacept. On the divestment side, Don was also co-lead on multiple projects including the ZOLADEX implant (cancer), Earlier in his career, he was the US commercial head for key brands including TOPROL-XL (heart failure, hypertension, angina); ATACAND (hypertension); ONGLYZA (diabetes); FARXIGA (diabetes); SEROQUEL (bipolar disorder) and ABRAXANE (cancer). Mr. Dwyer is a graduate of the University of Central Connecticut (chemistry/biology) and Temple University Fox School of Business (M.B.A.).

Non-Employee Directors

Dr. Dean Baker, Ph.D.: Dr. Baker has been a director of Second Sight since 2021. Dr. Baker has served on the Board of Directors of NPM since 2013 and on the Board of Directors of Transonic Imaging, a medical imaging startup, since 2018. Mr. Baker served on the Board of Directors of Advanced Bionics, a global leader in developing advanced cochlear implant systems, prior to its sale to Boston Scientific, a manufacturer of medical devices. In addition, he was the founding director of the Alfred E. Mann Institute for Biomedical Engineering at USC, and served for nine years on the Board of Directors (including serving on compensation, audit, and governance committees) for Semtech, a publicly traded semiconductor company. Dr. Baker was also a vice president of Northrop Grumman, a multinational aerospace and defense technology company, for 16 years from 1983 to 1999 including overseeing a division with $1 billion in annual sales.

Second Sight believes Dr. Baker is qualified to serve on the Second Sight Board because of his experience as a director on multiple boards and his scientific background.

Gregg Williams: Mr. Williams has been a director of Second Sight since 2009 and was appointed Chairman of the board in March 2018. Mr. Williams is the Chairman, President, and Chief Executive Officer at Williams International Co., LLC (“Williams International”) (www.williams-int.com), a leading developer and manufacturer of gas turbine engines and one of the largest privately owned companies in the aviation industry, positions he has held since July 1999. Previously, Mr. Williams held several key managerial positions within Williams International including serving as its President and Chief Operating Officer, Vice President, Advanced Technology, Director, Program Management and Director, Engineering. In addition, Mr. Williams is Chairman and majority owner of Ramos Arizpe Manufacturing (www.ram-mx.com), a high-volume automotive engine parts manufacturing company located in Mexico. Mr. Williams also is a member of the board of directors of Nano Precision Medical, Inc. (www.nanoprecisionmedical.com), a drug delivery company working in nanotechnology. Mr. Williams received a Bachelor of Science in Mechanical Engineering from the University of Utah and holds numerous patents related to gas turbine engines, turbo machinery, rocket engines and control systems. He is a board member of General Aviation Manufacturers Association and former member of the Henry Ford Hospital Board.

Second Sight believes Mr. Williams is qualified to serve on the Second Sight Board due to his business and senior management experience, extensive knowledge of Second Sight’s operations and deep background in technology-focused manufacturing companies which is highly relevant to Second Sight.

Alexandra Larson, J.D.: Ms. Larson has been a director at Second Sight since 2021. Ms. Larson serves as Vice President and General Counsel of Williams International, a privately-held designer and manufacturer in the aerospace and defense industry, since January 2019. Prior to Williams International, from 2013 to January 2019, Ms. Larson was Legal Director and Associate General Counsel at Amcor, a global packaging company. Ms. Larson also served as Corporate Counsel at Compuware Corporation, a software company with products aimed at the information technology departments of large businesses, from 2012 to 2013, and Associate in the mergers & acquisitions practice of the global law firm Baker and McKenzie, in its New York office, from 2008 to 2012. Ms. Larson has worked at the New York Stock Exchange and the United States Department of Justice, Antitrust Division. Ms. Larson is a graduate of the University of Michigan Law School (Ann Arbor), Hamilton College in Clinton, New York, and the University of Tennessee, Knoxville Haslam College of Business’s Aerospace & Defense MBA Program.

Second Sight believes Ms. Larson is qualified to serve on the Second Sight Board due to her legal experience and leadership skills.

Aaron Mendelsohn, J.D.: Mr. Mendelsohn is a founder and has been a director of Second Sight since the company’s inception in 2003. Mr. Mendelsohn served on the board of Advanced Bionics, a global leader in developing advanced cochlear implant systems, since shortly after its founding in 1993 until its sale in 2004 to Boston Scientific Corp. Mr. Mendelsohn was also a founder and director of Medical Research Group, Inc., a company that designed and manufactured implantable technologies primarily for the treatment of diabetes, from its inception in 1998 until its sale in 2001 to Medtronic, Inc. Mr. Mendelsohn previously served on the board of directors for the Alfred E. Mann Institute for Biomedical Engineering at the University of Southern California since its inception in 1998 until 2016. He is also a founder and director of Nano Precision Medical, Inc., a drug delivery company working in nanotechnology, where he has served since 2011. Mr. Mendelsohn is a founder and has served as Chairman of the Maestro Foundation since it was organized in 1983. The Maestro Foundation is a leading non-profit musical philanthropic organization which hosts a premier chamber music series and lends professional-level instruments and bows to young, career-bound classical musicians. Mr. Mendelsohn received his B.A. from UCLA and J.D. from Loyola University School of Law Los Angeles.

Second Sight believes that Mr. Mendelsohn’s business experience, including his experience as a founder, board member and executive officer of medical device companies, combined with his financial experience, business acumen, and judgment provide our Board with valuable managerial and operational expertise and leadership skills making him well qualified to continue serving as one of our directors.

Family Relationships

Aaron Mendelsohn is Adam Mendelsohn’s father.

Composition of the Board of Directors

The Second Sight Board is currently comprised of six directors. Following the merger, Second Sight expects to reduce the number of directors from six to five because an odd number is preferable.

Gregg Williams is expected to serve as the chairperson of the Second Sight Board following the merger.

The Second Sight Board currently has, and after completion of the merger the Second Sight Board will continue to have, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Independence of the Board of Directors

The Nasdaq Marketplace Rules require a majority of a listed company’s Board of Directors to be comprised of independent directors. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of the Second Sight Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other Board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

The Second Sight Board has reviewed the composition of its Board of Directors and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, Second Sight’s Board has determined that each of the directors currently serving on the Board with the exception of Adam Mendelsohn, who is employed as Chief Executive Officer of NPM, and Aaron Mendelsohn, who is Adam Mendelsohn’s father, are independent directors under NASDAQ’s rules.

Second Sight’s Board of Directors also determined that the directors who serve on its audit committee, its compensation committee, and its nominating and corporate governance committee satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determinations, the Second Sight Board considered the relationships that each such non-employee director has with Second Sight and all other facts and circumstances the Second Sight Board deemed relevant in determining independence, including the beneficial ownership of Second Sight’s capital stock by each non-employee director.

Board Leadership Structure

The chairman of the Board presides at all meetings of the Board.

Role of Board in Risk Oversight

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to a board committee or the full board for oversight as follows:

Full Board — Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to Second Sight’s operations, plans, prospects or reputation.

Audit Committee — Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Governance Committee — Risks and exposures relating to corporate governance and management and director succession planning.

Compensation Committee — Risks and exposures associated with leadership assessment and compensation programs and arrangements, including incentive plans.

Committees of the Combined Company’s Board of Directors

The combined company’s board of directors will have an audit committee, a compensation committee and a corporate governance and nominating committee, each of which will have the composition and the responsibilities described below.

Audit Committee

The Audit Committee is expected to be comprised of Dean Baker, as chair, Gregg Williams and Alexandra Larson, each of whom is “independent” as defined under section 5605(a)(2) of the Nasdaq Listing Rules. In addition, the board of directors has determined that Mr. Baker is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. The role of the Audit Committee is to:

●	oversee management’s preparation of Second Sight’s financial statements and management’s conduct of the accounting and financial reporting processes;
●	oversee management’s maintenance of internal controls and procedures for financial reporting;
●	oversee Second Sight’s compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;
●	select a firm to serve as the independent registered public accounting firm to audit Second Sight’s financial statements;
●	oversee the independent auditor’s qualifications and independence;
●	oversee the performance of the independent auditors, including the annual independent audit of Second Sight’s financial statements;
●	prepare the report required by the rules of the SEC to be included in Second Sight’s Proxy Statement; and
●	discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law, rule or regulation.

A copy of the charter of the Audit Committee is available on Second Sight’s website at www.secondsight.com (under “Investors – Corporate Governance”).

Compensation Committee

The Compensation Committee is expected to be comprised of Dean Baker, as chair, Alexandra Larson and Gregg G Williams, each of whom we deem to be “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules.

The role of the Compensation Committee is to:

●	review annually Second Sight’s overall compensation strategy, including base salary, incentive compensation and equity based grants, to assure that it promotes stockholder interests and supports Second Sight’s strategic and tactical objectives;
●	review annually and approve the factors to be considered in determining the compensation of the Chief Executive Officer of Second Sight and Second Sight’s other “executive officers”;
●	review, approve and recommend to the Board the annual compensation (base salary, bonus, equity compensation and other benefits) for Second Sight’s Chief Executive Officer and other “executive officers”;
●	review, approve and recommend to the Board the annual compensation (base salary, bonus, equity compensation and other benefits) for all of Second Sight’s executives;

●	review, approve and recommend to the Board the aggregate number of equity awards to be granted to employees below the executive level;
●	oversee Second Sight’s compliance with regulatory requirements associated with compensation matters; and
●	prepare certain portions of Second Sight’s annual Proxy Statement, including an annual report on executive compensation.

A copy of the charter of the Compensation Committee is available on Second Sight’s website at www.secondsight.com (under “Investors – Corporate Governance”).

The Compensation Committee may form and delegate a subcommittee consisting of one or more members to perform the functions of the Compensation Committee. The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels or assist in the evaluation of director, President/Chief Executive Officer or senior executive compensation, including sole authority to approve the fees of any expert or consultant and other retention terms. In addition, the Compensation Committee considers, but is not bound by, the recommendations of Second Sight’s Chief Executive Officer with respect to the compensation packages of our other executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is expected to be comprised of Gregg Williams, as chair, Dean Baker and Alexandra Larson, each of whom we deemed to be “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules.

The role of the Nominating and Governance Committee is to:

●	evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;
●	determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;
●	establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to Second Sight, Second Sight’s management, and operations;
●	review planning for succession to the position of Chairman of the Board and Chief Executive Officer and other senior management positions;
●	annually recommend to the Board persons to be nominated for election as directors;
●	recommend to the Board the members of all standing Committees;
●	adopt or develop for Board consideration corporate governance principles and policies; and
●	periodically review and report to the Board on the effectiveness of corporate governance procedures and the Board as a governing body.

A copy of the charter of the Nominating and Governance Committee is available on Second Sight’s website www.secondsight.com (under “Investors – Corporate Governance”).

Policy with Regard to Security Holder Recommendations

The Nominating and Governance Committee has a policy with regards to consideration of director candidates recommended by security holders. For the recommendation of a security holder to be considered under this policy, the recommending shareholder or group of shareholders must have held at least three percent of Second Sight‘s voting common stock for at least one year as of the date the recommendation was made. For each annual meeting of shareholders, the Nominating and Governance Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders. The Nominating and Governance

Committee will also consider the extent to which the shareholder making the nominating recommendation intends to maintain its ownership interest in Second Sight. Any director nominated must represent the interests of all shareholders and not serve for the purpose of favoring or advancing the interests of any particular shareholder group or other constituency. All recommendations submitted by shareholders will be considered in the same manner and under the same process as any other recommendations submitted from other sources.

All shareholder nominating recommendations must be in writing. Submissions must be made by mail, courier or personal delivery, addressed to the Nominating and Governance Committee care of Second Sight‘s corporate secretary at Second Sight‘s principal offices. Recommendations must include certain information regarding the recommending shareholder(s) and the proposed nominee. The recommending shareholder must state whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of Second Sight. The nominating recommendation must be accompanied by the written consent of the proposed nominee to: (a) be considered by the Nominating and Governance Committee and interviewed, and (b) if nominated and elected, to serve as a director.

Director Qualifications and Diversity

The Second Sight Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions who each will represent the best interests of Second Sight and its shareholders. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields. The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in medical devices, biotechnology, intellectual property, early-stage technology companies, research and development, strategic planning, business development, compensation, finance, accounting or banking.

The Second Sight Board believes that the directors nominated collectively have the experience and skills effectively to oversee the management of Second Sight, including a high level of personal and professional integrity, an ability to exercise sound business judgement on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing Second Sight, and a willingness to devote the necessary time to Board duties.

Corporate Governance Guidelines

The combined company’s board of directors will maintain corporate governance guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the combined company in accordance with Nasdaq’s listing standards. The corporate governance guidelines will be made available on the combined company’s website.

Code of Business Conduct and Ethics

Second Sight adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to its principal executive officer on March 27, 2020. In addition, the Code of Ethics applies to Second Sight’s employees, officers, directors, agents and representatives. The Code of Ethics requires, among other things, that Second Sight’s employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. The Code of Ethics is available on our website at www.secondsight.com (under “Investors – Corporate Governance – Code of Business Conduct and Ethics”).

Transactions with Related Persons

For information about transactions with related persons, please see the section entitled “Related Party Transactions of Directors and Executive Officers of the Combined Company.”

NANO EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding the compensation of Nano’s named executive officers during the fiscal years ended 2020 and 2021.

		Salary	Bonus	Option	All other
Name and principal position	Year	($)	($)	awards($)(5)	compensation($)(6)	Total($)
Adam Mendelsohn(1) Chief Executive Officer, former Chief Financial Officer	2021	300,000	—	—	30,685	330,685
	2020	195,000	—	—	27,737	222,737
Truc Le(2) Chief Operating Officer	2021	300,000	—	241,677	40,419	582,096
	2020	300,000	—	938,199	14,758	1,252,957
Donald Dwyer(3) Chief Business Officer	2021	187,500	—	54,240	3,469	245,209
	2020	100,000	—	331,960	84	432,044
Lisa Porter(4)	2021	200,000	—	—	8,400	208,400
Chief Medical Officer	2020	168,000	—	376,253	7,314	551,567
(1)	Option awards reflect stock-based compensation for outstanding options. Other compensation includes company-paid premiums for medical related benefits programs of $19,937 for 2020 and $22,385 for 2021, and 401K company match of $7,800 for 2020 and $8,300 for 2021.
(2)	Includes base salary based upon working 75% of normal work week. Option awards reflect stock-based compensation for outstanding stock options. Other compensation includes company-paid premiums for medical related benefits programs of $9,712 for 2020 and $29,419 for 2021, and 401K company match of $5,040 for 2020 and $11,000 for 2021.
(3)	Includes base salary based upon working 70% to 75% of normal work week. Option awards reflect stock-based compensation for outstanding stock options. Other compensation includes company-paid premiums for medical related benefit programs of $84 in 2020 and $298 in 2021, and 401K company match of $3,171 in 2021.
(4)	Includes base salary based upon working 50% of a normal work week. Option awards reflect stock-based compensation for granted stock options. Other compensation includes company-paid premiums for medical related benefit programs of $834 in 2020 and $573 in 2021, and 401K company match of $6,480 in 2020 and $7,827 in 2021.
(5)	The amounts presented represent the aggregate grant-date fair value of the options awarded to the named executive officer during fiscal 2021 in accordance with FASB Accounting Standards Codification Topic 718. To measure the fair value of an option, the Black Scholes valuation model was utilized. The valuation model requires the input of highly subjective assumptions. Another input into the Black Scholes model is the fair value of common stock underlying the options. Share fair value estimates by the Company incorporated retrospective valuations from a third-party appraiser. The detailed assumptions used in calculating the grant-date fair value of the stock options reported in the “Option Awards” column are set forth in Note 8 in the financial statements.
(6)	Includes the employer’s cost of benefits provided to the executive — including medical, dental, vision, FSA, and life insurance and 401K match.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Currently, NPM does not have any written employment agreements with any of its executive officers. All executive officers are “at will” employees. There are no special agreements that require the company to pay severance or offer any consideration of financial benefit in the event of termination of employment of NPM executive officers. The current executive officers, excluding Adam Mendelsohn, are employees of NPM. However, they are working and being compensated on a part-time basis per their individual arrangements with NPM.

Executive Compensation Elements

Executive compensation of NPM’s officers is primarily comprised of base salary. Currently, NPM does not have a non-equity compensation plan for cash bonus awards. NPM provides stock option grants that generally vest over four years, but some grants may be granted with special terms at the board’s discretion The company offers a comprehensive benefits package.

Base Salaries

The annual base salaries, as applicable, for NPM’s named executive officers for the fiscal year 2021 changed from the base salaries in effect for the fiscal year 2020 as set forth in the Summary Compensation Table above. As noted in the footnotes to the table, all executives, excluding Adam Mendelsohn, are employees that work and are compensated at less than 100%. NPM’s Chief Executive Officer, Adam Mendelsohn, received an increase in base salary in 2021 of $105,000, increasing from $195,000 to $300,000. Other executives are paid on a prorate basis of their annual compensation based upon their agreed to percentage of time.

Equity Compensation

NPM’s equity incentive plan expired in August 2021.

Employee Benefits Program

Executive officers, including the named executive officers, are eligible to participate in all of NPM’s employee benefit plans, including medical insurance, on the same basis as other employees, subject to applicable law. NPM offers a choice of multiple medical, dental, and vision plans, as well as life insurance. NPM also offers and contributes to FSA and College Savings programs, provides a 401K program that contributes up to 4% of employees’ base compensation over the course of a year. These benefit programs are designed to enable NPM to attract and retain its workforce in a competitive marketplace.

Change in Control Benefits

There are no contracts, agreements, plans, or arrangements that provide executives any benefits if there is a change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning outstanding equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2021.

	Option Awards
			Number of
		Number of	Securities
		Securities	Underlying
		Underlying	Unexercised
		Unexercised	Options	Option	Option
		Options	Non-	Exercise	Expiration
Name	Grant Date	Exercisable	Exercisable	Price	Date
Adam Mendelsohn Chief Executive Officer, former Chief Financial Officer	11/14/2018	15,000	5,000	$9.50	11/13/2024

Donald Dwyer	11/12/2019	12,000	0	$9.50	11/11/2029
Chief Business Officer	11/10/2020	27,000	45,000	$9.50	11/09/2030
	02/28/2021	12,000	0	$9.50	02/27/2031

Truc Le	07/23/2020	151,663	48,337	$9.50	07/22/2030
Chief Operating Officer	03/08/2021	0	50,000	$9.50	03/07/2031

NANO DIRECTOR COMPENSATION

For the fiscal year ended December 31, 2021, NPM’s director compensation policy did not offer any cash compensation to non-employee directors in 2021. This policy did not change in the fiscal year 2022. All non-employee directors did not receive equity grants during the fiscal year ended December 31, 2021, however they received reimbursement for travel, lodging, and other reasonable expenses incurred in attending board of directors or committee meetings.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF SECOND SIGHT

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Second Sight Director Compensation” and “Second Sight Executive Compensation,” Second Sight describes below transactions and series of similar transactions, since the beginning of Second Sight’s last fiscal year, to which Second Sight was a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Agreement and Plan of Merger with Nano Precision Medical, Inc.

As disclosed in Second Sight’s Current Report on Form 8-K filed with the SEC on February 8, 2022, on February 4, 2022, Second Sight entered into the agreement and plan of merger (the “Merger Agreement”) with Nano Precision Medical, Inc., a California corporation (“NPM”), and, upon and subject to the execution of a joinder, NPM Acquisition Corp., a California corporation and a wholly-owned subsidiary of Second Sight (“Merger Sub”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, NPM will merge with and into Merger Sub (the “Merger”), and upon consummation of the Merger, Merger Sub will cease to exist and NPM will become a wholly-owned subsidiary of Second Sight. Upon completion of the Merger and subject to shareholder approval, Second Sight will change its name as Second Sight and NPM may agree in the future and change its trading symbol as NPM requests in writing following consultation with Nasdaq.

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, the securities of NPM will be converted into the right to receive an aggregate of approximately 134,349,464 of shares of Second Sight’s common stock (the “Merger Shares”) representing approximately 77.32% of the Base Amount Common Stock of Second Sight.

The Merger will involve change of control and may be consummated only following the approval of Second Sight’s shareholders. Second Sight is obligated to file a Registration Statement on Form S-4 in connection with the Merger to register the Merger Shares.

SAFE Agreement

On February 4, 2022, in connection with the Merger, Second Sight and NPM also entered into an agreement (“SAFE”) whereby Second Sight would provide to NPM, pending closing of the Merger, an investment advance of $8.0 million which, effective upon the termination date of the Merger Agreement without completion of the Merger, will result in NPM’s issuing to Second Sight that number of shares of NPM common stock which following that issuance will equal not less than 2.133% of the issued and outstanding shares of NPM common stock assuming exercise or conversion of all outstanding vested and unvested options, warrants, and convertible securities. In the event NPM completes an equity financing at a lower valuation, Second Sight may be eligible to receive additional shares of NPM common stock as set forth in the SAFE. If the Merger is completed, the SAFE will terminate.

Related Parties in Connection with the Merger and SAFE

Certain of Second Sight’s directors have interests in the Merger that are different from, or in addition to, the interests of Second Sight’s shareholders generally. These interests may present them with actual or potential conflicts of interest.

Common Directorship

Three of Second Sight’s directors, Gregg Williams, Aaron Mendelsohn, and Dean Baker are also directors of NPM.

Securities Ownership

Three of Second Sight’s directors, Gregg Williams, Aaron Mendelsohn, and Dean Baker have investments and financial interests in NPM as follows (on an as converted basis):

Ownership of NPM
Name of Director	Common Stock
Gregg Williams	31.84%
Dean Baker	0.58%
Aaron Mendelsohn	1.79%

Family Relationships

Second Sight’s director, Aaron Mendelsohn, is the father of Adam Mendelsohn. Adam Mendelsohn, who is a co-founder, chief executive officer, director and principal shareholder of NPM, is expected to become chief executive officer, a director and principal shareholder of Second Sight following the consummation of the Merger.

Special Committee

As a result of the aforementioned actual or potential conflicts of interests, the Special Committee, consisting of members having no affiliation with NPM, was created for the purpose of evaluating the proposed Merger and determining whether the Merger Agreement and the proposed Merger are in the best interests of Second Sight and its shareholders. The Special Committee consists of Will McGuire, Matthew Pfeffer, and Alexandra Larson.

The Special Committee was empowered to investigate the proposed transaction with NPM, negotiate the terms of the proposed transaction with NPM or elect not to pursue the proposed transaction with NPM and, in the Special Committee’s discretion, explore and evaluate potential alternative transactions. Following multiple consultations with financial and legal advisers, the Special Committee issued its recommendation for the Second Sight Board to approve the proposed merger on the terms of the Merger Agreement and the concurrently entered SAFE agreement. Notwithstanding the foregoing, there can be no assurance that the efforts of the Special Committee in connection with the proposed merger were sufficient, nor can there be an assurance that the Special Committee was aware of and considered all the relevant facts and circumstances surrounding the proposed merger. The opinion of the Special Committee was based on then-available information, as of the date of each such opinion and does not reflect any subsequent events. Therefore, there can be no assurance that the terms of the proposed merger are fair and in the best interest of Second Sight despite the opinion of the Special Committee.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms in this section have the same meanings as terms defined and included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to Second Sight refer to Second Sight Medical Products, Inc. and all references to NPM refer to NPM before and after giving effect to the Merger Agreement.

The unaudited pro forma condensed combined financial statements of NPM have been prepared in accordance with Article 11 of Regulation S-X, as amended, and presents the combination of the historical financial information of NPM and Second Sight adjusted to give effect to the consummation of the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of February 4, 2022 (the “Merger Agreement” or the “Merger”), and the other related events.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022, combines the historical unaudited condensed consolidated balance sheet of Second Sight with the historical unaudited condensed balance sheet of NPM as of March 31, 2022, on a pro forma basis as if the Merger and other related events had been consummated on March 31, 2022.

The unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 2022 and for year ended December 31, 2021, combines the historical unaudited condensed consolidated statements of operations of Second Sight with the historical unaudited condensed statement of operations of NPM for the quarter and the year then ended , respectively, on a pro forma basis as if the Merger Agreement and other related events had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

●	The historical unaudited condensed consolidated financial statements of Second Sight as of March 31, 2022 and for the quarter then ended;
●	The historical audited consolidated financial statements of Second Sight as of December 31, 2021 and for the year then ended;
●	The historical unaudited condensed financial statements of NPM as of March 31, 2022 and for the quarter then ended;
●	The historical audited financial statements of NPM as of December 31, 2021 and for the year then ended;
●	Other information relating to Second Sight and NPM included elsewhere in this proxy statement/prospectus, including the Merger Agreement;
●	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Second Sight; and
●	Management’s Discussion and Analysis of Financial Condition and Results of Operations of NPM.

Description of the Agreement and Plan of Merger and Reorganization dated February 4, 2022 (the “Merger”) and Presentation in these Pro Forma Financial Statements

At the effective time of the Merger, the securities of each NPM security-holder will be converted into the right to receive the Pro Rata Portion of the Merger Shares using an exchange ratio as described in the Merger Agreement (the Exchange Ratio), subject to the adjustment to account for any Second Sight Reverse Stock Split, as follows:

●	Exchange of all issued and outstanding shares of NPM common stock for shares of Second Sight common stock adjusted using the Exchange Ratio;
●	Exchange of shares underlying all NPM outstanding unexercised options of common stock for options of Second Sight common stock on a like-for-like basis, except for the number of shares exercisable and the exercise price each adjusted using the Exchange Ratio;

●	Exchange of all outstanding warrants convertible into shares of NPM common stock for warrants convertible into shares of Second Sight common stock on a like-for-like basis, on a like-for-like basis, each adjusted using the Exchange Ratio.

As disclosed elsewhere in this proxy statement/prospectus, it is anticipated that all outstanding NPM warrants will have been “net” exercised prior to Closing in exchange for shares of NPM common stock in accordance with their terms and shall no longer be outstanding. However, for the purpose of this pro forma financial information, unless otherwise indicated, conversion of warrants is not assumed (if the warrants were to be exercised using the net settlement feature, there would be no accounting consequence except for a slight change to the net loss per share presentation as described in Adjustment (cc) below under Note 2, Adjustments to Unaudited Pro Forma Condensed Combined Financial Information).

As a result of the Merger, the holders of NPM’s common stock, and options and warrants to purchase NPM’s common stock calculated on an as-converted basis (assuming net exercise of options and warrants of NMP), are expected to own, or hold rights to acquire, in the aggregate approximately 77.32% of the total equity securities of the combined company after the Merger; and, the holders of Second Sight’s common stock, and options and warrants to purchase Second Sights’ common stock calculated on an as-converted basis (assuming net exercise of options and warrants of Second Sight), are expected to own, or hold rights to acquire, in the aggregate approximately 22.68% of the total equity securities of the combined company after the Merger.

After the completion of the merger, Second Sight will change its corporate name from “Second Sight Medical Products, Inc.” to “Vivani Medical, Inc.” (or to such other name as Second Sight and NPM may agree) as contemplated by the Merger Agreement (the “Second Sight Name Change”).

For the purposes of these condensed combined pro forma financial statements, it is assumed that the Exchange Ratio would have been one NPM security for 9.0929 Second Sight securities, using securities outstanding as of March 31, 2022, as follows:

	Pre exchange	Post exchange
NPM securities:
Common shares	12,201,024	110,942,104
Warrants	3,006,086	27,333,895
Shares under outstanding stock options	1,518,341	13,806,050
Total securities outstanding	16,725,451	152,082,048

Assuming all NPM and Second Sight warrants and options on common stock presented in the preceding table were converted on a net settlement basis (using an agreed-upon fair value per share of NPM common stock of $21.90 prior to the application of the exchange ratio for the purposes of the net settlement calculation), relative ownership of all securities would be as follows:

	Securities	Percent
NPM securities	134,349,464	77.32%
Second Sight securities	39,409,176	22.68%
Total Securities	173,758,640	100.00%

The post-exchange warrants and stock options totaling 41,139,944 shares (27,333,895 plus 13,806,050) would convert into 23,407,360 shares of common stock when net settled which explains the difference between the 152,082,048 shares and the 134,349,464 NPM shares in the preceding two tables. In addition, for the purposes of this pro forma financial information, it is assumed that Second Sight has no warrants or options “in-the-money” that would adjust the 39,409,176 shares outstanding based on the formula. The calculation of the actual Exchange Ratio will be made as of the date of Close of the Merger.

Expected Accounting Treatment of the Merger

We expect the Merger to be treated as a reverse acquisition in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Under this method of accounting, Second Sight is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the historical financial statements of NPM, as the acquirer, will represent a continuation of the financial position and results of operations of NPM, with the Merger being treated as the equivalent of NPM issuing stock for the net assets of Second Sight, accompanied by a recapitalization. The net assets acquired and liabilities assumed of Second Sight by NPM will be recorded at fair market value in accordance with ASC 805, Business Combinations, due to the change in control and operating activity (i.e., Second Sight does not qualify as a “shell” company) of Second Sight. Operations prior to the Merger will be those of NPM in future reports of the combined company.

The equity structure (that is, the number and type of equity interests issued) is restated to reflect the equity structure of the legal parent (Second Sight as the accounting acquiree), including the equity interests the legal parent issued to effect the combination. Accordingly, the equity structure of the legal subsidiary (NPM as the accounting acquirer) is restated using the exchange ratio established in the acquisition agreement to reflect the number of shares of the legal parent (the accounting acquiree) issued in the reverse acquisition.

NPM has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	NPM’s stockholders will have majority of the voting power after the Merger;
●	the board of directors of NPM will initially have five members, and NPM will have the ability to nominate the majority of the initial members of the board of directors;
●	NPM’s senior management will be the senior management after the Merger and be responsible for day-to-day operations;
●	the intended strategy and operations will primarily continue NPM’s current strategy and operations.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of NPM upon consummation of the Merger. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger and other related events occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash remaining after the consummation of the Merger and the other related events are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of NPM following the completion of the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Second Sight and NPM have not had any historical relationship prior to the transactions except for the $8 million SAFE, some common members of their boards of directors, and some common shareholders. Accordingly, no other pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2022

(In thousands)

					Combined
	Second Sight	NPM	Merger		pro forma
	Historical	Historical	adjustments		as adjusted
Assets
Current assets:
Cash and cash equivalents	$59,599	$6,973	$(1,275)	(c)	$65,297
Other current assets	618	352			970
Total current assets	60,217	7,325	(1,275)		67,542

Property & equipment, net	119	1,120			1,239
SAFE advance	8,000		(8,000)	(a)	—
Right-of-use assets	184	1,395			1,579
Other	18	200			218
Total assets	$68,538	$10,040	$(9,275)		$69,303

Liabilities and Stockholders’ Equity
Current liabilities	$2,385	$2,541	$(414)	(c)	$4,512
SAFE		8,000	(8,000)	(a)	—
Long-term liabilities		617			617
Total liabilities	2,385	11,158	(8,414)		5,129

Stockholders' Equity
Common stock - no par	347,940	54,650	56,355	(b)	111,005
			(347,940)	(d)

Additional paid-in capital	49,402	7,053	8	(b)	7,061
			(49,402)	(d)
Accumulated other comprehensive
Income	(392)		392	(d)	—

Accumulated deficit	(330,797)	(62,821)	9,790	(b)	(53,891)
			(861)	(c)
			330,797	(d)
Total equity	66,153	(1,118)	(861)		64,174
Total liabilities and equity	$68,538	$10,040	$(9,275)		$69,303

See accompanying notes to pro forma financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Quarter ended March 31, 2022

(In thousands, except share and per share data)

	Historical
	Second Sight	NPM	Pro forma adjustments		Pro forma combined
Net sales	$—	$—			$—
Cost of sales	—	—			—
Gross profit		—			—

Operating expenses:
Research and development, net of grants	645	2,679	$(5)	(aa)	3,319
Clinical and regulatory	105	—	(3)	(aa)	102
					—
General and administrative	1,466	1,228	(5)	(aa)	2,689
Total operating expenses	2,216	3,907	(13)		6,110
Loss from operations	$(2,216)	$(3,907)	$13		$(6,110)

Net operating loss per common share – basic and diluted on a pro forma basis				(cc)	$(0.04)

Weighted average shares outstanding – basic and diluted on a pro forma basis					150,338,222

See accompanying notes to pro forma financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(In thousands, except share and per share data)

	Historical
	Second Sight	NPM	Pro forma adjustments		Pro forma combined
Net sales	$—	$—			$—
Cost of sales (recovery of cost)	(130)	—			(130)
Gross profit	130	—			130

Operating expenses:
Research and development, net of grants	2,370	11,002	$(22)	(aa)	13,350
Clinical and regulatory	378	—	(35)	(aa)	343
					—
General and administrative	6,315	2,321	(18)	(aa)	10,338
			1,720	(bb)
Total operating expenses	9,063	13,323	1,645		24,031
Loss from operations	$(8,933)	$(13,323)	$(1,645)		$(23,901)
Net operating loss per common share – basic and diluted on a pro forma basis				(cc)	$(0.18)
Weighted average shares outstanding – basic and diluted on a pro forma basis					132,495,261

See accompanying notes to pro forma financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2022, gives effect to the Merger and other events as if they occurred on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 2022 and for year ended December 31, 2021, give effect to the Merger as if it had been completed on January 1, 2021, the beginning of the earliest period presented.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Second Sight will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of NPM issuing stock for the net assets of Second Sight, accompanied by a recapitalization. The net assets of Second Sight will be adjusted to their estimated fair value in accordance with ASC 805, Business Combinations.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger.

The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company.

2.Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as if the Merger and other related events had been consummated on March 31, 2022, are as follows:

a)	Eliminates the SAFE amount upon the Merger as if the Merger occurred on March 31, 2022; the amount also adjusts the purchase consideration presented in Adjustment (b).
b)	Recognizes the assumed fair value of equity securities “deemed” issued by NPM to acquire the assets and assume the liabilities of Second Sight as follows (in thousands except share and per share data):

Shares “deemed” issued in merger	39,409,176
Fair value per share as of March 31, 2022	$1.43
Total equity issued	$56,355
Fair value of vested Second Sight options at March 31, 2022	8
Total consideration	56,363
Fair value of net assets acquired	58,153
Adjustment for cancellation of NPM's SAFE obligation	8,000
Fair value of net assets acquired and SAFE adjustment	66,153
Gain from bargain purchase	$(9,790)

For the purposes of this pro forma presentation, the fair value of shares “deemed” issued as consideration is based on the traded value of Second Sight shares as of March 31, 2022, which was $1.43 per share. The $8 million SAFE obligation recorded by NPM is added to the purchase consideration in lieu of settlement. In accordance with ASC 805, Business Combinations, the fair value of Second Sight vested stock options measured as of the Merger date, which is assumed to be

March 31, 2022, for the purposes of this pro forma presentation, is added to the purchase price. (The actual calculation of the gain or loss from the purchase will be based on the fair value per share as of the date of close.)

For the purposes of this pro forma presentation, the fair value of the net assets acquired is assumed to equal book value due to the significant components of assets being cash, current assets and current liabilities which typically approximate fair value. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Second Sight that exist as of the date of completion of the Merger.

Because the fair value of the consideration is less than the fair value of the net assets, the difference is presented as a gain from a bargain purchase. The gain is deemed reasonable and represents, in the view of management, a market participant’s discount for costs to continue the business affairs of Second Sight until the Merger is completed and the expected synergies of the combination are realized.

c)	Represents estimated direct and incremental transaction costs to be incurred by NPM and Second Sight subsequent to March 31, 2022, related to the Merger for legal, auditing, professional and printing which are to be expensed on the merger date, which is assumed to be March 31, 2022, for the purposes of this pro forma balance sheet presentation. The adjustment is composed of the following:

Estimate future costs as of March 31, 2022	$861
Costs accrued as of March 31, 2022	414
Cash payment of costs accrued and expected to be incurred	$1,275

d)	Adjustment to reset NPM common stock and additional paid-in-capital to reflect the legal structure of Second Sight. Only NPM’s accumulated deficit carries forward after the Merger.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations as if the Merger and other related events had been consummated on January 1, 2021, the beginning of the earliest period presented, are as follows:

(aa)	Adjusts the stock-based compensation of Second Sight stock options remeasured to fair value as of the date of the Merger which is assumed to be January 1, 2021, in accordance with ASC 805, Business Combinations, using Black-Scholes inputs. Due to the significant differences in the strike prices over the assumed fair value of $1.43 as of March 31, 2022, the amount of expense upon remeasurement is de minimis.
(bb)	Represents estimated direct and incremental transaction costs accrued and expected to be incurred by NPM and Second Sight as of, or subsequent to,March 31, 2022, related to the Merger for legal, auditing, professional and printing which are to be expensed on the merger date, which is assumed to be January 1, 2021, for the purposes of this pro forma statement of operations presentation.
(cc)	Net operating loss per share has been calculated using the basic and diluted weighted average shares of common stock outstanding of NPM as a result of the pro forma adjustments. As the Merger and other related events are being reflected as if they had occurred on January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net loss per share adjusts the historical weighted average shares outstanding for the NPM exchange ratio.

The following post-merger common stock equivalents were excluded from the net loss per share computation for all presentations because their impact would be antidilutive:

Warrants	35,024,958
Stock options	13,986,653
49,011,610

If the NPM warrants totaling 27,333,895 adjusted for the exchange ratio were assumed to have converted as of date of the Merger on a net settlement basis and included in shares outstanding for the period, the net operating loss per share would have been as follows (in thousands except share and per share amounts):

	Quarter ended March 31, 2022	Year ended December 31, 2021
Loss from operations	$(6,110)	$(23,901)
Common shares outstanding assuming warrant conversion	177,672,117	147,971,987
Net operating loss per share	$(0.03)	$(0.16)

3.Income taxes

The pro forma presentation assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. It is also assumed that there will be no tax consequence to the unaudited pro forma combined condensed balance sheet or statement of operations due to the significance of the net operating loss carryforward expected to be available to NPM after the Merger for which a full valuation allowance would be provided.

4.Items excluded from income from operations in the unaudited combined condensed statement of operations

In accordance with Article 11 of Regulation S-X, as amended, the statements of operations exclude items of income and expense which are not related to operations. Items excluded for the year ended December 31, 2021 related to NPM were $649 gain from forgiveness of the PPP loan, $99 of other expenses, and $11,994 gain from the bargain purchase as a pro forma adjustment; the only item excluded related to Second Sight was $12 of interest income. There were no items excluded for the three months ended March 31, 2022 related to NPM; the item excluded related to Second Sight was $4 of interest income.

COMPARISON OF RIGHTS OF HOLDERS OF SECOND SIGHT STOCK AND NANO STOCK

Both Second Sight and NPM are incorporated under the laws of the State of California and, accordingly, the rights of the shareholders of each are currently, and will continue to be, governed by the California General Corporation Law. If the merger is completed, NPM’s shareholders will become shareholders of Second Sight, and their rights will be governed by the California General Corporation Law, the amended and restated bylaws of Second Sight and, assuming Proposal No. 2 and Proposal No. 3 is approved by Second Sight’s shareholders at the Second Sight annual meeting, the Restated Articles of Incorporation, as amended, of Second Sight as amended by the amendment thereto attached to this proxy statement/prospectus as Annex D as well as an amendment effecting the Second Sight Name Change.

The table below summarizes the material differences between the current rights of NPM’s shareholders under NPM’s articles of incorporation, as amended, and bylaws and the rights of Second Sight’s shareholders, post-merger, under Second Sight’s amended and restated articles of incorporation and amended and restated bylaws, each as amended, as applicable, and as in effect immediately following the merger.

While Second Sight and NPM believe that the summary tables cover the material differences between the rights of their respective shareholders prior to the merger and the rights of Second Sight’s shareholders following the merger, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Second Sight’s and NPM’s shareholders and are qualified in their entirety by reference to the California General Corporation Law and the various documents of Second Sight and NPM that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a shareholder of Second Sight or NPM before the merger and being a shareholder of Second Sight after the merger. Second Sight has filed copies of its current Restated Articles of Incorporation, as amended, and amended and restated bylaws with the SEC and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. NPM will also send copies of its documents referred to in this proxy statement/prospectus to you upon your request. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Current NPM Rights Versus Second Sight Rights Post-Merger

Provision	NPM (Pre-Merger)	Second Sight (Post-Merger)

Authorized Capital Stock	The articles of incorporation, as amended, of NPM authorizes the issuance of up to 20,000,000 shares of common stock, no par value per share.

The articles of incorporation, as amended, of Second Sight authorizes the issuance of up to 300,000,000 shares of common stock, no par value per share and 10,000,000 shares of preferred stock, no par value per share.

Number of Directors	The bylaws of NPM, as amended, provide that the number of directors shall be determined from time to time by the shareholders or board of directors.	The bylaws of Second Sight set the number of directors at not less than five but not more than nine.

Special meeting of the Shareholders

The bylaws of NPM provide that special meetings may be called at any time by the chairman of the board, the president, the board, or by one or more shareholders holding not less than ten percent (10%) of the votes at any meeting.

The bylaws of Second Sight provide that special meetings may be called at any time by the chairman of the board, the president or a majority of the members of the board.

Drag Along

The shareholders’ agreement of NPM contains drag-along provisions that require shareholders to approve of a sale transaction if approved by the board and holders of a majority of common stock. Termination of the shareholders’ agreement is a condition precedent to closing of the merger.

Second Sight shareholders do not have a drag along right.

Provision	NPM (Pre-Merger)	Second Sight (Post-Merger)

Right of First Refusal

The bylaws of NPM provide that any selling holder wishing to transfer any shares of stock shall first provide NPM written notice of the proposed transfer and provide NPM with the right to purchase such shares. In such event, if NPM does not elect to exercise its right of first refusal in full, each other holder shall have the right to purchase up to all of his/her pro rata portion of the remaining offered shares.

The shareholders’ agreement of NPM provides a customary right of first refusal on transfers in favor of the NPM and then the other shareholders. Termination of the shareholders’ agreement is a condition precedent to closing of the merger.

Neither Second Sight’s bylaws nor articles of incorporation, as amended, provide a right of first refusal.

PRINCIPAL SHAREHOLDERS OF SECOND SIGHT

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus statement do not give effect to the Second Sight Reverse Stock Split.

The following table shows information known to Second Sight about beneficial ownership of its common stock by:

●	each of its directors;
●	each of its current named executive officers as well as any additional individuals identified as named executive officers;
●	all of its directors and executive officers as a group; and
●	each person known by Second Sight to beneficially own 5% or more of its common stock.

The column entitled “Percentage Beneficially Owned” is based on a total of [39,409,176] shares of Second Sight’s common stock outstanding as of June [XX], 2022, the record date of the Second Sight’s annual meeting.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of the record date through the exercise of any option, warrant, conversion privilege or similar right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Second Sight common stock that could be issued upon the exercise of outstanding options and warrants that are exercisable within 60 days of the record date are considered to be outstanding. These shares, however, are not considered outstanding as of the record date when computing the percentage beneficially owned by any other person or entity, except with respect to the percentage ownership of all directors and executive officers as a group.

	Number of Shares	Percentage
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned
Gregg Williams(1)	17,292,679	38.00%
Jonathan Will McGuire(2)	22,186	*
Aaron Mendelsohn(3)	10,331	*
Matthew Pfeffer(4)	25,813	*
Alexandra Larson	500	*
Jessy Dorn(5)	28,401	*
Scott Dunbar(6)	22,501	*
Edward Sedo(7)	4,373	*
Edward Randolph	2	*

All current directors and executive officers as a group (9 persons)(8)	17,423,510	38.30%

*Represents beneficial ownership of less than one percent.

(1)	Shares beneficially owned by Mr. Williams include (i) 4,859,893 shares of common stock and warrants to purchase 1,713,599 shares of common stock owned by GW Trust, (ii) 3,638,568 shares of common stock and warrants to purchase 3,453,038 shares of common stock owned by Williams International Co. LLC (iii) 544,760 shares of common stock owned by Sam Williams Family Investments LLC and (iv) 2,193,926 shares of common stock and warrants to purchase 863,259 shares of common stock owned by GST. Includes 25,636 shares of common stock issuable to Mr. Williams upon exercise of options. Greg Williams has voting and dispositive power over all of these shares.
(2)	Includes 20,469 shares owned by Mr. McGuire and 1,717 shares of common stock issuable to Mr. McGuire upon exercise of warrants.
(3)	Includes 10,331 shares of common stock issuable to Mr. Mendelsohn upon exercise of options.

(4)	Includes 14,785 shares owned by Mr. Pfeffer and 697 shares and 10,331 shares of common stock issuable to Mr. Pfeffer upon exercise of warrants and exercise of options, respectively.
(5)	Includes 182 shares owned by Ms. Dorn and 28,219 shares of common stock issuable upon exercise of options.
(6)	Includes 2,383 shares owned by Mr. Dunbar and 935 shares and 19,183 shares of common stock issuable to Mr. Dunbar upon exercise of warrants and exercise of options, respectively.
(7)	Includes 4,373 shares of common stock issuable upon exercise of options
(8)	Includes all of the shares described in notes 1 through 7 above and Mr. Randolph’s and Ms. Larson’s shares.

PRINCIPAL SHAREHOLDERS OF NPM

Except where specifically noted, the following information does not give effect to the Second Sight Reverse Stock Split described in Proposal No. 2.

The following table sets forth certain information with respect to the beneficial ownership of NPM’s common stock as of June [XX], 2022, the record date of the Second Sight’s annual meeting, for:

●	each of NPM’s directors;
●	each of NPM’s executive officers;
●	all of NPM’s current directors and executive officers as a group; and
●	each person or group who beneficially owned more than 5% of NPM’s common stock.

Beneficial ownership has been determined in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to NPM’s knowledge, the person named in the table has sole voting and sole investment power with respect to all shares that he beneficially owned, subject to community property laws where applicable.

	Number of	Percentage
	Shares	of Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned(1)
5% Stockholders
Joachim & Yaeko Bolck(1)	1,787,788	11.7356%
Easton Invest AG(2)	883,999	5.8028%
Kathleen Fischer(3)	883,963	5.8026%

Directors and Executive Officers
Gregg G. Williams 2006 Trust(4)	5,231,595	34.3418%
Adam Mendelsohn(5)	1,260,253	8.2727%
Aaron Mendelsohn(6)	345,201	2.2660%
Truc Le(7)	186,273	1.2228%
W. Dean Baker(8)	95,420	0.6264%
Donald Dwyer(9)	66,000	0.4332%
Lisa Porter(10)	51,666	0.3392%
Brigid A. Makes	—	0.000%
All directors and executive officers as a group	7,236,409	47.502%

*Less than one percent.

(1)	Shares beneficially owned by Joachim and Yaeko Bolck include (i) 806,394 shares of common stock owned by Joachim & Yaeko Bolck Conservator for Hideo Saito Bolck, (ii) 806,394 shares of common stock owned by Joachim & Yaeko Bolck Conservator for Yasuo Saito Bolck and (iii) 175,000 shares of common stock owned by Joachim & Yaeko Bolck.
(2)	Includes 883,999 shares of common stock owned by Easton Invest AG.
(3)	Includes 871,463 shares of common stock owned by Kathleen Fischer and 12,500 shares of common stock issuable upon exercise of options.
(4)	Includes (i) 2,614,106 shares of common stock, 2,334,332 shares of common stock issuable upon exercise of warrants, and 200,000 shares of common stock issuable upon exercise of options held by Gregg G. Williams 2006 Trust and (ii) 20,000 shares of common stock issuable upon exercise of warrants and 63,157 shares of common stock issuable upon exercise of options held by Mr. Williams.

(5)	Includes 1,199,875 shares of common stock, 18,333 shares of common stock issuable upon exercise of options and 12,045 shares of common stock issuable upon exercise of warrants owned by Dr. Adam Mendelsohn. Also includes 30,000 shares of common stock held by three trusts over which Dr. Mendelsohn and his spouse have voting and dispositive authority. Does not include Dr. Adam Mendelsohn’s 10% pecuniary interest in MFE, LLC. See note 6 below.
(6)	Includes (i) 59,023 shares of common stock and 30,000 shares of common stock issuable upon exercise of options owned by Mr. Aaron Mendelsohn, and (ii) 247,589 shares of common stock and 8,589 shares of common stock issuable upon exercise of warrants owned by MFE, LLC over which Mr. Mendelsohn has sole voting and dispositive authority. Mr. Mendelsohn holds an 80% pecuniary interest in MFE, LLC.
(7)	Includes 186,273 shares of common stock issuable upon exercise of options by Truc Le.
(8)	Includes 65,420 shares of common stock owned by W. Dean Baker and 30,000 shares of common stock issuable upon exercise of options.
(9)	Includes 66,000 shares of common stock issuable upon exercise of options by Donald Dwyer.
(10)	Includes 51,666 shares of common stock issuable upon exercise of options by Lisa Porter.

PRINCIPAL SHAREHOLDERS OF COMBINED COMPANY

Except where specifically noted, the following information does not give effect to the Second Sight Reverse Stock Split described in Proposal No. 2.

The following table and the related notes present certain information with respect to the beneficial ownership of the common stock of the combined company upon consummation of the merger, assuming the closing of the merger occurred on June [XX], 2022, the record date of the Second Sight’s annual meeting, by:

●	each anticipated director and named executive officer of the combined company’s;
●	all of the combined company’s anticipated directors and executive officers as a group; and
●	each person or group who is known to the management of NPM or Second Sight to become the beneficial owner of more than 5% of the common stock of the combined company upon the consummation of the merger.

Unless otherwise indicated in the footnotes to this table, NPM and Second Sight believe that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The following table assumes the exercise of all outstanding options to purchase shares of Second Sight’s common stock prior to the closing of the merger and that Second Sight had [39,409,176] shares of common stock outstanding as of June [XX], 2022, the record date of the Second Sight’s annual meeting following the exercise of such options, and that immediately prior to the merger, NPM will have 12,191,667 shares of common stock issued and outstanding. Upon the closing of the merger, the 12,191,667 shares of NPM common stock that are issued and outstanding will be converted into the right to receive an aggregate of 110,912,279 shares of Second Sight’s common stock, and, assuming the exercise of all in-the-money outstanding options to purchase shares of Second Sight’s common stock prior to the closing of the merger, there will be a total of 150,321,455 shares of Second Sight’s common stock outstanding upon the closing of the merger. The following table does not give effect to the Second Sight Reverse Stock Split proposed to be implemented prior to the closing of the merger. Shares of Second Sight’s common stock that may be acquired by an individual or group within 60 days of June [XX], 2022, the record date of the Second Sight’s annual meeting, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group but are not deemed to be outstanding for the purpose of computing the percentage ownership of Second Sight’s common stock of any other person shown in the table.

	Number of	Percentage of
	Shares	Shares
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned
5% Shareholders
Joachim & Yaeko Bolck(1)	16,256,178	8.8321%
Easton Invest AG(2)	8,038,115	4.3672%
Kathleen Fischer(3)	8,037,787	4.3670%
Directors and Executive Officers
Gregg Williams (4)	64,863,049	35.2405%
Adam Mendelsohn (5)	11,459,358	6.2259%
Aaron Mendelsohn (6)	3,149,209	1.7110%
Truc Le (7)	1,693,766	*
W. Dean Baker (8)	867,645	*
Donald Dwyer (9)	600,131	*
Lisa Porter(10)	469,797	*
Alexandra Larson	500	*
Brigid A. Makes	—	*
All current directors and executive officers as a group (9 persons)	$83,103,455	45.1506%
*	Represents less than one percent.
1	Shares beneficially owned by Joachim and Yaeko Bolck include (i) 7,332,460 shares of common stock owned by Joachim & Yaeko Bolck Conservator for Hideo Saito Bolck, (ii) 7,332,460 shares of common stock owned by Joachim & Yaeko Bolck Conservator for Yasuo Saito Bolck and (iii) 1,591,258 shares of common stock owned by Joachim & Yaeko Bolck.
2	Includes 8,038,115 shares of common stock owned by Easton Invest AG.

3	Includes 7,924,126 shares of common stock owned by Kathleen Fischer and 113,661 shares of common stock issuable upon exercise of options.
4	Includes (i) 23,769,805 shares of common stock, 21,225,847 shares of common stock issuable upon exercise of warrants, and 1,818,580 shares of common stock issuable upon exercise of options by Gregg G. Williams 2006 Trust, and (ii) 11,237,147 shares of common stock, 6,604,176 shares of common stock issuable upon exercise of warrants and 207,494 shares of common stock issuable upon exercise of options by Mr. Williams.
5	Includes 10,910,344 shares of common stock, 166,703 shares of common stock issuable upon exercise of options and 109,524 shares of common stock issuable upon exercise of warrants owned by Dr. Adam Mendelsohn. Also includes 272,787 shares of common stock held in three trusts over which Dr Mendelson and his spouse have voting and dispositive authority. Does not include Dr. Adam Mendelsohn’s 10% pecuniary interest in MFE, LLC. See note 6 below.
6	Includes (i) 536,690 shares of common stock and 272,787 shares of common stock issuable upon exercise of options and 10,331 shares of common stock issuable upon exercise of warrants owned by Mr. Aaron Mendelsohn, and (ii) 2,251,302 shares of common stock and 78,099 shares of common stock issuable upon exercise of warrants owned by MFE, LLC over which Mr. Mendelsohn has sole voting and dispositive authority. Mr. Mendelsohn holds an 80% pecuniary interest in MFE, LLC.
7	Includes 1,693,766 shares of common stock issuable upon exercise of options by Truc Le.
8	Includes 594,858 shares of common stock owned by W. Dean Baker and 272,787 shares of common stock issuable upon exercise of options.
9	Includes 600,131 shares of common stock issuable upon exercise of options by Don Dwyer.
10	Includes 469,797 shares of common stock issuable upon exercise of options by Lisa Porter.

LEGAL MATTERS

Venable LLP, New York, New York, will pass on the validity of Second Sight’s common stock offered by this proxy statement/prospectus. The material U.S. federal income tax consequences of the merger will be passed upon by Venable LLP, York, New York.

EXPERTS

Second Sight

The financial statements of Second Sight Medical Products, Inc. as of and for the year ended December 31, 2021, included in Annex F to this proxy statement/prospectus and incorporated by reference herein, have been so included and incorporated by reference in reliance upon the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Second Sight Medical Products, Inc. as of and for the year ended December 31, 2020, included in Annex F to this proxy statement/prospectus and incorporated by reference herein, have been so included and incorporated by reference in reliance upon the report of Gumbiner Savett, an independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.

NPM

The financial statements of Nano Precision Medical, Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this proxy statement/prospectus, have been so included in reliance on the report of BPM LLP (which report includes an explanatory paragraph related to the existence of substantial doubt about Nano Precision Medical Inc.’s ability to continue as a going concern), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Second Sight files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Second Sight files at the SEC public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Second Sight SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Second Sight also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

As of the date of this proxy statement/prospectus, Second Sight has filed a registration statement on Form S-4 to register with the SEC Second Sight’s common stock that Second Sight will issue to NPM’s shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Second Sight, as well as a proxy statement of Second Sight for its annual meeting and an information statement for the purpose of NPM for its written consent.

Second Sight has supplied all information contained in this proxy statement/prospectus relating to Second Sight, and NPM has supplied all information contained in this proxy statement/prospectus relating to NPM.

If you would like to request documents from Second Sight, please send a request in writing or by telephone to either Second Sight or NPM at the following addresses:

Second Sight Medical Products, Inc. 13170 Telfair Avenue Sylmar, CA 91342 Telephone: (818) 833-5000 Attn: Corporate Secretary	Nano Precision Medical, Inc. 5858 Horton Street #280 Emeryville, CA 94608 (415) 506-8462 Attn: Corporate Secretary

TRADEMARK NOTICE

“Second Sight” is a registered and unregistered trademark of Second Sight in the United States and other jurisdictions.

“NPM,” the NPM logo and other trademarks, service marks, and trade names of NPM are registered and unregistered marks of Nano Precision Medical, Inc.

Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Second Sight’s officers and directors, and persons who own more than ten percent of a registered class of Second Sight’s equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors, and ten-percent shareholders are also required by SEC rules to furnish Second Sight with copies of all forms that they file pursuant to Section 16(a).

Based on Second Sight’s review of the copies of such forms received by it or written representations from certain reporting persons, Second Sight believes that during the year ended December 31, 2021, all filing requirements applicable to its executive officers, directors, and other persons who beneficially own more than 10% of a registered class of our equity securities were complied with, except that:

(i)	one Form 3 filed by Alexandra Larson in connection with her appointment as director of Second Sight was not filed on a timely basis; and
(ii)	one Form 3 filed by Dean Baker in connection with his appointment as director of Second Sight was not filed on a timely basis.

Shareholder Proposals

Proposals of Second Sight shareholders intended to be presented at next year’s Second Sight annual meeting must be received by Second Sight no later than [XX], which is 120 days prior to the first anniversary of the mailing date of the Second Sight proxy statement in connection with this 2022 annual meeting of shareholders, in order to be included in the Second Sight proxy statement and form of proxy relating to that meeting, unless the date of the annual meeting of shareholders is changed by more than 30 days from the anniversary of the Second Sight 2022 annual meeting, in which case the deadline for such proposals will be a reasonable time before Second Sight begins to print and send its proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

Communication with Second Sight Board of Directors

Shareholders seeking to communicate with the Second Sight Board should submit their written comments to Second Sight’s corporate secretary, Second Sight Medical Products, Inc., 13170 Telfair Avenue, Sylmar, CA 91342. The corporate secretary will forward such communications to each member of the Second Sight Board; provided that, if in the opinion of the corporate secretary it would be inappropriate to send a particular shareholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

SECOND SIGHT MEDICAL PRODUCTS, INC.

INDEX TO FINANCIAL STATEMENTS

The audited consolidated financial statements of Second Sight as of and for each of the fiscal years ended December 31, 2021 and 2020 contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, previously filed with the SEC on March 29, 2022, as subsequently amended, are attached as Annex F to this proxy statement/prospectus and incorporated by reference herein.

The unaudited condensed consolidated financial statements of Second Sight contained in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, previously filed with the SEC on May 16, 2022, are attached as Annex I to this proxy statement/prospectus and incorporated by reference herein.

F-A-1

NANO PRECISION MEDICAL, INC.

INDEX TO FINANCIAL STATEMENTS

Page(s)
Annual Financial Statements for the Years Ended December 31, 2021 and 2020
Report of Independent Registered Public Accounting Firm	F-B-2
Balance Sheets	F-B-3
Statements of Operations and Comprehensive Loss	F-B-4
Statements of Stockholders’ Equity	F-B-5
Statements of Cash Flow	F-B-6
Notes to Financial Statements	F-B-7

Unaudited Condensed Interim Financial Statements as of and for the three months ended March 31, 2022 and 2021

Unaudited Condensed Balance Sheets	F-B-17
Unaudited Condensed Statements of Operations and Comprehensive Loss	F-B-18
Unaudited Condensed Statements of Stockholders’ Equity	F-B-19
Unaudited Condensed Statements of Cash Flow	F-B-20
Notes to Unaudited Condensed Interim Financial Statements	F-B-21

F-B-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Nano Precision Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Nano Precision Medical, Inc. as of December 31, 2021 and 2020, and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Nano Precision Medical, Inc. as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and negative operating cash flows that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to Nano Precision Medical, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Nano Precision Medical, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ BPM LLC

We have served as Nano Precision Medical, Inc.’s auditor since 2022.

Walnut Creek, California

May 13, 2022

F-B-2

NANO PRECISION MEDICAL, INC.

BALANCE SHEETS

As of December 31, 2021 and 2020

(in thousands, except share data)

	2021	2020
Assets
Current assets:
Cash and cash equivalents	$2,178	$2,081
Prepaid expenses and other current assets	291	348
Total current assets	2,469	2,429

Property and equipment, net	1,173	946
Operating lease right-of-use assets, net	1,611	1,642
Deposits	200	200
Total assets	$5,453	$5,217

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$281	$223
Accrued expenses	895	573
PPP loan payable	—	637
Operating lease right-of-use liability, current portion	910	752
Total current liabilities	2,086	2,185
Long-term liabilities:
Operating lease right-of-use liability, net of current portion	902	1,078
Other non-current liabilities	—	4
Total liabilities	2,988	3,267

Commitments and contingencies (Note 11)

Stockholders’ Equity
Common stock, no par value - 20,000,000 shares authorized at December 31, 2021 and 2020, respectively, 12,191,667 and 10,666,002 shares issued and outstanding at December 31, 2021 and 2020, respectively	54,649	43,029
Additional paid-in capital	6,713	5,045
Accumulated deficit	(58,897)	(46,124)
Total stockholders’ equity	2,465	1,950
Total liabilities and stockholders’ equity	$5,453	$5,217

See accompanying notes to financial statements.

F-B-3

NANO PRECISION MEDICAL, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Years Ended December 31, 2021 and 2020

(in thousands, except share and per share data)

	2021	2020
Costs and expenses
Research and development expenses	$11,002	$6,865
General and administrative expenses	2,321	2,378
Total costs and expenses	13,323	9,243
Loss from operations	(13,323)	(9,243)
Other expense	(91)	(36)
Gain from forgiveness of PPP loan	641	—
Net loss and comprehensive loss	$(12,773)	$(9,279)
Basic and diluted net loss per share	$(1.17)	$(0.94)
Weighted-average shares used in computing net loss per share, basic and diluted	10,962,266	9,896,545

See accompanying notes to financial statements.

F-B-4

NANO PRECISION MEDICAL, INC.

STATEMENTS OF SHAREHOLDERS' EQUITY

For the Years Ended December 31, 2021 and 2020

(in thousands, except share data)

					Total
	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Deficit	Equity
Balances at January 1, 2020	9,745,597	$34,479	$3,843	$(36,845)	$1,477
Issuance of common stock and warrants, net of issuance costs of $21	897,080	8,504	—	—	8,504
Exercise of common stock options for cash	23,325	46	—	—	46
Stock-based compensation	—	—	1,202	—	1,202
Net loss	—	—	—	(9,279)	(9,279)
Balances at December 31, 2020	10,666,002	43,029	5,045	(46,124)	1,950
Issuance of common stock and warrants, net of issuance costs of $11	1,219,553	11,564	—	—	11,564
Exercise of common stock options for cash	15,951	56	—	—	56
Net exercise of common stock options	290,161	—	—	—	—
Stock-based compensation	—	—	1,668	—	1,668
Net loss	—	—	—	(12,773)	(12,773)
Balances at December 31, 2021	12,191,667	$54,649	$6,713	$(58,897)	$2,465

See accompanying notes to financial statements.

F-B-5

NANO PRECISION MEDICAL, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2021 and 2020

(in thousands)

	2021	2020
Net cash used in operating activities
Net loss	$(12,773)	$(9,279)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	345	354
Stock based compensation	1,668	1,037
Issuance of common stock for services	—	165
PPP loan forgiveness	(641)	—
Operating lease expense	—	(42)
Changes in assets and liabilities
Prepaid expenses and other current assets	102	(161)
Accounts payable	13	(18)
Accrued expenses	322	250
Operating Lease Liability	14	71
Other long term liabilities	—	4
Net cash used in operating activities	(10,950)	(7,619)
Cash flows used in investing activities
Purchase of property and equipment	(572)	(150)
Net cash used in investing activities	(572)	(150)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	11,620	8,550
Proceeds from PPP loan payable	—	637
Net cash provided by financing activities	11,620	9,187
Net change in cash and cash equivalents	98	1,418
Cash and cash equivalents at beginning of period	2,081	663
Cash and cash equivalents at end of period	$2,179	$2,081
Supplemental disclosure of cash activities
Cash paid for income taxes	$1	$1
Non-cash investing activities
Purchase of property and equipment on account	$—	$27

See accompanying notes to financial statements.

F-B-6

NANO PRECISION MEDICAL, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2021 and 2020

1.ORGANIZATION AND NATURE OF OPERATIONS

Organization

Nano Precision Medical, Inc. (the “Company” or “NPM”) is a biopharmaceutical business which develops miniaturized subdermal implants utilizing its proprietary NanoPortal™ technology to enable long-term, near constant-rate delivery of a broad range of medicines to treat chronic diseases. The Company uses this platform technology to develop and commercialize innovative, long-term drug implants, alone or in collaboration with pharmaceutical company partners to address a leading cause of poor clinical outcomes, medication non-adherence. NPM’s drug implants, unlike oral and injectable medicines, are able to guarantee adherence by delivering minimally fluctuating drug plasma levels for up to 6 months or the life of the implant. The Company was incorporated in California on December 14, 2009. NPM’s development and commercialization of novel, proprietary therapeutic implants represents the sole operating and reporting segment.

Definitive merger agreement

On February 7, 2022, the Company and Second Site Medical Products, Inc. (“Second Sight”) announced that they have entered into a definitive merger agreement (the “Merger Agreement”) under which NPM, a privately-held entity, will merge with a wholly-owned subsidiary of Second Sight in an all-stock transaction. NPM will be the surviving company owned by Second Sight (the “Merger”). The resulting company intends to focus on development of innovative drugs and medical device implants that treat chronic diseases with high unmet medical need.

The Merger Agreement provides that Second Sight will issue approximately 134 million shares of common stock, in addition to approximately 39 million shares of common stock and common stock equivalents already outstanding for a total of approximately 173 million shares of its common stock and common stock equivalents (i.e., warrants and stock options) to legally acquire full ownership of NPM. Second Sight shareholders will retain approximately 23% equity of the combined company and NPM shareholders will retain the remaining 77% equity. The Merger Agreement also provides that Second Sight will advance NPM $8.0 million before the merger for working capital purposes. The Merger is expected to close in the second or third quarter of 2022 and is subject to stockholder approval and other customary closing conditions. There can be no assurance that the Merger will successfully close.

The Merger is expected to be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Second Sight is expected to be treated as the “acquired” company for financial reporting purposes. The assets acquired and liabilities assumed by NMP are expected to be recorded at fair value under Accounting Codification Standard (“ASC 805”), Business Combinations.

Certain investors and members of the NPM board of directors are also investors and members of the board of directors of Second Sight.

Going Concern

The Company incurred operating losses for the years ended December 31, 2021 and 2020 of $12.8 million and $9.3 million, respectively; and negative cash flows from operations of $11.0 million and $7.6 million, respectively, during the same time periods. Since inception, the Company has relied primarily on the proceeds from equity offerings, and most recently, debt arrangements to finance operations.

If the proposed Merger Agreement is approved by shareholders, management of the surviving company believes there will be adequate cash and cash equivalents to overcome information contrary to the going concern assumption. Second Sight had $70 million cash and cash equivalents as of December 31, 2021 as reported on its Form 10-K for the year ended December 31, 2021. If the proposed Merger with Second Sight is not consummated, management of the Company plans to obtain additional financing from existing and new investors to fund future operations and continue to seek synergistic merger candidates who would provide access to capital.

F-B-7

The ability of the Company to continue as a going concern is dependent on management’s ability to successfully implement their plans. There can be no assurance that the Merger will be consummated or that funding will be available to the Company on acceptable terms on a timely basis, if at all, or that the Company will generate sufficient cash from operations to adequately fund operating needs or ultimately achieve profitability. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Without realization of additional capital, there is substantial doubt that the Company can continue as a going concern until such time as the Company is able to secure adequate financing that provides greater than 12 months of required capital from the date that these financial statements were made available.

Risks and uncertainties

The Company continues to monitor the ongoing COVID-19 global pandemic which has resulted in travel and other restrictions to reduce the spread of the disease. To date, no significant disruptions have been experienced from the ongoing COVID-19 pandemic. All clinical and chemistry, manufacturing and control activities are currently active.

The safety, health and well-being of all patients, medical staff and internal and external teams is the paramount and primary focus. As the pandemic and its resulting restrictions evolve in jurisdictions across the country, the potential exists for further disruptions to projected timelines. The Company is in close communication with clinical teams and key vendors and is prepared to take action should the pandemic worsen and impact the business in the future.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting and financial statement presentation

The financial statements and accompanying notes have been prepared in accordance with GAAP. The significant accounting policies described below, together with other notes that follow, are an integral part of the financial statements.

Use of estimates

The preparation of financial statements requires management of the Company to make a number of estimates and assumptions related to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the period. Estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Some of the more significant estimates include useful lives of long-lived assets, the fair value of equity-based compensation and evaluation of going concern. Actual results could differ materially from those estimates.

Concentration of risk

Financial instruments that subject to concentrations of credit risk consist primarily of cash. Cash funds are maintained with financial institutions that management deems credit worthy, and at times, cash balances may be in excess of FDIC insurance limits of $250,000. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

Comprehensive Loss

Comprehensive loss is the change in equity of a business enterprise during a period from transactions and all other events and circumstances from non-owner sources. The Company did not have components of other comprehensive loss, and as a result, comprehensive loss is the same as net loss.

Fair value of financial instruments

The authoritative guidance with respect to fair value establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and

F-B-8

disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1 — Observable inputs such as quoted prices in active markets for an identical asset or liability available as of the measurement date.

Level 2 — Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3 — Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions.

The level in the fair value hierarchy is determined within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, an analysis is performed of the assets and liabilities at each reporting period end. Recurring carrying values for cash, accounts payable and accrued expenses approximate fair value due to their short-term maturities. No assets or liabilities were measured at non-recurring fair value.

Cash

The Company considers all highly liquid instruments with original maturities of 90 days or less at the date of purchase to be cash equivalents. The Company maintains its cash balances in large financial institutions.

Leases

Leases are accounted for under FASB ASC 842, Leases (“ASC 842”). Under ASC 842, the Company determines if an arrangement contains a lease at inception. Right of use assets (“ROU assets”) represent the right to use an underlying asset for the lease term while lease liabilities represent the obligation to make lease payments for the lease term. Leases are then classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations and comprehensive loss. All leases greater than 12 months result in the recognition of a ROU asset and liability at the lease commencement date based on the present value of the lease payments over the lease term. The present value of the lease payments is calculated using the applicable weighted-average discount rate. The weighted-average discount rate is based on the discount rate implicit in the lease, or if the implicit rate is not readily determinable from the lease, the applicable incremental borrowing rate is estimated. The incremental borrowing rate is estimated using the currency denomination of the lease, the contractual lease term and the Company’s applicable borrowing rate. To determine the incremental borrowing rate, reference is made to interest rates that would be available to finance assets similar to the assets under lease in their related geographical location.

The Company has elected not to separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with a lease as a single lease component. It also elected to exempt from capitalization all leases with an initial term of 12 months or less.

Certain leases include one or more options to renew with renewal terms that can extend the lease term. The exercise of the lease renewal options is at the Company’s discretion and are included in the determination of the ROU asset and lease liability when the option is reasonably certain of being exercised.

Property and equipment, net

Property and equipment is stated at cost net of accumulated depreciation and amortization. Depreciation and amortization are calculated over the estimated useful lives of the assets using the straight-line method over the following estimated useful lives:

Equipment	3 - 7 years
Furniture and fixtures	5 years
Software	3 years
Leasehold improvements	Lesser of the term of lease or life of asset

F-B-9

Warrants issued in connection with financings

Warrants issued in connection with debt and equity financings are presented as a component of equity unless the warrants include a conditional obligation to issue a variable number of shares among other conditions, or it is possible that the Company may need to settle the warrants in cash, in which instance, the warrants would be accounted for as non-current liabilities in the accompanying balance sheets. All warrants are classified as equity instruments as of December 31, 2021 and 2020.

Research and development, and patent costs

Research and development (“R&D”) activities are focused on pharmaceutical R&D, device R&D, regulatory consulting and manufacturing; the related costs consist primarily of compensation expense, contractor costs, professional fees and R&D related depreciation which are charged to operations in the period incurred. Due to uncertainty associated with the successful development of one or more commercially viable products based on research efforts and any related patent applications, all patent costs through 2021, including patent-related legal, filing fees and other costs, including internally generated costs, were expensed as incurred.

General and administrative expenses

General and administrative expenses consist primarily of compensation, professional fees, occupancy, office, technology and non-R&D depreciation.

Stock-based compensation

The Company recognizes stock-based compensation expense for service-based stock options on a straight-line basis over the requisite service period.

The fair value of option-based awards is estimated using the Black-Scholes valuation model. The Black-Scholes valuation model requires the use of highly subjective and complex assumptions, including the option’s expected term and the price volatility of the underlying stock. For inputs into the Black-Scholes valuation model, the expected stock price volatility for the common stock is estimated by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers consist of several public companies in the Company’s industry which are of similar size, complexity and stage of development. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury implied yield at the date of grant. The expected dividend yield is nil as the Company has not paid and does not anticipate paying dividends on its common stock.

The fair value of common stock underlying grants is determined by considering a number of objective, subjective and highly complex factors including independent third-party valuations of the Company’s common stock, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook among other factors.

The Company has elected to use the “simplified method” to determine the expected term which is the midpoint between the vesting date and the end of the contractual term because it has insufficient history upon which to base an assumption about the term; the Company believes the simplified method approximates a term if it were to be based on expected life.

Income taxes

The asset and liability method of accounting for income taxes is followed whereby deferred income tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes.

Deferred income tax assets are recognized only to the extent that management determines that it is more likely than not that the deferred income tax assets will be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The income tax expense or benefit is the income tax payable or recoverable for the year plus or minus the change in deferred income tax assets and liabilities during the year.

A liability for tax return positions is established when there is uncertainty as to whether the position will ultimately be sustained. Amounts for uncertain tax positions will be adjusted when new information becomes available or when positions are effectively settled. The Company will recognize interest expense and penalties related to these unrecognized tax benefits within income tax

F-B-10

expense. GAAP provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the position. The amount recognized is measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the related tax authority.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity. This ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The amendments are effective for fiscal years beginning after December 15, 2021, and early adoption is permitted. The Company expects to adopt the standard effective January 1, 2022, with no impact on prior periods.

3.NET LOSS PER SHARE

Basic net loss per share is computed using net loss attributable to common stockholders divided by the weighted-average number of shares of common stock outstanding during the period.

Diluted net loss per share represents net loss attributable to common stockholders divided by the weighted- average number of common shares outstanding during the period, including all potentially dilutive common stock equivalents. Common stock equivalents consist of shares subject to warrants and share-based awards with exercise prices less than the average market price of the Company’s common stock for the period, to the extent their inclusion would be dilutive.

The following table presents information necessary to calculate basic and diluted net loss per share for the years ended December 31, 2021 and 2020:

	2021	2020
Net loss for period	$(12,773)	$(9,279)
Weighted-average shares of common stock outstanding for basic and diluted EPS	10,962,266	9,896,545
Earnings per share, basic and diluted	$(1.17)	$(0.94)

Since the Company was in a loss position for the years ended December 31, 2021 and 2020, basic net loss per share was the same as diluted net loss per share for the periods presented since the inclusion of common stock equivalents would have an anti-dilutive effect.

The computation of the weighted-average shares of common stock outstanding for diluted EPS excludes the following potential common shares as of December 31, 2021 and 2020:

	2021	2020
Shares underlying warrants outstanding	3,006,086	1,786,563
Shares underlying stock options outstanding	1,504,624	1,950,947

4.LEASES

The Company leases its office and research facility under operating leases. As of December 31, 2021 and 2020, no renewal option periods were included in any estimated minimum lease terms as the options were not deemed to be reasonably certain to be exercised. The estimated life of ROU assets and leasehold improvements are limited by the expected lease term. None of the lease agreements include variable rental payments that are adjusted periodically for inflation based on the index rate; rather, most leases provide for fixed periodic increases. The lease agreements do not contain any residual value guarantees or unusual restrictive covenants.

Total ROU assets, net of accumulated amortization, were $1.6 million and $1.6 million as of December 31, 2021 and 2020, respectively. The current portion of lease liabilities was $0.9 million and $0.8 million, and the long-term portion of lease liabilities was $0.9 million and $1.1 million, as of December 31, 2021 and 2020, respectively.

F-B-11

Operating lease cost included in general and administrative and research and development expenses were $0.8 million and $0.8 million, for the years ended December 31, 2021 and 2020. Cash paid for amounts included in operating cash flows from operating leases was $0.8 million and $0.8, for years ended December 31, 2021 and 2020. As of December 31, 2021 and 2020, the weighted-average remaining lease term in years was 1.8 and 2.4 years, and the weighted-average discount rate was 4.83% and 4.83%, respectively.

The Company reviews the carrying value of its ROU assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the assets, less estimated future cash outflows, are less than the carrying amount, an impairment loss would be recognized. No impairment losses have been recognized for the two years in the period ended December 31, 2021.

The aggregate future minimum lease payments under long-term non-cancelable operating leases with remaining terms greater than one year as of December 31, 2021 are as follows:

2022	$978
2023	922
Total rental payments	1,900
Less amount representing interest	88
Total principal	1,812
Less current portion	910
Long-term portion	$902

5.PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following as of December 31, 2021 and 2020:

	2021	2020
Equipment	$3,174	$2,602
Furniture and fixtures	10	10
Software	8	8
Leasehold improvements	12	12
	3,204	2,632
Accumulated depreciation and amortization	(2,031)	(1,686)
	$1,173	$946

Depreciation and amortization expense was $0.3 million and $0.4 million for the years ended December 31, 2021 and 2020, respectively.

The Company reviews the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the assets, less estimated future cash outflows, are less than the carrying amount, an impairment loss would be recognized. No impairment losses have been recognized for the two years in the period ended December 31, 2021.

6.NOTE PAYABLE — PAYCHECK PROTECTION PROGRAM

In May 2020, the Company received loan proceeds of $0.6 million from a promissory note issued by a bank under the Payment Protection Program ("PPP") which was established under the Coronavirus Aid, relief, and Economic Security ("CARES") Act and is administered by the U.S. Small Business Administration. The term on the loan was two years from the date of issue and the annual interest rate was 0.98%. Payments of principal and interest rate were deferred for the first six months of the loan. Under the terms of the CARES Act, the Company applied for, and was granted forgiveness, of all of the loan proceeds. The amount of forgiveness of $0.6 million of principle plus accrued interest has been recorded in other income in the accompanying statement of operations and comprehensive loss for the year ended December 31, 2021.

F-B-12

7.STOCKHOLDERS’ EQUITY

Common stock

The Company is authorized to issue 20,000,000 shares of common stock with no par value. At December 31, 2021, 12,191,667 shares of authorized common stock were issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock. Common stockholders have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption rights and carries no subscription or conversion rights. Dividends are at the discretion of the Board.

Warrants

The Company issued common stock and warrants (collectively, the “unit” or “units”) in 2019, 2020 and 2021 for $9.50 per unit. Outstanding warrants to purchase common stock were 3,006,086 and 1,786,533 as of December 31, 2021 and 2020, respectively, which are classified in equity. Each warrant is exercisable into one share of common stock at $9.50 per share in whole or in part subject to typical adjustments for anti-dilution. The warrants expire 5 years from the date of issue and may be exercised on a cashless basis. The warrants qualify for an exception to derivative accounting and, accordingly, their value has not been bifurcated from the total unit purchase price.

8.EQUITY INCENTIVE PLAN

The Company maintains the amended and restated Nano Precision Medical, Inc. Equity Incentive Plan (the "Plan") for stock option grants to employees, members of the board and consultants. Through December 31, 2021, up to 1,900,000 shares were available for grants, but only through August 31, 2021.

The Plan is administered by a committee comprised of members of the board of directors (the “Committee”); all decisions and determinations of the Committee shall be by majority vote of its members with the approval of the president of the Company. Options may be granted to participants at an exercise price of not less than 100% of the fair market value as determined by the Committee at the date of the grant. The term of each option shall be fixed by the Committee, but expire no later than 10 years from the date of the grant. The options generally remain exercisable in accordance with approved vesting schedules provided that the recipients of the options continue to provide services to the Company. The Plan provides for the ability to exercise most outstanding options for a period of 30 days subsequent to termination to the extent that the option is exercisable at that date. Vesting is subject to certain change in control provisions as provided in the Plan.

Reserved common shares totaling 392,767 are no longer available for issuance of equity-based awards due to an August 31, 2021 end-date for awards to be granted from the Plan.

F-B-13

The following table summarizes the stock option activity for the years ended December 31, 2021 and 2020:

			Weighted
			average	Weighted
	Total shares	Exercise	grant date	average
	under option	Price	fair value	intrinsic value
Balance, January 1, 2020	1,523,772
Granted	592,000	$9.50	$4.22
Exercised	(23,325)	$9.50
Forfeited	(104,000)	$9.50
Expired	(37,500)	$6.70
Balance, December 31, 2020	1,950,947	$8.91		$—
Granted	182,000	$9.50	$4.81
Exercised	(337,951)	$2.01
Forfeited	(198,749)	$9.50
Expired	(91,623)	$8.00
Balance, December 31, 2021	1,504,624	$8.75		$—
Vested & exercisable	1,070,591	$8.98	$6.03	$—
Unvested	419,073	$9.50	$6.54
Total expected to vest	1,489,664	$8.75		$—

The total fair value of shares vested during 2021 and 2020 was $1.3 million and $1.3 million, respectively. The weighted-average remaining contractual term of options currently exercisable in years was 6.25 as of December 31, 2021.

Total compensation expense for stock option grants is included in expenses in the statements of operations and comprehensive loss allocated as follows:

	2021	2020
Research and development	$1,329	$615
General and administrative	339	587
Total	$1,668	$1,202

No tax benefit related to the stock option expense was recognized in 2021 and 2020.

As of December 31, 2021, total compensation cost related to unvested option awards not yet recognized was $1.8 million and the weighted-average period over which the compensation is expected to be recognized is 2.83 years.

Since options represent equity awards of the Company, such awards are fair valued as of the grant date for the purposes of measurement and recognition under GAAP. To measure the fair value of an option, the Black Scholes valuation model was utilized. The valuation model requires the input of highly subjective assumptions. Inputs to model were as follows for the periods indicated:

	2021	2020
Volatility	100%	100%
Risk free rate	0.7% - 0.9%	0.2% - 0.5%
Dividend yield	0%	0%
Expected term in years	5-6.08	5.14-6.08

Another input into the Black Scholes model is the fair value of common stock underlying the options. Share fair value estimates by the Company for 2021 and 2020 incorporated retrospective valuations from a third-party appraiser.

To develop a conclusion of value of the common stock for options granted in 2020, the Option Pricing Model (OPM) was selected which, as a first step, referenced the actual pricing of stock/warrant financings during the period as a reasonable indication of total equity value. The total equity value was then modified and iterated so that the value of the common shares and warrants issued in the financings reconciled to a price per share /warrant paid. This reconciliation process utilized as inputs the warrant’s exercise price, estimated time to maturity, volatility, the risk-free rate and a lack of marketability. The probability weighted expected return method

F-B-14

(PWERM) and the current value method were considered but not used due to uncertainty as of the date of valuation surrounding future potential liquidity events.

In developing a conclusion of value for common shares underlying stock options granted in during 2021 (no options were granted after April 2021), the total equity value determined as of December 31, 2020 was used as a starting point. Next, the equity value as of April 2021 was determined by estimating the increase in total equity value based on the estimated return on R&D expenditures spanning from December 31, 2020 through April 2021. The adjusted total value was then allocated between the shares and the warrants primarily using the OPM described in the preceding paragraph.

9.INCOME TAX

As a result of net losses in 2021 and 2020, the provision for income taxes consists only of minimum California franchise taxes presented in general and administrative expenses.

The reconciliation of income tax computed at the expected U.S. federal statutory tax rate of 21% to income tax expense (benefit) and the corresponding rate from operations consist of the following:

	2021		2020
	Amount	Rate	Amount	Rate
Net loss before income taxes	$(12,773)		$(9,279)

Tax expense:
US federal tax benefit at statutory rate	(2,682)	21.0%	(1,949)	21.0%
State income taxes, net	(893)	7.0%	(648)	7.0%
Nontaxable PPP forgiveness income	(178)	1.4%	—	0.0%
Nondeductible Meals, Entertainment and Transportation	14	-0.1%	13	-0.1%
Deferred tax adjustment for prior year	0	0.0%	871	-9.4%
R&D tax credit	(475)	3.7%	(352)	3.8%
Other	1	0.0%	1	0.0%
Change in valuation allowance	4,214	-33.0%	2,065	-22.3%
Effective rate	$1	0.0%	$1	0.0%

Deferred income tax assets and liabilities consist of the following:

	2021	2020
Deferred tax assets:
Right of use assets	$56	$52
other accruals/reserves	226	137
Accumulated depreciation/amortization	(120)	(92)
Stock Compensation	776	336
State Tax	0	0
Net operating loss carryforwards	14,194	10,959
R&D tax credit carryforwards	1,671	1,196
Deferred tax assets	16,803	12,588
Valuation allowance	(16,803)	(12,588)
Total deferred tax assets	$—	$—
Deferred tax liabilities	$—	$—

Net deferred income taxes	$—	$—

At December 31, 2021, the Company had federal and apportioned state net operating loss ("NOL") carry forwards of approximately $50.9 million and $50.2 million, respectively, to offset future taxable income. The Company’s federal and state net operating loss carry forwards will begin expiring in 2030.

F-B-15

At December 31, 2021, the Company had federal and state research and development ("R&D") credit carry forwards of approximately $1.0 million and $1.6 million, respectively, to offset future taxable income. The Company’s federal and state R&D credit carry forwards will begin expiring in 2036.

The continuous losses have generated net operating loss ("NOL") carry-forwards since inception. Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets from the loss carry-forwards. Based on the cumulative operating losses to date, management believes that it is more likely than not that the deferred tax assets will not be utilized such that a full valuation allowance has been recorded. Accordingly, no provision for income taxes has been included in the financial statements other than minimum state franchise taxes. On the basis of this evaluation, as of December 31, 2021, a full valuation allowance of approximately $16.8 million was provided, reflecting an increase from $4.3 million from December 31, 2020.

In general, a corporation’s ability to utilize NOL carry forwards may be substantially limited due to ownership changes that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as similar state provisions. These ownership changes may limit the amount of NOL and R&D credit carry forwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an "ownership change" as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of the capital (as defined) of a company by certain stockholders or public groups.

10.EMPLOYEE BENEFIT PLAN

The Company offers a 401 (k) Plan that is administered through a third-party and allows voluntary contributions by eligible employees. Employees may elect up to the maximum allowed under the Internal Revenue Service regulations. The Company had matching contributions of $0.2 and $0.1 million to the 401 (k) Plan during the years ended December 31, 2021 and 2020, respectively. Plan administrative costs were not significant during the years ended December 31, 2021 and 2020.

11.COMMITMENTS AND CONTINGENCIES

From time to time, the Company has been and may again become involved in legal proceedings arising in the ordinary course of its business. The Company is not aware of any pending or threatened litigation against the Company that it believes could have a material adverse effect on its business, operating results, financial condition or cash flows.

12.SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 12, 2022, the date which the financial statements were available to be issued, and determined that no matters required disclosure except as follows:

As disclosed in Note 1, Organization and nature of operations, on February 7, 2022, the Company disclosed that it had entered into a definitive merger agreement with Second Sight, Second Sight Medical Products, Inc., in a proposed stock-for-stock transaction. Also, as provided in the Merger Agreement, Second Sight advanced NPM $8 million on February 7, 2022 for working capital purposes.

F-B-16

Nano Precision Medical, Inc.

CONDENSED BALANCE SHEETS (UNAUDITED)

As of March 31, 2022 and December 31, 2021

(in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$6,973	$2,178
Prepaid expenses and other current assets	352	291
Total current assets	7,325	2,469
Property and equipment, net	1,120	1,173
Operating lease right-of-use assets, net	1,395	1,611
Deposits	200	200
Total assets	$10,040	$5,453
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$473	$281
Accrued expenses	1,062	258
PPP loan payable	—	637
Operating lease right-of-use liability, current portion	1,006	910
Total current liabilities	2,541	2,086
Long-term liabilities:
Operating lease right-of-use liability, net of current portion	617	902
SAFE obligation	8,000	—
Total liabilities	11,158	2,988
Commitments and contingencies
Stockholders’ Equity (Deficit)
Common stock, no par value – 20,000,000 shares authorized at March 31, 2022 and December 31, 2021, respectively, 12,201,024 and 12,191,667 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	54,650	54,649
Additional paid-in capital	7,053	6,713
Accumulated deficit	(62,821)	(58,897)
Total stockholders’ equity (deficit)	(1,118)	2,465
Total liabilities and stockholders’ equity (deficit)	$10,040	$5,453

See accompanying notes to financial statements.

F-B-17

Nano Precision Medical, Inc.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

Quarters Ended March 31, 2022 and 2021

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Costs and expenses
Research and development expenses	$2,679	$2,406
General and administrative expenses	1,228	569
Total costs and expenses	3,907	2,975
Loss from operations	(3,907)	(2,975)
Other expense	(17)	(12)
Net loss and comprehensive loss	$(3,924)	$(2,987)
Basic and diluted net loss per share	$(0.32)	$(0.28)
Weighted-average shares used in computing net loss per share, basic and diluted	12,199,588	10,714,677

See accompanying notes to financial statements.

F-B-18

Nano Precision Medical, Inc.

CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
 (UNAUDITED)

Quarters Ended March 31, 2022 and 2021

(in thousands, except share and per share data)

	Common Stock		Additional	Accumulated	Total Stockholders’
	Shares	Amount	Paid-In Capital	Deficit	Equity (deficit)
Balances at December 31, 2020	10,666,002	$43,029	$5,045	$(46,124)	$1,950
Issuance of common stock, net of issuance costs of $0.5	228,074	2,166	—	—	2,166
Exercise of common stock options for cash	12,130	24	—	—	24
Stock-based compensation	—	—	450	—	450
Net loss	—	—	—	(2,987)	(2,987)
Balances at March 31, 2021	10,906,206	$45,219	$5,495	$(49,111)	$1,603
Balances at December 31, 2021	12,191,667	$54,649	$6,713	$(58,897)	$2,465
Exercise of common stock options for cash	1,641	1	—	—	1
Net exercise of common stock options	7,716	—	—	—	—
Stock-based compensation	—	—	340	—	340
Net loss	—	—	—	(3,924)	(3,924)
Balances at March 31, 2022	12,201,024	$54,650	$7,053	$(62,821)	$(1,118)

See accompanying notes to financial statements.

F-B-19

Nano Precision Medical, Inc.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

Quarters Ended March 31, 2022 and 2021

(in thousands)

	Quarters Ended March 31,
	2022	2021
Net cash used in operating activities
Net loss	$(3,924)	$(2,987)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	83	88
Stock based compensation	340	450
Non-cash lease expense	27	(17)
Changes in assets and liabilities
Prepaid expenses and other current assets	(61)	56
Accounts payable	192	2
Accrued expenses	167	114
Other long term liabilities	—	2
Net cash used in operating activities	(3,176)	(2,292)
Cash flows used in investing activities
Purchase of property & equipment	(30)	(130)
Net cash used in investing activities	(30)	(130)
Cash flows from financing activities
Proceeds from issuance of common stock and warrants	1	2,190
Proceeds from SAFE note	8,000	—
Net cash provided by financing activities	8,001	2,190
Net change in cash and cash equivalents	4,795	(232)
Cash and cash equivalents at beginning of period	2,178	2,081
Cash and cash equivalents at end of period	$6,973	$1,849

See accompanying notes to financial statements.

F-B-20

Nano Precision Medical, Inc.

Notes to condensed financial Statements

(unaudited)

1.  ORGANIZATION AND NATURE OF OPERATIONS

Organization

Nano Precision Medical, Inc. (“NPM”) is a biopharmaceutical business which develops miniaturized subdermal implants utilizing its proprietary NanoPortal™ technology to enable long-term, near constant-rate delivery of a broad range of medicines to treat chronic diseases. NPM uses this platform technology to develop and commercialize innovative, long-term drug implants, alone or in collaboration with pharmaceutical company partners to address a leading cause of poor clinical outcomes, medication non-adherence. NPM’s drug implants, unlike oral and injectable medicines, are able to address adherence by delivering minimally fluctuating drug plasma levels for up to 6 months or the life of the implant. NPM was incorporated in California on December 14, 2009. NPM’s development and commercialization of novel, proprietary therapeutic implants represents the sole operating and reporting segment.

Definitive merger agreement

On February 4, 2022, Second Sight Medical Products, Inc. (“Second Sight”) entered into an agreement and plan of merger (the “Merger Agreement”) with NPM, and, upon and subject to the execution of a joinder, NPM Acquisition Corp., a California corporation and a wholly-owned subsidiary of Second Sight (“Merger Sub”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, NPM will merge with and into Merger Sub (the “Merger”), and upon consummation of the Merger, Merger Sub will cease to exist and NPM will become a wholly-owned subsidiary of Second Sight. Upon completion of the Merger and subject to shareholder approval, Second Sight will change its name as Second Sight and NPM may agree in the future and change its trading symbol as NPM requests in writing following consultation with Nasdaq. Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, the securities of NPM will be converted into the right to receive shares of Second Sight’s common stock (the “Merger Shares”) representing approximately 77.32% of the total issued and outstanding shares of common stock of Second Sight on a fully converted basis, including, without limitation, giving effect to the conversion of all options, warrants, and any and all other convertible securities. The Merger will involve change of control and may be consummated only following the approval of Second Sight’s shareholders. Second Sight filed a Registration Statement on Form S-4 on May 13, 2022 with the Securities and Exchange Commission(“SEC”) in connection with the Merger to register the Merger Shares.

The Merger is expected to be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Second Sight is expected to be treated as the “acquired” company for financial reporting purposes with NPM as the acquirer. The assets acquired and liabilities assumed by NMP are expected to be recorded at fair value under Accounting Codification Standard (“ASC 805”), Business Combinations.

Certain investors and members of the NPM board of directors are also investors and members of the board of directors of Second Sight.

SAFE Agreement

On February 4, 2022, in connection with the Merger, Second Sight and NPM also entered into a Simple Agreement for Future Equity (“SAFE”) whereby Second Sight would provide to NPM, pending closing of the Merger, an investment advance of $8.0 million which, effective upon the termination date of the Merger Agreement without completion of the Merger, will result in NPM’s issuing to Second Sight that number of shares of NPM common stock which following that issuance will equal not less than 2.133% of the issued and outstanding shares of NPM common stock assuming exercise or conversion of all outstanding vested and unvested options, warrants, and convertible securities. In the event NPM completes an equity financing at a lower valuation, Second Sight may be eligible to receive additional shares of NPM common stock as set forth in the SAFE. If the Merger is completed, the SAFE will terminate. See Note 6, SAFE Obligation, for further information.

Going Concern

NPM incurred net losses for the quarter ended March 31, 2022, and the years ended December 31, 2021 and 2020 of $3.9 million, $12.8 million and $9.3 million, respectively; and negative cash flows from operations of $3.2 million, $11.0 million and $7.6 million,

F-B-21

respectively, during the same time periods. Since inception, NPM has relied primarily on the proceeds from equity offerings, and most recently, debt arrangements to finance operations.

If the proposed Merger Agreement is approved by shareholders, management of the surviving company believes there will be adequate cash and cash equivalents to overcome information contrary to the going concern assumption. Second Sight had $59.6 million cash and cash equivalents as of March 31, 2022 as reported on its Form 10-Q for the quarter ended March 31, 2022. If the proposed Merger with Second Sight is not consummated, management of NPM plans to obtain additional financing from existing and new investors to fund future operations and continue to seek synergistic merger candidates who would provide access to capital.

The ability of NPM to continue as a going concern is dependent on management’s ability to successfully implement their plans. There can be no assurance that the Merger will be consummated or that funding will be available to NPM on acceptable terms on a timely basis, if at all, or that NPM will generate sufficient cash from operations to adequately fund operating needs or ultimately achieve profitability. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Without additional capital, there is substantial doubt that NPM can continue as a going concern until such time as NPM is able to secure adequate financing that provides greater than 12 months of required capital from the date that these financial statements were made available.

Risks and uncertainties

NPM continues to monitor the ongoing COVID-19 global pandemic which has resulted in travel and other restrictions to reduce the spread of the disease. To date, we have not experienced significant disruptions from the ongoing COVID-19 pandemic. All clinical and chemistry, manufacturing and control activities are currently active.

The safety, health and well-being of all patients, medical staff and internal and external teams is the paramount and primary focus. As the pandemic and its resulting restrictions evolve in jurisdictions across the country, the potential exists for further disruptions to projected timelines. NPM is in close communication with clinical teams and key vendors and is prepared to take action should the pandemic worsen and impact the business in the future.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting and financial statement presentation

These unaudited condensed interim financial statements have been prepared in accordance with GAAP and following the requirements of the United States Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP can be condensed or omitted. In our opinion, the unaudited condensed interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position and its results of operations and cash flows for periods presented. The balance sheet as of December 31, 2021 has been derived from the Company’s audited balance sheet included in the Registration Statement on Form S-4 filed with the SEC on May 13, 2022 (the “Proxy and Registration Statement). These unaudited interim condensed financial statements do not include all disclosures required by GAAP and should be read in conjunction with the Company’s annual financial statements and accompanying notes for the fiscal year ended December 31, 2021. The results of the interim periods are not necessarily indicative of the results expected for the full fiscal year or any other interim period or any future year or period.

Use of estimates

The preparation of financial statements requires management of NPM to make a number of estimates and assumptions related to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the period. Estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Some of the more significant estimates include useful lives of long-lived assets, the fair value of equity-based compensation and evaluation of going concern. Actual results could differ materially from those estimates.

F-B-22

Concentration of risk

Financial instruments that subject to concentrations of credit risk consist primarily of cash. Cash funds are maintained with financial institutions that management deems credit worthy, and at times, cash balances may be in excess of FDIC insurance limits of $250,000. To date, NPM has not experienced any credit loss relating to its cash and cash equivalents.

Comprehensive Loss

Comprehensive loss is the change in equity of a business enterprise during a period from transactions and all other events and circumstances from non-owner sources. NPM did not have components of other comprehensive loss, and as a result, comprehensive loss is the same as net loss.

Research and development, and patent costs

Research and development (“R&D”) activities are focused on pharmaceutical R&D, device R&D, regulatory consulting and manufacturing; the related costs consist primarily of compensation expense, contractor costs, professional fees and R&D related depreciation which are charged to operations in the period incurred. Due to uncertainty associated with the successful development of one or more commercially viable products based on research efforts and any related patent applications, all patent costs through 2022, including patent-related legal, filing fees and other costs, including internally generated costs, were expensed as incurred.

General and administrative expenses

General and administrative expenses consist primarily of compensation, professional fees, occupancy, office, technology and non-R&D depreciation.

Stock-based compensation

The Company recognizes stock-based compensation expense for service-based stock options on a straight-line basis over the requisite service period.

The fair value of option-based awards is estimated using the Black-Scholes valuation model. The Black-Scholes valuation model requires the use of highly subjective and complex assumptions, including the option’s expected term and the price volatility of the underlying stock. For inputs into the Black-Scholes valuation model, the expected stock price volatility for the common stock is estimated by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers consist of several public companies in the Company’s industry which are of similar size, complexity and stage of development. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury implied yield at the date of grant. The expected dividend yield is nil as the Company has not paid and does not anticipate paying dividends on its common stock.

The fair value of common stock underlying grants is determined by considering a number of objective, subjective and highly complex factors including independent third-party valuations of the Company’s common stock, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook among other factors.

The Company has elected to use the “simplified method” to determine the expected term which is the midpoint between the vesting date and the end of the contractual term because it has insufficient history upon which to base an assumption about the term; the Company believes the simplified method approximates a term if it were to be based on expected life.

Income Taxes — Interim Periods

In calculating the provision for interim income taxes, in accordance with ASC 740, Income Taxes an estimated annual effective tax rate is applied to year-to-date ordinary income. At the end of each interim period, the Company estimates the effective tax rate expected to be applicable for the full fiscal year. This differs from the method utilized at the end of an annual period.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity's Own Equity. This ASU simplifies the accounting for certain financial instruments with

F-B-23

characteristics of liabilities and equity, including convertible instruments and contracts on an entity's own equity. This ASU is part of the FASB's simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The Company adopted the standard effective January 1, 2022, with no impact on prior periods.

There are no other pronouncements not yet adopted that could have a material effect on future results of operations or financial position.

3. NET LOSS PER SHARE

Basic net loss per share is computed using net loss attributable to common stockholders divided by the weighted-average number of shares of common stock outstanding during the period.

Diluted net loss per share represents net loss attributable to common stockholders divided by the weighted- average number of common shares outstanding during the period, including all potentially dilutive common stock equivalents. Common stock equivalents consist of shares subject to warrants and share-based awards with exercise prices less than the average market price of NPM’s common stock for the period, to the extent their inclusion would be dilutive.

The following table presents information necessary to calculate basic and diluted net loss per share for the quarters ended March 31, 2022 and 2021:

	March 31,	March 31,
	2022	2021
Net loss for period	$(3,924)	$(2,987)
Weighted-average shares of common stock outstanding for basic and diluted EPS	12,199,588	10,714,677
Earnings per share, basic and diluted	$(0.32)	$(0.28)

Since NPM was in a loss position for the years ended quarters ended March 31, 2022 and 2021, basic net loss per share was the same as diluted net loss per share for the periods presented since the inclusion of common stock equivalents would have an anti-dilutive effect.

The computation of the weighted-average shares of common stock outstanding for diluted EPS excludes the following potential common shares as of March 31, 2022 and 2021:

	March 31,	March 31,
	2022	2021
Shares underlying warrants outstanding	3,006,086	2,014,607
Shares underlying stock options outstanding	1,518,341	2,022,317

The shares underlying the SAFE obligation are issuable only if the Merger is terminated; the actual number will be based on 2.1330% of NPM’s capitalization, as defined in the agreement, at the merger termination date. If the Merger were to be terminated as of March 31, 2022, approximately 360,000 shares would be issued. These contingently issuable shares are excluded from the dilutive computation because conversion is not “probable” as defined in the accounting literature. However, if the evaluation met the probability threshold, the shares would be excluded from diluted EPS since their inclusion would have an anti-dilutive effect.

4. LEASES

Total Right of Use (ROU) assets, net of accumulated amortization, were $1.4 million and $1.6 million as of March 31, 2022 and December 31, 2021, respectively. The current portion of lease liabilities was $1.0 million and $0.9 million, and the long-term portion of lease liabilities was $0.6 million and $0.9 million, as of March 31, 2022 and December 31, 2021, respectively.

Operating lease costs included in general and administrative and research and development expenses were $0.2 million and $0.2 million, for the quarters ended March 31, 2022 and 2021. Cash paid for amounts included in operating cash flows from operating leases was $0.9 million and $0.8 million, for quarters ended March 31, 2022 and 2021. As of March 31, 2022, the weighted-average remaining lease term in years was 1.5 years, and the weighted-average discount rate was 4.83%. No impairment losses have been recognized through March 31, 2022.

F-B-24

The aggregate future minimum lease payments under long-term non-cancelable operating leases with remaining terms greater than one year as of March 31, 2022 are as follows:

April 1 – December 31, 2022	$768
2023	922
Total rental payments	1,690
Less amount representing interest	67
Total principal	1,623
Less current portion	1,006
Long-term portion	$617

5.  PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of $3,234 and $3,204 at cost as of March 31, 2022 and December 31, 2021, respectively, less accumulated depreciation and amortization of $2,114 and $2,031, respectively, as of the same dates.

Depreciation and amortization expense was $0.08 million and $0.3 million for the quarters ended March 31, 2022 and 2021, respectively. No impairment losses have been recognized through March 31, 2022.

6.  SAFE OBLIGATION

On February 4, 2022 and in connection with the Merger discussed in Note 1, Organization And Nature Of Operations, NPM and Second Sight entered into an agreement (“SAFE”) whereby Second Sight provided to NPM, an investment advance of $8 million, which effective upon the termination date of the Merger Agreement without completion of the Merger, will result in NPM’s issuing to Second Sight that number of shares of NPM Capital Stock which following that issuance will equal not less than 2.133% of the issued and outstanding shares of NPM capital stock assuming exercise or conversion of all outstanding vested and unvested options, warrants, and convertible securities.

In the event NPM completes an equity financing within one year from the date of termination of the merger at a lower valuation, Second Sight may be eligible to receive additional shares of NPM capital stock as set forth in the SAFE. If the Merger is completed, the SAFE will terminate.

The SAFE is classified as a marked-to-market liability pursuant to ASC 480, Distinguishing Liabilities from Equity, due to the potential variability at the time of share settlement.

The carrying value of the SAFE as of March 31, 2022 was determined to approximate fair value, using Level 3 inputs in the fair value hierarchy, due to proximity to the issuance date and current probability of a successful merger.

7.  STOCKHOLDERS’ EQUITY

Common stock

NPM is authorized to issue 20,000,000 shares of common stock with no par value. At March 31, 2022, 12,201,024 shares of authorized common stock were issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock. Common stockholders have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption rights and carries no subscription or conversion rights. Dividends are at the discretion of the Board.

Warrants

NPM issued common stock and warrants (collectively, the “unit” or “units”) in 2019, 2020 and 2021 for $9.50 per unit. Outstanding warrants to purchase common stock were 3,006,086 as of March 31, 2022 and December 31, 2021, which are classified in equity. Each warrant is exercisable into one share of common stock at $9.50 per share in whole or in part subject to typical adjustments for anti-dilution. The warrants expire 5 years from the date of issue and may be exercised on a cashless basis. The warrants qualify for an exception to derivative accounting and, accordingly, their value has not been bifurcated from the total unit purchase price.

F-B-25

8.  EQUITY INCENTIVE PLAN

The following table summarizes the stock option activity for the quarter ended March 31, 2022:

		Weighted	Weighted
		average	average grant
	Total shares	exercise	date fair
	under option	price	value
Balance, December 31, 2021	1,504,624	$8.75
Granted	—	$—	$—
Exercised	(11,641)	$4.53
Forfeited	(4,167)	$9.50
Expired	(44,475)	$1.39
Other adjustment	74,000	$1.92
Balance, March 31, 2022	1,518,341	$8.35	$—
Vested & exercisable	1,147,997	$8.07	$4.30
Total vested and expected to vest	1,518,341	$8.35

The total fair value of shares vested during the quarter ended March 31, 2022 was $0.3 million. The weighted-average remaining contractual term of options currently exercisable in years was 6.35 as of March 31, 2022.

Total compensation expense for stock option grants is included in expenses in the statements of operations and comprehensive loss allocated as follows:

	Three Months Ended March 31,
	2022	2021
Research and development	$190	$323
General and administrative	$150	$127
Total	$340	$450

As of March 31, 2022, total compensation cost related to unvested option awards not yet recognized was $1.5 million and the weighted-average period over which the compensation is expected to be recognized is 2.60 years.

Since options represent equity awards of NPM, such awards are fair valued as of the grant date for the purposes of measurement and recognition under GAAP. To measure the fair value of an option, the Black Scholes valuation model was utilized. The valuation model requires the input of highly subjective assumptions. No options were granted for the quarter ended March 31, 2022.

9.  EMPLOYEE BENEFIT PLAN

NPM offers a 401 (k) Plan that is administered through a third-party and allows voluntary contributions by eligible employees. Employees may elect up to the maximum allowed under the Internal Revenue Service regulations. NPM had matching contributions of $0.04 million and $0.04 million to the 401 (k) Plan during the quarter ended March 31, 2022 and 2021, respectively. Plan administrative costs have not been significant.

10.  COMMITMENTS AND CONTINGENCIES

From time to time, NPM has been and may again become involved in legal proceedings arising in the ordinary course of its business. NPM is not aware of any pending or threatened litigation against NPM that it believes could have a material adverse effect on its business, operating results, financial condition or cash flows.

11.  SUBSEQUENT EVENTS

NPM has evaluated subsequent events through June 16, 2022, the date which the financial statements were available to be issued, and determined that no matters required disclosure except as follows:

F-B-26

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

SECOND SIGHT MEDICAL PRODUCTS, INC.,

and

NANO PRECISION MEDICAL, INC.

Dated as of February 4, 2022

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 4, 2022, by and among Second Sight Medical Products, Inc., a California corporation (“SSMP”), Nano Precision Medical, Inc., a California corporation (the “Company”), and, upon the execution of a joinder pursuant to Section 4.6, NPM Acquisition Corp., a California corporation and a wholly-owned subsidiary of SSMP (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.The Parties intend to merge the Company with and into Merger Sub (the “Merger”) in accordance with this Agreement and the Act. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of SSMP.

B.For U.S. federal income tax purposes, SSMP, Merger Sub and the Company intend that the Merger, together with the issuance of shares of SSMP Common Stock to the stockholders of the Company, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code, and that SSMP, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

C.A special committee of the Board of Directors of SSMP, by unanimous vote of all members of such committee participating in the vote, has (i) determined that the Merger is advisable and in the best interests of SSMP and its stockholders, (ii) approved this Agreement, the Merger, the issuance of shares of SSMP Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement, and (iii) determined to recommend that the stockholders of SSMP vote to approve the issuance of shares of SSMP Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement.

D.The Board of Directors of the Company has unanimously (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the other actions contemplated by this Agreement, and (iii) approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of the Company.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.DESCRIPTION OF TRANSACTION

1.1Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Act. As a result of the Merger, the Company will become a wholly-owned subsidiary of SSMP. For the avoidance of doubt, all references herein to the Company relating to the period following the Closing shall be deemed to refer to the Surviving Corporation.

1.3Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place remotely via the exchange of electronic signature pages on the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as SSMP and the Company may mutually agree in writing; provided that if all the conditions set forth in Section 6, Section 7 and Section 8 shall not have been satisfied or waived on such second Business Day, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived but no later than either the End Date or the Extended End Date, as applicable. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of California a certificate of merger with respect to the

Merger, as mutually agreeable to the Parties hereto (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of California, or at such later time as may be specified in such Certificate of Merger with the consent of SSMP and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)the Articles of Incorporation of Merger Sub as may be mutually agreed upon by the Parties, and as so amended, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by the Act and such amended and restated Articles of Incorporation;

(b)the Articles of Incorporation of SSMP shall be the SSMP Charter immediately prior to the Effective Time, until thereafter amended as provided by the Act and such Articles of Incorporation; provided, however, that the board of directors of SSMP will have the authorization from the shareholders at the Effective Time, to act after Closing (i) to amend its Articles of Incorporation to change the name of SSMP to such name as SSMP and the Company shall mutually agree;, and (ii) to adopt a performance equity plan authorizing 35,000,000 shares of common stock.

(c)the Bylaws of the Merger Sub immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the Act and such Bylaws; and

(d)the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.5Intentionally Omitted.

1.6Conversion of Shares and Convertible Securities.

(a)At the Effective Time, by virtue of the Merger and without any further action on the part of SSMP, Merger Sub, the Company or any stockholder of the Company, (i) any shares of Company Capital Stock held as treasury stock prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, (ii) any shares of Company Capital Stock held by SSMP or Merger Sub prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and (iii) subject to Section 1.6(e), the Company Share Number held by each Company Stockholder (excluding shares to be cancelled pursuant to Section 1.6(a)(i) and Section 1.6(a)(ii) and excluding Dissenting Shares) shall be converted solely into the right to receive their Pro Rata Portion of the Merger Shares.

(b)Effective as of the Effective Time, without any further action on the part of SSMP, Merger Sub, the Company or any stockholder of the Company, (i) each Company Stock Option that is outstanding as of immediately prior thereto shall be cancelled and SSMP will assume and/or issue in exchange an SSMP replacement stock option, under its then effective SSMP Stock Option Plan, for the Company Stock Option of like tenor as the holders currently have under the Company Stock Option and without duplication to any other provision of this Agreement with respect thereto. Following the treatment specified in this Section 1.6 (b), Company Stock Options shall no longer represent the right to purchase Company Common Stock or any other equity security of the Company or the Surviving Company or any other Person other than SSMP, or the right to receive any other consideration except as set forth in this Section 1.6. In the event that any such Company Stock Option are unable to be so cancelled, the Parties shall negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to this Section 1 as are necessary to reflect an assumption, exchange or similar accommodation for such Company Stock Option; provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each Party. At or prior to the Effective Time, the Company and its board of directors, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to cause the Company Stock Option Plan to be exchanged as of the Effective Time and to effectuate the treatment of the Company Stock Options pursuant to this Section 1.6(b).

(c)It is anticipated that outstanding Company Warrants will have been “net” exercised prior to the Closing in exchange for shares of Company Capital Stock in accordance with their terms and shall no longer be outstanding and shall automatically be cancelled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Capital Stock into which Company Warrants are exchanged. In the event that any such Company Warrants are not so exercised, to the extent that by their terms they do not continue to represent the right to acquire securities of SSMP on comparable terms to those of the Company Warrants, then the Parties shall negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to this Section 1 as are necessary to reflect an assumption, exchange or similar accommodation for such Company Warrants; provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each Party.

(d)Intentionally Omitted.

(e)No fractional shares of SSMP Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.6(a)(ii), and no certificates or scrip for any such fractional shares shall be issued. In the event any holder of Company Capital Stock would otherwise be entitled to receive a fraction of a share of SSMP Common Stock (after aggregating all fractional shares of SSMP Common Stock issuable to such holder), such fractional share shall be rounded down to the nearest whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or greater. The Parties acknowledge that any such adjustment to the nearest whole share was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to SSMP that would otherwise be caused by the issuance of fractional shares.

(f)At the Effective Time, by virtue of the Merger and without any further action on the part of SSMP, Merger Sub, or the Company, each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(g)Intentionally Omitted.

(h)At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to SSMP a statement (the “Allocation Statement”) setting forth in reasonable detail (i) the name of each Company Stockholder and the number and type of shares of Company Capital Stock held by such Person, and (ii) the number of shares of SSMP Common Stock issuable to each Company Stockholder at the Closing pursuant to Section 1.6(a).

(i)The shares of SSMP Common Stock deliverable in respect of shares of Company Capital Stock (including with respect to Company Stock Options, and Company Warrants exercisable or exchangeable for, or convertible into, shares of Company Capital Stock) in accordance with the terms of this Article 1 shall be deemed to be full payment and satisfaction of all rights pertaining to all shares of Company Capital Stock, Company Warrants, and Company Stock Options. The Parties acknowledge and agree that (i) except as otherwise set forth in this Agreement, the delivery to the Company Stockholders of the Merger Shares pursuant to this Agreement shall be administered by the Exchange Agent upon deposit by SSMP of the Merger Shares into the Exchange Fund, (ii) SSMP and the Exchange Agent shall be entitled to rely on the Allocation Statement in delivering the Merger Shares under this Agreement and neither SSMP, Merger Sub, the Surviving Company, nor the Exchange Agent shall be responsible for the calculations or the determinations regarding such calculations in the Allocation Statement, and (iii) after delivering the Merger Shares to the Company Stockholders in accordance with the Allocation Statement, neither SSMP, Merger Sub, the Surviving Company, nor the Exchange Agent shall have any liability to any Person for the allocation or distribution of the Merger Shares among the Company Stockholders.

1.7Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to SSMP, the Surviving Corporation or the Exchange Agent, such Company Stock Certificate shall be cancelled and shall be exchanged as provided in Sections 1.6 and 1.8.

1.8Surrender of Certificates.

(a)Within five (5) Business Days after the approval of this Agreement has been obtained from the Company Stockholders pursuant to the Company Stockholder Written Consent, the Company shall send or cause to be sent by physical or electronic mail to the Company Stockholders a letter of transmittal, as mutually agreeable to the Parties hereto, with such changes as may be required by the Exchange Agent and as are reasonably acceptable to SSMP and the Company (the “Letter of Transmittal”), together with instructions for use in effecting the surrender of Company Stock Certificates (to the extent such shares of Company Capital Stock are certificated) in exchange for shares of SSMP Common Stock. Upon delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal and such other documents as may be reasonably required by SSMP, and, if applicable, surrender of related Company Stock Certificate(s) (or affidavits of loss in lieu thereof in accordance with Section 1.8(b)) to the Exchange Agent for cancellation (collectively, the “Surrender Documentation”) (or, if such Surrender Documentation is delivered to the Exchange Agent prior to the Closing, then upon the Closing), (i) the holder of shares of Company Capital Stock in respect of which such Surrender Documentation is delivered shall be entitled to receive in exchange therefor the number of whole shares of SSMP Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6 and as set forth in the Allocation Statement, (ii) the Exchange Agent shall promptly deliver from the Exchange Fund to such holder such shares, and (iii) the Company Stock Certificate(s) (if any) so surrendered shall be cancelled. Until surrendered as contemplated by this Section 1.8(a), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of SSMP Common Stock.

(b)If any Company Stock Certificate shall have been lost, stolen or destroyed, SSMP may, in its discretion and as a condition precedent to the delivery of any shares of SSMP Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and a personal guaranty indemnifying SSMP against any claim suffered by SSMP related to the lost, stolen or destroyed Company Stock Certificate or any SSMP Common Stock issued in exchange therefor as SSMP may reasonably request. If any certificates evidencing shares of SSMP Common Stock are to be issued in a name other than that in which the surrendered Company Stock Certificate is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Company Stock Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to SSMP any transfer or other tax required by reason of the issuance of a new certificate for shares of SSMP Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered or otherwise establish to the satisfaction of SSMP that such tax has been paid or is not payable.

(c)No dividends or other distributions declared or made with respect to SSMP Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered shares of Company Capital Stock with respect to the shares of SSMP Common Stock that such holder has the right to receive in the Merger until such holder delivers the Surrender Documentation to the Exchange Agent in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest, from the Exchange Fund).

(d)Each of SSMP, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time or any other Person who is entitled to receive merger consideration pursuant to this Agreement, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of merger consideration hereunder. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

(e)Any portion of the Exchange Fund that remains undelivered to the Company Stockholders six (6) months after the Closing shall be promptly returned to SSMP, and any such Company Stockholder who has not delivered its Surrender Documentation in exchange for Merger Shares in accordance with this Section 1.8 prior to that time shall thereafter look only to SSMP for delivery of the applicable Merger Shares. Notwithstanding the foregoing, neither SSMP nor the Surviving Company shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Shares remaining undelivered to the Company Stockholders one (1) year after the Closing (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of SSMP free and clear of any claims or interest of any Person previously entitled thereto.

1.9Appraisal Rights.

(a)Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock, if any, as to which the holder thereof shall have (i) properly demanded that the Company purchase such shares of Company Capital Stock for fair market value in accordance with, and otherwise complied with and perfected such holder’s rights under, the provisions of Chapter 13 of the Act (“Chapter 13”), and (ii) not effectively withdrawn or lost such holder’s rights to demand purchase for such shares of Company Capital Stock for fair market value pursuant to Chapter 13 (shares satisfying the immediately preceding clauses (i) and (ii), “Dissenting Shares”), shall not be converted into the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares, but instead at the Effective Time shall become entitled only to payment from the Surviving Corporation of the fair market value of such shares of Company Capital Stock determined in accordance with Chapter 13, without interest (it being understood and acknowledged that (A) at the Effective Time, (I) such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and (II) such holder shall cease to have any rights with respect thereto other than the right to receive the fair market value of such Dissenting Shares as determined in accordance with Chapter 13, and (B) SSMP shall be entitled to retain or receive all merger consideration to which such Dissenting Shares would have been entitled pursuant to Section 1.6 had such shares of Company Capital Stock not been Dissenting Shares); provided, however, that if any such holder fails to perfect or otherwise waives, withdraws, or loses the right to payment of the fair market value of such Dissenting Shares under Chapter 13, then (w) the right of such holder to be paid the fair market value of such holder’s Dissenting Shares pursuant to Chapter 13 shall cease, (x) such shares of Company Capital Stock shall cease to be Dissenting Shares, (y) such shares of Company Capital Stock shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the per share amount of the merger consideration to which such holder is entitled under Section 1.6 in respect of such shares, in each case pursuant to the exchange procedures set forth in Section 1.8, and (z) SSMP shall deliver to the Exchange Agent (for remittance to such holder) any portion of the per share amount of merger consideration retained or received from the Exchange Agent in respect of such previously Dissenting Shares.

(b)As soon as practicable after the approval of the Merger by the Company Stockholders, to the extent required by the Act, and in any event not later than five (5) days following such approval, the Company shall mail to each Company Stockholder that is entitled to such notice pursuant to Chapter 13, a notice of such approval of the Merger, which notification shall include the information and materials required by Section 1301(a) of the Act (including the value determined by the Company, with written approval of SSMP, to represent the fair market value of any Dissenting Shares).  SSMP shall make payment or otherwise deliver consideration for Dissenting Shares that do cease to be Dissenting Shares as provided in Section 1.9(a)1.9(a) and the applicable provisions of Sections 1303, 1304, 1305 and 1308 of the Act.

(c)During the period from the date hereof to the Closing Date, the Company shall give SSMP (i) prompt notice of any notice or written threat to demand appraisal or purchase under the Act, (ii) prompt notice of any withdrawals of such demands, and (iii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the Act. During such period, the Company shall not make any payment with respect to any such demands, offer to settle or settle any such demands, or use in any offer of payment an estimate of fair value in an amount greater than the applicable per share amount of merger consideration otherwise payable to the holder demanding appraisal pursuant to Section 1.6, in each case, without SSMP’s prior written consent, which may be granted or withheld in SSMP’s sole discretion.

(d)Notwithstanding anything in this Section 1 to the contrary, (i) SSMP shall not be obligated to deliver, or cause to be delivered, to the Exchange Agent any portion of the merger consideration in respect of any Dissenting Shares, and any portion of such merger consideration delivered to the Exchange Agent in respect of any Dissenting Shares shall be promptly returned to SSMP, and (ii) the payment or delivery to holders of Company Capital Stock of merger consideration under this Agreement (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.9 and under the Act) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the Act by any other Company Stockholder, except as set forth in Section 6.8.

1.10Exchange Fund. On the Closing Date, SSMP shall deposit, or shall cause to be deposited, with the Exchange Agent the number of shares of SSMP Common Stock sufficient to deliver to the Company Stockholders the aggregate amount of Merger Shares deliverable to such Company Stockholders pursuant to Section 1.6(a) (such shares of SSMP Common Stock, together with any dividends or distributions with respect thereto held by the Exchange Agent pursuant to Section 1.8(c), the “Exchange Fund”). SSMP shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Merger Shares out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose other than as set forth in this Agreement. All shares of SSMP Common Stock deposited in the Exchange Fund and delivered to Company Stockholders pursuant to this Agreement shall be uncertificated.

1.11Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub and otherwise) to take such action.

Section 2.REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to SSMP and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to SSMP (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Section 2. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Section 2 only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

2.1Organization. The Company is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of California. The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation of the Company (the “Company Charter”) and the bylaws of the Company (the “Company Bylaws”), copies of which have previously been made available to SSMP, are true, correct and complete copies of such documents as currently in effect and the Company is not in material violation of any provision thereof. Other than the Company Charter, the Company Bylaws, and the Stockholders’ Agreements, the Company is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of the Company or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

2.2Capitalization.

(a)The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock and (ii) no shares of Company Preferred Stock. There are issued and outstanding (1) 12,191,667 shares of Company Common Stock, and (2) no shares of Preferred Stock. There are no shares of Company Capital Stock held in the treasury of the Company. Other than as described above or in Section 2.2(b), the Company has no shares of Company Capital Stock reserved for issuance. The outstanding shares of Company Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were issued in compliance with the Company Charter, Company Bylaws and all applicable Laws. Except for the Stockholders’ Agreements, Company Stock Option Plan, certain non-plan options issued to various persons, or as described in Section 2.2(b), Section 2.2(c) or Section 2.2(d), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of Company Capital Stock or any other equity security of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Capital Stock or any other equity security of the Company or obligating the Company to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of the Company. Section 2.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all issued and outstanding shares of Company Capital Stock, on a holder-by-holder basis.

(b)As of the date hereof, there are 1,635,824 shares of Company Common Stock issuable upon exercise of all outstanding Company Stock Options, subject to adjustment on the terms set forth in the Company Stock Option Plan or their award agreements, and there remain 293,406 shares of Company Common Stock reserved for grant thereunder. Section 2.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Company Stock Option, (ii) the date each Company Stock Option was granted, (iii) the number and type of securities subject to each such Company Stock Option, (iv) the expiration date of each such Company Stock Option, (v) the vesting schedule of each such Company Stock Option, (vi) the price at which each such Company Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Company Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Stock Options and (viii) whether and to what extent the exercisability of each Company Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(c)There are 3,006,086 shares of Company Capital Stock issuable upon exercise of all outstanding Company Warrants. Section 2.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Company Warrant, (ii) the date each Company Warrant was issued, (iii) the number and type of securities subject to each such Company Warrant, (iv) the expiration date of each such Company Warrant, (v) the exercise price of each such Company Warrant, and (vi) whether and to what extent the exercisability of each Company Warrant will be accelerated upon consummation of the Contemplated Transactions.

(d)Intentionally Omitted.

(e)The Company does not have any Subsidiaries or own or hold any equity interest in any other Person.

2.3Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of the Company. No other approval or consent of, or action by, the holders of the outstanding securities of the Company, other than the Company Stockholder Approval, is required in order for the Company to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its obligations hereunder. The Board of Directors of the Company has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of California, no other corporate proceeding on the part of the Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

2.4Non-Contravention; Consents.

(a)Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter, the Company Bylaws, or the Stockholders’ Agreements, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the assets of the Company under, any of the terms, conditions or provisions of any Company Material Contract or other agreement, instrument or obligation to which the Company is a party or by which they or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in Section 2.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.4(b) having been made, conflict with or violate any Law applicable to the Company or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted.

(b)No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) terminating the Stockholders’ Agreements, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of California and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iv) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws and the rules and regulations of the National Market System of the National Association of Securities Dealers Automated Quotations System (the “NASDAQ”), (vi) compliance with any applicable requirements of the HSR Act and any other applicable foreign Law relating to antitrust or competition matters, and (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted.

2.5Financial Statements.

(a)Section 2.5 of the Company Disclosure Schedule includes true and complete copies of (i) the unaudited balance sheet of the Company as of December 31, 2021 and the related unaudited statement of operations for the twelve (12) months ended December 31, 2021, and (ii) the audited balance sheet of the Company as of December 31, 2020 the related statements of operations, cash flows and stockholders equity for the twelve (12) months ended December 31, 2020, together with the notes thereto (the 2020 financial statements include a qualified audit opinion which financial statements are subject to restatement), (collectively, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein (subject, in the case of unaudited statements for 2021 and subject, in the case of restated financial statement for 2020, , to audit adjustments that will not, individually or in the aggregate, be material in amount or effect). The balance sheet of the Company as of December 31, 2021 included in Section 2.5 of the Company Disclosure Schedule is hereinafter referred to as the “Company Balance Sheet.”

(b)When delivered to SSMP pursuant to Section 4.1(c), the Required Financial Statements (i) will have been prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated, (ii) will fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that will not, individually or in the aggregate, be material in amount or effect), and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

2.6Absence of Changes. Since the date of the Company Balance Sheet, (a) the Company has conducted its business in all material respects in the Ordinary Course of Business consistent with its past practices, (b) there has not been any change, event, circumstance or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (c) the Company has not taken any action that would, if taken by the Company from the date hereof through the Closing Date, require the consent of SSMP under Section 4.4(b).

2.7 Title to Assets. The Company owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned or leased by the Company free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

2.8Properties.

(a)Section 2.8(a) of the Company Disclosure Schedule identifies (x) the street address of each parcel of Company Leased Real Property, (y) each Company Lease and the Company Ancillary Lease Documents and (z) the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Company Leased Real Property. The Company has provided SSMP with true, correct and complete copies of each Company Lease and Company Ancillary Lease Document. With respect to each Company Lease, except as would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted:

(i)the Company Leases and the Company Ancillary Lease Documents are valid, binding and enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity;

(ii)the Company Leases and the Company Ancillary Lease Documents have not been modified or amended;

(iii)the Company holds a valid and existing leasehold interest under such Company Leases free and clear of any Encumbrances except Permitted Encumbrances;

(iv)none of the Company Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(v)with respect to each of the Company Leases, the Company has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Company Lease or Company Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(vi)neither the Company nor, to the Knowledge of the Company, any other party to any Company Leases or Company Ancillary Lease Documents is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Company Leases or any Company Ancillary Lease Documents;

(vii)no party to the Company Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Company Leases; and

(viii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Company Leases or any Company Ancillary Lease Documents.

(b)The Company Leased Real Property constitutes all of the real property used or occupied by the Company in connection with the conduct of the business of the Company.

(c)The Company does not have any Company Owned Real Property, nor is the Company a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

2.9Intellectual Property.

(a)Section 2.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents and patent applications owned by the Company (“Company Patents”) or used or held for use by the Company, (ii) registered and material unregistered Marks, and trademark applications owned by the Company or used or held for use by the Company (“Company Marks”), (iii) registered and material unregistered Copyrights owned by the Company or used or held for use by the Company (“Company Copyrights”), (iv) licenses, sublicenses or other agreements under which the Company is granted rights by others in the Company Intellectual Property (“Company Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (v) licenses, sublicenses or other agreements under which the Company has granted rights to others in the Company Intellectual Property (“Company Licenses-Out”).

(b)With respect to the Company Intellectual Property (i) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property and (ii) licensed to the Company by a third party (other than commercial off the shelf software or materials transfer agreements), such Company Intellectual Property are the subject of a written license or other agreement, in each case, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company License-In or Company License-Out or Permitted Encumbrances granted by the Company.

(c)All Company Intellectual Property owned by, and, to the Knowledge of the Company, all Company Intellectual Property exclusively licensed to the Company that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of the Company, all Company Marks and Company Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing that are owned by or exclusively licensed to the Company are valid and enforceable.

(d)There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its employees alleging that any of the operation or activity of the Company, or the manufacture, sale, offer for sale, importation, and/or use of any Company Product, infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Company Intellectual Property is invalid or unenforceable.

(e)To the Knowledge of the Company, neither the operation of the Company’s business, any activity by the Company, nor the manufacture, use, importation, offer for sale and/or sale of any Company Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(f)Except as set forth on Section 2.9(f) of the Company Disclosure Schedule, the Company does not have any obligation to compensate any person for the use of any Intellectual Property. The Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that (i) restrict the rights of the Company to use any Intellectual Property, (ii) restrict the business of the Company in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property.

(g)All former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Company’s business or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (ii) Intellectual Property relating thereto.

(h)To the Knowledge of the Company, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Company Intellectual Property or the rights of the Company therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Company Intellectual Property or the subject matter thereof.

(i)The Company has taken reasonable security measures to protect the secrecy and confidentiality of all Trade Secrets owned by the Company or used or held for use by the Company (the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of the Company and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to SSMP, and, to the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.

(j)Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Company Intellectual Property as the Company had in the Company Intellectual Property immediately prior to the Effective Time.

(k)The Company has at all times complied in all material respects with all applicable Laws, contractual obligations, requirements of self-regulatory organizations binding upon the Company, consumer-facing statements of the Company in any marketing or promotional materials and each Privacy Policy relating to (i) the privacy of users of Company Products or internet websites, mobile applications and online services owned, maintained or operated by or on behalf of the Company (“Company Sites”), (ii) the past and present collection, use, storage, transfer, retention, dissemination, disposal and any other processing of any Personally Identifiable Information and Company Customer Data collected or used by the Company in any manner or maintained by third Persons having authorized access to such information, or (3) the transmission of unsolicited communications (collectively, the “Company Privacy and Security Requirements”). The Company has not received any written notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any Company Privacy and Security Requirements. There have been no written complaints or notices delivered to the Company at any time alleging or providing notice of a violation of any Company Privacy and Security Requirement. All electronic addresses acquired, maintained, updated (including operationalizing opt-out requests) and stored by or on behalf of the Company, and all electronic messages sent and/or delivered by or on behalf of the Company, have been acquired, maintained, updated, stored, sent and/or delivered, as may be required by and in accordance in all material respects with all applicable Laws, including but not limited to all Laws relating to the delivering, sending, sharing or transmitting of electronic or telephonic messages, and/or using electronic addresses. Prior to the installation of any computer program (including without limitation computer programs that have been caused to be installed by the Company) on a third party’s computer system or device, and prior to any electronic message being sent from such computer system or device, requisite consent to the installation of such computer program and all transmissions of electronic messages has been obtained from the owner or authorized user of such computer system or device.

(l)The Company has at all times taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) consistent in all material respects with requirements of applicable Laws or contractual obligations to protect the confidentiality, availability, security and integrity of the data and information technology assets of the Company and all Personally Identifiable Information and Company Customer Data within the control of the Company (collectively, the “Company Data”). Such steps and procedures comply in all material respects with all Company Privacy and Security Requirements and all applicable Laws relating to the security of the Company Data. This includes, but is not limited to, the Company having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security designed to preserve and protect the confidentiality, availability, security, and integrity of all Company Data (including such measures designed to protect the foregoing from infection by any “time bomb,”

“Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or malicious code, access by unauthorized Persons or access by authorized Persons that exceeds the Person’s authorization). There is no, nor has there ever been, any complaint to, or to the Knowledge of the Company, any audit, proceeding or investigation (formal or informal), or any claim against, the Company or its end-users or customers, initiated by a private Person or any Governmental Authority with respect to the security, confidentiality, transmission, availability, or integrity of any Company Data. To the Knowledge of the Company, there has been no material unauthorized access to or acquisition of Company Data or Company Intellectual Property.

2.10Material Contracts. Section 2.10 of the Company Disclosure Schedule is a correct and complete list, as of the date hereof, of each Contract to which the Company is a party or by which it is bound (such Contracts, together with the Company Contracts listed in Section 2.14 and Section 2.15 of the Company Disclosure Schedule, the “Company Material Contracts”):

(a)that constitutes a Company Lease or Company Ancillary Lease Document;

(b)for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company of, or pursuant to which in the last year the Company paid, in the aggregate, $10,000 or more;

(c)for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to the Company of, or pursuant to which in the last year received, in the aggregate, $10,000 or more;

(d)that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e)relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $10,000 in the aggregate;

(f)that contains severance or change-in-control liabilities or obligations;

(g)which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of the Company or, following the consummation of the Contemplated Transactions, the business and operations of the Surviving Corporation, SSMP or any Affiliate of SSMP, is or would be conducted, or (ii) the scope of the business and operations of the Company or any of its Affiliates;

(h)in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company paid or received, in the aggregate, $10,000 or more;

(i)containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(j)with any Governmental Authority;

(k)any Contract with (a) an executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company);

(l)any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m)relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or for the grant to any Person of any preferential rights to purchase any of its assets, other than in the Ordinary Course of Business; or

(n)any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from the Company of $10,000 or more, or is otherwise material to the operation of the Company’s business.

The Company has delivered or made available to SSMP accurate and complete copies of all written Company Material Contracts, including all amendments thereto, together with written summaries of each oral Company Material Contract. Except as set forth on Section 2.10 of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any other party to a

Company Material Contract, has materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Company Material Contract. Each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company or the Surviving Corporation to any Person under any Company Material Contract or give any Person the right to terminate or alter the provisions of any Company Material Contract. No Person is renegotiating any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.11Absence of Undisclosed Liabilities. The Company does not have any material liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities reflected on the Company Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the Ordinary Course of Business (other than for breach of Law); (c) Liabilities for performance of obligations of the Company under Contracts (other than for breach thereof); and (d) Liabilities incurred in connection with the Contemplated Transactions.

2.12Compliance with Laws; Regulatory Compliance.

(a)The Company is in compliance with all Laws or Orders, except where any such failure to be in compliance would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted.

(b)Except as would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted, (i) the Company and its employees and agents hold all permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and approvals from the U.S. Food and Drug Administration (the “FDA”) and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Company Products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operating of the business of the Company as currently conducted (the “Company Permits”), including all authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the FDA promulgated thereunder, and the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the FDA promulgated thereunder (it is acknowledged that any Company Product that is not a marketed product or has not received marketing approval will require further permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and/or approvals before such Company Product may be marketed), (ii) all such Company Permits are valid, and in full force and effect, (iii) since January 1, 2020, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit, and (iv) the Company is in compliance with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit.

(c)Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees, agents or Representatives, has (i) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto or (ii) engaged in any activity prohibited under U.S. federal or state criminal or civil health care Laws (including without limitation the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), False Claims Act (31 U.S.C. §§ 3729 et seq.), Health Insurance Portability and Accountability Act (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the FDCA, the PHSA and any comparable state or foreign Laws), or the regulations promulgated pursuant to such Laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against the Company that relates to an alleged violation of any Health Care Law. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees, agents or Representatives, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which the Company is or, to the Knowledge of the Company, any of its directors, officers, employees, agents or Representatives are, bound or which relate to Company Products.

(d)The Company is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Company Products. All required pre-clinical studies conducted by or, to the Knowledge of the Company, on behalf of the Company and Company-sponsored clinical trials (or clinical trials sponsored by the Company) conducted or, to the Knowledge of the Company, being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. SSMP has been provided with the opportunity to inspect the results of any such studies, tests and trials and all material information related thereto. Each clinical trial conducted by or, to the Knowledge of the Company, on behalf of the Company with respect to Company Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211 and 312. The Company has filed all required notices of adverse experiences, injuries or deaths relating to clinical trials conducted by or on behalf of the Company with respect to such Company Products.

(e)All applications, submissions, information and data utilized by the Company as the basis for, or submitted by or on behalf of the Company in connection with, any and all requests for a Company Permit relating to the Company, when submitted to the FDA or other Company Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Company Regulatory Agency.

(f)Neither the Company nor, to the Knowledge of the Company, any of its Representatives, licensors, licensees, assignors or assignees has received any written notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any investigational new drug application sponsored by the Company or otherwise restrict the pre-clinical research or clinical study of any Company Product being developed by any licensee or assignee of the Company Intellectual Property based on such intellectual property, or to recall, suspend or otherwise materially restrict the development or manufacture of any Company Product. The Company is not in receipt of written notice of, and is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Company Products. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(g)SSMP has been provided with the opportunity to inspect true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Company Regulatory Agency, including documents that indicate or suggest lack of compliance with the Laws of the FDA or other Company Regulatory Agency. SSMP has been provided with the opportunity to inspect all correspondence to or from the FDA or other Company Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Company Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other Company Regulatory Agency, or prepared by the FDA or other Company Regulatory Agency or which bear in any way on the compliance by the Company with the Laws of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval of any Company Products.

2.13Taxes and Tax Returns.

(a)Each material Tax Return required to be filed by, or on behalf of, the Company has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects.

(b)The Company (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet, and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)The unpaid Taxes of the Company (i) did not, as of December 31, 2020, exceed the aggregate reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

(d)Section 2.13(d) of the Company Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed with respect to the Company for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to SSMP correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations.

(e)There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(f)The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g)The Company has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(h)There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of the Company.

(i)The Company has not received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j)The Company has not distributed stock of a corporation, and has not had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)The Company is not a party to and does not have any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(l)The Company (A) is not and never has been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns and (B) does not have any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m)The taxable year of the Company for all income Tax purposes is the fiscal year ended December 31, and the Company uses the accrual method of accounting for income Tax purposes.

(n)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)The Company has not participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(p)No written claim has been made by any Taxing Authority that the Company is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which would reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted.

(q)The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing;

(iv) prepaid amount received prior to the Closing Date; (v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or (vi) any similar election, action, or agreement that would have the effect of deferring any Liability for income Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such period.

2.14Employee Benefit Programs.

(a)Section 2.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program maintained by the Company (the “Company Employee Programs”). The Company has not made a commitment or promise to any employee to amend any Company Employee Program or adopt a new plan, program or arrangement that upon adoption would be a Company Employee Plan.

(b)Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c)The Company does not know, nor should it reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Company Employee Programs. Except as would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted, with respect to any Company Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws), including but not limited to, payments to remediate any nondiscrimination or operational errors, with respect to all Company Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued.

(d)No Company Employee Program is subject to Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan and the Company does not have any liability for any Employee Program maintained, contributed to, or required to be contributed to by an ERISA Affiliate that is subject to Title IV of ERISA. None of the Company Employee Programs provides medical, dental, vision, disability or life insurance benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws (whether or not the Company subsidizes the premiums for such legally-required coverage) or to which the former employee pays all required premiums).

(e)Except as set forth on Section 2.14(e) of the Company Disclosure Schedule, the Company is not a party to any written (i) agreement with any stockholder, director, or employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions.

(f)There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has the Company made any such payment, and the consummation of the Contemplated Transactions shall not obligate the Company or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g)Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No Company Stock Option granted under the Company Stock Option Plan has an exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h)Each Company Employee Program that is required to be registered or approved by a Governmental Authority has been registered with, or approved by, and has been maintained in good standing with such Governmental Authority. No Company Employee Program is subject to the laws or regulations of any foreign jurisdiction.

(i)All amounts required to be reserved under each unfunded Company Employee Program have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Company Employee Program is maintained.

(j)Neither the Company nor any ERISA Affiliate currently participate or have ever participated in or had an obligation to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA or a voluntary employees beneficiary association, as defined in Section 501(c)(9) of the Code.

(k)For purposes of this Section 2.14: (i) an entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries); and (ii) an entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(3).

2.15Labor and Employment Matters.

(a)The Company is not a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of the Company, the Company is not subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization, nor is there pending or threatened any labor strike or lockout involving the Company.

(b)Except as would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted, (i) the Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices, discrimination, employee whistleblowing, retaliation, classification of employees and independent contractors, immigration, equal employment opportunity, human rights, work safety and health, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and all similar Laws, and the related rules and regulations adopted by the federal, state, and local agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) the Company is not delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Company’s business, including persons classified by the Company as other than an employee or compensated other than through wages paid by the Company through their respective payroll departments (“Company Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Company Contingent Workers; (iii) there are no grievances, claims, complaints, petitions or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened against the Company in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure; (iv) none of the employment policies or practices of the Company is currently being audited or investigated, or to the Knowledge of the Company, subject to imminent audit or investigation by any Governmental Authority; (v) the Company is not, nor within the last three (3) years has it been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) the Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed, and to the knowledge of the Company, is otherwise in compliance with all Laws governing its employees’ right to work and has not in the past three (3) years received any correspondence from the Social Security Administration advising of a “no-match” between an employee’s name and social security number with respect to any Employee; (vii) except as set forth on Section 2.15(b)(vii) of the Company Disclosure Schedule, all employees of the Company are employed at-will and no such employees are subject to any contract with the

Company or any policy or practice of the Company providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by the Company; (viii) to the extent that any Company Contingent Workers are employed, the Company has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) within the past three (3) years, the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company; (x) the Company has properly classified its employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, its state law equivalents, and all other relevant Laws; (xi) there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims, actions, or inspection orders or audits against the Company under any workers’ compensation policy or long-term disability policy, or related to social security, unemployment, or occupational safety and health; and (xii) to the knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment agreement, offer letter, nondisclosure agreement, severance agreement, common law nondisclosure obligation, fiduciary duty, non-competition and/or non-solicitation agreement, or assignment of invention covenant to the Company.

2.16Environmental Matters. Except as would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted:

(a)the Company is in compliance with all Environmental Laws applicable to its operations and use of the Company Leased Real Property;

(b)the Company has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company pursuant to any Environmental Law;

(c)the Company has not (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d)to the Knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law.

2.17Insurance. The Company has delivered or made available to SSMP accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company was, as of the date of such provision, materially accurate and complete. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.18Books and Records. Each of the minute and record books of the Company have been made available to SSMP and contains materially complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of the Company, since its formation and which are required to be maintained in such books under applicable Laws. All such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of the Company comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

2.19Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company from any Governmental Authority, and, to the Knowledge of the Company, no basis exists for any Governmental

Authority to seek payment or repayment from the Company of any amount or benefit received, or to seek performance of any obligation of the Company, under any such program.

2.20Transactions with Affiliates. Section 2.20 of the Company Disclosure Schedule describes any material transactions or relationships currently in effect between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company), in each case that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.21Legal Proceedings; Orders.

(a)Except as set forth in Section 2.21 of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding, in each case (i) that involves the Company, any of its directors or officers (in his or her capacity as such) or any of the material assets owned by the Company; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. With regard to any Legal Proceeding set forth on Section 2.21 of the Company Disclosure Schedule, the Company has provided SSMP or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. The Company has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other key employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business or to any material assets owned or used by the Company.

2.22Illegal Payments. Neither the Company nor, to the Knowledge of the Company, any of its officers or directors acting on behalf of the Company, have taken or failed to take any action which would constitute a material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. Neither the Company nor, to the Knowledge of the Company, any third party acting on behalf of the Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company or any other Person in obtaining or retaining business for or with, or directing business to, the Company. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.

2.23Intentionally Omitted

2.24Intentionally Omitted.

2.25Vote Required. The approval of the stockholders of the Company set forth in the Company Stockholder Written Consent (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of the capital stock of the Company necessary to adopt or approve this Agreement, the Merger, the Contemplated Transactions and the other matters set forth in Section 5.2(a) of this Agreement.

2.26No Financial Advisor. Except as set forth on Section 2.26 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.27Disclosure; Company Information. The information provided by the Company to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information in the Proxy Statement provided by or on behalf of the Company will not, on the date the Proxy Statement is first mailed to the SSMP Stockholders or at the time of the SSMP Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by or on behalf of SSMP and Merger Sub or any of their Representatives for inclusion in the Proxy Statement.

Section 3.REPRESENTATIONS AND WARRANTIES OF SSMP AND MERGER SUB

SSMP and Merger Sub jointly and severally represent and warrant to the Company as follows, except as set forth in the written disclosure schedule delivered by SSMP to the Company (the “SSMP Disclosure Schedule”); provided, however, that all representations made by and/or with respect to Merger Sub are only made as of the Formation and as of the Closing Date. The SSMP Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any part or subpart of the SSMP Disclosure Schedule shall qualify other Sections and subsections in this Section 3 only to the extent it is clear from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

3.1Organization.

(a)SSMP is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of California. SSMP has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. SSMP is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a SSMP Material Adverse Effect. The SSMP Charter and SSMP Bylaws, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and SSMP is not in violation of any provision thereof. Other than the SSMP Charter and SSMP Bylaws, SSMP is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of SSMP or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

(b)Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of California. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The Articles of Incorporation and Bylaws of Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof.

3.2Capitalization.

(a)As of the date hereof, the authorized capital stock of SSMP consists of 300 million shares of SSMP Common Stock and 10 million shares of undesignated preferred stock.. As of December 31, 2021, there are 39,409,176 shares of SSMP Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. SSMP has 7,680,938 Warrants issued and outstanding that are listed on Nasdaq under the trading symbol “EYESW.” As of the date hereof, there are no shares of SSMP Common Stock held in the treasury of SSMP. Other than as described above or as set forth in Section 3.2(b) below, SSMP has no shares of SSMP Common Stock reserved for issuance. The outstanding shares of SSMP Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were issued in compliance with the SSMP Charter, the SSMP Bylaws and all applicable Laws. Except for the SSMP Stock Option Plan or as described in Section 3.2(b) or Section 3.2(c) below, SSMP does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for SSMP to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of SSMP Common Stock or any other equity security of SSMP or any Subsidiary of SSMP or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of SSMP Common Stock or any other equity security of SSMP or any Subsidiary of SSMP or obligating SSMP or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of SSMP. Section 3.2(a) of the SSMP Disclosure Schedule sets forth the pro forma capitalization of SSMP following the Merger.

(b)As of the date hereof, there are 182,152 shares of SSMP Common Stock issuable upon exercise of all outstanding SSMP Stock Options, subject to adjustment on the terms set forth in the SSMP Stock Option Plan, and there remain no shares of SSMP Common Stock reserved for grant thereunder.

(c)There are 7,691,063 shares of SSMP Common Stock issuable upon exercise of all outstanding SSMP Warrants.

(d)All of the issued and outstanding shares of capital stock of Merger Sub (“Merger Sub Stock”) are owned by SSMP. Merger Sub does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating Merger Sub to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of Merger Sub Stock (i) have been duly authorized and are validly issued, fully paid and non-assessable, are owned by SSMP free and clear of any Encumbrance (other than Permitted Encumbrances) or agreement with respect thereto, (iii) were not issued in violation of the material terms of any agreement or understanding binding upon SSMP or Merger Sub at the time at which they were issued and (iv) were issued in compliance with the applicable governing documents of Merger Sub and all applicable Laws.

(e)The SSMP Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with the SSMP Charter and SSMP Bylaws and all applicable Laws.

(f)Except for Merger Sub, and a subsidiary formed under the laws of Switzerland, SSMP does not have any Subsidiaries or own or hold any equity interest in any other Person.

3.3Authority. Each of SSMP and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining SSMP Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been duly and validly adopted and approved by a special committee of the board of directors of SSMP and by the board of directors of Merger Sub, in each case by unanimous vote of the members of such committee or board, as applicable, participating in such votes. The special committee of the board of directors of SSMP has recommended that the stockholders of SSMP approve the SSMP Stockholder Proposals at the SSMP Stockholder Meeting. The Board of Directors of Merger Sub has declared this Agreement advisable and has recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger. Except for SSMP Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of California, no other corporate proceeding on the part of SSMP or Merger Sub is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by SSMP and Merger Sub, and (assuming SSMP Stockholder Approval and due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of SSMP and Merger Sub, enforceable against SSMP and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. All other documents required to be executed by SSMP and Merger Sub on or prior to the date hereof in connection with the transactions contemplated herein have been duly and validly executed and delivered by SSMP and Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of SSMP and Merger Sub, respectively, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

3.4Non-Contravention; Consents.

(a)Except as set forth on Section 3.4 of the SSMP Disclosure Schedule, the execution and delivery of this Agreement by SSMP and Merger Sub does not, and the consummation by SSMP and Merger Sub of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the SSMP Charter or SSMP Bylaws or of the charter, bylaws, or other organizational document of Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute

(with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrances on SSMP’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any material contract, agreement, instrument or obligation to which SSMP or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining SSMP Stockholder Approval and subject to the consents, approvals and authorizations specified in Section 3.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(b) having been made, conflict with or violate any Law applicable to SSMP or Merger Sub or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that would not reasonably be expected to result in material liability to SSMP and Merger Sub, taken as a whole, or otherwise materially interfere with the conduct of the businesses of SSMP and Merger Sub in substantially the manner currently conducted.

(b)No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to SSMP or Merger Sub in connection with the execution and delivery of this Agreement by SSMP and Merger Sub or the consummation by SSMP and Merger Sub of the Contemplated Transactions, except for (i) obtaining the SSMP Stockholder Approval, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of California and appropriate corresponding documents with the appropriate authorities of other states in which SSMP or Merger Sub is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with SSMP Stockholder Meeting, this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws and the rules and regulations of NASDAQ, (v) compliance with any applicable requirements of the HSR Act and any other applicable foreign Law relating to antitrust or competition matters, and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to result in material liability to SSMP and Merger Sub, taken as a whole, or otherwise materially interfere with the conduct of the businesses of SSMP and Merger Sub in substantially the manner currently conducted.

3.5SEC Filings; Financial Statements.

(a)SSMP has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2017 (the forms, statements, reports and documents filed or furnished since January 1, 2017 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “SSMP SEC Reports”). Each of the SSMP SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the SSMP SEC Reports, or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the SSMP SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SSMP SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any SSMP SEC Reports filed with or furnished to the SEC subsequent to the date hereof will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)As of the date of this Agreement, SSMP has timely responded to all comment letters of the staff of the SEC relating to the SSMP SEC Reports, and the SEC has not advised SSMP that any final responses are inadequate, insufficient or otherwise non-responsive. SSMP has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and SSMP and any of its Subsidiaries, on the other hand, occurring since January 1, 2020 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the Knowledge of SSMP, as of the date of this Agreement, none of the SSMP SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c)Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the SSMP SEC Reports fairly present, in all material respects, the consolidated financial position of SSMP and its consolidated Subsidiaries as of its date, or, in the case of the SSMP SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of SSMP and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the SSMP SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not, individually or in the aggregate, be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of SSMP SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not, individually or in the aggregate, be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(d)Except as may otherwise be qualified by the SEC Reports, SSMP has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Knowledge of SSMP, such system is effective in providing such assurance. SSMP maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by SSMP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and, to the Knowledge of SSMP, such disclosure controls and procedures are effective. SSMP has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to SSMP’s auditors and the Audit Committee of the Board of Directors of SSMP (and made summaries of such disclosures available to the Company) (i) (A) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect SSMP’s ability to record, process, summarize and report financial information and (B) any material weakness in internal control over financial reporting, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SSMP’s internal controls over financial reporting. Each of SSMP and Merger Sub have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. SSMP is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(e)Each principal executive officer of SSMP and the principal financial officer of SSMP (or each former principal executive officer of SSMP and each former principal financial officer of SSMP, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the SSMP SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. None of SSMP or Merger Sub has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(f)Neither SSMP, Merger Sub, nor, to the Knowledge of SSMP, any director, officer, employee, or internal or external auditor of SSMP or Merger Sub has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that SSMP or Merger Sub has engaged in questionable accounting or auditing practices.

3.6Absence of Changes. Since the date of the SSMP SEC Reports, (a) SSMP has conducted its business in all material respects in the Ordinary Course of Business consistent with its past practices, (b) there has not been any change, event, circumstance or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, an SSMP Material Adverse Effect, and (c) the SSMP has not taken any action that would, if taken by the Company from the date hereof through the Closing Date, require the consent of the Company under Section 4.4(a).

3.7 Title to Assets. SSMP owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned or leased by SSMP free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made, and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of SSMP.

3.8Properties.

(a)Section 3.8(a) of SSMP Disclosure Schedule identifies (x) the street address of each parcel of SSMP Leased Real Property, (y) each SSMP Lease and the SSMP Ancillary Lease Documents and (z) the lessor, lessee and current occupant (if different than the lessee) of each such parcel of SSMP Leased Real Property. SSMP has provided the Company with true, correct and complete copies of each SSMP Lease and SSMP Ancillary Lease Document. With respect to each SSMP Lease, except as would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted:

(i)the SSMP Leases and the SSMP Ancillary Lease Documents are valid, binding and enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity;

(ii)the SSMP Leases and the SSMP Ancillary Lease Documents have not been modified or amended;

(iii)SSMP holds a valid and existing leasehold interest under such SSMP free and clear of any Encumbrances except Permitted Encumbrances;

(iv)none of the SSMP Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(v)with respect to each of the SSMP Leases, the Company has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such SSMP Lease or SSMP Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(vi)neither SSMP nor, to the Knowledge of SSMP, any other party to any SSMP Leases or SSMP Ancillary Lease Documents is in breach or default, and, to the Knowledge of SSMP, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the SSMP Leases or any SSMP Ancillary Lease Documents;

(vii) no party to the SSMP Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the SSMP Leases; and

(viii) SSMP has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the SSMP Leases or any SSMP Ancillary Lease Documents.

(b)The SSMP Leased Real Property constitutes all of the real property used or occupied by SSMP in connection with the conduct of the business of SSMP.

(c)SSMP does not have any SSMP Owned Real Property, nor is the Company a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

3.9Intellectual Property.

(a)Section 3.9(a) of the SSMP Disclosure Schedule contains a complete and accurate list of all (i) Patents and patent applications owned by SSMP (“SSMP Patents”) or used or held for use by SSMP, (ii) registered and material unregistered Marks and trademark applications owned by SSMP or used or held for use by SSMP (“SSMP Marks”), (iii) registered and material unregistered Copyrights owned by SSMP or used or held for use by SSMP (“SSMP Copyrights”), (iv) licenses, sublicenses or other agreements under which SSMP is granted rights by others in SSMP Intellectual Property (“SSMP Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (v) licenses, sublicenses or other agreements under which SSMP has granted rights to others in SSMP Intellectual Property (“SSMP Licenses-Out”).

(b)With respect to SSMP Intellectual Property (i) purported to be owned by SSMP, SSMP exclusively owns such SSMP Intellectual Property and (ii) licensed to SSMP by a third party (other than commercial off the shelf software or materials transfer agreements), such SSMP Intellectual Property are the subject of a written license or other agreement, in each case, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of an SSMP License-In or SSMP License-Out or Permitted Encumbrances granted by SSMP.

(c)All SSMP Intellectual Property owned by, and, to the Knowledge of SSMP, all SSMP Intellectual Property exclusively licensed to SSMP that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of SSMP, all SSMP Marks and SSMP Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing that are owned by or exclusively licensed to SSMP are valid and enforceable.

(d)Except as may be set forth in the SEC Reports or the SSMP Disclosure Schedule, there are no pending or, to the Knowledge of SSMP, threatened claims against SSMP or any of its employees alleging that any of the operation or activity of SSMP, or the manufacture, sale, offer for sale, importation, and/or use of any SSMP Product, infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any SSMP Intellectual Property is invalid or unenforceable.

(e)To the Knowledge of SSMP, neither the operation of SSMP’s business, any activity by SSMP, nor the manufacture, use, importation, offer for sale and/or sale of any SSMP Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(f)Except as set forth on Section 3.9(f) of SSMP Disclosure Schedule, SSMP does not have any obligation to compensate any person for the use of any Intellectual Property. SSMP has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that (i) restrict the rights of SSMP to use any Intellectual Property, (ii) restrict the business of SSMP in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any SSMP Intellectual Property.

(g)All former and current employees, consultants and contractors of SSMP who reasonably are or who reasonably were expected to create any Intellectual Property have executed written instruments with SSMP that assign to SSMP all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to SSMP’s business or any of the products or services being researched, developed, manufactured or sold by SSMP or that may be used with any such products or services and (ii) Intellectual Property relating thereto.

(h)To the Knowledge of SSMP, (i) there is no, nor has there been any, infringement or violation by any person or entity of any SSMP Intellectual Property or the rights of SSMP therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any SSMP Intellectual Property or the subject matter thereof.

(i)SSMP has taken reasonable security measures to protect the secrecy and confidentiality of all Trade Secrets owned by SSMP or used or held for use by SSMP (the “SSMP Trade Secrets”), including, without limitation, requiring each employee and consultant of SSMP and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to SSMP, and, to the Knowledge of SSMP, there has not been any breach by any party to such confidentiality agreements.

(j)Following the Effective Time, the Surviving Corporation will have the same rights and privileges in SSMP Intellectual Property as SSMP had in SSMP Intellectual Property immediately prior to the Effective Time.

(k)SSMP have at all times complied in all material respects with all applicable Laws, contractual obligations, requirements of self-regulatory organizations binding upon SSMP, consumer-facing statements of SSMP in any marketing or promotional materials and each Privacy Policy relating to (i) the privacy of users of SSMP Products or internet websites, mobile applications and online services owned, maintained or operated by or on behalf of SSMP (“SSMP Sites”), (ii) the past and present collection, use, storage, transfer, retention, dissemination, disposal and any other processing of any Personally Identifiable Information and SSMP Customer Data collected or used by SSMP in any manner or maintained by third Persons having authorized access to such information, or (3) the transmission of unsolicited communications (collectively, the “SSMP Privacy and Security Requirements”). SSMP has not received any written notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any SSMP Privacy and Security Requirements. There have been no written complaints or notices delivered to SSMP at any time alleging or providing notice of a violation of any SSMP Privacy and Security Requirement. All electronic addresses acquired, maintained, updated (including operationalizing opt-out requests) and stored by or on behalf of SSMP, and all electronic messages sent and/or delivered by or on behalf of SSMP, have been acquired, maintained, updated, stored, sent and/or delivered, as may be required by and in accordance in all material respects with all applicable Laws, including but not limited to all Laws relating to the delivering, sending, sharing or transmitting of electronic or telephonic messages, and/or using electronic addresses. Prior to the installation of any computer program (including without limitation computer programs that have been caused to be installed by SSMP) on a third party’s computer system or device, and prior to any electronic message being sent from such computer system or device, requisite consent to the installation of such computer program and all transmissions of electronic messages has been obtained from the owner or authorized user of such computer system or device.

(l)SSMP has at all times taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) consistent in all material respects with requirements of applicable Laws or contractual obligations to protect the confidentiality, availability, security and integrity of the data and information technology assets of SSMP and all Personally Identifiable Information and Company Customer Data within the control of SSMP (collectively, the “SSMP Data”). Such steps and procedures comply in all material respects with all SSMP Privacy and Security Requirements and all applicable Laws relating to the security of SSMP Data. This includes, but is not limited to, SSMP having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security designed to preserve and protect the confidentiality, availability, security, and integrity of all SSMP Data (including such measures designed to protect the foregoing from infection by any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or malicious code, access by unauthorized Persons or access by authorized Persons that exceeds the Person’s authorization). There is no, nor has there ever been, any complaint to, or to the Knowledge of SSMP, any audit, proceeding or investigation (formal or informal), or any claim against, SSMP or its end-users or customers, initiated by a private Person or any Governmental Authority with respect to the security, confidentiality, transmission, availability, or integrity of any SSMP Data. To the Knowledge of SSMP, there has been no material unauthorized access to or acquisition of SSMP Data or SSMP Intellectual Property.

3.10Material Contracts. Section 3.10 of the SSMP Disclosure Schedule is a correct and complete list, as of the date hereof, of each Contract to which SSMP is a party or by which it is bound (such Contracts, together with the SSMP Contracts listed the SSMP SEC Reports and in Section 3.14 and Section 3.15 of the SSMP Disclosure Schedule, the “SSMP Material Contracts”):

(a)that constitutes an SSMP Lease or SSMP Ancillary Lease Document;

(b)for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by SSMP of, or pursuant to which in the last year SSMP paid, in the aggregate, $10,000 or more;

(c)for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to SSMP of, or pursuant to which in the last year the received, in the aggregate, $10,000 or more;

(d)that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e)relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $10,000 in the aggregate;

(f)that contains severance or change-in-control liabilities or obligations;

(g)which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of SSMP or, following the consummation of the Contemplated Transactions, the business and operations of the Surviving Corporation, SSMP or any Affiliate of SSMP, is or would be conducted, or (ii) the scope of the business and operations of SSMP or any of its Affiliates;

(h)in respect of any SSMP Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company paid or received, in the aggregate, $10,000 or more;

(i)containing any royalty, dividend or similar arrangement based on the revenues or profits of SSMP;

(j)with any Governmental Authority;

(k)any Contract with (a) an executive officer or director of SSMP or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of SSMP or (c) to the Knowledge of SSMP, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than SSMP);

(l)any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m)relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of SSMP or for the grant to any Person of any preferential rights to purchase any of its assets, other than in the Ordinary Course of Business; or

(n)any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from SSMP in excess of $10,000 or is otherwise material to the operation of SSMP’s business.

SSMP has delivered or made available to SSMP accurate and complete copies of all written SSMP Material Contracts, including all amendments thereto, together with written summaries of each oral SSMP Material Contract. Except as set forth on Section 3.10(o) of the SSMP Disclosure Schedule, neither SSMP nor, to the Knowledge of SSMP, any other party to a SSMP Material Contract, has materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such SSMP Material Contract. Each SSMP Material Contract is valid, binding, enforceable and in full force and effect, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company or the Surviving Corporation to any Person under any SSMP Material Contract or give any Person the right to terminate or alter the provisions of any SSMP Material Contract. No Person is renegotiating any material amount paid or payable to the Company under any SSMP Material Contract or any other material term or provision of any SSMP Material Contract.

3.11Absence of Undisclosed Liabilities. SSMP does not have any material liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities reflected on the SSMP SEC Reports; (b) normal and recurring current Liabilities that have been incurred by SSMP since the date of the SSMP SEC Reports in the Ordinary Course of Business (other than for breach of Law); (c) Liabilities for performance of obligations of SSMP under SSMP Contracts (other than for breach thereof); and (d) Liabilities incurred in connection with the Contemplated Transactions.

3.12Compliance with Laws; Regulatory Compliance.

(a)SSMP is in compliance with all Laws or Orders, except where any such failure to be in compliance would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to SSMP is pending or, to the Knowledge of SSMP, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted.

(b)Except as would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted, (i) SSMP and its employees and agents hold all permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and approvals from the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of SSMP Products (any such Governmental Authority, a “SSMP Regulatory Agency”) necessary for the lawful operating of the business of SSMP as currently conducted (the “SSMP Permits”), including all authorizations required under the FDCA, and the regulations of the FDA promulgated thereunder, and the PHSA, and the regulations of the FDA promulgated thereunder (it is acknowledged that any SSMP Product that is not a marketed product or has not received marketing approval will require further permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and/or approvals before such SSMP Product may be marketed), (ii) all such SSMP Permits are valid, and in full force and effect, (iii) since January 1, 2020, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any SSMP Permit, and (iv) SSMP is in compliance with the terms of all SSMP Permits, and no event has occurred that, to the Knowledge of SSMP, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any SSMP Permit.

(c)Neither SSMP nor, to the Knowledge of SSMP, any of its directors, officers, employees, agents or Representatives, has (i) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other SSMP Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto or (ii) engaged in any activity prohibited under U.S. federal or state criminal or civil health care Laws (including without limitation the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), False Claims Act (31 U.S.C. §§ 3729 et seq.), Health Insurance Portability and Accountability Act (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the FDCA, the PHSA and any comparable state or foreign Laws), or the regulations promulgated pursuant to such Laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of SSMP, threatened against SSMP that relates to an alleged violation of any Health Care Law. Neither SSMP nor, to the Knowledge of SSMP, any of its directors, officers, employees, agents or Representatives, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which SSMP is or, to the Knowledge of SSMP, any of its directors, officers, employees, agents or Representatives are, bound or which relate to SSMP Products.

(d)SSMP is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other SSMP Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of SSMP Products. All required pre-clinical studies conducted by or, to the Knowledge of SSMP, on behalf of SSMP and Company-sponsored clinical trials (or clinical trials sponsored by SSMP) conducted or, to the Knowledge of SSMP, being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. SSMP has been provided with the opportunity to inspect the results of any such studies, tests and trials and all material information related thereto. Each clinical trial conducted by or, to the Knowledge of SSMP, on behalf of SSMP with respect to SSMP Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211 and 312. SSMP has filed all required notices of adverse experiences, injuries or deaths relating to clinical trials conducted by or on behalf of SSMP with respect to such SSMP Products.

(e)All applications, submissions, information and data utilized by SSMP as the basis for, or submitted by or on behalf of SSMP in connection with, any and all requests for a SSMP Permit relating to SSMP, when submitted to the FDA or other SSMP Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other SSMP Regulatory Agency.

(f)Neither SSMP nor, to the Knowledge of SSMP, any of its Representatives, licensors, licensees, assignors or assignees has received any written notice that the FDA or any other SSMP Regulatory Agency has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any investigational new drug application sponsored by SSMP or otherwise restrict the pre-clinical research or clinical study of any SSMP Product being developed by any licensee or assignee of SSMP Intellectual Property based on such intellectual property, or to recall, suspend or otherwise materially restrict the development or manufacture of any SSMP Product. SSMP is not in receipt of written notice of, and is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any SSMP Products. To the Knowledge of SSMP, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(g)SSMP has been provided with the opportunity to inspect true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other SSMP Regulatory Agency, including documents that indicate or suggest lack of compliance with the Laws of the FDA or other SSMP Regulatory Agency. SSMP has been provided with the opportunity to inspect all correspondence to or from the FDA or other SSMP Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other SSMP Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other SSMP Regulatory Agency, or prepared by the FDA or other SSMP Regulatory Agency or which bear in any way on the compliance by SSMP with the Laws of the FDA or any other SSMP Regulatory Agency, or on the likelihood or timing of approval of any SSMP Products.

3.13Taxes and Tax Returns.

(a)Each material Tax Return required to be filed by, or on behalf of, SSMP has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects.

(b)SSMP (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been made, and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)The unpaid Taxes of SSMP (i) did not, as of December 31, 2020, exceed the aggregate reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of balance sheet in the SSMP SEC Reports (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of SSMP in filing their Tax Returns.

(d)Section 3.13(d) of the SSMP Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed with respect to SSMP for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. SSMP has delivered to the Company correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by SSMP for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations.

(e)There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SSMP.

(f)SSMP is not currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g)SSMP has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(h)There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of SSMP.

(i)SSMP has not received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j)SSMP has not distributed stock of a corporation, and has not had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)SSMP is not a party to and does not have any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(l)SSMP (A) is not and never has been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns and (B) does not have any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m)The taxable year of SSMP for all income Tax purposes is the fiscal year ended December 31, and SSMP uses the accrual method of accounting for income Tax purposes.

(n)SSMP has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)SSMP has not participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(p)No written claim has been made by any Taxing Authority that SSMP is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which would reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted.

(q)SSMP will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing Date; (v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or (vi) any similar election, action, or agreement that would have the effect of deferring any Liability for income Taxes of SSMP from any taxable period ending on or before the Closing Date to any taxable period ending after such period.

3.14Employee Benefit Programs.

(a)Section 3.14(a) of SSMP Disclosure Schedule sets forth a list of every Employee Program maintained by SSMP (the “SSMP Employee Programs”). Except as set forth on Section 3.14(a) of the SSMP Disclosure Schedule, SSMP has not made a commitment or promise to any employee to amend any SSMP Employee Program or adopt a new plan, program or arrangement that upon adoption would be an SSMP Employee Plan.

(b)Each SSMP Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such SSMP Employee Program for any period for which such SSMP Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of SSMP, no event or omission has occurred that would reasonably be expected to cause any SSMP Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c)SSMP does not know, nor should it reasonably know, of any material failure of any party to comply with any Laws applicable with respect to SSMP Employee Programs. Except as would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted, with respect to any SSMP Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of SSMP, threatened with respect to any such SSMP Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws), including but not limited to, payments to remediate any nondiscrimination or operational errors, with respect to all SSMP Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued.

(d)No SSMP Employee Program is subject to Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan and SSMP does not have any liability for any Employee Program maintained, contributed to, or required to be contributed to by an ERISA Affiliate that is subject to Title IV of ERISA. None of SSMP Employee Programs provides medical, dental, vision, disability or life insurance benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws (whether or not SSMP subsidizes the premiums for such legally-required coverage) or to which the former employee pays all required premiums).

(e)Except as set forth on Section 3.14(e) of SSMP Disclosure Schedule, SSMP is not a party to any written (i) agreement with any stockholder, director, or employee of SSMP (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SSMP of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding SSMP, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions.

(f)There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has SSMP made any such payment, and the consummation of the Contemplated Transactions shall not obligate SSMP or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g)Each SSMP Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No SSMP Stock Option granted under the SSMP Stock Option Plan has an exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h)Each SSMP Employee Program that is required to be registered or approved by a Governmental Authority has been registered with, or approved by, and has been maintained in good standing with such Governmental Authority. No SSMP Employee Program is subject to the laws or regulations of any foreign jurisdiction.

(i)All amounts required to be reserved under each unfunded SSMP Employee Program have been so reserved in accordance with reasonable accounting practices prevailing in the country where such SSMP Employee Program is maintained.

(j)Neither SSMP nor any ERISA Affiliate currently participate or have ever participated in or had an obligation to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA or a voluntary employees beneficiary association, as defined in Section 501(c)(9) of the Code.

(k)For purposes of this Section 3.14: (i) an entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries); and (ii) an entity is an “ERISA Affiliate” of SSMP if it would have ever been considered a single employer with SSMP under ERISA Section 4001(b) or part of the same “controlled group” as SSMP for purposes of ERISA Section 302(d)(3).

3.15Labor and Employment Matters.

(a)SSMP is not a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of SSMP, SSMP is not subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization, nor is there pending or threatened any labor strike or lockout involving SSMP.

(b)Except as would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted, (i) SSMP is in compliance with all applicable Laws respecting labor, employment, fair employment practices, discrimination, employee whistleblowing, retaliation, classification of employees and independent contractors, immigration, equal employment opportunity, human rights, work safety and health, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and all similar Laws, and the related rules and regulations adopted by the federal, state, and local agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) SSMP is not delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of SSMP’s business, including persons classified by SSMP as other than an employee or compensated other than through wages paid by SSMP through their respective payroll departments (“SSMP Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or SSMP Contingent Workers; (iii) there are no grievances, claims, complaints, petitions, or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of SSMP, threatened against SSMP in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure; (iv) none of the employment policies or practices of SSMP is currently being audited or investigated, or to the Knowledge of SSMP, subject to imminent audit or investigation by any Governmental Authority; (v) SSMP is not, nor within the last three (3) years has it been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) SSMP is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed, and to the knowledge of the Company, is otherwise in compliance with all Laws governing its employees’ right to work and has not in the past three (3) years received any correspondence from the Social Security Administration advising of a “no-match” between an employee’s name and social security number with respect to any Employee; (vii) except as set forth on Section 3.15(b)(vii) of SSMP Disclosure Schedule, all employees of SSMP are employed at-will and no such employees are subject to any contract with SSMP or any policy or practice of SSMP providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by SSMP; (viii) to the extent that any SSMP Contingent Workers are employed, SSMP has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) within the past three (3) years, SSMP has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar Law affecting any site of employment of SSMP or one or more facilities or operating units within any site of employment or facility of SSMP, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to SSMP; (x) SSMP has properly classified its employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, its state law equivalents, and all other relevant Laws; (xi) there are no pending or, to the Knowledge of SSMP, threatened or reasonably anticipated claims, actions or inspection orders or audits against SSMP under any workers’ compensation policy or long-term disability policy, or related to social security, unemployment, or occupational safety and health; and (xii) to the knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment agreement, offer letter, nondisclosure agreement, severance agreement, common law nondisclosure obligation, fiduciary duty, non-competition and/or non-solicitation agreement, or assignment of invention covenant to the Company.

3.16Environmental Matters. Except as would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted:

(a)SSMP is in compliance with all Environmental Laws applicable to its operations and use of SSMP Leased Real Property;

(b)SSMP has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by SSMP at or on SSMP Leased Real Property that requires reporting, investigation or remediation by SSMP pursuant to any Environmental Law;

(c)SSMP has not (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of SSMP, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d)to the Knowledge of SSMP, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on SSMP Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by SSMP pursuant to any Environmental Law.

3.17Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of SSMP from any Governmental Authority, and, to the Knowledge of SSMP, no basis exists for any Governmental Authority to seek payment or repayment from SSMP of any amount or benefit received, or to seek performance of any obligation of SSMP, under any such program.

3.18Legal Proceedings; Orders.

(a)Except as set forth in Section 3.18 of SSMP Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of SSMP, no Person has threatened in writing to commence any Legal Proceeding, in each case (i) that involves SSMP, any of its directors or officers (in his or her capacity as such) or any of the material assets owned by SSMP; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. With regard to any Legal Proceeding set forth on Section 3.18 of the SSMP Disclosure Schedule, SSMP has provided the Company or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. SSMP has an insurance policy or policies that are expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)There is no order, writ, injunction, judgment or decree to which SSMP, or any of the material assets owned or used by SSMP, is subject. To the Knowledge of SSMP, no officer or other key employee of SSMP is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to SSMP’s business or to any material assets owned or used by SSMP.

3.19Illegal Payments. Neither SSMP nor, to the Knowledge of SSMP, any of its officers or directors acting on behalf of SSMP, have taken or failed to take any action which would constitute a material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. Neither SSMP nor, to the Knowledge of SSMP, any third party acting on behalf of SSMP, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist SSMP or any other Person in obtaining or retaining business for or with, or directing business to, SSMP.

3.20Trade Controls.

(a)SSMP is, and during the preceding five (5) years have been, in material compliance with (i) all applicable sanctions Laws, including the U.S. economic sanctions laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), (ii) any laws or regulations regarding the importation of goods, including the U.S. import laws administered by U.S. Customers and Border Protection, (iii) all applicable export control laws, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State and (iv) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury (“Trade Laws”).

(b)Neither SSMP nor any of its directors, officers, managers or employees, or any person acting for or at the direction or on behalf of any of them, has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce’s Denied Persons List, the U.S. Department of Commerce’s Entity List and the Debarred List maintained by the U.S. Department of State (each, a “Restricted Party List”).

(c)SSMP has not participated in any transaction in the last five (5) years involving, directly or indirectly, (i) any country against which the United States maintains or has maintained comprehensive economic sanctions or embargoes under Trade Laws, (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authorities of such countries, (iii) nationals of such countries or (iv) any organization, entity or individual appearing on any Restricted Party List at the time of such transaction.

(d)Without limiting the foregoing, SSMP has not submitted any disclosures or received any written notice that it is subject to any civil or criminal investigation, audit or other inquiry involving or otherwise relating to any alleged or actual violation of Trade Laws.

3.21Insurance. SSMP has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of SSMP and Merger Sub. Each of such insurance policies is in full force and effect and SSMP and Merger Sub are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, neither SSMP nor Merger Sub has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of SSMP or Merger Sub. All information provided to insurance carriers (in applications and otherwise) on behalf of SSMP and Merger Sub was, as of the date of such provision, materially accurate and complete. SSMP and Merger Sub have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against SSMP or Merger Sub, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed SSMP or Merger Sub of its intent to do so.

3.22Books and Records. Each of the minute and record books of SSMP and Merger Sub contains materially complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of SSMP and Merger Sub, as applicable, since January 1, 2017 and which are required to be maintained in such books under applicable Laws. All such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of SSMP and Merger Sub comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

3.23Vote Required. The affirmative vote of the holders of a majority of the shares of outstanding SSMP Common Stock having voting power is the only vote of the holders of any class or series of SSMP’s capital stock necessary to approve the SSMP Stockholder Proposals (the “SSMP Stockholder Approval”).

3.24No Financial Advisor. Except as set forth on Section 3.24 of the SSMP Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of SSMP or Merger Sub.

3.25Disclosure; SSMP Information. The information relating to SSMP or Merger Sub to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to SSMP or Merger Sub to be contained in the Proxy Statement will not, on the date the Proxy Statement is first mailed to SSMP Stockholders or at the time of the SSMP Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SSMP or Merger Sub with respect to the information that has been or will be supplied by or on behalf of the Company or any of their respective Representatives for inclusion in the Proxy Statement.

Section 4.CERTAIN COVENANTS OF THE PARTIES

4.1Access and Investigation.

(a)Subject to the terms and conditions of this Section 4.1, during the period commencing on the date hereof and continuing until 11:59 P.M. Eastern Time on the date that is thirty (30) days following the date hereof (such period, the “Due Diligence Period”), (i) the Company and its Representatives shall be permitted to perform a due diligence review of SSMP, its Subsidiaries, and the SSMP Business and to conduct such inspections, examinations, assessments, analyses, and other investigations in connection therewith as the Company shall deem necessary or advisable and (ii) SSMP and its Representatives shall be permitted to perform a due diligence review of the Company and the Company Business and to conduct such inspections, examinations, assessments, analyses, and other investigations in connection therewith as SSMP shall deem necessary or advisable. Each of the Company and SSMP shall cooperate reasonably with such due diligence investigations and shall make available copies of any documents, books, records or information reasonably requested by the other Party during such Due Diligence Period.

(b)Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (x) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (y) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries, as the other Party may reasonably request; and (z) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of, upon request:

(i)the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii)any written materials or communications sent by or on behalf of a Party to all of its stockholders;

(iv)any material notice, document or other communication sent by or on behalf of a Party to any party to any Company Material Contract or material Contract to which SSMP or Merger Sub is party, as applicable, or sent to a Party by any party to any such Company Material Contract or material Contract to which SSMP or Merger Sub is party, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Company Material Contract or material Contract to which SSMP or Merger Sub is party, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v)any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi)any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii)any material notice, report or other document received by a Party from any Governmental Authority.

(c)Notwithstanding the foregoing, any Party may restrict the foregoing access (i) to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access or (ii) to the extent that such Party reasonably believes that allowing such access or furnishing such information would otherwise result in the disclosure of any trade secrets of third parties or violate any obligations existing on the date hereof with respect to confidentiality to any third party or otherwise breach, contravene or violate any effective Contract existing on the date hereof.

(d)As soon as reasonably practicable after the date hereof, but not later than March 31, 2022, the Company shall deliver to SSMP (i) the audited balance sheet of the Company for the years ended December 31, 2021 and December 31, 2020 and the related audited statements of operations, cash flows and stockholders’ equity of the Company for the years-then ended and (ii) any other audited or unaudited balance sheets and the related audited or unaudited statements of operations, cash flows and stockholders’ equity of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that are required to be included in the Registration Statement (collectively, the “Required Financial Statements”).

(e)The Parties acknowledge that, in the interest of time, this Agreement has been executed and delivered by the Parties on the date hereof prior to completion of the Company Disclosure Schedule and the SSMP Disclosure Schedule. Following the date hereof, the Parties shall negotiate in good faith and use best efforts to mutually agree upon a final version of the Company Disclosure Schedule and the SSMP Disclosure Schedule as promptly as practicable (and in any event prior to the expiration of the Due Diligence Period). Upon reaching mutual agreement on the Company Disclosure Schedule and the SSMP Disclosure Schedule, such schedules shall be attached to this Agreement and treated for all purposes hereunder as if such schedules had been attached to this Agreement and delivered on the date hereof. For the avoidance of doubt, no Party shall be deemed to be in breach of its representations and warranties set forth herein, or in breach of its covenants set forth in Section 4.2(a), Section 4.3(a), and/or Section 4.4, as applicable, from the date hereof until the earlier to occur of mutual agreement on the Company Disclosure Schedule and the SSMP Disclosure Schedule or the expiration of the Due Diligence Period.

(f)Each of the Company and SSMP shall have the right, exercisable in its sole discretion by providing written notice to the other at any time prior to the expiration of the Due Diligence Period, to terminate this Agreement in the event that (i) its due diligence review of the other Party is determined not to be reasonably satisfactory or (ii) the Parties are unable to reach mutual agreement on the Company Disclosure Schedule and/or SSMP Disclosure Schedule. Failure by a Party to deliver such a notice prior to the expiration of the Due Diligence Period shall be deemed to be an irrevocable waiver by such Party of its right to terminate this Agreement pursuant to this Section 4.1(f).

4.2Operation of SSMP’s Business.

(a)Except as set forth on Section 4.2 of the SSMP Disclosure Schedule or in connection with the consummation of the Contemplated Transactions, during the Pre-Closing Period (i) SSMP and Merger Sub shall conduct their respective businesses in the Ordinary Course of Business and in compliance with all applicable Laws (including keeping current and timely filing all reports required to be filed or furnished with the SEC) and the requirements of all Contracts that constitute material Contracts of SSMP and Merger Sub; provided that during any period of full or partial suspension of operations related to COVID-19, SSMP and Merger Sub may take such actions as are reasonably necessary (A) to protect the health and safety of SSMP’s employees and other individuals having business dealings with SSMP and/or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to the COVID-19 Measures, and any such actions taken (or not taken), to the extent reasonable and prudent from a business perspective at the time of the taking or omission of such actions, shall be deemed to be taken in the “Ordinary Course of Business” and not be considered a breach of this Section 4.2; provided, further, that following any such suspension, to the extent that SSMP or Merger Sub took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business (not taking into account recent past practice in light of COVID-19), SSMP and Merger Sub shall use commercially reasonable efforts to resume conducting their respective businesses in the Ordinary Course of Business (not taking into account recent past practice in light of COVID-19) in all material respects as soon as reasonably practicable, (ii) SSMP and Merger Sub shall use commercially reasonable efforts to preserve intact their respective current business organization, keep available the services of their respective current key employees, officers and other employees and maintain their respective relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with SSMP and Merger Sub, and (iii) SSMP shall promptly notify the Company of (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions and (B) any Legal Proceeding against, relating to, involving or otherwise affecting SSMP or Merger Sub that is commenced, or, to the Knowledge of SSMP, threatened in writing against, SSMP or Merger Sub after the date of this Agreement.

(b)During the Pre-Closing Period, SSMP shall promptly notify the Company in writing, by delivery of an updated SSMP Disclosure Schedule, of (i) the discovery by SSMP or Merger Sub of any event, condition, fact or circumstance (whether occurring or existing on or prior to, or arising or existing after, the date of this Agreement) that caused or constitutes a SSMP Material Adverse Effect, (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by SSMP or Merger Sub in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement, (iii) any material breach of any covenant or obligation of SSMP or Merger Sub, and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of SSMP contained in this Agreement or the SSMP Disclosure Schedule for purposes of Section 6 or Section 8.

4.3Operation of the Company’s Business.

(a)Except as set forth on Section 4.3 of the Company Disclosure Schedule or in connection with the consummation of the Contemplated Transactions, during the Pre-Closing Period: (i) the Company shall conduct the business of the Company in the Ordinary Course of Business and in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts; provided that during any period of full or partial suspension of operations related to COVID-19, the Company may take such actions as are reasonably necessary (A) to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company and/or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to the COVID-19 Measures, and any such actions taken (or not taken), to the extent reasonable and prudent from a business perspective at the time of the taking or omission of such actions, shall be deemed to be taken in the “Ordinary Course of Business” and not be considered a breach of this Section 4.3; provided, further, that following any such suspension, to the extent that the Company took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business (not taking into account recent past practice in light of COVID-19), the Company shall use commercially reasonable efforts to resume conducting their respective businesses in the Ordinary Course of Business (not taking into account recent past practice in light of COVID-19) in all material respects as soon as reasonably practicable, (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company, and (iii) the Company shall promptly notify SSMP of (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the Knowledge of the Company, threatened in writing against, the Company after the date of this Agreement.

(b)During the Pre-Closing Period, the Company shall promptly notify SSMP in writing, by delivery of an updated Company Disclosure Schedule, of (i) the discovery by the Company of any event, condition, fact or circumstance (whether occurring or existing on or prior to, or arising or existing after, the date of this Agreement) that caused or constitutes a Company Material Adverse Effect, (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement, (iii) any material breach of any covenant or obligation of the Company, and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. No notification given to SSMP pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7 or Section 8.

4.4Negative Obligations.

(a)Except (x) as expressly required by this Agreement and contemplated by the Contemplated Transactions, (y) as set forth in Section 4.4(a) of the SSMP Disclosure Schedule or (z) with the prior written consent of the Company, at all times during the Pre-Closing Period, neither SSMP nor Merger Sub shall do any of the following:

(i)declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of SSMP Common Stock from terminated employees of SSMP);

(ii)amend the certificate of incorporation, bylaws or other charter or organizational documents of SSMP or Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii)except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(a)(iii) of the SSMP Disclosure Schedule, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing) (A) any capital stock or other security (except for SSMP Common Stock issued upon the valid exercise of outstanding SSMP Stock Options), (B) any option, warrant or right to acquire any capital stock or any other security, or (C) any instrument convertible into, or exercisable or exchangeable for, any capital stock or other security;

(iv)form any new Subsidiary (other than the Merger Sub pursuant to the Formation) or acquire any equity interest or other interest in any other Person;

(v)other than in the Ordinary Course of Business, lend money to any Person, incur or guarantee any Indebtedness for borrowed money, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, or guarantee any debt securities or indebtedness of any other Person, except for (A) advances to employees or officers of SSMP for expenses not to exceed $10,000 individually or $100,000 in the aggregate and (B) trade credit extended to customers of SSMP in the Ordinary Course of Business;

(vi)other than in the Ordinary Course of Business, (A) adopt, establish or enter into any Employee Program, (B) cause or permit any Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company, or (C) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants (other than in the Ordinary Course of Business consistent with past practice);

(vii)(A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes, (F) enter into any closing agreement with respect to any material Tax Liability, (G) settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a refund of a material amount of Taxes, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(viii) commence a Legal Proceeding other than (A) for routine collection of bills, (B) in such cases as SSMP in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of SSMP’s and/or Merger Sub’s business or (C) for a breach of this Agreement;

(ix)settle any pending or threatened Legal Proceeding if (A) such settlement includes an agreement to accept or concede injunctive relief or (B) such Legal Proceeding involves a Governmental Authority or alleged criminal wrongdoing;

(x)make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of SSMP and Merger Sub, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(xi)fail to make any material payment with respect to any accounts payable or Indebtedness of SSMP or Merger Sub in a timely manner in accordance with the terms thereof and consistent with past practices;

(xii)voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to SSMP and Merger Sub, any insurance policy maintained with respect to SSMP and Merger Sub and their respective assets and properties;

(xiii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xiv) agree to take, take or permit any Subsidiary of SSMP to take or agree to take, any of the actions specified in clauses (i) through (ix) of this Section 4.4(a).

(b)Except (x) as expressly required by this Agreement or contemplated by the Contemplated Transactions, (y) as set forth in Section 4.4(b) of the Company Disclosure Schedule or (z) with the prior written consent of SSMP, at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i)declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company), other than in connection with a net-cash settlement of any Company Options or Company Warrants;

(ii)amend or terminate the Company Charter, Company Bylaws, Stockholders’ Agreements, or other organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii)except for contractual commitments in place at the time of this Agreement and disclosed in this Agreement or in Section 4.4(b)(iii) of the Company Disclosure Schedule, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing) (i) any capital stock or other security (except for Company Capital Stock issued upon the valid exercise or conversion of outstanding Company Stock Options or Company Warrants), (ii) any option, warrant or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv)form any Subsidiary or acquire any equity interest or other interest in any other Person;

(v)other than in the Ordinary Course of Business, lend money to any Person, incur or guarantee any Indebtedness for borrowed money, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, or guarantee any debt securities or indebtedness of any other Person, except for (A) advances to employees or officers of the Company for expenses not to exceed $10,000 individually or $100,000 in the aggregate and (B) trade credit extended to customers of the Company in the Ordinary Course of Business;

(vi)other than in the Ordinary Course of Business, (A) adopt, establish or enter into any Company Employee Program, (B) cause or permit any Company Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by SSMP, or (C) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants (other than in the Ordinary Course of Business consistent with past practice);

(vii)other than necessary for the preparation of the Required Financial Statements, (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes, (F) enter into any closing agreement with respect to any material Tax Liability, (G) settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a refund of a material amount of Taxes, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(viii) amend or terminate any Company Material Contract, or enter into any Contract that would have been a Company Material Contract if it had been in effect as of the date of this Agreement, other than in the Ordinary Course of Business;

(ix)acquire any material asset or property, sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(x)commence a Legal Proceeding other than (A) for routine collection of bills, (B) in such cases as the Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of the Company’s business or (C) for a breach of this Agreement;

(xi) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company, other than as may be required by applicable Law, GAAP or regulatory guidelines and for the preparation of the Required Financial Statements;

(xii)fail to make any material payment with respect to any of the accounts payable or Indebtedness of the Company in a timely manner in accordance with the terms thereof and consistent with past practices;

(xiii) voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company, any insurance policy maintained with respect to the Company and its assets and properties;

(xiv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xv)agree to take or take any of the actions specified in clauses (i) through (xi) of this Section 4.4(b).

4.5Non-Solicitation.

(a)No Solicitation by the Company.

(i)Except as permitted by this Section 4.5(a), during the Pre-Closing Period, without the prior written consent of SSMP, the Company shall not, and shall cause its Representatives not to, shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, a Company Acquisition Proposal, (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a Company Acquisition Proposal, (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Contemplated Transactions or (D) resolve, propose or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 4.5 and to limit its conversation or other communication exclusively to such referral); provided, however, that prior to the approval of this Agreement by the Company Stockholders pursuant to the Company Stockholder Written Consent, the Company may take the following actions in response to an unsolicited bona fide written Company Acquisition Proposal received after the date hereof that the Board of Directors of Company has determined, in good faith, after consultation with its outside counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a Company Superior Offer: (1) furnish nonpublic information regarding the Company to the third party making the Company Acquisition Proposal (a “Company Qualified Bidder”) and (2) engage in discussions or negotiations with the Company Qualified Bidder and its Representatives with respect to such Company Acquisition Proposal; provided that (w) the Company receives from the Company Qualified Bidder an executed Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to SSMP for informational purposes only), (x) the Company contemporaneously supplies to SSMP any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to SSMP, (y) neither the Company nor any of its Representatives shall have breached this Section 4.5, and (z) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of the Company under applicable Laws. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.5(a)(i) by the Company.

(ii)For purposes of this Agreement:

(A)“Company Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving the Company, including any such transaction the primary purpose of which is to facilitate the Company’s acquisition of a public listing or cause the Company to become a publicly traded company (or a subsidiary of a publicly traded company), (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of all or substantially all of the assets of the Company taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifty percent (50%) or more of the voting power of the Company (including securities of the Company currently beneficially owned by such Person); provided, however, that the term “Company Acquisition Proposal” shall not include the Merger, the other transactions contemplated by this Agreement or any revised proposal from the Company or its Affiliates; and

(B)“Company Superior Offer” shall mean an unsolicited bona fide Company Acquisition Proposal (with all references to “fifty percent (50%)” in the definition of Company Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Company Acquisition Proposal (including the financing terms and the ability of such third party to finance such Company Acquisition Proposal), (1) is more favorable from a financial point of view to the Company Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by SSMP in response to such Company Superior Offer), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (4) includes termination rights exercisable by the Company on terms no less favorable to the Company than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii)Except as provided in Section 4.5(a)(iv), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall (A) fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to SSMP, the Company Board Recommendation, (B) knowingly make any public statement inconsistent with such recommendation, (C) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Company Acquisition Proposal, or (D) fail to reaffirm the Company Board

Recommendation or state publicly that the Merger and this Agreement are in the best interests of the Company Stockholders within five (5) Business Days after SSMP requests in writing that such action be taken (any action described in this sentence being referred to as a “Company Change of Recommendation”).

(iv)Notwithstanding the foregoing, if at any time prior to the approval of this Agreement by the Company Stockholders pursuant to the Company Stockholder Written Consent, the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that a Company Change of Recommendation is required in order to comply with its fiduciary duties under applicable Laws based upon receipt of a Company Acquisition Proposal (not obtained or made as a direct or indirect result of a breach of this Agreement) that the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Company Superior Offer, the Board of Directors of the Company may (A) effect a Company Change of Recommendation and/or (B) enter into a definitive agreement with respect to such Company Superior Offer and terminate this Agreement; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless the Company has complied with this Section 4.5; provided further, however, that such actions in the foregoing clauses (A) and (B) may only be taken if (x) such actions are taken at a time that is after 11:59 pm, New York City time, on the fifth (5th) Business Day following SSMP’s receipt of written notice (a “Company Change of Recommendation Notice”) from the Company that the Board of Directors of the Company and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Company Acquisition Proposal), (y) at the end of such five (5)-Business Day period, the Board of Directors of the Company and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by SSMP and after consultation with the Company’s outside legal counsel and financial advisors, that such Company Acquisition Proposal remains a Company Superior Offer, and (z) if requested by SSMP during such five (5)-Business Day period, the Company engages in good faith negotiations with SSMP to amend this Agreement in such a manner that the offer that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer. During any such five (5)-Business Day period, SSMP shall be entitled to deliver to the Company one or more counterproposals to such Company Acquisition Proposal. Any material changes to the financial or other terms of such Company Superior Offer occurring prior to the Board of Directors of the Company effecting a Company Change of Recommendation pursuant to this Section 4.5(a)(iv) shall require the Company to provide to SSMP a new Company Change of Recommendation Notice and comply with the requirements of this Section 4.5(b)(iv) with respect to each such Company Change of Recommendation Notice, except that the references to the “fifth (5th) Business Day” shall be deemed to be the “third (3rd) Business Day.” Any Company Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of the Company, including in any respect that would have the effect of causing any state corporate takeover statute or other similar statute to be applicable to the Contemplated Transactions.

(v)Nothing in this Section 4.5 shall prohibit the Board of Directors of the Company from making any disclosure to the Company Stockholders, if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable Law; provided that, to the extent permitted by Law, the Company shall provide SSMP with a draft of any such disclosure at least two (2) days in advance of distribution and shall consider in good faith any comments promptly provided by SSMP.

(b)No Solicitation by SSMP.

(i)Except as permitted by this Section 4.5(b), during the Pre-Closing Period, without the prior written consent of the Company, SSMP and Merger Sub shall not, and shall cause their respective Representatives not to, directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, a SSMP Acquisition Proposal, (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a SSMP Acquisition Proposal, (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a SSMP Acquisition Proposal, or enter into any agreement or agreement in principle requiring SSMP to abandon, terminate or fail to consummate the Contemplated Transactions or (D) resolve, propose or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 4.5 and to limit its conversation or other communication exclusively to such referral); provided, however, that prior to the approval of the SSMP Stockholder Proposals at the SSMP Stockholder Meeting, SSMP may take the following actions in response to an unsolicited bona fide written SSMP Acquisition Proposal received after the date hereof that the Board of Directors of SSMP has determined, in good faith, after consultation with its outside counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a SSMP Superior Offer: (1) furnish nonpublic information regarding SSMP to the third party making the SSMP Acquisition Proposal (a “SSMP

Qualified Bidder”); and (2) engage in discussions or negotiations with the SSMP Qualified Bidder and its Representatives with respect to such SSMP Acquisition Proposal; provided that (w) SSMP receives from the SSMP Qualified Bidder an executed Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to the Company for informational purposes only), (x) SSMP contemporaneously supplies to the Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to the Company, (y) neither SSMP, Merger Sub nor any of their respective Representatives shall have breached this Section 4.5, and (z) the Board of Directors of SSMP determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of SSMP under applicable Laws. Without limiting the generality of the foregoing, SSMP acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of SSMP or Merger Sub, whether or not such Representative is purporting to act on behalf of SSMP or Merger Sub, shall be deemed to constitute a breach of this Section 4.5(b)(i) by SSMP.

(ii)For purposes of this Agreement:

(A)“SSMP Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving SSMP or its Subsidiaries, including any such transaction the primary purpose of which is to facilitate the acquisition by the counterparty to the transaction of a public listing or cause such counterparty to become a publicly traded company (or a subsidiary of a publicly traded company), (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of all or substantially all of the assets of SSMP and its Subsidiaries taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifty percent (50%) or more of the voting power of SSMP (including securities of SSMP currently beneficially owned by such Person); provided, however, that the term “SSMP Acquisition Proposal” shall not include the Merger, the other transactions contemplated by this Agreement or any revised proposal from the Company or its Affiliates; and

(B)“SSMP Superior Offer” shall mean an unsolicited bona fide SSMP Acquisition Proposal (with all references to “fifty percent (50%)” in the definition of SSMP Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party that the Board of Directors of SSMP determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such SSMP Acquisition Proposal (including the financing terms and the ability of such third party to finance such Company Acquisition Proposal), (1) is more favorable from a financial point of view to the SSMP Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by the Company in response to such SSMP Superior Offer), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by SSMP on terms no less favorable to SSMP than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii)Except as provided in Section 4.5(b)(iv), neither the Board of Directors of SSMP nor any committee of the Board of Directors of SSMP shall (A) fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to the Company, the SSMP Board Recommendation, (B) knowingly make any public statement inconsistent with such recommendation, (C) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any SSMP Acquisition Proposal, or (D) fail to reaffirm the SSMP Board Recommendation or state publicly that the Merger and this Agreement are in the best interests of the SSMP Stockholders within five (5) Business Days after the Company requests in writing that such action be taken (any action described in this sentence being referred to as a “SSMP Change of Recommendation”).

(iv)Notwithstanding the foregoing, if at any time prior to the approval of the SSMP Stockholder Proposals at the SSMP Stockholder Meeting, the Board of Directors of SSMP determines in good faith, after consultation with its outside legal counsel and financial advisors, that a SSMP Change of Recommendation is required in order to comply with its fiduciary duties under applicable Laws based upon either an Intervening Event or receipt of a SSMP Acquisition Proposal (not obtained or made as a direct or indirect result of a breach of this Agreement) that the Board of Directors of SSMP determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a SSMP Superior Offer, the Board of Directors of SSMP may (A) effect a SSMP Change of Recommendation and/or (B) enter into a definitive agreement with respect to such SSMP Superior Offer (if applicable) and terminate this Agreement; provided, however that SSMP shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless SSMP has complied with this Section 4.5; provided further, however, that such actions in the foregoing clauses (A) and (B) may only be taken if (x) such actions are taken at a time that is after 11:59 pm, New York City time, on the fifth (5th) Business Day following the Company’s receipt of written notice (a “SSMP Change of Recommendation Notice”) from SSMP that the Board of Directors of SSMP and/or a committee thereof is prepared to take such action (which notice shall include reasonable detail regarding the Intervening Event or the material terms of the applicable SSMP Acquisition Proposal, as applicable), (y) at the end of such five (5)-Business Day period, the Board of Directors of SSMP and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by the Company and after consultation with SSMP’s outside legal counsel and financial advisors, that such Intervening Event remains a basis for a SSMP Change of Recommendation or such SSMP Acquisition Proposal remains a SSMP Superior Offer, as applicable, and (z) if requested by SSMP during such five (5)-Business Day period, SSMP engages in good faith negotiations with the Company to amend this Agreement in such a manner that the Intervening Event is no longer a basis for a SSMP Change of Recommendation or the offer that was determined to constitute a SSMP Superior Offer no longer constitutes a SSMP Superior Offer, as applicable. During any such five (5)-Business Day period, the Company shall be entitled to deliver to SSMP one or more counterproposals to such SSMP Acquisition Proposal. Any material changes to the financial or other terms of such SSMP Superior Offer occurring prior to the Board of Directors of SSMP effecting a SSMP Change of Recommendation pursuant to this Section 4.5(b)(iv) shall require SSMP to provide to the Company a new SSMP Change of Recommendation Notice and comply with the requirements of this Section 4.5(b)(iv) with respect to each such SSMP Change of Recommendation Notice, except that the references to the “fifth (5th) Business Day” shall be deemed to be the “third (3rd) Business Day.” Any SSMP Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of SSMP, including in any respect that would have the effect of causing any state corporate takeover statute or other similar statute to be applicable to the Contemplated Transactions.

(v)Nothing in this Agreement shall prohibit SSMP, the Board of Directors of SSMP, or a special committee thereof from (A) complying with any applicable Laws, including Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act, (B) making any disclosure to the SSMP Stockholders required by applicable Law or by NASDAQ rules and regulations, or (C) otherwise making such disclosure to SSMP Stockholders or otherwise that the Board of Directors of SSMP or a committee thereof, after consultation with counsel, determines in good faith is necessary in order to comply with its fiduciary duties to SSMP Stockholders under applicable Law; provided that, to the extent permitted by Law, SSMP shall provide the Company with a draft of any such disclosure at least two (2) days in advance of distribution and shall consider in good faith any comments promptly provided by the Company.

(c)Both the Company and SSMP shall notify the other no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal or SSMP Acquisition Proposal, respectively, and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price and the identity of the offeror. Both the Company and SSMP shall keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such Company Acquisition Proposal or SSMP Acquisition Proposal, respectively.

(d)The Company and SSMP shall, and shall cause each of their respective Subsidiaries and Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal or SSMP Acquisition Proposal, as applicable, and in connection therewith, shall immediately discontinue access by any Person (other than the other Parties hereto and their respective Representatives) to any data room (virtual or otherwise) established by the Company or SSMP for purposes of pursuing a Company Acquisition Proposal or SSMP Acquisition Proposal, as applicable. Each of the Company and SSMP agrees that within three (3) Business Days following the date hereof, such Party shall request each Person (other than the other Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of a Company Acquisition Proposal or SSMP Acquisition Proposal, as applicable, to return or destroy all confidential information furnished to such Person by or on behalf of the Company or SSMP prior to the date hereof.

(e)SSMP agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any “standstill” or similar agreement, including any “standstill” provision contained in any confidentiality agreement, to which SSMP or any of its Subsidiaries is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of the Company.

4.6Formation of Merger Sub. The Company and SSMP acknowledge that SSMP has filed Merger Sub’s formation documents in California but as of the date of this Agreement, California has not processed the formation documents. Upon processing and confirmation of formation in California (the “Formation”), SSMP will cause Merger Sub to execute a joinder to this Agreement. Immediately following the Formation, SSMP shall cause the Board of Directors of Merger Sub to unanimously (i) determine that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approve this Agreement, the Merger, and the other actions contemplated by this Agreement, and (iii) determine to recommend that the stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

Section 5.ADDITIONAL AGREEMENTS OF THE PARTIES

5.1Disclosure Documents.

(a)As promptly as practicable after the date of this Agreement and receipt of the Required Financial Statements, (i) SSMP shall prepare and file with the SEC a proxy statement soliciting proxies from holders of SSMP Common Stock to vote at the SSMP Stockholder Meeting in favor of the SSMP Stockholder Proposals, and the adjournment of the SSMP Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the SSMP Stockholder Proposals (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) SSMP, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a prospectus (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of SSMP Common Stock to be issued by virtue of the Merger. Each of SSMP and the Company shall use its respective commercially reasonable efforts to (i) cause the Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Company for all periods, and in the form, required to be included in the Registration Statement under securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC), (ii) promptly notify the other of, cooperate with each other with respect to, and respond promptly to any comments of the SEC or its staff, (iii) cause the Registration Statement to become effective as promptly as practicable after it is filed with the SEC and (iv) keep the Registration Statement effective through the Closing in order to permit the consummation of the Contemplated Transactions. Each of SSMP, Merger Sub and the Company shall promptly furnish all information concerning itself to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement or for inclusion in any other statement, filing, notice or application made by or on behalf of SSMP to the SEC or NASDAQ in connection with the Contemplated Transactions. SSMP shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable, and in no event later than five (5) Business Days, after the Registration Statement is declared effective by the SEC. Each of the Company, SSMP and Merger Sub shall use their respective commercially reasonable efforts to cause all information that it is responsible for providing for inclusion in documents filed with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. If SSMP, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then (A) such Party shall promptly inform, in the case of SSMP or Merger Sub, the Company, or, in the case of the Company, SSMP thereof, (B) such Party shall reasonably cooperate in the preparation of, and mutually agree upon with, in the case of SSMP or Merger Sub, the Company, or, in the case of the Company, SSMP (such agreement not to be unreasonably withheld, conditioned or delayed by any Party), an amendment or supplement to the Registration Statement, (C) SSMP shall file such mutually agreed upon amendment or supplement with the SEC; and (D) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the SSMP stockholders.

(b)Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, or making or disseminating any other communication to its stockholders regarding the Contemplated Transactions, SSMP shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and include in such document or response, comments reasonably proposed by the Company. SSMP shall advise the Company of any acceleration request with respect to the Registration Statement on the day of such request and in any event no less than twenty-four (24) hours before the anticipated date of effectiveness. SSMP shall advise the Company, promptly after SSMP receives notice thereof, of (i) the effectiveness of the Registration Statement or the filing of any supplement or amendment thereto, (ii) the issuance of any stop order or the suspension of the qualification of SSMP Common Stock for listing on the NASDAQ or for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

5.2Stockholder Approval.

(a)Company Stockholders’ Consent.

(i)During the Pre-Closing Period, the Company shall use commercially reasonable efforts in accordance with this Agreement, the Act, the Company Charter and the Company Bylaws to obtain, as promptly as practicable after receiving written notice from SSMP that the Registration Statement has been declared effective under the Securities Act (and in any event no later than two (2) Business Days thereafter), the Company Stockholder Written Consent executed by the Company Minimum Holders in lieu of a meeting, for purposes of, among others, (A) adopting this Agreement and approving the Merger and all other transactions contemplated hereby, (B) acknowledging that such adoption and approval of the Merger given thereby is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Chapter 13, a copy of which was attached thereto, and that such stockholder has received and read a copy of Chapter 13, and (C) acknowledging that by its approval of the Merger it is not entitled to appraisal or dissenters’ rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the Act. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve the Merger or this Agreement. The Company shall use its commercially reasonable efforts to obtain the Company Stockholder Written Consent executed by the Company Minimum Holders in compliance with all applicable Laws, and shall use commercially reasonable efforts to cause such Company Stockholder Written Consent not to be waived or revoked.

(ii)Subject to the provisions of Section 4.5, the Company agrees that (A) the Company’s Board of Directors shall unanimously recommend that the holders of Company Capital Stock take action by written consent to approve the Merger and shall use commercially reasonable efforts to solicit such approval as promptly as practicable following execution of this Agreement by the Parties, (B) the statement or information provided to the holders of Company Capital Stock shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s stockholders take action by written consent to approve the Merger (the recommendation of the Company’s Board of Directors that the Company’s stockholders approve the Merger being referred to as the “Company Board Recommendation”), and (C) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to SSMP, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to SSMP shall be adopted or proposed.

(iii)The Company shall furnish to SSMP, as promptly as practicable after receiving written notice from SSMP that the Registration Statement has been declared effective under the Securities Act (and in any event no later than two (2) Business Days thereafter), a copy of the executed Company Stockholder Written Consent.

(iv)Promptly after the date hereof, and in no case later than ten (10) days after obtaining the Company Stockholder Approval, the Company shall deliver (in any manner permitted by applicable Laws) to each Company Stockholder notice of the Company Stockholders’ approval and adoption of this Agreement and the consummation of the Contemplated Transactions, in compliance with the Act. Thereafter, the Company shall provide to its stockholders who did not execute a Company Stockholders Written Consent applicable and appropriate notices regarding their appraisal or dissenters’ rights under Chapter 13, which notice shall comply with all applicable Laws.

(v)Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit the Company Stockholder Written Consent executed by the Company Minimum Holders in accordance with this Section 5.2(a) shall not be limited or otherwise affected by any development, including the making, commencement, disclosure, announcement or submission of any Company Acquisition Proposal or by any Company Change of Recommendation.

(b)SSMP Stockholder Meeting.

(i)SSMP shall take all action necessary in accordance with applicable Laws and the SSMP Charter and SSMP Bylaws to call, give notice of, convene and hold a meeting of the SSMP Stockholders (the “SSMP Stockholder Meeting”) to consider and vote on the SSMP Stockholder Proposals. The SSMP Stockholder Meeting shall be held (on a date selected by SSMP in consultation with the Company) as promptly as practicable after effective date of the Registration Statement. If on the scheduled date of the SSMP Stockholder Meeting SSMP has not obtained the SSMP Stockholder Approval, SSMP shall have the right to adjourn or postpone the SSMP Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the SSMP Stockholder Meeting was scheduled for the approval of the SSMP Stockholder Proposals.

(ii)Subject to the provisions of Section 4.5, the Board of Directors of SSMP shall recommend that the SSMP Stockholders approve the SSMP Stockholder Proposals (the “SSMP Recommendation”) and SSMP shall include such SSMP Recommendation in the Proxy Statement.

(c)SSMP shall use its commercially reasonable efforts to solicit from the SSMP Stockholders proxies in favor of the SSMP Stockholder Proposals and shall take all other action reasonably necessary or advisable to secure the SSMP Stockholder Approval.

5.3Additional Agreements.

(a)Except as otherwise set forth in Section 5.3(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions, and in connection therewith each Party shall (i) file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with, or otherwise submitted by such Party to, any Governmental Authority or other third party with respect to the Merger and the other Contemplated Transactions, (ii) coordinate and cooperate with the other Parties in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing, (iii) promptly supply any additional information and documentary material that may be requested in connection with such filings and submissions, (iv) use commercially reasonable efforts to obtain all required clearances, authorizations, approvals, and consents of Governmental Authorities and other third parties with respect to the Merger and the other Contemplated Transactions, (v) use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions, and (vi) use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)Without limiting the generality of the foregoing, each Party agrees to (i) within five (5) Business Days of the date hereof make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions if such Notification and Report is deemed to be required, (ii) promptly after the date of this Agreement prepare and file any other notification or other document required to be filed in connection with the Merger under any other applicable Law relating to antitrust or competition matters, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act by the United States Federal Trade Commission or the United States Department of Justice or by any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters, and (iv) use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.7 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act and any other applicable antitrust or competition Laws as soon as practicable. In reasonable consultation with the Company, SSMP will be entitled to direct the antitrust defense of the Contemplated Transactions and any related negotiations with any Governmental Authority or other third party relating to the Contemplated Transactions or regulatory filings under applicable competition Law, subject to the provisions of this Section 5.7. The Company shall use best efforts to provide full and effective support to SSMP in all material respects in all such negotiations and other discussions or actions to the extent requested. No Party will make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically agreed between SSMP and the Company. SSMP will be responsible for the entire filing fees in connection with any filings made under the HSR Act or any other applicable antitrust or competition Laws pursuant to this Section 5.7. No Party will commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable competition Law, without the prior written consent of the other Parties. If any request for additional information and documents, including a “second request” under the HSR Act, is received from any Governmental Authority then the Parties shall use best efforts to substantially comply with any such request at the earliest practicable date. Each of the Company and SSMP shall (x) promptly notify the other of any material communication between it or its Affiliates and any such Governmental Authority and, subject to applicable Law, permit the other to review in advance any proposed written communication to any such Governmental Authority (and consider in good faith the views of the such other parties in connection therewith), and (y) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any such Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat.

(c)Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement to (i) sell, dispose of, discontinue or divest itself of any business, assets, interests, or operations, (ii) offer any product or service, (iii) license or otherwise make available to any Person any Intellectual Property, (iv) hold separate any assets or operations (either before or after the Closing Date), (v) terminate, modify and/or assign any existing relationships, contractual rights, or obligations, (vi) make any commitment (to any Governmental Authority or otherwise) regarding its future operations or otherwise become subject to any restrictions, conditions, limitations or other understanding on or with respect to the operation of the business of SSMP, Merger Sub, or the Company, (vii) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining any consents and approvals of Governmental Authorities or other third parties, (viii) commence any Legal Proceeding relating to the Merger or any of the other Contemplated Transactions, (ix) contest or defend against any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting or defending such Legal Proceeding or order, writ, injunction or decree might not be advisable, or (x) agree to any material modification or waiver of the terms and conditions of this Agreement.

5.4Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, except as otherwise provided in Section 5.11, each Party shall not, and shall not permit any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and SSMP may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or SSMP in compliance with this Section 5.4.

5.5Listing. At or prior to the Effective Time, SSMP shall use its commercially reasonable efforts to cause the shares of SSMP Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ (or such other exchange on which the SSMP Common Stock then trades).

5.6Tax Matters.

(a)SSMP, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger, together with the issuance of shares of SSMP Common Stock to the stockholders of the Company, to qualify as a “reorganization” under Section 368(a) of the Code, and agree not to, and not to permit or cause any Affiliate or any subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent or impede the Merger, together with the issuance of shares of SSMP Common Stock to the stockholders of the Company, from so qualifying.

(b)This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). SSMP, Merger Sub and the Company shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Merger, together with the issuance of shares of SSMP Common Stock to the stockholders of the Company, as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.7Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SSMP, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Legal Proceedings (including derivative claims) relating to this Agreement or the Contemplated Transactions (collectively, “Transaction Litigation”) commenced against, in the case of SSMP, any of SSMP, Merger Sub or any of their respective Representatives (in their capacity as a Representative of SSMP or Merger Sub) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a Representative of the Company). Without limiting Section 1.9, SSMP and the Company shall each (a) keep the other reasonably informed regarding any Transaction Litigation, (b) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (c) consider in good faith the other’s advice with respect to any such Transaction Litigation and (d) reasonably cooperate with each other; provided, however, that in no event shall (x) SSMP, Merger Sub or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) the Company or any of its representatives settle or compromise any Transaction Litigation without the prior written consent of SSMP (not to be unreasonably withheld, conditioned or delayed).

5.8Company Warrants. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to (a) comply with all notice and other provisions of the Company Warrants applicable to the Contemplated Transactions, and (ii) take such actions as are necessary or advisable, including obtaining any elections, consents, and waivers from the holders of Company Warrants, in order to cause the Company Warrants to be cancelled, extinguished and exercised for shares of Company Capital Stock prior to the Closing, except for those Company Warrants that will be converted into the right to acquire securities of SSMP.

5.9Section 16 Matters. Prior to the Closing, the Board of Directors of SSMP, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall use commercially reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any acquisitions and/or dispositions of equity securities of SSMP resulting from the Contemplated Transactions by each Person who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Contemplated Transactions) with respect to equity securities of SSMP.

5.10SSMP Directors. At and immediately after the Effective Time, the Parties shall use their respective commercially reasonable efforts to ensure that, immediately following the Effective Time, the initial size of the Board of Directors of SSMP shall be Adam Mendelsohn, Aaron Mendelsohn, Dean Baker, Gregg Williams and Alexandra Larson shall be nominated as the initial directors to serve on the Board of Directors of SSMP, each until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

5.11Form 8-K Filing. SSMP and the Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, SSMP shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement; provided that SSMP shall provide a draft of such Form 8-K to the Company prior to such filing and consider in good faith any comments promptly provided by the Company thereto. SSMP and the Company shall cooperate in good faith with respect to the preparation of, and prior to the Closing, SSMP shall prepare and use reasonable best efforts to provide to the Company for review at least five (5) Business Days prior to the Closing (but in any event shall provide to the Company for review at least two (2) Business Days prior to the Closing), a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (“Transaction Form 8-K”). Prior to Closing, SSMP and the Company shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). SSMP shall consider in good faith any comments provided by the Company to the Transaction Form 8-K and the Press Release prior to the Closing. Promptly following the Closing, SSMP shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

5.12Ticker Symbol. SSMP shall use its commercially reasonable efforts to cause the SSMP Common Stock to be listed on NASDAQ from and after the Closing under such symbol as the Company shall request in writing following consultation with NASDAQ.

5.13Post-Closing Cooperation; Further Assurances.

(a)Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Contemplated Transactions.

(b)Promptly after the date hereof, the Parties will establish an integration committee composed of senior executive officers of both SSMP and the Company, as mutually selected by each of SSMP’s and the Company's Chief Executive Officer. The integration committee shall be principally responsible for integration matters relating to the Merger and shall be responsible for proposing recommendations in connection with the integration of SSMP and the Company and their respective businesses, assets and organizations.

Section 6.CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.2Company Stockholder Approval. This Agreement, the Merger, and the other Contemplated Transactions shall have been duly adopted and approved by the Company Stockholder Approval.

6.3SSMP and Merger Sub Stockholder Approval. The SSMP Stockholder Proposals shall have been duly adopted and approved by the SSMP Stockholder Approval, and the stockholder of the Merger Sub shall have duly adopted and approved this Agreement and the Contemplated Transactions.

6.4No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or threatened in writing, by any Governmental Authority in which such Governmental Authority indicates that it intends to conduct any Legal Proceeding or taking any other action (a) challenging or seeking to restrain or prohibit the consummation of the Merger, (b) relating to the Merger and seeking to obtain from SSMP, Merger Sub, or the Company any damages or other relief that may be material to SSMP or the Company, or (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of SSMP.

6.5Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

6.6Blue Sky Laws. The actions set forth on Schedule 6.5 (relating to the state securities laws that must be complied with in connection with the Merger) will have been complied with and any approval, consent, ratification, permission, waiver or authorization issued by any Governmental Authority related thereto will be in full force and effect.

6.7Competition Approvals. Any applicable waiting period (if any) (and any extension thereof) under the HSR Act shall have expired or been terminated and all required filings (if any) shall have been made, applicable waiting periods (if any) (and extensions thereof) expired or been terminated, and required approvals (if any) obtained pursuant to or in connection with any applicable foreign Law relating to antitrust or competition matters.

6.8Dissenting Shares. There shall be no Dissenting Shares.

Section 7.ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SSMP AND MERGER SUB

The obligations of SSMP and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by SSMP, at or prior to the Closing, of each of the following conditions:

7.1Accuracy of Representations. (a) The representations and warranties of the Company contained in Sections 2.1, 2.2, 2.3, and 2.26 shall be true and correct in all respects as of the date hereof and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for de minimis inaccuracies and (b) all other representations and warranties of the Company contained in this Agreement (i) shall have been true and correct (without giving effect to any “materiality,” “Company Material Adverse Effect,” or similar qualifications) as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct (without giving effect to any “materiality,” “Company Material Adverse Effect,” or similar qualifications) on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. For purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3Consents. All of the consents set forth on Section 7.3 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect and any Permit or other consent required to be obtained by the Company under any applicable Law shall have been obtained and shall remain in full force and effect.

7.4Officers’ Certificate. SSMP shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, and 7.5 have been duly satisfied.

7.5No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no change, circumstance, condition, development, effect, event, occurrence, result or state of facts that has had, or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

7.6Fairness Opinion. SSMP shall have received the opinion of a reputable financial advisor of national standing to the effect that, no later than the completion of the Due Diligence Period and the delivery of the Company Disclosure Schedule and SSMP Disclosure Schedule and based upon and subject to the qualifications and assumptions set forth therein, the Merger Shares is fair, from a financial point of view, to the SSMP Stockholders, which opinion has not been withdrawn, revoked or modified.

7.7Lockup Agreements. SSMP shall have received from each officer and director of the Company and each holder of ten percent (10%) or more of the issued and outstanding shares of Company Common Stock as of immediately prior to Closing (calculated on a fully-diluted, as-converted-to-common basis) a duly executed lockup agreement, for a period of not more than 180 days after the Closing, as mutually agreeable to the Parties hereto, provided that the lockup agreements of Aaron Mendelsohn and Dean Baker each will exclude 30,000 shares of Company Common Stock (or equivalent amount of Merger Shares).

7.8Termination of Stockholders’ Agreements. The Company shall have terminated the Stockholders’ Agreements.

7.9Delivery of Company Audited Financials. The Company shall have delivered its audited financial statements for the fiscal years ending December 31, 2020 and December 31, 2021.

Section 8.ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1Accuracy of Representations. (a) The representations and warranties of SSMP and Merger Sub contained in Sections 3.1, 3.2, 3.3, 3.24, and 3.25 shall be true and correct as of the date hereof and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for de minimis inaccuracies and (b) all other representations and warranties of SSMP and Merger Sub contained in this Agreement (i) shall have been true and correct (without giving effect to any “materiality,” “SSMP Material Adverse Effect,” or similar qualifications) as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct (without giving effect to any “materiality,” “SSMP Material Adverse Effect,” or similar qualifications) on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a SSMP Material Adverse Effect. For purposes of determining the accuracy of such representations and warranties, any update of or modification to the SSMP Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

8.2Performance of Covenants. All of the covenants and obligations in this Agreement that SSMP or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3Consents. All the consents set forth on Section 8.3 of the SSMP Disclosure Schedule shall have been obtained and shall be in full force and effect and any Permit or other consent required to be obtained by SSMP or the Merger Sub under any applicable Law shall have been obtained and shall remain in full force and effect.

8.4Officers’ Certificate. The Company shall have received a certificate executed by the Chief Executive Officer of SSMP confirming that the conditions set forth in Sections 8.1, 8.2, and 8.5 have been duly satisfied.

8.5No SSMP Material Adverse Effect. Since the date of this Agreement, there shall have been no change, circumstance, condition, development, effect, event, occurrence, result or state of facts that has had, or would reasonably be expected to have, either individually or in the aggregate, a SSMP Material Adverse Effect.

8.6Listing. The existing shares of SSMP Common Stock shall have been continually listed on NASDAQ as of and from the date of this Agreement through the Closing Date, and the Merger Shares shall be authorized and approved for listing on NASDAQ, subject to official notice of issuance, as of the Effective Time.

8.7Intentionally Omitted.

8.8Resignations. The Company shall have received written resignations, in forms reasonably satisfactory to the Company, from each person currently serving as a director of SSMP immediately prior to the Closing excluding any such person that will serve as a director of SSMP immediately after the Closing.

8.9Available Cash. The Available Cash shall not be less than $64,000,000, less the amount of any advance made by SSMP to the Company for working capital.

Section 9.TERMINATION

9.1Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Merger and issuance of SSMP Common Stock in the Merger by SSMP’s stockholders, unless otherwise specified below):

(a)by mutual written consent of SSMP and the Company;

(b)by either SSMP or the Company if the Merger shall not have been consummated by June 30, 2022 (the “End Date”); provided, however, that if all other conditions to Closing set forth in Section 6, Section 7 and Section 8, other than the conditions to Closing set forth in Section 6.3 and/or Section 6.7, are satisfied (other than those conditions which, by their terms, are incapable of being satisfied before the Closing), then the End Date will be extended without any further action by any Party until September 30, 2022 (the “Extended End Date”); provided further that, if prior to the End Date or Extended End Date, as applicable, the SSMP Stockholder Meeting is adjourned or postponed and all conditions to Closing set forth in Section 6, Section 7 and Section 8, other than the condition to Closing set forth in Section 6.3, are satisfied (other than those conditions which, by their terms, are incapable of being satisfied before the Closing), the End Date or Extended End Date, as applicable, shall be the date that is thirty (30) days following the date on which the SSMP Stockholder Meeting has been held (including any adjournment or postponement thereof) and concluded; provided further that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party if the action or failure to act by such Party or its Affiliates has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)by either SSMP or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to such Party if the action or inaction of such Party or any of its Affiliates has been a principal cause of or resulted in such order, decree or ruling and such action or inaction constitutes a breach of this Agreement;

(d)by SSMP if the Company Stockholder Approval shall not have been obtained within five (5) Business Days after the Company’s receipt of written notice from SSMP that the Registration Statement has been declared effective under the Securities Act; provided that the right to terminate this Agreement under this Section 9.1(d) shall expire and SSMP shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) if the Company Stockholder Approval has been obtained and delivered to SSMP prior to the time that this Agreement is terminated pursuant to this Section 9.1(d);

(e)by either SSMP or the Company if (i) the SSMP Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and SSMP’s stockholders shall have taken a final vote on the SSMP Stockholder Proposals and (ii) the SSMP Stockholder Proposals shall not have been approved at the SSMP Stockholder Meeting (and shall not have been approved at any adjournment or postponement thereof) by the SSMP Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to SSMP where the failure to obtain the SSMP Stockholder Approval shall have been caused by the action or failure to act of SSMP or its Affiliates and such action or failure to act constitutes a breach by SSMP of this Agreement;

(f)by the Company, at any time prior to obtaining the SSMP Stockholder Approval, if (i) a SSMP Change of Recommendation shall have occurred, (ii) SSMP fails to include the SSMP Recommendation in the Registration Statement, (iii)

the SSMP Board of Directors approves, endorses or recommends any SSMP Acquisition Proposal, or (iv) SSMP enters into any letter of intent or similar document or any contract relating to a SSMP Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

(g)by SSMP, at any time the Company enters into any letter of intent or similar document or any contract relating to a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

(h)by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of SSMP or Merger Sub set forth in this Agreement, or if any representation or warranty of SSMP or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied at the Closing; provided that if such inaccuracy in SSMP’s or Merger Sub’s representations and warranties or breach by SSMP or Merger Sub is curable by SSMP or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30)-day period commencing upon delivery of written notice from the Company to SSMP and Merger Sub of such breach or inaccuracy and (ii) SSMP or Merger Sub, as applicable, ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by SSMP or Merger Sub is cured prior to such termination becoming effective);

(i)by SSMP, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied at the Closing; provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30)-day period commencing upon delivery of written notice from SSMP to the Company of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(j)by SSMP, at any time prior to obtaining the SSMP Stockholder Approval, in connection with SSMP entering into a definitive agreement to effect a SSMP Superior Offer; provided that SSMP shall have complied with the terms of this Agreement;

(k)by the Company, at any time prior to obtaining the Company Stockholder Approval, in connection with the Company entering into a definitive agreement to effect a Company Superior Offer; provided that the Company shall have complied with the terms of this Agreement; or

(l)by either SSMP or the Company pursuant to Section 4.1(f).

9.2Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by the terminating Party to the other Parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the Parties. Upon the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.4, this Section 9.2, and Section 11 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3Expenses, Termination Fees and Other Payments.

(a)In the event that this Agreement is terminated by the Company pursuant to Section 9.1(h), by reason of a breach of Section 8.9 by SSMP or the Merger Sub, singly or jointly by reason of additional breaches, which breach of Section 8.9 is not waived by the Company, then as liquidated damages SSMP and Merger Sub, jointly and severally, will pay to the Company the sum of $1,000,000, in cash, within 30 days after the termination of this Agreement to an account as directed by the Company. The Parties hereto acknowledge and agree that the sum payable under this Section 9.3(b) for a breach of Section 8.9 shall constitute liquidated damages and not penalties and are in addition to all other rights of the Company. The Parties further acknowledge that (i) the amount of loss or damages likely to be incurred as a result of the specified breach is incapable or is difficult to precisely estimate, (ii) one of the reasons for the Company and SSMP reaching an agreement as to such amount was the uncertainty and cost of litigation regarding the question of actual damages for a breach of the specified section, and (iii) the Company and SSMP are sophisticated business parties and have been represented by sophisticated and able legal counsel and negotiated this Agreement, including this provision, at arm's length.

(b)In the event that this Agreement is terminated by the Company pursuant to Section 9.1(f), SSMP shall pay or cause to be paid the Termination Fee within 30 days after the termination of this Agreement to an account as directed by Company.

(c)In the event that this Agreement is terminated by SSMP pursuant to Section 9.1(g), the Company shall pay or cause to be paid the Termination Fee within 30 days after the termination of this Agreement to an account as directed by SSMP or the Merger Sub.

(d)For purposes of this Agreement, “Termination Fee” means an amount equal to $5 million.

(e)The Parties acknowledge that (x) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the parties would not enter into this Agreement and (z) any Termination Fee payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the relevant Party in the circumstances in which such amount is payable.

Section 10.RESERVED

Section 11.MISCELLANEOUS PROVISIONS

11.1Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and SSMP at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after the approval of the Merger or issuance of shares of SSMP Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and SSMP.

11.2Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.3Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.4Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of California or to the extent such court does not have subject matter jurisdiction, the federal courts of the State of California, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 11.4, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement.

11.5Attorneys’ Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

11.6Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by email to the address or email set forth beneath the name of such Party below (or to such other address or email as such Party shall have specified in a written notice given to the other Parties):

if to SSMP or Merger Sub:

Second Sight Medical Products, Inc.
13170 Telfair Avenue
Sylmar, CA 91342
Email: scottd@secondsight.com
Attn: Scott Dunbar

with a copy to which will not be deemed notice under this Agreement:

Venable LLP
1270 Avenue of the Americas
24th Floor
New York, NY 10020
Email: ptvonmehren@Venable.com
Attn: Philip von Mehren

if to the Company:

Nano Precision Medical, Inc.
5858 Horton Street #280
Emeryville, CA 94608
Email: adam@nanoprecisionmedical.com
Attn: Adam Mendelsohn, CEO

with a copy to which will not be deemed notice under this Agreement:

Andrew D. Hudders
Golenbock Eiseman Assor Bell & Peskoe LLP
711 Third Avenue – 17th Floor
New York, New York 10017
Ahudders@golenbock.com

11.8Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.9Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the state and federal courts in the State of California, this being the addition to any other remedy to which they are entitled at Law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that any Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

11.10Construction.

(a)For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include masculine and feminine genders.

(b)The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)The table of contents, headings, and captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)The words, “hereby,” “herewith,” “herein,” “hereto,” “hereof” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or paragraph hereof

(g)Derivative forms of defined terms shall have correlative means.

11.11Non-Recourse. Subject in all respects to the last sentence of this Section 11.11, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SSMP, or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Contemplated Transactions. Notwithstanding the foregoing, nothing in this Section 11.11 shall limit, amend or waive any rights or obligations of any party to any of the other agreements referred to in this Agreement.

11.12Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), in each case, except for those covenants and agreements contained herein and in certificate, statement or instrument delivered pursuant to this Agreement that by their nature or express terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing.

11.13Expenses. Regardless of whether the Contemplated Transactions are consummated, except as otherwise provided herein, each Party shall pay its own expenses incident to this Agreement and the Contemplated Transactions.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:
Name: Scott Dunbar
Title: Acting CEO

NANO PRECISION MEDICAL, INC.

By:
Name: Adam Mendelsohn
Title: CEO

[Signature page to Agreement and Plan of Merger]

EXHIBIT A

Definitions

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions on terms no less restrictive in any material respect to such Person than those contained in the Confidentiality Agreement, except for such changes specifically necessary in order for the Company or SSMP, as applicable, to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements

“Act” means the California Corporations Code, as amended.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.

“Allocation Statement” has the meaning set forth in Section 1.6(h).

“Available Cash” means the aggregate amount of cash, cash equivalents, and marketable securities of SSMP and Merger Sub as of immediately prior to the Closing.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Certificate of Merger” has the meaning set forth in Section 1.3

“Chapter 13” has the meaning set forth in Section 1.9(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 4.5(a)(ii)(A).

“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect the tenancy at any Company Leased Real Property.

“Company Balance Sheet” has the meaning set forth in Section 2.5.

“Company Board Recommendation” has the meaning set forth in Section 5.2(a)(ii).

“Company Bylaws” has the meaning set forth in Section 2.1(a).

“Company Business” means the business of the Company as currently conducted.

“Company Capital Stock” means the Company Common Stock.

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“Company Change of Recommendation” has the meaning set forth in Section 4.5(a)(iii).

“Company Change of Recommendation Notice” has the meaning set forth in Section 4.5(a)(iv).

“Company Charter” has the meaning set forth in Section 2.1(a).

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Contingent Workers” has the meaning set forth in Section 2.15(b).

“Company Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which the Company is a party.

“Company Copyrights” has the meaning set forth in Section 2.9(a).

“Company Customer Data” means all data, meta data, information or other content (a) transmitted to the Company by users or customers of the Company Products or the Company Sites or collected in the course of business of the Company or (b) otherwise stored, transmitted, used or hosted by or on behalf of the Company.

“Company Data” has the meaning set forth in Section 2.9(l).

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Employee Program” has the meaning set forth in Section 2.14(a).

“Company Financial Statements” has the meaning set forth in Section 2.5.

“Company Indemnitees” has the meaning set forth in Section 10.1.

“Company Intellectual Property” means all Intellectual Property owned by the Company or used or held for use by the Company and includes, without limitation, Company Patents, Company Products, Company Marks, Company Copyrights and Company Trade Secrets.

“Company Lease” means the lease, license, sublease or other occupancy agreements, and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof, for each parcel of the Company Leased Real Property.

“Company Leased Real Property” means the real property leased, subleased or licensed by the Company that is related to or used in connection with the Company’s business, and the real property leased, subleased or licensed by the Company as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Company Licenses-In” has the meaning set forth in Section 2.9(a).

“Company Licenses-Out” has the meaning set forth in Section 2.9(a).

“Company Marks” has the meaning set forth in Section 2.9(a).

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company, except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or the financial, banking or securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company compared to other companies in the industries in which the Company operates; (ii) changes in or affecting the industries in which the Company operates to the extent they do not disproportionately affect the Company in any material respect compared to other companies in such industries; (iii)

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changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (iv) any specific action expressly required by this Agreement or taken at the express written request of SSMP or Merger Sub; (v) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans or predictions, or the loss of any business (but, for the avoidance of doubt, not the underlying causes of any such failure or loss to the extent such underlying cause is not otherwise excluded from this definition of Company Material Adverse Effect); (vi) natural disasters, pandemics, epidemics, disease outbreaks (including the COVID-19 virus) or other health crises or public health events, weather conditions, explosions or fires, or other force majeure events or acts of God; and (vii) changes in GAAP or other accounting requirements or principles (or the interpretation thereof) or changes in Laws issued or made by any Governmental Authority to the extent they do not disproportionately affect the Company compared to other companies in the industries in which the Company operates, in each case after the date of this Agreement; or (b) would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

“Company Material Contract” has the meaning set forth in Section 2.10.

“Company Minimum Holders” means the holders of at least 7,113,439 of the outstanding shares of Company Capital Stock voting together as a single class.

“Company Owned Real Property” means the real property in which the Company has any fee title (or equivalent).

“Company Patents” has the meaning set forth in Section 2.9(a).

“Company Permits” has the meaning set forth in Section 2.12(b).

“Company Privacy and Security Requirements” has the meaning set forth in Section 2.9(k).

“Company Products” means all products and related services of the Company that (a) are currently, or at any time in the past have been, offered, licensed, sold, distributed, maintained or supported, or otherwise provided or made available, by or on behalf of the Company or otherwise used in the operation of the Company’s business, or (b) are currently under development by or for the Company.

“Company Qualified Bidder” has the meaning set forth in Section 4.5(a)(i).

“Company Regulatory Agency” has the meaning set forth in Section 2.12(b).

“Company Sites” has the meaning set forth in Section 2.9(k).

“Company Stock Certificate” has the meaning set forth in Section 1.7.

“Company Stock Option Plan” means Equity Incentive Plan of the Company.

“Company Stock Options” means the options to purchase Company Common Stock issued under the Company Stock Option Plan and several series of other stock options issued to directors, and employees, issued under individual option agreements not under the Company Stock Option Plan.

“Company Stockholder Approval” has the meaning set forth in Section 2.25.

“Company Stockholder Written Consent” means a written consent, in a form reasonably acceptable to SSMP, signed by the Company Minimum Holders pursuant to and in accordance with the applicable provisions of the Act, the Company Charter, and the Company Bylaws pursuant to which the Company Minimum Holders irrevocably adopt this Agreement and approve the Merger and the other undertakings, representations, warranties, releases and waivers set forth therein.

“Company Stockholders” shall mean the holders of the capital stock of the Company immediately prior to the Effective Time.

“Company Equity Holders” shall mean the holders of the Company Capital Stock.

“Company Share Number” means, without duplication, (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of shares of Company Common Stock

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issuable upon the exercise of all Company Stock Options outstanding as of immediately prior to the Effective Time, as if exercised by means of a net cashless exercise assuming a price per share of Company Common Stock of $21.90, that are assumed or exchanged for comparable options issued under a SSMP Stock Option Plan, plus (c) the aggregate number of shares of Company Common Stock issuable upon exercise, by means of a net cashless exercise assuming a price per share of Company Common Stock of $21.90, of Company Warrants outstanding as of immediately prior to the Effective Time that are converted into the right to acquire securities of SSMP in accordance with their terms.

“Company Trade Secrets” has the meaning set forth in Section 2.9(i).

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Confidentiality Agreement” means that certain letter agreement, dated as of April 9, 2019, by and between the Company and SSMP.

“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Dispute Notice” has the meaning set forth in Section 10.2(a).

“Dispute Period” has the meaning set forth in Section 10.2(a).

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Due Diligence Period” has the meaning set forth in Section 4.1(a).

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA and (B) all equity compensation, retention, bonus, incentive, severance, deferred compensation, supplemental income, vacation, profit sharing, executive compensation, change in control, material fringe benefit, vacation, retiree benefit, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

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“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Sections 2.14(h)(ii) and 3.14(i)(ii) hereof, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means VStock Transfer, LLC.

“Exchange Fund” has the meaning set forth in Section 1.10.

“Extended End Date” has the meaning set forth in Section 9.1(b).

“FDA” has the meaning set forth in Section 2.12(b).

“FDCA” has the meaning set forth in Section 2.12(b).

“Form S-4” has the meaning set forth in Section 5.1(a).

“Formation” has the meaning set forth in Section 4.6.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Health Care Law” has the meaning set forth in Section 2.12(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (a) all obligations for borrowed money (other than trade debt and other similar liabilities incurred in the Ordinary Course of Business), (b) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligation evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, (d) the amounts recorded (or that should have been recorded in accordance with GAAP) as a liability on a balance sheet under leases required to be accounted for as capital leases under GAAP, (e) all indebtedness for the deferred and unpaid purchase price of property or services, including pursuant to any “earn-out” payment obligations but excluding any trade payables or similar obligations incurred in the Ordinary Course of Business, (f) direct or indirect guarantees of any liabilities of other Persons of the same type as any of the foregoing, (g) interest on any of the foregoing, and (h) any premiums, prepayment or termination fees or penalties, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnitee” has the meaning set forth in Section 10.2(a).

“Indemnitor” has the meaning set forth in Section 10.2(a).

“Intellectual Property” means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in

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both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Intervening Event” means any material event, development or change in circumstances with respect to SSMP and Merger Sub, taken as a whole, that (a) does not relate to any SSMP Acquisition Proposal, (b) materially affects the business, assets or operations of SSMP and Merger Sub, taken as a whole, (c) first occurs or arises after the date of this Agreement, (d) was neither known to SSMP or its Board of Directors nor reasonably foreseeable as of the date of this Agreement, and (e) did not result from or arise out of the announcement or pendency of, or any actions required to be taken by a Party (or to be refrained from being taken by a Party) pursuant to, this Agreement; provided that in no event shall the following events, developments, or changes constitute an Intervening Event: (i) any change in the price or trading volume of SSMP Common Stock (provided, however, that this exception shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (ii) the fact, in and of itself, that SSMP meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided, however, that this exception shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (iii) changes in general economic, social or political conditions or the financial markets in general, or (iv) general changes or developments in the industries in which SSMP and Merger Sub operate, including general changes in Law after the date hereof across such industries.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Company” means the actual knowledge after due inquiry of Adam Mendelsohn and Donald Dwyer.

“Knowledge of SSMP” means the actual knowledge after due inquiry of Scott Dunbar.

“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Letter of Transmittal” has the meaning set forth in Section 1.8(a).

“Liability” has the meaning set forth in Section 2.11.

“Merger” has the meaning set forth in the Recitals.

“Merger Shares” shall mean an aggregate of 134,349,464 shares of SSMP Common Stock, which upon the Closing of the Merger shall be equivalent to 77.32% of the total issued and outstanding shares of SSMP Common Stock on a fully converted basis, including, without limitation, giving effect to the conversion of all options, warrants, and any and all other convertible securities.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means an employee pension benefit plan or welfare benefit plan described in Section 4001(a)(3) of ERISA.

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“NASDAQ” has the meaning set forth in Section 2.4(b).

“OFAC” has the meaning set forth in Section 3.20(a).

“Official” has the meaning set forth in Section 2.22.

“Ordinary Course of Business” means with respect to a Party, the ordinary and usual course of normal day-to-day operations of such Party consistent with past practice.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Party” or “Parties” means SSMP, Merger Sub, and the Company.

“Permit” means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the assets subject to such Encumbrances, (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any leased real property which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, (v) with respect to Company Leased Real Property, Encumbrances (including Indebtedness) encumbering the fee title interest in any such leased real property which are not attributable to the Company, (vi) customary Encumbrances of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements, (vii) licenses to Intellectual Property granted in the Ordinary Course of Business, and (viii) restrictions on transfer arising under applicable securities Laws.

“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“Personally Identifiable Information” means any information that, alone or in combination with other information held by or on behalf of the Company, can be used to specifically identify a Person, including but not limited to a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debt card number or customer or financial account number or any similar information that is treated as personally identifiable information under applicable Laws.

“PHSA” has the meaning set forth in Section 2.12(b).

“Pre-Closing Period” has the meaning set forth in Section 4.1(b).

“Privacy Policy” means any external or internal past or present published privacy policy of the Company, including any policy relating to (a) the privacy of users of any Company Product or Company Site, (b) the collection, storage, disclosure, and transfer of any Company Customer Data or Personally Identifiable Information, or (c) any employee information.

“Pro Rata Portion” shall mean with respect to each Company Equity Holder (other than holders of shares to be cancelled pursuant to Section 1.6(a)(i) and Section 1.6(a)(ii) and holders of Dissenting Shares) an amount equal to the quotient obtained by dividing (x) the shares of the Company Share Number owned by such holder, as of immediately prior to the Effective Time, by (y) the Company Share Number.

“Proxy Statement” has the meaning set forth in Section 5.1(a).

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“Registration Statement” has the meaning set forth in Section 5.1(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” means the directors, officers, employees, stockholders holding greater than 5% shareholding interest, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, Merger Sub, SSMP, or any other Person, as the case may be.

“Required Financial Statements” has the meaning set forth in Section 4.1(d).

“Restricted Party List” has the meaning set forth in Section 3.20(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SSMP” has the meaning set forth in the Preamble.

“SSMP Acquisition Proposal” has the meaning set forth in Section 4.5(b)(ii)(A).

“SSMP Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of SSMP Leased Real Property that materially affect the tenancy at any SSMP Leased Real Property.

“SSMP Bylaws” means the By-laws of SSMP, as amended and in effect on the date hereof.

“SSMP Business” means the business of SSMP and any Subsidiary as currently conducted.

“SSMP Change of Recommendation” has the meaning set forth in Section 4.5(b)(iii).

“SSMP Change of Recommendation Notice” has the meaning set forth in Section 4.5(b)(iv).

“SSMP Charter” means the Articles of Incorporation of SSMP, as amended and in effect on the date hereof.

“SSMP Common Stock” means the common stock, no par value, of SSMP.

“SSMP Contingent Workers” has the meaning set forth in Section 3.15(b).

“SSMP Contract” means and Contract together with any amendments, waivers or other modifications thereto, to which SSMP is a party.

“SSMP Copyrights” has the meaning set forth in Section 3.9(a).

“SSMP Disclosure Schedule” has the meaning set forth in Section 3.

“SSMP Employee Program” has the meaning set forth in Section 3.14.

“SSMP Intellectual Property” means all Intellectual Property owned by SSMP or used or held for use by SSMP and includes, without limitation, SSMP Patents, SSMP Products, SSMP Marks, SSMP Copyrights and SSMP Trade Secrets.

“SSMP Lease” means the lease, license, sublease or other occupancy agreements, and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof, for each parcel of the SSMP Leased Real Property.

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“SSMP Leased Real Property” means the real property leased, subleased or licensed by SSMP that is related to or used in connection with SSMP’s business, and the real property leased, subleased or licensed by SSMP as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by SSMP, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“SSMP Licenses-In” has the meaning set forth in Section 3.9(a).

“SSMP Licenses-Out” has the meaning set forth in Section 3.9(a).

“SSMP Marks” has the meaning set forth in Section 3.9(a).

“SSMP Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of SSMP and Merger Sub, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a SSMP Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect SSMP and Merger Sub, taken as a whole, compared to other companies in the industries in which SSMP and Merger Sub operate; (ii) changes in or affecting the industries in which SSMP operates to the extent they do not disproportionately affect SSMP and Merger Sub, taken as a whole, in any material respect compared to other companies in such industries; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (iv) any specific action expressly required by this Agreement or taken at the express written request of the Company; (v) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans or predictions, or the loss of any business (but, for the avoidance of doubt, not the underlying causes of any such failure or loss to the extent such underlying cause is not otherwise excluded from this definition of SSMP Material Adverse Effect); (vi) natural disasters, pandemics, epidemics, disease outbreaks (including the COVID-19 virus) or other health crises or public health events, weather conditions, explosions or fires, or other force majeure events or acts of God; and (vii) changes in GAAP or other accounting requirements or principles (or the interpretation thereof) or changes in Laws issued or made by any Governmental Authority to the extent they do not disproportionately affect SSMP and Merger Sub, taken as a whole, compared to other companies in the industries in which SSMP and Merger Sub operate, in each case after the date of this Agreement; or (b) would reasonably be expected to prevent or materially delay the ability of SSMP and Merger Sub to consummate the Contemplated Transactions.

“SSMP Material Contracts” has the meaning set forth in Section 3.10.

“SSMP Owned Real Property” means the real property in which SSMP has any fee title (or equivalent).

“SSMP Patents” has the meaning set forth in Section 3.9(a).

“SSMP Permits” has the meaning set forth in Section 3.12(b).

“SSMP Privacy and Security Requirements” has the meaning set forth in Section 3.9(k).

“SSMP Products” means all products and related services of SSMP that (a) are currently, or at any time in the past have been, offered, licensed, sold, distributed, maintained or supported, or otherwise provided or made available, by or on behalf of SSMP or otherwise used in the operation of SSMP’s business, or (b) are currently under development by or for SSMP.

“SSMP Qualified Bidder” has the meaning set forth in Section 4.5(b)(i).

“SSMP Recommendation” has the meaning set forth in Section 5.2(b)(ii).

“SSMP Regulatory Agency” has the meaning set forth in Section 3.12(b).

“SSMP SEC Reports” has the meaning set forth in Section 3.5(a).

“SSMP Sites” has the meaning set forth in Section 3.9(k).

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“SSMP Stock Option Plan” means, collectively, (i) the 2003 Equity Incentive Plan, as restated in June 2011, (ii) the Amended and Restated 2011 Equity Incentive Plan, (iii) the 2015 Employee Stock Purchase Plan and (iv) the Equity Incentive Plan – Restricted Stock Units.

“SSMP Stock Options” means options to purchase SSMP Common Stock issued under the SSMP Stock Option Plan.

“SSMP Stockholder Approval” has the meaning set forth in Section 3.23.

“SSMP Stockholder Meeting” has the meaning set forth in Section 5.2(b)(i).

“SSMP Stockholder Proposals” means, collectively, (a) the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger, (b) the adoption and approval of the issuance of the shares of SSMP Common Stock in connection with the Contemplated Transactions as required by the SSMP Charter, the SSMP Bylaws, and the NASDAQ listing requirements, (c) the adoption and approval of any amendments to be made to the SSMP Charter and SSMP Bylaws in connection with the Contemplated Transactions, (d) the adoption and approval of each other proposal that either the SEC or NASDAQ (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto, and (e) the adoption and approval of each other proposal reasonably agreed to by SSMP and the Company as necessary or appropriate in connection with the consummation Contemplated Transactions.

“SSMP Stockholders” shall mean the holders of the capital stock of SSMP immediately prior to the Effective Time.

“SSMP Superior Offer” has the meaning set forth in Section 4.5(b)(ii)(B).

“SSMP Trade Secrets” has the meaning set forth in Section 3.9(i).

“SSMP Warrants” means warrants to purchase shares of SSMP Common Stock.

“Stockholders’ Agreements” means the Investor Rights Agreement (with information and director rights) between the Company and AstraZeneca AB dated February 25, 2016 and the Shareholders’ Agreement (with ROFR, Bring Along Right among the Company and certain designated person on Schedule A thereto.

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Surrender Documentation” has the meaning set forth in Section 1.8(a).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis. Such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not, and shall also include any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes,

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including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Third Party Claim” has the meaning set forth in Section 10.2(b).

“Third Party Intellectual Property” has the meaning set forth in Section 2.9(d).

“Trade Laws” has the meaning set forth in Section 2.23(a).

“Transaction Litigation” has the meaning set forth in Section 5.7.

“WARN Act” has the meaning set forth in Section 2.15(b).

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Waiver of Available Cash Requirement

This waiver is made on June 15, 2022, and applies to the Agreement and Plan of Merger between Second Sight Medical Product, Inc. and Nano Precision Medical, Inc., dated February 4, 2022 (the “Merger Agreement”).

Whereas the Merger agreement requires that the Available Cash shall not be less than $64,000,000, less the amount of any advance made by SSMP to the Company for working capital; and

Whereas SSMP will likely not meet the stated Available Cash requirement due to delays in completing the merger.

Therefore, the parties agree as follows:

1.	Capitalized terms not herein defined, have the meaning set forth in the Merger Agreement.
2.	Company waives the Available Cash requirement, provided that, the Available Cash remains $63,000,000 less the amount of any advance made by SSMP to the Company for working capital.

In Witness whereof, the parties have caused this Waiver to be executed as of the date first written above.

Second Sight Medical Products, Inc.

By:	/s/ Scott Dunbar
Scott Dunbar
Acting CEO

Nano Precision Medical, Inc.

By:	/s/ Adam Mendelsohn
Adam Mendelsohn
CEO

Annex B

April 28, 2022

STRICTLY CONFIDENTIAL

The Committee of Independent Directors of the Board of Directors of

Second Sight Medical Products, Inc.

13170 Telfair Ave.

Sylmar, CA 91342

Ladies and Gentlemen:

We understand that Second Sight Medical Products, Inc., a California corporation (the “Company”) has entered into the agreement and plan of merger dated as of February 4, 2022 (the “Merger Agreement”), by and among the Company and Nano Precision Medical, Inc., a California company (“NPM”), whereby upon consummation of the merger NPM will become a wholly-owned subsidiary of the Company (the “Merger”). In consideration for the Merger, the Company will issue 134,349,464 shares of its common shares to NPM.

We note that (i) certain shareholders and board members of the Company are shareholders and board members of NPM; (ii) entities controlled and beneficially owned by the Company’s Chairman of the Board own an aggregate of approximately 25.1% of the Company’s outstanding common shares (which could increase to 35.1% after giving effect to options or warrants owned); and (iii) a family relationship exists between a board member of the Company and the chief executive officer of NPM.

You have requested our opinion (the “Opinion”), as investment bankers, as to the fairness, from a financial point of view, to the Company of the consideration paid by the Company in connection with the Merger. Our Opinion therefore addresses only the fairness, from a financial point of view, of the consideration paid by the Company in the Merger, and we do not express any views on any other terms, aspects, or implications of the Merger, including, without limitation, (i) any term or aspect of the Merger that is not susceptible to financial analyses, (ii) the fairness of the Merger to any other security holders of the Company, NPM or any other person or any creditors or other constituencies of the Company, NPM or any other person, (iii) the appropriate capitalization of the Company, or its potential cash needs for its existing assets and business plan, or (iv) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger as a result of the Merger.

In arriving at our Opinion, we have, among other things: (i) reviewed the financial statements of NPM and projected financial information prepared by NPM relating to the revenue potential, earnings and cash flows of its lead product candidate (the “Product”); (ii) reviewed certain development timeline projections for the Product by NPM; (iii) reviewed certain interactions between NPM and the U.S. Food and Drug Administration regarding the Product; (iv) conducted discussions with the Company and NPM senior management concerning information described in clauses (i) through (iv) of this paragraph, as well as the prospects for the Product and NPM generally; (v) reviewed the Merger Agreement as well as previous financing transactions of NPM; (vi) analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose products and product candidates we considered relevant in evaluating those of NPM; and (vii) conducted such other analyses and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our Opinion.

We were not requested to, nor did we, seek alternative candidates for an acquisition by the Company. Our Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for the Company, and does not address any legal, regulatory or accounting matters. The structuring and terms of the Merger were determined pursuant to negotiations between the parties to the Merger Agreement, which involved our participation as financial advisor to the Company. We are not expressing any opinion as to the prices at which shares of the Company’s common stock may trade following the consummation of the Merger.

In arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of information that was made available, supplied or otherwise communicated to us by or on behalf of the Company or NPM, without assuming any responsibility for the independent verification of such information, and we have further relied upon the assurances of the Company management, without independent verification, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We also have relied upon, without independent verification, the assessments of NPM as to the status of its intellectual property portfolio as it relates to its ability to commercialize and competitively protect the Product, and we have assumed that there will be no developments with respect to any such matters that would adversely affect our analysis and this Opinion.  With respect to the financial forecasts by NPM referred to above regarding the Product, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NPM as to the future performance of the Product, and we have used the low case of the three sets of projected revenues for purposes of our analyses and opinion. Management of NPM has advised us, and we have assumed, that management’s expectations relating to (i) the costs associated with the development of the Product, including but not limited to the number and size of clinical trials that will be required in order to receive regulatory approval for sales of the Product, (ii) the probability of the successful receipt of regulatory approvals for the Product, and (iii) the commercial market opportunity for the Product, have been reasonably developed, in good faith, on bases reflecting the best currently available estimates and judgments of NPM, and we express no opinion with respect to such matters or any assumptions on which they are based. In arriving at our Opinion, we did not conduct an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NPM, nor were we furnished with any such evaluations or appraisals.

We have been engaged by the Company to render this Opinion and will receive a fee in connection therewith upon delivery of this Opinion, which is not contingent upon the consummation of the Merger. No part of our fee is conditioned upon the conclusion expressed in this opinion. We are also acting as the exclusive financial advisor to the Company in connection with the Merger and will receive a transaction fee as well as a right to serve as investment bank to the Company in connection with future transactions, which are contingent upon consummation of the Merger. The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this Opinion and our services in connection with the Merger, and to reimburse our expenses. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company. We have in the past two years provided investment banking services to the Company, including as underwriter of two of the Company’s registered public offerings of common stock and as placement agent for a private placement of the Company’s common stock, for which services we have received customary compensation, including cash fees, expense reimbursements, warrants to purchase shares of the Company’s common stock and a right of first refusal to act as sole investment bank on future capital raising transactions by the Company. ThinkEquity may also in the future seek to provide other financial advisory and financing services to the Company and its affiliates, for which we would expect to receive fees.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion that may come or be brought to our attention after the date of this Opinion. No limitations were imposed upon us by the Company with respect to the investigations made or procedures followed by us in rendering our Opinion.

Our Opinion is provided for the use and benefit of the Committee of Independent Directors of the Board of Directors of the Company in connection with its evaluation of the Merger. This Opinion is not intended to and does not constitute a recommendation as to any action the Board of Directors of the Company should take in connection with the Merger, or a recommendation to any stockholder of the Company with respect to the Merger or any other matter.

Based upon and subject to the foregoing, including the various assumptions, limitations, and qualifications set forth herein, and after approval from our Fairness Committee, we are of the opinion that, as of the date hereof, the consideration to be paid by the Company in connection with the Merger is fair from a financial point of view to the Company.

Respectfully submitted,

ThinkEquity LLC

Annex C

ANNEX C

DISSENTERS’ RIGHTS UNDER THE CALIFORNIA CORPORATIONS CODE

Sections 1300-1313 of the California Corporations Code (Dissenters’ Rights)

CHAPTER 13. Dissenters’ Rights [1300 - 1313]

(Chapter 13 added by Stats. 1975, Ch. 682.)

1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

(Amended by Stats. 2012, Ch. 473, Sec. 1. (AB 1680) Effective January 1, 2013.)

1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections

1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

(Amended by Stats. 2012, Ch. 473, Sec. 2. (AB 1680) Effective January 1, 2013.)

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 3. (AB 1680) Effective January 1, 2013.)

1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(Amended by Stats. 1986, Ch. 766, Sec. 24.)

1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 4. (AB 1680) Effective January 1, 2013.)

1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

(Amended by Stats. 1986, Ch. 766, Sec. 25.)

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(Repealed and added by Stats. 1975, Ch. 682.)

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(Repealed and added by Stats. 1975, Ch. 682.)

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(Repealed and added by Stats. 1975, Ch. 682.)

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

(Amended by Stats. 2012, Ch. 473, Sec. 5. (AB 1680) Effective January 1, 2013.)

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(Repealed and added by Stats. 1975, Ch. 682.)

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(Amended by Stats. 1988, Ch. 919, Sec. 8.)

1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

(Amended by Stats. 1988, Ch. 919, Sec. 9.)

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

(Added by Stats. 2002, Ch. 480, Sec. 7. Effective January 1, 2003.)

Annex D

ANNEX D

CERTIFICATE OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION, AS AMENDED

OF

SECOND SIGHT MEDICAL PRODUCTS, INC.

Scott Dunbar and Edward Sedo hereby certify that:

1.They are the Acting Chief Executive Officer and Chief Financial Accounting Officer, respectively, of Second Sight Medical Products, Inc. (the “Corporation”), a California corporation.

2.Article III of the Restated Articles of Incorporation, as amended, of this Corporation is hereby amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of shares to be designated Common Stock (”Common Stock“) and Preferred Stock (”Preferred Stock“). The total number of shares of Common Stock that the Corporation is authorized to issue is three hundred million (300,000,000). In all matters that may become before the Corporation’s shareholders, each share of Common Stock shall entitle its holder to one vote.

The total number of shares of Preferred Stock that the Corporation is authorized to issue is ten million (10,000,000).

With consent of the Shareholders, the shares of Preferred Stock may be issued from time to time in one or more series as determined by the corporation’s Board of Directors, which is authorized to designate all pricing, voting, dividend, conversion and other rights, and preferences, privileges and restrictions attendant to each series as well as the number of shares authorized for issuance in each series, which matters shall be expressed in resolutions adopted by the Board of Directors, and filed with the California Secretary of State as required by the General Corporation law of the State.

Upon the close of business on the date of filing of this Second Certificate of Amendment with the California Secretary of State (the ”Effective Date“) each [XX] shares of Common Stock then issued and outstanding, or held by the Corporation as treasury stock immediately prior to the Effective Time shall automatically and without any further action by the Corporation or the holder thereof, be reclassified, combined, changed, converted and reconstituted into one (1) validly issued share of Common Stock (the ”Reverse Stock Split“). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a shareholder would otherwise be entitled as a result of the Reverse Stock Split, the Corporation shall pay such holder a cash amount, without interest, equal to the fraction to which such shareholder would otherwise be entitled multiplied by (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of such class held by the holder as of the effective date of the Reverse Split, and (ii) the volume weighted average trading price of the common stock, as reported on The Nasdaq Capital Market, for the five trading days immediately preceding the effective date of the Reverse Split, as adjusted for the split ratio. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (”Old Certificates“), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been reclassified and combined pursuant to this Amendment.”

3.The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the board of directors.

4.The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. At the record date for the meeting at which such approval occurred, the Corporation had only one class of shares designated Common Stock, and the number of outstanding shares entitled to vote with respect to the foregoing amendment was [XX]. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required of each class entitled to vote is a majority (greater than 50%) of the issued and outstanding shares.

D-1

The undersigned, Scott Dunbar and Edward Sedo, declare this          th day of [XX] 2022, at the City and County of Los Angeles, California under penalty of perjury under the laws of the State of California that each has read the foregoing certificate, each knows the contents thereof and that the matters set forth in this certificate are true and correct of his own knowledge.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:
Scott Dunbar
Acting Chief Executive Officer

By:
Edward Sedo
Acting Chief Accounting Officer

SECOND CERTIFICATE OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION OF SECOND SIGHT MEDICAL PRODUCTS, INC.

D-2

Annex E

ANNEX E

CERTIFICATE OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION, AS AMENDED

OF

SECOND SIGHT MEDICAL PRODUCTS, INC.

Scott Dunbar and Edward Sedo hereby certify that:

1.They are the Acting Chief Executive Officer and Chief Financial Accounting Officer, respectively, of Second Sight Medical Products, Inc. (the “Corporation”), a California corporation.

2.Article I of the Restated Articles of Incorporation, as amended, of this Corporation is hereby amended to read in its entirety as follows:

“The name of the corporation is Vivani Medical, Inc.”

3.The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the board of directors.

4.The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. At the record date for the meeting at which such approval occurred, the Corporation had only one class of shares designated Common Stock, and the number of outstanding shares entitled to vote with respect to the foregoing amendment was [XX]. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required of each class entitled to vote is a majority (greater than 50%) of the issued and outstanding shares.

The undersigned, Scott Dunbar and Edward Sedo, declare this       th day of [XX] 2022, at the City and County of Los Angeles, California under penalty of perjury under the laws of the State of California that each has read the foregoing certificate, each knows the contents thereof and that the matters set forth in this certificate are true and correct of his own knowledge.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:
Scott Dunbar
Acting Chief Executive Officer

By:
Edward Sedo
Acting Chief Accounting Officer

SECOND CERTIFICATE OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION OF SECOND SIGHT MEDICAL PRODUCTS, INC.

E-1

Annex F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2021

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to

Commission File Number 001-36747

Second Sight Medical Products, Inc.

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	02-0692322 (I.R.S. Employer Identification No.)

13170 Telfair Avenue,	Sylmar, CA 91342
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (818) 833-5000

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock	EYES	NASDAQ
Warrants	EYESW	NASDAQ

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically on its corporate website, if any, every Interactive Data File required to be submitted and pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

The aggregate market value of the shares of the registrant’s Common Stock held by non-affiliates of the registrant as of June 30, 2021, computed by reference to the closing sales price on the Nasdaq Capital Market on June 30, 2021, was approximately $145.5 million.

As of March 23, 2022, the registrant had 39,409,176 shares of common stock, no par value per share and 7,680,938 warrants outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s Proxy Statement for the 2022 Annual Meeting of Stockholders are incorporated herein by reference in Part III of this Annual Report on Form 10-K to the extent stated herein. Registrant intends to file a definitive proxy statement with the Securities and Exchange Commission within 120 days after the end of registrant’s fiscal year ended December 31, 2021.

SECOND SIGHT MEDICAL PRODUCTS INC.

FORM 10-K

SECOND SIGHT MEDICAL PRODUCTS INC.

FORM 10-K

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This Annual Report on Form 10-K, or Annual Report, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact contained in this Annual Report are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,”, “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “project,” “continue,” “potential,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, statements about:

●	our anticipated operating and financial performance, business plans, and prospects;
●	expectations for our products, including anticipated regulatory submissions, study completion, approvals, clinical trial results and other developing data that become available, potential market size, and potential reimbursement pathways;
●	the impact of the ongoing coronavirus or COVID-19, pandemic on our business and operations, results of operations and financial performance including: delays, interruptions or other adverse effects to clinical trials and patient enrollment; delays in regulatory review; manufacturing and supply chain interruptions; and the adverse effects on healthcare systems and disruption of the global economy overall;
●	the initiation, timing, design, progress and results of our clinical trials, and our research and development program; and
●	the completion of the business combination with Nano Precision Medical, Inc., (“NPM”) on anticipated terms and timing, including unforeseen liabilities, future capital expenditures, expenses, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations and other conditions to the completion of the business combination.

Any forward-looking statements in this Annual Report reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties, assumptions and other factors described under the “Risk Factors” section and elsewhere in this Annual Report, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this report, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements as predictions of future events. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This Annual Report also contains estimates, projections and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

Summary of Risks Related to our Business

Some of the factors that could cause actual results to differ are identified below, as well as those discussed in the Item 1A. Risk Factors section in this Form 10-K and within MD&A. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. The occurrence of any of the risks identified below or in the Item 1A. Risk Factors section in this Form 10-K, or other risks currently unknown, could have a material adverse effect on our business, financial condition or results of operations, or we may be required to increase our accruals for contingencies. It is not possible to predict or identify all such factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties:

1.Despite promising results from the Early Feasibility Study for Orion being conducted at UCLA and Baylor we currently have no commercial products or product revenue and may never become profitable.
2.We may face substantial competition in the future and may not be able to keep pace with the rapid technological changes which may result from others discovering, developing or commercializing products before or more successfully than we do.
3.Despite early positive results in our limited initial trials at UCLA and Baylor School of Medicine our ongoing development efforts may never demonstrate the feasibility of our Orion technology.
4.We have not been profitable to date and expect our operating losses to continue for the foreseeable future; we may never be profitable.
5.There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.
6.The COVID-19 pandemic has had an adverse effect on our business and results of operations and is expected to continue to have further adverse effects, which could be material, on our business, results of operations, financial condition, liquidity, and capital investments.
7.Any failure or delay in completing clinical trials or studies for new product candidates or next generation of our products and the expense of those trials could adversely affect our business.
8.We have lost key management and staff personnel because of Covid-19 pandemic. If we fail to recruit highly skilled personnel to replace employees who have left the Company, our ability to identify, develop and commercialize new or next generation product candidates will be impaired, could result in loss of markets or market share and could make us less competitive.
9.We may become involved in future lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.
10.We are increasingly dependent on sophisticated information technology systems, including systems from third parties, and if we fail to properly maintain the integrity of our data or if our products do not operate as intended, our business could be materially and adversely affected.
11.We will need additional capital to support our operations and growth. Additional capital may be difficult to obtain restricting our operations and resulting in additional dilution to our stockholders.
12.Our revenue from sales of Orion, if approved, will be dependent upon the pricing and reimbursement guidelines adopted in each country and if pricing and reimbursement levels are inadequate to achieve profitability our operations will suffer.
13.Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.
14.We may acquire additional businesses or form strategic alliances in the future, and we may not realize the benefits of such acquisitions or alliances.
15.Although we believe that our strategy to (i) leverage proven Argus II technology to develop the Orion visual cortical prosthesis and (ii) significantly expand our addressable market to include a portion of the almost six million patients who are blind from eye trauma, optic nerve disease and injury, diabetic retinopathy, glaucoma and other currently untreatable causes is more likely to address a better and faster way to treat many causes of blindness, including the Retinitis Pigmentosa population, we will continue to incur material near term losses, market uncertainty and our stock may experience significant fluctuations as we continue to focus exclusively on Orion.
16.If we are unable to obtain sufficient funding, we may be unable to execute our business plan and fund operations. We may not be able to obtain additional financing on commercially reasonable terms, or at all.
17.Although we are currently in compliance with Nasdaq listing standards in the past we have received notices of deficiencies. If our common stock is delisted, the market price and liquidity of our common stock and our ability to raise additional capital would be adversely impacted.
18.Entities controlled by Gregg Williams, our Chairman of the Board, have the ability to influence or control the outcome of matters submitted for stockholder approval, may limit your ability to influence outcomes of director elections and may have interests that differ from those of our other stockholders.
19.We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.
20.Should any of the various conditions to our proposed Merger transaction with Nano Precision Medical Inc. fail to be timely satisfied or if the Merger does not close for any other reason we may be required to pay a termination fee in certain instances, incur substantial cost with no attendant benefit, and experience other adverse effects on our business, financial results, and/or operations. Even if the Merger is completed we may experience additional risks associated with the combined company and its ability to develop its products, finance operations and continue the businesses on an integrated basis.

PART I

Item 1. Business

Our Company

Overview

Second Sight Medical Products, Inc. (“Second Sight,” the “Company,” “we,” “us,” “our” or similar terms) has developed, manufactured and marketed implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. We are a recognized global leader in neuromodulation devices for blindness, and are committed to developing new technologies to treat the broadest population of sight-impaired individuals.

Leveraging our 20 years of experience in neuromodulation for vision, we are developing the Orion® Visual Cortical Prosthesis System (“Orion”), an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. We are conducting a six-subject Early Feasibility Study of the Orion device at the Ronald Reagan UCLA Medical Center in Los Angeles (“UCLA”) and Baylor College of Medicine in Houston (“Baylor”). Regularly scheduled visits at both sites were paused in mid-March 2020 due to the coronavirus outbreak, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. Our 36 month results, all of which were measured after the study resumed, indicate to us that:

●We have a good safety profile. Five subjects experienced a total of fourteen adverse events (AEs) related to the device or to the surgery, through February 2022. One was considered a serious adverse event (SAE), and all of the adverse events were in the expected category. The one SAE occurred at about three months post-implant, was resolved quickly, and did not require a hospital stay. There have been no serious adverse events due to the device or surgery since June 2018.
●	The efficacy data is encouraging. We measure efficacy by looking at three measures of visual function: The first is square localization, where Orion subjects sit in front of a touch screen and are asked to touch within the boundaries of a square when it appears. The second is direction of motion, where subjects are asked to identify the direction and motion of lines on a screen. The third is grating visual acuity, a measure of visual acuity that is adapted for very low vision. Five subjects have completed these tests at 36-months. For these 36-month results, on square localization, five of five subjects tested in our feasibility study performed significantly better with the system on than off. On direction of motion, five of five performed better with the system on than off. On grating visual acuity, two of five tested had measurable visual acuity on the scale of this test (versus none who can do it with the device off). Another efficacy measurement of day-to-day functionality and benefit is FLORA, an acronym for Functional Low-Vision Observer Rated Assessment. FLORA is an assessment performed by an independent, third-party low vision orientation and mobility specialist who spends time with each of the subjects in their homes. The specialist asks each of the subjects a series of questions and also observes them performing 15 or more daily living tasks, such as finding light sources, following a sidewalk, or sorting laundry. The specialist then determines if the system is providing a benefit, if it is neutral, or if it is actually hurting the abilities of subjects to perform these tasks. FLORA results to date show that 4 out of 4 completing the FLORA at 36 months had positive or mild positive results indicating the Orion system is providing benefit. We reached agreement with the FDA in the fourth quarter of 2019 to utilize a revised version of FLORA as our primary efficacy endpoint in our pivotal trial for Orion, pending successful validation of the instrument.

No peer-reviewed data is available yet for the Orion system. We are currently negotiating the clinical and regulatory pathway to commercialization with the FDA as part of the Breakthrough Devices Program.

Product and Clinical Development Plans

By further developing our visual cortical prosthesis, Orion, we believe we may be able to significantly expand our market to include nearly all profoundly blind individuals. The principal notable exceptions for potential use of the Orion are those who are blind due to otherwise currently treatable diseases, individuals who are born blind, or blindness due to direct damage of the visual cortex, which is rare. However, of the estimated 36 million blind people worldwide, there are approximately 5.8 million people who are legally blind due to causes that are not otherwise treatable. We continue to develop and refine our estimates of the potential addressable market size as we evaluate the commercial prospects for Orion using a combination of published sources, third party market research, and physician feedback. We currently estimate over 500,000 individuals in the US are legally blind due to retinitis pigmentosa, glaucoma, diabetic retinopathy, optic nerve disease and eye injury. Of this population, we estimate the potential US addressable market is between 50,000 and 100,000 individuals with bi-lateral blindness at the light-perception level or worse. Our marketing approvals by the FDA and other regulatory agencies will ultimately determine the subset of these patients who are eligible for the Orion based on our clinical trials and the associated results.

Our objective in designing and developing the Orion visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for human vision. A six-subject Early Feasibility Study of the Orion device is currently underway at UCLA and Baylor. Our 36 month results indicate a good safety profile with encouraging efficacy data and benefits in helping subjects perform their daily living tasks. We believe these data results are encouraging and support advancement of Orion into a larger pivotal clinical study. Early promising results are not necessarily indicative of results which may be obtained in our larger Orion clinical trials.

In November 2017, the FDA granted Breakthrough Devices Program designation for the Orion. This designation is given to a few select medical devices in order to provide more effective treatment of life-threatening or irreversibly debilitating diseases or conditions. This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review.

On February 26, 2021, the U.S. Food and Drug Administration (FDA) approved the Argus 2s Retinal Prosthesis System, a redesigned set of external hardware (glasses and video processing unit) initially for use in combination with previously implanted Argus II systems for the treatment of retinitis pigmentosa (RP). The Company expects that the Argus 2s will be adapted to be the external system for the next generation Orion Visual Cortical Prosthesis System currently under development. In addition to ergonomic improvements, the Argus 2s system offers significantly more processing power, potentially allowing for improved video processing.

Our principal offices are located in Los Angeles, California.

Our first commercially approved product, the Argus® II Retinal Prosthesis System (“Argus II”), treats outer retinal degenerations, such as retinitis pigmentosa, also referred to as RP. The Argus II was the only retinal prosthesis approved in the United States by the Food and Drug Administration (“FDA”), and was the first approved retinal prosthesis in the world. RP is a hereditary disease, affecting an estimated 1.5 million people worldwide including about 100,000 people in the United States, that causes a progressive degeneration of the light-sensitive cells of the retina, leading to significant visual impairment and ultimately blindness. A subset of these patients would be eligible for the Argus II since the approved baseline vision for the Argus II is worse than legally blind (20/200). We commissioned 3rd party market research to estimate the size of the RP market that resulted in an estimate of approximately 1,500 patients in the US with advanced RP that could be treated with the Argus II given the eligibility criteria of our label.

We began selling the Argus II System in Europe at the end of 2011, Saudi Arabia in 2012, the United States and Canada in 2014, Turkey in 2015, Iran, Taiwan, South Korea and Russia in 2017, and Singapore in 2018. Given the limited addressable market of Argus II, we no longer market the Argus II and have focused all of our resources on the development of Orion.

We are also researching multiple technologies that we believe to be complimentary to artificial vision and could potentially provide significant enhancements to the Orion user experience. In most cases, we collaborate with 3rd party firms to advance and integrate these innovative technologies with our artificial vision systems. Examples of technologies that we believe will be complimentary to our products include: eye tracking, object recognition and localization, thermal imaging and depth-based decluttering.

In early March 2020, we commenced clinical validation activities for the FLORA-20 instrument, the primary efficacy endpoint we have selected for our future pivotal clinical trial of Orion. In mid-March 2020, our validation activities were suspended as a result of public health concerns and related social distancing due to COVID-19. We are in the process of evaluating when activities related to the validation study can be resumed.

In May 2020, we completed an underwritten public offering of 7,500,000 shares of common stock at an offering price of $1.00 per share for aggregate gross proceeds of $7.5 million, and net proceeds of approximately $6.7 million after deducting underwriting discounts, commissions and other offering expenses.

In May 2020, we entered into a Letter Agreement with Sylmar Biomedical Park, LLC (the “Landlord”) to terminate our facility leases in which we agreed to vacate the premises by June 18, 2020 and pay $210,730 to bring our leases current and pay a one-time early termination fee of $150,000. Prior to the early termination, we were obligated to pay aggregate base rent of approximately $0.9 million and common area maintenance expenses for the respective remaining terms of our leases in February 2022 and April 2023.

We completed our offer to rescind certain purchases of shares under our ESPP plan on May 27, 2020. We voluntarily offered to rescind the sale of shares of our common stock to employees who purchased those shares under the ESPP and to reimburse any losses upon the sale of our shares of our common stock for certain purchase periods because these shares may not have been exempt from registration under the Securities Act of 1933. The rescission of these share purchases resulted in the repurchase and cancelation of 39,467 shares of our common stock. The total cost for the repurchase of these shares and the reimbursement of any losses from the sale of such shares totaled approximately $270,000.

In June 2020, we commenced a process to dissolve our Swiss subsidiary which is still in process.

On December 8, 2020, we borrowed $1 million from Gregg Williams, Chairman of the Board of Directors of the Company and $1.2 million from two unaffiliated shareholders. Each promissory note was unsecured and accrued interest at a rate of twelve percent (12%) per annum beginning on receipt of the loan amounts. We repaid the principal and accrued interest of $135,000 during the quarter ended June 30, 2021.

On January 22, 2021, we entered into a lease agreement, effective February 1, 2021, to sub-lease office space to replace our existing headquarters. We will pay $17,000 per month, increasing to $17,500 per month on February 1, 2022, plus operating expenses, to lease 17,290 square feet of office space at 13170 Telfair Avenue, Sylmar CA 91342. Additionally, we received full rent abatement for March 2021, and will receive half rent abatement for March 2022. The sub-lease is for two years and two months. We are not affiliates with, or related to, or otherwise have any other relationship with the other parties, other than the lease.

On March 23, 2021, we closed our private placement to seven institutional investors of 4,650,000 shares of common stock at a price of $6.00 per share for aggregate net proceeds of approximately $24.5 million.

On March 26, 2021, the Board of Directors appointed Scott Dunbar to replace Matthew Pfeffer, as acting Chief Executive Officer. Mr. Pfeffer resumed his role as a director at such date.

On June 25, 2021, we closed an underwritten public offering of 11,500,000 shares of common stock at a price of $5.00 per share for aggregate net proceeds of $53.3 million.

On February 4, 2022, we entered into an agreement and plan of merger with Nano Precision Medical, Inc., a California corporation, and, upon and subject to the execution of a joinder, NPM Acquisition Corp., a California corporation and a wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the agreement and subject to the terms and conditions set forth therein, NPM will merge with and into Merger Sub (the “Merger”), and upon consummation of the merger, Merger Sub will cease to exist and NPM will become a wholly-owned subsidiary of the Company. Upon completion of the merger and subject to shareholder approval, the Company will change its name as agreed in the future and may change its trading symbol as NPM requests in writing following consultation with Nasdaq.

Our Technology

Orion works by converting video images captured by a miniature camera housed in a user’s glasses into a series of small electrical pulses that are transmitted wirelessly to an array of electrodes. The Orion array is implanted on the surface of the visual cortex of the brain, bypassing the eye and optic nerve and directly stimulating the region of the brain responsible for vision. The pulses generated are intended to create a perception of patterns of light in the brain. Following the implant surgery, users learn to interpret these visual patterns as artificial vision, allowing them to detect shapes of people and objects in their surroundings.

We believe Orion possesses several unique technological advancements compared to other neurostimulation devices, including a hermetic package with the smallest size and largest number of individually programmable electrodes, and a patented electrode material that allows for high charge densities and small electrode size. Several other engineering challenges, including device reliability, extended lifetime, and a safe and effective bio-interface, were overcome during the development of the products and these solutions have been protected both by patents and by trade secrets. Much of the technology developed for Argus II is also used in Orion. As of December 31, 2021, we have more than 300 issued patents and over 15 pending patent applications worldwide.

We have demonstrated the ability to design products with long-term reliability. The Argus I retinal prosthesis, a proof of concept device that was a predecessor to the Argus II, was implanted in six patients in the United States. Argus I patients were implanted an average of almost seven years, with one patient having used the device for over 10 years. The Argus II system has been implanted in over 350 patients. The average implant duration for these patients is nearly five years with several users continuing to use the system 10 years following implantation.

In November 2017, the FDA granted Breakthrough Devices Program designation for the Orion. This designation is given to a select number of medical devices in order to provide more effective treatment of life-threatening or irreversibly debilitating diseases or conditions. This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review. With this designation, we believe the Orion will have the following advantages during the FDA review process:

●	more interactive review both for the Investigational Device Exemption (IDE) and Premarket Approval application;
●	greater reliance on post-market data collection and greater acceptance of uncertainty in the benefit-risk profile at the time of approval;
●	priority review (i.e., review of the submission is placed at the top of the review queue and receives additional review resources); and
●	senior FDA management involvement and assignment of a cross-disciplinary case manager.

We expect that inclusion in the Breakthrough Devices Program may shorten the timeline required to bring the Orion to market as a commercial product. We also are currently evaluating our pivotal trial design for Orion and hope to reach consensus with the FDA on design specifics. Major elements of our clinical trial design include the number of patients, study duration, and the endpoints suitable for assessing visual function, functional vision and quality of life. We have reached agreement with FDA on the primary effectiveness endpoint, pending validation of an assessment we have developed for the purpose. We are currently working with FDA on alignment on a primary safety endpoint and confirmation of a statistical sample size which will drive the number of subjects to be enrolled in the pivotal study. While negotiations with the FDA are ongoing, we believe the study design will require a minimum pre-market sample population of at least 45 subjects (plus additional post-market subjects) with at least 12 months of follow-up data for each patient prior to submittal of a premarket approval (PMA) application.

Our Markets

According to the World Health Organization (WHO)1, 253 million people suffer from moderate to severe vision impairment worldwide. Of these, 36 million people are considered legally blind. The WHO further estimates that 80% of legal blindness is avoidable, leaving 7.8 million legally blind individuals. We continue to develop and refine our estimates of the potential addressable market size as we evaluate the commercial prospects for Orion using a combination of published sources, third-party market research, and physician feedback.

1WHO Fact Sheet, updated October 11, 2018.

In the U.S., 1.3 million people are legally blind3. We commissioned third-party market research for the potential market for Orion and we currently estimate over 500,000 individuals in the U.S. are legally blind. Of this population, we estimate the potential U.S. addressable market is between 50,000 and 100,000 individuals with bi-lateral blindness at the light-perception level or worse. Our marketing approvals by the FDA and other regulatory agencies will ultimately determine the subset of these patients who are eligible for the Orion based on our clinical trials and the associated results.

Many other diseases can also cause blindness. Many of the largest causes of visual impairment (i.e. refractive error and cataracts) are avoidable or curable, and their prolonged or untreated impact on vision is largely observed in developing nations and are not part of our target market. Some other causes of blindness, such as brain trauma to the visual cortex, may also not be suitable for treatment by a cortical stimulator. However, the remaining causes of severe vision loss which include glaucoma, diabetic retinopathy, eye trauma, optic nerve disease or injury and many others can result in severe visual impairment that could potentially be treatable by an Orion visual prosthesis system.

We believe that, if approved by the FDA, the Orion will initially treat a subset of these legally blind individuals, likely starting with the ones who are completely blind. If this is the case, we anticipate that if we are further able to collect additional clinical data demonstrating the efficacy of the Orion for patients with better vision, we will be able to expand the approved indications and addressable market of the Orion to include a larger subset of these 5.8 million individuals for whom no effective treatment currently exists.

By further developing our visual cortical prosthesis, Orion, we believe we will significantly expand our market to include nearly all profoundly blind individuals. The only notable exceptions for potential use of the Orion are those who are blind due to otherwise currently treatable diseases, individuals who are born blind, or blindness due to direct damage of the visual cortex, which is rare.

Our Strategy

Our strategy can be summarized as follows:

●	Leverage proven Argus technology to develop the Orion visual cortical prosthesis and significantly expand our addressable market to include a portion of the almost 6 million patients who are blind from eye trauma, optic nerve disease and injury, diabetic retinopathy, glaucoma and other untreatable causes.
●	Invest in research and development of technologies intended to enhance the Orion user experience, including eye tracking, distance filtering/decluttering, object and facial recognition and thermal imaging.
●	Continue to provide limited product support for Argus II patients while expanding our overall investment in Orion.

Global Reimbursement

Obtaining reimbursement from governmental and private insurance companies is critical to our commercial success. Due to the price of the Orion system, our future sales would be limited without the availability of third-party reimbursement. In the U.S., coding, coverage, and payment are necessary for the surgical procedure and Orion system to be reimbursed by payors. Coding will need to be established for the device and the surgical procedure. Coverage and payment vary by payor. The majority of Argus II patients were eligible for Medicare, and coverage was primarily provided through traditional Medicare, sometimes referred to as Medicare Fee-for-Service (“FFS”) or Medicare Advantage. A small percentage of patients were covered by commercial insurers.

●	Medicare FFS patients - Coverage is determined by Medicare Administrative Contractors (MACs) that administer various geographic regions of the U.S.
[2]

Congdon N, O’Colmain B, Klaver CC, et al. Causes and prevalence of visual impairment among adults in the United States. Arch Ophthalmol. Apr 2004;122(4):477-485. This percent amount was derived from the rates of different causes of blindness by different races and racial demographic data from 2010 U.S. Census data.

[3]	National Eye Institute (http://www.nei.nih.gov/eyedata/blind.asp).

●	Medicare Advantage patients - Medicare Advantage plans are required to cover the same benefits as those covered by the MAC in that jurisdiction. For example, if a MAC in a jurisdiction has favorable coverage for Orion, then typically Medicare Advantage plans in that MAC jurisdiction offer the same coverage. Individual hospitals and ASCs may negotiate contracts specific to that individual facility. In addition, procedural payment is variable and can be based on a percentage of billed charges, payment groupings or other individually negotiated payment methodologies. Medicare Advantage plans also allow providers to confirm coverage and payment for the procedure in advance of implantation.
●	Commercial insurer patients - Commercial insurance plans make coverage and payment rate decisions independent of Medicare, and contracts are individually negotiated with facility and physician providers.

Currently, we are in the process of evaluating potential reimbursement pathways for Orion in the U.S. market. Compared to Argus II, which was largely catering to the Medicare patient population, Orion is expected to address a patient population with a more diverse and balanced payor mix due to our potential indications profile and expected younger patient population, on average. As Orion is a part of the FDA’s Breakthrough Devices program, we are closely evaluating a variety of fast-track reimbursement programs, including recent encouraging announcements from CMS proposing modernization of payment policies for medical devices that meet FDA’s Breakthrough Devices designation. We have also approached some commercial payors and CMS to get their feedback to ensure our overall reimbursement strategy for Orion therapy will cater to their key data requirements.

Market Development Plans

Orion. By further developing our visual cortical prosthesis, Orion, we believe we may be able to significantly expand our market to include nearly all profoundly blind individuals. The only notable exceptions for potential use of the Orion are those who are blind due to otherwise currently treatable diseases, individuals who are born blind, or blindness due to direct damage of the visual cortex, which is rare. However, of the estimated 36 million blind people worldwide, there are approximately 5.8 million people who are legally blind due to causes that are not otherwise treatable. We continue to develop and refine our estimates of the potential addressable market size as we evaluate the commercial prospects for Orion using a combination of published sources, third party market research, and physician feedback. We currently estimate over 500,000 individuals in the US are legally blind due to retinitis pigmentosa, glaucoma, diabetic retinopathy, optic nerve disease and eye injury. Of this population, we estimate the potential US addressable market is between 50,000 and 100,000 individuals with bi-lateral blindness at the light-perception level or worse. Our marketing approvals by the FDA and other regulatory agencies will ultimately determine the subset of these patients who are eligible for the Orion based on our clinical trials and the associated results.

Our objective in designing and developing the Orion visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for human vision. A six-subject Early Feasibility Study of the Orion device is currently underway at UCLA and Baylor. Regularly scheduled visits at both sites were placed on hold in mid-March due to Covid-19, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. Our 36 month results for the six subjects indicate a good safety profile with encouraging efficacy data and benefits in helping subjects perform their daily living tasks. We believe these data are encouraging and support advancement of Orion into a larger pivotal clinical study. Early promising results are not necessarily indicative of results which may be obtained in large clinical trials. No assurance can be given that we will achieve similar results in our larger Orion clinical trials. No peer-reviewed data is available yet for the Orion system.

In November 2017, the FDA granted Breakthrough Devices Program designation for the Orion. This designation is given to a few select medical devices in order to provide more effective treatment of life-threatening or irreversibly debilitating diseases or conditions. This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review.

COVID-19 Pandemic

In accordance with local and state guidelines regarding the COVID-19 pandemic, we are requiring all of our employees to wear masks in the office and use their best judgement to work remotely or work in the office. While many of our employees are accustomed to working remotely, much of our workforce has not historically been remote. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance becomes available, restricting the ability to do business in person may create operational or other challenges, any of which could harm our business, financial condition and results of operations.

In addition, our clinical trials have been affected by the COVID-19 outbreak. Patient visits in ongoing clinical trials were delayed, for example, due to prioritization of hospital resources toward the COVID-19 outbreak, travel restrictions imposed by governments, and the inability to access sites for initiation and monitoring. Also, some of our suppliers of certain materials used in the development of our product candidates are located in areas impacted by COVID-19 which could limit our ability to obtain sufficient materials for our product candidates. COVID-19 has and will continue to adversely affect global economies and financial markets, and may result in an economic downturn that could affect demand for our product candidates, if approved, and impact our operating results. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of the continued global economic impact of the pandemic. We cannot anticipate all of the ways in which health epidemics such as COVID-19 could adversely impact our business. Although we are continuing to monitor and assess the effects of the COVID-19 pandemic on our business, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. See the Risk Factors section for further discussion of the possible impact of the COVID-19 pandemic on our business.

Commercial efforts to develop retinal implants by others include:

●	Pixium: A publicly held French company that is developing the PRIMA (sub-retinal implant) for Dry-AMD patients. In 2017, Pixium announced approval for two feasibility studies of PRIMA in Dry-AMD patients. One study reportedly is in Paris with five subjects, and a second Early Feasibility Study in the U.S. of five patients is underway at two sites - Pittsburgh, Pennsylvania and Miami, Florida. To date, Pixium has announced the successful implantation and activation of five devices in Paris and two devices in the U.S. with limited performance data reported.
●	NanoRetina Inc., a company based in Israel, and several other early stage companies are reported to have developed intellectual property or technology that may improve retinal prostheses in the future. A clinical trial is underway in Europe and an unknown number of patients have been implanted.
●	Academic entities are also working on vision restoring implants. These include Bionic Vision Australia (an early prototype device has been developed and to our knowledge implanted in three human subjects), Boston Retinal Implant project (preclinical phase), Monash Vision Group (preclinical phase), and the Illinois Institute of Technology (clinical phase). Of these projects, we believe most have not yet demonstrated a working implant, only one has reportedly begun long-term clinical work in humans, and to our knowledge only the Illinois Institute of Technology has received FDA approval to begin clinical trials in the U.S.

Our Competition

The U.S. life sciences industry is highly competitive. The treatment of blindness is a significant clinically unmet need and others continue to make progress. There are several approaches to treating blindness including other visual prostheses and non-electrical stimulation treatments. Visual prosthesis approach include:

●	Retinal Prostheses: The retina is the first nerve tissue in the visual network that generates electrical signals. A retinal prosthesis implant stimulates the retina with electrodes. We are aware of three primary approaches to this: 1) Subretinal Prosthesis, which is placed beneath the retina and between the retina and choroid, 2) Epiretinal Prosthesis, which is placed on the surface of the retina, and 3) Suprachoridal prosthesis, which is placed outside the choroid (behind the eye). Active retinal prosthesis companies and research groups include:

●	Pixium Vision: A publicly held French company that is developing the PRIMA (sub-retinal implant) for Dry-AMD patients. In 2017, Pixium announced approval for two feasibility studies of PRIMA in Dry-AMD patients. One study reportedly was in Paris with five subjects, and a second Early Feasibility Study in the U.S. of five patients is underway at two sites - Pittsburgh, Pennsylvania and Miami, Florida. A pivotal study of PRIMA is underway in Europe (France, Germany, and UK) with read-out of results expected in 2023. However, no plans for a pivotal study in the US have been announced.
●	The Boston Retinal Implant project is developing a subretinal prosthesis system, but has not advanced to clinical trials.
●	Nano Retina Inc., a company based in Israel, and several other early stage companies are reported to have developed intellectual property or technology that may improve retinal prostheses in the future. A Nano Retina clinical trial is underway in Europe and Israel, and 5 subjects reportedly have been implanted to date.
●	Bionic Vision Technologies, based in Australia, was recently granted Breakthrough Device status for its Bionic Eye Visual Prosthesis System, a suprachoroidal device. The company has completed a two-year feasibility study and has partnered with Cirtec Medical in the US. It is in the planning stages for a global pivotal study.

●	Optic Nerve Implant: Moving down the visual network path, some are developing a cuff electrode array that is placed around the optic nerve just behind the eye. We believe these are in early research phase.
●	Visual Cortical Prosthesis: To our knowledge, we are the only commercially focused organization developing a visual cortical prosthesis (Orion), which is placed beneath the skull and on the surface of the visual cortex. A few other groups worldwide are developing an intracortical visual prosthesis with electrodes that penetrate the brain, including:.

●	Illinois Institute of Technology’s Intracortical Visual Prosthesis (ICVP), a system of wireless, penetrating electrode arrays, has been designated a Breakthrough Device and has advanced to early feasibility study in the US. One subject of 5 has been implanted.

●	Monash Vision Group’s Gennaris system is also composed of wireless penetrating arrays. To our knowledge, this project is still in a preclinical phase.

●	Neuralink is developing a brain implant with penetrating electrodes that it has demonstrated in animal models. Vision restoration is one of Neuralink’s many stated goals.

As we continue to demonstrate the potential benefits and safety profile of Orion, we may face competition from other entities seeking to develop a visual cortical prosthesis. While we are currently precluded by the exclusion criteria in our Early Feasibility Study from testing Orion in any indication where a current therapeutic option exists, such as with RP using Argus, we or others may ultimately seek to demonstrate the potential benefits and safety profile of a visual cortical prosthesis for RP.

Other approaches not involving electrical stimulation include:

●	Transplants: transplanting retinal tissue to stimulate remaining retinal cells.
●	Stem Cells: generally, involves implanting immature retinal support cells aimed at slowing retinal degeneration. A single patient in London, England with wet AMD was reportedly implanted in 2015 with an embryonic stem cell line in a study sponsored by Pfizer. This study has been suspended. Patients with dry AMD were recruited in several countries (US, UK, and South Korea) for similar small studies. Data from these early-stage studies are encouraging with regard to safety and potential therapeutic benefit, but these have been described as Phase ½ clinical trials, with the likely next step of ongoing in vitro cell optimization and small clinical validation studies prior to larger pivotal studies . A few other study groups are investigating different human embryonic stem cell and induced pluripotent stem cell lines for retinal diseases, but to our knowledge, they are all in early stages.
●	Genetics and Gene Therapy: involves identifying a specific gene that is causing retinal problems (there are over 120 for retinitis pigmentosa alone) resulting in visual impairments and blindness and inserting healthy genes into an individual’s cells using a virus as a delivery mechanism to treat the diseases. A company (Spark Therapeutics) completed a phase 3 study in 21 patients with a median age of 11 for a gene that affects a very small percentage of retinitis pigmentosa patients, RPE65. That company applied for and received FDA approval for Luxturna in 2018. Pricing for these injections is reported to be approximately $850,000 for both eyes. We believe that there is virtually no overlap with our current market since our patients generally are adults (Orion was studied in adults 22 – 74 years old). Luxturna also treats better sighted patients since it is aimed at improving or preserving residual vision. In contrast, Orion seeks to create artificial vision where vision is completely lost.
●	Optogenetics Therapy: aimed at slowing down, reversing, and/or eliminating the process by which photoreceptors in the eye are compromised. This therapy requires using the patient’s cells with a virus as a delivery mechanism intended to cause cells within the eye to become light sensitive. Animal work has shown that these cells are not sensitive enough to respond to ambient light, so this approach currently also requires a light amplifier outside the body to increase light delivered to the retina. Several phase 1/2a and 2b/3 trials of optogenetic treatments for RP or related diseases are active in the US, but none of these treatments have been approved for marketing in any markets, to our knowledge.
●	Nutritional Therapy: involves diets or supplements that are thought to prevent or slow the progress of vision loss.
●	Implantable Telescope: VisionCare Ophthalmic Technologies, Inc. offers an FDA approved implantable miniature telescope for AMD, a magnifying device that is implanted in the eye. The VisionCare telescope is approved for use in patients with severe to profound vision impairment (best corrected visual acuity of 20/160 to 20/800) due to dry AMD.

●	Wicab’s The BrainPort® V100 includes a video camera mounted on a pair of sunglasses, a hand-held controller, and tongue array. The tongue array contains 400 electrodes and is connected to the glasses via a flexible cable. White pixels from the camera are felt on the tongue as strong stimulation, black pixels as no stimulation, and gray levels as medium levels of stimulation. This device is indicated for the profoundly blind.
●	There are currently no known treatments for dry AMD after the disease has caused severe to profound vision loss nor are there any established treatments that delay or reverse the progression of dry AMD other than supplements.
●	Therapies exist for Wet AMD that delay the progression of visual impairment or slightly improve the vision, rather than completely curing or reversing its course. These therapies are approved in many regions throughout the world, including the U.S. and European Union (“EU”).

Warranty

We generally provide a standard limited warranty for the Argus II system covering replacement over the following periods after implant:

●	three years on implanted epiretinal prosthesis
●	two years on wearable components other than batteries and chargers
●	three months on batteries and chargers

Based on our experience to date, the Argus II system has proven to be a reliable device generally performing as intended. We have accrued warranty expense of $50,000 as of December 31, 2021, which is based upon our historical experience rate.

Our Research Development and Quality Assurance

We have a single facility, located at our principal office in Los Angeles, California.

We rely on many suppliers to provide the materials and services necessary to produce and test our products. Many of these materials or services are currently provided by sole source suppliers. In a number of instances we maintain sole source suppliers because our current purchasing volumes do not warrant developing more than one supplier. We expect to secure additional providers as our production volumes increase. If we experience a loss of a sole supplier before confirming an alternative, we risk possible disruptions in our operations. We attempt to mitigate the sole source risk by, among other things, increasing parts inventory as a partial hedge against interruptions in parts supply and by actively seeking to develop alternative supplier sources before experiencing any such disruptions.

Employees

As of December 31, 2021, we had 15 employees, including 10 in clinical, regulatory and research and development; and 5 in administration. Of these persons, all are employed in the United States. We believe that the continued success of our business will depend, in part, on our ability to attract and retain qualified personnel, and we are committed to developing our people and providing them with opportunities to contribute to our growth and success. None of these employees is covered by a collective bargaining agreement, and we believe our relationship with our employees is good to excellent.

Properties

Our principal office and facilities are located at 13170 Telfair Avenue, Sylmar CA 91342, which consists of approximately 17,290 rentable square feet at a current base rent of about $17,000 per month. Our sub-lease expires in March 2023. We believe that these premises are adequate for our foreseeable needs.

Available Information

Our website address is www.secondsight.com. We make available free of charge through a link provided at our website our Forms 10-K, 10-Q and 8-K as well as any amendments thereto. These reports are available as soon as reasonably practicable after they are filed with the Securities and Exchange Commission.

Item 1A. Risk Factors

Risks Related to Dependence on Our Commercial Products

Despite promising results from the Early Feasibility Study for Orion being conducted at UCLA and Baylor we currently have no commercial products or product revenue and may never become profitable.

To date, we have not generated profit from sales of our now discontinued Argus II product and will not generate revenues until we complete the development and attain the marketing approval for Orion. We have relied principally on financing from the sale of equity securities and the receipt of government and other grants to fund our operations. We expect that our future financial results will depend primarily on our success in further developing the Orion, conducting FDA approved clinical trials and obtaining clearance or approval for, launching, selling and supporting our Orion technology. To establish these operations we will need to expend significant resources on hiring additional personnel, conducting continued scientific and product research and development, engaging in further pre-clinical and clinical investigation, giving expanded attention to intellectual property development and prosecution, seeking domestic and international regulatory approvals, marketing and promotion, capital expenditures, working capital, general and administrative expenses, and fees and expenses associated with our capital raising efforts. We expect to incur costs and expenses related to consulting costs, laboratory development costs, hiring of scientists, engineers, sales representatives and other operational personnel, and the continued development of relationships with potential partners as we continue to seek regulatory clearance or approval for our products. As a pre-revenue company we continue to incur significant operating losses, and we expect to continue to incur additional losses for at least the next several years. We cannot assure you that we will generate revenue or be profitable in the future. Our future or updated Orion products may never be cleared or approved or become commercially viable or accepted for use.

Investment in medical device technology entails material uncertainty and is highly speculative. It entails substantial upfront capital expenditures over time and significant risk that any potential product will fail to demonstrate adequate safety, efficacy, clinical utility or acceptance by physicians and blind individuals. Investors should evaluate an investment in us in light of the uncertainties encountered by developing medical technology companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could adversely affect the market price of our common stock and could significantly impair our ability to raise capital, expand our business or continue to implement our business plan.

Our commercial and financial success depends on our products being accepted in the market, and if not achieved will result in our not being able to generate revenues to support our operations.

Even if we are able to obtain favorable reimbursement within the markets that we serve, commercial success of our products will depend, among other things, on their acceptance by retinal specialists, ophthalmologists, brain surgeons, general practitioners, low vision therapists and mobility experts, hospital purchasing and controlling departments, patients, and other members of the medical community. The degree of market acceptance of any of our product candidates will depend on factors that include:

●	cost of treatment;
●	pricing and availability of future alternative products;
●	the extent of available third-party coverage or reimbursement;
●	perceived efficacy of the Orion system relative to other future products and medical solutions; and
●	prevalence and severity of adverse side effects associated with treatment.

The activities of competitive medical device companies, or others, may limit our revenue from the sale of the Orion system.

Our commercial opportunities for the Orion system may be reduced if our competitors develop or market products that are more effective, are better tolerated, receive better reimbursement terms, achieve greater acceptance by physicians, have better distribution channels, or are less costly.

Currently, to our knowledge, no other medical devices comparable to the Orion system have been approved by regulatory agencies, in the U.S. or Europe, to restore some functional vision in persons who have become blind due to unpreventable causes.

Other visual prosthesis companies such as Pixium are developing retinal implant technologies to partially restore some vision in blind patients mainly from age related macular degeneration. Pixium’s initial RP prosthesis product was withdrawn from the market. A previous competitor, Retina Implant, has withdrawn from the market. Neither Retina Implant nor Pixium has filed for market approval with the FDA. To our knowledge Pixium has obtained an IDE for a feasibility study in the U.S. for its PRIMA product, which is directed toward age related macular degeneration or AMD, and is conducting a pivotal trial of PRIMA in several countries in Europe. The Illinois Institute of Technology’s Intracortical Visual Prosthesis group is currently recruiting participants for a US early feasibility study of a visual cortical prosthesis, and has recently implanted one subject. Neuralink has recently demonstrated a cortical implant in animal models. Vision restoration is one of Neuralink’s stated goals. These and other potentially competitive therapies, if or when developed or brought to market, may result in pricing and market access pressure even if the Orion system is otherwise viewed as a preferable therapy.

Many privately and publicly funded universities and other organizations are engaged in research and development of potentially competitive products and therapies, such as stem cell and gene therapies, some of which may target multiple indications of our product candidates. These organizations include pharmaceutical companies, biotechnology companies, public and private universities, hospital centers, government agencies and research organizations. Our competitors include large and small medical device and biotechnology companies that may have significant access to capital resources, competitive product pipelines, substantial research and development staff and facilities, and substantial experience in medical device development.

We may face substantial competition in the future and may not be able to keep pace with the rapid technological changes which may result from others discovering, developing or commercializing products before or more successfully than we do.

In general, the development and commercialization of new medical devices is highly competitive and is characterized by extensive research and development and rapid technological change. Physicians and persons who may be suitable for the Orion implant likely will consider many factors including product reliability, clinical outcomes, product availability, price, and product and patient support services that we may be able to provide. Market share as it develops can shift as a result of technological innovation and other business factors. Major shifts in industry market share have occurred in connection with product problems, physician advisories and safety alerts, reflecting the importance of product quality and reliability in the medical device industry, and any quality problems with our processes, goods and services could harm our reputation for producing high-quality products and would erode our competitive advantage, sales and market share. Our competitors may develop products or other novel approaches and technologies to deal with treating blindness that are more effective, safer or less costly than any that we are developing, and if those products gain market acceptance our revenue and financial results could be adversely affected.

If we fail to develop new products or enhance existing products, our leadership in the markets we serve could erode, and our business, financial condition and results of operations may be adversely affected.

Despite early positive results in our limited initial trials at UCLA and Baylor School of Medicine our ongoing development efforts may never demonstrate the feasibility of our Orion technology.

Our research and development efforts remain subject to all of the risks associated with the development of new technology. Our Orion technology, though based on our FDA approved Argus II retinal prosthesis, is not yet fully developed. Development of the underlying technology, including the further development and refinement of our Orion technology, may be affected by unanticipated technical or other problems, among other development and research issues, and the possible insufficiency of funds needed in order to complete development of these products or devices. Regulatory and clinical hurdles, adverse reactions experienced in trials, or other operational or regulatory challenges also may result in delays and cause us to incur additional expenses that may increase our need for capital and result in additional losses. For example, three of the six subjects implanted in the Early Feasibility Study have been explanted by the subjects’ request. While all had been implanted at least three years, the explants represent a limit in the long-term data that can be collected in the current study. If we cannot complete, or if we experience significant delays in developing our technology, applications or products for use by those patients who can benefit from vision restoration, particularly after incurring significant expenditures, our business may fail and investors may lose the entirety of their investment.

Since we have had an operating history of losses and have no current revenue producing operations, the future of our business is difficult to evaluate.

To date, our operations on a consolidated basis have consisted of the continued development and clinical studies of our Orion-focused technologies and implementation of the early parts of our business plan. We have incurred significant operating losses in each year since our inception and we will continue to incur additional losses for the next several years. In addition, our losses may be greater than expected and our operating results may suffer. We have limited historical financial data upon which we may base our projected revenue and base our planned operating expenses. This operating history makes it difficult to evaluate our technology or prospective operations and business prospects.

Clinical development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and initial trials may not be predictive of future trial results.

Clinical testing is expensive and can take several or more years to complete, and its outcome is inherently uncertain. Failure or delay can occur at any time during the clinical trial process. Success in nonclinical studies and early feasibility clinical studies does not ensure that expanded clinical trials that will be used to support regulatory submissions will be successful. These setbacks may be caused by, among other things, nonclinical findings made while clinical trials were underway, and safety or efficacy observations made in clinical trials, including previously unreported adverse events. Even if our clinical trials are completed, the results may not be sufficient to obtain regulatory approval or clearance for our product candidates.

Interim “top-line” and preliminary results from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim top-line or preliminary results from our clinical trials. Interim results from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top-line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Differences between preliminary or interim data and final data could significantly harm our business prospects and may cause the trading price of our common stock to fluctuate significantly.

Risks Related to Our Common Stock

We have not been profitable to date and expect our operating losses to continue for the foreseeable future; we may never be profitable.

We have incurred operating losses and generated negative cash flows since our inception and have financed our operations principally through equity investments and borrowings. Our ability to generate sufficient revenues to fund operations is uncertain. For the fiscal year ended December 31, 2020, we generated no revenue from operations and incurred a net loss of $14.9 million. For the fiscal year ended December 31, 2021, we generated no revenue from operations and incurred a net loss of $8.9 million. Our total accumulated deficit through December 31, 2021, was $328.6 million.

As a result of our limited commercial operating history, revenue is difficult to forecast. We expect expenses to increase in the future as we expand our activities in connection with the further development of Orion. We cannot assure you that we will be profitable in the future. Accordingly, the extent of our future losses and the time required to achieve profitability, if ever, is uncertain. Failure to achieve profitability could materially and adversely affect the value of our common stock and our ability to effect additional financings. The success of the business depends on our ability to increase revenues to offset expenses. If we do not achieve profitability, or otherwise fall short of projections, our business, financial condition and operating results will be materially adversely affected.

Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

We cannot predict the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale could adversely affect the prevailing market price of our common stock. This in turn could impair our future ability to raise capital through an offering of our equity securities.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock. The market price of our common stock could decline as a result of sales of our common stock and warrants or the perception that such sales could occur. We may issue and sell additional shares of our common stock in private placements or registered offerings in the future. We also may conduct additional registered rights offerings in the future pursuant to which we may issue shares of our common stock or other securities.

Risks Relating to Our Operations

The COVID-19 pandemic has had an adverse effect on our business and results of operations and is expected to continue to have further adverse effects, which could be material, on our business, results of operations, financial condition, liquidity, and capital investments.

In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China and has since spread globally. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. In addition, most states in the U.S., including California, where we are headquartered, have declared a state of emergency. The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place or stay-at-home orders, and business shutdowns.

In accordance with local and state guidelines regarding the COVID-19 pandemic, we are requiring all of our employees to wear masks in the office and use their best judgement to work remotely or work in the office. While many of our employees are accustomed to working remotely, much of our workforce has not historically been remote. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance becomes available, restricting the ability to do business in person may create operational or other challenges, any of which could harm our business, financial condition and results of operations.

In addition, our clinical trials have been affected by the COVID-19 outbreak. Patient visits in ongoing clinical trials have been delayed, for example, due to prioritization of hospital resources toward the COVID-19 outbreak, travel restrictions imposed by governments, and the inability to access sites for initiation and monitoring. For example, scheduled patient visits to our clinical sites at UCLA and Baylor were temporarily put on hold due to COVID-19. Visits have now resumed at both sites. In addition, the validation study for the revised FLORA assessment was paused due to travel requirements for its completion. Also, some of our suppliers of certain materials used in the development of our product candidates are located in areas impacted by COVID-19 which could limit our ability to obtain sufficient materials for our product candidates. COVID-19 has and will continue to adversely affect global economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our product candidates, if approved, and impact our operating results. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of the continued global economic impact of the pandemic. We could experience further harm to our business and we cannot anticipate all of the ways in which health epidemics such as COVID-19 and its variants could adversely impact our business. Although we are continuing to monitor and assess the effects of the COVID-19 pandemic on our business, the ultimate impact of the COVID-19 outbreak or a similar health epidemic is highly uncertain and subject to change.

COVID-19 has directly and indirectly adversely affected Second Sight and will likely continue to do so for an uncertain period of time. In March and April 2020 we laid off the majority of our employees as a result of COVID-19 and an inability to obtain financing. We retain approximately fifteen of our employees to oversee current operations, including some that were re-hired once our financial situation improved and the future of the company became clearer. The cumulative effects of COVID-19 and its variants on the Company cannot be predicted at this time, but could include, without limitation:

●	reputational damages of the Company and its products;
●	inability to raise additional funds to finance and continue our operations;
●	inability to maintain adequate office laboratory facilities;
●	inability to retain and hire experienced personnel;
●	diminished ability, or inability, to enroll patients or complete clinical trials and other activities required to achieve regulatory clearance of our products under development
●	inability to finalize our plan for and enroll patients into our proposed pivotal clinical trial;
●	material delays or inability to complete development and commercialization of Orion;
●	inability to satisfy Nasdaq’s continued listing requirements and possible delisting; and

●	other uncertain events that may have negative impact on our operations.

Materials necessary to manufacture Orion may not be available on commercially reasonable terms, or at all, which may delay development, manufacturing and commercialization of our products.

We rely on numerous suppliers to provide materials, components and services necessary to produce the Orion system and next generation product candidates. Certain suppliers are currently sole source because of our low manufacturing volumes and our need for specialty technical or other engineering expertise. Our suppliers may be unable or unwilling to deliver these materials and services to us timely as needed or on commercially reasonable terms. Should this occur, we would seek to qualify alternative suppliers or develop in-house manufacturing capability but may be unable to do so. Substantial design or manufacturing process modifications and regulatory approval might be required to facilitate or qualify an alternate supplier. Even where we could qualify alternative suppliers the substitution of suppliers may be at a higher cost and cause time delays including delays associated with additional possible FDA review, that could impede the production of the Orion system, reduce gross profit margins and impact our ability to deliver our products as may be timely required to meet demand.

Any failure or delay in completing clinical trials or studies for new product candidates or next generation of our products and the expense of those trials could adversely affect our business.

Preclinical studies and clinical trials required to demonstrate the safety and efficacy of incremental changes, including new wearables and software enhancements and for new product candidates such as Orion are time consuming and expensive. If we are required to conduct additional clinical trials or other studies with respect to any of our product candidates beyond those that we have contemplated, if we are unable to successfully complete our clinical trials or other studies or if the results of these trials or studies are not positive or are only modestly positive, we may be delayed in obtaining marketing approval for those product candidates, we may not be able to obtain marketing approval or we may obtain approval for indications that are not as broad as intended. Our product development costs also will increase if we experience delays in testing or approvals.

The completion of clinical trials for our product candidates could be delayed because of our inability to manufacture or obtain from third parties materials sufficient for use in preclinical studies and clinical trials; delays in patient enrollment and variability in the number and types of patients available for clinical trials; difficulty in maintaining contact with patients after treatment, resulting in incomplete data; poor effectiveness of product candidates during clinical trials; unforeseen safety issues or side effects; and governmental or regulatory delays and changes in regulatory requirements and guidelines.

If we incur significant delays in our clinical trials, our competitors may be able to bring their products to market before we do which could result in harming our ability to commercialize our products or potential products. If we experience any of these occurrences our business will be materially harmed.

We have lost key management and staff personnel because of Covid-19 pandemic. If we fail to recruit highly skilled personnel to replace employees who have left the Company, our ability to identify, develop and commercialize new or next generation product candidates will be impaired, could result in loss of markets or market share and could make us less competitive.

We have laid off the majority of our employees including key members of our executive management team because Covid-19 outbreak affected our ability to fund our operations. Our existing employees could leave our company with little or no prior notice. The loss of any management executive or any other principal member of our management team or our inability to attract and retain skilled employees could impair our ability to identify, develop and market new products or effectively deal with regulatory and reimbursement matters. Will McGuire, our President and Chief Executive Officer, tendered his resignation effective March 27, 2020 and our Board appointed Matthew Pfeffer, a member of our Board of Directors, as acting chief executive officer, and Edward Sedo, our Controller, as Principal Accounting and Financial Officer. On March 26, 2021 Matthew Pfeffer relinquished his position as acting chief executive officer and the Board appointed Scott Dunbar, our Senior Patent Counsel and Compliance Officer, as acting chief executive officer. To the extent that we lose experienced personnel, it is critical that we develop other employees, hire new qualified personnel and successfully manage the transfer of critical knowledge. No assurance can be given that we will be able to do so.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We intend to adopt policies for compliance with these anti-bribery laws, which often carry substantial penalties. We cannot assure you that our internal control policies and procedures always will protect us from reckless or other inappropriate acts committed by our affiliates, employees or agents. Violations of these laws, or allegations of such violations, could have a material adverse effect on our business, financial position and results of operations and could cause the market value of our common stock to decline.

Risks Related to Intellectual Property and Other Legal Matters

If we or our licensors are unable to protect our/their intellectual property, then our financial condition, results of operations and the value of our technology and products could be adversely affected.

Patents and other proprietary rights are essential to our business, and our ability to compete effectively with other companies is dependent upon the proprietary nature of our technologies. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen our competitive position. We seek to protect these, in part, through confidentiality agreements with certain employees, consultants and other parties. Our success will depend in part on the ability of our licensors to obtain, maintain (including making periodic filings and payments) and enforce patent protection for their intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute or continue to prosecute the patent applications which we have licensed. Even if patents are issued in respect of these patent applications, we or our licensors may fail to maintain these patents, may determine not to pursue litigation against entities that are infringing upon these patents, or may pursue such enforcement less aggressively than we ordinarily would. Without adequate protection for the intellectual property that we own or license, other companies might be able to offer substantially identical products for sale, which could unfavorably affect our competitive business position and harm our business prospects. Two patents licensed from the John Hopkins University (the JHU Patents) expired in 2018, along with our License Agreement with the Johns Hopkins University. The expiration of the JHU Patents removes a barrier to entry for competitors who may be interested in selling a product competitive with Argus II. The JHU Patents are specific to retinal stimulation and have no effect on Orion technology.

Even if issued, patents may be challenged, invalidated, or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection that we may have for our products.

Litigation or third-party claims of intellectual property infringement or challenges to the validity of our patents would require us to use resources to protect our technology and may prevent or delay the development, regulatory approval or commercialization Orion system or new product candidates. Further, the validity of some of our patents has been challenged.

Pixium has three currently pending oppositions in the European Patent Office (EPO) challenging the validity of European patents owned by Second Sight. The EPO proceedings involving Pixium and Second Sight are:

●	EP1937352 Sub-Threshold Stimulation to Precondition Neurons for Supra-Threshold Stimulation - cancelled in the Opposition Division, appeal pending.
●	EP2061549 - Package for an Implantable Neural Stimulation Device - Cancelled in the Opposition Division, appeal pending.
●	EP2185236 - Implantable Device for the Brain - Upheld in the Opposition Division, appeal pending.

If we are the target of claims by third parties asserting that our products or intellectual property infringe upon the rights of others we may be forced to incur substantial expenses or divert substantial employee resources from our business and, if successful, those claims could result in our having to pay substantial damages or prevent us from developing one or more product candidates. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

The validity of some of our patents has been challenged. If we experience patent infringement claims, or if we elect to avoid potential claims others may be able to assert, we or our collaborators may choose to seek, or be required to seek, a license from the third-party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly. The cost to us of any litigation or other proceeding, regardless of its merit, even if resolved in our favor, could be substantial. Some of our competitors may be able to bear the costs of such litigation or proceedings more effectively than we can because of their having greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Intellectual property litigation and other proceedings may, regardless of their merit, also absorb significant management time and employee resources.

If we fail to comply with our obligations in the agreements under which we license development or commercialization rights to products or technology from third parties, we could lose license rights that are important to our business.

We hold an exclusive license from the Doheny Eye Institute (DEI) to intellectual property relating to the Argus II visual prosthesis and Orion cortical visual prosthesis. This license imposes various commercialization, milestone payment, profit sharing, insurance and other obligations on us. If we fail to comply with any material obligations, DEI will have the right to terminate the license, which covers part of the Argus and Orion systems. The existing or future patents to which we have rights based on our agreements with DEI may be too narrow to prevent third parties from developing or designing around these patents. Additionally, we may lose our exclusive rights to the patents and patent applications we license in the event of a breach or termination of the license agreement. The license expires with the expiration of the last of the licensed patents on August 8, 2033. The royalty in the agreement is 0.5% of the patented portion of Argus II system sales. All of the patents in the DEI agreement are co-owned by Second Sight and DEI. We license DEI’s interest in the patents to maintain our exclusive use on that intellectual property. Should the license terminate, we retain the right to utilize the intellectual property, but may not be able to prevent others from doing so, in which case we may lose a competitive advantage.

If we are unable to protect the intellectual property used in our products, others may be able to copy our innovations which may impair our ability to compete effectively in our markets.

The strength of our patents involves complex legal and scientific questions and can be uncertain. We have over 300 issued patents and over 15 pending patent applications worldwide as of December 31, 2021. Our patent applications may be challenged or fail to result in issued patents and our existing or future patents may be too narrow to prevent third parties from developing or designing around our intellectual property and in that event we may lose competitive advantage and our business may suffer.

Further, the patent applications that we license or have filed may fail to result in issued patents. The claims may need to be amended. Even after amendment, a patent may not issue and in that event we may not obtain the exclusive use of the intellectual property that we seek and may lose competitive advantage which could result in harm to our business.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization activities for Orion.

Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to the Argus II or Orion systems, the medical device industry is characterized by many litigation cases regarding patents and other intellectual property rights. Other parties may in the future allege that our activities infringe their patents or that we are employing their proprietary technology without authorization. We may not have identified all the patents, patent applications or published literature that affect our business either by blocking our ability to commercialize our product, by preventing the patentability of one or more aspects of our products or those of our licensors or by covering the same or similar technologies that may affect our ability to market our product.

In addition, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain future licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly.

We may become involved in future lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may file infringement claims, which can be expensive and time consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or of our licensors is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

The U.S. Patent and Trademark Office may initiate interference proceedings to determine the priority of inventions described in or otherwise affecting our patents and patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if a prevailing party does not offer us a license on terms that are acceptable to us. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction of our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the U.S.

We are increasingly dependent on sophisticated information technology systems, including systems from third parties, and if we fail to properly maintain the integrity of our data or if our products do not operate as intended, our business could be materially and adversely affected.

We are increasingly dependent on sophisticated information technology systems for our products and infrastructure, and we rely on these information technology systems, including technology from third-party vendors, to process, transmit and store electronic information in our day-to-day operations. We continuously monitor, upgrade and expand the systems we operate to improve information systems capabilities. Our information systems require an ongoing commitment of significant resources to maintain, protect, and enhance existing systems and develop or contract new systems to keep pace with continuing changes in information processing technology, evolving systems and regulatory standards, and the increasing need to protect patient and customer information. In addition, third parties may attempt to hack into our products or systems and may obtain data relating to patients with our products or proprietary information. If we fail to maintain or protect our information systems and data integrity with cyber security effectively, we could lose existing customers, have difficulty attracting new customers, have problems in determining product cost estimates and establishing appropriate pricing, have difficulty preventing, detecting, and controlling fraud, have disputes with customers, physicians, and other health care professionals, have regulatory sanctions, fines, or penalties imposed, have increases in operating expenses, incur expenses or lose revenue as a result of a data privacy breach, or suffer other adverse consequences. There can be no assurance that our process of upgrading and expanding our information systems capabilities, protecting and enhancing our systems including cyber security methods, and developing new systems to keep pace with continuing changes in information processing technology will be successful or that additional systems issues will not arise in the future. Our products contain hardware and software protections which are intended to prevent unauthorized access or control of our implanted device. However, if an unauthorized user is able to breach our controls and gain access to one of our devices implanted in a patient, serious harm, injury and/or death may result. Any significant breakdown, intrusion, interruption, corruption, or destruction of these systems, as well as any data breaches, could have a material adverse effect on our business.

Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our products.

We face a risk of product liability claims arising from the prosthesis being implanted, and it is possible that we may be held liable for injuries of patients who receive our product. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forego further commercialization of one or more of our products. We maintain product liability insurance relating to our clinical trials and commercial sales, with an aggregate coverage limit under these insurance policies of $10 million, and while we believe this amount of insurance currently is sufficient to cover our product liability exposure, these limits may not prove adequate to fully cover potential liabilities. In addition, we may not be able to obtain or maintain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims, which could prevent or inhibit the commercial production and sale of our products. If the use of our products harm or are alleged to harm people, we may be subject to costly and damaging product liability claims that exceed our policy limits and cause us significant losses that could seriously harm our financial condition or reputation.

Legislative or regulatory reform of the health care system in the U.S. and foreign jurisdictions may adversely impact our business, operations or financial results.

Our industry is highly regulated and changes in law may adversely impact our business, operations or financial results. In March 2010, the Patient Protection and Affordable Care Act, and a related reconciliation bill were signed into law. This legislation changes the current system of healthcare insurance and benefits intended to broaden coverage and control costs. The law also contains provisions that will affect companies in the medical device industry and other healthcare related industries by imposing additional costs and changes to business practices.

Moreover, in some foreign countries, including countries in Europe and Canada, the pricing of approved medical devices is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take 12 months or longer after the receipt of regulatory approval and product launch. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. Our business could be materially harmed if reimbursement of our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels.

We cannot predict what healthcare reform initiatives may be adopted in the future. Further federal and state legislative and regulatory developments appear likely, and we expect ongoing initiatives in the U.S. and Europe. These reforms could have an adverse effect on our ability to obtain timely regulatory approval for new products and on anticipated revenues from product candidates, both of which may affect our overall financial condition.

We are a “non-accelerated filer” and a “smaller reporting company” for SEC filing purposes and we cannot be certain if the reduced disclosure requirements applicable will make our common stock less attractive to investors.

For so long as we remain a ‘non-accelerated filer” we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not ‘non-accelerated filers,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile or may decline.

In addition, Section 107 of the JOBS Act also provides that a ”smaller reporting company” can take advantage of an extended transition period for complying with new or revised accounting standards. However, we chose to “opt out” of this extended transition period, and as a result, we intend to comply with new or revised accounting standards on the relevant dates that adoption of those standards may be required. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Risks Relating to Our Financial Results and Need for Financing

Fluctuations in our quarterly operating results and cash flows could adversely affect the price of our common stock.

Our operating results will be affected by numerous factors such as:

●	materially reduced revenue we receive as a result of refocusing our business and resources to the Orion II as we discontinued the production of the Argus II systems, and eliminated our marketing and implants of the Argus II;
●	the status of our preclinical and clinical development programs;
●	continued clinical results from our Early Feasibility Study of six subjects currently under way at UCLA and Baylor;
●	the filing and acceptance of an IDE with the FDA to initiate a larger pivotal trial for regulatory approval;
●	clinical results from conducting our larger pivotal trial(s):
●	three of our six patient EFS study have had the devices explanted which could cause us to have difficulty recruiting future subjects for implantation;
●	our ability to obtain regulatory approval of the Orion system in the U.S. and other additional jurisdictions;
●	the emergence of products that compete with our product candidates;
●	our ability to leverage Argus II technology for cortical stimulation using Orion;
●	the status of our preclinical and clinical development programs, variations in the level of expenses related to our existing product candidates or preclinical and clinical development programs;

●	execution of collaborative, licensing or other arrangements, and the timing of payments received or made under those arrangements;
●	any intellectual property infringement lawsuits to which we may become a party; and
●	our ability to obtain reimbursement from government or private payors at levels we deem adequate to sustain our operations.

If our quarterly operating results fall below the expectations of investors or securities analysts, or if we experience delays in reaching commercialization of the Orion system the price of our common stock could decline substantially. Any quarterly fluctuations in our operating results and cash flows may cause the price of our stock to fluctuate substantially. We believe that, in the near term, quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

We need additional capital to support our operations and growth. Additional capital may be difficult to obtain restricting our operations and resulting in additional dilution to our stockholders.

Our business requires additional capital for implementation of our long term business plan. We currently estimate that our existing cash and cash equivalents can sustain our operations for at least 24 months. The actual amount of funds that we will need for our business will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include:

●	the amount of our future operating losses;
●	legal, accounting and other costs associated with the proposed merger with NPM;
●	expenses relating to the Early Feasibility Study of the Orion;
●	ongoing commercialization planning for the Orion system;
●	the amount of our research and development, including research and development for the Orion visual prosthesis, marketing and general and administrative expenses; and
●	regulatory changes and technological developments in our markets.

In November 2017, we entered into an At-the-Market sales agreement (the “Sales Agreement”) with B. Riley FBR Inc. and H.C. Wainwright & Co., LLC, as agents (“Agents”) pursuant to which we may offer and sell, from time to time through either of the Agents, shares of our common stock having an aggregate offering price as set forth in the Sales Agreement and a related prospectus supplement filed with the Securities and Exchange Commission. We agreed to pay the Agents a cash commission of 3.0% of the aggregate gross proceeds from each sale of shares under the Sales Agreement. During January and February 2018, we sold approximately 278,000 shares of common stock for net proceeds of $4.0 million. During December 2019 we sold approximately 17,000 shares of common stock under this agreement for net proceeds of $0.1 million. During 2018 we also sold privately in at the market transactions an aggregate of approximately 1,966,000 shares of common stock for gross proceeds of approximately $22.0 million.

In a rights offering completed on February 22, 2019 we sold approximately 5,976,000 units, each priced at $5.792 for net cash proceeds of approximately $34.4 million. Each unit consisted of one share and one immediately exercisable warrant having an exercise price of $11.76 per share. Entities controlled by Gregg Williams, our Chairman of the Board of Directors, acquired approximately 5,180,000 units in the offering for an aggregate investment of approximately $30 million.

In May 2020, March 2021 and June 2021we sold 7.5 million shares, 4.65 million shares and 11.5 million shares for net proceeds of $6.7 million, $24.5 million and $53.3 million, respectively. On December 8, 2020 we borrowed $1 million from Gregg Williams, Chairman of the Board of Directors and $1.2 million from two unaffiliated shareholders. These loan obligations were unsecured, bore interest at 12% per year and were repaid during 2021.

As we require additional funds, we may seek to fund our operations through the sale of additional equity securities, debt financing and strategic collaboration agreements. We cannot be sure that additional financing from any of these sources will be available when needed or that, if available, the additional financing will be obtained on terms favorable to us or our stockholders. If we raise additional funds by selling shares of our capital stock, the ownership interest of our current stockholders will be diluted. If we are unable to obtain additional funds on a timely basis or on terms favorable to us, we may be required to cease or reduce certain research and development projects, to sell some or all of our technology or assets or business units or to merge all or a portion of our business with another entity.

Our ability to utilize and benefit from our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2021, we had federal and state of California income tax net operating loss carryforwards, which may be applied to future taxable income, of approximately $124.3 million and $76.8 million, respectively. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until these unused losses expire. However, we may be unable to use these losses to offset taxable income before our unused losses expire at various dates that range from 2035 through 2037 for federal net operating losses generated before 2018. Federal net operating losses generated for year 2018 and forward do not expire. State net operating losses expire from 2033 through 2041. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss, or NOL, carryforwards to offset its post-change taxable income may be limited. Limitations may also apply to the utilization of other pre-change tax attributes as a result of an ownership change.

We experienced an “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended, during the second quarter of 2017. The ownership change will subject our net operating loss carryforwards to an annual limitation, which will significantly restrict our ability to use them to offset taxable income in periods following the ownership change. In general, the annual use limitation equals the aggregate value of our stock at the time of the ownership change multiplied by a tax-exempt interest rate specified by the Internal Revenue Service. We have analyzed the available information to determine the amount of the annual limitation. Based on information available to us, the 2017 limitation is estimated to range between $1.4 million and $3.7 million annually. In total, we estimate that the 2017 ownership change will result in approximately $120 million and $56 million of federal and state net operating loss carryforwards expiring unused.

Risks Related to Our Business and Industry

We have incurred operating losses since inception and may continue to incur losses for the foreseeable future.

We have had a history of operating losses and we expect that operating losses will continue into the near term. Although we have had sales of the Argus II product, these limited sales were insufficient to cover our operating expenses. Given the limited addressable market of Argus II, we no longer market the Argus II and have focused all of our resources on the development of Orion. Our ability to generate positive cash flow will hinge on our ability to develop the Orion visual prosthesis, correctly price our product to our markets, and obtain government and private insurance reimbursement. As of December 31, 2021 we had stockholders’ equity of $68.4 million and an accumulated deficit of $328.6 million. We cannot assure you that we will be profitable even if we successfully commercialize our products. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

Our business is subject to international economic, political and other risks that could negatively affect our results of operations or financial position.

We anticipate that revenue from Europe and other countries outside the U.S. may be material to our future long-term success. Accordingly, our operations are subject to risks associated with doing business internationally, including:

●	currency exchange variations;
●	extended collection timelines for accounts receivable;
●	greater working capital requirements;
●	multiple legal frameworks and unexpected changes in legal and regulatory requirements;
●	the need to ensure compliance with the numerous regulatory and legal requirements applicable to our business in each of these jurisdictions and to maintain an effective compliance program to ensure compliance with these requirements;

●	political changes in the foreign governments impacting health policy and trade;
●	tariffs, export restrictions, trade barriers and other regulatory or contractual limitations that could impact our ability to sell or develop our products in certain foreign markets;
●	trade laws and business practices favoring local competition; and
●	adverse economic conditions, including the stability and solvency of business financial markets, financial institutions and sovereign nations and the healthcare expenditure of domestic or foreign nations.

The realization of any of these or other risks associated with operating in Europe or other non-U.S. countries could have a material adverse effect on our business, results of operations or financial condition.

We are subject to stringent domestic and foreign medical device regulation and any unfavorable regulatory action may materially and adversely affect our financial condition and business operations.

Our products, development activities and manufacturing processes are subject to extensive and rigorous regulation by numerous government agencies, including the FDA and comparable foreign agencies. To varying degrees, each of these agencies monitors and enforces our compliance with laws and regulations governing the development, testing, manufacturing, labeling, marketing, distribution, and the safety and effectiveness of our medical devices. The process of obtaining marketing approval or clearance from the FDA and comparable foreign bodies for new products, or for enhancements, expansion of the indications or modifications to existing products, could:

●	take a significant, indeterminate amount of time;
●	result in product shortages due to regulatory delays;
●	require the expenditure of substantial resources;
●	involve rigorous pre-clinical and clinical testing, and possibly post-market surveillance;
●	involve modifications, repairs or replacements of our products;
●	require design changes of our products;
●	result in limitations on the indicated uses of our products; and
●	result in our never being granted the regulatory approval we seek.

Any of these occurrences that we might experience will cause our operations to suffer, harm our competitive standing and result in further losses that adversely affect our financial condition.

We have ongoing responsibilities under FDA and international regulations, both before and after a product is commercially released. For example, we are required to comply with the FDA’s Quality System Regulation (QSR), which mandates that manufacturers of medical devices adhere to certain quality assurance requirements pertaining, among other things, to validation of manufacturing processes, controls for purchasing product components, and documentation practices. As another example, the Medical Device Reporting regulation requires us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury, or that a malfunction occurred which would be likely to cause or contribute to a death or serious injury upon recurrence. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, or that any of our medical devices are ineffective or pose an unreasonable health risk, the FDA could ban such medical devices, detain or seize such medical devices, order a recall, repair, replacement, or refund of such devices, or require us to notify health professionals and others that the devices present unreasonable risks of substantial harm to the public health. The FDA has been increasing its scrutiny of the medical device industry and the government is expected to continue to scrutinize the industry closely with inspections and possibly enforcement actions by the FDA or other agencies. Additionally, the FDA may restrict manufacturing and impose other operating restrictions, enjoin and restrain certain violations of applicable law pertaining to medical devices and assess civil or criminal penalties against our officers, employees, or us. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively manufacturing, marketing and selling our products. In addition, negative publicity and product liability claims resulting from any adverse regulatory action could have a material adverse effect on our financial condition and results of operations.

The number of preclinical and clinical tests that will be required for regulatory approval varies depending on the disease or condition to be treated, the jurisdiction in which we are seeking approval and the regulations applicable to that particular medical device. Regulatory agencies, including those in the U.S., Canada, Europe and other countries where medical devices are regulated, can delay, limit or deny approval of a product for many reasons. For example,

●	a medical device may not be safe or effective;
●	regulatory agencies may interpret data from preclinical and clinical testing differently than we do;
●	regulatory agencies may not approve our manufacturing processes;
●	regulatory agencies may conclude that our device does not meet quality standards for durability, long-term reliability, biocompatibility, electromagnetic compatibility, electrical safety; and
●	regulatory agencies may change their approval policies or adopt new regulations.

The FDA may make requests or suggestions regarding conduct of our clinical trials, resulting in an increased risk of difficulties or delays in obtaining regulatory approval in the U.S. Any of these occurrences could prove materially harmful to our operations and business.

Any revenue from sales of Orion will be dependent upon the pricing and reimbursement guidelines adopted in each country and if pricing and reimbursement levels are inadequate to achieve profitability our operations will suffer.

Our financial success is dependent on our ability to price our products in a manner acceptable to government and private payors while still maintaining our profit margins. Numerous factors that may be beyond our control may ultimately impact our pricing of Orion and determine whether we are able to obtain reimbursement or reimbursement at adequate levels from governmental programs and private insurance. If we are unable to obtain reimbursement or our product is not adequately reimbursed, we will experience reduced sales, our revenues likely will be adversely affected, and we may not become profitable.

Obtaining reimbursement approvals is time consuming, requires substantial management attention, and is expensive. Our business will be materially adversely affected if we do not receive approval for reimbursement of Orion under government programs and from private insurers on a timely or satisfactory basis. Limitations on coverage could also be imposed at the local Medicare Administrative Contractor level or by fiscal intermediaries in the U.S., and by regional or national funding agencies in Europe. Our business could be materially adversely affected if the Medicare program, local Medicare Administrative Contractors or fiscal intermediaries were to make such a determination and deny, restrict or limit the reimbursement of Orion. Similarly in Europe, these governmental and other agencies could deny, restrict or limit the reimbursement of Orion at the hospital, regional or national level. Our business also could be adversely affected if surgeons and the facilities within which they operate are not adequately reimbursed by Medicare and other funding agencies for the cost of the procedure in which they implant the Orion on a basis satisfactory to the administering surgeons and their facilities. If the local contractors that administer the Medicare program and other funding agencies are slow to reimburse surgeons or provider facilities for the Orion system, the surgeons and facilities may delay their payments to us, which would adversely affect our working capital requirements. Also, if the funding agencies delay reimbursement payments to the hospitals, any increase to their working capital requirements could reduce their willingness to treat blind patients who wish to have our Orion devices implanted. If reimbursement for our products is unavailable, limited in scope or amount, or if pricing is set at unsatisfactory levels, our business will be materially harmed.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

In order to obtain marketing approval for Orion we must demonstrate the safety and efficacy of Orion through clinical trials as well as additional supporting data. If Orion is associated with undesirable side effects in clinical trials or have characteristics that are unexpected, we may need to interrupt, delay or abandon Orion’s development, cause it to have reduced functionality, or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. We are conducting an initial feasibility clinical study of Orion at UCLA and Baylor, but we cannot guarantee that any positive results in this limited trial will successfully translate to a pivotal clinical trial. It is not uncommon to observe results in human clinical trials that are unexpected based on limited trials testing, and many product candidates fail in large clinical trials despite promising limited clinical trial results. Moreover, clinical data is often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain marketing approval for their products. No assurance can be given that we will not encounter similar results in our Orion trials.

Human subjects in our clinical trials may suffer significant adverse events, tolerability issues or other side effects associated with the surgical implantation, chronic implantation, and chronic use of the Orion device. These events include, but are not limited to, the following (events that are also anticipated during or following explanation of the Orion device are identified with an asterisk (*)): intracranial hemorrhage*; subcutaneous hematoma*; vascular injury causing stroke or hemorrhage (e.g. injury to the superior sagittal sinus or posterior cerebral artery perforators)*; hydrocephalus*; intracranial hypotension or cerebrospinal fluid (CSF) leak*; headache or pain in the head, including deep pain*; tingling at the implant site*; brain edema*; infection*; meningitis*; implant site pain, swelling, discharge or effusion*; suture-related complications or stitch abscess*; skin erosion on and/or around the implant site; adverse tissue reaction to the implant; tissue damage at the implant/explant site*; cranial defect/bone damage*; decline in residual vision*; dizziness/syncope*; foreign body sensation at the implant site*; activation of motor or sensory neurons (e.g., muscle twitch); clinically symptomatic seizure*; development of epilepsy; coma*; death*; psychiatric events, including but not limited to mood changes, depression, suicidality, and psychosis*; neurological deficit, including but not limited to language (dysphemia), dysesthesias, paresis, paresthesia, visual field, motor deficit (including apraxia), and memory impairment*; drug hypersensitivity, adverse drug reaction, or therapeutic agent toxicity*; events related to any surgery and general anesthesia including cardiac risks, including stroke/transient ischemic attack, arrhythmia, cardiac arrest, and myocardial infarction*, venous thromboembolic (VTE) disease*; pneumonia*, urinary tract infection*, post-operative delirium*, postoperative constipation*, post-operative vomiting or nausea*, or post-operative fever*; injuries due to falls or bumps; skin irritation or burns; Orion system failure or malfunction; array migration; damage to the Orion electronics case; device interaction including the Orion device may interfere with the proper functioning of other electronic devices and emissions from other electronic equipment may interfere with the proper functioning of the Orion device; and (explant only) inability to remove all or part of the Orion device due to fibrosis or other reason.

No assurance can be given that we will not encounter adverse events in our Orion trials. The observed efficacy and extent of light perception and vision restoration for subjects implanted with Orion in our feasibility study may not be maintained over the long term, or may not be observed in a larger pivotal clinical trial. If general clinical trials of Orion fail to demonstrate efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of Orion.

For example, in June 2018, one subject in our Early Feasibility Study for Orion (“EFS”) experienced a seizure while in the clinic when we were evaluating a specific video stimulation algorithm. The seizure resolved quickly with medication and the subject was released from the clinic without need for hospitalization or further treatment. The subject was allowed to continue using the Orion device after the serious adverse event was reviewed by a safety committee for the study and clinicians at the implanting institution.

In addition, in January 2019 we observed higher impedance levels on 11 of 60 electrodes with the first EFS subject implanted with the Orion device in January 2018. As a result, some of these electrodes no longer generated a phosphene, or observable spot of light, for the subject. Mechanical and software safeguards are built into the device to avoid excessive electrical stimulation and, as a result, the higher impedance levels do not pose any known safety risks to the subject. Given the pattern of high impedances, we took the precaution of disabling half of the electrodes on the array to ensure that other potentially affected electrodes were not used. The subject continued to use the device and participate in the clinical study. This subject was explanted (electively, to be able to undergo an MRI for an unrelated issue) after having been implanted for 42 months. Analysis of the explanted device indicated that it was still functional, and there were no signs of corrosion or material damage to the electrodes. There was visible damage to the cable, likely due to stresses in silicone attributable to the manufacturing process of the first batch of implants. The manufacturing process was changed for later implants. We currently have no indication that the issue exists with any of the Orion devices implanted in each of the other three current EFS subjects, each of whom has been implanted about 4 years. Prior to initiation of EFS, we subjected six Orion implants to accelerated aging tests and had no failures for what was the equivalent of up to 6.5 years.

In October 2019, we also observed changes to impedances (higher and lower) on most electrodes with the sixth EFS subject implanted with the device in January 2019. These impedance changes were coincident with a loss of most perception from the device, though there is no indication of a medical adverse event or a device defect. When examined again in November 2019, this sixth EFS subject showed improved perception and more normal impedances including performance on the 12-month visual function and functional vision assessments that was similar to pre-incident performance. We are currently investigating the possible root cause(s) for these changes, which may or may not be device related (that is, the possible root causes may be subject related). This subject was explanted (also electively) after having been implanted for 36 months. Analysis of this explanted device has not been completed.

In March 2022, a third EFS subject underwent elective explant after having been implanted for 46 months. Analysis of this explanted device has not been completed.

We cannot provide any assurance that we will not experience similar or other issues with any of the implanted Orion devices, be able to determine the root cause of the issue or to ascertain whether the issue is isolated or systemic in nature. Additional testing, investigation, design changes or mitigation activities may delay our plans to conduct additional clinical studies for Orion and/or our marketing approval and may have a material adverse effect on our business.

If device defects, significant adverse events or other side effects are observed in any of our future clinical trials, we may have difficulty recruiting subjects to the clinical trial, subjects may drop out of our trial, or we may be required to abandon the trial or our development efforts of that product candidate altogether. We, the FDA or other applicable regulatory authorities may suspend clinical trials of Orion at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks. Devices developed in the prosthesis industry that initially showed promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude Orion from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its actual or perceived safety and tolerability profile. Any of these developments could materially harm our business, financial condition and prospects.

Should Orion obtain marketing approval, adverse effects associated with it may also develop after such approval and could lead to requirements for conducting additional clinical safety trials, placing additional warnings in the labeling, imposing significant restrictions on Orion, or withdrawing the Orion from the market while further incurring attendant costs of explants and exposure to litigation. We cannot predict whether Orion will cause significant adverse effects in humans that would preclude or lead to the revocation of regulatory approval. However, any such event, were it to occur, would cause substantial harm to our business and financial condition and would result in the diversion of our management’s attention.

We are also subject to stringent government regulation in European and other foreign countries, which could delay or prevent our ability to sell our products in those jurisdictions.

We intend to pursue market authorizations for the Orion system and other product candidates in additional jurisdictions and undergo additional audits. For us to market our products in Europe and some other international jurisdictions, we and our distributors and agents must obtain required regulatory registrations or approvals. The approval procedure varies among countries and jurisdictions and can involve additional testing, and the time and costs required to obtain approval may differ from that required to obtain an approval by the FDA. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or jurisdictions or by the FDA. Violations of foreign laws governing use of medical devices may lead to actions against us by the FDA as well as by foreign authorities. We must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. We may not be able to obtain all the required regulatory registrations or approvals, or we may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals we receive. Delays in obtaining any registrations or approvals required for marketing our products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit our ability to sell our products internationally. For example, international regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to sell our products in Europe, we must reestablish our ISO 13485:2016 certification and CE mark certification that have lapsed, which is an international symbol of quality and compliance with applicable European medical device directives. Failure to maintain the ISO 13485:2016 certification or CE mark certification or other international regulatory approvals would prevent us from selling in some countries in Europe and elsewhere. The failure to obtain these approvals could harm our business materially

Even if we obtain clearance or approval to sell our products, we are subject to ongoing requirements and inspections that could lead to the restriction, suspension or revocation of our clearance.

We, as well as any potential collaborative partners such as distributors, will be required to adhere to applicable FDA regulations regarding good manufacturing practice, which include testing, control, and documentation requirements. We are subject to similar regulations in foreign countries. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Ongoing compliance with good manufacturing practice and other applicable regulatory requirements is strictly enforced in the United States through periodic inspections by state and federal agencies, including the FDA, and in international jurisdictions by comparable agencies. Failure to comply with these regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to obtain premarket clearance or premarket approval for devices, withdrawal of approvals previously obtained, and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would limit our ability to operate and could increase our costs.

We have no large-scale manufacturing experience, which could limit our growth.

Our limited manufacturing experience may not enable us or any outside suppliers to make our products in the volumes that would be necessary for us to achieve a significant amount of commercial sales. Our product involves new and technologically complex materials and processes. As we move from making product for clinical trials to larger quantities for greater commercial distribution, we must develop new internal or external manufacturing techniques and processes that allow us to scale production. We may not be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs in a timely fashion. Difficulties we encounter in manufacturing scale-up, or our failure to implement and maintain our or outside manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production. To date, our manufacturing activities have largely been to provide units for clinical testing and commercial sales of the now discontinued Argus II system. We may face substantial difficulties in reestablishing and maintaining manufacturing and obtaining the manufacturing from outside suppliers for our products at a larger commercial scale and those difficulties may impact the quality of our products and adversely affect our ability to increase sales.

To establish our sales and marketing infrastructure, we will need to grow the size of our organization, and we may experience delays or other difficulties in managing this growth.

As our development and commercialization plans and strategies evolve, we will need to expand the size of our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. Our management team may have to use a substantial amount of time to manage these growth activities. Our future financial performance and our ability to commercialize the Orion system and our other product candidates and compete effectively will depend, in part, on our ability to timely and effectively manage any future growth and related costs. We may not be able to effectively manage a rapid pace of growth and timely implement improvements to our management infrastructure and control systems.

We may acquire additional businesses or form strategic alliances in the future, and we may not realize the benefits of such acquisitions or alliances.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our proposed Orion development activity and business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may have difficulty in developing, manufacturing and marketing the products of a newly acquired company that enhances the performance of our combined businesses or product lines to realize value from expected synergies. We cannot assure that, following an acquisition, we will achieve the revenues or specific net income that justifies the acquisition.

Risks Related to the Securities Market, and Ownership of Our Common Stock

Although we believe that our strategy to (i) leverage proven Argus II technology to develop the Orion visual cortical prosthesis and (ii) significantly expand our addressable market to include a portion of the almost six million patients who are blind from eye trauma, optic nerve disease and injury, diabetic retinopathy, glaucoma and other untreatable causes is more likely to address a better and faster way to treat many causes of blindness, we will incur material near term losses, market uncertainty and our stock may experience significant fluctuations as we continue to focus exclusively on Orion.

Based on assessments of the development of our Orion technology and the positive results in our Early Feasibility Study of the six subjects implanted with the Orion at UCLA Medical Center and at Baylor College of Medicine, in May 2019 our Board approved an acceleration of our transition from the Argus II to the Orion platform so we may more rapidly implement our strategy of treating blindness domestically and worldwide. As a result, we will or have:

●	accelerated the changeover to, and upgrades of, our supply chain, manufacturing and quality assurance processes, as well as our facilities and talent pool to the Orion program and suspended production of Argus II system;

●	manufacture Orion devices that we will require to support FDA approval of the Orion commercial product;
●	seek to conduct a larger feasibility study or a pivotal clinical trial with the intent of seeking regulatory approval for marketing Orion in the U.S.;
●	terminated our commercial activities and other costs associated with expanding or maintaining Argus II sales;
●	incurred non-cash impairment charges of approximately $1.2 million of which $0.5 million related to Argus II inventory and $0.7 million to write-down our fixed assets that were not directly related to the development of Orion in the year ended December 31, 2020;
●	incurred cash severance and related expenses of approximately $800,000 in the year ended December 31, 2020 affecting employees primarily associated with Argus II operations and $0.2 million in material and overhead costs associated with Argus II; and
●	reduce and assess our current level of support of the Argus II patient population.

As a result of this transition from Argus II, our future success will depend on the further development, regulatory approval and commercialization of the Orion product. Although we believe this more rapid changeover and implementation of our long-term strategy for treating blindness by Orion will provide us a sizable, commercially sustainable domestic and worldwide market for our products, in the near term we will incur significant losses, market volatility and regulatory uncertainty, including uncertainty associated with pricing and reimbursement coverage with no current assurance of market acceptance. No assurance can be given that this strategy will achieve domestic and regulatory approvals or result in commercial viability of our products or our company.

If we are unable to obtain sufficient funding, we may be unable to execute our business plan and fund operations. We may not be able to obtain additional financing on commercially reasonable terms, or at all.

We have experienced operating losses, and we may continue to incur operating losses for the next several years as we implement our business plan. Currently, we have no revenue and do not have arrangements in place for all the anticipated financing that would be required to fully implement our business plan. Our prior losses combined with expected future losses, have had and will continue to have, for the foreseeable future, an adverse effect on our stockholders’ equity and working capital.

We will need to raise additional capital in order to continue to execute our business plan in the future however there is no assurance that we will be successful, or that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to us. If we are unable to raise sufficient additional funds, we will need to further scale back our operations. The ongoing COVID-19 pandemic and resulting negative impact on the global macroeconomic environment and capital markets may make it more difficult for us to raise additional funds.

We cannot give any assurance that we will be able to obtain all the necessary funding that we may need. In addition, we believe that we will require additional capital in the future to fully develop our technologies and planned products to the stage of FDA approvals and a commercial launch. We have pursued and may pursue additional funding through various financing sources, including the private sale of our equity and debt securities, licensing fees for our technology and joint ventures with capital partners and project type financing. If we raise funds by issuing equity or equity-linked securities, dilution to some or all our stockholders will result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings could impose significant restrictions on our operations. We also may seek government-based financing, such as development and research grants. There can be no assurance that funds will be available on commercially reasonable terms, if at all.

The incurrence of indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license intellectual property rights, and other operating restrictions that could adversely affect our ability to conduct our business. In addition, the issuance of additional equity securities by us, or the possibility of such issuance, may cause the market price of our common stock to decline. In the event that we enter into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms. These agreements may require that we relinquish, or license to a third party on unfavorable terms, our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves, or reserve certain opportunities for future potential arrangements when we might otherwise be able to achieve more favorable terms. In addition, we may be forced to work with a partner on one or more of our products or market development programs, which could lower the economic value of those programs to us.

If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may terminate or delay the development of one or more of our Orion features updated products, delay clinical trials necessary to market our products, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize our products. If this were to occur, our ability to grow and support our business and to respond to market challenges could be significantly limited or we may be unable to continue operations, in which case you could lose your entire investment.

If our development activity, regulatory efforts and substantial investments related to Orion do not result in a commercial product or if our company never achieves profitability or positive free cash flow, our stock price will decline, we will not be able to sustain operations and our stockholders may incur a complete loss of their investment in our company. The price of our common stock has been and may continue to be volatile and the value of your investment could decline.

Medical technology stocks have historically experienced high levels of volatility. The trading prices of our common stock have fluctuated and may continue to fluctuate substantially. The market price of our common stock may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose substantially all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include:

●	announcements of new offerings, products, services, therapies, treatments or technologies, commercial relationships, acquisitions or other events by us or our competitors;
●	challenges to our patents and the patents and intellectual property that we license;
●	United States and European approvals or denials of our products;
●	price and volume fluctuations in the overall stock market from time to time;
●	significant volatility in the market price and trading volume of medical device or technology companies in general;
●	fluctuations in the trading volume of our shares or the size of our public float;
●	actual or anticipated changes or fluctuations in our results of operations;
●	whether our results of operations meet the expectations of securities analysts or investors;
●	actual or anticipated changes in the expectations of investors or securities analysts;
●	litigation involving us, our industry, or both;
●	regulatory developments in the United States, foreign countries, or both;
●	general economic conditions and trends;
●	major catastrophic events;
●	sales of large blocks of our common stock;
●	departures of key employees; and
●	an adverse impact on our business from any of the other risks cited herein.

In addition, if the market for medical technology stocks or the stock market, in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, results of operations and financial condition.

If shares of our common stock cease to be listed on a national exchange we will not be subject to compliance with rules requiring the adoption of certain corporate governance measures and as a result our stockholders may experience reduced protections.

Each of the New York Stock Exchange and the Nasdaq Stock Market LLC require the implementation of various measures relating to corporate governance for listed companies. These quantitative and qualitative measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those stock exchanges. While we have adopted these measures, we will not be required to comply with many of the corporate governance provisions if our common stock is not listed on a national securities exchange. As a result, if we cease to be listed on national exchange and elect to cease compliance with any of the corporate governance measures required by national exchanges, our stockholders may lose protections afforded to listed companies.

If shares of our common stock cease to be listed on a national exchange they could become subject to the “penny stock” rules of the SEC and the trading market in our securities may become limited, which will make transactions in our stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that is no longer trading on a national exchange and has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

If shares of our common stock cease to be listed on a national exchange our securities will not be eligible for federal preemption rights and be subject to state “blue sky” laws which may affect our capabilities of raising capital.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state. We do not know whether securities will be registered or exempt from registration under the laws of any state. If our securities cease to be listed on the national exchange, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock. Registering or qualifying shares with states can be time consuming. Compliance and regulatory costs may vary from state to state and may adversely affect future financings and our ability to raise capital.

If our common stock is delisted from national exchange some institutional investors may not be allowed to purchase our shares and may be required to liquidate their current positions in our stock which could negatively affect the price and volatility of our shares.

Institutional investors may be restricted by their investment policies from investing in shares of companies that are not listed on a national exchange and may be required to liquidate their positions if our securities are delisted from a national exchange. Liquidations, should they occur, may increase volatility and cause wide fluctuations and further declines in the prices of our securities.

Delisting of our common stock from a national exchange can cause material dilution of our stock in future financings which can erode shareholder value.

If we are not able to maintain listing of our securities on Nasdaq the trading prices of our securities may decline and we may need to sell larger amounts of our securities to obtain needed operating capital, possibly at prices which are at further discounts to the market or upon other terms that are less favorable to us, subjecting our shareholders to material dilution and losses to their investment.

Sales of substantial amounts of our common stock in the public or private markets could reduce the price of our common stock and may dilute your voting power and ownership interest in us.

Sales of a substantial number of shares of our common stock in the public or private markets, or the perception that these sales could occur, as well as sales of shares by directors or officers, which have occurred or which may occur from time to time, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Entities controlled by Gregg Williams, our Chairman of the Board, have the ability to influence or materially affect the outcome of matters submitted for stockholder approval, may limit your ability to influence outcomes of director elections and may have interests that differ from those of our other stockholders.

As of March 1, 2022, entities controlled and beneficially owned by Gregg Williams, our Chairman of the Board, own of record an aggregate of approximately 25.1% of the outstanding shares of our common stock (or 35.1% after giving effect to Mr. Williams’ right to acquire beneficial ownership of 6,055,532 shares of common stock upon exercise of options or warrants). As a result, Mr. Williams is able to exercise substantial influence over all matters requiring stockholder approval, including

●	electing or defeating the election of our directors;
●	amending or preventing amendment of our articles of incorporation or bylaws;
●	effecting or preventing a merger, sale of assets or other corporate transaction; and
●	materially affecting the outcome of any other matter submitted to our stockholders for vote.

Mr. Williams may also have interests that differ from other stockholders and he may vote in a manner that is or could be deemed as adverse to interests of other stockholders. His significant stock ownership could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. This concentration of voting power may have the effect of deterring, delaying or impeding actions that could be beneficial to other stockholders. See also “Risk Relating to the Proposed Merger” below.

We do not intend to pay dividends for the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

Future sales and issuances of our equity securities or rights to purchase our equity securities, including pursuant to our equity incentive plans, would result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

To the extent we raise additional capital by issuing equity securities; our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to existing stockholders.

The public market for our common stock has been volatile since completion of our initial public offering in November 2014. This volatility may affect the ability of our investors to sell their shares as well as the price at which they sell their shares.

We completed our initial public offering in November 2014. Since that time, our per share and day-to-day trading prices have often been volatile. This volatility may continue or increase in the future. The market price for the shares may be significantly affected by factors such as progress in the development of our technology, progress in our pre-clinical and clinical trials, agreements with research facilities or co-development partners, commercialization of our technology, coverage by third-party payors, variations in quarterly and yearly operating results, general trends in the medical device industry, and changes in FDA and foreign regulations affecting us and our industry. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Those broad market fluctuations may adversely affect the market price of our common stock.

Substantial future sales of shares of our common stock in the public market could cause our stock price to fall.

If our common stockholders (including those persons who may become common stockholders upon exercise of our options or warrants or upon completion of our acquisition of Nano Precision Medical Inc. as noted below) sell substantial amounts of our common stock, or the public market perceives that stockholders might sell substantial amounts of our common stock, the market price of our common stock could decline significantly. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that our management deems appropriate.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 10 million shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock. No shares of preferred stock are presently issued and outstanding and we have no immediate plans to issue shares of preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of our assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of our common stock. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of our Company, to the detriment of the holders of our common stock. We cannot assure you that we will not, under certain circumstances, issue shares of our preferred stock.

We may be assessed penalties and fines under California’s board gender diversity statutes which require all publicly held companies based in California to meet the minimum requirements for female directors and directors from underrepresented communities on their boards of directors as of January 1, 2021.

As of January 1, 2021, all publicly held domestic or foreign corporations whose principal executive offices are located in California must meet the minimum requirements for female directors and for directors from underrepresented communities on their boards as required respectively by Women on Boards (SB 826) and Underrepresented Communities on Boards (AB 979). California law authorizes the California Secretary of State to impose fines to enforce compliance of SB 826 including a $100,000 fine for "failure to timely file board member information with the Secretary of State"; a $100,000 fine for a first violation, defined as "each director seat required by this section to be held by a female, which is not held by a female during at least a portion of a calendar year"; and a $300,000 fine for subsequent violations. We currently have one female director and under California’s staggered compliance schedule as of December 31, 2021 we are required to have to have a minimum of three female directors. To date we have not filed board information with the Secretary of State. To our knowledge the Secretary of State has not to date imposed any fines. California has also instituted a parallel Board diversity compliance and reporting framework focused on directors "from an underrepresented community,"

which is defined to mean "an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender." Under the law’s staggered compliance schedule a publicly held corporation whose principal executive offices are located in California must have at least one director from an underrepresented community on its board as of December 31, 2021. Companies that fail to timely comply with AB 979 will be fined $100,000 for the first violation and $300,000 for subsequent violations. We are not in compliance with these provisions.

A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, a novel strain of coronavirus, may materially and adversely affect our business and our financial results.

Public health epidemics or widespread outbreaks of contagious diseases could adversely impact our business. Any outbreak of contagious diseases, and other adverse public health developments, such as the recent novel strain of coronavirus (COVID-19), initially limited to a region in China and now affecting the global community, could impact our operations depending on future developments, which are highly uncertain, largely beyond our control and cannot be predicted with certainty. These uncertain factors include the duration of the outbreak, potential impact to our employees who may contract the disease or be subject to quarantine, new information which may emerge concerning the severity of the disease and the actions to contain or treat its impact, such as the temporary closure of facilities or diversion of healthcare resources, including clinical trial sites, the flow of goods in our supply chains and the ability for third-party service providers to fulfill their contractual obligations to us. These factors may disrupt our ability to conduct our existing and future clinical trials in the U.S., cause disruptions or restrictions on our employees’ ability to work and have a material adverse effect on our overall productivity.

We may also experience a more challenging fundraising environment that may restrict our access to capital both publicly and privately amid the recent escalated volatility of the U.S. and global financial markets, increases in travel restrictions, quarantines, business shutdowns or warnings and from potential disruptions or delays of trade, scientific, and investor conferences. Should we experience any of these or other currently unforeseen consequences of a health epidemic, pandemic or other outbreak, including the current COVID-19 outbreak, our business, financial condition, and results of operations could be materially and adversely affected.

Risks Relating to the Proposed Merger.

The Proposed Merger is subject to the approval of our shareholders and certain other conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete, or unexpected delays in completing the proposed Merger could have material adverse effects on us.

Completion of the proposed Merger is subject to a number of closing conditions, including obtaining approval of our shareholders. We can provide no assurance that all required consents and approvals will be obtained or that all closing conditions will otherwise be satisfied (or waived, if applicable), and, even if all required consents and approvals can be obtained and all closing conditions are satisfied (or waived, if applicable), we can provide no assurance as to the terms, conditions, and timing of such consents and approvals or the timing of the completion of the proposed Merger. Many of the conditions to completion of the proposed Merger are not within our control, and we cannot predict when or if these conditions will be satisfied (or waived, if applicable).

Each party’s obligation to consummate the proposed Merger is also subject to the accuracy of the representations and warranties of the other party (subject to customary materiality qualifications) and compliance in all material respects with the covenants and agreements contained in the Merger Agreement as of the closing of the proposed Merger, including, with respect to us, covenants regarding conducting our business in the ordinary course and to not engage in certain kinds of material transactions prior to closing. In addition, the Merger Agreement may be terminated under certain specified circumstances. As a result, we cannot assure you that the proposed Merger will be completed, even if our shareholders approve the proposed Merger, or that, if completed, it will be exactly on the terms set forth in the Merger Agreement or within the expected time frame.

We may not complete the proposed Merger within the time frame we anticipate or at all, which could have an adverse effect on our business, financial results, or operations.

If the proposed merger is not completed for any reason, including as a result of our shareholders or NPM shareholders failing to approve the proposed Merger, there may be various adverse consequences and Second Sight may experience negative reactions from the financial markets and from its customers and employees. For example, Second Sight’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the proposed Merger, without realizing any of the anticipated benefits of completing the proposed Merger. Further, if the Merger Agreement is terminated, the market price of Second Sight’s common stock could decline to the extent that current market prices reflect a market assumption that the proposed Merger will be beneficial and will be completed.

Additionally, Second Sight has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, as well as the costs and expenses of preparing, filing, printing and mailing of a proxy statement/prospectus in connection with the proposed Merger, and all filing and other fees paid in connection with the preparation of the pertinent registration statement.

Many of these fees and costs will be payable by us even if the proposed Merger is not completed and may relate to activities that we would not have undertaken other than to complete the proposed Merger. If the proposed Merger is not completed, Second Sight would have to pay these expenses without realizing the expected benefits of the proposed Merger.

In certain instances, the Merger Agreement requires us to pay a termination fee, which could affect the decisions of a third party considering making an alternative acquisition proposal.

If the Merger Agreement is terminated under certain circumstances, Second Sight may be required to pay a termination fee of $1 million or $5 million to NPM, depending on the reason for the termination. These liquidated damages limit our ability to consider alternative proposals and could affect the structure, pricing, and terms proposed by a third party seeking to acquire or merge with us and could discourage a third party from making a competing acquisition proposal, including a proposal that would be more favorable to our shareholders than the proposed Merger.

In the event the proposed Merger does not occur, the Company may not achieve the expected effects of the SAFE and could incur losses.

On February 4, 2022, the Company and NPM entered into an agreement (“SAFE”) whereby we provided NPM pending closing of the proposed Merger an investment advance of $8 million. The SAFE provides that effective upon the termination date of the Merger Agreement, without completion of the proposed Merger, NPM will be required to issue the Company that number of shares of NPM capital stock which following that issuance will equal not less than 2.133% of the issued and outstanding shares of NPM Capital Stock on a fully diluted basis. In the event NPM completes an equity financing at a lower valuation, the Company may be eligible to receive additional shares of NPM Capital Stock as set forth in the SAFE. If the proposed Merger is completed, the SAFE will terminate.

The SAFE was entered pending closing of the proposed Merger and based on the expectation of the Company that the proposed Merger is more likely to occur than not. In the event the proposed Merger is not consummated, the Company may end up with illiquid assets in the form of future equity rights in NPM, a private, pre-revenue company. Future equity financings of NPM are beyond the Company’s control and may never take place in the future. In the event the proposed Merger is not consummated, no assurance can be given that the Company will recover its investment or that or that the SAFE will not result in significant losses for the Company. A copy of the SAFE is attached as Exhibit 10.1 to our Form 8-K filed with the SEC on February 8, 2002 and is incorporated herein by this reference.

Certain of our directors have material interests in NPM. There is no assurance that the efforts of our Board, and of the special committee of our Board, to evaluate the fairness and effects of the proposed Merger were sufficient.

Three of our directors, Gregg Williams, Dean Baker, and Aaron Mendelsohn, are also directors of NPM and as to Gregg Williams and Aaron Mendelsohn have substantial investments and financial interests in NPM. Additionally, NPM was founded by Adam Mendelsohn, the son of Aaron Mendelsohn, a member of the Board. As a result, a special committee of the Board, consisting of members having no affiliation with NPM, was created for the purpose of evaluating the proposed Merger and determining whether the Merger Agreement and the proposed Merger are in the best interests of the Company. Following multiple consultations with financial and legal advisers, the special committee issued its recommendation for the Board to approve the proposed Merger on the terms of the Merger Agreement and the concurrently entered SAFE agreement. Notwithstanding the foregoing, there can be no assurance that the efforts of the special committee in connection with the proposed Merger were sufficient, nor can there be an assurance that the special committee was aware of and considered all the relevant facts and circumstances surrounding the proposed Merger. The opinion of the special committee was based on then-available information as the case may be, as of the date of each such opinion and does not reflect any subsequent events. Therefore, there can be no assurance that the terms of the proposed Merger are fair and in the best interest of the Company despite the opinion of the special committee.

Litigation challenging the Merger Agreement may prevent the proposed Merger from being consummated at all or within the expected timeframe.

Second Sight could be subject to litigation related to the proposed Merger or any failure to complete the proposed Merger or to proceedings commenced against Second Sight to perform its obligations under the proposed Merger Agreement. One of the conditions to the consummation of the proposed Merger is that the consummation of the proposed Merger is not restrained, made illegal, enjoined or prohibited by any order or legal or regulatory restraint or prohibition of a court of competent jurisdiction or any governmental entity. As such, if the plaintiffs in such potential lawsuits are successful in obtaining an injunction prohibiting the defendants from completing the proposed Merger on the agreed upon terms, then such injunction may prevent the proposed Merger from becoming effective, or from becoming effective within the expected timeframe.

We will be subject to various uncertainties while the proposed Merger is pending that may cause disruption and may make it more difficult to maintain relationships with business partners and continue our operations.

We are a relatively small company with limited personnel. Our efforts to complete the proposed Merger could cause substantial disruptions in, and create uncertainty surrounding, our business, which may materially adversely affect our results of operation and our business. A substantial amount of our management’s and employees’ attention is being directed toward the completion of the proposed Merger and, thus, is being diverted from our day-to-day operations. These adverse effects of the pendency of the proposed Merger could be exacerbated by any delays in completion of the proposed Merger or termination of the Merger Agreement.

The Merger Agreement subjects us to restrictions on our business activities prior to the consummation of the proposed Merger.

The Merger Agreement subjects us to restrictions on our business activities. It obligates us to generally conduct our businesses in the ordinary course (as more particularly defined in the Merger Agreement) until the proposed Merger is consummated or the Merger Agreement is terminated and to generally use our reasonable best efforts to (i) preserve our assets and business organization, (ii) maintain our existing relationships and goodwill with material customers, suppliers, distributors, governmental authorities and business partners, and (iii) to keep available the services of our officers and key employees. These restrictions could prevent us from pursuing certain business opportunities that arise prior to the consummation of the proposed Merger or the termination of the Merger Agreement .

We expect to incur substantial expenses related to the completion of the proposed Merger and the integration of our business with that of NPM.

We expect to incur substantial expenses in connection with the completion of the merger and the integration of a large number of processes, policies, procedures, operations, technologies and systems of NPM and Second Sight in connection with the proposed Merger. The management of the combined company may face significant challenges in implementing such integration, many of which may be beyond the control of management and which may result in increased costs and diversion of management’s time and energy, as well as materially adversely impact the anticipated synergies of the merger and the business, financial condition and results of operations of the combined company. The integration process and other disruptions resulting from the proposed Merger may also adversely affect the combined company’s relationships with employees, suppliers, and others with whom Second Sight and NPM have business or other dealings, and difficulties in integrating the businesses of Second Sight and NPM could harm the reputation of the combined company.

The combined company will continue to be subject to multiple risks and uncertainties.

Even if consummated, the proposed Merger entails significant risks for the combined company. The success of the proposed Merger will depend in part on the combined company’s ability to retain the talent and dedication of key employees currently employed by Second Sight and NPM and integrate the businesses. We will list the material risk factors associated with the operations of the combined company following the proposed Merger in the pertinent registration statement of the Company filed in connection with the proposed Merger, if and when any of such registration statement is filed with the Securities and Exchange Commission.

Item 1B. Unresolved Staff Comments

Not applicable.

Item 2. Properties

Our principal office and facilities are located at 13170 Telfair Avenue Sylmar, California 91342, which consists of approximately 17,290 rentable square feet at a base rent of approximately $17,000 per month. The sub-lease expires in March 2023. We believe that these premises are adequate for our foreseeable needs.

Item 3. Legal Proceedings

Three oppositions filed by Pixium Vision are pending in the European Patent Office, each challenging the validity of a European patent owned by us. The outcomes of the challenges are not certain, however, if successful, they may affect our ability to block competitors from utilizing our patented technology. We believe a successful challenge will not have a material effect on our ability to manufacture and sell our products, or otherwise have a material effect on our operations.

As described in the Company’s Form 10-K for the year ended December 31, 2020, the Company had entered into a Memorandum of Understanding (“MOU”) for a proposed business combination with Pixium Vision SA (“Pixium”). In response to a press release by Pixium dated March 24, 2021, and subsequent communications between us and Pixium, our Board of Directors determined that the business combination with Pixium was not in the best interest of our shareholders. On April 1, 2021, we gave notice to Pixium that we were terminating the MOU between the parties and seeking an amicable resolution of termination amounts that may be due, however no assurance can be given that an amicable resolution will be reached. We accrued $1,000,000 of liquidated damages as contemplated by the MOU in accounts payable as of March 31, 2021 and remitted that amount to Pixium in April 2021. Pixium indicated that it considered this termination wrongful, rejected the Company’s offers, but retained the $1,000,000 payment. On May 19, 2021, Pixium filed suit in the Paris Commercial Court, and currently claims damages of €5.1 million, about $5.6 million. We believe we have fulfilled our obligations to Pixium with the liquidated damages payment of $1,000,000.

In November 2020, we and Pixium retained Oppenheimer & Co. Inc. as placement agent for a proposed private placement of securities in connection with the Business Combination. On April 1, 2021, we received an invoice from Oppenheimer for more than $1.86 million. This amount includes a requested commission of 6.5% on $27.9 million raised in our March 2021 private placement. We believe that claims for payment presented by this invoice are without merit.

On or about July 19, 2021, Martin Sumichrast filed a complaint with the Superior Court of the State of California, County of Los Angeles-Central District, claiming that he is entitled to compensation for services, as well as exemplary and other damages in an amount to be determined at trial but not less than $2 million, which arise from his allegedly arranging and securing financing that the Company obtained in May 2020 via a registered underwritten public offering of common stock. The complaint was dismissed by the court on January 18, 2022. Mr. Sumichrast appealed the dismissal, but the appeal was abandoned March 1, 2022.

We are party to litigation arising in the ordinary course of business. It is our opinion that the outcome of such matters will not have a material effect on our financial statements, however the results of litigation and claims are inherently unpredictable. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors

Item 4. Mine Safety Disclosures

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

(a)Market Price, Dividends and Related Matters

Second Sight’s common stock is traded on the Nasdaq Capital Market under the symbol “EYES.”

	High	Low
Fiscal Year Ended December 31, 2021
First quarter	$15.48	$1.43
Second quarter	$9.43	$4.94
Third quarter	$4.75	$3.11
Fourth quarter	$3.41	$1.69
Fiscal Year Ended December 31, 2020
First quarter	$6.05	$0.99
Second quarter	$2.10	$0.81
Third quarter	$1.04	$0.73
Fourth quarter	$3.22	$0.73

On March 17, 2022 there were approximately 77 shareholders of record.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends in the foreseeable future.

Use of Proceeds from Financings

On June 25, 2021, we closed an underwritten public offering of 11,500,000 shares of common stock at a price of $5.00 per share for aggregate net proceeds of $53.3 million. We applied proceeds to further develop and enhance our products, support operations and for general corporate purposes.

On March 23, 2021, we closed our private placement to seven institutional investors of 4,650,000 shares of common stock at a price of $6.00 per share for aggregate net proceeds of approximately $24.5 million. We applied proceeds to further develop and enhance our products, support operations and for general corporate purposes.

Item 6. Reserved

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. The consolidated results of operations for the years ended December 31, 2021 and 2020 are not necessarily indicative of the results that may be expected for any future period. The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto included in Part IV, Item 15 of this Form 10-K and in conjunction with the “Risk Factors” included in Part I, Item 1A of this Form 10-K.

Business Overview

Second Sight Medical Products, Inc. (NASDAQ: EYES) has developed, manufactured and marketed implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. We are a recognized global leader in neuromodulation devices for blindness and are committed to developing new technologies to treat the broadest population of sight-impaired individuals.

Leveraging our 20 years of experience in neuromodulation for vision, we are developing the Orion® Visual Cortical Prosthesis System (“Orion”), an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. We are conducting an Early Feasibility Study of the Orion device at the Ronald Reagan UCLA Medical Center in Los Angeles (“UCLA”) and Baylor College of Medicine in Houston (“Baylor”). Regularly scheduled visits at both sites were paused in mid-March 2020 due to the coronavirus outbreak, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. Our 36 month results, all of which were measured after the study resumed, indicate to us that:

●	We have a good safety profile. Five subjects experienced a total of fourteen adverse events (AEs) related to the device or to the surgery, through February 2022. One was considered a serious adverse event (SAE), and all of the adverse events were in the expected category. The one SAE occurred at about three months post-implant, was resolved quickly, and did not require a hospital stay. There have been no serious adverse events due to the device or surgery since June 2018.

●	The efficacy data is encouraging. We measure efficacy by looking at three measures of visual function: The first is square localization, where Orion subjects sit in front of a touch screen and are asked to touch within the boundaries of a square when it appears. The second is direction of motion, where subjects are asked to identify the direction and motion of lines on a screen. The third is grating visual acuity, a measure of visual acuity that is adapted for very low vision. Five subjects have completed these tests at 36-months. For these 36-month results, on square localization, five of five subjects tested in our feasibility study performed significantly better with the system on than off. On direction of motion, five of five performed better with the system on than off. On grating visual acuity, two of five tested had measurable visual acuity on the scale of this test (versus none who can do it with the device off). Another efficacy measurement of day-to-day functionality and benefit is FLORA, an acronym for Functional Low-Vision Observer Rated Assessment. FLORA is an assessment performed by an independent, third-party low vision orientation and mobility specialist who spends time with each of the subjects in their homes. The specialist asks each of the subjects a series of questions and also observes them performing 15 or more daily living tasks, such as finding light sources, following a sidewalk, or sorting laundry. The specialist then determines if the system is providing a benefit, if it is neutral, or if it is actually hurting the abilities of subjects to perform these tasks. FLORA results to date show that 4 out of 4 completing the FLORA at 36 months had positive or mild positive results indicating the Orion system is providing benefit. We reached agreement with the FDA in the fourth quarter of 2019 to utilize a revised version of FLORA as our primary efficacy endpoint in our pivotal trial for Orion, pending successful validation of the instrument.

No peer-reviewed data is available yet for the Orion system. We are currently negotiating the clinical and regulatory pathway to commercialization with the FDA as part of the Breakthrough Devices Program.

Our principal offices are located in Los Angeles, California.

Our first commercially approved product, the Argus® II Retinal Prosthesis System (“Argus II”), treats outer retinal degenerations, such as retinitis pigmentosa, also referred to as RP. The Argus II was the only retinal prosthesis approved in the United States by the Food and Drug Administration (“FDA”), and was the first approved retinal prosthesis in the world. RP is a hereditary disease, affecting an estimated 1.5 million people worldwide including about 100,000 people in the United States, that causes a progressive degeneration of the light-sensitive cells of the retina, leading to significant visual impairment and ultimately blindness. A subset of these patients would be eligible for the Argus II since the approved baseline vision for the Argus II is worse than legally blind (20/200). We commissioned 3rd party market research to estimate the size of the RP market that resulted in an estimate of approximately 1,500 patients in the US with advanced RP that could be treated with the Argus II given the eligibility criteria of our label.

We conducted a qualitative patient preference information (PPI) study in 2021. In the study, an independent third party conducted guided interviews with 30 people who would potentially qualify for an implant such as the Orion System. Subjects were 18 - 74 with acquired bare light or no light perception bilaterally. They included balanced subsamples of sex, age, sudden vs. gradual vision loss, and time since vision loss. The one-hour semi-structured interviews were centered on a hypothetical device similar to Orion. The performance description was based on feedback from our Early Feasibility Study (EFS) participants implanted with Orion. The interviews also included a description of known risks for Orion, including the serious adverse event rate from the EFS. Throughout the interview, participants were asked for feedback on all aspects the hypothetical system; they also rated their interest in being implanted multiple times after each presentation of new information. These results created a valuable dataset for future device design and marketing. When asked at the end of the interview if they would be interested in being implanted with the hypothetical device, 33.3% replied with a strong yes, 10.0% a weak yes, 23.3% a weak no, and 33.3% a strong no.

Our prior market research found that there are 50,000 to 80,000 individuals in the United States with no light perception or bare light perception due to currently untreatable causes. Calculating 30% of 50,000 yields a minimum US market for Orion of 15,000 individuals, which does not include new cases each year.

We began selling the Argus II System in Europe at the end of 2011, Saudi Arabia in 2012, the United States and Canada in 2014, Turkey in 2015, Iran, Taiwan, South Korea and Russia in 2017, and Singapore in 2018. Given the limited addressable market of Argus II, we no longer market the Argus II and have focused all of our resources on the development of Orion.

We are also researching multiple technologies that we believe to be complimentary to artificial vision and could potentially provide significant enhancements to the Orion user experience. In most cases, we collaborate with 3rd party firms to advance and integrate these innovative technologies with our artificial vision systems. Examples of technologies that we believe will be complimentary to our products include: eye tracking, object recognition and localization, thermal imaging and depth-based decluttering.

In March 2020, we were severely adversely impacted by the unprecedented economic shock caused by the COVID-19 pandemic and its related effects on our ability to secure financing for our planned activities. As a result, we significantly reduced our staff and expenses and conserved liquidity as we continued operations and explored our strategic options. These options included securing additional funding and exploring business alternatives that included partnering, acquiring, investing in or combining with businesses that may or may not be in a related industry. We were actively seeking opportunities to develop partnerships or collaborations with others to advance further Orion development, conduct pivotal trials and bring the product to market for the treatment of blindness. No assurances can be given that any of these initiatives will occur.

In early March 2020, we commenced clinical validation activities for the FLORA-20 instrument, the primary efficacy endpoint we have selected for our future pivotal clinical trial of Orion. In mid-March 2020, our validation activities were suspended as a result of public health concerns and related social distancing due to COVID-19. We are in the process of evaluating when activities related to the validation study can be resumed.

On March 27, 2020, the Board of Directors appointed Matthew Pfeffer, a member of our Board and Chairman of the Audit Committee of the Board, as acting Chief Executive Officer. On March 26, 2021, Scott Dunbar replaced Matthew Pfeffer, as acting Chief Executive Officer. Mr. Pfeffer resumed his role as director at such date.

In furtherance of our decision to withdraw Argus II from the market, we have terminated two post-market studies for Argus II in Germany and the U.S., terminated an extended non-significant risk study in the U.S. for Argus 2s, and suspended our technical support of Argus II worldwide.

In May 2020, we completed an underwritten public offering of 7,500,000 shares of common stock at an offering price of $1.00 per share for aggregate gross proceeds of $7.5 million, and net proceeds of approximately $6.7 million after deducting underwriting discounts, commissions and other offering expenses. Based on our current plans, existing cash and cash equivalents can sustain our operations into June 2021.

In May 2020, we entered into a Letter Agreement with Sylmar Biomedical Park, LLC (the “Landlord”) to terminate our facility leases in which we agreed to vacate the premises by June 18, 2020 and pay $210,730 to bring our leases current and pay a one-time early termination fee of $150,000. Prior to the early termination, we were obligated to pay aggregate base rent of approximately $0.9 million and common area maintenance expenses for the respective remaining terms of our leases in February 2022 and April 2023.

We completed our offer to rescind certain purchases of shares under our ESPP plan on May 27, 2020. We voluntarily offered to rescind the sale of shares of our common stock to employees who purchased those shares under the ESPP and to reimburse any losses upon the sale of our shares of our common stock for certain purchase periods because these shares may not have been exempt from registration under the Securities Act of 1933. The rescission of these share purchases resulted in the repurchase and cancelation of 39,467 shares of our common stock. The total cost for the repurchase of these shares and the reimbursement of any losses from the sale of such shares totaled approximately $270,000.

In June 2020, we commenced a process to dissolve our Swiss subsidiary which is ongoing.

On July 7, 2020, we entered into a lease with Sylmar Biomedical Park, LLC, to lease a smaller portion of our present facility. The new lease allowed us to significantly reduce our rent while maintaining operations and the current address. The term of the lease was from June 16, 2020 until December 31, 2020. We have terminated this lease and moved effective February 1, 2021.

On December 8, 2020, we borrowed $1 million from Gregg Williams, Chairman of the Board of Directors of the Company and $1.2 million from two unaffiliated shareholders. Each promissory note was unsecured and accrued interest at a rate of twelve percent (12%) per annum beginning on receipt of the loan amounts. We repaid the principal and accrued interest of $135,000 during the quarter ended June 30, 2021.

Effective February 1, 2021, we entered into a sub-lease to replace our existing headquarters and leased 17,290 square feet of office space at 13170 Telfair Avenue, Sylmar California 91342. Rent paid was $17,000 per month, until February 1, 2022 when it increased to $17,500 per month, plus operating expenses. We received full rent abatement for March 2021, and half rent abatement for March 2022. The sub-lease is for two years and two months. Neither we nor any affiliates are related to, or otherwise have any other relationship with, the other parties, other than the lease.

By letter dated February 26, 2021, the Center for Devices and Radiological Health (CDRH) of the U.S. Food and Drug Administration (FDA) approved the Argus 2s Retinal Prosthesis System developed by Second Sight Medical Products, Inc. Argus 2s is a redesigned set of external hardware (glasses and video processing unit) to be used in combination with previously implanted Argus II systems for the treatment of retinitis pigmentosa (RP). We issued a press release on March 5, 2021 entitled Second Sight Medical Products, Inc. Receives FDA Approval for the Argus 2s Retinal Prosthesis System. Argus II, and now Argus 2s, are approved under a humanitarian device exemption (HDE). The approval is contingent upon the Company filing periodic reports with CDRH, use only under prescription, under the supervision of an institutional review board (IRB), and taking all other required actions under FDA rules. We expect that the Argus 2s will be adapted to be the external system for the next generation Orion Visual Cortical Prosthesis System currently under development

We are researching multiple technologies that we believe to be complimentary to artificial vision and could potentially provide significant enhancements to the Orion user experience. In most cases, we collaborate with third-party firms to advance and integrate these innovative technologies with our artificial vision systems. Examples of technologies that we are currently researching include: eye tracking, object recognition and localization, thermal imaging and depth-based image decluttering.

We are subject to the risks and uncertainties associated with a business without revenues, including limitations on our operating capital resources and uncertain future demand for our product. We have incurred recurring operating losses and negative operating cash flows since inception, and we expect to continue to incur operating losses and negative operating cash flows for the foreseeable future. Based on our current plans, we do not have sufficient funds to continue operating our business at current levels for at least twelve months from the date of issuance of this report. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity offerings, debt financings, grants, collaborations, strategic partnerships or other sources. However, we may be unable to raise additional capital or enter into such other arrangements when needed on favorable terms or at all. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs, or we may be unable to expand our operations, maintain our current organization and employee base or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Capital Funding

Capital Funding

From inception, our operations have been funded primarily through the sales of our common stock and warrants, as well as from the issuance of convertible debt, research and clinical grants, and limited product revenue generated from the sale of our Argus II product. We have funded our business since 2019 has been primarily through the following transactions:

●	On June 25, 2021, we closed an underwritten public offering of 11,500,000 shares of common stock at a price of $5.00 per share for aggregate net proceeds of $53.3 million
●	On March 23, 2021, we closed our private placement to seven institutional investors of 4,650,000 shares of common stock at a price of $6.00 per share for aggregate net proceeds of approximately $24.5 million
●	On December 8, 2020, we borrowed $1 million from Gregg Williams, Chairman of the Board of Directors of the Company and $1.2 million from two unaffiliated shareholders. Each promissory note was unsecured and accrued interest at a rate of twelve percent (12%) per annum beginning on receipt of the loan amounts. We repaid the principal and accrued interest of $135,000 during the quarter ended June 30, 2021

●	On May 5, 2020, we closed our underwritten public offering of 7,500,000 shares of common stock at an offering price of $1.00 per share for aggregate net proceeds of approximately $6.7 million

We were awarded a $1.6 million grant (with the intent to fund $6.4 million over five years subject to annual review and approval) from the National Institutes of Health (NIH) to fund the “Early Feasibility Clinical Trial of a Visual Cortical Prosthesis” that commenced in January 2018. Our second year grant of $1.4 million was approved on April 6, 2021 and our third year grant of $1.4 million was approved on May 12, 2021. As of December 31, 2021 we recorded $0.3 million of grant costs receivable, included in prepaid expenses and other current assets.

On September 17, 2019, we received a $2.4 million, four-year grant from the National Institutes of Health (NIH) to develop spatial localization and mapping technology (“SLAM”). This grant involves a joint collaboration with the Johns Hopkins University Applied Physics Laboratory and is intended to speed the integration of SLAM into future generations of Orion. The goal is to give Orion users the ability to localize objects and navigate landmarks in unfamiliar surroundings in real time. APL is the primary recipient of the grant. We have suspended our activities on the project until we clarify our future plans.

We have experienced recurring operating losses and negative operating cash flows since inception and have financed our working capital requirements through the recurring sale of our equity securities in both public and private offerings.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We estimate that currently available cash will provide sufficient funds to enable the Company to meet its planned obligations for at least twenty-four months. Our ability to continue as a going concern is dependent on our ability to develop profitable operations through implementation of our business initiatives and/or raise additional capital, however, there can be no assurances that we will be able to do so.

Insurance Reimbursement

Obtaining reimbursement from governmental and private insurance companies is critical to our commercial success. Due to the price of the Orion system, our future sales would be limited without the availability of third-party reimbursement. In the U.S., coding, coverage, and payment are necessary for the surgical procedure and Orion system to be reimbursed by payors. Coding will need to be established for the device and the surgical procedure. Coverage and payment vary by payor. The majority of Argus II were patients are eligible for Medicare, and coverage is primarily provided through traditional Medicare, sometimes referred to as Medicare Fee-for-Service (“FFS”) or Medicare Advantage. A small percentage of patients are covered by commercial insurers.

●	Medicare FFS patients - Coverage is determined by Medicare Administrative Contractors (MACs) that administer various geographic regions of the U.S.
●	Medicare Advantage patients - Medicare Advantage plans are required to cover the same benefits as those covered by the MAC in that jurisdiction. For example, if a MAC in a jurisdiction has favorable coverage for Orion, then typically Medicare Advantage plans in that MAC jurisdiction offer the same coverage. Individual hospitals and ASCs may negotiate contracts specific to that individual facility. In addition, procedural payment is variable and can be based on a percentage of billed charges, payment groupings or other individually negotiated payment methodologies. Medicare Advantage plans also allow providers to confirm coverage and payment for the procedure in advance of implantation.
●	Commercial insurer patients - Commercial insurance plans make coverage and payment rate decisions independent of Medicare, and contracts are individually negotiated with facility and physician providers.

Currently, we are in the process of evaluating potential reimbursement pathways for Orion in the U.S. market. Compared to Argus II, which was largely catering to the Medicare patient population, Orion is expected to address a patient population with a more diverse and balanced payor mix due to our potential indications profile and expected younger patient population, on average. As Orion is a part of the FDA’s Breakthrough Devices Program, we are closely evaluating a variety of fast-track reimbursement programs, including recent encouraging announcements from CMS proposing modernization of payment policies for medical devices that meet FDA’s Breakthrough Devices designation. We have also approached some commercial payors and CMS to get their feedback to ensure our overall reimbursement strategy for Orion therapy will cater to their key data requirements.

Product and Clinical Development Plans

Orion. By further developing our visual cortical prosthesis, Orion, we believe we may be able to significantly expand our market to include nearly all profoundly blind individuals. The principle notable exceptions for potential use of the Orion are those who are blind due to otherwise currently treatable diseases, individuals who are born blind, or blindness due to direct damage of the visual cortex, which is rare. However, of the estimated 36 million blind people worldwide, there are approximately 5.8 million people who are legally blind due to causes that are not otherwise treatable (including RP) or age-related macular degeneration (“AMD”). We continue to develop and refine our estimates of the potential addressable market size as we evaluate the commercial prospects for Orion using a combination of published sources, third party market research, and physician feedback. We currently estimate over 500,000 individuals in the US are legally blind due to retinitis pigmentosa, glaucoma, diabetic retinopathy, optic nerve disease and eye injury. Of this population, we estimate the potential US addressable market is between 50,000 and 100,000 individuals with bi-lateral blindness at the light-perception level or worse. Our marketing approvals by the FDA and other regulatory agencies will ultimately determine the subset of these patients who are eligible for the Orion based on our clinical trials and the associated results.

Our objective in designing and developing the Orion visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for human vision. An Early Feasibility Study of the Orion device is currently underway at UCLA and Baylor. Regularly scheduled visits at both sites were placed on hold in mid-March due to Covid-19, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. Our 36 month results for the five subjects indicate a good safety profile with encouraging efficacy data and benefits in helping subjects perform their daily living tasks. We believe these data are encouraging and support advancement of Orion into a larger pivotal clinical study. Early promising results are not necessarily indicative of results which may be obtained in large clinical trials. No assurance can be given that we will achieve similar results in our larger Orion clinical trials. No peer-reviewed data is available yet for the Orion system.

In November 2017, the FDA granted Breakthrough Devices Program designation for the Orion. This designation is given to a few select medical devices in order to provide more effective treatment of life-threatening or irreversibly debilitating diseases or conditions. This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review.

COVID-19 Pandemic

In accordance with local and state guidelines regarding the COVID-19 pandemic, we are requiring all of our employees to wear masks in the office and use their best judgement to work remotely or work in the office. While many of our employees are accustomed to working remotely, much of our workforce has not historically been remote. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance becomes available, restricting the ability to do business in person may create operational or other challenges, any of which could harm our business, financial condition and results of operations.

In addition, our clinical trials have been affected by the COVID-19 outbreak. Patient visits in ongoing clinical trials have been delayed, for example, due to prioritization of hospital resources toward the COVID-19 outbreak, travel restrictions imposed by governments, and the inability to access sites for initiation and monitoring. Also, some of our suppliers of certain materials used in the development of our product candidates are located in areas impacted by COVID-19 which could limit our ability to obtain sufficient materials for our product candidates. COVID-19 has and will continue to adversely affect global economies and financial markets and may result in an economic downturn that could affect demand for our product candidates, if approved, and impact our operating results. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of the continued global economic impact of the pandemic. We cannot anticipate all of the ways in which health epidemics such as COVID-19 or its variants could adversely impact our business. Although we are continuing to monitor and assess the effects of the COVID-19 pandemic on our business, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. See the Risk Factors for further discussion of the possible impact of the COVID-19 pandemic on our business.

Recently Adopted Accounting Standards

We believe that recently issued, but not yet effective, authoritative guidance, if currently adopted, would not have a material impact on our financial statement presentation or disclosures.

Critical Accounting Policies and Estimates

The following discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. See Note 2 of notes to our consolidated financial statements for a more complete description of our significant accounting policies.

Stock-Based Compensation. Pursuant to Financial Accounting Standards Board ASC 718 Share-Based Payment (“ASC 718”), we record stock-based compensation expense for all stock-based awards. Under ASC 718, we estimate the fair value of stock options granted using the Black-Scholes option pricing model. The fair value for awards that are expected to vest is then amortized on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.

●	The grant price of the issuances is determined based on the fair value of the shares at the date of grant.
●	The risk free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant.
●	We calculate the expected term of options using a weighted average of option vesting periods and an estimate of one-half of the period between vesting and expiration of the option.
●	Volatility is determined based on our average historical volatilities since our trading history began in November 2014 and supplemented with average historical volatilities of comparable companies in our industry.
●	Expected dividend yield is based on current yield at the grant date or the average dividend yield over the historical period. We have never declared or paid dividends and have no plans to do so in the foreseeable future.

Patent Costs. We have over 300 domestic and foreign patents. Due to the uncertainty associated with the successful development of one or more commercially viable products based on our research efforts and any related patent applications, all patent costs, including patent-related legal, filing fees and other costs, including internally generated costs, are expensed as incurred. Patent costs are included in general and administrative expenses in the consolidated statements of operations.

Results of Operations

Cost of sales. Cost of sales includes adjustments related to prior sales of our Argus II system. Our product involves technologically complex materials and processes.

Operating Expenses. We generally recognize our operating expenses as incurred in four general operational categories: research and development, clinical and regulatory, sales and marketing, and general and administrative. Our operating expenses also include a non-cash component related to the amortization of stock-based compensation for research and development, clinical and regulatory, sales and marketing and general and administrative personnel. From time-to-time we have received grants from institutions or agencies, such as the National Institutes of Health, to help fund the some of the cost of our development efforts. We have recorded these grants as reductions to operating expenses.

●	Research and development expenses consist primarily of employee compensation and consulting costs related to the design, development, and enhancements of our current and potential future products, offset by grant revenue received in support of specific research projects. We expense our research and development costs as they are incurred. We expect research and development expenses to increase in the future as we pursue further enhancements of our existing product and develop technology for our potential future products, such as the Orion Visual Cortical Prosthesis. We also expect to receive additional grants in the future that will be offset primarily against research and development costs.
●	Clinical and regulatory expenses consist primarily of salaries, travel and related expenses for personnel engaged in clinical and regulatory functions, as well as internal and external costs associated with conducting clinical trials and maintaining relationships with regulatory agencies. We expect clinical and regulatory expenses to increase as we conduct clinical studies of potential future products such as the Orion Visual Cortical Prosthesis.

●	Sales and marketing expenses consist primarily of salaries, commissions, travel and related expenses for personnel engaged in sales, marketing and business development functions, as well as costs associated with promotional and other marketing activities, including the cost of units consumed as demos or samples. We have suspended sales activities until such time as we are ready to market Orion.
●	General and administrative expenses consist primarily of salaries and related expenses for executive, legal, finance, human resources, information technology and administrative personnel, as well as recruiting and professional fees, patent filing and annuity costs, insurance costs and other general corporate expenses, including rent. We expect general and administrative expenses to increase as we add personnel and incur additional costs related to the growth of our business and operate as a public company.

Comparison of the Years Ended December 31, 2021 and 2020

Cost of sales. Cost of sales were a negative $0.1 million in 2021 and a negative $0.5 million in 2020. In 2020, we ceased sales of Argus II, thus a significant portion of our manufacturing activity related to Orion prototypes were reported in our research and development expenses. In addition, we revised our expected warranty expenses due to our cessation of Argus II production and the related peripherals which resulted in a reduction of our warranty liability of $0.5 million in 2020 and $0.1 million in 2021.

Research and development expense. Research and development expense decreased from $4.8 million in 2020 to $2.4 million in 2021, a decrease of $2.4 million, or 51%. The decrease from the prior year was primarily due to decreased headcount and outside services.

Clinical and regulatory expense. Clinical and regulatory expense decreased from $1.7 million in 2020 to $0.4 million in 2021, a decrease of $1.3 million, or 78%. The decrease primarily related to costs associated with the Orion feasibility study which were reduced due to the pandemic restricting our patient access. We expect clinical and regulatory costs to increase in the future as we conduct additional clinical trials, such as the future pivotal study with Orion and if we enroll additional subjects.

Selling and marketing expense. Selling and marketing expense decreased from $0.7 million in 2020 to zero in 2021. This decrease in spending is the result of our cancelation of our commercial activities associated with the Argus II until such time as we produce a commercial product from our Orion platform.

General and administrative expense. General and administrative expense increased from $5.9 million in 2020 to $6.3 million in 2021, an increase of $0.4 million, or 6%. The increase is primarily related to increased legal costs and termination costs related to our terminated merger.

Restructuring charges. We recorded non-cash restructuring charges of $1.2 million in 2020 comprised of $0.5 million to fully reserve our inventory in connection with our decision to no longer market Argus II and $0.7 million to write-down our fixed assets that are not directly involved in the development of Orion. We recorded a cash charge of $0.2 million in material and overhead costs associated with Argus II and a $0.8 million for severance compensation and other associated costs all of which was substantially settled by December 31, 2020.

Net loss. The net loss was $8.9 million in 2021, as compared to $14.9 million in 2020. The $6.0 million decrease in net loss from 2020 to 2021 was primarily attributable to a $6.4 million decrease in operating expenses due to cessation of Argus II commercial activities.

Liquidity and Capital Resources

We have experienced recurring operating losses and negative operating cash flows since inception and have financed our working capital requirements through the recurring sale of our equity securities in both public and private offerings.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We estimate that currently available cash will provide sufficient funds to enable the Company to meet its planned obligations for at least twenty-four months. Our ability to continue as a going concern is dependent on our ability to develop profitable operations through implementation of our business initiatives and/or raise additional capital, however, there can be no assurances that we will be able to do so.

On June 25, 2021, we closed an underwritten public offering of 11,500,000 shares of common stock at a price of $5.00 per share for aggregate net proceeds of $53.3 million.

On March 23, 2021, we closed our private placement to seven institutional investors of 4,650,000 shares of common stock at a price of $6.00 per share for aggregate net proceeds of approximately $24.5 million

On December 8, 2020, we borrowed $1 million from Gregg Williams, Chairman of the Board of Directors of the Company and $1.2 million from two unaffiliated shareholders. Each promissory note was unsecured and accrued interest at a rate of twelve percent (12%) per annum beginning on receipt of the loan amounts. We repaid the principal and accrued interest of $135,000 during the quarter ended June 30, 2021.

On May 5, 2020, we closed our underwritten public offering of 7,500,000 shares of common stock at an offering price of $1.00 per share for aggregate net proceeds of approximately $6.7 million.

Working capital was $68.0 million at December 31, 2021, as compared to a negative $0.9 million at December 31, 2020.

Cash Flows from Operating Activities

During 2021, we used $9.2 million of cash in operating activities, consisting primarily of a net loss of $8.9 million, and $0.5 million from a net change in operating assets and liabilities, offset by non-cash charges of $0.2 million for depreciation and amortization of property and equipment and stock-based compensation.

During 2020, we used $16.8 million of cash in operating activities, consisting primarily of a net loss of $14.9 million, and $3.7 million from a net change in operating assets and liabilities, offset by non-cash charges of $1.8 million for depreciation and amortization of property and equipment, stock-based compensation and restructuring charges for inventory impairment.

Cash Flows from Investing Activities

Investing activities in 2021 and 2020 used $14,000 and $0.3 million, respectively, of cash for the purchase of equipment. In 2020 the sale of assets held for sale provided cash of $0.4 million.

Cash Flows from Financing Activities

Financing activities provided $75.6 million of cash in 2021, including $77.8 million from the net proceeds from the issuance of common stock and warrants exercises reduced by the repayment of debt of $2.2 million.

Financing activities provided $8.6 million of cash in 2020, including $6.7 million from the net proceeds from the issuance of common stock and warrants and $2.2 million from the issuance of debt offset by the repurchase of ESPP shares and fractional shares of $0.3 million.

Off-Balance Sheet Arrangements

At December 31, 2021, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity

The primary objective of our investment activities is to maintain the safety of principal and preserve liquidity without incurring significant risk. We invest cash in excess of our current needs in money market funds. In general, money market funds are not considered to be subject to interest rate risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of December 31, 2021 and 2020, our cash equivalents consisted solely of money market funds.

Exchange Rate Sensitivity

In 2021 and 2020, the majority of our operating expenses were denominated in U.S. dollars. We have not entered into foreign currency forward contracts to hedge our operating expense exposure to foreign currencies, but we may do so in the future.

Item 8. Financial Statements and Supplementary Data

Our financial statements and supplementary data required by this Item are provided in the consolidated financial statements included in this Form 10-K as listed in Item 15(a) of this Form 10-K.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in reports filed or submitted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow for timely decisions regarding required disclosure. Due to inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Further, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that degree of compliance with the policies and procedures may deteriorate. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives.

As of December 31, 2021, management has concluded that our disclosure controls and procedures were effective based upon testing of our key internal controls. Our management, including our CEO and CAO, has concluded that the consolidated financial statements included in this Annual Report on Form 10-K fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented in this Annual Report on Form 10-K in conformity with GAAP.

This annual report does not include an attestation report from our independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our independent registered public accounting firm pursuant to our non-accelerated filer status.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

1.	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;
2.	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with the authorization of our management and directors; and
3.	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

As of December 31, 2021, based on the criteria established in “Internal Control - Integrated Framework” (2013 Framework) issued by the Committee of Sponsoring Organizations of the Treadway Commission, management has completed written documentation of its internal control policies, procedures and controls and has completed its testing of its key controls. Based upon the results of this testing we have concluded that our internal control over financial reporting was effective as of the end of the period covered by this Annual Report on Form 10-K.

Changes in Internal Control over Financial Reporting

There has been no change in our internal control over financial reporting that occurred during or subsequent to our fourth quarter of the year ended December 31, 2021 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations on Effectiveness of Controls

The design of any system of control is based upon certain assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated objectives under all future events, no matter how remote, or that the degree of compliance with the policies or procedures may not deteriorate. Because of its inherent limitations, disclosure controls and procedures may not prevent or detect all misstatements. Accordingly, even effective disclosure controls and procedures can provide only reasonable assurance of achieving their control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

Item 9B. Other Information

None.

Item 9C. Disclosure regarding foreign jurisdictions that prevent inspections

Not Applicable.

PART III

Certain information required by Part III is omitted from this Annual Report on Form 10-K and is incorporated by reference from our definitive proxy statement relating to our 2022 annual meeting of stockholders, pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, also referred to in this Annual Report on Form 10-K as our 2021 Proxy Statement, which we will file with the SEC not later than 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K.

Item 10. Directors, Executive Officers and Corporate Governance

Information regarding our directors, including the audit committee and audit committee financial experts, and executive officers, and compliance with Section 16(a) of the Exchange Act will be included in an amendment to this Form 10-K or in our 2021 Proxy Statement and is incorporated herein by reference.

Item 11. Executive Compensation

The information required by this item regarding executive compensation will be included in an amendment to this Form 10-K or in our 2021 Proxy Statement and is incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by this item regarding security ownership of certain beneficial owners and management will be included in an amendment to this Form 10-K or in our 2021 Proxy Statement and is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions, and Director Independence

The information required by this item regarding certain relationships and related transactions and director independence will be included in an amendment to this Form 10-K or in our 2021 Proxy Statement and is incorporated herein by reference.

Item 14. Principal Accounting Fees and Services

The information required by this item regarding principal accounting fees and services will be included in an amendment to this Form 10-K or in our 2021 Proxy Statement and is incorporated herein by reference.

PART IV

Item 15. Exhibits, Financial Statement Schedules

(a)	The following documents are included in this Annual Report on Form 10-K:
1.	The consolidated financial statements listed in the accompanying Index to Consolidated Financial Statements are filed as part of this report.
2.	All financial schedules have been omitted because the required information is either presented in the consolidated financial statements or the notes thereto or is not applicable or required.
3.

The exhibits required by Item 601 of Regulation S-K and Item 15(b) of this Annual Report on Form 10-K are listed in the Exhibit Index immediately preceding the exhibits and are incorporated herein. We have identified in the Exhibit Index each management contract and compensation plan filed as an exhibit to this Annual Report on Form 10-K in response to Item 15(a)(3) of Form 10-K.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
1.1

Form of Underwriting Agreement (incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended)

1.2

Form of Underwriting Agreement, dated June 22, 2021, between Registrant and ThinkEquity LLC (incorporated by reference to the registrant’s Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on June 28, 2021)

3.1(a)

Restated Articles of Incorporation of the Registrant as amended (incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended)

3.2

Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended.)

4.1

Form of the Registrant’s common stock certificate (incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended)

4.2

Form of Underwriter’s Warrant (incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended)

4.3

Form of Warrant Agreement and Form of Warrant Certificate (incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-215463, originally filed with the Securities and Exchange Commission on January 9, 2017, as amended)

4.4	Form of Amendment No.1 to Warrant Agreement (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2019)
4.5	Description of Capital Stock (incorporated by reference to the registrant’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 14, 2021)
10.1

Form of Indemnification Agreement between Registrant and each of its directors and officers ( incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended)+

10.2

2003 Equity Incentive Plan (incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended)+

10.3

2003 Form of Employee Option Agreement (incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended)+

10.4	2011 Equity Incentive Plan, as amended (incorporated by reference to registrant’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 15, 2016)+
10.5

2011 Form of Employee Option Agreement (incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended)+

10.6

Sub-Sublease for Multiple Tenants, dated January 7, 2021, between Registrant and Triscenic Production Services, Inc. (incorporated by reference to the Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on January 27, 2021)

10.7

Cost Reimbursement Consortium Research Agreement between Registrant and Doheny Eye Institute (incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended)

10.8

Second Sight Medical Product, Inc. 2015 Employee Stock Purchase Plan (incorporated by reference to registrant’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 16, 2015)+

Exhibit No.	Exhibit Description
10.9

Executive Employment Agreement between Registrant and Will McGuire (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2015)+

10.10

Executive Employment Agreement between Registrant and John Blake (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on March 27, 2018)(+)

10.11

Securities Purchase Agreement among Registrant, Gregg G. Williams 2006 Trust and Sam B. William 1995 Generation-Skipping Trust dated May 3, 2018 (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2018)

10.12

Securities Purchase Agreement among Registrant, Gregg G. Williams 2006 Trust and Sam B. William 1995 Generation-Skipping Trust dated August 14, 2018 (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2018)

10.13

Executive Employment Agreement between Registrant and William Patrick Ryan(incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on September 4, 2018)(+)

10.14

Securities Purchase Agreement among Registrant, Gregg G. Williams 2006 Trust and Sam B. William 1995 Generation-Skipping Trust dated October 18, 2018 (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2018)

10.15

Securities Purchase Agreement among Registrant, Gregg G. Williams 2006 Trust and Sam B. William 1995 Generation-Skipping Trust dated December 12, 2018 (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2018)

10.16

Form of Securities Purchase Agreement, dated March 23, 2021, between Registrant and purchasers (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2021)

10.17

Registration Rights Agreement, dated March 23, 2021, between Registrant and purchasers(incorporated by reference to registrant’s current report on Form 8-K filed with the(incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2021)

10.18

Placement Agency Agreement, dated March 23, 2021, between Registrant and ThinkEquity LLC (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2021)

10.19

Termination Agreement, dated March 23, 2021, between Registrant and Hudson Bay Capital Management (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2021)

10.20	Form of Lock Up Agreement (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2021)
10.21

Merger Agreement, dated February 4, 2022, between Registrant and Nano Precision Medical, Inc. (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2022)

10.22

SAFE Agreement, dated February 4, 2022, between Registrant and Nano Precision Medical, Inc. (incorporated by reference to registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2022)

Exhibit No.	Exhibit Description
21.1

List of subsidiaries of the Registrant.(incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended)

23.1*	Consent of BPM LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Gumbiner Savett Inc., Independent Registered Public Accounting Firm
24.1	Power of Attorney (included in the signature page to this report)
31.1*	Certification of Principal Executive Officer of Second Sight Medical Products, Inc. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Principal Financial and Accounting Officer of Second Sight Medical Products, Inc. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certifications of Principal Executive Officer and Principal Financial and Accounting Officer of Second Sight Medical Products, Inc.
pursuant to Rule 13a-14(b) under the Exchange Act and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*Filed or furnished herein, as applicable.

+Indicates management contract or compensatory plan.

Item 16. Form 10-K Summary

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 28, 2022	Second Sight Medical Products, Inc.

/s/ Scott Dunbar
Scott Dunbar
Acting Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

The undersigned officers and directors of Second Sight Medical Products, Inc., each hereby severally constitutes and appoints Scott Dunbar as his true and lawful attorney-in-fact and agent, with full power of substitution to sign and execute on behalf of the undersigned any and all amendments to this Annual Report on Form 10-K, and to perform any acts necessary in order to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requested and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Scott Dunbar	Acting Chief Executive Officer and Director	March 28, 2022
Scott Dunbar	(Principal Executive Officer)

/s/ Edward Sedo	Acting Chief Accounting Officer	March 28, 2022
Edward Sedo	(Principal Financial and Accounting Officer)

/s/ Gregg Williams	Chairman of the Board	March 28, 2022
Gregg Williams

/s/ Matthew Pfeffer	Director	March 28, 2022
Matthew Pfeffer

/s/ Jonathan Will McGuire	Director	March 28, 2022
Jonathan Will McGuire

/s/ Aaron Mendelsohn	Director	March 28, 2022
Aaron Mendelsohn

/s/ Dean Baker	Director	March 28, 2022
Dean Baker

/s/ Alexandra Larson	Director	March 28, 2022
Alexandra Larson

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Second Sight Medical Products, Inc. and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Second Sight Medical Products, Inc. and Subsidiary (the “Company”) as of December 31, 2021, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows, for the year ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of their operations and their cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BPM LLP

We have served as the Company’s auditor since 2014.

Santa Monica, California

March 28, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Second Sight Medical Products, Inc. and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Second Sight Medical Products, Inc. and Subsidiary (the “Company”) as of December 31, 2020, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows, for the year ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of their operations and their cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Going Concern

The consolidated financial statements as of and for the year ended December 31, 2020 have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 1 to the financial statements included in the Form 10-K filed on March 16, 2021, the Company is subject to the risks and uncertainties associated with a business with one product line and limited revenues. The Company has incurred significant operating losses and negative operating cash flows from operations since inception. The Company’s continued operations are dependent upon its ability to raise additional funds through equity or debt financing. There can be no assurances that the Company will be able to secure any such additional financing on acceptable terms and conditions, or at all. These conditions raised substantial doubt about the Company’s ability to continue as a going concern as of December 31, 2020. Management’s plans in regard to these matters are also described in Note 1 to the financial statements included in the Form 10-K filed on March 16, 2021. The consolidated financial statements as of and for the year ended December 31, 2020 do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gumbiner Savett Inc.

We have served as the Company’s auditor since 2014

Santa Monica,California

March 16, 2021

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Consolidated Balance Sheets

(In thousands)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$69,593	$3,177
Prepaid expenses and other current assets	914	1,092
Total current assets	70,507	4,269
Property and equipment, net	117	174
Right-of-use asset	228	—
Deposits and other assets	27	17

Total assets	$70,879	$4,460
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$519	$486
Accrued expenses	548	1,210
Accrued compensation expense	748	173
Accrued clinical trial and grant expenses	462	1,063
Current operating lease liabilities	185	—
Current debt	—	2,200
Total current liabilities	2,462	5,132
Long term operating lease liabilities	52	—
Total liabilities	2,514	5,132
Commitments and contingencies (Note 13)
Stockholders’ equity (deficit):
Preferred stock, no par value, 10,000 shares authorized; none outstanding	—	—
Common stock, no par value; 300,000 shares authorized; shares issued and outstanding: 39,409 and 23,214 at December 31, 2021 and December 31, 2020, respectively	347,940	270,126
Additional paid-in capital	49,389	49,314
Accumulated other comprehensive loss	(379)	(448)
Accumulated deficit	(328,585)	(319,664)
Total stockholders’ equity (deficit)	68,365	(672)
Total liabilities and stockholders’ equity (deficit)	$70,879	$4,460

See accompanying notes to consolidated financial statements.

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Consolidated Statements of Operations

(In thousands, except per share data)

	Years Ended December 31,
	2021	2020
Net sales	$—	$—
Cost of sales	(130)	(500)
Gross profit	130	500
Operating expenses:
Research and development, net of grants	2,370	4,836
Clinical and regulatory, net of grants	378	1,687
Selling and marketing	—	701
General and administrative	6,315	5,943
Restructuring charges	—	2,229
Total operating expenses	9,063	15,396
Loss from operations	(8,933)	(14,896)
Interest income	12	16
Net loss	$(8,921)	$(14,880)
Net loss per common share – basic and diluted	$(0.27)	$(0.72)
Weighted average shares outstanding – basic and diluted	32,817	20,575

See accompanying notes to consolidated financial statements.

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Consolidated Statements of Comprehensive Loss

(In thousands)

	Years Ended December 31,
	2021	2020
Net loss	$(8,921)	$(14,880)
Other comprehensive income:
Foreign currency translation adjustments	69	114
Comprehensive loss	$(8,852)	$(14,766)

See accompanying notes to consolidated financial statements.

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity (Deficit)

(In thousands)

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Loss	Deficit	Equity(Deficit)
Balance, December 31, 2019	15,643	$264,008	$48,613	$(562)	$(304,784)	$7,275
Repurchase of fractional shares in connection with reverse stock split	(2)	(11)	—	—	—	(11)
Issuance of common stock and warrants in connection with rights offering, net of issuance costs	7,500	6,393	280	—	—	6,673
Issuance of common stock in connection with ATM	1	6	—	—	—	6
Stock-based compensation expense	—	—	421	—	—	421
Repurchase of ESPP shares as part of a rescission offer	(39)	(270)	—	—	—	(270)
Cash-less exercise of underwriter’s warrants	96	—	—	—	—	—
Release of restricted stock units	15	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	(14,880)	(14,880)
Foreign currency translation adjustment	—	—	—	114	—	114
Comprehensive loss	—	—	—	114	(14,880)	(14,766)
Balance, December 31, 2020	23,214	270,126	49,314	(448)	(319,664)	(672)
Issuance of common stock, net of issuance costs	16,150	77,789	—	—	—	77,789
Stock-based compensation expense	—	—	75	—	—	75
Exercise of underwriter’s warrants	45	25	—	—	—	25
Comprehensive loss:
Net loss	—	—	—	—	(8,921)	(8,921)
Foreign currency translation adjustment	—	—	—	69	—	69
Comprehensive loss	—	—	—	69	(8,921)	(8,852)
Balance, December 31, 2021	39,409	$347,940	$49,389	$(379)	$(328,585)	$68,365

See accompanying notes to consolidated financial statements.

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(8,921)	$(14,880)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	70	164
Stock-based compensation	75	421
Non-cash lease expense	9	3
Restructuring charges-inventory impairment	—	1,214
Changes in operating assets and liabilities:
Accounts receivable	—	461
Inventories	—	529
Prepaid expenses and other assets	168	(785)
Accounts payable	63	(1,051)
Accrued expenses	(625)	(731)
Accrued compensation expenses	574	(2,524)
Accrued clinical trial and grant expenses	(601)	357
Net cash used in operating activities	(9,188)	(16,822)
Cash flows from investing activities:
Purchases of property and equipment	(14)	(330)
Sale of assets held for sale	—	398
Net cash provided by (used) in investing activities	(14)	68
Cash flows from financing activities:
Net proceeds from sale of common stock	77,789	6,679
Repurchase of ESPP shares and fractional shares in connection with reverse stock split	—	(281)
Debt financing (repayment)	(2,200)	2,200
Proceeds from exercise of options, warrants and employee stock purchase plan options	25	—
Net cash provided by financing activities	75,616	8,598
Effect of exchange rate changes on cash and cash equivalents	2	6
Cash and cash equivalents:
Net Increase (decrease)	66,416	(8,150)
Balance at beginning of year	3,177	11,327
Balance at end of year	$69,593	$3,177
Supplemental disclosure of cash flow information;
Cash paid during the period for:
Interest	$135	$—
Non-cash financing activities:
Fair value of warrants issued in connection with issuance of common stock	$—	$280

See accompanying notes to consolidated financial statements.

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. Organization and Business Operations

Second Sight Medical Products, Inc. (“Second Sight,” the “Company,” “we,” “us,” “our” or similar terms), was incorporated in the State of California in 2003. We develop, manufacture and market implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. We are a recognized global leader in neuromodulation devices for blindness and are committed to developing new technologies to treat the broadest population of sight-impaired individuals.

In 2007, Second Sight formed Second Sight (Switzerland) Sàrl, initially to manage clinical trials for its products in Europe, and later to manage sales and marketing in Europe, the Middle East and Asia Pacific. As the laws of Switzerland require at least two corporate stockholders, Second Sight (Switzerland) Sàrl is 99.5% owned directly by us and 0.5% owned by an executive of Second Sight, who is acting as our nominee. Accordingly, Second Sight (Switzerland) Sàrl, is considered 100% owned for financial statement purposes and is consolidated with Second Sight for all periods presented.

We are currently developing the Orion® Visual Cortical Prosthesis System (“Orion”), an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease, or forms of cancer and trauma. A feasibility study of the Orion device is currently underway at the Ronald Reagan UCLA Medical Center in Los Angeles (“UCLA”) and Baylor College of Medicine in Houston (“Baylor”).

Our commercially approved product, the Argus® II retinal prosthesis system (“Argus II”), entered clinical trials in 2006, received CE Mark approval for marketing and sales in the European Union (“EU”) in 2011, and received approval by the United States Food and Drug Administration (“FDA”) for marketing and sales in the United States in 2013. We began selling the Argus II in Europe at the end of 2011, Saudi Arabia in 2012, the United States and Canada in 2014, Turkey in 2015, Iran, Taiwan, South Korea and Russia in 2017, and Singapore in 2018. Given the limited addressable market of Argus II, we have made the decision to maximize capital efficiency by ceasing the production and sales of our Argus commercial and clinical activities and increase our investment of resources with our Orion clinical and R&D programs.

Liquidity and Capital Resources

From inception, our operations have been funded primarily through the sales of our common stock as well as from research and clinical grants. Funding of our business since 2020 has been primarily provided by:

●	On June 25, 2021, we closed an underwritten public offering of 11,500,000 shares of common stock at a price of $5.00 per share for aggregate net proceeds of $53.3 million
●	On March 23, 2021, we closed our private placement to seven institutional investors of 4,650,000 shares of common stock at a price of $6.00 per share for aggregate net proceeds of approximately $24.5 million
●	On May 5, 2020, we closed our underwritten public offering of 7,500,000 shares of common stock at an offering price of $1.00 per share for aggregate net proceeds of approximately $6.7 million
●	On December 8, 2020, we borrowed $1 million from Gregg Williams, Chairman of the Board of Directors of the Company and $1.2 million from two unaffiliated shareholders. Each promissory note was unsecured and accrued interest at a rate of twelve percent (12%) per annum beginning on receipt of the loan amounts. We repaid the principal and accrued interest during the quarter ended June 30, 2021.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We estimate that currently available cash will provide sufficient funds to enable the Company to meet its planned obligations for at least twenty-four months. Our ability to continue as a going concern is dependent on our ability to develop profitable operations through implementation of our business initiatives and/or raise additional capital, however, there can be no assurances that we will be able to do so.

2.   Summary of Significant Accounting

Policies Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and include the financial statements of Second Sight and Second Sight Switzerland. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. We base our estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in accruals for potential liabilities, valuing equity instruments and stock-based compensation, and the realization of deferred tax assets. Actual results could differ from those estimates

Reclassifications

Certain items in prior period financial statements have been reclassified to conform to the presentation in the current period financial statements. Such reclassification did not impact our previously reported net loss on financial position.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash is carried at cost, which approximates fair value, and cash equivalents are carried at fair value. We generally invest funds that are in excess of current needs in high credit quality instruments such as money market funds.

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation and amortization. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the consolidated statements of operations.

Depreciation is provided for using the straight-line method in amounts sufficient to relate the cost of assets to operations over their estimated service lives. Leasehold improvements are amortized over the shorter of the life of the asset or the related lease term. Estimated useful lives of the principal classes of assets are as follows:

Lab equipment	5 – 7 years
Computer hardware and software	3 – 7 years
Leasehold improvements	2 – 5 years or the term of the lease, if shorter
Furniture, fixtures and equipment	5 – 10 years

We review our property and equipment for impairment annually or whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. As a result of our decision to cease marketing of Argus II we recorded an impairment of $0.7 million related to our property and equipment used primarily for Argus activities. We sold a substantial number of our property and equipment for net proceeds of $0.4 million in July 2020.

Depreciation and amortization of property and equipment amounted to $0.1 million and $0.2 million for the years ended December 31, 2021 and 2020, respectively.

Research and Development

Research and development costs are charged to operations in the period incurred and amounted to $2.4 million, and $4.8 million net of grant revenue, for the years ended December 31, 2021 and 2020, respectively.

Patent Costs

Due to the uncertainty associated with the successful development of one or more commercially viable products based on our research efforts and any related patent applications, all patent costs, including patent-related legal, filing fees and other costs, including internally generated costs, are expensed as incurred. Patent costs were $0.4 million and $0.2 million for the years ended December 31, 2021 and 2020, respectively, and are included in general and administrative expenses in the consolidated statements of operations.

NIH Grant

From time to time, we receive grants that help fund specific development programs. Any amounts received pursuant to grants are offset against the related operating expenses as the costs are incurred. During the years ended December 31, 2021 and 2020 grants offset against operating expenses were $1.4 million and $1.3 million, respectively.

Concentration of Risk

Credit Risk

Financial instruments that subject us to concentrations of credit risk consist primarily of cash and money market funds. We maintain cash and money market funds with financial institutions that management deems credit worthy, and at times, cash balances may be in excess of FDIC and SIPC insurance limits of $250,000 and $500,000 (including cash of $250,000), respectively.

We also maintain cash at a bank in Switzerland. Accounts at said bank are insured up to an amount specified by the deposit insurance agency of Switzerland.

Foreign Operations

The accompanying consolidated financial statements as of December 31, 2021 and 2020 include assets amounting to approximately $30,000 and $18,000, respectively, relating to our operations in Switzerland. Unanticipated events in foreign countries could disrupt our operations and impair the value of these assets.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that we have the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

We determine the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, we perform an analysis of the assets and liabilities at each reporting period end.

Cash equivalents, which include money market funds, are the only financial instrument measured and recorded at fair value in assets or liabilities on our consolidated balance sheet, and they are valued using Level 1 inputs.

Stock-Based Compensation

Pursuant to FASB ASC 718 Share-Based Payment (“ASC 718”), we record stock-based compensation expense for all stock-based awards.

Under ASC 718, we estimate the fair value of stock options granted using the Black-Scholes option pricing model. The fair value for awards that are expected to vest is then amortized on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The assumptions used in the Black-Scholes valuation model are as follows:

●	The grant price of the issuances is determined based on the fair value of the shares at the date of grant.
●	The risk free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant.
●	We calculate the expected term of options using a weighted average of option vesting periods and an estimate of one-half of the period between vesting and expiration of the option.
●	Volatility is determined based on our average historical volatilities since our trading history began in November 2014, supplemented with average historical volatilities of comparable companies in our similar industry.
●	Expected dividend yield is based on current yield at the grant date or the average dividend yield over the historical period. We have never declared or paid dividends and have no plans to do so in the foreseeable future.

Comprehensive Income or Loss

We comply with provisions of FASB ASC 220, Comprehensive Income, which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources.

Comprehensive and other comprehensive income (loss) is reported on the face of the financial statements. For the years ended December 31, 2021 and 2020 comprehensive income (loss) is the total of net income (loss) and other comprehensive income (loss) which, for us, consists entirely of foreign currency translation adjustments and there were no material reclassifications from other comprehensive loss to net loss during the years ended December 31, 2021 and 2020.

Foreign Currency Translation and Transactions

The financial statements and transactions of the subsidiary’s operations are reported in the local (functional) currency of Swiss francs (CHF) and translated into U.S. dollars in accordance with U.S. GAAP. Assets and liabilities of those operations are translated at exchange rates in effect at the balance sheet date. The resulting gains and losses from translating foreign currency financial statements are recorded as other comprehensive income (loss). Revenues and expenses are translated at the average exchange rate for the reporting period. Foreign currency transaction gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the foreign operations’ functional currencies are included in expenses in the consolidated statements of operations.

Income Taxes

We account for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, we recognize deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made. We have incurred losses for tax purposes since inception and have significant tax losses and tax credit carryforwards.

As of December 31, 2021, we had federal and state of California income tax net operating loss carryforwards, which may be applied to future taxable income, of approximately $124.3 million and $76.8 million, respectively. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until these unused losses expire. However, we may be unable to use these losses to offset taxable income before our unused losses expire at various dates that range from 2035 through 2037 for federal net operating losses generated before 2018. Federal net operating losses generated for year 2018 and forward do not expire. State net operating losses expire from 2033 through 2041. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss, or NOL, carryforwards to offset its post-change taxable income may be limited. Limitations may also apply to the utilization of other pre-change tax attributes as a result of an ownership change.

We experienced an “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended, during the second quarter of 2017. The ownership change will subject our net operating loss carryforwards to an annual limitation, which will significantly restrict our ability to use them to offset taxable income in periods following the ownership change. In general, the annual use limitation equals the aggregate value of our stock at the time of the ownership change multiplied by a tax-exempt interest rate specified by the Internal Revenue Service. We have analyzed the available information to determine the amount of the annual limitation. Based on information available us, the 2017 limitation is estimated to range between be $1.4 million and $3.7 million annually. In total, we estimate that the 2017 ownership change will result in approximately $120 million and $56 million of federal and state net operating loss carryforwards expiring unused.

Product Warranties

Our policy is to warrant all shipped products against defects in materials and workmanship for up to two years by replacing failed parts. We also provide a three-year manufacturer’s warranty covering implant failure by providing a functionally-equivalent replacement implant. Accruals for product warranties are estimated based on historical warranty experience and current product performance trends and are recorded at the time revenue is recognized as a component of cost of sales. The warranty liabilities are reduced by material and labor costs used to replace parts over the warranty period in the periods in which the costs are incurred. We periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary. During 2021 and 2020, we reduced our warranty expense by $0.1 million and $0.5 million, respectively due to the discontinued sales of Argus II and the resultant end of the product warranty periods. The warranty liabilities are included in accrued expenses in the consolidated balance sheets.

Net Loss per Share

Our computation of earnings per share (“EPS”) includes basic and diluted EPS. Basic EPS is measured as the income (loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, common stock warrants and stock options) as if they had been converted at the beginning of the periods presented, or the issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because all common stock warrants and common stock options outstanding were anti-dilutive.

At December 31, 2021, and 2020, we excluded the outstanding securities summarized below, which entitle the holders thereof to ultimately acquire shares of common stock, from our calculation of earnings per share, as their effect would have been anti-dilutive (in thousands).

	2021	2020
Underwriter’s warrants	10	77
Warrants issued with rights offerings	7,681	7,682
Common stock options	182	196
Total	7,873	7,955

Operating Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. Our chief operating decision-maker reviews financial information presented on a consolidated basis. Accordingly, we consider ourselves to be in a single reporting segment, specifically the discovery, development and commercialization of visual prosthetics for profoundly blind individuals. We historically managed our Argus II and Orion programs on a consolidated basis within this single operating segment and do not assess the performance of our product lines or geographic regions on other measures of income or expense, such as program expense, operating income or net income. Our underlying technology consists of hardware components (implanted and wearable) and software. A vast majority of this underlying technology is shared between our Argus II and Orion branded systems. While we have ceased production and marketing the Argus II product indicated for individuals with retinitis pigmentosa, we are developing Orion as a next generation product with potential to treat a broader market of blind individuals, including the retinitis pigmentosa market.

Restructuring Charge

On March 31, 2020, due to the COVID-19 pandemic and related inability to secure additional funding, we laid off the majority of our employees and reduced our operating expenses significantly to allow for our continuing business operations. Due to our focus on Orion and wind down of selling and marketing activities related to Argus II, we recorded further impairment charges to our inventory of $0.5 million and $0.7 million to our fixed assets used primarily for Argus activities. We also incurred $1.0 million in severance payments and other costs associated with the wind down, all of which were substantially paid by December 31, 2020.

Recently Adopted Accounting Standards

We believe that any recently issued, but not yet effective, authoritative guidance, if currently adopted, would not have a material impact on our financial statement presentation or disclosures.

3. Money Market Funds

Money market funds included in cash equivalents at December 31, 2021 were $69.5 million. Money market funds included in cash equivalents at December 31, 2020 totaled $3.1 million.

The following table presents money market funds at their level within the fair value hierarchy at December 31, 2020 and 2019 (in thousands).

	Total	Level 1	Level 2	Level 3
December 31, 2021:
Money market funds	$69,487	$69,487	$—	$—
December 31, 2020:
Money market funds	$3,122	$3,122	$—	$—

4. Selected Balance Sheet Detail

Property and equipment, net of accumulated depreciation and amortization

Property and equipment consisted of the following at December 31, 2021 and 2020 (in thousands):

	2021	2020
Laboratory equipment	$584	$584
Computer hardware and software	82	69
	666	653
Accumulated depreciation and amortization	(549)	(479)
Property and equipment, net	$117	$174

As a result of our decision to cease marketing of Argus II we recorded an impairment of $0.7 million in 2020 related to our fixed assets used primarily for Argus activities which is recorded in restructuring charges in the consolidated statements of operations. We sold a substantial number of our fixed assets for net proceeds of $0.4 million in July 2020.

Debt

On December 8, 2020, we borrowed $1 million from Gregg Williams, Chairman of the Board of Directors of the Company and $1.2 million from two unaffiliated shareholders. Each promissory note was unsecured and accrued interest at a rate of twelve percent (12%) per annum beginning on receipt of the loan amounts. We repaid the principal and accrued interest of $135,000 during the quarter ended June 30, 2021.

Contract Liabilities

Contract liabilities amounted to $335,000 at December 31, 2021 and 2020 and are included in accrued expenses on the balance sheet.

5. Grants

We received an award for $1.6 million grant (with the intent to fund $6.4 million over five years subject to annual review and approval) from the National Institutes of Health (NIH) to fund the “Early Feasibility Clinical Trial of a Visual Cortical Prosthesis” that commenced in January 2018. The NIH grant funds ongoing and planned clinical activities and are being used to conduct and support clinical testing of six subjects implanted with the Orion™ Cortical Visual Prosthesis (Orion), submit and obtain Investigational Device Exemption approval from the U.S. Food and Drug Administration (FDA). Accrued expenses related to grants amounted to $0.5 million and $0.6 million for the years ended December 31, 2021 and 2020, respectively, and are included in accrued clinical trial and grant expenses on the consolidated balance sheets. During the years ended December 31, 2021 and 2020, grants offset against operating expenses were $1.4 million and $1.3 million, respectively.

6. Warrants

Underwriter’s Warrant Issued in Public Offering

As a component of the funding underwriting fee of our May 5, 2020 public underwriting offer, we issued 375,000 warrants at an exercise price of $1.25 which expire on May 5, 2025. At December 31, 2021, 10,125 of the warrants are still outstanding. Warrants of 67,125 and 297,750 were exercised on a cash-less basis in 2021 and 2020 respectively, resulting in the issuance of 44,482 and 95,434 shares, respectively, of common stock.

Warrants Issued in Rights Offerings

On February 22, 2019, we completed a registered rights offering to existing stockholders in which we sold approximately 5,976,000 units at $5.792 per unit, which was the adjusted closing price of our common stock on that date. Each Unit consisted of a share of our common stock and a warrant to purchase an additional share of our stock for $11.76. The warrants have a five-year life and trade on Nasdaq under the symbol EYESW.

On March 6, 2017, we completed a registered rights offering to existing stockholders in which we sold approximately 1,706,000 units at $11.76 per unit, which was the adjusted closing price of our common stock on that date. Each unit consisted of a share of our comm11.76 on stock and a warrant to purchase an additional share of our stock for $11.76. The warrants had a five-year life but were extended to expire in February, 2024 to coincide with the February 22, 2019 warrants.

A summary of warrant activity for the years ended December 31, 2021 and 2020 is presented below (in thousands, except per share and contractual life data):

			Weighted Average
			Remaining
		Weighted Average	Contractual Life
	Number of Shares	Exercise Price	(in Years)
Warrants outstanding at December 31, 2019	7,682	11.76
Granted	375	1.25
Exercised	(298)	1.25
Forfeited or expired	—	—
Warrants outstanding at December 31, 2020	7,759	11.66
Granted	—	—
Exercised	(68)	1.25
Forfeited or expired	—	—
Warrants outstanding at December 31, 2021	7,691	11.75	2.21
Warrants exercisable at December 31, 2021	7,691	11.75	2.21

Warrants exercisable at December 31, 2021 had $4,000 in intrinsic value.

7. Employee Benefit Plans

We have a 401(k) Savings Retirement Plan (the “Plan”) that covers substantially all full-time employees who meet the Plan’s eligibility requirements and provides for an employee elective contribution. The Plan provides for employer matching contributions. Employer contributions are discretionary and determined annually by the Board of Directors. For the years ended December 31, 2021 and 2020, employer contributions to the Plan totaled $0.1 million and $0.1 million, respectively.

8. Equity Securities

On June 4, 2019, our shareholders approved an amendment to our articles of incorporation increasing our authorized no par value common shares from 200,000,000 to 300,000,000. The Board of Directors has the authority to establish the rights, preferences, privileges and restrictions granted to and imposed upon the holders of preferred stock and common stock.

Common Stock Issuable

For the twelve months ended December 31, 2020 our non-employee members of our Board were compensated $0.1 million and $0.1 million was accrued for future stock option grants at December 31, 2020. Stock option grants were suspended in 2021.

9. Stock-Based Compensation

Stock Options

Under the 2003 Plan, as restated in June 2011, we were authorized to issue options covering up to 437,500 shares of common stock. Effective June 1, 2011, we adopted the 2011 Equity Incentive Plan (the “2011 Plan”). The maximum number of shares with respect to which options could be granted under the 2011 Plan was 937,500 shares, which is offset and reduced by options previously granted under the 2003 Plan. The option price is determined by the Board of Directors but cannot be less than the fair value of the shares at the grant date. Generally, the options vest ratably over either four or five years and expire ten years from the grant date. Both plans provide for accelerated vesting if there is a change of control, as defined in the plans.

The 2011 Plan was further amended in 2015, 2016, 2017 and 2018 bringing the number of shares issuable under the Plan to 1,500,000.

No option were granted under the 2011 Plan in 2021 and the plan expired at May 31, 2021.

We recognized stock-based compensation cost of $0.1 million and $0.4 million during 2021 and 2020, respectively. The calculated value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

2020
Risk-free interest rate	0.31% – 1.50%
Expected dividend yield	0%
Expected volatility	78.0% to 96.0%
Expected term	6.02 years
Weighted-average grant date calculated fair value	$3.72

A summary of stock option activity for the years ended December 31, 2021 and 2020 is presented below (in thousands, except per share and contractual life data):

			Weighted
		Weighted	Average
	Number	Average	Remaining
	of	Exercise	Contractual
	Shares	Price	Life (in Years)
Options outstanding at December 31, 2019	984	$21.75
Granted	228	5.49
Exercised	—	—
Forfeited or expired	(1,016)	19.34
Options outstanding at December 31, 2020	196	15.48
Granted	—	—
Exercised	—	—
Forfeited or expired	(14)	12.95
Options outstanding, vested and expected to vest at December 31, 2021	182	$15.68	6.59
Options exercisable at December 31, 2021	148	$18.38	6.25

The exercise prices of common stock options outstanding and exercisable are as follows at December 31, 2021 (in thousands):

	Options	Options
	Outstanding	Exercisable
Exercise Price	(Shares)	(Shares)
$0.90 to 0.91	22	8
$5.67 to 6.64	85	64
$13.84 to 16.40	52	52
$32.80 to 40.00	10	10
$72.08 to 104.72	13	14
	182	148

Stock options exercisable at December 31, 2021 had minimal intrinsic value. As of December 31, 2021, there was $0.1 million of total unrecognized compensation cost related to the outstanding stock options that will be recognized over a weighted average period of 2.03 years.

Employee Stock Purchase Plan

We adopted an employee stock purchase plan in June 2015 for all eligible employees. Under the plan, shares of our common stock may be purchased at six-month intervals at 85% of the lower of the closing price of the common stock (i) on the first trading day of the offering period or (ii) on the last trading day of the purchase period. An employee may purchase in any one calendar year shares of common stock having an aggregate fair market value of up to $25,000 determined as of the first trading day of the offering period. Additionally, a participating employee may not purchase more than 12,500 shares of common stock in any one offering period. At December 31, 2020, 241,719 shares were issued under the stock purchase plan. Although we originally registered shares for sale to employees under our 2015 Employee Stock Purchase Plan, as amended, we discovered that we had inadvertently exceeded the number of shares registered. We offered to rescind the sale of up to 45,468 shares of our common stock to persons who purchased those shares under the ESPP and to reimburse any losses upon the sale of up to an additional 2,470 shares of our common stock from persons who purchased shares from our ESPP but have resold such shares, in each case, because these shares may not have been exempt from registration under the Securities Act of 1933. It may also be possible that by not disclosing that the shares were unregistered, we may face contingent liability for noncompliance with applicable federal and state securities laws. The rescission of these share purchases resulted in the repurchase and cancelation of 39,467 shares of our common stock. The total cost for the repurchase of these shares and the reimbursement of any losses from the sale of such shares totaled approximately $270,000. The ESPP plan was suspended in 2020 and no shares were issued in 2021.

We may continue to have potential liability even after this rescission offer is made due to our issuances of securities in possible violation of the federal and state securities laws. The Securities Act does not expressly provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered or exempt from the registration requirements of the Securities Act. Should any offerees reject the rescission offer, we may continue to be potentially liable under the Securities Act for the purchase price or for certain losses if the shares have been sold.

Restricted Stock Units

The following table presented below summarizes Restricted Stock Unit (RSU) activity for the year ended December 31, 2020 (in thousands, except per share data):

		Weighted
		Average
		Grant Date
	Number	Fair Value
	of Awards	Per Share
Outstanding as of December 31, 2019	61	$5.92
Awarded	—
Vested	(15)	5.92
Forfeited/canceled	(46)	5.92
Outstanding as of December 31, 2020	—

There was no activity in the year ended December 31, 2021. As of December 31, 2021, there was no unrecognized compensation cost related to RSUs as they have all been canceled.

The total stock-based compensation recognized for stock-based awards granted in the consolidated statements of operations for the years ended December 31, 2021 and 2020 is as follows (in thousands):

	2021	2020

Research and development	$22	$127
Clinical and regulatory	35	51
Selling and marketing	—	41
General and administrative	18	202
Total	$75	$421

10. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets as of December 31, 2021 and 2020 are summarized below (in thousands):

	2021	2020
Stock-based compensation	$401	$380
Research credits	8,629	8,848
Depreciation	(52)	(52)
Net operating loss carryforwards	33,033	30,492
Inventory write down	81	82
Other	454	375
Total deferred tax assets	42,399	40,125
Valuation allowance	(42,399)	(40,125)
Net deferred tax assets	$—	$—

In assessing the potential realization of these deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon us attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2021 and 2020, management determined it was not more likely than not that our deferred tax assets will be realized, and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

No federal tax provision has been provided for the years ended December 31, 2021 and 2020 due to the losses incurred during such periods. Our effective tax rate is different from the federal statutory rate of 21% due primarily to operating losses that receive no tax benefit as a result of a valuation allowance recorded for such losses.

We experienced an “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended, during the second quarter of 2017. The ownership change will subject our net operating loss carryforwards to an annual limitation, which will significantly restrict our ability to use them to offset taxable income in periods following the ownership change. In general, the annual use limitation equals the aggregate value of our stock at the time of the ownership change multiplied by a tax-exempt interest rate specified by the Internal Revenue Service. We analyzed the available information to determine the amount of the annual limitation. Based on information available to us, the 2017 limitation is estimated to range between $1.4 million and $3.7 million annually. In total, we estimate that the 2017 ownership change will result in approximately $120 million and $56 million of federal and state net operating loss carryforwards, respectively, expiring unused.

As of December 31, 2021, after the ownership change under Section 382(g), we had federal and state income tax net operating loss carryforwards, which may be applied to future taxable income, of approximately $124.3 million and $76.8 million, respectively. The federal net operating loss carryforwards for years before 2018 will expire at various dates from 2035 through 2037. The federal net operating loss carryforwards for 2018 and forward do not expire. The state net operating loss carryforwards will expire at various dates from 2033 through 2041. We also have a federal and state research and development tax credit carryforwards totaling approximately $4,755,000 and $4,903,000, respectively. The federal research and development tax credit carryforwards will expire at various dates from 2023 through 2041. The state research and development tax credit carryforwards do not expire.

We file income tax returns in the U.S. federal jurisdiction and various states and are subject to income tax examinations by federal tax authorities for tax years ended 2017 and later and by state authorities for tax years ended 2016 and later. We currently are not under examination by any tax authority. Our policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2021, and 2020, we have no accrued interest or penalties related to uncertain tax positions. Second Sight Switzerland, our foreign subsidiary, has not had any taxable income in the prior and current years.

11. Product Warranties

A summary of activity of our warranty liabilities, which are included in accrued expenses in the accompanying consolidated balance sheets, for the years ended December 31, 2021 and 2020 is presented below (in thousands):

	2021	2020
Balance, beginning of year	$200	$1,575
Additions	—	—
Settlements	—	(875)
Adjustments and other	(150)	(500)
Total	$50	$200

During 2021and 2020 we reduced our warranty expense by $0.1 million and $0.5 million, respectively due to the discontinued sales of Argus II and the resultant end of the product warranty periods.

12. Right-of-use Assets and Operating Lease Liabilities

We lease certain office space and equipment for our use. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease costs are recognized in the income statement over the lease term on a straight-line basis. Depreciation is computed using the straight-line method over the estimated useful life of the respective assets. The depreciable life of assets and leasehold improvements are limited by the expected lease term. Our lease agreements do not contain any material residual value guarantees or restrictive covenants. As most of our leases do not provide an implicit rate, we used our estimated incremental borrowing rate of 10% based on the information available at commencement date in determining the present value of lease payments. On May 18, 2020 we entered into a Letter Agreement with Sylmar Biomedical Park, LLC (the “Landlord”), pursuant to which the parties agreed to accelerate the expiration dates of our existing leases (the “Leases”), to a date not later than June 18, 2020 (“Accelerated Termination Date”). We agreed to pay the Landlord (i) $210,730 to bring the Leases current (the “Owed Rent”) and to remit (ii) a one-time early termination fee in the amount of $150,000 (the “Early Termination Amount”). Prior to the early termination agreed in this letter we were obligated to pay aggregate base rent of approximately $0.9 million and common area maintenance expenses for the term remaining under the Leases through the respective expiration dates in February 2022 and April 2023. The Landlord acknowledged that as of the date of the Letter Agreement the Owed Rent and the Early Termination Amount constituted all amounts owing to the Landlord under the Leases. As a result of the letter agreement, we wrote down the right-of-use assets and extinguished related lease liabilities in the amounts of $2.3 million and $2.4 million, respectively. We paid an early termination fee of $150,000 which was expensed in our restructuring charges for the nine months ended September 30, 2020. Due to the termination of this lease there are no right-of-use assets or current or long term lease liabilities at December 31, 2020.

On January 22, 2021, we entered into a lease agreement, effective February 1, 2021, to sub-lease office space to replace our existing headquarters. We pay $17,000 per month, increasing to $17,500 per month on February 1, 2022, plus operating expenses, to lease 17,290 square feet of office space at 13170 Telfair Avenue, Sylmar, CA 91342. Additionally, we received full rent abatement for March 2021, and will receive half rent abatement during March 2022. The sub-lease is for two years and two months. We are not affiliates of, are not related to, or otherwise have any other relationship with, the other parties, other than the lease.

The Company evaluated the lease amendment under the provisions of ASC 842. Information related to the Company’s right-of-use assets and related lease liabilities are as followings (in thousands, except for remaining lease term and discount rate):

Year ending December 31:
2022	$201
2023	52
Total lease payments	253
Less imputed interest	(16)
Total lease liabilities	$237
Other supplemental information:
Current operating lease liabilities	$185
Long term operating lease liabilities	52
Total lease liabilities	$237
Discount rate	10%

	For the year ended	For the year ended
	December 31,	December 31,
	2021	2020
Cash paid for operating lease liabilities	170	303

Rent expense, including common area maintenance charges, was $179,000 and $303,000 during 2021 and 2020, respectively.

13. Commitments and Contingencies

License Agreements

We have exclusive licensing agreements to utilize certain patents, related to the technology for visual prostheses. We have determined that only the agreement with Doheny Eye Institute (“DEI”) applies to Argus II and Orion requiring future royalty payments through 2033. We have agreed to pay to DEI royalties for licensed products sold or leased by us. The royalty rate is 0.5%, based on related net sales of the patented portion of licensed products.

In the past we have paid royalties under a license agreement with the Johns Hopkins University (“JHU”). The JHU agreement expired, along with the underlying patents, in 2018. Pursuant to these agreements, DEI and JHU, we have incurred costs of approximately $1,000 for the year ended December 31, 2020 and zero in 2021.

Indemnification Agreements

We maintain indemnification agreements with our directors and officers that may require us to indemnify them against liabilities that arise by reason of their status or service as directors or officers, except as prohibited by applicable law.

Clinical Trial Agreements

Based upon FDA approval of Argus II, which was obtained in February 2013, we were required to collect follow-up data from subjects enrolled in our pre-approval trial for a period of up to ten years post-implant, which was extended through the year 2019. In addition, we conducted three post-market studies to comply with U.S. FDA, French, and European post-market surveillance regulations and requirements and are conducting an early feasibility clinical study of Orion. We have contracted with various universities, hospitals, and medical practices to provide these services. Payments are based on procedures performed for each subject and are charged to clinical and regulatory expense as incurred. Total amounts charged to expense for the years ended December 31, 2021 and 2020 were $0.4 million and $1.1 million, respectively.

California Board Representation

As of January 1, 2021, all publicly held domestic or foreign corporations whose principal executive offices are located in California must meet the minimum requirements for female directors and for directors from underrepresented communities on their boards as required respectively by Women on Boards (SB 826) and Underrepresented Communities on Boards (AB 979). California law authorizes the California Secretary of State to impose fines to enforce compliance of SB 826 including a $100,000 fine for "failure to timely file board member information with the Secretary of State"; a $100,000 fine for a first violation, defined as "each director seat required by this section to be held by a female, which is not held by a female during at least a portion of a calendar year"; and a

$300,000 fine for subsequent violations. The Company currently has one female director and under California’s staggered compliance schedule as of December 31, 2021 the Company is required to have to have a minimum of three female directors. To date the Company has not filed board information with the Secretary of State. To the knowledge of the Company the Secretary of State has not to date imposed any fines. California has also instituted a parallel Board diversity compliance and reporting framework focused on directors  "from an underrepresented community," which is defined to mean "an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender." Under the law’s staggered compliance schedule a publicly held corporation whose principal executive offices are located in California must have at least one director from an underrepresented community on its board as of December 31, 2021. Companies that fail to timely comply with AB 979 may be fined $100,000 for the first violation and $300,000 for subsequent violations. The Company is not in compliance with these provisions and has accrued $100,000 as of December 31, 2021.

Litigation, Claims and Assessments

Three oppositions filed by Pixium Vision are pending in the European Patent Office, each challenging the validity of a European patent owned by us. The outcomes of the challenges are not certain, however, if successful, they may affect our ability to block competitors from utilizing our patented technology. We believe a successful challenge will not have a material effect on our ability to manufacture and sell our products, or otherwise have a material effect on our operations.

As described in the Company’s 10-K for the year ended December 31, 2020, the Company had entered into a Memorandum of Understanding (“MOU”) for a proposed business combination with Pixium Vision SA (“Pixium”). In response to a press release by Pixium dated March 24, 2021, and subsequent communications between us and Pixium, our Board of Directors determined that the business combination with Pixium was not in the best interest of our shareholders. On April 1, 2021, we gave notice to Pixium that we were terminating the MOU between the parties and seeking an amicable resolution of termination amounts that may be due, however no assurance can be given that an amicable resolution will be reached. We accrued $1,000,000 of liquidated damages as contemplated by the MOU in accounts payable as of March 31, 2021 and remitted that amount to Pixium in April 2021. Pixium indicated that it considered this termination wrongful, rejected the Company’s offers, but retained the $1,000,000 payment. On May 19, 2021, Pixium filed suit in the Paris Commercial Court, and currently claim damages of approximately €5.1 million or about $5.6 million. We believe we have fulfilled our obligations to Pixium with the liquidated damages payment of $1,000,000 and thus the Company does not believe any further loss accrual is necessary.

In November 2020, we and Pixium retained Oppenheimer & Co. Inc. as placement agent for a proposed private placement of securities in connection with the Business Combination. On April 1, 2021, we received an invoice from Oppenheimer for more than $1.86 million. This amount includes a requested commission of 6.5% on $27.9 million raised in the private placement. We believe that claims for payment presented by this invoice are without merit.

On or about July 19, 2021, Martin Sumichrast filed a complaint with the Superior Court of the State of California, County of Los Angeles — Central District, claiming that he is entitled to compensation for services, as well as exemplary and other damages in an amount to be determined at trial but not less than $2 million, which arise from his allegedly arranging and securing financing that the Company obtained in May 2020 via a registered underwritten public offering of common stock. The complaint was dismissed by the court on January 18, 2022. Sumichrast appealed the dismissal, however the appeal was subsequently abandoned on March 1, 2022.

We are party to litigation arising in the ordinary course of business. It is our opinion that the outcome of such matters will not have a material effect on our financial statements, however the results of litigation and claims are inherently unpredictable. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

13. Quarterly Financial Summary (unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(in thousands, except per share data)	2021	2021	2021	2021
Product sales	$—	$—	$—	$—
Gross profit	$130	$—	$—	$—
Operating loss	$(1,291)	$(2,503)	$(2,296)	$(2,843)
Net loss	$(1,283)	$(2,501)	$(2,294)	$(2,843)
Net loss per share – basic and diluted	$(0.03)	$(0.06)	$(0.08)	$(0.12)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2020	2020	2020	2020
Product sales	$—	$—	$—	$—
Gross profit	$500	$—	$—	$—
Operating loss	$(1,274)	$(1,602)	$(3,116)	$(8,904)
Net loss	$(1,291)	$(1,603)	$(3,100)	$(8,886)
Net loss per share – basic and diluted	$(0.06)	$(0.07)	$(0.15)	$(0.57)

14. Subsequent Event

On February 4, 2022, we entered into an agreement and plan of merger with Nano Precision Medical, Inc., a California corporation (“NPM”), and, upon and subject to the execution of a joinder, NPM Acquisition Corp., a California corporation and a wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the agreement and subject to the terms and conditions set forth therein, NPM will merge with and into Merger Sub (the “Merger”), and upon consummation of the merger, Merger Sub will cease to exist and NPM will become a wholly-owned subsidiary of the Company. Upon completion of the merger and subject to shareholder approval, the Company will change its name as agreed in the future and intends to change its trading symbol as NPM requests in writing following consultation with Nasdaq.

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-221228, 333-255267 and 333-256904) and Form S-8 (Nos. 333-204241, 333-213184, 333-218016, 333-219737, and 333-237266) of our report dated March 28, 2022, relating to the consolidated financial statements of Second Sight Medical Products, Inc. as of and for the year ended December 31, 2021, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP
March 28, 2022
Santa Monica, California

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-221228, 333-255267 and 333-256904) and Form S-8 (Nos. 333-204241, 333-213184, 333-218016, 333-219737, and 333-237266) of our report dated March 16, 2021, relating to the consolidated financial statements of Second Sight Medical Products, Inc. as of and for the year ended December 31, 2020, which appears in this Annual Report on Form 10-K.

/s/ Gumbiner Savett Inc.
March 28, 2022
Santa Monica, California

Exhibit 31.1

CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER PURSUANT TO RULE 13a-

14(a) AND 15d-14(a) OF THE SECURITIES EXCHANGE ACT, AS ADOPTED PURSUANT

TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Scott Dunbar, hereby certify that:

1.	I have reviewed this Annual Report on Form 10-K of Second Sight Medical Products, Inc.;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)

designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)

evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)

disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of the annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: March 28, 2022	/s/ Scott Dunbar
Scott Dunbar
Acting Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION OF THE CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(a) AND 15d-14(a) OF THE SECURITIES EXCHANGE ACT, AS ADOPTED

PURSUANT

TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Edward Sedo, certify that:

1.	I have reviewed this Annual Report on Form 10-K of Second Sight Medical Products, Inc.;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)

designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)

evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)

disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 28, 2022	/s/ Edward Sedo
Edward Sedo
Acting Chief Accounting Officer
(Principal Financial and Accounting Officer)

Exhibit 32.1

Certifications of Principal Executive Officer and Principal Financial Officer Pursuant to 18 U.S.C. Section

1350, As Adopted Pursuant To Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350), Scott Dunbar, Acting Chief Executive Officer (Principal Executive Officer) and Edward Sedo, Acting Chief Accounting Officer (Principal Financial and Accounting Officer) of Second Sight Medical Products, Inc. (the “Company”), each hereby certifies that, to the best of his knowledge:

1.

The Annual Report of the Company on Form 10-K (the “Report”) for the fiscal year ended December 31, 2021, to which this Certification is attached as Exhibit 32.1, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 28, 2022	/s/ Scott Dunbar
Scott Dunbar
Acting Chief Executive Officer
(Principal Executive Officer)

Date: March 28, 2022	/s/ Edward Sedo
Edward Sedo
Acting Chief Accounting Officer
(Principal Financial and Accounting Officer)

This certification accompanies the Form 10-K to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Second Sight Medical Products, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K), irrespective of any general incorporation language contained in such filing.

Annex G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K/A

(Amendment No. 1)

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM       TO      .

Commission file number 001-36747

Second Sight Medical Products, Inc.

(Exact name of registrant as specified in its charter)

California	02-0692322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13170 Telfair Avenue Sylmar, California 91342

(Address of registrant’s principal executive offices)

(818) 833-5000

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	EYES	The Nasdaq Capital Market
Warrants	EYESW	The Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒.

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒. No ☐.

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).Yes ☒. No ☐.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in 12b-2 of the Act). Yes ☐ No ☒.

The aggregate market value of the common stock held by non-affiliates of the Registrant as of June 30, 2021, the last business day of the Registrant’s last completed second quarter, based upon the closing price of the common stock as reported by The Nasdaq Capital Market on such date was approximately $145.5 million.

As of April 23, 2022 there were 39,409,176 shares of the registrant’s common stock, no par value, outstanding.

DOCUMENTS INCORPORATED BY REFERENCE:

None.

EXPLANATORY NOTE

This Amendment No. 1 on Form 10-K/A (the “Amendment”) amends the Annual Report on Form 10-K of Second Sight Medical Products, Inc., a California corporation (“we,” “our,” “us,” “Second Sight,” or the “Company”), for the fiscal year ended December 31, 2021, originally filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2022 (the “Original Filing”). This Amendment is being filed to amend Part III of the Original Filing to include the information required by and not included in Part III of the Original Filing. Because no financial statements have been included in this Amendment and this Amendment does not contain or amend any disclosure with respect to Items 307 and 308 of Regulation S-K, paragraphs 4 and 5 of the certifications have been omitted. The Company is not including certifications pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350) as no financial statements are being filed with this Amendment.

Except for the matters described above, no other changes have been made to the Original Filing. The Original Filing continues to speak as of the date of the Original Filing, and the Company has not updated the disclosures contained therein to reflect any events which occurred at a date subsequent to the filing of the Original Filing other than as expressly indicated in this Amendment. Accordingly, this Amendment should be read in conjunction with the Original Filing and the Company’s other filings made with the SEC on or subsequent to March 29, 2022.

PART III

ITEM 10. Directors, Executive Officers and Corporate Governance

Directors

The following table sets forth certain information about the current directors of our Company. Directors are elected to hold office until the next annual meeting of stockholders or special meeting in lieu of such annual meeting or until their successors are elected and qualified or until their earlier deaths, resignations, or removal.

Our Board of Directors (the “Board”) may consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. We have no formal policy regarding Board diversity. Our Board’s priority in selecting Board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy.

The following provides information regarding our directors and officers during 2021:

Nominee’s or Director’s Name	Year First Became Director	Position with the Company
Gregg Williams	2009	Independent Director, Non-Executive Chairman
Dean Baker	2021	Independent Director
Alexandra Larson	2021	Independent Director
Jonathan Will McGuire(1)	2015	Director
Aaron Mendelsohn	1998	Independent Director
Matthew Pfeffer(1)	2015	Independent Director
(1)

Mr. Pfeffer was appointed acting Chief Executive Officer of the Company on March 27, 2020 after Gregg Williams served briefly as acting Chief Executive Officer from March 8, 2020 to March 27, 2020, following Mr. McGuire’s resignation as chief executive officer and resigned as Acting Chief Executive Officer effective March 26, 2021. He has since that date in accord with the Nasdaq Listing Rules resumed his status as an independent director.

The following biographical descriptions set forth certain information with respect to the directors of our Board, based on information furnished to us by each director.

Gregg Williams, 63, Chairman of the Board of Directors

Mr. Williams has served as a member of our Board since June 2009 and was appointed Chairman of our board in March 2018. Mr. Williams is the Chairman, President, and Chief Executive Officer at Williams International Co., LLC (“Williams International”) (www.williams-int.com), a leading developer and manufacturer of gas turbine engines and one of the largest privately owned companies in the aviation industry, positions he has held since July 1999. Previously, Mr. Williams held several key managerial positions within Williams International including serving as its President and Chief Operating Officer, Vice President, Advanced Technology, Director, Program Management and Director, Engineering. In addition, Mr. Williams is Chairman and majority owner of Ramos Arizpe Manufacturing (www.ram-mx.com), a high volume automotive engine parts manufacturing company located in Mexico. Mr. Williams also is a member of the board of directors of Nano Precision Medical, Inc. (www.nanoprecisionmedical.com), a drug delivery company working in nanotechnology. Mr. Williams received a Bachelor of Science in Mechanical Engineering from the University of Utah and holds numerous patents related to gas turbine engines, turbo machinery, rocket engines and control systems. He is a board member of General Aviation Manufacturers Association and former member of the Henry Ford Hospital Board.

Our Board believes Mr. Williams is qualified to serve on the Company’s board of directors due to his business and senior management experience, extensive knowledge of Second Sight’s operations and deep background in technology-focused manufacturing companies which is highly relevant to the Company.

Dean Baker, 79, Director

Dr. Baker has served on the Board of Directors of Nano Precision Medical, Inc., a drug delivery company working in nanotechnology, since 2013 and on the Board of Directors of Transonic Imaging, a medical imaging startup, since 2018. Mr. Baker served on the Board of Directors of Advanced Bionics, a global leader in developing advanced cochlear implant systems, prior to its sale to Boston Scientific, a manufacturer of medical devices. In addition, he was the founding director of the Alfred E. Mann Institute for Biomedical Engineering at USC, and served for nine years on the Board of Directors (including serving on compensation, audit, and governance committees) for Semtech, a publicly traded semiconductor company. Dr. Baker was also a vice president of Northrop Grumman, a multinational aerospace and defense technology company, for 16 years from 1983 to 1999 including overseeing a division with $1 billion in annual sales.

Our Board believes Dr. Baker is qualified to serve on the Company’s board of directors because of his experience as a director on multiple boards and his scientific background.

Alexandra Larson, 42, Director

Ms. Larson serves as Vice President and General Counsel of Williams International, a privately-held designer and manufacturer in the aerospace and defense industry, since January 2019. Prior to Williams International, from 2013 to January 2019, Ms. Larson was Legal Director and Associate General Counsel at Amcor, a global packaging company. Ms. Larson also served as Corporate Counsel at Compuware Corporation, a software company with products aimed at the information technology departments of large businesses, from 2012 to 2013, and Associate in the mergers & acquisitions practice of the global law firm Baker and McKenzie, in its New York office, from 2008 to 2012. Ms. Larson has worked at the New York Stock Exchange and the United States Department of Justice, Antitrust Division. Ms. Larson is a graduate of the University of Michigan Law School (Ann Arbor), Hamilton College in Clinton, New York, and the University of Tennessee, Knoxville Haslam College of Business’s Aerospace & Defense MBA Program.

Our Board believes Ms. Larson is qualified to serve on the Company’s board of directors due to her legal experience and leadership skills.

Jonathan Will McGuire, 59, Director

Mr. McGuire has served as Chief Executive Officer and member of the board of directors of RA Medical Systems, a medical device company, since 2020. Prior to that, Mr. McGuire served as our President and Chief Executive Officer from August 2015 to March 2020. Prior to that, Mr. McGuire served at Volcano Corporation, where he was President of Americas Commercial since 2014 and prior to that, Senior Vice President and General Manager of Coronary Imaging, Systems and Program Management since 2013. Volcano, a global leader in intravascular imaging for coronary and peripheral applications and physiology, was acquired by Royal Philips in February 2015. Before joining Volcano, Mr. McGuire served as Vice President and General Manager of Patient Monitoring at Covidien, a global health care products company, in 2012. He previously served as President and Chief Executive Officer of AtheroMed, Inc., a venture capital-backed peripheral atherectomy company, from 2010 to 2012. From 2005 to 2010, he was Chief Operating Officer at Spectranetics Corporation, a publicly-traded medical device company. In addition, Mr. McGuire held various positions at Guidant Corporation, a manufacturer of cardiovascular medical products, from 1998 to 2005 including General Manager of Guidant Latin America; Director of U.S. Marketing for Vascular Intervention (VI); Director of Global Marketing for VI; and, Production Manager for Coronary Stents. From 1995 to 1996, Mr. McGuire held positions in Finance and Production at IVAC Medical Systems, a manufacturer of infusion therapy products. A graduate of the Georgia Institute of Technology, Mr. McGuire received his M.B.A. from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

Our Board believes Mr. McGuire is qualified to serve on the Company’s board of directors because of his leadership, senior management history, experience in the medical device industry and deep knowledge of the Company’s affairs.

Aaron Mendelsohn, 70, Director

Mr. Mendelsohn is a founder and has served as a director of Second Sight since its inception in 2003. Mr. Mendelsohn served on the board of Advanced Bionics, a global leader in developing advanced cochlear implant systems, since shortly after its founding in 1993 until its sale in 2004 to Boston Scientific Corp. Mr. Mendelsohn was also a founder and director of Medical Research Group, Inc., a company that designed and manufactured implantable technologies primarily for the treatment of diabetes, from its inception in 1998 until its sale in 2001 to Medtronic, Inc. Mr. Mendelsohn previously served on the board of directors for the Alfred

E. Mann Institute for Biomedical Engineering at the University of Southern California since its inception in 1998 until 2016. He is also a founder and director of Nano Precision Medical, Inc., a drug delivery company working in nanotechnology, where he has served since 2011. Mr. Mendelsohn is a founder and has served as Chairman of the Maestro Foundation since it was organized in 1983. The Maestro Foundation is a leading non-profit musical philanthropic organization which hosts a premier chamber music series and lends professional-level instruments and bows to young, career-bound classical musicians. Mr. Mendelsohn received his B.A. from UCLA and J.D. from Loyola University School of Law Los Angeles.

Our Board believes that Mr. Mendelsohn’s business experience, including his experience as a founder, board member and executive officer of medical device companies, combined with his financial experience, business acumen, and judgment provide our Board with valuable managerial and operational expertise and leadership skills making him well qualified to continue serving as one of our directors.

Matthew Pfeffer, 65, Director

Mr. Pfeffer has served as a member of our Board since 2015. Mr. Pfeffer served as acting chief executive officer of the Company from March 27, 2020 to March 26, 2021. Mr. Pfeffer served as a member of the board of directors of MannKind Corporation, a biopharmaceutical company, from January 2016 through October 2017, and served as a special adviser to that company from November 2017 through February 2019. He served as Chief Executive Officer and Chief Financial Officer of MannKind from January 2016 through May 2017, and as Corporate Vice President and Chief Financial Officer of MannKind from April 2008 until January 2016. Previously, Mr. Pfeffer served as Chief Financial Officer and Senior Vice President of Finance and Administration of VaxGen, Inc., a biopharmaceutical company, from March 2006 until April 2008, with responsibility for finance, tax, treasury, human resources, information technology, purchasing and facilities functions. Prior to VaxGen, Mr. Pfeffer served as Chief Financial Officer of Cell Genesys, Inc., a biotechnology company from 1995 to 2005. During his tenure at Cell Genesys, Mr. Pfeffer served as Director of Finance before being named Chief Financial Officer. Prior to that, Mr. Pfeffer served in a variety of financial management positions at other companies, including roles as Corporate Controller from 1993 to 1995 and Manager of Internal Audit from 1989 to 1992. Before that, he served as Manager of Financial Reporting and Consolidations at ComputerLand Corporation a leading retailer of computer systems and related products. Mr. Pfeffer began his career at PricewaterhouseCoopers, a multinational professional services network where he worked in the auditing and consulting organizations from 1981 to 1987. Mr. Pfeffer graduated from the University of California, Berkeley, and is a Certified Public Accountant.

Our Board believes that Mr. Pfeffer’s senior executive, financial and accounting experience together with his deep knowledge of the Company’s affairs make him well qualified to continue serving as one of our directors.

Executive Officers

The following table sets forth certain information regarding our executive officers:

Name of Individual	Age	Position and Office
Scott Dunbar(1)	65	Acting Chief Executive Officer
Jessy Dorn	46	Vice President of Clinical and Scientific Affairs
Edward Randolph	64	Chief Operating Officer
Edward Sedo(2)	66	Acting Chief Accounting Officer
(1)	Mr. Dunbar was named Acting Chief Executive Officer of the Company effective March 2021.
(2)	Mr. Sedo was named Acting Chief Accounting Officer of the Company effective September 2020.

Our executive officers are appointed by, and serve at the discretion of, our Board. The business experience for the past five years, and in some instances, for prior years, of each of our executive officers is as follows:

Scott Dunbar

Mr. Dunbar, 65, has served Second Sight for 20 years as Patent Counsel, Senior Patent Counsel, and Senior Patent Counsel and Compliance Officer. He was named Acting CEO by the Board on March 26, 2021. Prior to Second Sight, in 2000 he was Of Counsel at Katten Muchin and Zavis (now Katten Muchin and Rosenman), a law firm, during 1999 he was Of Counsel at Fitch Even Tabin and Flannery, a law firm, from 1997 to 1999 he was Patent Counsel at Packard Bell, a computer manufacturing brand, and from 1987 to

1997 he was Patent Counsel at Zenith Data Systems, a computer company. Mr. Dunbar received a Juris Doctor from the John Marshall Law School, a Master of Science in Computer Science from Illinois Institute of Technology and a BA in Music from DePauw University.

Jessy Dorn

Dr . Dorn, 46, joined Second Sight in November 2006. As Vice President of Clinical and Scientific Affairs, she leads the effort to understand and improve the artificial vision created by the Orion and Argus II Systems. Her work encompasses clinical research strategy, principles of neurostimulation, low vision outcome measures, and human visual psychophysics. Prior to joining Second Sight she worked as an Assistant Curator at the California Science Center, a state agency and museum, from 2004 to 2006; as a freelance science editor in 2003, and as a technical writer in 2001. She received her Ph.D. in Neuroscience from UCLA, studying primate visual cortex, and her BA in Biology from the University of Chicago.

Edward Randolph

Mr. Randolph, 64, has served as Vice President, Operations since September 14, 2020 and served as our Vice President of Manufacturing since 2007. From 2003 to 2007, Mr. Randolph was Director of Manufacturing Engineering at Boston Scientific Corp., a worldwide manufacturer of medical devices and products. From 2001 to 2003, Mr. Randolph was a Director of Manufacturing Engineering at Cygnus, Inc., a manufacturer of non-invasive transdermal drug delivery systems. Mr. Randolph received his Master of Science in Engineering from Stanford University and his Bachelor of Science in Architecture from Massachusetts Institute of Technology.

Edward Sedo

Edward Sedo, 66, has served as our Acting Chief Accounting Officer since September 2020. Prior to that Mr. Sedo served as our Manager of Financial Reporting since February 2015. Prior to that Mr. Sedo served as Assistant Controller at Calavo Growers a publicly-traded produce company from March 2008 to November 2014. Mr. Sedo served as the VP, Financial Reporting at Countrywide Financial Corporation a publicly-traded mortgage company, from December 2004 to March 2008. Mr. Sedo is a Certified Public Accountant and holds a BBA in accounting from the University of Michigan-Dearborn.

Family Relationship

There are no family relationships among any of our directors and executive officers.

Corporate Governance

The Board of Directors and Its Committees

Our business, property and affairs are managed by, or under the direction of, our Board, in accordance with the California Corporations Code and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management, and by participating in regular and special meetings of the Board and its Committees.

Shareholders may communicate with the members of the Board, either individually or collectively, or with any independent directors as a group by writing to the Board at 13170 Telfair Avenue, Sylmar, California 91342. These communications will be reviewed by the office of the Corporate Secretary who, depending on the subject matter, will (a) forward the communication to the director or directors to whom it is addressed or who is responsible for the topic matter, (b) attempt to address the inquiry directly (for example, where it is a request for publicly available information or a stock related matter that does not require the attention of a director), or (c) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each meeting of the Nominating and Governance Committee, the Corporate Secretary presents a summary of communications received and will make those communications available to any director upon request.

Independence of Directors

The Nasdaq Listing Rules require a majority of a listed company’s Board of Directors to be comprised of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other Board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has reviewed the composition of our Board of Directors and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that each of the directors currently serving on the Board with the exception of Will McGuire, who was employed as our Chief Executive Officer and President until March 27, 2020 are independent directors under the Nasdaq Listing Rules. Our Board of Directors also determined that the directors who serve on our audit committee, our compensation committee, and our nominating and corporate governance committee satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determinations, our Board of Directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Meetings and Committees of our Board

The Board has three standing committees each of which has the composition described below and responsibilities that satisfy the independence standards of the Securities Exchange Act of 1934 and the Nasdaq Listing Rules: (i) the Audit Committee, (ii) the Compensation Committee, and (iii) the Nominating and Governance Committee. Mr. Dean Baker was Chairman of the Audit Committee, Mr. Matthew Pfeffer was Chairman of the Compensation Committee, and Mr. Aaron Mendelsohn was Chairman of the Nominating and Governance Committee. During the year ended December 31, 2021, the Board held 22 meetings, the Audit Committee held four meetings, the Compensation Committee held one meeting, and the Nominating and Governance Committee held no meetings . Each of our directors attended at least 75% of the combined Board meetings and meetings of the Board committee(s) of which he or she is a member.

Each of the above committees has a written charter approved by our Board. Copies of each charter are posted on the investor relations section of our website www.secondsight.com. Each of the committees reports to our Board of Directors as such committee deems appropriate and as our Board of Directors may request. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues.

Audit Committee

The Audit Committee was comprised of Matthew Pfeffer, Gregg Williams, Aaron Mendelsohn, and Dean Baker four non-employee directors, each of whom are “independent” as defined under section 5605(a)(2) of the Nasdaq Listing Rules. Mr. Baker served as chair of the Audit Committee. In addition, the Board has determined that both Mr. Pfeffer and Mr. Williams qualify as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act of 1934, as amended. The Audit Committee’s responsibilities include:

●	overseeing management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;
●	overseeing management’s maintenance of internal controls and procedures for financial reporting;

●	overseeing our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;
●	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements
●	overseeing the independent auditor’s qualifications and independence;
●	overseeing the performance of the independent auditors, including the annual independent audit of our financial statements;
●	preparing the report required by the rules of the SEC to be included in our Proxy Statement; and
●	discharging such duties and responsibilities as may be required of the Audit Committee by the provisions of applicable law, rule or regulation.

A copy of the charter of the Audit Committee is available on our website at www.secondsight.com (under “Investors – Corporate Governance”).

Compensation Committee

The Compensation Committee consisted of Aaron Mendelsohn, Gregg Williams, Dean Baker and Matthew Pfeffer, four non-employee directors, each of whom we deemed to be “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules. The role of the Compensation Committee is, among other responsibilities, to:

●	review annually the Company’s overall compensation strategy, including base salary, incentive compensation and equity based grants, to assure that it promotes stockholder interests and supports the Company’s strategic and tactical objectives;
●	review annually and approve the factors to be considered in determining the compensation of the Chief Executive Officer of the Company and the Company’s other “executive officers;”
●	review, approve and recommend to the Board the annual compensation (base salary, bonus, equity compensation and other benefits) for all of our executives;
●	review, approve and recommend to the Board the aggregate number of equity awards to be granted to employees below the executive level;
●	oversee the Company’s compliance with regulatory requirements associated with compensation matters; and
●	review and issue recommendations on compensation matters disclosure in the Company’s Annual Reports on Form 10-K, proxy statements, information statements, and other documents filed with the SEC.

A copy of the charter of the Compensation Committee is available on our website at www.secondsight.com (under “Investors – Corporate Governance”).

The Compensation Committee may form and delegate a subcommittee consisting of one or more members to perform the functions of the Compensation Committee. The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels or assist in the evaluation of director, President/Chief Executive Officer or senior executive compensation, including sole authority to approve the fees of any expert or consultant and other retention terms. In addition, the Compensation Committee considers, but is not bound by, the recommendations of our Chief Executive Officer with respect to the compensation packages of our other executive officers.

Nominating and Governance Committee

The Nominating and Governance Committee consisted of Alexandra Larson, Aaron Mendelsohn and Gregg Williams, three non-employee directors, each of whom were deemed to be “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules. The Nominating and Governance Committee held no meetings during 2021. The role of the Nominating and Governance Committee is to:

●	evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;
●	determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;
●	establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to us, our management, and operations;
●	review planning for succession to the position of Chairman of the Board and Chief Executive Officer and other senior management positions;
●	annually recommend to the Board persons to be nominated for election as directors;
●	recommend to the Board the members of all standing Committees;
●	adopt or develop for Board consideration corporate governance principles and policies; and
●	periodically review and report to the Board on the effectiveness of corporate governance procedures and the Board as a governing body.

A copy of the charter of the Nominating and Governance Committee is available on our website www.secondsight.com (under “Investors – Corporate Governance”).

Policy with Regard to Security Holder Recommendations

The Nominating and Governance Committee has a policy with regards to consideration of director candidates recommended by security holders. For the recommendation of a security holder to be considered under this policy, the recommending shareholder or group of shareholders must have held at least three percent of Company’s voting common stock for at least one year as of the date the recommendation was made. For each annual meeting of shareholders, the Nominating and Governance Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders. The Nominating and Governance Committee will also consider the extent to which the shareholder making the nominating recommendation intends to maintain its ownership interest in Company. Any director nominated must represent the interests of all shareholders and not serve for the purpose of favoring or advancing the interests of any particular shareholder group or other constituency. All recommendations submitted by shareholders will be considered in the same manner and under the same process as any other recommendations submitted from other sources.

All shareholder nominating recommendations must be in writing. Submissions must be made by mail, courier or personal delivery, addressed to the Nominating and Governance Committee care of Company’s corporate secretary at Company’s principal offices. Recommendations must include certain information regarding the recommending shareholder(s) and the proposed nominee. The recommending shareholder must state whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of Company. The nominating recommendation must be accompanied by the written consent of the proposed nominee to: (a) be considered by the Nominating and Governance Committee and interviewed, and (b) if nominated and elected, to serve as a director.

No security holder (other than members of the Nominating and Governance Committee) has recommended a candidate to date.

Director Qualifications and Diversity

Our Board of Directors is currently chaired by Gregg Williams. Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as our Board of Directors believes it is in our best interest to make that determination based on our position and direction and the membership of the Board of Directors. The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions who each will represent the best interests of the Company and its shareholders. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields. The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in medical devices, biotechnology, intellectual property, early stage technology companies, research and development, strategic planning, business development, compensation, finance, accounting or banking.

Our Board believes that the directors nominated collectively have the experience and skills effectively to oversee the management of the Company, including a high level of personal and professional integrity, an ability to exercise sound business judgement on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the Company, and a willingness to devote the necessary time to Board duties.

Compensation Committee Interlocks and Insider Participation

During 2021, Messrs. Dean Baker, Gregg Williams, Matthew Pfeffer and Aaron Mendelsohn served on the Compensation Committee. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.

Code of Conduct

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to our principal executive officer and principal financial and accounting officer and any persons performing similar functions. In addition, the Code of Ethics applies to our employees, officers, directors, agents and representatives. The Code of Ethics requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. The Code of Ethics is available on our website at www.secondsight.com (under “Investors – Code of Business Conduct and Ethics”).

Risk Oversight

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of our operations and corporate functions, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to a Board committee or the full Board for oversight as follows:

Full Board — Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.

Audit Committee — Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Governance Committee — Risks and exposures relating to corporate governance and management and director succession planning.

Compensation Committee — Risks and exposures associated with leadership assessment and compensation programs and arrangements, including incentive plans.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board.

Review, Approval or Ratification of Transactions with Related Persons

The Nominating and Governance Committee reviews issues involving potential conflicts of interest, other than Related Party transactions, which are reviewed by the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC reports about their ownership of common stock and other equity securities of the Company. Such directors, officers and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the reports provided to us or on representations received from our directors and executive officers, we believe that all filing requirements applicable to our executive officers, directors and other persons who beneficially own more than 10% of a registered class of our equity securities were complied with in the year ended December 31, 2021, except that:

(i)	one Form 3 filed by Alexandra Larson in connection with her appointment as director of the Company was not filed on a timely basis;

(ii)	one Form 3 filed by Dean Baker in connection with his appointment as director of the Company was not filed on a timely basis; and

(iii)	one Form 5 filed by Aaron Mendelsohn in connection with a gift of securities to an entity owned by his children was not filed on a timely basis.

ITEM 11. Executive Compensation

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers, or “NEOs” during 2021. As a smaller reporting company we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements.

The amounts represented in the “Option Awards” column reflect the aggregate grant date fair value of stock awards and option awards granted, calculated in accordance with ASC Topic 718, disregarding the estimate for forfeitures. The assumptions we used for calculating the grant date fair values are set forth in Note 9 of Notes to our consolidated financial statements included in our Annual

Report on Form 10-K for the fiscal year ended December 31, 2020 and do not necessarily equate to the income that will ultimately be realized by the NEOs for such awards.

				Option
		Salary	Bonus	Awards	Other	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)
Scott Dunbar	2021	234,544	66,845	—	—	301,389
Acting Chief Exec Officer	2020	255,299	70,363	16,706	—	342,368

Edward Sedo	2021	155,000	44,175	—	—	199,175
Acting Chief Acct. Officer	2020	151,079	46,500	5,063	—	202,642

Edward Randolph	2021	275,000	91,438	—	—	366,438
Chief Operating Officer	2020	167,496	56,959	—	—	224,455

Jessy Dorn	2021	220,000	62,700	—	—	282,700
VP of Clinical Affairs	2020	233,988	66,000	36,041	—	336,029
(1)	Represents the amounts earned and payable as cash bonuses for the indicated year.
(2)	Represents the aggregate grant date fair value of stock option awards granted during the years shown as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. This calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing equity awards are described in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K, for the fiscal year ended December 31, 2021.

Narrative Disclosure to Summary Compensation Table

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table sets forth certain information concerning outstanding unexercised, unvested, and/or unearned equity awards that were held as of December 31, 2021 by our named executive officers. Unless otherwise noted, all awards expire 10 years after the grant date.

	OPTION AWARDS
		Number of	Number of
		Securities	Securities
		Underlying	Underlying		Option
	Option	Unexercised	Unexercised		Exercise
	Grant	Options	Options		Price
Name	Date	Exercisable	Unexercisable		($)
Jessy Dorn	04/01/2014	656	—		40.00
	03/25/2015	468	—		104.72
	05/15/2015	2,500	—		99.68
	01/14/2016	1,875	—		33.44
	01/21/2016	1,151	—		32.80
	01/18/2017	2,500	—		13.84
	01/02/2018	2,447	53	(1)	16.08
	01/23/2019	2,989	1.111	(1)	6.52
	06/04/2019	5,859	3,516	(1)	5.67
	02/12/2020	4,078	4,821	(1)	5.98
Scott Dunbar	03/01/2012	775	—		40.00
	04/01/2014	937	—		40.00
	09/26/2014	5,305	—		72.00
	03/25/2015	625	—		104.72
	01/21/2016	1,151	—		32.80
	01/18/2017	2,500	—		13.84
	01/02/2018	2,447	53	(1)	16.08
	01/23/2019	2,989	1,111	(1)	6.52
	02/12/2020	1,890	2,235	(1)	5.98
Edward Sedo	09/03/2015	1,250	—		72.08
	01/21/2016	156	—		32.80
	01/18/2017	625	—		13.84
	01/02/2018	458	10	(1)	16.08
	01/23/2019	911	339	(1)	6.52
	02/12/2020	572	678	(1)	5.98
(1) Vests over a four year term, with equal amounts vesting monthly over 4 years thereafter, subject to continuous employment.

Compensation of Directors

During 2021 our non-employee directors were compensated with an annual retainer of $35,000. These non-employee directors were paid their annual base compensation retainers for serving on the board and committees in cash on the first business day of every quarter. Our non-employee director who serves as Audit Committee chair also receives $18,000 per year for their service as committee chair and non-chair committee members receive $8,000 per year. The retainer for the Compensation Committee chairman is $12,000 per year and the retainer for each other Compensation Committee member is $6,000 per year. The retainer for the

Nominating and Governance Committee chairman is $10,000 per year and each other Nominating Committee member is $5,000 per year.

The table below sets forth information concerning compensation for services rendered by our non-employee directors the year ended December 31, 2021.

	Fees Earned or	Stock	Total
Name	Paid in Cash ($)	Options ($)	($)
Gregg Williams	54,000	—	54,000
Dean Baker	59,000	—	59,000
Alexandra Larson	35,000	—	35,000
Jonathan Will McGuire	35,000	—	35,000
Aaron Mendelsohn	59,000	—	59,000
Matthew Pfeffer	55,000	—	55,000

ITEM 12. Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

The following table shows information known to us about beneficial ownership of our common stock by:

•	each of our directors;

•	each of our current named executive officers as well as any additional individuals identified as named executive officers in the section of this report titled “Executive Compensation”;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own 5% or more of our common stock.

The column entitled “Percentage Beneficially Owned” is based on a total of 39,409,176 shares of our common stock outstanding as of March 31, 2022.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of March 31, 2022 through the exercise of any option, warrant, conversion privilege or similar right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options and warrants that are exercisable within 60 days of March 31, 2022 are considered to be outstanding. These shares, however, are not considered outstanding as of March 31, 2022 when computing the percentage beneficially owned by any other person or entity, except with respect to the percentage ownership of all directors and executive officers as a group.

	Number of Shares	Percentage
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned
Gregg Williams (1)	15,946,341	35.1%
Jonathan Will McGuire (2)	22,186	*
Aaron Mendelsohn (3)	10,331	*
Matthew Pfeffer (4)	25,813	*
Alexandra Larson	500	*
Jessy Dorn (5)	27,088	*
Scott Dunbar (6)	21,872	*
Edward Sedo (7)	4,243	*
Edward Randolph	2	*
All current directors and executive officers as a group (9 persons) (8)	16,058,376	35.3%
*	Represents beneficial ownership of less than one percent.

(1)	Shares beneficially owned by Mr. Williams include (i) 3,513,556 shares of common stock and warrants to purchase 1,713,599 shares of common stock owned by GW Trust, (ii) 3,638,566 shares of common stock and warrants to purchase 3,453,036 shares of common stock owned by Williams International Co. LLC (iii) 544,760 shares of common stock owned by Sam Williams Family Investments LLC and (iv) 2,193,928 shares of common stock and warrants to purchase 863,260 shares of common stock owned by GST. Includes 25,636 shares of common stock issuable to Mr. Williams upon exercise of options. Greg Williams has voting and dispositive power over all of these shares.
(2)	Includes 20,469 shares owned by Mr. McGuire and 1,717 shares of common stock issuable to Mr. McGuire upon exercise of warrants.
(3)	Includes 10,331 shares of common stock issuable to Mr. Mendelsohn upon exercise of options.
(4)	Includes 14,785 shares owned by Mr. Pfeffer and 697 shares and 10,331 shares of common stock issuable to Mr. Pfeffer upon exercise of warrants and exercise of options, respectively.
(5)	Includes 182 shares owned by Ms. Dorn and 26,906 shares of common stock issuable upon exercise of options.
(6)	Includes 2,383 shares owned by Mr. Dunbar and 935 shares and 18,554 shares of common stock issuable to Mr. Dunbar upon exercise of warrants and exercise of options, respectively.
(7)	Includes 4,243 shares of common stock issuable upon exercise of options
(8)	Includes all of the shares described in notes 1 through 7 above and Mr. Randolph’s and Ms. Larson’s shares.

Equity Compensation Plan Information

We currently maintain equity compensation plans that provide for the issuance of our Common Stock to our officers, employees, and certain consultants upon the exercise or vesting of stock options and upon the vesting of restricted stock units. These plans are our:

●	The 2003 Equity Incentive Plan, as restated in June 2011 (the “2003 Plan”).
●	The Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”).
●	2015 Employee Stock Purchase Plan (the “2015 ESPP”).
●	Equity Incentive Plan – Restricted Stock Units (the “RSU Plan”).

The 2003 Plan and the 2011 Plan have been approved by our shareholders. The RSU Plan was adopted by our Board on December 1, 2015, in connection with 23,750 inducement restricted stock units granted to Will McGuire, President and Chief Executive Officer, upon joining the Company.

The following table summarizes information about outstanding stock options, restricted stock units, and shares reserved for future issuance as of December 31, 2020 under the Company’s equity incentive plans described above:

Number of
securities
remaining
available
for future
issuance
under equity
	Number of securities	Weighted –	compensation
	to be issued upon	average	plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants and	options, warrants	reflected in
Plan Category	rights	and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2011 Plan(1)	180,603	$15.47	—
2015 ESPP	—	—	77,031
Total	180,603	$15.47	77,031
(1)	All such shares are issuable upon the exercise of outstanding stock options.

The foregoing equity compensation plans have expired and no additional options, warrants, rights or other securities may be granted pursuant to these plans.

ITEM 13. Certain Relationships and Related Transactions and Director Independence

Related Party Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance – Director Compensation” and “Executive Compensation,” we describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Agreement and Plan of Merger with Nano Precision Medical, Inc.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2022, on February 4, 2022, Second Sight entered into the agreement and plan of merger (the “Merger Agreement”) with Nano Precision Medical, Inc., a California corporation (“NPM”), and, upon and subject to the execution of a joinder, NPM Acquisition Corp., a California corporation and a wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, NPM will merge with and into Merger Sub (the “Merger”), and upon consummation of the Merger, Merger Sub will cease to exist and NPM will become a wholly-owned subsidiary of the Company. Upon completion of the Merger and subject to shareholder approval, the Company will change its name as the Company and NPM may agree in the future and change its trading symbol as NPM requests in writing following consultation with Nasdaq.

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, the securities of NPM will be converted into the right to receive an aggregate of approximately 134,349,464 of shares of the Company’s common stock (the “Merger Shares”) representing approximately 77.32% of the total issued and outstanding shares of common stock of the Company on a fully converted basis, including, without limitation, giving effect to the conversion of all options, warrants, and any and all other convertible securities.

The Merger will involve change of control and may be consummated only following the approval of the Company’s shareholders. The Company is obligated to file a Registration Statement on Form S-4 in connection with the Merger to register the Merger Shares.

SAFE

On February 4, 2022, in connection with the Merger, Second Sight and NPM also entered into an agreement (“SAFE”) whereby Second Sight would provide to NPM, pending closing of the Merger, an investment advance of $8 million which, effective upon the termination date of the Merger Agreement without completion of the Merger, will result in NPM’s issuing to Second Sight that number of shares of NPM common stock which following that issuance will equal not less than 2.133% of the issued and outstanding shares of NPM common stock assuming exercise or conversion of all outstanding vested and unvested options, warrants, and convertible securities. In the event NPM completes an equity financing at a lower valuation, Second Sight may be eligible to receive additional shares of NPM common stock as set forth in the SAFE. If the Merger is completed, the SAFE will terminate.

Related Parties in Connection with the Merger and SAFE

Certain of Second Sight’s directors have interests in the Merger that are different from, or in addition to, the interests of Second Sight’s shareholders generally. These interests may present them with actual or potential conflicts of interest.

Common Directorship

Three of the Company’s directors, Gregg Williams, Aaron Mendelsohn, and Dean Baker are also directors of NPM.

Securities Ownership

Three of the Company’s directors, Gregg Williams, Aaron Mendelsohn, and Dean Baker have investments and financial interests in NPM as follows (on an as converted basis):

Name of Director	Ownership of NPM Common Stock
Gregg Williams	31.84%
Dean Baker	0.58%
Aaron Mendelsohn	1.79%

Family Relationship

Our director, Aaron Mendelsohn is the father of Adam Mendelsohn. Adam Mendelsohn, who is a co-founder, chief executive officer, director and principal shareholder of NPM, is expected to become chief executive officer, a director and principal shareholder of Second Sight following the consummation of the Merger.

Special Committee

As a result of the aforementioned actual or potential conflicts of interests, a special committee of the Board, consisting of members having no affiliation with NPM, was created for the purpose of evaluating the proposed Merger and determining whether the Merger Agreement and the proposed Merger are in the best interests of Second Sight and its shareholders. The special committee consists of Will McGuire, Matthew Pfeffer, and Alexandra Larson.

The special committee was empowered to investigate the proposed transaction with NPM, negotiate the terms of the proposed transaction with NPM or elect not to pursue the proposed transaction with NPM and, in the Special Committee’s discretion, explore and evaluate potential alternative transactions. Following multiple consultations with financial and legal advisers, the special committee issued its recommendation for the Board to approve the proposed merger on the terms of the Merger Agreement and the concurrently entered SAFE agreement. Notwithstanding the foregoing, there can be no assurance that the efforts of the special committee in connection with the proposed merger were sufficient, nor can there be an assurance that the special committee was aware of and considered all the relevant facts and circumstances surrounding the proposed merger. The opinion of the special committee was based on then-available information, as of the date of each such opinion and does not reflect any subsequent events. Therefore, there can be no assurance that the terms of the proposed merger are fair and in the best interest of Second Sight despite the opinion of the special committee.

ITEM 14. Principal Accounting Fees and Services

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2021 and 2020 by Gumbiner Savett Inc. and BPM LLP:

	December 31,
	2021	2020
Audit Fees(1)	$117,500	$117,500
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	30,045	21,655
Total Fees	$147,545	$139,155
(1)	“Audit Fees” are the aggregate fees of Gumbiner Savett Inc. and BPM LLP attributable to professional services rendered to us for the audit of our annual consolidated financial statements and review of quarterly financial information.
(2)	“Audit-Related Fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported above under “Audit Fees.” Gumbiner Savett Inc. and BPM LLP have not billed us for any Audit-Related Fees for each of the last two fiscal years.
(3)	“Tax Fees” consist of fees billed for services rendered for tax compliance, tax advice, and tax planning. Gumbiner Savett Inc. and BPM LLP do not render these services to the Company.
(4)	“All Other Fees” consist of fees billed for services other than the services reported in Audit Fees, Audit-Related Fees, and Tax Fees. Gumbiner Savett Inc. and BPM LLP provided services to us in connection with our 2020 Form S-8 and public offering of common stock and our 2021 Form S-3 registration statement and research and consultation on other corporate initiatives.

Pre-Approval Policies and Procedures

The Audit Committee reviews and pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and the Company’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a) or Rule 15(d)-14(a) (filed herewith, Exhibit 31.1).

31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a) or Rule 15(d)-14(a) (filed herewith, Exhibit 31.2).

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 2, 2022	Second Sight Medical Products, Inc.

/s/ Edward Sedo
Edward Sedo
Acting Principal Financial and Accounting Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Scott Dunbar	Acting Chief Executive Officer	May 2, 2022
Scott Dunbar	(Principal Executive Officer)

/s/ Edward Sedo	Acting Principal Financial and Accounting Officer	May 2, 2022
Edward Sedo	(Principal Financial and Accounting Officer)

/s/ Gregg Williams*	Chairman of the Board	May 2, 2022
Gregg Williams

/s/ Dean Baker*	Director	May 2, 2022
Dean Baker

/s/ Alexandra Larson*	Director	May 2, 2022
Alexandra Larson

/s/ Jonathan Will McGuire*	Director	May 2, 2022
Jonathan Will McGuire

/s/ Aaron Mendelsohn*	Director	May 2, 2022
Aaron Mendelsohn

/s/ Matthew Pfeffer*	Director	May 2, 2022
Matthew Pfeffer

*By:	/s/ Scott Dunbar
Scott Dunbar
Attorney-in-Fact

Exhibit 31.1

SECTION 302 CERTIFICATION

I, Scott Dunbar, certify that:

1.	I have reviewed this Amendment No.1 on Form 10-K/A for the period ended December 31, 2021 of Second Sight Medical Products, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: May 2, 2022	/s/ Scott Dunbar
Scott Dunbar
Acting Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

SECTION 302 CERTIFICATION

I, Edward Sedo, certify that:

1.	I have reviewed this Amendment No. 1 on Form 10-K/A for the period ended December 31, 2021 of Second Sight Medical Products, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: May 2, 2022	/s/ Edward Sedo
Edward Sedo
Acting Principal Accounting Officer

Annex H

SECOND SIGHT MEDICAL PRODUCTS, INC.

2022 OMNIBUS INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Second Sight Medical Products, Inc. 2022 Omnibus Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Second Sight Medical Products, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Agreement” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on ordinary cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”), Nasdaq Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Merger” means the transaction or transactions described in the Merger Agreement.

“Merger Agreement” means the Merger Agreement dated February 4, 2022 by and among the Company, Nano Precision Medical, Inc. and NPM Acquisition Corp., as amended.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction (provided, that, for avoidance of doubt, the redomicile of the Company to Delaware shall not constitute a Sale Event), (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company. Notwithstanding the foregoing, if the term “Sale Event” is being used in a context where it is required to meet the definition of “change in control” under Section 409A of the Code, then a “Sale Event” shall not be deemed to have occurred under the foregoing definition unless the transaction or occurrence constitutes a change in control for purposes of Section 409A of the Code.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Stock” means the Common Stock of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)	Administration of Plan. The Plan shall be administered by the Administrator.
(b)	Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)	to select the individuals to whom Awards may from time to time be granted;
(ii)

to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)	to determine the number of shares of Stock to be covered by any Award;
(iv)

to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Agreements;

(v)

to accelerate the exercisability or vesting of all or any portion of any Award in connection with the death of a grantee, disability of a grantee, or actual or constructive discharge of a grantee following a Sale Event;

(vi)	subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options and Stock Appreciation Rights may be exercised;
(vii)

at any time, to alter any performance goals upon which grant, vesting, exercise, settlement or payment of any Award is contingent, to reflect material changes in circumstances, as determined by the Administrator in its discretion; and

(viii)

at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)

Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(d)

Indemnification. Neither the Board nor the Administrator, nor any member of either, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(e)

Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)

Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall depend on whether the Merger is approved by stockholders.  If the Merger is not consummated for whatsoever reason, 7,900,000 shares of Stock shall be reserved and available for issuance under the Plan (if applicable, the “Limit”). If the Merger is consummated, 30,100,000 shares of Stock shall be reserved and available for issuance under the Plan (if applicable, the “Limit”). In either case, the Limit is subject to adjustment as provided in this Section 3. The maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Limit, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)

Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding, and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c)

Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Agreement, all Awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Agreement. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d)

Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for service as a Non-Employee Director shall not exceed $500,000, provided, however that such amount shall be $750,000 for the calendar year in which the applicable Non-Employee Director is initially elected or appointed to the Board, and $750,000 for any Non-Employee Director who serves as Board chair (should one be appointed). For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with FASB ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions. Notwithstanding the forgoing, the independent members of the Board may make exceptions to this limit in extraordinary circumstances, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors and Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5. STOCK OPTIONS

(a)	Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any parent that is a “parent corporation” or Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.

(b)

Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c)

Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)

Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)

Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods, as permitted in the sole discretion of the Administrator, except to the extent otherwise provided in the Option Award Agreement:

(i)	In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)

Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(iii)

By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)

Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a)

Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)	Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.
(c)	Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
(d)

Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED STOCK AWARDS

(a)

Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b)

Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares but not with respect to the receipt of dividends with respect the Restricted Shares (unless otherwise provided in an Award Agreement). Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)

Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at their original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)

Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.  RESTRICTED STOCK UNITS

(a)

Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Agreement) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock or cash. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b)

Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Agreement.

(c)

Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his or her Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d)

Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. DIVIDEND EQUIVALENT RIGHTS

(a)

Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b)

Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. TRANSFERABILITY OF AWARDS

(a)

Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)

Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c)

Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)

Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13. TAX WITHHOLDING

(a)

Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amount received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)

Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14. SECTION 409A AWARDS; SECTION 280G CUTBACK

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

Notwithstanding any provision of this Plan to the contrary, if any payment or benefit that a Participant would otherwise receive from the Company pursuant to an Award under the Plan or otherwise (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (1) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Participant’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction is to be made, the Payment or Payments to which reduction will apply will based on the date as of which the Payment is due, starting with the Payment due latest. In no event will the Company be liable to a Participant for any amounts not paid as a result of the operation of this paragraph (other than for the Company’s obligations to pay the Reduced Amount or the entire Payment, as applicable). The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from the Excise Tax, and the Participant shall be responsible for payment of any Excise Tax (if applicable).

SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a)Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b)For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i)	a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or
(ii)

an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18. GENERAL PROVISIONS

(a)

No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)

Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)

Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)

Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e)	Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)

Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the grantee receives any amount in excess of the amount that the grantee should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the grantee may be required to repay any such excess amount to the Company at the discretion of the Board or Committee.

(g)

Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

SECTION 19. EFFECTIVE DATE OF PLAN

This Plan shall become effective immediately following the Effective Time of the Merger, and shall be subject to approval by stockholders in accordance with applicable law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of California, applied without regard to conflict of law principles, except to the extent preempted by federal law.

DATE APPROVED BY BOARD OF DIRECTORS: _________________________

DATE APPROVED BY STOCKHOLDERS: ____________________________

Annex I

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q

(Mark One)

☒    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2022

OR

☐    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from        to

Commission File Number 001-36747

Second Sight Medical Products, Inc.
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	02-0692322 (I.R.S. Employer Identification No.)

13170 Telfair Avenue, Sylmar, CA 91342

(Address of principal executive offices, including zip code)

(818) 833-5000

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock Warrants	EYES EYESW	NASDAQ NASDAQ

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of May 10, 2022, the registrant had 39,409,176 shares of common stock, no par value per share and 7,680,938 warrants, outstanding.

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

FORM 10-Q

I-i

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$59,599	$69,593
Prepaid expenses and other current assets	618	914
Total current assets	60,217	70,507
Property and equipment, net	119	117
SAFE (see Note 1)	8,000	—
Right-of-use assets	184	228
Deposits and other assets	18	27
Total assets	$68,538	$70,879
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$744	$519
Accrued expenses	715	548
Accrued compensation expense	462	748
Accrued clinical trial expenses	219	462
Current operating lease liabilities	199	185
Total current liabilities	2,385	2,462
Long term operating lease liabilities	—	52
Total liabilities	2,385	2,514
Commitments and contingencies
Stockholders’ equity:
Preferred stock, no par value, 10,000 shares authorized; none outstanding	—	—
Common stock, no par value; 300,000 shares authorized; shares issued and outstanding: 39,409 as of March 31, 2022 and December 31, 2021	347,940	347,940
Additional paid-in capital	49,402	49,389
Accumulated other comprehensive loss	(392)	(379)
Accumulated deficit	(330,797)	(328,585)
Total stockholders’ equity	66,153	68,365
Total liabilities and stockholders’ equity	$68,538	$70,879

See accompanying notes.

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Net sales	$—	$—
Cost of sales	—	—
Gross profit	—	—

Operating expenses:
Research and development, net of grants	645	334
Clinical and regulatory, net of grants	105	37
General and administrative	1,466	2,472
Total operating expenses	2,216	2,843

Loss from operations	(2,216)	(2,843)
Interest income	4	—

Net loss	$(2,212)	$(2,843)

Net loss per common share - basic and diluted	$(0.06)	$(0.12)

Weighted average common shares outstanding - basic and diluted	39,409	23,537

See accompanying notes.

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Statements of Comprehensive Loss (unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Net loss	$(2,212)	$(2,843)

Other comprehensive income (loss):
Foreign currency translation adjustments	(13)	36
Comprehensive loss	$(2,225)	$(2,807)

See accompanying notes.

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Statements of Stockholders’ Equity (unaudited)

(in thousands)

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Loss	Deficit	Equity
Balance, December 31, 2020	23,214	$270,126	$49,314	$(448)	$(319,664)	$(672)
Issuance of shares of common stock in underwritten public offering	4,650	24,451	—	—	—	24,451
Warrants exercised	44	15	—	—	—	15
Stock-based compensation expense	—	—	19	—	—	19
Net loss	—	—	—	—	(2,843)	(2,843)
Foreign currency translation adjustment	—	—	—	36	—	36
Balance, March 31, 2021	27,908	$294,592	$49,333	$(412)	$(322,507)	$21,006

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Loss	Deficit	Equity
Balance, December 31, 2021	39,409	$347,940	$49,389	$(379)	$(328,585)	$68,365
Stock-based compensation expense	—	—	13	—	—	13
Net loss	—	—	—	—	(2,212)	(2,212)
Foreign currency translation adjustment	—	—	—	(13)	—	(13)
Balance, March 31, 2022	39,409	$347,940	$49,402	$(392)	$(330,797)	$66,153

See accompanying notes.

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2022	2021

	(unaudited)
Cash flows from operating activities:
Net loss	$(2,212)	$(2,843)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16	20
Stock-based compensation	13	19
Non-cash lease expense	6	16
Changes in operating assets and liabilities:
Prepaid expenses and other assets	305	332
Accounts payable	221	1,158
Accrued expenses	159	345
Accrued compensation expenses	(239)	26
Accrued clinical trial expenses	(244)	149
Net cash used in operating activities	(1,975)	(778)
Cash flows from investing activities:
SAFE (see Note 1)	(8,000)	—
Purchases of property and equipment	(18)	—
Net cash used in investing activities	(8,018)	—
Cash flows from financing activities:
Net proceeds from sale of common stock and exercise of warrants	—	24,466
Net cash provided by financing activities	—	24,466
Effect of exchange rate changes on cash and cash equivalents	(1)	(3)
Cash and cash equivalents:
Net increase (decrease)	(9,994)	23,685
Balance at beginning of period	69,593	3,177
Balance at end of period	$59,599	$26,682

See accompanying notes.

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements

(unaudited)

1.Organization and Business Operations

Second Sight Medical Products, Inc. (“Second Sight,” the “Company,” “we,” “us,” “our” or similar terms) has developed, manufactured and marketed implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. We are a recognized global leader in neuromodulation devices for blindness, and are committed to developing new technologies to treat the broadest population of sight-impaired individuals.

Agreement and Plan of Merger with Nano Precision Medical, Inc.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2022, on February 4, 2022, Second Sight entered into the agreement and plan of merger (the “Merger Agreement”) with Nano Precision Medical, Inc., a California corporation (“NPM”), and, upon and subject to the execution of a joinder, NPM Acquisition Corp., a California corporation and a wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, NPM will merge with and into Merger Sub (the “Merger”), and upon consummation of the Merger, Merger Sub will cease to exist and NPM will become a wholly-owned subsidiary of the Company. Upon completion of the Merger and subject to shareholder approval, the Company will change its name as the Company and NPM may agree in the future and change its trading symbol as NPM requests in writing following consultation with Nasdaq. Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, the securities of NPM will be converted into the right to receive an aggregate of approximately 134,349,464 shares of the Company’s common stock (the “Merger Shares”) representing approximately 77.32% of the total issued and outstanding shares of common stock of the Company on a fully converted basis, including, without limitation, giving effect to the conversion of all options, warrants, and any and all other convertible securities. The Merger will involve change of control and may be consummated only following the approval of the Company’s shareholders. The Company filed a Registration Statement on Form S-4 on May 13, 2022 in connection with the Merger to register the Merger Shares.

SAFE Agreement

On February 4, 2022, in connection with the Merger, Second Sight and NPM also entered into a Simple Agreement for Future Equity (“SAFE”) whereby Second Sight would provide to NPM, pending closing of the Merger, an investment advance of $8 million which, effective upon the termination date of the Merger Agreement without completion of the Merger, will result in NPM’s issuing to Second Sight that number of shares of NPM common stock which following that issuance will equal not less than 2.133% of the issued and outstanding shares of NPM common stock assuming exercise or conversion of all outstanding vested and unvested options, warrants, and convertible securities. In the event NPM completes an equity financing at a lower valuation, Second Sight may be eligible to receive additional shares of NPM common stock as set forth in the SAFE. If the Merger is completed, the SAFE will terminate. The SAFE is classified as a marked-to-market asset pursuant to ASC 480, Distinguishing Liabilities from Equity, due to the potential variability at the time of share settlement. The carrying value of the SAFE as of March 31, 2022 was determined to approximate fair value due to proximity to the issuance date and current probability of a successful merger.

Product and Clinical Development Plans

Leveraging our 20 years of experience in neuromodulation for vision, we are developing the Orion® Visual Cortical Prosthesis System (“Orion”), an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. We are conducting an Early Feasibility Study of the Orion device at the Ronald Reagan UCLA Medical Center in Los Angeles (“UCLA”) and Baylor College of Medicine in Houston (“Baylor”). Regularly scheduled visits at both sites were paused in mid-March 2020 due to the coronavirus outbreak, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. Our 36-month results, all of which were measured after the study resumed, indicate to us that:

●	We have a good safety profile. Five subjects experienced a total of fourteen adverse events (AEs) related to the device or to the surgery, through February 2022. One was considered a serious adverse event (SAE), and all of the adverse events were in the expected category. The one SAE occurred at about three months post-implant, was resolved quickly, and did not require a hospital stay. There have been no serious adverse events due to the device or surgery since June 2018.
●	The efficacy data is encouraging. We measure efficacy by looking at three measures of visual function: The first is square localization, where Orion subjects sit in front of a touch screen and are asked to touch within the boundaries of a square when it appears. The second is direction of motion, where subjects are asked to identify the direction and motion of lines on a screen. The third is grating visual acuity, a measure of visual acuity that is adapted for very low vision. Five subjects have completed these tests at 36-months. For these 36-month results, on square localization, five of five subjects tested in our feasibility study performed significantly better with the system on than off. On direction of motion, five of five performed better with the system on than off. On grating visual acuity, two of five tested had measurable visual acuity on the scale of this test (versus none who can do it with the device off). Another efficacy measurement of day-to-day functionality and benefit is FLORA, an acronym for Functional Low-Vision Observer Rated Assessment. FLORA is an assessment performed by an independent, third-party low vision orientation and mobility specialist who spends time with each of the subjects in their homes. The specialist asks each of the subjects a series of questions and also observes them performing 15 or more daily living tasks, such as finding light sources, following a sidewalk, or sorting laundry. The specialist then determines if the system is providing a benefit, if it is neutral, or if it is actually hurting the abilities of subjects to perform these tasks. FLORA results to date show that 4 out of 4 completing the FLORA at 36 months had positive or mild positive results indicating the Orion system is providing benefit. We reached agreement with the FDA in the fourth quarter of 2019 to utilize a revised version of FLORA as our primary efficacy endpoint in our pivotal trial for Orion, pending successful validation of the instrument.

No peer-reviewed data is available yet for the Orion system. We are currently negotiating the clinical and regulatory pathway to commercialization with the FDA as part of the Breakthrough Devices Program.

In November 2017, the FDA granted Breakthrough Devices Program designation for the Orion. This designation is given to a few select medical devices in order to provide more effective treatment of life-threatening or irreversibly debilitating diseases or conditions. This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review.

On February 26, 2021, the U.S. Food and Drug Administration (FDA) approved the Argus 2s Retinal Prosthesis System, a redesigned set of external hardware (glasses and video processing unit) initially for use in combination with previously implanted Argus II systems for the treatment of retinitis pigmentosa (RP). The Company expects that the Argus 2s will be adapted to be the external system for the next generation Orion Visual Cortical Prosthesis System currently under development. In addition to ergonomic improvements, the Argus 2s system offers significantly more processing power, potentially allowing for improved video processing.

Our principal offices are located in Los Angeles, California.

In 2007, Second Sight formed Second Sight Medical Products (Switzerland) Sàrl, initially to manage clinical trials and sales and marketing in Europe, the Middle East and Asia-Pacific, and more recently for the research of future technologies. As the laws of Switzerland require at least two corporate stockholders, Second Sight Medical Products (Switzerland) Sàrl is 99.5% owned directly by us and 0.5% owned by an executive of Second Sight as of March 31, 2022. Accordingly, Second Sight Medical Products (Switzerland) Sàrl is considered 100% owned for financial statement purposes and is consolidated with Second Sight for all periods presented. We have closed our foreign operations and expect final dissolution of this entity in 2023.

Market Development Plans

Orion. By further developing our visual cortical prosthesis, Orion, we believe we may be able to significantly expand our market to include nearly all profoundly blind individuals. The only notable exceptions for potential use of the Orion are those who are blind due to otherwise currently treatable diseases, individuals who are born blind, or blindness due to direct damage of the visual cortex, which is rare. However, of the estimated 36 million blind people worldwide, there are approximately 5.8 million people who are legally blind due to causes that are not otherwise treatable. We continue to develop and refine our estimates of the potential addressable market size as we evaluate the commercial prospects for Orion using a combination of published sources, third party market research, and physician feedback. We currently estimate over 500,000 individuals in the US are legally blind due to retinitis pigmentosa, glaucoma, diabetic retinopathy, optic nerve disease and eye injury. Of this population, we estimate the potential US addressable market is between 50,000 and 100,000 individuals with bi-lateral blindness at the light-perception level or worse. Our marketing approvals by the FDA and other regulatory agencies will ultimately determine the subset of these patients who are eligible for the Orion based on our clinical trials and the associated results.

Our objective in designing and developing the Orion visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for human vision. An Early Feasibility Study of the Orion device is currently underway at UCLA and Baylor College of Medicine. Regularly scheduled visits at both sites were placed on hold in mid-March due to Covid-19, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. Our 36-month results an indicate a good safety profile with encouraging efficacy data and benefits in helping subjects perform their daily living tasks. We believe these data are encouraging and support advancement of Orion into a larger pivotal clinical study. Early promising results are not necessarily indicative of results which may be obtained in large clinical trials. No assurance can be given that we will achieve similar results in our larger Orion clinical trials. No peer-reviewed data is available yet for the Orion system.

COVID-19 Pandemic

We are requiring our employees to adhere to the local and state guidelines regarding the COVID-19 pandemic, and use their best judgement to work remotely or work in the office. While many of our employees are accustomed to working remotely, much of our workforce has not historically been remote. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance becomes available, restricting the ability to do business in person may create operational or other challenges, any of which could harm our business, financial condition and results of operations.

In addition, our clinical trials have been affected by the COVID-19 outbreak. Patient visits in ongoing clinical trials were paused, for example, due to prioritization of hospital resources toward the COVID-19 outbreak, travel restrictions imposed by governments, and the inability to access sites for initiation and monitoring. Also, some of our suppliers of certain materials used in the development of our product candidates are located in areas impacted by COVID-19 which could limit our ability to obtain sufficient materials for our product candidates. COVID-19 has and will continue to adversely affect global economies and financial markets, and may result in an economic downturn that could affect demand for our product candidates, if approved, and impact our operating results. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of the continued global economic impact of the pandemic. We cannot anticipate all of the ways in which health epidemics such as COVID-19 could adversely impact our business. Although we are continuing to monitor and assess the effects of the COVID-19 pandemic on our business, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. See the Risk Factors section for further discussion of the possible impact of the COVID-19 pandemic on our business.

Liquidity

From inception, our operations have been funded primarily through the sales of our common stock and warrants, as well as from the issuance of convertible debt, research and clinical grants, and limited product revenue generated from the sale of our Argus II product. We have funded our business since 2020 primarily through the following transactions:

●	On June 25, 2021, we closed an underwritten public offering of 11,500,000 shares of common stock at a price of $5.00 per share for aggregate net proceeds of $53.3 million
●	On March 23, 2021, we closed our private placement to seven institutional investors of 4,650,000 shares of common stock at a price of $6.00 per share for aggregate net proceeds of approximately $24.5 million

We were awarded a $1.6 million grant (with the intent to fund $6.4 million over five years subject to annual review and approval) from the National Institutes of Health (NIH) to fund the “Early Feasibility Clinical Trial of a Visual Cortical Prosthesis” that commenced in January 2018. Our second year grant of $1.4 million was approved on April 6, 2021 and our third year grant of $1.4 million was approved on May 12, 2021. As of March 31, 2022 we recorded $0.2 million of grant costs receivable, included in prepaid expenses and other current assets.

On September 17, 2019, we received a $2.4 million, four-year grant from the National Institutes of Health (NIH) to develop spatial localization and mapping technology (“SLAM”). This grant involves a joint collaboration with the Johns Hopkins University Applied Physics Laboratory and is intended to speed the integration of SLAM into future generations of Orion. The goal is to give Orion users the ability to localize objects and navigate landmarks in unfamiliar surroundings in real time. APL is the primary recipient of the grant. We have suspended our activities on the project until we clarify our future plans.

Our financial statements have been presented on the basis that our business is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We are subject to the risks and uncertainties associated with a business with no revenue that is developing a novel medical device, including limitations on our operating capital resources. We have incurred recurring operating losses and negative operating cash flows since inception, and we expect to continue to incur operating losses and negative operating cash flows for the foreseeable future.

2.Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements

Basis of Presentation

These unaudited interim financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and following the requirements of the United States Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP can be condensed or omitted. In our opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of our financial position and our results of operations and cash flows for periods presented. These statements do not include all disclosures required by GAAP and should be read in conjunction with our financial statements and accompanying notes for the fiscal year ended December 31, 2021, contained in our Annual Report on Form 10-K filed with the SEC on March 29, 2022. The results of the interim periods are not necessarily indicative of the results expected for the full fiscal year or any other interim period or any future year or period.

Significant Accounting Policies

On March 31, 2020, due to the COVID-19 pandemic and related inability to secure additional funding, we laid off the majority of our employees and reduced our operating expenses significantly to allow for our continuing business operations. We continue to advance the development of our Orion technology and are exploring various strategic options for this technology.

Our significant accounting policies are set forth in Note 2 of the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

Recently Issued Accounting Pronouncements

We do not believe that any recently issued, but not yet effective, accounting standards, if adopted, will have a material effect on the financial statements.

3.Concentration of Risk

Credit Risk

Financial instruments that subject us to concentrations of credit risk consist primarily of cash and money market funds. We maintain cash and money market funds with financial institutions that we deem reputable.

Foreign Operations

The accompanying condensed consolidated financial statements as of March 31, 2022 and December 31, 2021 include gross assets amounting to $0.1 million and $0.1 million, respectively, relating to operations of our subsidiary based in Switzerland.

4.Fair Value Measurements

The authoritative guidance with respect to fair value establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that we have the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

Cash equivalents, which includes money market funds, are the only financial instrument measured and recorded at fair value on our consolidated balance sheet, and they are valued using Level 1 inputs.

Assets measured at fair value on a recurring basis are as follows (in thousands):

	Total	Level 1	Level 2	Level 3
March 31, 2022 (unaudited):
Money market funds	$59,461	$59,461	$—	$—
December 31, 2021:
Money market funds	$69,487	$69,487	$—	$—

5.Selected Balance Sheet Detail

Property and equipment

Property and equipment consisted of the following (in thousands):

	March 31,	December 31,
	2022	2021
Laboratory equipment	$584	$584
Computer hardware and software	100	82
	684	666
Accumulated depreciation and amortization	(565)	(549)
Property and equipment, net	$119	$117

Contract Liabilities

Contract liabilities which are included in accrued expenses consisted of the following (in thousands):

Beginning balance as of December 31, 2021	$335
Consideration received in advance of revenue recognition	—
Revenue recognized	—
Ending balance as of March 31, 2022	$335

Product Warranties

A summary of activity of our warranty liabilities, which are included in accrued expenses, for the period ended March 31, 2022 is presented below:

Beginning balance as of December 31, 2021	$50
Additions	—
Settlements	—
Adjustments and other	—
Ending balance as of March 31, 2022	$50

Right-of-use assets and operating lease liabilities

We lease certain office space and equipment for our use. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease costs are recognized in the income statement over the lease term on a straight-line basis. Depreciation is computed using the straight-line method over the estimated useful life of the respective assets. The depreciable life of assets and leasehold improvements are limited by the expected lease term. Our lease agreements do not contain any material residual value guarantees or restrictive covenants. As most of our leases do not provide an implicit rate, we used our estimated incremental borrowing rate of 10% based on the information available at commencement date in determining the present value of lease payments.

On January 22, 2021, we entered into a lease agreement, effective February 1, 2021, to sub-lease office space to replace our existing headquarters. We will pay $17,000 per month, increasing to $17,500 per month on February 1, 2022, plus operating expenses, to lease 17,290 square feet of office space at 13170 Telfair Avenue, Sylmar CA 91342. Additionally, we received full rent abatement for March 2021, and half rent abatement for March 2022. The sub-lease is for two years and two months. We nor any affiliates are related to, or otherwise have any other relationship with, the other parties, other than the lease.

		March 31,	December 31,
Assets	Classification	2022	2021
Non-current assets	Right-of-use assets	$184	$228
Liabilities
Current	Current operating lease liabilities	$199	$185
Long term	Long term operating lease liabilities	$—	$52

The components of lease expense for the three months ended March 31, 2022 and 2021 were as follows (unaudited):

	For the three	For the three
	months ended	months ended
	March 31,	March 31,
	2022	2021
Lease expense:
Operating lease expense	$49	$22
Short-term lease expense	—	—
Total lease expense	$49	$22

Cash paid for lease amounts included in the measurement of lease liabilities amounted to $43,000 and $17,000, respectively, during the three months ended March 31, 2022 and 2021.

6.Equity Securities

Potentially Dilutive Common Stock Equivalents

As of March 31, 2022 and 2021, we excluded the potentially dilutive securities summarized below, which entitle the holders thereof to potentially acquire shares of common stock, from our calculations of net loss per share and weighted average common shares outstanding, as their effect would have been anti-dilutive (in thousands).

	March 31,
	2022	2021
Common stock warrants issued to underwriter	10	10
Common stock warrants issued in rights offerings	7,681	7,682
Common stock options	180	182
	7,871	7,874

7.Warrants

On February 22, 2019, we completed a registered rights offering to existing stockholders in which we sold approximately 5,976,000 units at $5.792 per unit, which was the adjusted closing price of our common stock on that date. Each Unit consisted of a share of our common stock and a warrant to purchase an additional share of our stock for $11.76. The warrants have a five-year life and trade on Nasdaq under the symbol EYESW.

On March 6, 2017, we completed a registered rights offering to existing stockholders in which we sold approximately 1,706,000 units at $11.76 per unit, which was the adjusted closing price of our common stock on that date. Each unit consisted of a share of our comm11.76 on stock and a warrant to purchase an additional share of our stock for $11.76. The warrants had a five-year life but were extended to expire in February, 2024 to coincide with the February 22, 2019 warrants.

As a component of the funding underwriting fee of our May 5, 2020 public underwriting offer, we granted 375,000 warrants at an exercise price of $1.25 which expire on May 5, 2025. At March 31, 2022, 10,125 of the warrants are still outstanding.

A summary of warrants activity for the three months ended March 31, 2022 is presented below (in thousands, except per share and contractual life data).

		Weighted	Weighted
		Average	Average
		Exercise	Remaining
	Number of	Price	Contractual
	Shares	Per Share	Life (in Years)
Warrants outstanding as of December 31, 2021	7,691	$11.75	2.21
Issued	—
Exercised	—
Forfeited or expired	—
Warrants outstanding as of March 31, 2022	7,691	$11.75	1.96
Warrants exercisable as of March 31, 2022	7,691	$11.75	1.96

The warrants outstanding as of March 31, 2022 had $2,000  in intrinsic value.

8.Stock-Based Compensation

A summary of stock option activity under our 2011 Equity Incentive Plan (“2011 Plan”) for the three months ended March 31, 2022 is presented below (in thousands, except per share and contractual life data).

		Weighted	Weighted
		Average	Average
		Exercise	Remaining
	Number of	Price	Contractual
	Shares	Per Share	Life (in Years)
Options outstanding as of December 31, 2021	182	$15.68	6.59
Granted	—	$—
Exercised	—	$—
Forfeited or expired	(2)	$40.00
Options outstanding as of March 31, 2022	180	$15.47	6.40
Options exercisable as of March 31, 2022	151	$17.76	6.11

The estimated aggregate intrinsic value of stock options exercisable as of March 31, 2022 was $5,000. As of March 31, 2022, there was $0.1 million of total unrecognized compensation cost related to outstanding stock options that will be recognized over a weighted average period of 0.86 years.

We adopted an employee stock purchase plan in June 2015 for all eligible employees. At March 31, 2022 the available number of shares that may be issued under the plan is 77,031.

Stock-based compensation expense recognized for stock-based awards in the condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021 was as follows (in thousands):

	Three Months Ended
	March 31,
	2022	2021
Research and development	5	5
Clinical and regulatory	3	9
General and administrative	5	5
Total	$13	$19

9.Risk and Uncertainties

COVID-19 has directly and indirectly adversely affected Second Sight and will likely continue to do so for an uncertain period of time. We are asking our employees to adhere to local and state guidelines regarding the COVID-19 pandemic and use their best judgement to work remotely or work in the office. While many of our employees are accustomed to working remotely, much of our workforce has not historically been remote. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance becomes available, restricting the ability to do business in person may create operational or other challenges, any of which could harm our business, financial condition and results of operations.

In addition, our clinical trials have been affected by the COVID-19 outbreak. Patient visits in ongoing clinical trials were paused, for example, due to prioritization of hospital resources toward the COVID-19 outbreak, travel restrictions imposed by governments, and the inability to access sites for initiation and monitoring. Also, some of our suppliers of certain materials used in the development of our product candidates are located in areas impacted by COVID-19 which could limit our ability to obtain sufficient materials for our product candidates. COVID-19 has and will continue to adversely affect global economies and financial markets and may result in an economic downturn that could affect demand for our product candidates, if approved, and impact our operating results. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of the continued global economic impact of the pandemic. We cannot anticipate all of the ways in which health epidemics such as COVID-19 could adversely impact our business. Although we are continuing to monitor and assess the effects of the COVID-19 pandemic on our business, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change.

10.Litigation, Claims and Assessments

Three oppositions filed by Pixium Vision SA (“Pixium”) are pending in the European Patent Office, each challenging the validity of a European patent owned by us. The outcomes of the challenges are not certain, however, if successful, they may affect our ability to block competitors from utilizing our patented technology. We believe a successful challenge will not have a material effect on our ability to manufacture and sell our products, or otherwise have a material effect on our operations.

As described in the Company’s 10-K for the year ended December 31, 2020, the Company had entered into a Memorandum of Understanding (“MOU”) for a proposed business combination with Pixium. In response to a press release by Pixium dated March 24, 2021, and subsequent communications between us and Pixium, our Board of Directors determined that the business combination with Pixium was not in the best interest of our shareholders. On April 1, 2021, we gave notice to Pixium that we were terminating the MOU between the parties and seeking an amicable resolution of termination amounts that may be due, however no assurance can be given that an amicable resolution will be reached. We accrued $1,000,000 of liquidated damages as contemplated by the MOU in accounts payable as of March 31, 2021 and remitted that amount to Pixium in April 2021. Pixium indicated that it considered this termination wrongful, rejected the Company’s offers, but retained the $1,000,000 payment. On May 19, 2021, Pixium filed suit in the Paris Commercial Court, and currently claim damages of approximately €5.1 million or about $5.6 million. We believe we have fulfilled our obligations to Pixium with the liquidated damages payment of $1,000,000 and thus the Company does not believe any further loss accrual is necessary.

In November 2020, we and Pixium retained Oppenheimer & Co. Inc. as placement agent for a proposed private placement of securities in connection with the Business Combination. On April 1, 2021, we received an invoice from Oppenheimer for more than $1.86 million. This amount includes a requested commission of 6.5% on $27.9 million raised in the private placement. We believe that claims for payment presented by this invoice are without merit.

On or about July 19, 2021, Martin Sumichrast filed a complaint with the Superior Court of the State of California, County of Los Angeles-Central District, claiming that he is entitled to compensation for services, as well as exemplary and other damages in an amount to be determined at trial but not less than $2 million, which arise from his allegedly arranging and securing financing that the Company obtained in May 2020 via a registered underwritten public offering of common stock. The complaint was dismissed by the court on January 18, 2022. Mr. Sumichrast appealed the dismissal, however the appeal was subsequently abandoned on March 1, 2022.

We are party to litigation arising in the ordinary course of business. It is our opinion that the outcome of such matters will not have a material effect on our results of operations, however, the results of litigation and claims are inherently unpredictable. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors

Item 2.   Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with our unaudited condensed financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q as well as our audited 2021 financial statements and related notes included in our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission (“SEC”) on March 29, 2022. Some of the information contained in this discussion and analysis or set forth elsewhere in this Quarterly Report, including information with respect to our products, plans and strategy for our business and related financing, contains forward-looking statements that involve risks and uncertainties, including statements regarding our expected financial results in future periods. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “projects,” “will,” “would,” “strategy” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of forward-looking statements include, among others, statements we make regarding expectations for revenues, liquidity, cash flows and financial performance, the anticipated results of our development efforts and the timing for receipt of required regulatory approvals, insurance reimbursements and product launches, our financing plans and future capital requirements, and statements regarding the anticipated or projected impact of our merger with NPM (as defined below), if and when occurs, on our business, results of operations, financial condition or prospects, the materially adverse impact of the recent COVID-19 coronavirus pandemic and related public health measures on our business. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We assume no obligations to update these forward-looking statements to reflect events or circumstances after the date of this Quarterly Report or to reflect actual outcomes.

Second Sight Medical Products, Inc. (“Second Sight,” the “Company,” “we,” “us,” “our” or similar terms) has developed, manufactured and marketed implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. We are a recognized global leader in neuromodulation devices for blindness and are committed to developing new technologies to treat the broadest population of sight-impaired individuals.

Leveraging our 20 years of experience in neuromodulation for vision, we are developing the Orion® Visual Cortical Prosthesis System (“Orion”), an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. We are conducting an Early Feasibility Study of the Orion device at the Ronald Reagan UCLA Medical Center in Los Angeles (“UCLA”) and Baylor College of Medicine in Houston (“Baylor”). Regularly scheduled visits at both sites were paused in mid-March 2020 due to the coronavirus outbreak, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. Our 36-month results, all of which were measured after the study resumed, indicate to us that:

•

We have a good safety profile.   Five subjects experienced a total of fourteen adverse events (AEs) related to the device or to the surgery, through February 2022. One was considered a serious adverse event (SAE), and all of the adverse events were in the expected category. The one SAE occurred at about three months post-implant, was resolved quickly, and did not require a hospital stay. There have been no serious adverse events due to the device or surgery since June 2018.

•

The efficacy data is encouraging.   We measure efficacy by looking at three measures of visual function: The first is square localization, where Orion subjects sit in front of a touch screen and are asked to touch within the boundaries of a square when it appears. The second is direction of motion, where subjects are asked to identify the direction and motion of lines on a screen. The third is grating visual acuity, a measure of visual acuity that is adapted for very low vision. Five subjects have completed these tests at 36-months. For these 36-month results, on square localization, five of five subjects tested in our feasibility study performed significantly better with the system on than off. On direction of motion, five of five performed better with the system on than off. On grating visual acuity, two of five tested had measurable visual acuity on the scale of this test (versus none who can do it with the device off). Another efficacy measurement of day-to-day functionality and benefit is FLORA, an acronym for Functional Low-Vision Observer Rated Assessment. FLORA is an assessment performed by an independent, third-party low vision orientation and mobility specialist who spends time with each of the subjects in their homes. The specialist asks each of the subjects a series of questions and also observes them performing 15 or more daily living tasks, such as finding light sources, following a sidewalk, or sorting laundry. The specialist then determines if the system is providing a benefit, if it is neutral, or if it is actually hurting the abilities of subjects to perform these tasks. FLORA results to date show that 4 out of 4 completing the FLORA at 36 months had positive or mild positive results indicating the Orion system is providing benefit. We reached agreement with the FDA in the fourth quarter of 2019 to utilize a revised version of FLORA as our primary efficacy endpoint in our pivotal trial for Orion, pending successful validation of the instrument.

No peer-reviewed data is available yet for the Orion system. We are currently negotiating the clinical and regulatory pathway to commercialization with the FDA as part of the Breakthrough Devices Program.

In November 2017, the FDA granted Breakthrough Devices Program designation for the Orion. This designation is given to a few select medical devices in order to provide more effective treatment of life-threatening or irreversibly debilitating diseases or conditions. This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review.

On February 26, 2021, the U.S. Food and Drug Administration (FDA) approved the Argus 2s Retinal Prosthesis System, a redesigned set of external hardware (glasses and video processing unit) initially for use in combination with previously implanted Argus II systems for the treatment of retinitis pigmentosa (RP). The Company expects that the Argus 2s will be adapted to be the external system for the next generation Orion Visual Cortical Prosthesis System currently under development. In addition to ergonomic improvements, the Argus 2s system offers significantly more processing power, potentially allowing for improved video processing.

Market Development Plans

Orion.   By further developing our visual cortical prosthesis, Orion, we believe we may be able to significantly expand our market to include nearly all profoundly blind individuals. The only notable exceptions for potential use of the Orion are those who are blind due to otherwise currently treatable diseases, individuals who are born blind, or blindness due to direct damage of the visual cortex, which is rare. However, of the estimated 36 million blind people worldwide, there are approximately 5.8 million people who are legally blind due to causes that are not otherwise treatable. We continue to develop and refine our estimates of the potential addressable market size as we evaluate the commercial prospects for Orion using a combination of published sources, third party market research, and physician feedback. We currently estimate over 500,000 individuals in the US are legally blind due to retinitis pigmentosa, glaucoma, diabetic retinopathy, optic nerve disease and eye injury. Of this population, we estimate the potential US addressable market is between 50,000 and 100,000 individuals with bi-lateral blindness at the light-perception level or worse. Our marketing approvals by the FDA and other regulatory agencies will ultimately determine the subset of these patients who are eligible for the Orion based on our clinical trials and the associated results.

Our objective in designing and developing the Orion visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for human vision. An Early Feasibility Study of the Orion device is currently underway at UCLA and Baylor College of Medicine. Regularly scheduled visits at both sites were placed on hold in mid-March due to Covid-19, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. Our 36 month results an indicate a good safety profile with encouraging efficacy data and benefits in helping subjects perform their daily living tasks. We believe these data are encouraging and support advancement of Orion into a larger clinical study. Early promising results are not necessarily indicative of results which may be obtained in large clinical trials. No assurance can be given that we will achieve similar results in our larger Orion clinical trials. No peer-reviewed data is available yet for the Orion system.

Liquidity

From inception, our operations have been funded primarily through the sales of our common stock and warrants, as well as from the issuance of convertible debt, research and clinical grants, and limited product revenue generated from the sale of our Argus II product. We have funded our business since 2020 primarily through the following transactions:

•	On June 25, 2021, we closed an underwritten public offering of 11,500,000 shares of common stock at a price of $5.00 per share for aggregate net proceeds of $53.3 million

•

On March 23, 2021, we closed our private placement to seven institutional investors of 4,650,000 shares of common stock at a price of $6.00 per share for aggregate net proceeds of approximately $24.5 million

We were awarded a $1.6 million grant (with the intent to fund $6.4 million over five years subject to annual review and approval) from the National Institutes of Health (NIH) to fund the “Early Feasibility Clinical Trial of a Visual Cortical Prosthesis” that commenced in January 2018. Our second year grant of $1.4 million was approved on April 6, 2021 and our third year grant of $1.4 million was approved on May 12, 2021. As of March 31, 2022 we recorded $0.2 million of grant costs receivable, included in prepaid expenses and other current assets.

On September 17, 2019, we received a $2.4 million, four-year grant from the National Institutes of Health (NIH) to develop spatial localization and mapping technology (“SLAM”). This grant involves a joint collaboration with the Johns Hopkins University Applied Physics Laboratory and is intended to speed the integration of SLAM into future generations of Orion. The goal is to give Orion users the ability to localize objects and navigate landmarks in unfamiliar surroundings in real time. APL is the primary recipient of the grant. We have suspended our activities on the project until we clarify our future plans.

We are subject to the risks and uncertainties associated with a business with no revenue that is developing a novel medical device. We have incurred recurring operating losses and negative operating cash flows since inception, and we expect to continue to incur operating losses and negative operating cash flows for the foreseeable future. To finance our operations we will need to raise additional capital, which cannot be assured. Our operating plan may change as a result of many factors currently unknown to us, and we will need to seek additional funds through public or private equity offerings or debt financings, grants, collaborations, strategic partnerships or other sources. However, we may be unable to raise additional capital or enter into such other arrangements when needed on favorable terms or at all. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs, or we may be unable to expand or maintain our operations, maintain our current organization and employee base or otherwise capitalize on our business opportunities, as desired, which could materially and adversely affect our business, financial condition and results of operations.

Merger Agreement

As discussed in the Notes to Condensed Consolidated Financial Statements of the Company, on February 4, 2022, the Company entered the Merger Agreement. On May 13, 2022, the Company filed a Registration Statement on Form S-4 (the “Registration Statement”) with the SEC in connection with the contemplated Merger. We encourage you to review the Registration Statement for more information about the contemplated Merger.

Safe Agreement

On February 4, 2022 and in connection with the Merger discussed in Note 1, NPM and SSMP entered into an agreement (“SAFE”) whereby SSMP would provide to NPM pending closing of the Merger an investment advance of $8 million, which effective upon the termination date of the Merger Agreement without completion of the Merger, will result in NPM’s issuing to SSMP that number of shares of NPM Capital Stock which following that issuance will equal not less than 2.133% of the issued and outstanding shares of NPM capital stock assuming exercise or conversion of all outstanding vested and unvested options, warrants, and convertible securities.

In the event NPM completes an equity financing within one year from the date of termination of the merger at a lower valuation, SSMP may be eligible to receive additional shares of NPM capital stock as set forth in the SAFE. If the Merger is completed, the SAFE will terminate. The SAFE is classified as a marked-to-market asset pursuant to ASC 480, Distinguishing Liabilities from Equity, due to the potential variability at the time of share settlement. The carrying value of the SAFE as of March 31, 2022 was determined to approximate fair value due to proximity to the issuance date and current probability of a successful merger.

Critical Accounting Policies and Estimates

The preparation of our condensed consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) and the requirements of the United States Securities and Exchange Commission require management to make estimates, assumptions and judgments that affect the amounts, liabilities, revenue and expenses reported in the financial statements and the notes to the financial statements. On an ongoing basis, we evaluate our critical accounting policies and estimates.

We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Some of those judgments can be subjective and complex, and therefore, actual results could differ materially from those estimates under different assumptions or conditions. A summary of our critical accounting policies is presented in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2021.

There have been no other material changes to our critical accounting policies during the three months ended March 31, 2022.

Results of Operations

Operating Expenses.   We generally recognize our operating expenses as incurred in three general operational categories: research and development, clinical and regulatory and general and administrative. Our operating expenses also include a non-cash component related to the amortization of stock-based compensation for research and development, clinical and regulatory and general and administrative personnel. We have received grants from institutions or agencies, such as the National Institutes of Health, to help fund the some of the cost of our development efforts. We have recorded the amount of funding received from these grants as reductions to operating expenses.

•

Research and development expenses consist primarily of employee compensation and consulting costs related to the design, development, and enhancements of our current and potential future products, offset by grant revenue received in support of specific research projects. We expense our research and development costs as they are incurred. Due to the recent downsizing of our business, we are currently evaluating the path forward for our research and development activities for Orion, including the potential for collaboration with 3rd parties and/or outsourcing the engineering work for Orion.

•

Clinical and regulatory expenses consist primarily of salaries, travel and related expenses for personnel engaged in clinical and regulatory functions, as well as internal and external costs associated with conducting clinical trials and maintaining relationships with regulatory agencies offset by grant revenue received in support of specific clinical research products. We expect clinical and regulatory expenses to be lower in the short-run as we have closed our clinical study activities related to Argus II. In the long-run, we expect clinical and regulatory expenses to increase if and when we conduct a larger clinical study of Orion.

•

General and administrative expenses consist primarily of salaries and related expenses for executive, legal, finance, human resources, information technology and administrative personnel, as well as recruiting and professional fees, patent filing and annuity costs, insurance costs and other general corporate expenses, including rent.

Comparison of the Three Months Ended March 31, 2022 and 2021

Research and development expense.   Research and development expense increased by $0.3 million, or 93%, to $0.6 million in the first quarter of 2022 from $0.3 million in the first quarter of 2021. The costs increased due to increased use of outside services as we restart our curtailed activity.

Clinical and regulatory expense.   Clinical and regulatory expense increased $68,000, or 184%, to $105,000 in the first quarter of 2022 from $37,000 in the first quarter of 2021. This increase is attributable to increased costs associated with outside services primarily from patient studies.

General and administrative expense.   General and administrative expense decreased $1.0 million, or 41%, to $1.5 million in the first quarter of 2022 from $2.5 million in the same period of 2021. This decrease is attributable to increased legal costs and termination fee associated with our termination of the MOU which occurred in the first quarter of 2021.

Liquidity and Capital Resources

Our financial statements have been presented on the basis that our business is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We are subject to the risks and uncertainties associated with a business with no revenue that is developing a novel medical device, including limitations on our operating capital resources and uncertain demand for our products. We have incurred recurring operating losses and negative operating cash flows since inception, and we expect to continue to incur operating losses and negative operating cash flows for the foreseeable future.

Conducting clinical trials is a time-consuming, expensive and uncertain process that takes many years to complete and we may never generate the necessary data or results required to obtain marketing approval. We do not expect revenues until we are successful in completing the development and obtaining marketing approval for Orion. We expect expenses to increase in connection with our ongoing activities, particularly as we continue clinical trials of Orion, initiate new research and development projects and seek marketing approval for any product candidates that we successfully develop. In addition, if we obtain marketing approval for Orion, we expect to incur significant additional expenses related to sales, marketing, distribution and other commercial infrastructure to commercialize such product. In addition, our product candidates, if approved, may not achieve commercial success. We incur significant costs associated with operating as a public company in a regulated industry.

Until such time, if ever, we can generate substantial product revenues, we anticipate that we will seek to fund our operations through public or private equity or debt financings, grants, collaborations, strategic partnerships or other sources. However, we may be unable to raise additional capital or enter into such other arrangements when needed on favorable terms or at all. To the extent that we raise additional capital through the sale of equity, convertible debt or other equity-linked securities, the ownership interests of some or all of our common stockholders will be diluted, the holders of new equity securities may have priority rights over our existing stockholders and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If adequate funds are not available, we may be required to further curtail operations significantly or to obtain funds by entering into agreements on unattractive terms. If, for example, we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us. Our inability to raise capital could have a material adverse effect on our business, financial condition and results of operations.

Cash and cash equivalents decreased by $10.0 million from $69.6 million as of December 31, 2021 to $59.6 million as of March 31, 2022. Working capital was $57.8 million as of March 31, 2022, as compared to $68.0 million as of December 31, 2021, a decrease of $10.2 million primarily as a result of the finding of the SAFE agreement. We use our cash and cash equivalents and working capital to fund our operating activities.

Material Cash Requirements for Known Contractual and Other Obligations

The Merger Agreement provides for the aggregate amount of cash, cash equivalents, and marketable securities of the Company being not less than $64 million less the amount of any advances made to NPM for working capital, in order to consummate the Merger. To date, the Company made an investment advance to NPM in the amount of $8 million under the SAFE, thereby having decreased the available cash requirement of the Merger Agreement to $56 million. The Company currently anticipates that it will be able to satisfy the available cash requirement of the Merger Agreement.

Cash Flows from Operating Activities

During the first three months of 2022, we used $2.0 million of cash in operating activities, consisting primarily of a net loss of $2.2 million offset by a net change in operating assets and liabilities of $0.2 million. During the first three months of 2021, we used $0.8 million of cash in operating activities, consisting primarily of a net loss of $2.8 million, offset by non-cash charges which provided cash of $0.1 million for depreciation and amortization of property and equipment, stock-based compensation and change in right of use assets offset by a net change in operating assets and liabilities of $1.9 million.

Cash Flows from Investing Activities

Cash used for investing activities in the first three months of 2022 was $8,018,000 and was zero in the first three months of 2021. The $18,000 was used for the purchase of property and equipment and $8.0 million was used for our SAFE agreement.

Cash Flows from Financing Activities

Financing activities provided zero cash in the first three months of 2022. Financing activities provided $24.5 million of cash in the first three months of 2021 from the sale of common stock.

Off-Balance Sheet Arrangements

At March 31, 2022, we did not have any transactions, obligations or relationships that constitute off-balance sheet arrangements.

Item 3.   Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity

The primary objective of our investment activities is to maintain the safety of principal and preserve liquidity without incurring significant risk. We invest cash in excess of our current needs in money market funds. As of March 31, 2022, our investments consisted solely of money market funds.

Exchange Rate Sensitivity

The majority of our operating expenses were denominated in U.S. dollars. We have not entered into foreign currency forward contracts to hedge our operating expense exposure to foreign currencies, but we may do so in the future.

Item 4.   Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, including our Acting Chief Executive Officer (“CEO”) and our Acting Chief Accounting Officer (“CAO”), evaluated the effectiveness of our disclosure controls and procedures as of March 31, 2022. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. As of March 31, 2022, based on the evaluation of these disclosure controls and procedures, our CEO and CAO have concluded that our disclosure controls and procedures were effective at the reasonable assurance level.

Changes in Internal Control over Financial Reporting

There has been no change in our internal control over financial reporting during the quarter ended March 31, 2022, that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. We are updating our internal control environment to address changes in our risks in financial reporting to accommodate our reductions in operating activities, reductions in staffing levels, and segregation of duties. Such changes may result in new or reduced controls.

Inherent Limitations on Effectiveness of Controls

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

PART II-OTHER INFORMATION

Item 1.Legal Proceedings

Three oppositions filed by Pixium Vision SA (“Pixium”) are pending in the European Patent Office, each challenging the validity of a European patent owned by us. The outcomes of the challenges are not certain, however, if successful, they may affect our ability to block competitors from utilizing our patented technology. We believe a successful challenge will not have a material effect on our ability to manufacture and sell our products, or otherwise have a material effect on our operations.

As described in the Company’s 10-K for the year ended December 31, 2020, the Company had entered into a Memorandum of Understanding (“MOU”) for a proposed business combination with Pixium. In response to a press release by Pixium dated March 24, 2021, and subsequent communications between us and Pixium, our Board of Directors determined that the business combination with Pixium was not in the best interest of our shareholders. On April 1, 2021, we gave notice to Pixium that we were terminating the MOU between the parties and seeking an amicable resolution of termination amounts that may be due, however no assurance can be given that an amicable resolution will be reached. We accrued $1,000,000 of liquidated damages as contemplated by the MOU in accounts payable as of March 31, 2021 and remitted that amount to Pixium in April 2021. Pixium indicated that it considered this termination wrongful, rejected the Company’s offers, but retained the $1,000,000 payment. On May 19, 2021, Pixium filed suit in the Paris Commercial Court, and currently claim damages of approximately €5.1 million or about $5.6 million. We believe we have fulfilled our obligations to Pixium with the liquidated damages payment of $1,000,000 and thus the Company does not believe any further loss accrual is necessary.

In November 2020, we and Pixium retained Oppenheimer & Co. Inc. as placement agent for a proposed private placement of securities in connection with the Business Combination. On April 1, 2021, we received an invoice from Oppenheimer for more than $1.86 million. This amount includes a requested commission of 6.5% on $27.9 million raised in the private placement. We believe that claims for payment presented by this invoice are without merit.

On or about July 19, 2021, Martin Sumichrast filed a complaint with the Superior Court of the State of California, County of Los Angeles — Central District, claiming that he is entitled to compensation for services, as well as exemplary and other damages in an amount to be determined at trial but not less than $2 million, which arise from his allegedly arranging and securing financing that the Company obtained in May 2020 via a registered underwritten public offering of common stock. The complaint was dismissed by the court on January 18, 2022. Mr. Sumichrast appealed the dismissal, however the appeal was subsequently abandoned on March 1, 2022.

From time to time, we may be involved in a variety of legal proceedings and claims relating to securities laws, product liability, patent infringement, contract disputes, employment matters and other matters relating to various claims that arise in the normal course of our business in addition to governmental and other regulatory investigations and proceedings. It is our opinion that the outcome of such matters will not have a material adverse effect on our results of operations, however, the results of litigation, proceedings, disputes and claims are inherently unpredictable. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 1A.Risk Factors

There have been no material changes from the risk factors previously disclosed in the Company’s 2021 Annual Report on Form 10-K, filed with the SEC on March 29, 2022. For risk factors concomitant to the Merger, please review the Registration Statement.

Item 2.Unregistered Sales of Equity Securities and Use of Proceeds

None

Item 3.Defaults upon Senior Securities

None.

Item 4.Mine Safety Disclosures

Not applicable.

Item 5.Other Information

None.

Item 6.Exhibits

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1	Merger Agreement dated February 4, 2022 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2022).
10.1	SAFE Agreement dated February 4, 2022 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2022).
31.1	Certification of Principal Executive Officer of Second Sight Medical Products, Inc. pursuant to Section 302 of Sarbanes-Oxley Act of 2002.*
31.2	Certification of Principal Financial and Accounting Officer of Second Sight Medical Products, Inc. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
32.1

Certifications of Principal Executive Officer and Principal Financial and Accounting Officer of Second Sight Medical Products, Inc. pursuant to Rule 13a-14(b) under the Exchange Act and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

101.INS	XBRL Instant Document.*
101.SCH	XBRL Taxonomy Extension Schema Document.*
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.*
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.*
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.*
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)*

*Included herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Name	Title	Date
/s/ Scott Dunbar	Acting Chief Executive Officer and Director	May 16, 2022
Scott Dunbar	(Principal Executive Officer)

/s/ Edward Sedo	Acting Chief Accounting Officer	May 16, 2022
Edward Sedo	(Principal Financial and Accounting Officer)

Exhibit 31.1

CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER PURSUANT TO RULE 13a-14(a) AND 15d-14(a) OF THE SECURITIES EXCHANGE ACT, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Scott Dunbar, hereby certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Second Sight Medical Products, Inc.;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of the annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
(a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: May 16, 2022	/s/ Scott Dunbar
Scott Dunbar
Acting Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION OF THE CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(a) AND 15d-14(a) OF THE SECURITIES EXCHANGE ACT, AS ADOPTED PURSUANT

TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Edward Sedo, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Second Sight Medical Products, Inc.;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
(a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 16, 2022	/s/ Edward Sedo
Edward Sedo
Acting Chief Accounting Officer
(Principal Financial and Accounting Officer)

Exhibit 32.1

Certifications of Principal Executive Officer and Principal Financial Officer

Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant To

Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350), Scott Dunbar, Acting Chief Executive Officer (Principal Executive Officer) and Edward Sedo, Acting Chief Accounting Officer (Principal Financial and Accounting Officer) of Second Sight Medical Products, Inc. (the “Company”), each hereby certifies that, to the best of his knowledge:

1.	The Quarterly Report of the Company on Form 10-Q (the “Report”) for the quarter ended March 31, 2022, to which this Certification is attached as Exhibit 32.1, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 16, 2022	/s/ Scott Dunbar
Scott Dunbar
Acting Chief Executive Officer
(Principal Executive Officer)

/s/ Edward Sedo
Edward Sedo
Acting Chief Accounting Officer
(Principal Financial and Accounting Officer)

This certification accompanies the Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Second Sight Medical Products, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code, or the California Code, authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Company’s Restated Articles of Incorporation provide for the elimination of liability for its directors to the fullest extent permissible under California law and authorize it to provide indemnification to directors, officers, employees or other agents through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Code, subject only to the applicable limits with respect to actions for breach of duty to the Company and its shareholders.

The Company’s Amended and Restated Bylaws provide that it shall indemnify its directors and officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Company’s Amended and Restated Bylaws, a “director” or “officer” includes any person (a) who is or was a director or officer of the Company, (b) who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation. The Company’s Amended and Restated Bylaws also contain provisions expressing the intent that these bylaws provide indemnity in excess of that expressly permitted by Section 317 of the California Code to indemnify each of its employees and agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Company’s Amended and Restated Bylaws, an “employee” or “agent” (other than a director or officer), includes any person who (a) is or was an employee or agent of the Company, (b) is or was serving at the Company’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) was an employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

The Company’s Amended and Restated Bylaws further provide that it may advance expenses incurred in defending any proceeding for which indemnification is required or permitted, following authorization thereof by the board of directors, prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay that amount if it shall be determined ultimately that the indemnified person is not entitled to be indemnified as authorized by its Amended and Restated Bylaws. The indemnification provided for in the Company’s Amended and Restated Bylaws for acts, omissions or transactions while acting in the capacity of, or while serving as, a director or officer of the Company but not involving a breach of duty to the Company and its shareholders will not be deemed exclusive of any other rights those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in its Restated Articles of Incorporation.

In addition, the Company has entered into indemnification agreements with each of its directors and officers which provide for indemnification to the fullest extent permitted under applicable law.

Item 21. Exhibits and Financial Statement Schedules.

a)    Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b)    Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and are incorporated herein by reference.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

2.1†	Merger Agreement, dated February 4, 2022, between Registrant and Nano Precision Medical, Inc.	8-K	001-36747	2.1	February 8, 2022
2.2	Waiver of Available Cash Requirement to the Merger Agreement dated June 15, 2022					X
3.1	Restated Articles of Incorporation of the Registrant as amended	S-1	333-198073	3.1	August 12, 2014
3.2	Amendment to Restated Articles of Incorporation of the Registrant	S-4	333-264959	3.2	May 13, 2022
3.3	Second Amendment to Restated Articles of Incorporation of the Registrant	8-K	001-36747	3.1	January 3, 2020
3.4	Amended and Restated Bylaws of the Registrant, as currently in effect	S-1	333-198073	3.2	August 12, 2014
4.1	Form of the Registrant’s common stock certificate	S-1	333-198073	4.1	August 12, 2014
4.2	Form of Warrant Agreement and Form of Warrant Certificate	S-1	333-215463	4.4	January 9, 2017
4.3	Form of Amendment No. 1 to Warrant Agreement	8-K	001-36747	99.2	February 22, 2019
5.1	Opinion of Venable LLP regarding the validity of the securities					X
8.1	Opinion of Venable LLP regarding tax matters					X
10.1#	Form of Indemnification Agreement between Registrant and each of its directors and officers	S-1	333-198073	10.1	August 12, 2014
10.2#	2003 Equity Incentive Plan	S-1	333-198073	10.2	August 12, 2014
10.3#	2003 Form of Employee Option Agreement	S-1	333-198073	10.3	August 12, 2014
10.4#	2011 Equity Incentive Plan, as amended	DEF 14A	001-36747	Appendix A	April 15, 2016
10.5#	2011 Form of Employee Option Agreement	S-1	333-198073	10.5	August 12, 2014
10.6	Sub-Sublease for Multiple Tenants, dated January 7, 2021, between Registrant and Triscenic Production Services, Inc.	8-K	001-36747	10.1	January 27, 2021
10.7	Cost Reimbursement Consortium Research Agreement between Registrant and Doheny Eye Institute	S-1	333-198073	10.12	August 12, 2014
10.8#	Second Sight Medical Product, Inc. 2015 Employee Stock Purchase Plan	DEF 14A	001-36747	Appendix A	April 16, 2015
10.9	Form of Securities Purchase Agreement, dated March 23, 2021, between Registrant and purchasers	8-K	001-36747	10.1	March 26, 2021
10.10	Registration Rights Agreement, dated March 23, 2021, between Registrant and purchasers	8-K	001-36747	10.2	March 26, 2021
10.11	Placement Agency Agreement, dated March 23, 2021, between Registrant and ThinkEquity LLC	8-K	001-36747	10.3	March 26, 2021
10.12	Termination Agreement, dated March 23, 2021, between Registrant and Hudson Bay Capital Management	8-K	001-36747	10.4	March 26, 2021
10.13	Form of Lock Up Agreement	8-K	001-36747	10.1	June 28, 2021
10.14	SAFE Agreement, dated February 4, 2022, between Registrant and Nano Precision Medical, Inc.	8-K	001-36747	10.1	February 8, 2022
10.15	Form of Lock Up Agreement	S-4	333-264959	10.15	May 13, 2022
21.1	List of Subsidiaries of the Registrant	S-1	333-198073	21.1	August 12, 2014

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

23.1	Consent of BPM LLP, Independent Registered Public Accounting Firm to the Registrant					X
23.2	Consent of Gumbiner Savett, Independent Public Accounting Firm to the Registrant					X
23.3	Consent of BPM LLP, Independent Registered Public Accounting Firm to Nano Precision Medical, Inc.					X
23.4	Consent of Venable LLP (included in Exhibit 5.1 hereto and incorporated herein by reference)					X
23.5	Consent of Venable LLP (included in Exhibit 8.1 hereto and incorporated herein by reference)					X
24.1	Power of Attorney (included on the signature to the initial filing of this Registration Statement on Form S-4)	S-4	333-264959	24.1	May 13, 2022
99.1	Form of Proxy Card of Second Sight Medical Products, Inc.					X
99.2	Consent of Adam Mendelsohn	S-4	333-264959	99.2	May 13, 2022
101.INS	XBRL Instance Document					X
101.SCH	XBRL Taxonomy Extension Schema Document					X
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document					X
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document					X
101.LAB	XBRL Taxonomy Extension Label Linkbase Document					X
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document					X
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)					X
107	Filing Fee Table	S-4	333-264959	107	May 13, 2022
#	Indicates a management contract or compensatory plan, contract, or arrangement.
†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished as a supplement to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sylmar, California, on June 16, 2022.

Second Sight Medical Products, Inc.
(Registrant)

By:	/s/ Scott Dunbar
Scott Dunbar Acting Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Dunbar	Acting Chief Executive Officer	June 16, 2022
Scott Dunbar	(Principal Executive Officer)

/s/ Edward Sedo	Acting Chief Accounting Officer	June 16, 2022
Edward Sedo	(Principal Financial and Accounting Officer)

*	Chairman of the Board	June 16, 2022
Gregg Williams

*	Director	June 16, 2022
Dean Baker

*	Director	June 16, 2022
Alexandra Larson

*	Director	June 16, 2022
Jonathan Will McGuire

*	Director	June 16, 2022
Aaron Mendelsohn

*	Director	June 16, 2022
Matthew Pfeffer

* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to the Registration Statement on Form S-4 on behalf of the above-indicated members of the registrant’s board of directors pursuant to the power of attorney executed by such directors and previously filed on behalf of the registrant.

*By:	/s/ Scott Dunbar
Scott Dunbar
(Attorney-in-fact)